UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Rice Acquisition Corp.
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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED JULY 2, 2021

RICE ACQUISITION CORP.
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106

To the Stockholders of Rice Acquisition Corp.:

You are cordially invited to attend the special meeting (the “Special Meeting”) of the stockholders of Rice Acquisition Corp. (“RAC,” “we,” “our” or “us”), which will be held via live webcast at         a.m., Eastern Time, on         , 2021.

On April 7, 2021, RAC entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”) by and among RAC, Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company (the “Aria Equityholder Representative”), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company (“Archaea Seller”), and Archaea Energy II LLC, a Delaware limited liability company (“Archaea II” and, together with Archaea Seller, “Archaea”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). The consummation of the Aria Merger is conditioned on the consummation of the Archaea Merger and vice versa. You are being asked to vote on the Business Combinations and related matters.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to Aria Holders is expected to be approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration will consist of both cash consideration and consideration in the form of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock, par value $0.0001 per share, of RAC (“Class B Common Stock”). The cash component of the Aria Closing Merger Consideration will be an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the Aria Closing Merger Consideration will consist of 23.0 million Class A units of RAC Opco and 23.0 million shares of Class B Common Stock.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to Archaea Holders is expected to be approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration will consist of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock at a value of $10.00 per share.

Following the closing of the Business Combinations (the “Closing”), we will retain our “up-C” structure, whereby all of the equity interests in Aria and Archaea (together, the “Companies”) will be held by RAC Buyer, all of the equity interests in RAC Buyer will be held by RAC Intermediate, all of the equity interests in RAC Intermediate will be held by RAC Opco and RAC’s only assets will be its equity interests in RAC Opco. Following the Closing, RAC will be renamed Archaea Energy Inc. (the “Combined Company”).

The Class A Common Stock, par value $0.0001 per share, of RAC (“Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”) and warrants exercisable for Class A Common Stock are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “RICE” and “RICE WS,” respectively. Certain shares of Class A Common Stock and certain warrants currently trade as units (the “Units”), each of which consists of one share of Class A Common Stock and one-half of one redeemable warrant. The Units are listed on the NYSE under the symbol “RICE U.” The Units will automatically separate into their component securities upon consummation of the Business Combinations and, as a result, will no longer trade as an independent security. We intend to apply to continue the listing of the Class A Common Stock and the warrants on the NYSE under the symbols “LFG” and “LFG WS,” respectively, upon the Closing. References herein to “Class B Common Stock,” “Class A Common Stock” and “Common Stock” are to those of RAC (prior to the Closing) or the Combined Company (upon and after the Closing).

In connection with the Closing, RAC, RAC Buyer, RAC Opco, Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain other individuals affiliated with the Companies will enter into a stockholders agreement (the “Stockholders Agreement”), a copy of the form of which is attached to the accompanying proxy statement as Annex C, which provides that, among other things, (i) the board of directors of the Combined Company (the “Combined Company Board”) is expected to initially consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations are consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor shall also have the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated.

Concurrently with the execution of the Business Combination Agreements, on April 7, 2021, RAC entered into subscription agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of 30.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $300.0 million, on the terms and subject to the conditions set forth therein (the “PIPE Investment”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combinations.

At the Special Meeting, RAC stockholders will be asked to consider and vote upon a proposal to approve the Aria Merger, the Archaea Merger and related matters. In particular, you will be asked to consider and vote on the following proposals:

•        Proposal No. 1(a):    A proposal (the “Aria Business Combination Proposal”) to approve and adopt the Aria Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the Aria Merger.

•        Proposal No. 1(b):    A proposal (the “Archaea Business Combination Proposal” and, together with the Aria Business Combination Proposal, the “Business Combination Proposal”) to approve and adopt the Archaea Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex B, and approve the Archaea Merger.

•        Proposal No. 2:    A proposal (the “NYSE Proposal”) to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable NYSE listing rules, the issuance by RAC of Common Stock in the Business Combinations and the PIPE Investment in an amount equal to 20% or more of the amount of RAC’s issued and outstanding shares of Common Stock immediately prior to such issuance.

•        Proposal No. 3:    A proposal to approve and adopt, assuming the Business Combination Proposal and the NYSE Proposal are approved and adopted, the Amended and Restated Certificate of Incorporation of the Combined Company (the “Combined Company Charter”), a copy of the form of which is attached to the accompanying proxy statement as Annex D (the “Charter Proposal”), which, if approved, would take effect upon the Closing.

In addition to the approval of the Combined Company Charter, the stockholders are also separately being presented with the following proposals (the “Governance Proposals”), for approval on a non-binding advisory basis, in accordance with the Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Combined Company Charter:

–       Proposal No. 3(a):    A proposal to increase the total number of authorized shares of all classes of capital stock to         shares, consisting of (i)         shares of Class A Common Stock, (ii)         shares of Class B Common Stock and (iii)         shares of preferred stock, par value $0.0001 per share.

–       Proposal No. 3(b):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless the Combined Company consents in writing to the selection of an alternative forum.

–       Proposal No. 3(c):    A proposal to remove provisions in RAC’s current Amended and Restated Certificate of Incorporation (the “Existing Charter”) related to our status as a blank check company that will no longer apply upon the consummation of the Business Combinations.

•        Proposal No. 4:    A proposal (the “Director Election Proposal”) for holders of Class B Common Stock to elect, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, seven directors to serve staggered terms on the board of directors of the Combined Company until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified.

•        Proposal No. 5:    A proposal (the “Incentive Plan Proposal”) to approve and adopt, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, the Archaea Energy Inc. 2021 Incentive Plan (the “2021 Plan”), a copy of the form of which is attached to this proxy statement as Annex F.

•        Proposal No. 6:    A proposal (the “Adjournment Proposal”) to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal.

Each of these proposals is more fully described in the accompanying proxy statement, which we urge you to read carefully in its entirety, including the annexes and accompanying financial statements of RAC, Aria and Archaea.

After careful consideration, the board of directors of RAC (the “Board”) has unanimously approved the Business Combination Agreements and the Business Combinations contemplated thereby and determined that each of the Business Combination Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal is in the best interests of RAC and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

Because Archaea is currently majority-owned and controlled by Rice Investment Group (an affiliate of RAC and the Sponsor), RAC created a special committee, composed of the independent directors of RAC (the “Special Committee”), to negotiate the Business Combinations. The Business Combinations were unanimously recommended to the Board by the Special Committee and were approved by the Board based on the Special Committee’s unanimous recommendation. In considering the recommendation of our Board and the Special Committee to vote for the Proposals, stockholders should be aware that aside from their interests as stockholders, our Sponsor, Archaea, and certain members of our Board and officers, and certain Archaea officers have interests in the Business Combinations that may be different from, or in addition to, those of other stockholders generally. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combinations,” “Risk Factors” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Prior to our initial business combination, only holders of Class B Common Stock will have the right to vote on the election of directors. With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by applicable law or stock exchange rule, holders of Class A Common Stock and holders of Class B Common Stock vote together as a single class, with each share entitling the holder to one vote.

Approval of the Aria Merger Proposal and approval of the Archaea Merger Proposal each requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock not held by affiliates or associates of Rice Investment Group. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock. Approval of the NYSE Proposal, the Governance Proposals, the Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present. The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the outstanding shares of Class B Common Stock cast by RAC stockholders present in person or by proxy at the virtual Special Meeting and entitled to vote thereon.

The Sponsor, Atlas Point Energy Infrastructure Fund, LLC and certain of our officers and directors entered into a letter agreement at the time of RAC’s initial public offering (the “IPO”), pursuant to which they agreed to vote any shares of capital stock of RAC owned by them in favor of the Business Combination Proposal and to waive their right to have their stock redeemed by RAC. As of the date hereof, such stockholders own approximately 20% of the total outstanding shares of Common Stock.

Pursuant to the Existing Charter, we are providing our Public Stockholders (as defined below) with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed for cash upon the Closing (the “Redemption Rights”). Our “Public Stockholders” are holders of shares of Class A Common Stock included as part of the Units sold in the IPO and shares of Class A Common Stock issued to the Sponsor prior to the IPO (such shares, the “Public Shares”), whether such shares were purchased in the IPO or in the secondary market following the IPO and whether or not such holders are affiliates of the Sponsor. Holders of our outstanding warrants do not have redemption rights in connection with the Business Combinations. You will be entitled to receive cash for any shares of Class A Common Stock to be redeemed only if you:

(i)     (a) hold shares of Class A Common Stock or (b) hold Units and you elect to separate your Units into the underlying shares of Class A Common Stock and warrants prior to exercising your Redemption Rights with respect to the shares of Class A Common Stock; and

(ii)    prior to         , Eastern Time, on         , 2021 (two business days prior to the vote at the Special Meeting), (A) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that we redeem your shares of Class A Common Stock for cash and (B) deliver your shares of Class A Common Stock to the Transfer Agent.

Public Stockholders may elect to redeem all or a portion of their shares of Class A Common Stock, whether they vote “FOR” the Business Combination Proposal or not. If the Business Combinations are not consummated, the Class A Common Stock will not be redeemed for cash. If the Business Combinations are consummated and a Public Stockholder properly exercises its right to redeem its shares of Class A Common Stock and timely delivers its shares to the Transfer Agent, we will redeem each share of Class A Common Stock for a per-share price, payable in cash, equal to the aggregate amount then on deposit in RAC’s trust account that holds proceeds of the IPO (the

“Trust Account”), calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of RAC, divided by the number of then-outstanding shares of Class A Common Stock and Class A units of RAC Opco (other than those held by RAC). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per share. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed shares of Class A Common Stock for cash and will no longer own such shares. Any request to redeem shares of Class A Common Stock, once made, may be withdrawn at any time until the deadline for requesting to exercise Redemption Rights and thereafter, with our consent, until the Closing. Furthermore, if a holder of shares of Class A Common Stock delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that RAC instruct the Transfer Agent to return the certificate. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for requesting to exercise Redemption Rights. See the section entitled “Special Meeting of RAC Stockholders — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your shares of Class A Common Stock for cash.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Each redemption of shares of Class A Common Stock by Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $237.3 million as of March 31, 2021 and which RAC intends to use for the purposes of consummating the Business Combinations within the time period described in the accompanying proxy statement and to pay deferred underwriting commissions to the underwriters of the IPO. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. The conditions to closing in the Aria Merger Agreement and the Archaea Merger Agreement are for the sole benefit of the parties to the respective Business Combination Agreements and may be waived by such parties. If, as a result of redemptions of Class A Common Stock by the Public Stockholders, these conditions are not met (or not waived), then RAC or the Companies (as applicable) may elect not to consummate the Aria Merger or the Archaea Merger (as applicable). Based on the amount of $237.3 million in the Trust Account as of March 31, 2021, and taking into account the anticipated gross proceeds of approximately $300.0 million from the PIPE Investment, all 23.7 million shares of our currently outstanding Class A Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the $150.0 million minimum cash closing conditions contained in the Business Combination Agreements. In addition, in no event will RAC consummate the Business Combinations if the redemption of Class A Common Stock would result in our failure to have net tangible assets in excess of $5.0 million.

All RAC stockholders are cordially invited to virtually attend the Special Meeting, and we are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (or any adjournments or postponements thereof). Whether or not you plan to attend the Special Meeting, we urge you to read the accompanying proxy statement carefully and submit your proxy to vote on the Business Combinations and proposals contained therein. Please pay particular attention to the section entitled “Risk Factors” beginning on page 35 of the accompanying proxy statement.

Only holders of record of shares of Common Stock at the close of business on         , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at         .

Your vote is important regardless of the number of shares you own. To ensure your representation at the Special Meeting, whether you plan to virtually attend the Special Meeting or not, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker or bank.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Aria Merger Proposal, the Archaea Merger Proposal and the Charter Proposal, but will have no effect on the outcome of any other proposal in the accompanying proxy statement.

On behalf of our board of directors, I would like to thank you for your support of Rice Acquisition Corp. and look forward to a successful completion of the Business Combinations.

Sincerely,
/s/
Daniel Joseph Rice, IV
Chief Executive Officer and Director

                      , 2021

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (i) IF YOU HOLD SHARES OF CLASS A COMMON STOCK THROUGH THE UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING CLASS A COMMON STOCK AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (ii) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR SHARES OF CLASS A COMMON STOCK BE REDEEMED FOR CASH AND (iii) DELIVER YOUR SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATIONS ARE NOT CONSUMMATED, THEN THE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF RAC STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Business Combination Agreements or the transactions contemplated thereby or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated         , 2021 and is first being mailed to RAC stockholders on or about         , 2021.

RICE ACQUISITION CORP.
102 East Main Street, Second Story
Carnegie, Pennsylvania

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS OF
RICE ACQUISITION CORP.

To Be Held on               , 2021

To the Stockholders of Rice Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of stockholders of Rice Acquisition Corp., a Delaware corporation (“RAC,” “we,” “our” or “us”), will be held via live webcast at               a.m., Eastern Time, on               , 2021.

Due to the public health and travel concerns related to the coronavirus (COVID-19) pandemic that our stockholders may continue to have, we have determined to hold the Special Meeting virtually. You will not be able to physically attend the Special Meeting. To attend and participate in the Special Meeting, you will need to visit the virtual meeting website at                (the “Meeting Website”) and enter the control number found on your proxy card. If you are a beneficial owner of shares held in street name and wish to attend the Special Meeting, you will need to follow the instructions on your voting instruction form to receive a legal proxy from your bank or broker, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to               . Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting should contact               at the above e-mail address no later than               , 2021 to obtain this information. Only one stockholder per control number can access the Meeting Website. You may vote and submit questions while attending the Special Meeting by following the instructions available on the Meeting Website at the time of the Special Meeting. On the date of the Special Meeting, online access to the Special Meeting will open at                a.m., Eastern Time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Special Meeting at                a.m., Eastern time. We encourage you to log-in 15 minutes prior to the start time of the Special Meeting. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call                for assistance.

On April 7, 2021, RAC entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”) by and among RAC, Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company (the “Aria Equityholder Representative”), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company (“Archaea Seller”), and Archaea Energy II LLC, a Delaware limited liability company (“Archaea II” and, together with Archaea Seller, “Archaea”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). The consummation of the Aria Merger is conditioned on the consummation of the Archaea Merger and vice versa. Following the Closing, RAC will be renamed Archaea Energy Inc. (the “Combined Company”).

Concurrently with the execution of the Business Combination Agreements, on April 7, 2021, RAC entered into subscription agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of 30.0 million newly issued shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), for an aggregate purchase price of $300.0 million, on the terms and subject to the conditions set forth therein (the “PIPE Investment”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combinations.

At the Special Meeting, you will be asked to consider and vote on the following proposals:

•        Proposal No. 1(a):    A proposal (the “Aria Business Combination Proposal”) to approve and adopt the Aria Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the Aria Merger.

•        Proposal No. 1(b):    A proposal (the “Archaea Business Combination Proposal” and, together with the Aria Business Combination Proposal, the “Business Combination Proposal”) to approve and adopt the Archaea Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex B, and approve the Archaea Merger.

•        Proposal No. 2:    A proposal (the “NYSE Proposal”) to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable New York Stock Exchange (“NYSE”) listing rules, the issuance by RAC of Class A Common Stock and Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), in the Business Combinations and the PIPE Investment in an amount equal to 20% or more of the amount of RAC’s issued and outstanding shares of Common Stock immediately prior to such issuance.

•        Proposal No. 3:    A proposal to approve and adopt, assuming the Business Combination Proposal and the NYSE Proposal are approved and adopted, the Amended and Restated Certificate of Incorporation of the Combined Company (the “Combined Company Charter”), a copy of the form of which is attached to the accompanying proxy statement as Annex D (the “Charter Proposal”), which, if approved, would take effect upon the Closing.

In addition to the approval of the Combined Company Charter, the stockholders are also separately being presented with the following proposals (the “Governance Proposals”), for approval on a non-binding advisory basis, in accordance with the Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Combined Company Charter:

-        Proposal No. 3(a):    A proposal to increase the total number of authorized shares of all classes of capital stock to         shares, consisting of (i)         shares of Class A Common Stock, (ii)         shares of Class B Common Stock and (iii)         shares of preferred stock, par value $0.0001 per share.

-        Proposal No. 3(b):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless the Combined Company consents in writing to the selection of an alternative forum.

-        Proposal No. 3(c):    A proposal to remove provisions in RAC’s current Amended and Restated Certificate of Incorporation (the “Existing Charter”) related to our status as a blank check company that will no longer apply upon the consummation of the Business Combinations.

•        Proposal No. 4:    A proposal (the “Director Election Proposal”) for holders of Class B Common Stock to elect, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, seven directors to serve staggered terms on the Combined Company Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified.

•        Proposal No. 5:    A proposal (the “Incentive Plan Proposal”) to approve and adopt, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, the Archaea Energy Inc. 2021 Incentive Plan (the “2021 Plan”), a copy of the form of which is attached to this proxy statement as Annex F.

•        Proposal No. 6:    A proposal (the “Adjournment Proposal”) to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal.

Each of these proposals is more fully described in the accompanying proxy statement, which we urge you to read carefully in its entirety, including the annexes and accompanying financial statements of RAC, Aria and Archaea.

After careful consideration, the board of directors of RAC (the “Board”) has unanimously approved the Business Combination Agreements and the Business Combinations contemplated thereby and determined that each of the Business Combination Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal is in the best interests of RAC and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

Because Archaea is currently majority-owned and controlled by Rice Investment Group (an affiliate of RAC and the Sponsor), RAC created a special committee, composed of the independent directors of RAC (the “Special Committee”), to negotiate the Business Combinations. The Business Combinations were unanimously recommended to the Board by the Special Committee and were approved by the Board based on the Special Committee’s unanimous recommendation. In considering the recommendation of our Board and the Special Committee to vote for the Proposals, stockholders should be aware that aside from their interests as stockholders, our Sponsor, Archaea, certain members of our Board and officers, and certain Archaea officers have interests in the Business Combinations that may be different from, or in addition to, those of other stockholders generally. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combinations,” “Risk Factors” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Prior to our initial business combination, only holders of Class B Common Stock will have the right to vote on the election of directors. With respect to any other matter submitted to a vote of our stockholders, including any vote in connection with our initial business combination, except as required by applicable law or stock exchange rule, holders of Class A Common Stock and holders of Class B Common Stock vote together as a single class, with each share entitling the holder to one vote.

Approval of the Aria Merger Proposal and approval of the Archaea Merger Proposal each requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock. Approval of the NYSE Proposal, the Governance Proposals, the Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present. The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the outstanding shares of Class B Common Stock cast by RAC stockholders present in person (which would include presence at the virtual Special Meeting) or by proxy at the virtual Special Meeting and entitled to vote thereon.

Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Atlas Point Energy Infrastructure Fund, LLC and certain of our officers and directors entered into a letter agreement at the time of RAC’s initial public offering (the “IPO”), pursuant to which they agreed to vote any shares of capital stock of RAC owned by them in favor of the Business Combination Proposal and to waive their right to have their stock redeemed by RAC. As of the date hereof, such stockholders own approximately 20% of the total outstanding shares of Common Stock.

Pursuant to the Existing Charter, we are providing our Public Stockholders (as defined below) with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed for cash upon the Closing (the “Redemption Rights”). Our “Public Stockholders” are holders of shares of Class A Common Stock included as part of the Units sold in the IPO and shares of Class A Common Stock issued to the Sponsor prior to the IPO (such shares, the “Public Shares”), whether such shares were purchased in the IPO or in the secondary market following the IPO and whether or not such holders are affiliates of the Sponsor. Holders of our outstanding warrants do not have redemption rights in connection with the Business Combinations. You will be entitled to receive cash for any shares of Class A Common Stock to be redeemed only if you:

(i)     (a) hold shares of Class A Common Stock or (b) hold Units and you elect to separate your Units into the underlying shares of Class A Common Stock and warrants prior to exercising your Redemption Rights with respect to the shares of Class A Common Stock; and

(ii)    prior to         , Eastern Time, on         , 2021 (two business days prior to the vote at the Special Meeting), (A) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that we redeem your shares of Class A Common Stock for cash and (B) deliver your shares of Class A Common Stock to the Transfer Agent.

Public Stockholders may elect to redeem all or a portion of their shares of Class A Common Stock, whether they vote “FOR” the Business Combination Proposal or not. If the Business Combinations are not consummated, the Class A Common Stock will not be redeemed for cash. If the Business Combinations are consummated and a Public Stockholder properly exercises its right to redeem its shares of Class A Common Stock and timely delivers its shares to the Transfer Agent, we will redeem each share of Class A Common Stock for a per-share price, payable in cash, equal to the aggregate amount then on deposit in RAC’s trust account that holds proceeds of the IPO (the “Trust Account”), calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of RAC, divided by the number of then-outstanding shares of Class A Common Stock and Class A units of RAC Opco (other than those held by RAC). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per share. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed shares of Class A Common Stock for cash and will no longer own such shares. Any request to redeem shares of Class A Common Stock, once made, may be withdrawn at any time until the deadline for requesting to exercise Redemption Rights and thereafter, with our consent, until the Closing. Furthermore, if a holder of shares of Class A Common Stock delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that RAC instruct the Transfer Agent to return the certificate. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for requesting to exercise Redemption Rights. See the section entitled “Special Meeting of RAC Stockholders — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your shares of Class A Common Stock for cash.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Each redemption of shares of Class A Common Stock by Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $237.3 million as of March 31, 2021 and which RAC intends to use for the purposes of consummating the Business Combinations within the time period described in the accompanying proxy statement and to pay deferred underwriting commissions to the underwriters of the IPO. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. The conditions to closing in the Aria Merger Agreement and the Archaea Merger Agreement are for the sole benefit of the parties to the respective Business Combination Agreements and may be waived by such parties. If, as a result of redemptions of Class A Common Stock by the Public Stockholders, these conditions are not met (or not waived), then RAC or Aria may elect not to consummate the Aria Merger and RAC or Archaea may elect not to consummate the Archaea Merger. Based on the amount of $237.3 million in the Trust Account as of March 31, 2021, and taking into account the anticipated gross proceeds of approximately $300.0 million from the PIPE Investment, all 23.7 million shares of our currently outstanding Class A Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the $150.0 million minimum cash closing conditions contained in the Business Combination Agreements. In addition, in no event will RAC consummate the Business Combinations if the redemption of Class A Common Stock would result in our failure to have net tangible assets in excess of $5.0 million.

Only holders of record of shares of Common Stock at the close of business on         , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at the Meeting Website.

If you have any questions or need assistance voting your shares of Common Stock, please contact D.F. King & Co., Inc., our proxy solicitor, by calling (866) 864-7964, or banks and brokers may call collect at (212) 269-5550, or by emailing RICE@dfking.com.

By Order of the Board of Directors,
/s/
Daniel Joseph Rice, IV
Chief Executive Officer and Director

              , 2021

i

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION DATED JULY 2, 2021

PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS OF
RICE ACQUISITION CORP.

Rice Acquisition Corp. is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by its board of directors for use at the Special Meeting to be held on               , 2021, and at any adjournments or postponements thereof. This proxy statement provides our stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

This proxy statement is dated         , 2021 and is first being mailed to our stockholders on or about         , 2021.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement:

•        “Archaea” refers to Archaea II and Archaea Seller and their respective subsidiaries, collectively, except as the context otherwise requires.

•        “Archaea Holders” refers to the members of Archaea immediately prior to the Closing.

•        “Archaea Merger” refers to the transactions contemplated by the Archaea Merger Agreement.

•        “Archaea Merger Agreement” refers to the Business Combination Agreement, dated April 7, 2021 (as amended, supplemented or otherwise modified from time to time), by and among RAC, RAC Opco, LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company (“Archaea Seller”), and Archaea Energy II LLC, a Delaware limited liability company (“Archaea II”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein, a copy of which is attached hereto as Annex B.

•        “Aria” refers to Aria Energy LLC, a Delaware limited liability company and the Aria Subsidiaries, except as the context otherwise requires.

•        “Aria Equityholder Representative” refers to Aria Renewable Energy Systems LLC, a Delaware limited liability company.

•        “Aria Holders” refers to the members of Aria immediately prior to the Closing.

•        “Aria Merger” refers to the transactions contemplated by the Aria Merger Agreement.

•        “Aria Merger Agreement” refers to the Business Combination Agreement, dated as of April 7, 2021 (as amended, supplemented or otherwise modified from time to time), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of LFG Buyer Co, LLC (“Aria Merger Sub”), Aria and the Aria Equityholder Representative, pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein, a copy of which is attached hereto as Annex A.

•        “Aria Subsidiaries” refers to (a) the direct and indirect subsidiaries of Aria and (b) Mavrix, LLC, Sunshine Gas Producers, L.L.C., and RNG Moovers, LLC, but, for the avoidance of doubt, shall exclude LES Project Holdings, LLC and its subsidiaries.

•        “Atlas” refers to Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company.

•        “Board” refers to the board of directors of RAC.

•        “Business Combination Agreements” refer to the Aria Merger Agreement and the Archaea Merger Agreement.

•        “Business Combinations” refers to the transactions contemplated by the Business Combination Agreements.

•        “Class A Common Stock” refers to the Class A Common Stock, par value $0.0001 per share, of RAC (or after the Closing, of the Combined Company).

•        “Class B Common Stock” refers to the Class B Common Stock, par value $0.0001 per share, of RAC (or after the Closing, of the Combined Company).

•        “Closing” refers to the consummation of the Business Combinations.

•        “Closing Date” refers to the date on which the Closing occurs.

•        “Combined Company” refers to RAC and its subsidiaries, including the Companies, following consummation of the Business Combinations.

•        “Common Stock” refers collectively to the Class A Common Stock and the Class B Common Stock.

•        “Companies” refers to Archaea, Archaea Seller and Aria, individually or collectively as the context requires.

•        “Existing Bylaws” refers to RAC’s Bylaws.

•        “Existing Charter” refers to RAC’s Amended and Restated Certificate of Incorporation.

•        “Forward Purchase Agreement” refers to Forward Purchase Agreement, dated as of September 30, 2020, by and among RAC, RAC Opco, the Sponsor and Atlas, as amended by an Amendment to Forward Purchase Agreement, dated April 7, 2021, which provides that Atlas shall purchase a total of $20.0 million of Forward Purchase Securities in a private placement that will close simultaneously with the closing of RAC’s initial business combination.

•        “Forward Purchase Securities” refer to either the Forward Purchase Units valued at $10.00 per unit or Forward Purchase Shares valued at $9.67 per share, which may be issued at RAC’s discretion pursuant to the Forward Purchase Agreement.

•        “Forward Purchase Shares” refer to shares of Class A Common Stock that may be issued pursuant to the Forward Purchase Agreement.

•        “Forward Purchase Units” are to the units, consisting of one share of Class A Common Stock and one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share), that may be issued pursuant to the Forward Purchase Agreement;

•        “Founder Shares” refer to the Class B units of RAC Opco initially issued in a private placement to the Sponsor prior to the IPO (or the Class A units of RAC Opco into which such Class B units will convert) and a corresponding number of shares of Class B Common Stock.

•        “Initial Stockholders” refer to holders of the Founder Shares and Sponsor Shares prior to the IPO, including Atlas.

•        “IPO” refers to RAC’s initial public offering, which was consummated on October 26, 2020.

•        “Combined Company Board” refers to the board of directors of the Combined Company.

•        “Combined Company Bylaws” refers to the Bylaws of the Combined Company, a copy of the form of which is attached hereto as Annex E.

•        “Combined Company Charter” refers to the Amended and Restated Certificate of Incorporation of the Combined Company, a copy of the form of which is attached hereto as Annex D.

•        “NYSE” refers to the New York Stock Exchange

•        “Private Placement Warrants” refer to the warrants issued to the Sponsor and Atlas in private placements simultaneously with the closing of the IPO.

•        “Public Shares” refer to shares of Class A Common Stock included as part of the Units sold in the IPO and shares of Class A Common Stock issued to the Sponsor prior to the IPO.

•        “Public Stockholders” refer to holders of Public Shares, whether such shares were purchased in the IPO or in the secondary market following the IPO and whether or not such holders are affiliates of the Sponsor.

•        “Public Warrants” refer to the warrants sold as part of the Units in the IPO (whether they are purchased in the IPO or thereafter in the open market).

•        “RAC” refers to Rice Acquisition Corp., a Delaware corporation.

•        “RAC Opco” refers to Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC.

•        “RAC Opco A&R LLC Agreement” refers to the Second Amended And Restated Limited Liability Company Agreement of RAC Opco, a copy of which is attached hereto as Annex G.

•        “SEC” refers to the United States Securities and Exchange Commission.

•        “Securities Act” refers to the Securities Act of 1933, as amended.

•        “Special Meeting” refers to the special meeting in lieu of the 2021 annual meeting of the stockholders of RAC that is the subject of this proxy statement.

•        “Sponsor” refers to Rice Acquisition Sponsor LLC, a Delaware limited liability company.

•        “Sponsor Shares” refer to the 100 Class A units of RAC Opco and corresponding number of shares of our non-economic Class B Common Stock (which together will be exchangeable into shares of Class A Common Stock after our initial business combination on a one-for-one basis) and the 2,500 shares of our Class A Common Stock purchased by our sponsor in a private placement prior to this offering; and

•        “Unit” refers to a unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant.

•        “Warrants” refer to the Private Placement Warrants and the Public Warrants.

•        “we,” “us” and “our” refer to (i) RAC and its subsidiaries prior to the consummation of the Business Combinations and (ii) the Combined Company and its subsidiaries at and after the consummation of the Business Combinations.

In addition, the following is a glossary of key industry terms used herein:

•        “bcf” refers to billion cubic feet.

•        “bcf/d” refers to billion cubic feet per day.

•        “Btu” refers to British thermal units.

•        “CARB” refers to the California Air Resource Board.

•        “CNG” refers to compressed natural gas.

•        “CI” refers to carbon intensity.

•        “D3” refers to cellulosic biofuel with a 60% GHG reduction requirement.

•        “EHS” refers to environment, health and safety.

•        “EPA” refers to the U.S. Environmental Protection Agency.

•        “Environmental Attributes” refer to federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

•        “ERCOT” refers to the Electric Reliability Council of Texas.

•        “EV” refers to equivalence value, which represents a given biofuel’s energy content relative to ethanol.

•        “FERC” refers to the U.S. Federal Energy Regulatory Commission.

•        “GHG” refers to greenhouse gases.

•        “GSAs” refers to general security agreements.

•        “ISOs” refers to Independent System Operators.

•        “LCFS” refers to Low Carbon Fuel Standard.

•        “LFG” refers to landfill gas.

•        “LNG” refers to liquefied natural gas.

•        “MBR” refers to market-based rates.

•        “MMBtu” refers to millions of Btu.

•        “MMcf/d” refers to millions of cubic feet per day.

•        “MW” refers to megawatts.

•        “MWh” refers to megawatt hours.

•        “PPAs” refers to power purchase agreements.

•        “QFs” refers to qualifying small power production facilities under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, as amended

•        “RECs” refers to Renewable Energy Credits.

•        “RFS” refers to the EPA’s Renewable Fuel Standard.

•        “RINs” refers to Renewable Identification Numbers.

•        “RNG” refers to renewable natural gas.

•        “RPS” refers to Renewable Portfolio Standards.

•        “RTOs” refers to Regional Transmission Organizations.

•        “RVOs” refers to renewable volume obligations.

•        “SCFM” refers to standard cubic feet per minute.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this proxy statement that are not purely historical are forward-looking statements. These forward-looking statements include statements about the parties’ ability to close the Business Combinations, the anticipated benefits of the Business Combinations, and the financial conditions, results of operations, earnings, outlook and prospects of RAC and the Companies, and may include statements for the period following the consummation of the Business Combinations. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this proxy statement are based on the current expectations of the management of RAC and the Companies and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of any such statement. There can be no assurance that future developments will be those that have been anticipated. The forward-looking statements contained in this proxy statement involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors” and the following:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combinations, and RAC’s inability to complete the Business Combinations, including as a result of the failure to obtain approval of the stockholders of RAC or failure to satisfy the other conditions to closing in the Business Combination Agreements;

•        the outcome of any legal proceedings that may be instituted against RAC following the announcement and consummation of the Business Combinations;

•        the risks and costs associated with ongoing or future litigation;

•        the risk that the Business Combinations disrupt current plans and operations of the Companies or their subsidiaries as a result of the announcement and consummation of the Business Combinations;

•        the ability to recognize the anticipated benefits of the Business Combinations, which may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably and retain its management and key employees;

•        costs related to the Business Combinations and related transactions;

•        the Combined Company’s ability to raise financing in the future;

•        the Combined Company’s ability to develop and operate new projects;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        delays in acquisition, financing, construction and development of new projects;

•        the length of development cycles for new projects, including the design and construction processes for the Combined Company’s projects;

•        the Combined Company’s ability to identify suitable locations for new projects;

•        the Combined Company’s dependence on landfill operators;

•        existing regulations and changes to regulations and policies that affect the Combined Company’s operations;

•        a decline in public acceptance and support of renewable energy development and projects;

•        the sustained demand for renewable energy;

•        impacts of climate change, changing weather patterns and conditions and natural disasters;

•        the possibility that COVID-19 may hinder RAC’s ability to consummate the Business Combinations or may adversely affect the results of operations, financial position and cash flows of RAC or the Combined Company;

•        the ability to secure necessary governmental and regulatory approvals; and

•        RAC’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combinations.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of RAC or the Companies prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained in this proxy statement. Accordingly, you should not place undue reliance on these forward-looking statements in deciding how to vote your shares on the proposals set forth in this proxy statement.

Except to the extent required by applicable law or regulation, RAC and the Companies undertake no obligation to update the forward-looking statements contained herein to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Summary Term Sheet

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Business Combination and the Special Meeting” and “Summary of the Proxy Statement,” summarize certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting.

•        RAC is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding RAC, see the section entitled “Information About RAC.”

•        There are currently 23,727,500 shares of Class A Common Stock, 5,931,350 shares of Class B Common Stock, 11,862,500 Public Warrants and 6,771,000 Private Placement Warrants issued and outstanding. There are currently no shares of RAC preferred stock issued and outstanding. Each Unit issued in the IPO consisted of one share of Class A Common Stock and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock or, in certain circumstances, one Class A unit of RAC Opco (and corresponding share of Class B Common Stock). The Warrants will become exercisable upon the later of 30 days after the completion of RAC’s initial business combination and 12 months from the closing of the IPO, and they expire five years after the completion of our initial business combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, RAC may redeem the outstanding Public Warrants for cash at a price of $0.01 per warrant, if the last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day before the notice of redemption is sent to the warrantholders. The Private Placement Warrants, however, are non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. For more information, please see “Description of Securities.”

•        Aria owns and operates a portfolio of operational landfill gas (“LFG”) assets and an inventory of greenfield LFG-to-renewable natural gas (“RNG”) projects and electric-to-RNG conversion opportunities. Archaea owns and operates an inventory of LFG-to-RNG projects, focusing on low-cost carbon sequestration and negative-carbon LFG-to-green hydrogen development projects currently in the design stage. For more information regarding Aria and Archaea, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aria,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Archaea” and “Information about the Combined Company.”

•        On April 7, 2021, Aria and Archaea each entered into separate, cross-conditioned Business Combination Agreements with RAC, the terms of which are described in this proxy statement, and which are attached hereto as Annex A and Annex B.

–       Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to the Aria Holders is expected to be approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration will consist of both cash consideration and consideration in the form of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock. The cash component of the Aria Closing Merger Consideration will be an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the Aria Closing Merger Consideration will consist of 23.0 million Class A units of RAC Opco and 23.0 million shares of Class B Common Stock.

–       Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders is expected to be approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration will consist of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock at a value of $10.00 per share.

–       Unless waived by the parties to the Business Combination Agreements, and subject to applicable law, the consummation of the Business Combinations are subject to a number of conditions set forth in the Business Combination Agreements, including, among other things, (i) expiration or termination of all applicable waiting periods under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the redemption of the shares of Public Stockholders exercising their Redemption Rights, (iv) RAC stockholder approval of the Business Combination Proposal, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the FERC of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act of 1935 (the “Federal Power Act”). The statutory HSR waiting period expired on May 28, 2021 at 11:59 p.m. Eastern Time and FERC issued an order authorizing the Business Combinations on June 14, 2021. In addition, the parties have the right to not consummate the Business Combinations in the event RAC does not have a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Business Combinations and any borrowings to occur on the Closing Date. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa. For more information about conditions to the consummation of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreements — Conditions to the Closing of the Business Combinations.”

–       Each Business Combination Agreement may be terminated at any time prior to the Closing upon agreement of the parties thereto or in specified circumstances pursuant to the terms contemplated thereby. For more information about the termination rights under each Business Combination Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Termination.”

–       The proposed Business Combinations involve numerous risks. For more information about these risks, please read the section entitled “Risk Factors.”

•        Concurrently with the execution of the Business Combination Agreements, on April 7, 2021, RAC entered into subscription agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of 30.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $300.0 million, on the terms and subject to the conditions set forth therein (the “PIPE Investment”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combinations. We may, prior to the Closing, enter into additional subscription agreements for the sale of Class A Common Stock on terms substantially identical to the Subscription Agreements and subject to a cap of 5 million shares of Class A Common Stock in the aggregate as set forth in the Business Combination Agreements (“Additional PIPE Investment”).

•        It is anticipated that, upon completion of the Business Combinations, assuming the Redemption Rights (defined below) are not exercised and there is no Additional PIPE Investment, (i) the Public Stockholders will own approximately 20% of the Combined Company, (ii) the PIPE Investors will own approximately 26% of the Combined Company, (iii) the Sponsor will own approximately 5% of the Combined Company, (iv) the Aria Holders will own approximately 20% of the Combined Company and (v) the Archaea Holders will own approximately 29% of the Combined Company. The foregoing ownership percentages reflect record ownership, not beneficial ownership for SEC reporting purposes. See “Beneficial Ownership of Securities” for the expected beneficial ownership of Common Stock immediately following the consummation of the Business Combinations. Additionally, following the date of closing of the Business

Combination, and subject to the approval of the 2021 Plan (defined below) by RAC stockholders at the Special Meeting, we expect to grant awards under the 2021 Plan. The awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable.

•        In connection with the Closing, RAC will enter into or adopt, among others, the following:

–       Combined Company Charter and Combined Company Bylaws.    RAC will amend and restate (i) subject to receipt of stockholder approval, the Existing Charter and adopt the Combined Company Charter (a form of which is attached hereto as Annex D) and (ii) the Existing Bylaws and adopt the Combined Company Bylaws (a form of which is attached hereto as Annex E). For more information about the Combined Company Charter and Combined Company Bylaws see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Combined Company Charter.”

–       RAC Opco A&R LLC Agreement.    The Sponsor, the Aria Holders (as defined in the RAC Opco A&R LLC Agreement) and the Archaea Holders (as defined in the RAC Opco A&R LLC Agreement) will enter into the RAC Opco A&R LLC Agreement (a form of which is attached hereto as Annex G), which, among other things, will restructure the capitalization of RAC Opco to authorize the issuance of the RAC Opco units pursuant to the terms of the Business Combination Agreements. For more information about the RAC Opco A&R LLC Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — RAC Opco A&R LLC Agreement.”

–       Stockholders Agreement.    RAC, RAC Buyer, RAC Opco, the Sponsor and certain other individuals affiliated with the Companies (the “Company Holders”) will enter into a stockholders agreement (the “Stockholders Agreement”), a copy of the form of which is attached this proxy statement as Annex C, which provides that, among other things, (i) the Combined Company Board is expected to initially consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations are consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor shall also have the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated. Additionally, pursuant to the terms of the Stockholders Agreement, the Company Holders (as defined in the Stockholders Agreement) will be granted certain customary registration rights. Also, the Aria Holders will be subject to a 180-day lock-up period on transferring their equity interests in RAC and RAC Opco, while the Archaea Holders will be subject to a to-be-determined lock-up period that will be no more favorable than the terms of the lock-up applicable to the Aria Holders. The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of Class A Common Stock as set forth in the Stockholders Agreement. For more information about the Stockholders Agreement, see section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”

•        Pursuant to the Existing Charter, in connection with the Business Combinations, the Public Stockholders may elect to have all or a portion of their shares of Class A Common Stock redeemed for cash upon the Closing (the “Redemption Rights”). If the Business Combinations are not consummated, the Class A Common Stock will not be redeemed for cash. If the Business Combinations are consummated and a Public Stockholder properly exercises its right to redeem its shares of Class A Common Stock and timely delivers its shares to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), RAC will redeem each share of Class A Common Stock for a per-share price, payable in cash, equal to the aggregate amount then on deposit in RAC’s trust account that holds proceeds of the IPO (the “Trust Account”), calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of RAC, divided by the number of then-outstanding shares of Class A Common Stock and Class A units of RAC Opco (other than those held by RAC). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per share. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed shares of Class A Common Stock for cash and will no longer own such shares and will not participate in the future growth of the Combined Company, if any. The Sponsor, Atlas and certain of our officers and directors entered into a letter agreement at the time of the IPO, pursuant to which they agreed to waive their right to have their stock redeemed by RAC. As of the date hereof, such stockholders own approximately 20% of the total outstanding shares of Common Stock. For more information about the Redemption Rights, please see the section entitled “Special Meeting of RAC Stockholders — Redemption Rights.”

•        Because Archaea is currently majority-owned and controlled by Rice Investment Group (an affiliate of RAC and the Sponsor), RAC created a special committee, composed of the independent directors of RAC (the “Special Committee”), to negotiate the Business Combinations. The Business Combinations were unanimously recommended to the Board by the Special Committee and were approved by the Board based on the Special Committee’s unanimous recommendation. The Board and the Special Committee considered various factors in determining whether to approve the Business Combination Agreements and the Business Combinations. For more information about RAC’s decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Special Committee’s Reasons for Approving the Business Combinations.”

•        At the Special Meeting, RAC stockholders will be asked to consider and vote on the following proposals (the “Proposals”):

–       Proposal No. 1(a):    A proposal (the “Aria Business Combination Proposal”) to approve and adopt the Aria Merger Agreement and approve the Aria Merger.

–       Proposal No. 1(b):    A proposal (the “Archaea Business Combination Proposal” and, together with the Aria Business Combination Proposal, the “Business Combination Proposal”) to approve and adopt the Archaea Merger Agreement and approve the Archaea Merger.

–       Proposal No. 2:    A proposal (the “NYSE Proposal”) to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable NYSE listing rules, the issuance by RAC of Common Stock in the Business Combinations and the PIPE Investment in an amount equal to 20% or more of the amount of RAC’s issued and outstanding shares of Common Stock immediately prior to such issuance.

–       Proposal No. 3:    A proposal (the “Charter Proposal”) to approve and adopt, assuming the Business Combination Proposal and the NYSE Proposal are approved and adopted, the Combined Company Charter, which, if approved, would take effect upon the Closing.

–       Proposal No. 3(a)-(c):    In addition to the approval of the Combined Company Charter, the stockholders are also separately being presented with proposals (the “Governance Proposals”), for approval on a non-binding advisory basis, in accordance with the Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Combined Company Charter.

–       Proposal No. 4:    A proposal (the “Director Election Proposal”) for holders of Class B Common Stock to elect, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, seven directors to serve staggered terms on the Combined Company Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified;

–       Proposal No. 5:    A proposal (the “Incentive Plan Proposal”) to approve and adopt, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, the Archaea Energy Inc. 2021 Incentive Plan (the “2021 Plan”), a copy of the form of which is attached to this proxy statement as Annex F.

–       Proposal No. 6: A proposal (the “Adjournment Proposal”) to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal.

For more information, see the sections entitled “Proposal No. 2 — The NYSE Proposal,” “Proposal No. 3 — The Charter Proposal and the Governance Proposals,” “Proposal No. 4  — The Director Election Proposal,” and “Proposal No. 5. — The Incentive Plan Proposal” and “Proposal No. 6 — The Adjournment Proposal.”

•        In considering the recommendation of the Board to vote “FOR” the Proposals, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, the Sponsor and certain members of the Board and officers have interests in the Business Combinations that are different from, or in addition to, the interests of our stockholders generally. The Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combinations and transaction agreements and in recommending to our stockholders that they vote “FOR” the Proposals, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combinations.”

Questions and Answers About the Business CombinationS
and the Special Meeting

The questions and answers below highlight only selected information from this proxy statement and only briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting, including with respect to the Business Combinations. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes, to fully understand the proposed Business Combinations and the voting procedures for the Special Meeting.

Questions and Answers About the Business Combinations

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why are RAC and the Companies proposing to enter into the Business Combinations?

A:     RAC is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In the course of RAC’s search for a business combination partner, RAC investigated the potential acquisition of many entities in various industries, including Aria and Archaea, and concluded that a business combination with the Companies was the best candidate for a business combination with RAC. For more details on RAC’s search for a business combination partner and the Board’s reasons for selecting the Companies as RAC’s business combination partners, see the section entitled “Proposal No. 1 — The Business Combinations — The Special Committee’s Reasons for Approving the Business Combinations” included in this proxy statement.

Q:     What is the purpose of this document?

A:     RAC is proposing to consummate a business combination with the Companies. RAC, the Companies and the other parties thereto have entered into the Business Combination Agreements, the terms of which are described in this proxy statement. You are being asked to consider and vote on the Business Combination Agreements and related matters, including the Proposals. You should read this proxy statement and its annexes carefully and in their entirety. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:     Are any of the Proposals required for the consummation of the Business Combination?

A:     Yes, the approval by RAC stockholders of the Aria Merger Proposal, the Archaea Merger Proposal, the NYSE Proposal and the Charter Proposal is necessary for the Business Combinations to be consummated.

Q:     When are the Business Combinations expected to occur?

A:     RAC currently expects to complete the Business Combinations in the third quarter of 2021. However, we cannot predict the actual date on which the Business Combinations will be completed, nor can the parties ensure that the Business Combinations will be completed, because completion is subject to closing conditions beyond the control of RAC.

Q:     What conditions must be satisfied to complete the Business Combinations?

A:     Unless waived by the parties to the Business Combination Agreements, and subject to applicable law, the consummation of the Business Combinations are subject to a number of conditions set forth in the Business Combination Agreements, including, among other things, (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the redemption of the shares of Public Stockholders exercising their Redemption Rights, (iv) RAC stockholder approval of the Business Combination Proposal, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the FERC of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act. The statutory HSR waiting period expired on May 28, 2021 at 11:59 p.m. Eastern Time and FERC issued an order authorizing the Business Combinations on June 14, 2021. In addition, the parties have the right to not consummate the Business Combinations in the event RAC does not have a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Business Combinations and any borrowings to occur on the Closing Date. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combinations?

A:     If the Business Combinations are consummated, the funds held in the Trust Account will be released to pay (i) a portion of RAC’s aggregate costs, fees and expenses in connection with the consummation of the Business Combinations, (ii) tax obligations and advisory fees and (iii) for any redemptions of any shares of Class A Common Stock. Any funds remaining in the Trust Account after such uses will be released to the Combined Company and utilized to fund working capital needs of the Combined Company. As of March 31, 2021, there was approximately $237.3 million in the Trust Account.

Q:     What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?

A:     The Public Stockholders may vote in favor of the Business Combinations and exercise their Redemption Rights. Accordingly, the Business Combinations may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. However, the consummation of the Business Combinations is conditioned upon, among other things, RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Business Combinations and any borrowings to occur on the Closing Date.

With fewer shares of Class A Common Stock and fewer Public Stockholders, the trading market for Class A Common Stock may be less liquid than the market for shares of Class A Common Stock was prior to consummation of the Business Combinations and RAC may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the Combined Company’s business will be reduced.

Q:     What happens if the Business Combinations are not consummated?

A:     If the Business Combinations are not consummated, RAC may seek another suitable business combination. In the absence of stockholder approval for a further extension, if RAC does not consummate the Business Combinations or another initial business combination by October 26, 2022, RAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the shares of Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock and Class A units of RAC Opco (other than those held by RAC) and (iii) as promptly as reasonably possible following such redemption, dissolve and liquidate. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if RAC fails to complete a business combination within the 24-month time period after consummation of the IPO. The Existing Charter does not provide any means to extend the October 26, 2022 deadline for completing an initial business combination.

Q:     Do any of RAC’s directors or officers or the Sponsor have interests that may conflict with the interests of RAC stockholders with respect to the Business Combinations?

A:     RAC’s directors and officers may have interests in the Business Combinations that are different from your interests as a stockholder. Following the Business Combinations, RAC’s directors, officers and affiliates (including the Sponsor) can earn a positive rate of return on their investment, even if other shareholders of RAC experience a negative rate of return on their investment. In the absence of stockholder approval for an extension, if RAC does not consummate the Business Combination or another an initial business combinations by October 26, 2022, RAC will be required to dissolve and liquidate and the Founder Shares held by the Sponsor, Atlas and RAC’s officers and directors will be of no value because they have agreed to waive any rights to liquidating distributions for any of their Founder Shares if we fail to complete our initial business combination within 24 months from the closing of the IPO (i.e., by October 26, 2022). The Existing Charter does not provide any means to extend the October 26, 2022 deadline for completing a business combination. Additionally, Archaea is currently majority-owned and controlled by Rice Investment Group (an affiliate of RAC and the Sponsor). The existence of these financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of RAC and its stockholders and what may be or have been best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals.

Please also see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combinations;” “Risk Factors — Risks Relating to RAC and the Business Combinations — Directors and officers of RAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combinations and approval of the other Proposals” for more information.

Q:     What voting interests will the Public Stockholders, the PIPE Investors, the Sponsor, the Aria Holders and the Archaea Holders hold in the Combined Company immediately after the consummation of the Business Combinations?

A:     We anticipate that, immediately upon completion of the Business Combinations, the voting interests in the Combined Company will be as set forth in the table below, assuming no Additional PIPE Investment, the Aria Holders and Archaea Holders do not purchase any shares of Class A Common Stock on the open market and no adjustments are made to the Archaea Closing Merger Consideration (including the currently expected approximately $15 million downward adjustment due to Archaea’s indebtedness):

	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
Public Stockholders	20%	3%
PIPE Investors	26%	32%
Sponsor(3)(4)	5%	7%
Aria Holders	20%	24%
Archaea Holders	29%	35%
Total	100%	100%

___________

(1)     Assumes that none of the Public Stockholders exercise their Redemption Rights.

(2)     Assumes that Public Stockholders holding 23.7 million shares of our currently outstanding Class A Common Stock exercise their Redemption Rights.

(3)     Does not include the 2,080,000 shares purchased in the PIPE Investment by certain members of the Rice family and by certain members of RAC management.

(4)     Does not include 20,820,000 shares to be held of record by Archaea Seller or 6,051,480 shares to be held of record by Shalennial Fund I, L.P. immediately after the Business Combinations, which shares are included under the holdings of Archaea Holders. Archaea Seller is majority-owned and controlled by Shalennial Fund I, L.P. Daniel Joseph Rice, IV is the sole managing member of Rice Investment Group UGP, LLC, which is the general partner of both (i) Shalennial GP I, L.P. (the general partner of Shalennial Fund I, L.P.) and (ii) Rice Investment Group, L.P. (the management company for Shalennial Fund I, L.P.). Mr. Rice is also a managing member of the Sponsor.

Q:     How will the Business Combination impact the shares of Common Stock outstanding thereafter?

A:     As a result of the Business Combinations and the consummation of the transactions contemplated thereby, including the PIPE Investment, the number of shares of Common Stock outstanding is expected to increase from 29,658,850 to approximately 117,358,850 shares of Common Stock (assuming that no shares of Class A Common Stock are redeemed). Additional shares of Common Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of Class A Common Stock upon the exercise of the Warrants after the consummation of Business Combinations. The issuance and sale of such shares in the public market could adversely impact the market price of the Common Stock, even if our business is doing well. Additionally, Public Stockholders may elect to redeem their Common Stock while maintaining their Warrants and the underlying shares of Common Stock that are issuable upon exercise of such warrants. As of June 15, 2021, the aggregate market value of the Warrants held by Public Stockholders was $64,769,250 (based on the closing sales price of the Warrants on June 15, 2021). Pursuant to the 2021 Plan, following the closing of the Business Combinations, we expect to grant awards under the 2021 Plan. The awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable.

Q:     Following the Business Combinations, will RAC’s securities continue to trade on a stock exchange?

A:     Yes. We intend to apply to continue the listing of the Combined Company’s Class A Common Stock and Warrants on the NYSE under the symbols “LFG” and “LFG WS,” respectively, upon the Closing. Our Units will automatically separate into the component securities upon consummation of the Business Combinations and, as a result, will no longer trade as a separate security following the Business Combinations.

Q:     How has the announcement of the Business Combinations affected the trading price of the Class A Common Stock?

A:     On April 7, 2021, the trading date before the public announcement of the Business Combinations, the closing price of the Class A Common Stock on the NYSE was $10.10 per share. On         , 2021, the trading date immediately prior to the date of this proxy statement, the closing price of the Class A Common Stock on the NYSE was $        .

Questions and Answers About the Special Meeting

Q:     When and where will the Special Meeting be held?

A:     The Special Meeting will take place on         , 2021 at         a.m., Eastern Time. We have determined to hold the Special Meeting virtually in light of the continued public health and travel concerns posed by the coronavirus (COVID-19). You will not be able to physically attend the Special Meeting.

To attend and participate in the Special Meeting, you will need to visit the virtual meeting website at                (the “Meeting Website”) and enter the control number found on your proxy card. If you are a beneficial owner of shares held in street name and wish to attend the Special Meeting, you will need to follow the instructions on your voting instruction form to receive a legal proxy from your bank or broker, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to         . Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting should contact               at the above email address no later than               , 2021 to obtain this information. Only one stockholder per control number can access the Meeting Website. You may vote and submit questions while attending the Special Meeting by following the instructions available on the Meeting Website at the time of the Special Meeting. On the date of the Special Meeting, online access to the Special Meeting will open at                a.m., Eastern Time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Special Meeting at                a.m., Eastern time. We encourage you to log-in 15 minutes prior to the start time of the Special Meeting. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call               for assistance.

Q:     What is being voted on at the Special Meeting?

A:     Below are the Proposals that RAC stockholders are being asked to vote on:

•        Proposal No. 1(a) (The Aria Business Combination Proposal):    A proposal to approve and adopt the Aria Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the Aria Merger.

•        Proposal No. 1(b) (The Archaea Business Combination Proposal):    A proposal to approve and adopt the Archaea Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex B, and approve the Archaea Merger.

•        Proposal No. 2 (The NYSE Proposal):    A proposal to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable NYSE listing rules, the issuance by RAC of Common Stock in the Business Combinations and the PIPE Investment in an amount equal to 20% or more of the amount of RAC’s issued and outstanding shares of Common Stock immediately prior to such issuance.

•        Proposal No. 3 (The Charter Proposal):    A proposal to approve and adopt, assuming the Business Combination Proposal and the NYSE Proposal are approved and adopted, the Combined Company Charter, a copy of the form of which is attached to the accompanying proxy statement as Annex D, which, if approved, would take effect upon the Closing.

In addition to the approval of the Combined Company Charter, the stockholders are also separately being presented with the following proposals, for approval on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Combined Company Charter:

–       Proposal No. 3(a) (Governance Proposal):    A proposal to increase the total number of authorized shares of all classes of capital stock to         shares, consisting of (i)         shares of Class A Common Stock, (ii)         shares of Class B Common Stock and (iii)         shares of preferred stock, par value $0.0001 per share.

–       Proposal No. 3(b) (Governance Proposal):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless the Combined Company consents in writing to the selection of an alternative forum.

–       Proposal No. 3(c) (Governance Proposal):    A proposal to remove provisions in the Existing Charter related to our status as a blank check company that will no longer apply upon the consummation of the Business Combinations.

•        Proposal No. 4 (The Director Election Proposal):    A proposal for holders of Class B Common Stock to elect, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, seven directors to serve staggered terms on the Combined Company Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified.

•        Proposal No. 5 (The Incentive Plan Proposal):    A proposal to approve and adopt, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, the 2021 Plan, a copy of the form of which is attached to this proxy statement as Annex F.

•        Proposal No. 6 (The Adjournment Proposal):    A proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal.

Q:     How does the Board recommend that I vote?

A:     The Board unanimously recommends that RAC stockholders vote “FOR” all of the Proposals.

Q:     Who may vote at the Special Meeting?

A:     Only holders of record of shares of Common Stock at the close of business on         , 2021 (the “Record Date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof.

Q:     How important is my vote?

A:     Your vote “FOR” each Proposal is very important, and you are encouraged to submit a proxy as soon as possible. The Business Combinations cannot be completed without, among other things, (i) approval of the Aria Merger Proposal and approval of the Archaea Merger Proposal by the holders of (a) a majority in voting power of the outstanding shares of Common Stock and (b) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group, (ii) approval of the Charter Proposal by the holders of a majority in voting power of the outstanding shares of Common Stock and (iii) approval of the NYSE Proposal by a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

Q:     What is the quorum requirement for the Special Meeting?

A:     In order for business to be conducted at the Special meeting, a quorum must be present.

A quorum at the Special Meeting requires the presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, represented in person (which would include presence at the virtual Special Meeting) or by proxy. On the Record Date, there were          shares of Common Stock outstanding and entitled to vote. Consequently,          shares of Common Stock must be present at the beginning of the Annual Meeting to constitute a quorum. Abstentions will be counted for purposes of determining whether there is a quorum at the Special Meeting. Broker non-votes will not be counted for purposes of determining whether there is a quorum at the Special Meeting (however, RAC does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, and each of the Proposals are considered non-routine). In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting.

The Sponsor, Atlas and certain of our officers and directors entered into a letter agreement at the time of the IPO pursuant to which they agreed to vote any shares of capital stock of RAC owned by them in favor of the Business Combination Proposal. As of the date hereof, such stockholders own approximately 20% of the total outstanding shares of Common Stock.

Q:     What vote is required to approve the Proposals?

A:     Approval of the Aria Merger Proposal and approval of the Archaea Merger Proposal each requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group.

Approval of the Charter Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock.

Approval of the NYSE Proposal, the Governance Proposals, the Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon.

The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the outstanding shares of Class B Common Stock cast by RAC stockholders present in person (which would include presence at the virtual Special Meeting) or by proxy at the virtual Special Meeting and entitled to vote thereon.

Q:     Do I have Redemption Rights?

A:     Pursuant to the Existing Charter, we are providing the Public Stockholders with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed for cash upon the Closing. Holders of our outstanding Warrants do not have redemption rights in connection with the Business Combinations. You will be entitled to receive cash for any shares of Class A Common Stock to be redeemed only if you are a Public Stockholder and (i) hold shares of Class A Common Stock or (ii) hold Units and you elect to separate your Units into the underlying shares of Class A Common Stock and Warrants prior to exercising your Redemption Rights with respect to the shares of Class A Common Stock.

To separate your Units into the underlying shares of Class A Common Stock and Warrants, (a) holders who hold their Units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the Units into the underlying shares of Class A Common Stock and Warrants and (b) holders who hold Units registered in their own name must contact the Transfer Agent directly and instruct it to do so.

Q:     Is there a limit on the number of shares I may redeem?

A:     Yes. A Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Q:     Is there a limit on the total number of shares that may be redeemed?

A:     Each redemption of shares of Class A Common Stock by Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $237.3 million as of March 31, 2021. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. The conditions to closing in the Aria Merger Agreement and the Archaea Merger Agreement are for the sole benefit of the parties to the respective Business Combination Agreements and may be waived by such parties. If, as a result of redemptions of Class A Common Stock by the Public Stockholders, these conditions are not met (or not waived), then RAC or the Companies (as applicable) may elect not to consummate the Aria Merger or the Archaea Merger (as applicable). Based on the amount of $237.3 million in the Trust Account as of March 31, 2021, and taking into account the anticipated gross proceeds of approximately $300.0 million from the PIPE Investment, all 23.7 million shares of our currently outstanding Class A Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the $150.0 million minimum cash closing conditions contained in the Business Combination Agreements.

In addition, in no event will RAC consummate the Business Combinations if the redemption of Class A Common Stock would result in our failure to have net tangible assets in excess of $5.0 million.

Q:     How do I exercise my Redemption Rights?

A:     In order to exercise your Redemption Rights, prior to         , Eastern Time, on         , 2021 (two business days prior to the vote at the Special Meeting), you must (i) if you hold Units, separate the underlying shares of Class A Common Stock and Warrants pursuant to the procedures outlined above, and (ii) tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention:
Email:

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. A Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the Special Meeting, or to deliver their shares to the Transfer Agent electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combinations are approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise Redemption Rights to tender their shares, as the need to deliver shares is a requirement to exercising Redemption Rights, regardless of the timing of when such delivery must be effectuated.

Q:     What are the material U.S. federal income tax consequences of exercising my Redemption Rights?

A:     The tax consequences of an exercise of Redemption Rights depend on your particular facts and circumstances. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations to Holders of Class A Common Stock Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your Redemption Rights.

Q:     Will how I vote on the Business Combination Proposal affect my ability to exercise Redemption Rights?

A:     No. Public Stockholders may elect to redeem all or a portion of their shares of Class A Common Stock whether you vote your shares of Common Stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other Proposal described by this proxy statement. As a result, the Business Combinations can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q:     Do I have appraisal rights in connection with the proposed Business Combinations?

A:     No. Neither our stockholders nor our warrantholders have appraisal rights in connection with the Business Combinations under the General Corporation Law of Delaware, as amended (the “DGCL”).

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement, including the annexes, and consider how the Business Combinations will affect you as an RAC stockholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:     How do I vote?

A:     The Special Meeting will be held via live webcast at        a.m., Eastern Time, on         , 2021. The Special Meeting can be accessed by visiting the Meeting Website at        , where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

If you are a holder of record of shares of Common Stock on the Record Date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” We do not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine and each of the Proposals to be presented at the Special Meeting are considered non-routine.

As a result, no broker will be permitted to vote your shares of Common Stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Aria Merger Proposal, the Archaea Merger Proposal and the Charter Proposal.

You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have the same effect as a vote “AGAINST” the Aria Merger Proposal, the Archaea Merger Proposal and the Charter Proposal and will have no effect on the Governance Proposals, the Director Election Proposal or the Adjournment Proposal. An abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the NYSE Proposal or the Incentive Plan Proposal, and a failure to vote will have no effect on the NYSE Proposal or the Incentive Plan Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     What happens if I sell my shares of Common Stock before the Special Meeting?

A:     The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combinations are expected to be completed. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares.

If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits) because you will no longer be able to deliver them for cancellation upon consummation of the Business Combinations.

Q:     If I am not going to attend the virtual Special Meeting online, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card so that it is received by prior to the vote at the Special Meeting or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to        , which must be received prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:     RAC is soliciting proxies on behalf of its Board. RAC will pay the cost of soliciting proxies for the Special Meeting. RAC has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Special Meeting, and RAC has agreed to pay D.F. King a fee of $        , plus disbursements, and will reimburse D.F. King for its reasonable out-of-pocket expenses and indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses. RAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact RAC’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 864-7964
Email: RICE@dfking.com

You may also obtain additional information about RAC from documents filed with the SEC by following the instructions in “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact the Transfer Agent:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention:
Email:

Summary of the Proxy Statement

This summary highlights selected information from this proxy statement and does not contain all of the information that may be important to you. To better understand the Proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire proxy statement carefully, including annexes and accompanying financial statements of RAC and the Companies, before voting on the Proposals. The Business Combination Agreements, which are attached as Annex A and Annex B to this proxy statement, are the legal documents that govern the Business Combinations. The Business Combination Agreements are also described in detail in this proxy statement in the section entitled “Proposal No. 1 — The Business Combinations Proposal — The Business Combination Agreements.”

Unless otherwise specified, all share calculations: (i) assume no exercise of Redemption Rights by the Public Stockholders; (ii) do not include of any shares of Class A Common Stock issuable upon the exercise of the Warrants or any shares to be issued pursuant to the 2021 Plan at or following the Closing; and (iii) an equity raise of approximately $300.0 million of gross proceeds from the PIPE Investment.

The Parties to the Business Combination

Rice Acquisition Corp.

RAC is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding RAC, see the section entitled “Information About RAC.”

There are currently 23,727,500 shares of Class A Common Stock, 5,931,350 shares of Class B Common Stock, 11,862,500 Public Warrants and 6,771,000 Private Placement Warrants issued and outstanding. There are currently no shares of RAC preferred stock issued and outstanding. Each Unit issued in the IPO consisted of one share of Class A Common Stock and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock or, in certain circumstances, one Class A unit of RAC Opco (and corresponding share of Class B Common Stock). The Warrants will become exercisable upon the later of 30 days after the completion of RAC’s initial business combination and 12 months from the closing of the IPO, and they expire five years after the completion of our initial business combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, RAC may redeem the outstanding Public Warrants for cash at a price of $0.01 per warrant, if the last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day before the notice of redemption is sent to the warrantholders. The Private Placement Warrants, however, are non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. For more information, please see “Description of Securities.”

The mailing address of RAC’s principal executive office is 102 East Main Street, Second Story, Carnegie, Pennsylvania, and the telephone number for such office is (713) 446-6259.

Aria Energy LLC

Aria Energy LLC and its subsidiaries provide baseload renewable energy to utilities and other customers across the U.S. Aria is a market leader in the North American LFG sector, having developed or constructed more than 50 projects over the last 30 years. Aria owns and/or operates a diversified portfolio of 25 owned and/or operated energy projects across 13 states, collectively representing 24,880 MMBtu/day of RNG and 115.7 MW of electric capacity. Aria produces and supplies approximately 38 million gallons of RNG annually to fueling stations across the United States. Aria is led by seasoned industry veterans and has over 90 highly skilled operating personnel across the U.S. with a strong safety and environmental track record.

Aria Renewable Energy Systems LLC, which owns approximately 94% of the economic interests in Aria, was formed in 2007 (originally operating as EIF-Enpower Renewable Energy Systems LLC), in connection with the investment by funds managed by Ares EIF Management, LLC, an affiliate of Ares Management Corporation (NYSE: ARES) (“Ares”), in Aria. With Ares’ experience and oversight, Aria has grown through both internal project development and the strategic consolidation of several of the largest and most experienced companies in the LFG to RNG space, including Landfill Energy Systems, Innovative Energy Systems, and Timberline Energy.

Archaea Energy LLC

Archaea was founded in November of 2018 and aims to partner with landfill owners to harness the power of their landfill gas. Archaea looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Archaea provides the Combined Company with a talented management team that brings extensive experience in the RNG industry, having helped design, build, and develop key gas processing systems utilized in the majority of the U.S. RNG facilities in operation today. Its experts have over 200 years of combined experience in project development, engineering, landfill operations and green gas energy. Archaea is currently majority-owned and controlled by Rice Investment Group, an affiliate of RAC and the Sponsor.

Summary of the Business Combination Agreements

On April 7, 2021, Aria and Archaea each entered into separate, cross-conditioned Business Combination Agreements with RAC, the terms of which are described in this proxy statement, and which are attached hereto as Annex A and Annex B.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to the Aria Holders is expected to be approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration will consist of both cash consideration and consideration in the form of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock. The cash component of the Aria Closing Merger Consideration will be an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the Aria Closing Merger Consideration will consist of 23.0 million Class A units of RAC Opco and 23.0 million shares of Class B Common Stock.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders is expected to be approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration will consist of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock at a value of $10.00 per share.

Unless waived by the parties to the Business Combination Agreements, and subject to applicable law, the consummation of the Business Combinations are subject to a number of conditions set forth in the Business Combination Agreements, including, among other things, (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the redemption of the shares of Public Stockholders exercising their Redemption Rights, (iv) RAC stockholder approval of the Business Combination Proposal, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the FERC of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act. The statutory HSR waiting period expired on May 28, 2021 at 11:59 p.m. Eastern Time and FERC issued an order authorizing the Business Combinations on June 14, 2021. In addition, the parties have the right to not consummate the Business Combinations in the event RAC does not have a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Business Combinations and any borrowings to occur on the Closing Date. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa. For more information about conditions to the consummation of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreements — Conditions to the Closing of the Business Combinations.”

Following the closing of the Business Combinations, we will retain our “up-C” structure, whereby all of the equity interests in the Companies will be held by RAC Buyer, all of the equity interests in RAC Buyer will be held by RAC Intermediate, all of the equity interests in RAC Intermediate will be held by RAC Opco and RAC’s only assets will be its equity interests in RAC Opco. Following the Closing, RAC will be renamed Archaea Energy Inc.

It is anticipated that, upon completion of the Business Combinations, assuming the Redemption Rights are not exercised and there is no Additional PIPE Investment, (i) the Public Stockholders will own approximately 20% of the Combined Company, (ii) the PIPE Investors will own approximately 26% of the Combined Company, (iii) the Sponsor will own approximately 5% of the Combined Company, (iv) the Aria Holders will own approximately 20% of the Combined Company and (v) the Archaea Holders will own approximately 29% of the Combined Company. The foregoing ownership percentages reflect record ownership, not beneficial ownership for SEC reporting purposes. See “Beneficial Ownership of Securities” for the expected beneficial ownership of Common Stock immediately following the consummation of the Business Combinations. Additionally, following the date of closing of the Business Combination, and subject to the approval of the 2021 Plan by RAC stockholders at the Special Meeting, we expect to grant awards under the 2021 Plan. The awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals are not currently determinable.

Each Business Combination Agreement may be terminated at any time prior to the Closing upon agreement of the parties thereto or in specified circumstances pursuant to the terms contemplated thereby. For more information about the termination rights under each Business Combination Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Termination.”

For additional information about the Business Combination Agreements and the Business Combinations and other transactions contemplated thereby, see the section entitled “Proposal No. 1 —The Business Combination Proposal.”

Related Agreements

Subscription Agreements

Concurrently with the execution of the Business Combination Agreements, on April 7, 2021, RAC entered into the Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of 30.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $300.0 million, on the terms and subject to the conditions set forth therein. Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combinations. Each of the Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) such date and time as either of the Business Combination Agreements is terminated in accordance with its terms without being consummated, (ii) upon the mutual written agreement of RAC, the Companies and the applicable PIPE Investor, (iii) if the closing of the PIPE Investment has not occurred by such date other than as a result of a breach of the applicable PIPE Investor’s obligations thereunder, upon 30 days after the Outside Date (as defined in the Aria Merger Agreement as in effect on the date of the Subscription Agreement), which date is (x) October 4, 2021, if the “Expiration Date” under the Debt Commitment Letter (as defined in the Aria Merger Agreement as in effect on the date of the Subscription Agreement)) has not been extended in accordance with its terms or (y) between October 5, 2021 and November 3, 2021, if the “Expiration Date” under the Debt Commitment Letter has been extended in accordance with its term and (iv) if any of the conditions to closing set forth in the Subscription Agreement that are not satisfied or waived, or are not capable of being satisfied, on or prior to the closing of the PIPE Investment and, as a result thereof, the transactions contemplated by the Subscription Agreements will not be and are not consummated.

Stockholders Agreement

In connection with the Closing, RAC, RAC Buyer, RAC Opco, the Sponsor and certain other individuals affiliated with the Companies will enter into the Stockholders Agreement, a copy of the form of which is attached to this proxy statement as Annex C, which provides that, among other things, (i) the Combined Company Board is expected to initially consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations are consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Board shall designate three Independent Directors to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor shall also have the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated.

Additionally, pursuant to the terms of the Stockholders Agreement, the Company Holders will be granted certain customary registration rights. Also, the Aria Holders will be subject to a 180-day lock-up period from the Closing Date (as defined in the Stockholders Agreement) on transferring their equity interests in RAC and RAC Opco, while the Archaea Holders will be subject to a to-be-determined lock-up period that will be no more favorable than the terms of the lock-up applicable to the Aria Holders. The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of Class A Common Stock as set forth in the Stockholders Agreement.

For more information about the Stockholders Agreement, see section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”

Combined Company Charter and Combined Company Bylaws

Upon the Closing, RAC will amend and restate (i) subject to receipt of stockholder approval, the Existing Charter and adopt the Combined Company Charter (a form of which is attached hereto as Annex D) and (ii) the Existing Bylaws and adopt the Combined Company Bylaws (a form of which is attached hereto as Annex E). For more information about the Combined Company Charter and Combined Company Bylaws see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Combined Company Charter.”

RAC Opco A&R LLC Agreement

The Sponsor, the Aria Holders (as defined in the RAC Opco A&R LLC Agreement) and the Archaea Holders (as defined in the RAC Opco A&R LLC Agreement) will enter into the RAC Opco A&R LLC Agreement (a form of which is attached hereto as Annex G), which, among other things, will restructure the capitalization of RAC Opco to authorize the issuance of the RAC Opco units pursuant to the terms of the Business Combination Agreements. For more information about the RAC Opco A&R LLC Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — RAC Opco A&R Operating Agreement.”

2021 Plan

The Board expects to approve and adopt the 2021 Plan, subject to stockholder approval. The purpose of the 2021 Plan is to enhance the Combined Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Combined Company by providing these individuals with equity ownership opportunities. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units and other stock or cash-based awards. For more information about the 2021 Plan, please see the section entitled “Proposal No. 5. — The Incentive Plan Proposal.”

Organizational Structure

The following diagram illustrates in simplified terms the current structure of RAC and the expected structure of the Combined Company upon the consummation of the Business Combinations:

Voting Power upon Closing

We anticipate that, immediately upon completion of the Business Combinations, the voting interests in the Combined Company will be as set forth in the table below, assuming no Additional PIPE Investment, the Aria Holders and Archaea Holders do not purchase any shares of Class A Common Stock on the open market and no adjustments are made to the Archaea Closing Merger Consideration (including the currently expected approximately $15 million downward adjustment due to Archaea’s indebtedness):

	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
Public Stockholders	20%	3%
PIPE Investors	26%	32%
Sponsor(3)(4)	5%	7%
Aria Holders	20%	24%
Archaea Holders	29%	35%
Total	100%	100%

____________

(1)      Assumes that none of the Public Stockholders exercise their Redemption Rights.

(2)      Assumes that Public Stockholders holding 23.7 million shares of our currently outstanding Class A Common Stock exercise their Redemption Rights (“Maximum Redemptions”).

(3)      Does not include the 2,080,000 shares purchased in the PIPE Investment by certain members of the Rice family and by certain members of RAC management.

(4)      Does not include 20,820,000 shares to be held of record by Archaea Seller or 6,051,480 shares to be held of record by Shalennial Fund I, L.P. immediately after the Business Combinations, which shares are included under the holdings of Archaea Holders. Archaea Seller is majority-owned and controlled by Shalennial Fund I, L.P. Daniel Joseph Rice, IV is the sole managing member of Rice Investment Group UGP, LLC, which is the general partner of both (i) Shalennial GP I, L.P. (the general partner of Shalennial Fund I, L.P.) and (ii) Rice Investment Group, L.P. (the management company for Shalennial Fund I, L.P.). Mr. Rice is also a managing member of the Sponsor.

The voting interests with respect to the Combined Company set forth above do not take into account Warrants to purchase Class A Common Stock that will remain outstanding immediately following the consummation of the Business Combinations, but do include the Founder Shares, which will convert into Class A Common Stock upon the consummation of the Business Combinations.

Accounting Treatment

In accordance with Accounting Standards Codification (“ASC”) 810, RAC Opco is considered a variable interest entity (“VIE”) where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

The Proposals to be Considered at the Special Meeting

The following is a summary of the proposals to be considered at the Special Meeting:

•        Proposal No. 1(a) (The Aria Business Combination Proposal):    A proposal to approve and adopt the Aria Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the Aria Merger. For additional information, see the “Proposal No. 1 — The Business Combination Proposal” section of this proxy statement.

•        Proposal No. 1(b) (The Archaea Business Combination Proposal):    A proposal to approve and adopt the Archaea Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex B, and approve the Archaea Merger. For additional information, see the “Proposal No. 1 — The Business Combination Proposal” section of this proxy statement.

•        Proposal No. 2 (The NYSE Proposal):    A proposal to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable NYSE listing rules, the issuance by RAC of Common Stock in the Business Combinations and the PIPE Investment in an amount equal to 20% or more of the amount of RAC’s issued and outstanding shares of Common Stock immediately prior to such issuance. For additional information, see the “Proposal No. 2 — The NYSE Proposal” section of this proxy statement.

•        Proposal No. 3 (The Charter Proposal):    A proposal to approve and adopt, assuming the Business Combination Proposal and the NYSE Proposal are approved and adopted, the Combined Company Charter, a copy of the form of which is attached to the accompanying proxy statement as Annex D, which, if approved, would take effect upon the Closing.

In addition to the approval of the Combined Company Charter, the stockholders are also separately being presented with the following proposals, to approve on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Combined Company Charter:

–       Proposal No. 3(a) (Governance Proposal):    A proposal to increase the total number of authorized shares of all classes of capital stock to         shares, consisting of (i)        shares of Class A Common Stock, (ii)         shares of Class B Common Stock and (iii)        shares of preferred stock, par value $0.0001 per share.

–       Proposal No. 3(b) (Governance Proposal):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), unless the Combined Company consents in writing to the selection of an alternative forum.

–       Proposal No. 3(c) (Governance Proposal):    A proposal to remove provisions in the Existing Charter related to our status as a blank check company that will no longer apply upon the consummation of the Business Combinations.

For additional information, see the “Proposal No. 3 — The Charter Proposal and the Governance Proposals” section of this proxy statement.

•        Proposal No. 4 (The Director Election Proposal):    A proposal for holders of Class B Common Stock to elect, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, seven directors to serve staggered terms on the Combined Company Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified. For additional information, see the “Proposal No. 4 — The Director Election Proposal” section of this proxy statement.

•        Proposal No. 5 (The Incentive Plan Proposal):    A proposal to approve and adopt, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, the 2021 Plan, a copy of the form of which is attached to this proxy statement as Annex F. For additional information, see the “Proposal No. 5 — The Incentive Plan Proposal” section of this proxy statement.

•        Proposal No. 6 (The Adjournment Proposal):    A proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal. For additional information, see the “Proposal No. 6 — The Adjournment Proposal” section of this proxy statement.

Date, Time and Place of the Special Meeting

The Special Meeting will be held virtually on         , 2021 at         a.m., Eastern Time, or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. You will not be able to physically attend the Special Meeting.

To attend and participate in the Special Meeting, you will need to visit the Meeting Website at                and enter the control number found on your proxy card. If you are a beneficial owner of shares held in street name and wish to attend the Special Meeting, you will need to follow the instructions on your voting instruction form to receive a legal proxy from your bank or broker, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to                . Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting should contact                at the above email address no later than               , 2021 to obtain this information. Only one stockholder per control number can access the Meeting Website.

Voting Power; Record Date

Only holders of record of shares of Common Stock at the close of business on         , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. Only holders of Class B Common Stock may vote on the Director Election Proposal. Warrants do not have voting rights.

Quorum and Required Vote for the Proposals

In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum at the Special Meeting requires the presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, represented in person (which would include presence at the virtual Special Meeting) or by proxy. On the Record Date, there were          shares of Common Stock outstanding and entitled to vote. Consequently,          shares of Common Stock must be present at the beginning of the Special Meeting to constitute a quorum. Abstentions will be counted for purposes of determining whether there is a quorum at the Special Meeting. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting.

The Sponsor, Atlas and certain of our officers and directors entered into a letter agreement at the time of the IPO pursuant to which they agreed to vote any shares of capital stock of RAC owned by them in favor of the Business Combination Proposal. As of the date hereof, such stockholders own approximately 20% of the total outstanding shares of Common Stock.

The following votes are required for each proposal at the Special Meeting:

•        The Business Combination Proposal:    Approval of the Aria Merger Proposal and approval of the Archaea Merger Proposal each requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group.

•        The NYSE Proposal:    Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

•        The Charter Proposal:    Approval of the Charter Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock.

•        The Governance Proposals:    Approval of each Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

•        The Director Election Proposal:    The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the outstanding shares of Class B Common Stock cast by RAC stockholders present in person (which would include presence at the virtual Special Meeting) or by proxy at the virtual Special Meeting and entitled to vote thereon.

•        The Incentive Plan Proposal:    Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

•        The Adjournment Proposal:    Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

With respect to each Proposal in this proxy statement (other than the Director Election Proposal), you may vote “FOR, ” “AGAINST” or “ABSTAIN.” With respect to the Director Election Proposal, holders of Class B Common Stock may vote “FOR” or “WITHHOLD” with respect to each nominee.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Aria Merger Proposal, the Archaea Merger Proposal and the Charter Proposal, but will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions (or in the case of the Director Election Proposal, “WITHHOLD” votes) will be counted in connection with the determination of whether a valid quorum is established, but their effect on the Proposals differ as follows: (i) an abstention will have the same effect as a vote “AGAINST” the Aria Merger Proposal, the Archaea Merger Proposal, the NYSE Proposal, the Charter Proposal and the Incentive Plan Proposal and (ii) an abstention or “WITHHOLD” vote will have no effect on the Governance Proposals, the Director Election Proposal or the Adjournment Proposal.

Recommendation to RAC Stockholders

The Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are in the best interest of RAC stockholders and unanimously recommends that our stockholders vote “FOR” each of the Proposals.

When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that aside from their interests as stockholders, our Sponsor, Archaea, certain members of our Board and officers, and certain Archaea officers have interests in the Business Combinations that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the Proposals.

Special Committee

Because Archaea is currently majority-owned and controlled by Rice Investment Group (an affiliate of RAC and the Sponsor), RAC created the Special Committee, which is composed of the independent directors of RAC, to negotiate the Business Combinations. The Business Combinations were unanimously recommended to the Board by the Special Committee and were approved by the Board based on the Special Committee’s unanimous recommendation.

RAC’s independent directors also own shares of Common Stock, the value of which may be affected by the Business Combinations.

Reasons for the Approval of the Business Combinations

We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both the Sponsor and the Board to identify and acquire one or more businesses in the broadly defined energy transition or sustainability arena, with a specific concentration on supply-side solutions and innovations that enable the economy to decarbonize in sectors that include renewable fuels, sustainable chemical production and feedstocks, carbon capture, utilization and storage technology and equipment, applications, infrastructure and technology focused on reducing the carbon intensity of fuels, energy production methods, and industrial processes.

The Board and the Special Committee considered the following positive factors, among others, which are not weighted or in any order of significance:

•        Target Industry.    Archaea’s and Aria’s management teams possess deep knowledge of the renewable natural gas industry, and the fact that Aria’s and Archaea’s business falls squarely within this particular area of expertise provides us with an opportunity to leverage such expertise in order to realize the investment potential from the Business Combinations.

•        Platform Supports Further Growth Initiatives.    Aria’s and Archaea’s existing platform supports the further penetration within its existing markets and customers, the addition of new customers and the entry into adjacent markets.

•        Valuation.    The Board and the Special Committee concluded that the aggregate consideration payable under the Business Combination Agreements reflects an attractive valuation relative to publicly listed companies with certain characteristics comparable to Aria and Archaea such as similar industry, end markets, and growth profiles. Taken together with Aria’s and Archaea’s strong performance, projected revenue growth rate, and projected profitability, along with the caliber of investors involved in the PIPE Investment, the Special Committee determined that the Business Combinations presented a compelling acquisition opportunity for us and our stockholders.

•        Opinion of the Special Committee’s Financial Advisor.    The Special Committee considered the financial analyses of Moelis, as reviewed and discussed with the Special Committee, as well as the opinion of Moelis to the effect that, as of April 7, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in Moelis’ written opinion, the aggregate consideration to be paid in the Business Combinations was fair, from a financial point of view, to us.

•        Due Diligence.    The Special Committee, with assistance from its advisors, conducted a due diligence review of Aria and Archaea and their respective businesses, including review of relevant documentation and discussions with each management team and the Special Committee’s and our financial, legal and other advisors.

•        Other Alternatives.    Having thoroughly reviewed the other potential business combination opportunities available to us, the Special Committee determined that the Business Combinations presented the most attractive business combination opportunity based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•        Negotiated Transaction.    The financial and other terms and conditions of the Business Combination Agreements and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s length negotiations among the Special Committee, RAC, Aria, and Archaea, and the Board believes that such terms are reasonable and fair to our stockholders.

For more information about our decision-making process, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Approval of the Business Combinations — The Special Committee’s Reasons for the Approval of the Business Combinations.”

Opinion of Moelis, the Financial Advisor to the Special Committee of RAC

RAC retained Moelis & Company LLC (“Moelis”) to act as financial advisor to the Special Committee in connection with the Business Combinations. At the meeting of the Special Committee on April 7, 2021 to evaluate and approve the Business Combination Agreements and the Business Combinations, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 7, 2021, addressed to the Special Committee as to the fairness, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, of the aggregate consideration to be paid in the Business Combinations by RAC.

The full text of Moelis’ written opinion, dated April 7, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex H to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the Business Combinations. Moelis’ opinion was limited solely to the fairness, from a financial point of view, to RAC of the aggregate consideration to be paid by RAC in the Business Combinations, and does not address RAC’s underlying business decision to effect the Business Combinations or the relative merits of the Business Combinations as compared to any alternative business strategies or transactions that might be available to RAC. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of RAC, Aria, Archaea or any other person should vote or act with respect to the Business Combinations or any other matter.

For a further discussion of Moelis’ opinion, see “Proposal No. 1 — The Business Combination Proposal — Opinion of the Special Committee’s Financial Advisor” beginning on page 133.

Redemption Rights

Pursuant to the Existing Charter, we are providing the Public Stockholders with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed for cash upon the Closing. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed shares of Class A Common Stock for cash and will no longer own such shares. A Public Stockholder may elect to redeem all or a portion of its shares of Class A Common Stock whether it votes its shares of Common Stock for or against, or whether it abstains from voting on, the Business Combination Proposal or any other Proposal described by this proxy statement.

If the Business Combinations are not consummated, the Class A Common Stock will not be redeemed for cash. If the Business Combinations are consummated and a Public Stockholder properly exercises its right to redeem its shares of Class A Common Stock and timely delivers its shares to the Transfer Agent, we will redeem each share of Class A Common Stock for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of RAC, divided by the number of then-outstanding shares of Class A Common Stock and Class A units of RAC Opco (other than those held by RAC). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per share.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

See the section entitled “Special Meeting of RAC Stockholders — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your shares of Class A Common Stock for cash.

For a discussion summarizing the material U.S. federal income tax consequences of an exercise of Redemption Rights, please see “Proposal No. 1 — The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations to Holders of Class A Common Stock Exercising Redemption Rights.”

Appraisal Rights

Neither our stockholders nor our warrantholders have appraisal rights in connection with the Business Combinations under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. RAC has engaged D.F. King to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual Special Meeting) if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of RAC Stockholders — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combinations

In considering the recommendation of the Board to vote in favor of the Business Combinations, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain members of the Board and officers have interests in the Business Combinations that are different from, or in addition to, the interests of our stockholders generally. The Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combinations and transaction agreements and in recommending to our stockholders that they vote “FOR” the Proposals, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things, the fact that if RAC does not consummate a business combination by October 26, 2022, RAC will be required to dissolve and liquidate and the securities held by the Sponsor will be of no value because the Sponsor has agreed to waive its rights to any liquidation distributions. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combinations.”

In considering the recommendation of our Board and the Special Committee to vote for the Proposals, stockholders should be aware that aside from their interests as stockholders, our Sponsor, Archaea, and certain members of our Board and officers, and certain Archaea officers have interests in the Business Combinations that may be different from, or in addition to, those of other stockholders generally. See the sections entitled “Risk Factors — Risks Relating to RAC and the Business Combinations — Directors and officers of RAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combinations and approval of the other Proposals” for more information and other risks.

Summary of Risk Factors

In evaluating the Business Combinations and the Proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors.” The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of RAC and the Companies to complete the Business Combinations, and (ii) the business, cash flows, financial condition and results of operations of the Companies prior to the consummation of the Business Combinations and the Combined Company following consummation of the Business Combinations.

Below is a summary of some of the principal risks related to the Business Combinations:

•        The occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreements or the termination of the Subscription Agreements.

•        The inability to recognize the anticipated benefits of the proposed Business Combinations, which may be affected by, among other things, the amount of cash available following any redemption of Public Shares by the RAC stockholders.

Below is a summary of some of the principal risks the Companies face:

•        Risks associated with the Combined Company’s identifying, acquiring, developing, operating and expanding LFG projects, as well as its ability to expand production at the Companies’ current projects.

•        Risks associated with new lines of business such as feedstocks other than LFG.

•        The potential for operating losses in the event variable costs rise, or market or other variable sales prices fall, unexpectedly.

•        Risks resulting from competition in the Combined Company’s industry.

•        Uncertainties surrounding LFG output and RNG production levels.

•        Risks associated with market, regulatory and policy trends that could reduce the demand for the Combined Company’s products and services or increase the Combined Company’s costs.

•        Risks arising from the Combined Companies’ contractual arrangements and reliance on contractual counterparties and other third party commercial partners.

•        Risks arising from the Combined Companies’ expected substantial indebtedness.

•        Risks associated with the interconnection and transmission facilities that the Combined Company will not own or control.

•        Risks associated with hazardous activities and materials, terrorist activities and natural disasters.

•        Risks associated with customer and geographic concentration.

•        Risks resulting from the fact that the Combined Company is expected to have limited control over management decisions at certain of its assets.

•        Risks associated with newly-constructed facilities.

•        Risks associated with hedging arrangements.

•        Risks resulting from the Companies’ history of accounting losses and potential for future losses.

•        Risks resulting from the Combined Companies’ reliance on key management.

•        Risks related to the Companies’ transition to public reporting requirements, including risks resulting from the certain material weaknesses in internal control over financial reporting identified by Archaea.

Risk Factors

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the annexes, financial statements and notes to the financial statements included herein, in evaluating the Business Combinations and the Proposals to be voted on at the Special Meeting. Certain of the following risk factors apply to the business and operations of RAC or the Companies and will also apply to the business and operations of the Combined Company following the completion of the Business Combinations. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combinations, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the Combined Company. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of the Companies and our business, financial condition and prospects following the completion of the Business Combinations. RAC or the Companies may face additional risks and uncertainties that are not presently known to us or the Companies, or that we or the Companies currently deem immaterial, which may also impair our, the Companies’ or the Combined Company’s business or financial condition.

Risks Related to the Business and Industry of the Combined Company

The following risk factors apply to the business and operations of the Companies and will also apply to the business and operations of the Combined Company following the completion of the Business Combinations.

Our commercial success depends on our ability to identify, acquire, develop and operate LFG projects, as well as our ability to expand production at our current projects.

Our business strategy includes growth primarily through the procurement of landfill gas rights to develop new LFG projects, the acquisition and expansion of existing LFG projects, or conversion of projects from electricity to RNG production. This strategy depends on our ability to successfully identify and evaluate acquisition opportunities and complete new projects or acquisitions on favorable terms. However, we cannot assure you that we will be able to successfully identify new landfill opportunities, acquire additional gas rights and develop new LFG projects, or consummate the acquisition of existing LFG projects, on favorable terms or at all. In addition, we will compete with other companies for these development and acquisition opportunities, which may increase our costs or cause us to refrain from making acquisitions at all. We also expect to achieve growth through the expansion of production at certain of our current projects as the related landfills are expanded or otherwise begin to produce more gas, but we cannot assure you that we will be able to reach or renew the necessary agreements with landfill owners on economically favorable terms or at all. If we are unable to successfully identify and consummate future project opportunities or acquisitions of existing projects, or expand electricity and renewable natural gas production at our current projects, it will impede our ability to execute our growth strategy. Further, we may also experience delays and cost overruns in converting existing facilities from electricity to RNG production. During the conversion of projects, there may be a gap in production and relating revenue while the electricity project is offline until it commences operation as an RNG facility, which adversely affects our financial condition and results of operations.

Our ability to acquire, develop and operate projects, as well as expand production at current projects, is subject to many risks, including:

•        regulatory changes that affect the value of RNG from Environmental Attributes, which could have a significant effect on the financial performance of our projects and the number of potential projects with attractive economics;

•        changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues and expenses;

•        changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines for delivery to third parties or increase the costs of processing RNG to allow for such deliveries;

•        changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the LFG resource that we currently target for our projects;

•        substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, including those related to engineering and environmental problems, inclement weather and labor disruptions;

•        operating risks and the effect of disruptions on our business, including the effects of global health crises such as COVID-19, weather conditions, catastrophic events such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events on us, our customers, suppliers, distributors and subcontractors;

•        accidents involving personal injury or the loss of life;

•        entering into markets where we have less experience, such as our projects for biogas recovery at livestock farms;

•        the ability to obtain financing for a project on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete projects and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•        failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

•        a decrease in the availability, pricing and timeliness of delivery of raw materials and components, necessary for the projects to function;

•        obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and U.S. federal governments as well as local and U.S. federal governmental organizations;

•        penalties, including potential termination, under short-term and long-term contracts for failing to deliver RNG in accordance with our contractual obligations;

•        unknown regulatory changes RNG which may increase the transportation cost for delivering under contracts in place;

•        the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power and gas sales; and

•        difficulties in identifying, obtaining and permitting suitable sites for new projects.

Any of these factors could prevent us from acquiring, developing, operating or expanding our projects, or otherwise adversely affect our business, financial condition and results of operations.

Acquiring existing projects involves numerous risks.

The acquisition of existing LFG projects and companies involves numerous risks, many of which may be indiscoverable through the due diligence process, including exposure to previously existing liabilities and unanticipated costs associated with the pre-acquisition period; difficulty in integrating the acquired projects into our existing business; and, if the projects are in new markets, the risks of entering markets where we have limited experience, less knowledge of differences in market terms for gas rights agreements and off-take agreements, and, for international projects, possible exposure to exchange-rate risk to the extent we need to finance development and operations of foreign projects to repatriate earnings generated by such projects. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such projects. A failure to achieve the financial returns we expect when we acquire LFG projects could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

Risks related to acquiring existing projects, include:

•        the purchase price we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

•        the acquired companies or assets may not improve our customer offerings or market position as planned;

•        we may have difficulty integrating the operations and personnel of the acquired companies;

•        key personnel and customers of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

•        we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•        we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

•        we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

•        our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

•        we may incur one-time write-offs or restructuring charges in connection with an acquisition;

•        we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•        we may not be able to realize the cost savings or other financial benefits we anticipated.

In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

The development, design and construction process for our renewable energy projects generally lasts from 24 to 36 months, on average. Prior to signing a development agreement, we typically conduct a preliminary audit of the site host’s needs and assess whether the site is commercially viable based on our expected return on investment, investment payback period, and other operating metrics, as well as the necessary permits to develop a project on that site. This extended development process requires the dedication of significant time and resources from our sales and management personnel, with no certainty of success or recovery of our expenses. A potential site host may go through the entire sales process and not accept our proposal. Further, upon commencement of operations, it typically takes 12 months or longer for the project to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our business plans include expanding from LFG projects into other types of feedstocks or transmission projects. Any such expansions of non-LFG projects or transmission projects may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

We currently operate primarily LFG projects that convert landfill gas into renewable electricity and RNG. However, we are actively developing projects that use anaerobic digesters to capture and convert emissions into low-carbon, RNG, electricity and green hydrogen, and may expand into additional feedstocks in the future. In addition, we are actively considering expansion into other lines of business, including carbon sequestration, renewable electricity for our projects from solar and the production of green hydrogen. These projects could expose us to increased operating costs, unforeseen liabilities or risks, and regulatory and environmental concerns associated with entering new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could have an adverse impact on our business as well as place us at a competitive disadvantage relative to more established non-LFG market participants.

Sequestering carbon dioxide is subject to numerous laws and regulations with uncertain permitting timelines and costs. We also intend to explore the production of green hydrogen sourced from a number of our projects’ RNG, and we may enter into long-term fixed price off-take contracts for green hydrogen that we may produce at our projects. We are actively evaluating the addition of hydrogen development at two of our RNG development projects in California that could come online as soon as 2023. We do not have an operating history in the green hydrogen market and our forward projections are based on uncertain operations in the future.

Some projects in which we might invest in the future may be subject to cost-of-service rate regulation, which would limit our potential revenue from such projects. If we invest, directly or indirectly, in an electric transmitting project that allows us to exercise transmission market power, FERC could require our affiliates with MBR power sales authority to implement mitigation measures as a condition of maintaining our or our affiliates’ MBR authority. FERC regulations limit using a transmission project for proprietary purposes, and we may be required to offer others (including competitors) open-access to our transmission asset, should we acquire one. Such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Other types of feedstock, specifically livestock waste and dairy farm projects, produce significantly less RNG than landfill facilities. As a result, the commercial viability of these projects is even more dependent on various factors and market forces outside of our control, like changes to law or regulations that could affect the value of our projects or the incentives available to them. In addition to these known factors, there are other factors currently unknown to us that may affect the commercial viability of other types of feedstock. As such, expansion into other types of feedstock could adversely affect our business, financial condition, and results of operations.

Our fixed-price contracts create the potential for operating losses in the event our variable costs rise unexpectedly.

Approximately 65% of our RNG volumes are contracted under long-term fixed price off-take agreements. We believe our fixed-price arrangements reduce our exposure to fluctuating energy and commodity prices. However, if our costs were to rise unexpectedly, the revenue under our fixed-price contracts would remain constant, which may result in operating losses.

Although approximately 65% of our RNG volumes are contracted under long-term fixed price off-take agreements, approximately 35% of our RNG volumes are contracted on a merchant pricing basis that exposes us to the risk of price fluctuations.

Contracting our RNG volumes on a merchant pricing basis allows us to capture the value of prevailing LCFS and RIN credits; however, the value of such Environmental Attributes has historically been volatile and remains difficult to forecast. Although we aim to cap our exposure to merchant pricing by covering our production with long-term fixed priced contracts, we may not be able to increase the amount of our production that is covered by such contracts or even maintain our historical percentages.

The price of RINs is driven by various market forces that are difficult to predict, including gasoline prices and the availability of renewable fuel from other renewable energy sources and conventional energy sources. We may be unable to manage the risk of volatility in RIN pricing for all or a portion of our revenues from RINs, which would expose us to the volatility of commodity prices with respect to all or the portion of RINs that we are unable to sell through forward contracts, including risks resulting from changes in regulations, general economic conditions and changes in the level of renewable energy generation. We expect to have quarterly variations in the revenues from the projects in which we generate revenue from the sale of RINs that we are unable to sell through forward contracts.

Further, the production of RINs significantly in excess of the RVOs set by the EPA for a calendar year could adversely affect the market price of RINs, particularly towards the end of the year, if refiners and other Obligated Parties have satisfied their RVOs for the year. A significant decline in the price of RINs and price of LCFS credits for a prolonged period could adversely affect our business, financial condition and results of operations, and could require us to take an impairment charge relating to one or more of our projects.

A prolonged environment of low prices or reduced demand for electricity or renewable natural gas could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

Long-term electricity and renewable natural gas prices may fluctuate substantially due to factors outside of our control. The price of electricity can vary significantly for many reasons, including increases and decreases in generation capacity in our markets; changes in power transmission or fuel transportation capacity constraints or inefficiencies; power supply disruptions; weather conditions; seasonal fluctuations; changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices; development of new fuels or new technologies for the production of power; federal and state regulations; and actions of the ISOs and RTOs that control and administer regional power markets.

If we are unable to renew or replace an off-take agreement for a project for which we continue to produce RNG, we would be subject to the risks associated with selling the RNG produced at that project at then-current market prices. We may be required to make such sales at a time when the market price for natural gas as a whole or in the region where that project is located, is depressed. If this were to occur, we would be subject to the volatility of gas prices and be unable to predict our revenues from such project, and the sales prices for such RNG may be lower than what we could sell the RNG for under an off-take agreement.

Further, the amount of power consumed by the electric utility industry is affected primarily by the overall demand for electricity, environmental and other governmental regulations and the price and availability of fuels such as nuclear, coal, natural gas and oil, as well as sources of renewable energy. A decline in prices for certain fuels or reduced government incentives for renewable energy sources could also make landfill gas less cost-competitive on an overall basis. Slow growth or a long-term reduction in overall demand for energy could have a material adverse effect on our business strategy and could, in turn, have a material adverse effect on our business, financial condition and results of operations.

A reduction in the prices we can obtain for our RECs could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

A significant portion of our power and gas revenues come from the sale of RECs, whether bundled in the price of our production or sold separately. RECs exist because of legal and governmental regulatory requirements, and a change in law or in governmental policies concerning renewable electricity, landfill gas or the sale of RECs could be expected to affect the market for, and the pricing of, the RECs that we can generate through production at our renewable energy projects. A reduction in the prices we receive for RECs, whether individually or as a portion of the price we receive for our power sales, or a reduction in demand for RECs could have a material adverse effect on our results of operations.

We face competition both on the prices we receive for our electricity and renewable natural gas and for rights to manage or develop LFG projects.

We face competition from both conventional and renewable energy companies in connection with the prices that we can obtain for the electricity and renewable natural gas that we produce and sell into energy markets at wholesale market prices. The prices that these energy companies can offer are dependent on a variety of factors, including their fuel sources, transmission costs, capacity factor, technological advances and their operations and management. If these companies are able to offer their energy at lower prices, this will reduce the prices we are able to obtain in these markets, which could have a material adverse effect on our results of operations. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to competing with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. In addition, the technologies that we use may be rendered obsolete or uneconomical by technological advances, more efficient and cost-effective processes or entirely different approaches developed by one or more of our competitors or others. Moreover, if the demand for renewable energy increases, new companies may enter the market, and the influx of added competition will pose an increased risk to us.

In the LFG industry, we believe our primary competitors are other LFG companies with existing projects and landfill owners that either operate their own LFG projects or may do so in the future. We compete with these companies to acquire landfill gas rights for development or existing LFG projects with projected stable cash flows, or in some cases to renew or extend existing gas rights or off-take agreements. Increased competition for such projects may increase the price we pay for gas rights, the acquisition costs for existing projects or the royalties we have to pay landfill owners, which may have a material adverse effect on our results of operations. We may also find ourselves competing more frequently with landfill owners to the extent they decide to develop their own LFG projects, which would also reduce the number of opportunities for us to develop new LFG projects.

Our renewable energy projects may not produce expected levels of output, and the amount of landfill gas actually produced at each of our projects will vary over time and, when a landfill closes, eventually decline.

Landfills contain organic material whose decomposition causes the generation of gas consisting primarily of methane, which LFG projects use to generate power or renewable natural gas, and carbon dioxide. See “Information about the Combined Company.” The estimation of landfill gas production volume is an inexact process and dependent on many site-specific conditions, including the estimated annual waste volume, composition of waste, regional climate and the capacity and construction of the landfill. Production levels are subject to a number of additional risks, including a failure or wearing out of our or our landfill operators’, customers’ or utilities’ equipment; an inability to find suitable replacement equipment or parts; less than expected supply or quality of the project’s source of biogas and faster than expected diminishment of such biogas supply; or volume disruption in our fuel supply collection system. As a result, the amount of landfill gas actually produced by the landfill sites from which our projects collect landfill gas or the volume of electricity or renewable natural gas generated from those sites may in the future vary from our initial estimates, and those variations may be material. In addition, we have in the past, and may in the future, incur material asset impairment charges if any of our renewable energy projects incurs operational issues that indicate our expected future cash flows from the project are less than the project’s carrying value. Any such impairment charge could adversely affect our operating results in the period in which the charge is recorded.

Generally the amount of gas produced at a landfill increases for up to three years after they stop collecting waste, at which time the gas volume begins to gradually decline. As of June 30, 2021, one of the landfills where our projects are located is a closed landfill. Of the remaining 32 landfills, one is currently expected to close within the next three years and another five are currently expected to close within the next ten years, based upon current permits which are eligible to receive extensions to accept waste for additional time periods. If we do not develop or acquire projects attached to open or expanding landfills, over time the total amount of landfill gas available to operate our projects would decline, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in order to maximize collection of landfill gas, we will need to take various measures, such as drilling additional gas wells in the landfill to increase landfill gas collection, balancing the pressure on the gas field based on the data collected by the landfill operator from the gas wells to ensure optimum landfill gas utilization and ensuring that we match availability of engines and related equipment to availability of landfill gas. There can be no guarantee that we will be able to take all necessary measures to maximize collection. In addition, the landfill gas available to our projects is dependent in part on the actions of other persons, such as landfill operators. We may not be able to ensure the responsible management of the landfill site by owners and operators, which may result in less than optimal gas generation or increase the likelihood of “hot spots” occurring. Hot spots can temporarily reduce the volume of gas which may be collected from a landfill site, resulting in a lower gas yield. Other events that can result in a reduction in landfill gas output include: extreme hot or cold temperatures or excessive rainfall; liquid levels within a landfill increasing; oxidation within a landfill, which can kill the anaerobic microbes that produce landfill gas; and the buildup of sludge. The occurrence of these or any other changes within any of the landfills where our projects operate could lead to a reduction in the amount of landfill gas being available to operate our projects, which could have a material adverse effect on our business, financial condition and results of operations.

Increased rates of recycling and legislation encouraging recycling, increased use of waste incineration, advances in waste disposal technology and decreases in the gross domestic product of the United States could decrease the availability or change the composition of waste for landfill gas.

The volume and composition of landfill gas produced at open landfill sites depends in part on the volume and composition of waste sent to such landfill sites, which could be affected by a number of factors. For example, increased rates of recycling or increased use of waste incineration could decrease the volume of waste sent to landfills, while organics diversion strategies such as composting can reduce the amount of organic waste from landfills. There have been numerous federal and state regulations and initiatives over the years that have led to higher levels of recycling of paper, glass, plastics, metal and other recyclables, and there are growing discussions at various levels of government about developing new strategies to minimize the negative environmental impacts of landfills and related emissions, including diversion of biodegradable waste from landfills. Although many recyclable materials other than paper do not decompose and therefore do not ultimately contribute to the amount of landfill gas produced at a landfill site, it is too early to conclude definitively what impact recycling and other similar efforts will have on the volume and proportion of biodegradable waste sent to landfill sites across the United States.

In addition, research and development activities are ongoing to provide alternative and more efficient technologies to dispose of waste, to produce by-products from waste and to produce energy, and an increasing amount of capital is being invested to find new approaches to waste disposal, waste treatment and energy generation.

It is possible that this deployment of capital may lead to advances which will adversely affect our sources of landfill gas or provide new or alternative methods of waste disposal or energy generation that become more accepted, or more attractive, than landfills.

Increased rates of recycling, legislation encouraging recycling, increased use of waste incineration, advancements in waste disposal technology, organics diversion, or an economic downturn in the United States, for any reason, could impact the volume and composition of waste produced in the United States and, as a consequence, the volume and composition of waste sent to landfill sites from which our projects collect landfill gas, which could adversely affect our business operations, prospects, financial condition and operational results.

We are dependent on contractual arrangements with, and the cooperation of, landfill site owners and operators for access to and operations on their sites.

We do not own any of the landfill sites from which our projects collect landfill gas or on which we operate and manage projects owned by landfill owners, and therefore we depend on contractual relationships with, and the cooperation of, the landfill site owners and operators for our operations. The invalidity of, or any default or termination under, any of our leases and licenses may interfere with our ability to use and operate all or a portion of certain of our project facilities, which may have an adverse impact on our business, financial condition and results of operations. We obtain gas rights to the landfills on which our projects operate, with some of these gas rights being evergreen and others having fixed terms. Excluding our O&M projects owned by third parties, the gas rights associated with our 23 projects that are not evergreen are due to expire at varying points over the next 24 years, with gas rights to six landfills due to expire by the end of 2031. See “Information about the Combined Company — Market Opportunity.” While we have historically been successful in renewing gas rights as they expire on favorable terms, we have sometimes had to pay increased royalty payments in connection with renewals of gas rights to reflect then-current market terms. We cannot guarantee that we will be able to renew any gas rights that expire in the future on commercial terms that are attractive to us or at all, and any failure to do so, or any other disruption in the relationship with any of the landfill operators from whose landfill sites our projects obtain landfill gas or for whom we operate LFG facilities, may have a material adverse effect on our business operations, prospects, financial condition and operational results.

In addition, the ownership interests in the land subject to these easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easement, lease rights and rights-of-way of third parties (such as leases of oil or mineral rights) that were created prior to our projects’ easements, leases and rights-of-way. As a result, certain of our projects’ rights under these easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties. We may not be able to protect our operating projects against all risks of loss of our rights to use the land on which our projects are located, and any such loss or curtailment of our rights to use the land on which our projects are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

Our gas rights and off-take agreements are subject to certain conditions. A failure to satisfy those conditions could result in the loss of gas rights or the termination of an off-take agreement.

Our gas rights agreements generally require that we achieve commercial operations for a project as of a specified date. If we do not satisfy such a deadline, the agreement may be terminated at the option of the landfill without any reimbursement of any portion of the purchase price paid for the gas rights or any other amounts we have invested in the project. Delays in construction or delivery of engines and other equipment may result in our failing to meet the commercial operations deadline in a gas rights agreement. The denial or loss of a permit essential to a project could impair our ability to construct or operate a project as required under the related gas rights agreement. Delays in the review and permitting process for a project can also impair or delay our ability to construct or acquire a project and satisfy any commercial operations deadlines, or increase the cost such that the project is no longer attractive to us. Likewise, certain of our off-take agreements have required us to achieve commercial operations as of a specified date, and off-take agreements we enter into in the future may have similar requirements. Failure to achieve such deadlines could result in the loss of such an off-take agreement.

Furthermore, certain of our gas rights agreements require us to deliver a minimum quantity of energy to our customers. Any issues with our production at the corresponding projects, including due to weather, unplanned outages or transmission problems, to the extent not caused by the landfill or covered by force majeure provisions in the gas rights agreement, could result in the loss of these gas rights. Our gas rights agreements often grant us the right to build additional generation capacity in the event of increased landfill gas supply, but failure to use such increased supply after a prescribed period of time can result in the loss of the rights to the unused landfill gas.

Our gas rights agreements provide that our projects must be operated in compliance with laws and regulations. If our facility causes the landfill to be out of compliance with their permits, we will be obligated to correct the issue or our rights to the landfill gas can be terminated. Finally, we may acquire gas rights but later determine that developing or continuing to operate a project is not economically desirable, and we may cease development or operations and thereby lose control of such gas rights. Any loss of gas rights associated with any potential future or existing project could impede our ability to execute our growth strategy and have a material adverse effect on our business, financial condition and results of operations.

Finally, certain of the gas rights agreements and off-take agreements for projects in our portfolio and that we may acquire in the future allow or may allow the landfill owner or off-take counterparty to acquire or otherwise purchase a portion or all of the applicable project facilities from us. Any such sale of a project facility could have an adverse effect on our results of operations if we are unable to locate and acquire suitable replacement projects in a timely fashion.

Our projects face operational challenges customary to the energy industry. An unexpected reduction in energy production at any of our projects may have a material adverse effect on our results of operations and could adversely affect the associated off-take agreement.

The ongoing operation of our facilities involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to normal wear and tear of our equipment, latent defects, design or operator errors or force majeure events, among other factors. Operation of our facilities also involves risks that we will be unable to transport our product to our customers in an efficient manner due to a lack of transmission capacity or other problems with third party interconnection and transmission facilities. Unplanned outages of equipment, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenue or require us to incur significant costs as a result of obtaining replacement energy from third parties in the open market to satisfy our energy sales obligations. Landfill owners and operators can also impact our energy generation if in the course of ongoing operations they damage the landfill’s gas collection systems. Our inability to operate our facilities efficiently, manage capital expenditures and costs and generate earnings and cash flow could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are generally also required under our off-take agreements to deliver a minimum quantity of the applicable energy products to the counterparty. Unless we can rely on a force majeure provision in the related off-take agreement, falling below such a threshold could require us to compensate our counterparty for the energy, REC or RIN deficiency for our counterparty in the open market or could result in a reduced rate to be paid for the energy we deliver in the future until any subsequent price reset date in the agreement or permanently, as well as possibly allowing the counterparty to terminate the agreement and subject us to certain termination payments. A reduction in energy production or the loss of an off-take agreement may also result in a project having its permit revoked, which in turn could result in the loss of the related gas rights. Likewise, the denial or loss of a permit essential to a project could impede our ability to satisfy any energy production requirements which we may be subject to under an off-take agreement. Thus, any unexpected reduction in output at any of our projects that leads to any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Additionally, certain of our projects have granted subordinated second-lien security interests on certain project assets in order to secure our performance under their GSAs. In the event we are unable to perform under or are otherwise in breach of these agreements, it is possible that the counterparties thereunder could enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry.

After giving effect to the Business Combinations, our pro forma consolidated indebtedness as of March 31, 2021 would have been approximately $       million, or approximately       % of our total pro forma capitalization of $       at such date. See the section entitled “Capitalization” for a discussion of the related pro forma adjustments and assumptions.

Our substantial indebtedness could have important consequences, including, for example:

•        being required to accept then-prevailing market terms in connection with any required refinancing of such indebtedness, which may be less favorable than existing terms;

•        failure to refinance, or to comply with the covenants in the agreements governing, these obligations could result in an event of default under those agreements, which could be difficult to cure or result in our bankruptcy;

•        our debt service obligations require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, thereby reducing the funds available to us and our ability to borrow to operate and grow our business;

•        our limited financial flexibility could reduce our ability to plan for and react to unexpected opportunities; and

•        our substantial debt service obligations make us vulnerable to adverse changes in general economic, credit and capital markets, industry and competitive conditions and adverse changes in government regulation and place us at a disadvantage compared with competitors with less debt.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations. If we do not comply with our obligations under our debt instruments, we may be required to refinance all or part of our existing debt, borrow additional amounts or sell securities, which we may not be able to do on favorable terms or at all. In addition, increases in interest rates and changes in debt covenants may reduce the amounts that we can borrow, reduce our cash flows and increase the equity investment we may be required to make to complete construction of our LFG projects. These increases could cause some of our projects to become economically unattractive. If we are unable to raise additional capital or generate sufficient operating cash flow to repay our indebtedness, we could be in default under our lending agreements and could be required to delay construction of new projects, reduce overhead costs, reduce the scope of our projects or abandon or sell some or all of our projects, all of which could have a material adverse effect on our business, financial condition and results of operations.

In connection with our entry into the Business Combination Agreements, we received a commitment letter from Comerica Bank, subject to certain funding conditions, for a proposed new five-year senior secured credit facility consisting of a $220 million term loan and a revolver of up to $120 million (the “new credit facility”). The new credit facility and any future indebtedness may contain financial and other restrictive covenants that limit our ability to return capital to stockholders or otherwise engage in activities that may be in our long-term best interests. Our inability to comply with those covenants could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness.

In connection with certain project development opportunities, we have utilized project-level financing in the past and may need to do so again in the future; however, we may unable to obtain such financing on commercially reasonable terms or at all. The agreements governing such financings typically contain financial and other restrictive covenants that limit a project subsidiary’s ability to make distributions to its parent or otherwise engage in activities that may be in its long-term best interests. Project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios or a facility achieving commercial operations. Our inability to comply with such covenants may prevent cash distributions by the particular project(s) to us and could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could result in a loss of project assets and/or otherwise have a material adverse effect on our business, results of operations and financial condition.

Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy. See note below about regulatory programs and descriptions of RIN and LCFS programs, located at “Information about the Combined Company — Market Opportunity .”

The market for electric energy produced by renewable resources is influenced by U.S. federal, state and local government regulations and policies concerning such resources. These regulations and policies are continuously being modified, which could result in a significant future reduction in the potential demand for renewable energy, including RINs, RECs and LCFS credits, renewable energy project development and investments. Any new government regulations applicable to our renewable energy projects or markets for renewable energy may result in significant additional expenses or related development costs and, as a result, could cause a significant reduction in demand for our renewable energy. Failure to comply with such requirements could result in the disconnection and/or shutdown of the non-complying facility, our inability to sell electricity or RNG from the non-complying facility, the default of any contracts that we have for the sales that were to be made from the non-complying facility, the imposition of liens, fines, refunds and interest, and/or civil or criminal liability.

The EPA annually sets proposed RVOs for D3 RINs in accordance with the mandates established by the Energy Independence and Security Act of 2007 (“EISA”). The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels is necessary to stabilize the RIN market. There can be no assurance that the EPA will timely set annual RVOs or that the RVOs will continue to increase or satisfy the growing receivable natural gas market. EPA may set RVOs inaccurately or inconsistently under current law, and the manner in which EPA sets RVOs may change under legislative or regulatory revisions. The current authorization for EPA’s issuance of RVOs will expire beginning in 2023, and to EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. Uncertainty as to how the RFS program will continue to be administered and supported by the EPA under the new U.S. presidential administration has created price volatility in the RIN market. We cannot assure you that we will be able to monetize the RINs we generate at the same price levels as we have in the past, that production shortfalls will not impact our ability to monetize RINs at favorable current pricing, and that the rising price environment will continue.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). In California’s case, in 2009, CARB adopted LCFS regulations aimed at reducing CI of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO2 equivalent per megajoule of energy by the fuel; the CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We cannot assure you that we will be able to maintain or reduce our CI score to monetize LCFS credits at favorable current pricing. Moreover, the inability to sell LCFS credits could adversely affect our business. All of our current electric generating facilities are QFs. We are permitted by FERC to make wholesale sales (that is, sales for resale) of electricity from a QF with a net generating capacity that does not exceed 20 megawatts without obtaining MBR authority or any other approval from FERC. A QF typically may not use any fuel other than a FERC-approved alternative fuel, but for limited use of commercial-grade fuel for certain specified start-up, emergency and reliability purposes. We are required to document the QF status of each of our facilities in applications or self-certifications filed with FERC, which typically requires disclosure of upstream facility ownership, fuel and size characteristics, power sales, interconnection matters, and related technical disclosures.

Eligibility for MBR authority is predicated on a variety of factors, primarily including the overall market power that the power seller — together with all of its FERC-defined “affiliates” — has in the relevant market. FERC defines affiliates as entities with a common parent that owns, directly or indirectly, 10 percent or more of the voting securities in the two entities. Accordingly, our eligibility and the eligibility of our affiliates to obtain and maintain MBR authority requires an evaluation of the energy assets owned directly or indirectly by us, our Sponsor, and each of our affiliates, satisfying market-power limitations established by FERC. If our Sponsor invests heavily in generating or other electric facilities in a particular geographic market, its market presence could make it difficult for us or our affiliates to obtain and maintain MBR authority, or to secure FERC approval to acquire additional generating facilities, in that market. Certain QFs that we own, and one of our other subsidiaries, hold MBR authority. We may not be able to sell any interest in any of these businesses or facilities absent a prior FERC application and approval process. This may make it more difficult and time-consuming for us to liquidate some of our interests, which could affect our ability to raise cash from our current project portfolio.

The FERC’s orders that grant such wholesale sellers MBR authority reserve the right to revoke or revise that authority if the FERC subsequently determines that the seller can exercise market power in transmission or generation, create barriers to entry, or engage in abusive affiliate transactions. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens and that, if violated, can expose the company to criminal and civil penalties or other risks.

Our market-based sales are subject to certain market behavior rules established by FERC, and if any of our generating companies are deemed to have violated those rules, we will be subject to potential disgorgement of profits associated with the violation, penalties, refunds of unlawfully collected amounts with interest, suspension or revocation of MBR authority. If such generating companies were to lose their MBR authority, they would be required to obtain the FERC’s acceptance of a cost-of-service rate schedule and could become subject to the significant accounting, record-keeping, and reporting requirements that are typically imposed on vertically-integrated utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities.

The regulatory environment for electric generation has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. Our ability to generate revenue from sales of RINs and LCFS credits depends on our strict compliance with these federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions. Moreover, the inability to sell RINs and LCFS credits could adversely affect our business.

ISOs and RTOs determine market design, market rules, tariffs, cost allocations and bidding rules for the regional power markets that they operate, and our projects that sell electricity into such markets are subject to these frequently changing regulatory regimes that vary across jurisdictions.

The wholesale sales of electricity that are made by our QFs and other affiliates with MBR authority are subject to FERC regulation. Retail power sales (i.e., sales of electricity to direct end-users) are subject to state utility laws and state utility commission regulations that differ greatly from state to state.

With the exception of the ERCOT, each of the ISOs and RTOs (in New England, New York, the Mid-Atlantic region, the Midwest, the Southwest and California) operate wholesale power markets pursuant to rules set forth in tariffs that must be filed with and accepted by FERC. We currently do not own any QFs within the ERCOT region of Texas. (The tariffs adopted by these ISOs and RTOs establish wholesale market rules, including with respect to market clearing practices, pricing rules, end eligibility requirements for market participation. We have no ability to control the price-setting, market-design and other activities and requirements of the ISOs and RTOs except through participation in stakeholder proceedings within such ISOs and RTOs and in proceedings before FERC relating to revisions of tariffs filed with, or rules established by FERC. The types of price limitations and other regulatory mechanisms that the ISOs and RTOs impose may have a material adverse effect on the profitability of our current owned power projects or any power projects we may acquire in the future that sell electricity into such markets. FERC regulations affecting wholesale power sales, and ISO and RTO rules, tariffs and practices are generally beyond our control, and can change frequently. If we enter a new jurisdiction, we will be subject to additional regulatory requirements with which we may not yet have direct experience. The lack of uniformity of regulatory and business practices, the possibility that requirements and practices will change, and the difficulties we may face in entering new markets with which we are unfamiliar could affect our financial performance in existing and new markets, which could affect our business and results of operations.

The financial performance of our business depends upon tax and other governmental incentives for renewable energy generation, any of which could change at any time and such changes may negatively impact our growth strategy.

Our financial performance and growth strategy depend in part on government policies that support renewable generation and enhance the economic viability of owning renewable electric generation or renewable natural gas assets. Renewable generation assets currently benefit from various federal, state and local governmental incentives such as investment tax credits, cash grants in lieu of investment tax credits, loan guarantees, RPS programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. RNG specifically generates meaningful revenue through existing Environmental Attributes provided for under several different programs, most commonly, RFS, LCFS, and RPS. See note below about regulatory programs and descriptions of RIN and LCFS programs, located at “Information about the Combined Company — Market Opportunity .”

Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future growth prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on certain project company investments, increased financing costs, and/or difficulty obtaining financing.

If we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on interconnection and transmission facilities that we do not own or control and that are subject to transmission constraints within a number of our regions. If these facilities fail to provide us with adequate transmission capacity or have unplanned disruptions, we may be restricted in our ability to deliver electric power and renewable natural gas to our customers and we may either incur additional costs or forego revenues.

We depend on electric interconnection and transmission facilities and gas pipelines owned and operated by others to deliver the energy we generate at our projects to our customers. Some of our electric generating projects may need to hold electric transmission rights in order to sell power to purchasers that do not have their own direct access to our generators. Our access to electric interconnection and transmission rights is subject to tariffs developed by transmission owners, ISOs and RTOs, which have been filed with and accepted by FERC. These tariffs establish the price for transmission service, and the terms under which transmission service is rendered. Under FERC’s open access transmission rules, tariffs developed and implemented by transmission owners, ISOs and RTOs must establish terms and conditions for obtaining interconnection and transmission services that are not unduly discriminatory or preferential. However, as a generator and seller of power, we do not have any automatic right, in any geographic market, to firm, long-term, grid-wide transmission service without first requesting such service, funding the construction of any upgrades necessary to provide such service, and paying a transmission service rate. Physical constraints on the transmission system could limit the ability of our electric generating projects to dispatch their power output and receive revenue from power sales.

A failure or delay in the operation or development of these distribution channels or a significant increase in the costs charged by their owners and operators could result in the loss of revenues. Such failures or delays could limit the amount of energy our operating facilities deliver or delay the completion of our construction projects, which may also result in adverse consequences under our gas rights agreements and off-take agreements. Additionally, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations. If a region’s energy transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. In addition, except for transmission projects that have been identified by ISOs and RTOs in publicly-available studies, or in response to requests for interconnection or transmission service, we cannot predict whether or when transmission facilities will be expanded in specific markets to accommodate requests for interconnection or transmission service within those markets. As a general rule, the transmitting utilities to which our electric generating projects are interconnected are entitled to recover from us all of the direct and indirect costs that our electric facilities may create. As a result, we are responsible for building and funding interconnection and related transmission network upgrade facilities to accommodate requests for interconnection and transmission services. Our development and acquisition of new electric generating projects is affected by these costs.

Operation of LFG facilities involves significant risks and hazards customary to the energy industry. We may not have adequate insurance to cover these risks and hazards, or other risks that are beyond our control.

Energy generation involves hazardous activities, including acquiring and transporting fuel, operating large pieces of rotating equipment and delivering our electricity and renewable natural gas to interconnection and transmission systems, including gas pipelines that we own and operate in connection with our medium Btu gas projects. Hazards such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment. The occurrence of any one of these events may result in curtailment of our operations or liability to third parties for damages, environmental cleanup costs, personal injury, property damage and fines and/or penalties, any of which could be substantial. For example, a recent engine fire at our Chautauqua project resulted in damage to the facility that resulted in damage to engines that required repair.

Our facilities or those that we otherwise acquire, construct or operate may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could result in full or partial disruption of the facilities’ ability to generate, transmit, transport or distribute electricity or renewable natural gas. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt business operations and result in loss of service to customers, as well as create significant expense to repair security breaches or system damage.

Furthermore, certain of our facilities are located in areas prone to tornados in Oklahoma, Tennessee, Indiana and Kansas, and certain of our other projects and suppliers conduct their operations in other locations that are susceptible to natural disasters. The frequency of weather-related natural disasters may be increasing due to the effects of greenhouse gas emissions or related climate change effects. The occurrence of a natural disaster, such as tornados, earthquakes, droughts, floods, wildfires or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us could cause a significant interruption in our business or damage or destroy our facilities.

We rely on warranties from vendors and obligate contractors to meet certain performance levels, but the proceeds of such warranties or performance guarantees may not cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance by contractors or vendors. We also maintain an amount of insurance protection that we consider adequate to protect against these and other risks but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Also, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations or cash flows. Because of rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms or at all. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent and complex federal, state and local EHS laws and regulations, including those relating to the release, emission or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, the health and safety of our employees and other persons, and the generation of RINs and LCFS credits.

These laws and regulations impose numerous obligations applicable to our operations, including the acquisition of permits before construction and operation of our projects; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of our activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from the operation of our projects and the ownership of the applicable sites. In addition, construction and operating permits issued pursuant to environmental laws are necessary to operate our business. Such permits are obtained through applications that require considerable technical documentation and analysis, and sometimes require long time periods. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible, and would have a negative effect on our financial performance and prospects for growth. These laws, regulations and permits can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.

Numerous governmental entities have the power to enforce difficult and costly compliance measures or corrective actions pursuant to these laws and regulations and the permits issued under them. We may be required to make significant capital and operating expenditures on an ongoing basis, or to perform remedial or other corrective actions in connection with our projects, to comply with the requirements of these environmental laws and regulations or the terms or conditions of our permits. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required environmental regulatory permits or approvals, which may delay or interrupt our operations and limit our growth and revenue.

Our operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste from our processing facilities. Spills or other releases of regulated substances, including spills and releases that occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Environmental laws and regulations have changed rapidly in recent years and generally have become more stringent over time, and we expect this trend to continue. The most material of these changes relate to the control of air emissions from the combustion equipment we use to generate electricity from LFG. Such equipment, including internal combustion engines, are subject to stringent federal and state permitting and air emissions requirements. California has taken an aggressive approach to setting standards for engine emissions, and standards have been discussed that would be too high for us to be able to operate our equipment in that state. If California were to enact such standards or other states were to follow its lead, we could face challenges in maintaining our operations in such jurisdictions.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our plants. Present and future environmental laws and regulations, and interpretations of those laws and regulations, applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial condition. In January 2021, the current U.S. presidential administration signed multiple executive orders related to the climate and environment. These executive orders direct federal agencies to review and reverse more than one-hundred actions taken by the previous U.S. presidential administration on the environment, instruct the Director of National Intelligence to prepare a national intelligence estimate on the security implications of the climate crisis and direct all agencies to develop strategies for integrating climate considerations into their international work, establish the National Climate Task Force which assembles leaders from across twenty-one federal agencies and departments, commit to environmental justice and new, clean infrastructure projects, commence development of emissions reduction targets and establish the special presidential envoy for climate on the National Security Council. At this time, we cannot predict the outcome of any of these executive actions on our operations.

Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties and may expose us to liabilities to third parties.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to our projects, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, an owner or operator of a property may become liable for costs of investigation and remediation, and for damages to natural resources. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several, which means that we may be assigned liabilities for hazardous substance conditions that exceed our action contributions to the contamination conditions. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial investigation costs, remediation costs or other damages, thus harming our business, financial condition and results of operations, as a result of the presence or release of hazardous substances at locations where we operate or as a result of our own operations.

 The presence of environmental contamination at a project may adversely affect an owner’s ability to sell such project or borrow funds using the project as collateral. To the extent that an owner of the real property underlying one of our projects becomes liable with respect to contamination at the real property, the ability of the owner to make payments to us may be adversely affected.

We may also face liabilities in cases of exposure to hazardous materials, and claims for such exposure can be brought by any third party, including workers, employees, contractors and the general public. Claims can be asserted by such persons relating to personal injury or property damage, and resolving such claims can be expensive and time consuming, even if there is little or no basis for the claim.

We have significant customer concentration, with a limited number of purchasers accounting for a substantial portion of our revenues.

There are a limited number of possible purchasers for energy. Because our projects depend on sales of electricity, renewable natural gas, RECs and RINs to certain key purchasers, our projects are highly dependent upon these power purchasers fulfilling their contractual obligations under their respective PPAs or GSAs. For 2020, sales to 10 customers represented approximately 77% of our aggregate revenues. Our projects’ purchasers may not comply with their contractual payment obligations or may become subject to insolvency or liquidation proceedings during the term of the relevant contracts and, in such event, we may not be able to find another purchaser on similar or favorable terms or at all. In addition, we are exposed to the creditworthiness of our purchasers and there is no guarantee that any purchaser will maintain its credit rating, if any. To the extent that any of our projects’ customers are, or are controlled by, governmental entities, our projects may also be subject to legislative or other political action that impairs their contractual performance. Failure by any key purchasers to meet its contractual commitments or the insolvency or liquidation of one or more of our purchasers could have a material adverse effect on our business, financial condition and results of operations.

The demand for RNG, Environmental Attributes and renewable electricity depends in part on mandates instituted voluntarily by our private-sector purchasers, which may change in the future in ways that negatively affect our business.

Various utilities are required by law and regulatory mandate to include RNG in their systems. In addition, some of our private-sector purchasers have voluntarily instituted renewable electricity mandates that drive their demand for RNG. If current and potential purchasers of our RNG are forced to adopt new policies or procedures in procuring RNG, or voluntarily adopt new or modified policies related to renewable energy procurement, we may not be able to renew our off-take agreements with pricing at historical levels or at all, which would adversely affect our results of operations.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing and operating our projects, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to develop and operate projects in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our projects, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by subcontractors. We also rely on subcontractors to perform substantially all of the construction and installation work related to our projects, and we often need to engage subcontractors with whom we have no experience.

If any of our subcontractors are unable to provide services that meet or exceed our customers’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and services, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our projects and require considerable expense to find replacement products and to maintain and repair our projects. This could cause us to experience interruption in our production and distribution of renewable energy and generation of related Environmental Attributes, difficulty retaining current relationships and attracting new relationships, or harm our brand, reputation or growth.

Maintenance, expansion and refurbishment of LFG facilities involve significant risks that could result in unplanned outages or reduced output.

Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ generating capacity below expected levels, reducing our revenues and jeopardizing our ability to pay dividends to holders of our Class A common stock at projected levels or at all. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability. If we make any major modifications to our facilities, such modifications could likely result in substantial additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. Such facilities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future power and renewable natural gas prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

We own, and in the future may acquire, certain projects in joint ventures. Our current joint venture projects include our Sunshine Canyon and Mavrix projects. We are the operating partner for some of these projects while our joint venture partner is the operating partner in others. In the future, we may invest in other projects with a joint venture partner. Joint ventures inherently involve a lesser degree of control over business operations, which could result in an increase in the financial, legal, operational or compliance risks associated with a project, including, but not limited to, variances in accounting internal control requirements. Our co-venture partners may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. To the extent we do not have a controlling interest in a project, our joint venture partners could take actions that decrease the value of our investment and lower our overall return. In addition, conflicts of interest may arise in the future between our company and our stockholders, on the one hand, and our joint venture partners, on the other hand, where our joint venture partners’ business interests are inconsistent with our and our stockholders’ interests. Further, disagreements or disputes between us and our joint venture partners could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business, all of which could have a material adverse effect on our business, financial condition and results of operations. The approval of our joint venture partners also may be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets. Alternatively, our joint venture partners may have rights of first refusal or rights of first offer in the event of a proposed sale or transfer of our interests in such assets. These restrictions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

Certain of our facilities are newly constructed or are under construction and may not perform as we expect.

We have a number of projects under construction that will begin production over the next 12 months. Therefore, our expectations of the operating performance of these facilities are based on assumptions and estimates made without the benefit of operating history. Our projections with respect to our new and developing projects, and related estimates and assumptions, are based on limited or future operating history. These facilities also include digesters under development for which we have no operating history. The ability of these facilities to meet our performance expectations is subject to the risks inherent in newly constructed energy generation and RNG production facilities and the construction of such facilities, including delays or problems in construction, degradation of equipment in excess of our expectations, system failures, and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to projects we subsequently acquire.

We are subject to risks and costs, including potential negative publicity, associated with lawsuits, in particular, with respect to environmental claims and lawsuits or claims contesting the construction or operation of our projects. The result of and costs associated with defending any such lawsuit, regardless of the merits and eventual outcome, may be material and could have a material adverse effect on our operations. In the future, we may be involved in legal proceedings, disputes, administrative proceedings, claims and other litigation that arise in the ordinary course of business related to a project that we subsequently acquire. For example, individuals and interest groups may sue to challenge the issuance of a permit for a project or seek to enjoin construction or operation of a project. We may also become subject to claims from individuals who live in the proximity of our projects based on alleged negative health effects related to our operations. In addition, we have been and may subsequently become subject to legal proceedings or claims contesting the construction or operation of our projects.

Additionally, holders of purported intellectual property rights relating to our biogas development or treatment business or projects or any other technology relevant to our business may also initiate legal proceedings alleging infringement or misappropriation of such rights by us or our employees, either with respect to our own intellectual property or intellectual property that we license from third parties. For example, an industry participant brought a lawsuit against Archaea and two of its engineering employees in the Court of Chancery of the State of Delaware alleging, among other things, that the two employees (who are former employees of the industry participant) misappropriated trade secrets concerning strategy, financial data, highly technical equipment and product design and performance, product and project troubleshooting, competitive advantages, competitive disadvantages and future plans for development for the benefit of Archaea. We and Archaea are continuing to review this matter.

Any such legal proceedings or disputes could delay our ability to complete construction of a project in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations at a project. Settlement of claims and unfavorable outcomes or developments relating to these proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

We may in the future use hedging arrangements to mitigate certain risks, but the use of such derivative instruments could have a material adverse effect on our results of operations.

We are likely in the future to use interest rate swaps to manage interest rate risk. In addition, we may use transmission congestion contracts, forward energy sales and other types of hedging contracts, including foreign currency hedges if we do expand into other countries. If we elect to enter into such hedges, the related asset could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

The concentration in revenues from and the geographic concentration of our projects expose us to greater risks of production interruptions from severe weather or other interruptions of production or transmission.

A substantial portion of our revenues are generated project sites in New York and Pennsylvania. A lengthy interruption of production or transmission of renewable energy from one or more of these projects, as a result of a severe weather event, failure or degradation of our or a landfill operator’s equipment or interconnection transmission problems could have a disproportionate effect on our revenues and cash flow as further described below. Regional events, such as gas transmission interruptions, regional availability of replacement parts and service in the event of equipment failures and severe weather events in either of those geographic regions could adversely affect our RNG production and transmission more than if our projects were more geographically diversified.

Our PPAs, fuel-supply agreements, RNG off-take agreements and other agreements contain complex price adjustments, calculations and other terms based on gas price indices and other metrics, the interpretation of which could result in disputes with counterparties that could affect our results of operations and customer relationships.

Certain of our PPAs, fuel supply agreements, RNG off-take agreements and other agreements require us to make payments or adjust prices to counterparties based on past or current changes in gas price indices, project productivity or other metrics and involve complex calculations. Moreover, the underlying indices governing payments under these agreements are subject to change, may be discontinued or replaced. The interpretation of these price adjustments and calculations and the potential discontinuation or replacement of relevant indices or metrics could result in disputes with the counterparties with respect to these agreements. Any such disputes could adversely affect project revenues, expense margins, customer or supplier relationships, or lead to costly litigation, the outcome of which we would be unable to predict.

We have a history of accounting losses and may incur additional losses in the future.

Archaea has incurred net losses since its formation in November 2018, including a net loss of $2 million for the three months ended March 31, 2021 and for the year ended December 31, 2020. Aria has also incurred net losses in recent historical periods, including a net loss of $30 million for the year ended December 31, 2020. We may incur losses in future periods, and we may never sustain profitability, either of which would adversely affect our business, prospects and financial condition and may cause the price of our common stock to fall. Furthermore, historical losses may not be indicative of future losses due to the unpredictability of the COVID-19 pandemic, and our future losses may be greater than our past losses. In addition, to try to achieve or sustain profitability, we may choose or be forced to take actions that result in material costs or material asset or goodwill impairments. We review our assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and we perform a goodwill impairment test on an annual basis and between annual tests in certain circumstances, in each case in accordance with applicable accounting guidance and as described in the financial statements and related notes included in this report. Changes to the use of our assets, divestitures, changes to the structure of our business, significant negative industry or economic trends, disruptions to our operations, inability to effectively integrate any acquired businesses, further market capitalization declines, or other similar actions or conditions could result in additional asset impairment or goodwill impairment charges or other adverse consequences, any of which could have material negative effects on our financial condition, our results of operations and the trading price of our common stock.

Loss of our key management could adversely affect performance and the value of our common shares.

We are dependent on the efforts of our key management. Although we believe qualified replacements could be found for any departures of key executives, the loss of their services could adversely affect our performance and the value of our common shares.

Integration and Other Risks of the Combined Company

Although we expect that the Business Combinations will produce substantial synergies, the integration of the two Companies, with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

The Business Combinations involve the integration of two businesses that currently operate as independent businesses. Each of the Companies will be required to devote management attention and resources to integrating their business practices and operations following the Closing, and prior to the Business Combinations, management’s attention and resources will be required to plan for such integration. The Companies may encounter potential difficulties in the integration process, including the following:

•        the inability to successfully integrate the two businesses, including operations and technologies, in a manner that permits the Combined Company to achieve the cost savings and operating synergies anticipated to result from the Business Combinations, which could result in the anticipated benefits of the Business Combinations not being realized partly or wholly in the time frame currently anticipated or at all;

•        the loss of customers as a result of certain customers of either or both of the Companies deciding not to continue to do business with the Combined Company, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•        the necessity of coordinating geographically separated organizations, systems and facilities;

•        potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combinations;

•        the integration of personnel with diverse business backgrounds and business cultures;

•        the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities;

•        the potential weakening of relationships with regulators; and

•        the challenge of preserving important relationships of the Companies and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of the Companies. The loss of talented employees and skilled workers could adversely affect the Combined Company’s ability to successfully conduct business because of such employees’ experience and knowledge of the Companies’ respective business. In addition, the Combined Company could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the Companies. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If the Combined Company experiences difficulties with the integration process, the anticipated benefits of the Business Combinations may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of the Combined Company during this transition period and for an undetermined period after completion of the Business Combinations.

Some relationships with customers and suppliers may experience disruptions in connection with the Business Combinations, which may limit the Combined Company’s business.

Parties with which the Companies currently do business or the Combined Company may do business in the future, including customers and suppliers, may experience uncertainty associated with the Business Combinations, including with respect to current or future business relationships with the Combined Company. As a result, the business relationships of the Combined Company may be subject to disruptions if customers, suppliers or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than the Combined Company. For example, certain customers, suppliers and third-party providers may have contractual consent rights or termination rights that may be triggered by a change of control or assignment of the rights and obligations of contracts that will be transferred in the Business Combinations. These disruptions could harm relationships with existing third parties with whom the Companies have relationships and preclude the Combined Company from attracting new third parties, all of which could have a material adverse effect on the Combined Company’s business, financial condition and results of operations, cash flows, and/or share price. The effect of such disruptions could be exacerbated by a delay in the consummation of the Business Combinations.

Uncertainty about the effect of the Business Combinations may affect the Combined Company’s ability to retain key employees and may materially impact the management, strategy, operations and results of the Combined Company.

Uncertainty about the effect of the Business Combinations on the Companies’ business, employees, customers, third parties with whom the Companies have relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combinations. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company, the Combined Company’s business could be harmed.

The Companies’ operations may be restricted during the pendency of the Business Combinations pursuant to terms of the Business Combination Agreements.

Prior to the consummation of the Business Combinations, the Companies are subject to customary interim operating covenants relating to carrying on their business in the ordinary course of business and are also subject to customary restrictions on actions that may be taken during such period. As a result, the Companies may be unable, during the pendency of the Business Combinations, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial to the Combined Company.

The Combined Company may incur successor liabilities due to conduct arising prior to the completion of the Business Combinations.

The Combined Company may be subject to certain liabilities of the Companies. The Companies at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, the Companies may also face intellectual property infringement, misappropriation or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. The Companies may initiate claims to assert or defend their own intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect the Combined Company.

Subsequent to the consummation of the Business Combinations, the Combined Company may be required to take write-downs or write-offs, or the Combined Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the price of Common Stock, which could cause you to lose some or all of your investment.

Although RAC has conducted due diligence on the Companies, this diligence may not reveal all material issues that may be present with the Companies’ respective business. Factors outside of the Companies’ and RAC’s respective control may, at any time, arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the Combined Company reporting losses. Even if RAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with RAC’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause the Combined Company to be unable to obtain future financing on favorable terms or at all.

Archaea identified material weaknesses in its internal control over financial reporting. If Archaea is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the Combined Company’s business and stock price.

In connection with the preparation and audit of Archaea’s consolidated financial statements for each of the years in the three-year period ended December 31, 2020, material weaknesses were identified in Archaea’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented, or detected and corrected, on a timely basis. These material weaknesses were as follows:

•        For various transactions and balances, the same person was the originator and preparer of financial information without further review by an independent person with sufficient accounting and/or financial reporting competence and authority; and

•        For certain general ledger accounts, no reconciliation was prepared, the documentation supporting reconciliations was not sufficient to enable an effective review by others, and/or there was insufficient analysis to review the contents of accounts to ensure the correctness of items recorded in the account.

These material weaknesses could result in a misstatement of substantially all of Archaea’s accounts or disclosures that would result in a material misstatement to its or the Combined Company’s annual or interim financial statements that would not be prevented or detected.

Archaea has begun developing and executing on a plan to remediate the material weaknesses described above in anticipation of the Closing of the Business Combinations, including the hiring of a Chief Financial Officer and a Chief Accounting Officer. When finally implemented, Archaea’s remediation plan may include measures such as hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting; designing and implementing formal processes, policies and procedures supporting Archaea’s financial close process, including creating standard balance sheet reconciliation templates and journal entry controls; and designing and implementing controls to formalize roles and review responsibilities to align with Archaea’s team’s skills and experience in designing and implementing formal controls over segregation of duties.

While Archaea believes these efforts are likely to remediate the material weaknesses, Archaea may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. The effectiveness of the Combined Company’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If the Combined Company is unable to remediate Archaea’s material weaknesses, the Combined Company’s ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect the Combined Company’s reputation and business and the market price of the Combined Company’s Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of the Combined Company’s securities and harm to the Combined Company’s reputation and financial condition, or diversion of financial and management resources from the operation of the Combined Company’s business.

The Combined Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that will be applicable to it after the Business Combinations are consummated could have a material adverse effect on its business.

The Companies are currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combinations, the Combined Company will be required to provide management’s attestation on internal controls commencing with the Combined Company’s annual report for the year ending December 31, 2021 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of the Companies as privately-held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the merger. If the Combined Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The Combined Company will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make its securities less attractive to investors and may make it more difficult to compare its performance to the performance of other public companies.

The Combined Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Combined Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in the Combined Company’s periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company’s stockholders may not have access to certain information they may deem important. The Combined Company will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (1) following October 26, 2025, (2) in which the Combined Company has total annual gross revenue of at least $1.07 billion or (3) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th subject to compliance with periodic reporting requirements for a period of at least 12 months, and (b) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the prior three year period. We cannot predict whether investors will find the Combined Company’s securities less attractive because it will rely on these exemptions. If some investors find the Combined Company’s securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Company’s securities and the trading prices of the Combined Company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. If RAC does not elect to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of RAC’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks Relating to RAC and the Business Combinations

Directors and officers of RAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combinations and approval of the other Proposals.

When considering the Board’s recommendation that RAC stockholders vote in favor of the approval of the Business Combination Proposal, RAC stockholders should be aware that directors and officers of RAC have interests in the Business Combinations that may be different from, or in addition to, the interests of RAC stockholders, including the following, which may influence their motivation in completing the Business Combinations:

•        If RAC is unable to complete the Business Combinations or another initial business combination before the 24-month anniversary of the closing of the IPO, or October 26, 2022 (the “Combination Period”), RAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of the Company or RAC Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares and Class A Units of RAC Opco (other than those held by RAC), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, dissolve and liquidate, subject in each case to RAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless, or the Founder Shares if RAC fails to complete our initial business combination by October 26, 2022.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to RAC and remain outstanding. If RAC does not complete an initial business combination within the Combination Period, RAC may use a portion of RAC’s working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•        Archaea is currently majority-owned and controlled by Rice Investment Group (an affiliate of RAC, the Sponsor and certain of RAC’s officers and directors).

•        Certain of RAC’s officers and directors are expected to continue to serve as directors of the Combined Company after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors.

•        Following the consummation of the Business Combinations, the Combined Company will continue to indemnify RAC’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreements, RAC’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, if any.

You should consider these interests when evaluating the Business Combinations and the recommendation by the Board to vote in favor of the Business Combination Proposal and other Proposals.

Certain RAC stockholders have agreed to vote in favor of the Business Combinations, regardless of how our Public Stockholders vote.

The Sponsor, Atlas and certain of RAC’s officers and directors entered into a letter agreement at the time of the IPO, pursuant to which they agreed to vote any shares of capital stock of RAC owned by them in favor of the Business Combination Proposal.

Approval of the Business Combination Proposal requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group. As of the Record Date, Atlas, who is not an affiliate or associate of Rice Investment Group, owns approximately         % of the total outstanding shares of Common Stock. Accordingly, Atlas’ agreement to vote in favor of the Business Combination Proposal will increase the likelihood that RAC will receive the requisite stockholder approval of the Business Combination Proposal.

The consummation of the Business Combinations is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreements may be terminated in accordance with their terms and the Business Combinations may not be completed.

Unless waived by the parties to the Business Combination Agreements, and subject to applicable law, the consummation of the Business Combinations is subject to a number of conditions set forth in the Business Combination Agreements, including, among other things, (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the redemption of the shares of Public Stockholders exercising their Redemption Rights, (iv) RAC stockholder approval of the Business Combination Proposal, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the FERC of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act. The statutory HSR waiting period expired on May 28, 2021 at 11:59 p.m. Eastern Time and FERC issued an order authorizing the Business Combinations on June 14, 2021. In addition, the parties have the right to not consummate the Business Combinations in the event RAC does not have a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Business Combinations and any borrowings to occur on the Closing Date. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. For more information about conditions to the consummation of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreements — Conditions to the Closing of the Business Combinations.”

Termination of the Business Combination Agreements could negatively impact RAC.

If the Business Combinations are not completed for any reason, including as a result of the RAC stockholders declining to approve the Business Combination Proposal, the NYSE Proposal or the Charter Proposal, the ongoing business of RAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combinations, RAC would be subject to a number of risks, including the following:

•        RAC may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combinations will be completed);

•        RAC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combinations, whether or not they are completed; and

•        since the Business Combination Agreements restrict the conduct of RAC prior to completion of the Business Combinations, RAC may not have been able to take certain actions during the pendency of the Business Combinations that would have benefitted RAC as an independent company, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreements are terminated and the Board seeks another merger or business combination, RAC stockholders cannot be certain that RAC will be able to find another acquisition target or that such other merger or business combination will be completed.

RAC and the Companies will incur significant transaction costs in connection with the Business Combinations.

Each of RAC and the Companies have incurred and expect that it will incur significant, non-recurring costs in connection with consummating the Business Combinations. RAC and the Companies may also incur additional costs to retain key employees. RAC and the Companies will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combinations. RAC estimates that it will incur approximately $7.6 million in deferred underwriting fees and $9.1 million in fees related to the PIPE Investment and $       million in transaction costs associated with the Business Combinations. The Companies estimate that they will incur approximately $       million in transaction costs associated with the Business Combinations. Some of these costs are payable regardless of whether the Business Combinations are completed.

Neither RAC nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Business Combinations’ total consideration in the event that any of the representations and warranties made by the Companies in the Business Combination Agreements ultimately proves to be inaccurate or incorrect.

The representations and warranties made by the Companies and RAC to each other in the Business Combination Agreements will not survive the consummation of the Business Combinations. As a result, RAC and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Business Combinations’ total consideration if any representation or warranty made by the Companies in the Business Combination Agreements proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, RAC would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

There are material risks to unaffiliated investors presented by taking the Companies public through a merger rather than through an underwritten offering.

Unaffiliated investors are subject to certain material risks as a result of the Companies going public through a merger rather than through a traditional underwritten offering. These risks include the absence of operational diligence by an underwriter, the absence of financial diligence by an underwriter, the absence of comfort letters delivered by the Companies’ independent auditors and the absence of liability for any material misstatements or omissions in a registration statement. Accordingly, unaffiliated investors in the Companies will not receive the benefit of these protections that would be present in a traditional underwritten offering.

RAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for RAC to complete the Business Combinations, even if a substantial majority of RAC stockholders do not agree.

The Existing Charter does not provide a specified maximum redemption threshold, except that in no event will RAC redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination and after payment of underwriters’ fees and commissions (such that we are not subject to the SEC’s “penny stock” rules). As a result, RAC may be able to complete the Business Combinations even though a substantial majority of the RAC stockholders do not agree with the transactions and have redeemed their shares.

RAC may not be able to complete the PIPE Investment.

RAC may not be able to complete the PIPE Investment on terms that are acceptable to RAC, or at all. If RAC does not complete the PIPE Investment, RAC may not be able to consummate the Business Combinations. The terms of any alternative financing may be more onerous to RAC than the PIPE Investment, and RAC may be unable to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Combined Company. None of RAC’s officers, directors or stockholders is required to provide any financing to RAC in connection with or after the consummation of the Business Combinations.

Even if we consummate the Business Combinations, there can be no assurance that the Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding Warrants is $11.50 per share of Class A Common Stock. There can be no assurance that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

RAC stockholders will have a reduced ownership and voting interest after the Business Combinations and will exercise less influence over management.

Upon the issuance of the Common Stock to the Aria Holders and the Archaea Holders in connection with the Business Combinations and to the PIPE Investors in connection with the PIPE Investment, current RAC stockholders’ percentage ownership will be diluted, and as a group, the current RAC stockholders will have less influence on the board, management and policies of the Combined Company than they do now. Immediately upon completion of the Business Combinations and the PIPE Investment, assuming there is no Additional PIPE Investment, the Public Stockholders will own approximately 20% of the Combined Company (assuming the Redemption Rights are not exercised) or approximately 3% of the Combined Company (assuming Maximum Redemptions). The foregoing ownership percentages reflect record ownership, not beneficial ownership for SEC reporting purposes. See “Beneficial Ownership of Securities” for the expected beneficial ownership of Common Stock immediately following the consummation of the Business Combinations.

Upon consummation of the Business Combinations, we will retain our “up-C” structure, whereby all of the equity interests in the Companies will be held by RAC Buyer, all of the equity interests in RAC Buyer will be held by RAC Intermediate, all of the equity interests in RAC Intermediate will be held by RAC Opco and the Combined Company’s only significant asset will be its equity interests in RAC Opco, which may not be sufficient to satisfy certain of the Combined Company’s financial obligations following consummation of the Business Combinations.

Upon consummation of the Business Combinations, the Combined Company will be a holding company and will have no material assets other than its equity interests in RAC Opco. The Combined Company is not expected to have independent means of generating revenue or cash flow, and the Combined Company’s ability to pay its taxes, operating expenses (including expenses as a publicly traded company) and pay any dividends in the future will be dependent upon the financial results and cash flows of the Companies.

The financial condition and operating requirements of the Companies may limit the Combined Company’s ability to obtain cash from RAC Opco and there can be no assurance that the Companies will generate sufficient cash flow to enable RAC Opco to distribute funds to the Combined Company or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If RAC Opco does not distribute sufficient funds to the Combined Company to pay its taxes or other liabilities, the Combined Company may default on contractual obligations or have to borrow additional funds. In the event that the Combined Company is required to borrow additional funds, it could adversely affect its liquidity and subject the Combined Company to additional restrictions imposed by lenders.

The Combined Company anticipates that the distributions received from RAC Opco may, in certain periods, exceed its actual tax liabilities and other financial obligations. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated. The Combined Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders.

Risks Relating to Ownership of Common Stock Following the Business Combinations

The market price of shares of the Common Stock after the Business Combinations may be affected by factors different from those currently affecting the prices of the Common Stock and may be volatile.

Prior to the Business Combinations, RAC has had limited operations. Upon completion of the Business Combinations, the Combined Company’s results of operations will depend upon the performance of the Companies’ businesses, which are affected by factors that are different from those currently affecting the results of operations of RAC.

In addition, following the Business Combinations, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combinations, there has not been a public market for the stock of either of the Companies. Accordingly, the valuation ascribed to the Combined Company in the Business Combinations may not be indicative of the price that will prevail in the trading market following the Business Combinations.

If an active market for the Combined Company’s securities develops and continues, the trading price of the Combined Company’s securities following the Business Combinations could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Price volatility may be greater if the public float and trading volume of Common Stock is low.

Any of the factors listed below could have a material adverse effect on your investment in our securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s securities may not recover and may experience a further decline. Factors affecting the trading price of the Combined Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Company;

•        changes in the market’s expectations about the Combined Company’s operating results;

•        success of competitors;

•        lack of adjacent competitors;

•        the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the industries in which the Combined Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Combined Company;

•        announcements by the Combined Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        changes in laws and regulations affecting the Combined Company’s business;

•        commencement of, or involvement in, litigation involving the Combined Company;

•        changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Class A Common Stock available for public sale;

•        any significant change in the Combined Company Board or management;

•        sales of substantial amounts of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•        changes in accounting standards, policies, guidelines, interpretations or principles.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Combined Company is involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Combined Company’s business regardless of the outcome of such litigation.

If the Business Combinations’ benefits do not meet the expectations of financial analysts, the market price of the Common Stock may decline after the Business Combinations.

The market price of the Common Stock may decline as a result of the Business Combinations if the Combined Company does not achieve the perceived benefits of the Business Combinations as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combinations on the Combined Company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Common Stock may experience a loss as a result of a decline in the market price of Common Stock. In addition, a decline in the market price of Common Stock could adversely affect the Combined Company’s ability to issue additional securities and to obtain additional financing in the future.

The NYSE may delist the Combined Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the Combined Company to additional trading restrictions.

Currently, the Units, Class A Common Stock and Warrants are traded on the NYSE. We intend to apply to continue the listing of the Class A Common Stock and the Warrants on the NYSE under the symbols “LFG” and “LFG WS,” respectively, upon the Closing. However, we cannot assure you that our securities will continue to be listed on the NYSE following the Business Combinations. In order to continue listing its securities on the NYSE following the Business Combinations, the Combined Company will be required to maintain certain financial, distribution and stock price levels. Generally, the Combined Company will be required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (generally 300 public holders). Additionally, in connection with the Business Combinations, the Combined Company will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements, in order to continue to maintain the listing of its securities on the NYSE. For instance, the Combined Company’s stock price would generally be required to be at least $4.00 per share and its market capitalization would generally be required to be at least $150,000,000. In addition to the listing requirements for the Common Stock, the NYSE imposes listing standards on Warrants. We cannot assure you that the Combined Company will be able to meet those initial listing requirements at that time.

If NYSE delists the Combined Company’s securities from trading on its exchange and the Combined Company is not able to list its securities on another national securities exchange, we expect the Combined Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Combined Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for the Combined Company’s securities;

•        reduced liquidity for the Combined Company’s securities;

•        a determination that the Common Stock is a “penny stock,” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Units, Class A Common Stock and Warrants are listed on the NYSE, they are covered securities. If the Combined Company is no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

Because there are no current plans to pay cash dividends on Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

The Combined Company intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Common Stock will be at the sole discretion of the Combined Company Board, who may take into account general and economic conditions, the Combined Company’s financial condition and results of operations, the Combined Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Combined Company to its stockholders or by its subsidiaries to it and such other factors as the Combined Company Board may deem relevant. In addition, the Combined Company’s ability to pay dividends is limited by covenants of any indebtedness it incurs. As a result, you may not receive any return on an investment in the Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about the Combined Company’s business or if they downgrade the Common Stock or the Combined Company’s sector, the price and trading volume of the Common Stock could decline.

The trading market for the Common Stock will rely in part on the research and reports that industry or financial analysts publish about the Combined Company or its business. The Combined Company will not control these analysts. In addition, some financial analysts may have limited expertise with the Combined Company’s operations. Furthermore, if one or more of the analysts who do cover the Combined Company downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the Common Stock price could decline. If one or more of these analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, the Combined Company could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.

Future sales, or the perception of future sales, by the Combined Company or its stockholders in the public market following the Business Combinations could cause the market price for the Common Stock to decline.

The sale of shares of Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Combined Company to sell equity securities in the future at a time and at a price that it deems appropriate.

Pursuant to the terms of the Stockholders Agreement, the Aria Holders will be subject to a 180-day lock-up period on transferring their equity interests in RAC, while the Archaea Holders will be subject to a to-be-determined lock-up period that will be no more favorable than the terms of the lock-up applicable to the Aria Holders. The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of Class A Common Stock as set forth in the Stockholders Agreement. In addition, RAC’s current officers and directors and their affiliates have agreed with RAC, subject to certain exceptions, not to transfer or dispose of their Common Stock during the period from the date of the closing of the business combinations through the earlier of (i) the first anniversary of the consummation of the business combinations, (ii) the date that the closing price of the Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30 trading day period following the 150th day following the initial business combination and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Upon the expiration or waiver of the lock-ups described above, shares held by such persons will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to RAC. In addition, such persons have the right, subject to certain conditions, to require the Combined Company to register the sale of their shares of Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of Common Stock to decline. Approximately 100.4 million shares of Common Stock will be restricted from immediate resale but may be sold into the market once eligible for resale.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for the Combined Company to raise additional funds through future offerings of shares of Common Stock or other securities.

In addition, the shares of Common Stock reserved for future issuance under the 2021 Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting requirements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. The number of shares of Common Stock expected to be reserved for future issuance under its equity incentive plans is            . The Combined Company is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock issued pursuant to the 2021 Plan. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, the Combined Company may also issue its securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of the Combined Company’s then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Combined Company’s stockholders.

Anti-takeover provisions in the Combined Company Charter and the Combined Company Bylaws could delay or prevent a change of control.

Certain provisions of the Combined Company Charter and the Combined Company Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Combined Company’s stockholders.

These provisions, among other things:

•        establish a staggered board of directors divided into three classes serving staggered three-year terms, such that not all members of the Combined Company Board will be elected at one time;

•        authorize the Combined Company Board to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing Common Stock;

•        eliminate the ability of stockholders to call special meetings of stockholders;

•        eliminate the ability of stockholders to fill vacancies on the Combined Company Board;

•        establish advance notice requirements for nominations for election to the Combined Company Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

•        permit the Combined Company Board to establish the number of directors;

•        provide that the Combined Company Board is expressly authorized to make, alter or repeal the Combined Company Bylaws;

•        provide that stockholders can remove directors only for cause; and

•        limit the jurisdictions in which certain stockholder litigation may be brought.

These anti-takeover provisions could make it more difficult for a third-party to acquire the Combined Company, even if the third party’s offer may be considered beneficial by many of the Combined Company’s stockholders. As a result, the Combined Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Combined Company to take other corporate actions you desire. See “Description of Capital Stock.”

The Combined Company Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Combined Company’s stockholders, which could limit the Combined Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers, employees or stockholders.

The Combined Company Charter will provide that, that, unless the Combined Company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of our second amended and restated certificate of incorporation or amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, the Combined Company Charter will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit the Combined Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in the Combined Company Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in the Combined Company’s capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Risks Relating to Redemptions

There is no guarantee that a Public Stockholder’s decision whether to redeem his, her or its shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a Public Stockholder may be able to sell his, her or its shares of Common Stock in the future following the completion of the Business Combinations. Certain events following the consummation of any business combination, including the Business Combinations, may cause an increase in stock price, and may result in a lower value realized now than a RAC stockholder might realize in the future had the stockholder not elected to redeem his, her or its shares of Class A Common Stock. Conversely, if a Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of the Common Stock after the consummation of the Business Combinations, and there can be no assurance that a stockholder can sell his, her or its shares of Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement. A Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of Class A Common Stock who exercise their Redemption Rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A Common Stock following the redemption, and if so, the total number of shares of Class A Common Stock held by the holder both before and after the redemption relative to all shares of Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in RAC or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its Redemption Rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain U.S. Federal Income Tax Considerations to Holders of Class A Common Stock Exercising Redemption Rights.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combinations, the PIPE Investment, certain financing transactions to fund the Business Combinations and subsequent operations (the “Financing Transactions”) and certain “Other Transaction Accounting Adjustments” as described in the notes to unaudited pro forma condensed combined financial information below (collectively, the “Pro Forma Adjustments”).

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of RAC as of March 31, 2021 with the historical consolidated balance sheets of Aria and Archaea as of March 31, 2021, giving further effect to the Pro Forma Adjustments, as if they had been consummated as of March 31, 2021.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statement of operations of RAC for the year ended December 31, 2020, and the historical consolidated statements of operations of Aria and Archaea for the year ended December 31, 2020, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.

Additionally, the following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 combine the historical statement of operations of RAC for the three months ended March 31, 2021, and the historical consolidated statements of operations of Aria and Archaea for three months ended March 31, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of RAC as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement;

•        the historical unaudited condensed financial statements of RAC as of March 31, 2021 and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement;

•        the historical audited financial statements of Aria as of and for the years ended December 31, 2020, 2019 and 2018 and the related notes included elsewhere in this proxy statement;

•        the historical unaudited condensed financial statements of Aria as of March 31, 2021 and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement;

•        the historical audited financial statements of Archaea as of and for the years ended December 31, 2020, and 2019 and the related notes included elsewhere in this proxy statement;

•        the historical unaudited condensed financial statements of Archaea as of March 31, 2021 and for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement;

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Aria,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Archaea,” and other financial information relating to RAC, Aria and Archaea included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. A review is in process to align all accounting policies among the three entities and therefore the results below are not necessarily indicative of figures post-transaction.

Rice Acquisition Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
(in thousands, except share and per share amounts)

	Historical	Historical	Historical	Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
	(A) RAC	(B) Aria	(C) Archaea	Business Combinations and PIPE Investment		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Balance Sheet	Business Combinations and PIPE Investment		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$1,027	$28,063	$24,867	$38,435	4(a)	$131,966	4(q)	$—		$224,953	$(192,290)	4(u)	$32,663
Account receivable – net	—	21,228	1,789	—		—		—		23,017	—		23,017
Prepaid expenses and other current assets	663	4,435	9,626	—		—		—		14,724	—		14,724
Inventory	—	8,100	—	—		—		—		8,100	—		8,100
Assets held for sale	—	70,589	—	—		—		(70,589)	4(t)	—	—		—
Total current assets	1,690	132,415	36,282	38,435		131,966		(70,589)		270,794	(192,290)		78,504
Property and equipment, net	—	68,072	439	14,000	4(b)	—		—		82,511	—		82,511
Intangible assets, net	—	123,667	8,668	188,000	4(c)	—		—		320,335	—		320,335
Cash and Marketable Securities held in Trust Account	237,346	—	—	(237,346)	4(d)	—		—		—	—		—
Investments in joint ventures	—	78,946	—	201,000	4(e)	—		—		279,946			279,946
Goodwill	—	—	2,754	182,295	4(f)	—		—		185,049			185,049
Other non-current assets	—	659	71,354	—		—		—		72,013	—		72,013
Total assets	$239,036	$403,759	$119,497	$386,384		$131,966		$(70,589)		$1,210,648	$(192,290)		$1,018,358

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3	$1,862	$6,920	$—		$—		$—		8,785	$—		$8,785
Accrued and other current liabilities	3,130	28,755	5,905	—		(1,445)	4(r)	(17,865)	4(t)	19,925	—		19,925
Deferred revenue	—	—	—	—		—		—		—	—		—
Short-term debt	—	103,331	5,503	—		(2,679)	4(r)	(103,331)	4(t)	2,824	—		2,824
Promissory note payable – related party	—	—	—	—		—		—		—	—		—
Liabilities held for sale	—	12,089	—	—		—		(12,089)	4(t)	—	—		—
Total current liabilities	3,133	146,037	18,328	—		(4,124)		(133,285)		31,534	—		31,534

Rice Acquisition Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
As of March 31, 2021
(in thousands, except share and per share amounts)

	Historical	Historical	Historical	Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
	(A) RAC	(B) Aria	(C) Archaea	Business Combinations and PIPE Investment		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Balance Sheet	Business Combinations and PIPE Investment		Pro Forma Balance Sheet
Deferred underwriting fee payable	7,611	—	—	(7,611)	4(g)	—		—		—	—		—
Warrant liabilities	30,814	—	—	—		—		—		30,814			30,814
Long-term debt	—	136,338	68,626	—		136,090	4(s)	—		340,204	—		340,204
Other long term liabilities	188	14,579	3,449	—		—		—		18,216	—		18,216
Total liabilities	41,746	296,954	90,403	(7,611)		131,966		(133,285)		420,768	—		420,768

Rice Acquisition Corp. Class A common stock, subject to possible redemption	$192,290	$—	$—	$(192,290)	4(h)	$—		$—		$—	$—		$—
Stockholders’ equity (deficit):
Rice Acquisition Corp. preferred stock	—	—	—	—		—		—		—	—		—
Rice Acquisition Corp. Class A common stock	—	—	—	5	4(i)	—		—		5	(2)	4(u)	3
Rice Acquisition Corp. Class B common stock	1	—	—	6	4(j)	—		—		7	—		7
Aria Class A Units	—	299,327	—	(299,327)	4(k)	—		—		—	—		—
Aria Class B Units	—	19,327	—	(19,327)	4(k)	—		—		—	—		—
Aria Class C Units	—	1	—	(1)	4(k)	—		—		—	—		—
Archaea members’ equity	—	—	35,032	(35,032)	4(l)	—		—		—	—		—
Additional paid-in capital	18,720	—	—	302,387		—		—		321,107	(192,288)	4(u)	128,819
Accumulated deficit	(13,194)	(210,247)	(6,569)	205,703	4(n)	—		—		(24,307)	—		(24,307)
Accumulated other comprehensive loss	—	(1,322)	—	1,322	4(o)	—		62,696	4(t)	62,696	—		62,696
Non-controlling interests	(527)	(281)	631	430,549	4(p)	—		—		430,372	—		430,372
Total stockholders’ equity (deficit)	5,000	106,805	29,094	586,285		—		62,696		789,880	(192,290)		597,590
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$239,036	$403,759	$119,497	$386,384		$131,966		$(70,589)		$1,210,648	$(192,290)		$1,018,358

See accompanying notes to the unaudited pro forma condensed combined financial information.

Rice Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	Historical			Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
	(A) RAC	(B) Aria	(C) Archaea	Business Combinations and PIPE Investment		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Statement of Operations	Business Combinations and PIPE Investment			Pro Forma Statement of Operations
Revenue	$—	$138,881	$6,523	$—		$—		$(23,598)	5(g)	$121,806	$—			$121,806
Cost of revenue	—	112,590	4,889	27,790	5(a)	—		(22,055)	5(g)	123,214	—			123,214
Total gross profit	—	26,291	1,634	(27,790)		—		(1,543)		(1,408)	—			(1,408)
Operating expenses:
Selling, general and administrative	357	20,782	4,372	21,300	5(b)	—		(6,455)	5(g)	40,356	—			40,356
Advertising and marketing	—	—	—	—		—		—		—	—			—
Formation costs and other operating expenses	—	25,293	—	—		—		(25,293)	5(h)	—	—			—
Total operating expenses	357	46,075	4,372	21,300		—		(31,748)		40,356	—			40,356
Income (loss) from operation	(357)	(19,784)	(2,738)	(49,090)		—		30,205		(41,764)	—			(41,764)
Other income (expense), net:
Interest expense – net	32	(19,305)	(20)	—		(14,784)	5(e)	8,477	5(g)	(25,600)	—			(25,600)
Change in fair value of warrant liabilities	(22,170)	—	—	—		—		—		(22,170)				(22,170)
Other income – net	—	9,166	521	—		—		61,101	5(i)	70,788	—			70,788
Total other income (expense), net	(22,138)	(10,139)	501	—		(14,784)		69,578		23,018	—			23,018
Net income (loss) before income taxes	(22,495)	(29,923)	(2,237)	(49,090)		(14,784)		99,783		(18,746)	—			(18,746)
Provision for income taxes	—	—	—	—	5(c)	—	5(c)	—	5(c)	—	—	5	(c)	—
Net income (loss)	$(22,495)	$(29,923)	$(2,237)	$(49,090)		$(14,784)		$99,783		$(18,746)	$—			$(18,746)
Net loss attributable to non-controlling interest in subsidiary	(865)	$78	236	(56,492)	5(d)	(8,016)	5(f)	54,102	5(j)	$(10,957)				(10,957)
Net loss attributable to controlling interests	$(21,630)	$(30,001)	$(2,473)	$(7,402)		$(6,768)		$45,681		$(7,789)	$—			$(7,789)

Weighted average shares outstanding, basic and diluted	5,685,606			106,051,762	5(k)					111,737,368	87,700,000	5	(k)	93,385,606
Basic and diluted net loss per common share, non redeemable Class A and Class B	$(3.80)									$(0.07)				$(0.08)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Rice Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the THREE MONTHS Ended March 31, 2021
(in thousands, except share and per share amounts)

	Historical			Scenario 1 Assuming No Redemptions into Cash							Scenario 2 Assuming Maximum Redemptions into Cash
	(A) RAC	(B) Aria	(C) Archaea	Business Combinations and PIPE Investment		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Statement of Operations	Business Combinations and PIPE Investment		Pro Forma Statement of Operations
Revenue	$—	$41,537	$1,654	$—		$—		$(6,310)	6(g)	$36,881	$—		$36,881
Cost of revenue	—	26,816	1,209	6,948	6(a)	—		(3,995)	6(g)	30,978	—		30,978
Total gross profit	—	14,721	445	(6,948)		—		(2,315)		5,903	—		5,903
Operating expenses:
Selling, general and administrative	3,039	7,106	3,158	21,300	6(b)	—		(2,274)	6(g)	32,329	—		32,329
Advertising and marketing	—	—	—	—		—		—		—	—		—
Formation costs and other operating expenses	—	542	—	—		—		—		542	—		542
Total operating expenses	3,039	7,648	3,158	21,300		—		(2,274)		32,871	—		32,871
Income (loss) from operation	(3,039)	7,073	(2,713)	(28,248)		—		(41)		(26,968)	—		(26,968)
Other income (expense), net:
Interest expense – net	37	(4,321)	(6)	—		(3,087)	6(e)	1,895	6(g)	(5,482)	—		(5,482)
Change in fair value of warrant liabilities	11,774	—	—	—		—		—		11,774			11,774
Other income – net	—	5,966	221	—		—		62,252	6(h)	68,439	—		68,439
Total other income (expense), net	11,811	1,645	215	—		(3,087)		64,147		74,731	—		74,731
Net income (loss) before income taxes	8,772	8,718	(2,498)	(28,248)		(3,087)		64,106		47,763	—		47,763
Provision for income taxes	—	—	—	—	6(c)	—	6(c)	—	6(c)	—	—	6(c)	—
Net income (loss)	$8,772	$8,718	$(2,498)	$(28,248)		$(3,087)		$64,106		$47,763	$—		$47,763
Net income (loss) attributable to non-controlling interest in subsidiary	337	8	(86)	(7,152)	6(d)	(1,674)	6(f)	34,758	6(i)	$26,191			26,191
Net income (loss) attributable to controlling interests	$8,435	$8,710	$(2,412)	$(21,096)		$(1,413)		$29,348		$21,572	$—		$21,572

Weighted average shares outstanding, basic and diluted	5,931,350			106,928,962	6(j)					112,860,312	87,700,000	6(j)	93,631,350
Basic and diluted net income (loss) per common share	$1.47									$0.19			$0.23

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Description of the Business Combinations

On April 7, 2021, RAC entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”) by and among RAC, Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company (“Archaea Seller”), and Archaea Energy II LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). The consummation of the Aria Merger is conditioned on the consummation of the Archaea Merger and vice versa.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to the Aria Holders is expected to be approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration will consist of both cash consideration and consideration in the form of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock, par value $0.0001 per share, of RAC (“Class B Common Stock”). The cash component of the Aria Closing Merger Consideration will be an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the Aria Closing Merger Consideration will consist of 23.0 million Class A units of RAC Opco and 23.0 million shares of Class B Common Stock.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders is expected to be approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration will consist of newly issued Class A units of RAC Opco and 34.7 million newly issued shares of Class B Common Stock at a value of $10.00 per share.

Following the closing of the Business Combinations (the “Closing”), we will retain our “up-C” structure, whereby all of the equity interests in the Companies will be held by RAC Buyer, all of the equity interests in RAC Buyer will be held by RAC Intermediate, all of the equity interests in RAC Intermediate will be held by RAC Opco and RAC’s only assets will be its equity interests in RAC Opco. Following the Closing, RAC will be renamed Archaea Energy Inc. (the “Combined Company”). The ownership structure following the closing of the Business Combinations for RAC Opco is as follows:

Equity Holder	Shares	%
RAC	53,727,500	46%
Controlling interests	53,727,500	46%
Aria Holders	23,000,000	20%
Archaea Holders	34,700,000	29%
Sponsor, Atlas and RAC independent directors	5,931,350	5%
Noncontrolling interests	63,631,350	54%
Total	117,358,850	100%

The Class A Common Stock, par value $0.0001 per share, of RAC (“Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”) and warrants exercisable for Class A Common Stock are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “RICE” and “RICE WS,” respectively. Certain shares of Class A Common Stock and certain warrants currently trade as units (the “Units”), each of which consists of one share of Class A Common Stock and one-half of one redeemable warrant. The Units are listed on the NYSE under the symbol “RICE U.” The Units will automatically separate into their component securities upon consummation of the Business Combinations and, as a result, will no longer trade as an independent security. We intend to apply to continue the listing of the Class A Common Stock and the warrants on the NYSE under the symbols “LFG” and “LFG WS,” respectively, upon the Closing. References herein to “Class B Common Stock,” “Class A Common Stock” and “Common Stock” are to those of RAC (prior to the Closing) or the Combined Company (upon and after the Closing).

In connection with the Closing, RAC, RAC Buyer, RAC Opco, Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain other individuals affiliated with the Companies will enter into a stockholders agreement (the “Stockholders Agreement”), a copy of the form of which is attached to the accompanying proxy statement as Annex C, which provides that, among other things, (i) the board of directors of the Combined Company (the “Combined Company Board”) is expected to consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations are consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor shall also have the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated.

Concurrently with the execution of the Business Combination Agreements, on April 7, 2021, RAC entered into subscription agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of 30.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $300.0 million, on the terms and subject to the conditions set forth therein (the “PIPE Investment”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combinations.

2.     Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). RAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Pro Forma Adjustments.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 was derived from the historical unaudited condensed balance sheet of RAC as of March 31, 2021 and the historical unaudited condensed consolidated balance sheets of Aria and Archaea as of March 31, 2021 and giving further effect to the Pro Forma Adjustments as if they occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 combine the historical statement of operations of RAC for the three months ended March 31, 2021, and the historical consolidated statements of operations of Aria and Archaea for the three months ended March 31, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 combine the historical unaudited condensed statement of operations of RAC for the three months ended March 31, 2021, and the historical unaudited condensed consolidated statements of operations of Aria and Archaea for the three months ended March 31, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented.

The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combinations and certain other transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combinations and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that RAC believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. RAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combinations and certain other transactions as described in more detail below. RAC, Aria and Archaea have not had any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no Public Stockholders exercise Redemption Rights with respect to their Common Stock.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Stockholders holding 19.2 million shares of our currently outstanding Class A Common Stock exercise their Redemption Rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account for an aggregate redemption payment of approximately $192.3 million, approximately $10.00 per share, based on $237.3 million in the Trust Account and approximately 23.7 million shares of RAC Class A Common Stock outstanding as of March 31, 2021. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. Furthermore, RAC will not redeem shares of Class A Common Stock in an amount that would result in RAC’s failure to have net tangible assets exceeding $5.0 million.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 23.0 million shares of Class B Common Stock expected to be issued to the Aria Holders, the 34.7 million shares of Class B Common Stock expected to be issued to the Archaea Holders, the 23.7 million shares of Class A Common Stock that is outstanding as of March 31, 2021, the 5.9 million shares of Class B Common Stock (assuming there are no RAC stockholders who exercise their Redemption Rights) issued to the Sponsor, and the 30.0 million shares of Class A Common Stock expected to be issued in connection with the PIPE Investment.

As a result of the Business Combinations, assuming no Public Stockholders elect to redeem their shares for cash, the Aria Holders will own approximately 20% of the Combined Company, the Archaea Holders will own approximately 29% of the Combined Company, the Public Stockholders will own approximately 20% of the Combined Company, the Sponsor will own approximately 5% of the Combined Company, and the PIPE Investors will own approximately 26% of the Combined Company, based on the number of shares of Common Stock outstanding as of March 31, 2021.

If 19.2 million shares of our currently outstanding Class A Common Stock are redeemed for cash, which assumes the maximum redemption of Class A Common Stock after giving effect to payments to redeeming stockholders, the Aria Holders will own approximately 23% of the Combined Company, the Archaea Holders will own approximately 35% of the Combined Company, the Sponsor will own approximately 6% of the Combined Company, the PIPE investors will own approximately 31% of the Combined Company and the Public Stockholders will own approximately 5% of the Combined Company, based on the number of shares of Common Stock outstanding as of March 31, 2021.

The foregoing ownership percentages reflect record ownership, not beneficial ownership for SEC reporting purposes. See “Beneficial Ownership of Securities” for the expected beneficial ownership of Common Stock immediately following the consummation of the Business Combinations and certain other transactions as described in more detail below.

3.     Accounting for the Business Combinations

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

The preliminary opening Balance Sheet for Aria as of March 31, 2021 is as follows:

Assets:
Current assets:
Cash and cash equivalents	$28,063
Account receivable – net	21,228
Prepaid expenses and other current assets	4,435
Inventory	8,100
Assets held for sale	70,589
Total current assets	$132,415
Property and equipment, net	82,072
Intangible assets, net	311,667
Investments in joint ventures	279,946
Goodwill	182,295
Other non-current assets	659
Total assets	$989,054

Liabilities:
Current liabilities:
Accounts payable	$1,862
Accrued and other current liabilities	28,755
Short-term debt	103,331
Liabilities held for sale	12,089
Total current liabilities	$146,037
Long-term debt	136,338
Other long-term liabilities	14,579
Total liabilities	$296,954

Noncontrolling interest	2,000

Total purchase consideration	$690,100

Property and equipment assets are depreciated over a remaining weighted average useful life of 15 years. Fair value adjustments include a $14,000 step-up in fair value.

Intangible assets are depreciated over a remaining weighted average useful life of 7 years. Fair value adjustments include $188,000 step-up in fair value.

The increase to depreciation and amortization expense totaled $27,790 and $6,498 related to property and equipment and intangible assets for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

Equity method investments in joint ventures include a $201,000 step-up in fair value.

4.     Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 includes the Pro Forma Adjustments that are directly attributable to the transactions noted in this filing. RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed consolidated balance sheet of RAC as of March 31, 2021.

(B)    Derived from the unaudited condensed consolidated balance sheet of Aria as of March 31, 2021.

(C)    Derived from the unaudited condensed consolidated balance sheet of Archaea as of March 31, 2021.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Investment:

a)      To reflect the combination of the following items: the payment of $7.6 million of deferred underwriters’ fees incurred during the IPO that are payable upon completion of the Business Combinations, the release of $237.3 million of cash from the Trust Account to the cash and cash equivalents account, assuming no Public Stockholders exercise their right to have their Public Shares redeemed for their pro rata share of the Trust Account, the payment of $450.0 million in cash for the Aria Merger, the payment of Aria’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $10.1 million upon consummation of the Aria Merger, the payment of RAC’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $21.3 million upon consummation of the Aria Merger, the payment of Archaea’s total estimated advisory, legal, accounting and auditing fees and other professional fees of $0.8 million upon consummation of the Archaea Merger, and the issuance of an aggregate of 30.0 million shares of Class A Common Stock in the PIPE Investment at a price of $10.00 per share, for an aggregate purchase price of $300.0 million and to record the fee associated with the PIPE Investment in the amount of $9.1 million. See table below:

Release of Trust Account	$237,346
Payment of deferred underwriters’ fees	(7,611)
Payment of cash for Aria Merger	(450,000)
Payment of Aria’s total estimated advisory, legal, accounting and auditing and other professional fees	(10,100)
Payment of RAC’s total estimated advisory, legal, accounting and auditing and other professional fees	(21,300)
Payment of Archaea’s total estimated advisory, legal, accounting and auditing and other professional fees	(800)
Issuance of 30.0 million shares of Class A Common Stock in the PIPE Investment	300,000
Recording of PIPE Investment fee	(9,100)
Cash and cash equivalents	$38,435

b)      To reflect fair value step-up related to the property and equipment, net acquired as part of the Aria Merger.

c)      To reflect fair value step-up related to the intangible assets, net acquired as part of the Aria Merger.

d)      To reflect the release of $237.3 million of cash from the Trust Account to the cash and cash equivalents account, assuming no Public Stockholders exercise their right to have their Public Shares redeemed for their pro rata share of the Trust Account (see Note 4(a)).

e)      To reflect fair value step-up related to the investments in joint ventures acquired as part of the Aria Merger.

f)      To reflect the estimated goodwill balance to be recognized as part of the Aria Merger.

g)      To reflect the payment of $7.6 million of deferred underwriters’ fees incurred during the IPO that are payable upon completion of the Business Combinations.

h)      To reflect the reclassification, in Scenario 1, which assumes no Public Stockholders exercise their Redemption Rights, of common stock subject to redemption of 19.2 million shares of Class A Common Stock to permanent equity.

i)      To reflect the reclassification, in Scenario 1, which assumes no Public Stockholders exercise their Redemption Rights, of common stock subject to redemption of 19.2 million shares of Class A Common Stock to permanent equity and the issuance of an aggregate of 30.0 million shares of Class A Common Stock in the PIPE Investment at a price of $10.00 per share, for an aggregate purchase price of $300.0 million.

j)     To reflect the issuance of 57.7 million shares of Class B Common Stock in connection with the Business Combinations.

k)      To reflect to removal of the historical Aria membership units as a result of the Aria Merger.

l)       To reflect the recapitalization of Archaea through the contribution of all outstanding share capital of Archaea to RAC.

m)     To reflect the combination of the following items: 1) the reclassification, in Scenario 1, which assumes no Public Stockholders exercise their Redemption Rights that would result in Class A Common Stock adjusting from temporary equity to permanent equity ($192.3 million), 2) the issuance of $230.0 million of Class B Common Stock in connection with the Aria Merger ($230.0 million), 3) the reclassification of the noncontrolling interest associated with the Class B units in RAC Opco, which represents 54.2% of the total ownership interests of RAC Opco ($431.8 million), 4) the recapitalization of Archaea through the contribution of all outstanding share capital of Archaea to RAC ($21.8 million), 5) the payment of the transaction costs paid by Archaea ($0.8 million), 6) the issuance of an aggregate of 30.0 million shares of Class A Common Stock in the PIPE Investment at a price of $10.00 per share, for an aggregate purchase price of $300.0 million and 7) the payment the fees associated with the PIPE Investment in the amount ($9.1 million).

n)      To reflect elimination of the accumulated deficits of RAC, the accounting acquiree, and Aria.

o)      To reflect elimination of the accumulated other comprehensive loss of Aria.

p)      To reflect the fair value step-up related to the non-controlling interests acquired as part of the Aria Merger ($2.3 million) and the reclassification of the non-controlling interests associated with the Class B units in RAC Opco ($428.3 million).

Pro forma adjustments directly attributable to the Financing Transactions:

q)      To reflect the impact to cash of several transactions. First, the additional debt financings from Archaea of $294.8 million less deferred financing costs of $6.4 million (i.e., $288.4 million). The $294.8 million is comprised of: 1) $220.0 million Secured Term Loan, which is a component of Archaea’s $340.0 million credit facility (the “new credit facility”), the proceeds of which will be received simultaneously upon the consummation of the Business Combination and will be used for general corporate purposes; 2) $60.8 million related to the 4.75% Notes that will be used to finance the Assai project; and 3) $14.0 million related to the 3.75% Notes that will be used to finance the Assai project. Second, the repayment of Aria’s Term Loan B debt in the amount of $138.0 million. The third and final component is the repayment of the loans related to the Big Run acquisition and the associated accrued interest and Noble guaranty fee, which total $17.0 million and $1.4 million, respectively, as of March 31, 2021.

r)      To reflect the elimination of current portion of long-term debt in conjunction with the repayment of the loans associated with the Big Run acquisition and the associated accrued interest and accrued Noble guaranty fee, which total $2.7 million and $1.4 million, respectively, as described at Note 4(q).

s)      To reflect the net amount of the debt proceeds and repayments described at Note 4(q) above (the $288.4 million portion, of which $220.0 million relates to the new credit facility), along with the reduction of Aria’s Term Loan B debt ($138.0 million) and the long-term portion of the loans issued in conjunction with the Big Run acquisition ($14.3 million).

Pro forma adjustments directly attributable to Other Transaction Accounting Adjustments:

t)       To reflect the execution of Aria’s sale of its previously wholly-owned subsidiary, LES Project Holdings, LLC (“LESPH”), which was classified as held for sale since 2020. This adjustment eliminates: 1) $70.6 million of assets classified as held for sale, 2) $12.1 million of liabilities held for sale, 3) $17.9 million of unpaid interest on loan in default and 4) $103.3 million of the defaulted loan principal. The final component of this adjustment is a gain for discharge of debt in the amount of $62.7 million.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Investment assuming maximum redemptions into cash:

u)      To reflect, in Scenario 2, the assumption that Public Stockholders exercise their Redemption Rights with respect to a maximum of 19.2 million shares of Class A Common Stock prior to the consummation of the Business Combinations at a redemption price of approximately $10.00 per share, or $192.3 million in cash. The $192.3 million or 19.2 million shares of Class A Common Stock represent the maximum redemption amount providing for a minimum net tangible asset of $5.0 million upon a consummation of the Pro Forma Adjustments on December 31, 2020.

5.     Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020

RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Business Combinations and the PIPE Investment, assuming the Pro Forma Adjustments occurred on January 1, 2020.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the audited consolidated statements of operations of RAC for the year ended December 31, 2020.

(B)    Derived from the audited consolidated statements of operations of Aria for the year ended December 31, 2020.

(C)    Derived from the audited consolidated statements of operations of Archaea for the year ended December 31, 2020.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Investment:

a)      To reflect the incremental depreciation and amortization related to the fair value step-ups as part of the Aria Merger. Of the $27.8 million, $26.9 million relates to the amortization of the $188.0 million step-up on intangible assets over 7 years of useful life. The remaining $0.9 million relates to the amortization of the $14.0 million step-up on property, plant and equipment over 15 years of useful life.

b)      To reflect RAC transaction costs.

c)      As a result of the Combined Company’s up-C structure, RAC Opco will be a tax-paying entity. However, as RAC has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to the Financing Transactions:

e)      To reflect interest expense and amortization of debt discounts on the additional debt financings. This $14.8 million is split between $12.9 million interest expense and $1.9 million amortization of debt discounts on the additional debt financings. For the former, the $12.9 million is comprised of 1) $7.5 million related to the Secured Term Loan within the new credit facility, 2) $2.7 million related to the 3.75% Notes, and 3) $2.7 million related to the 4.75% Notes interest expense. The $1.9 million amortization of debt discounts on the additional debt financings is comprised of 1) $1.6 million on the Secured Term Loan within the new credit facility, 2) $0.2 million on the 3.75% Notes, and 3) $0.1 million on the 4.75% Notes.

f)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to Other Transaction Accounting Adjustments:

g)      To reflect the removal of the Statement of Operations activity related to LESPH for the year ended December 31, 2020.

h)      To reflect the removal of the impairment charge associated with classifying LESPH as held-for-sale during the fourth quarter of 2020.

i)       To primarily recognize the nonrecurring gain in conjunction with the disposal of LESPH and the discharging of debt associated with LESPH within Aria’s historical balance sheet as of December 31, 2020.

j)       To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

k)     As the Business Combinations are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combinations and the PIPE Investment have been outstanding for the entirety of the periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2020 are calculated as follows:

	Year Ended December 31, 2020
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation – basic and diluted
RAC weighted average public shares outstanding	5,685,606	5,685,606
Cancellation of Founder Shares in connection with the Business Combinations	—	—
Class A Common Stock subject to redemption reclassified to equity	18,351,762	—
Issuance of Class A Common Stock in connection with closing of the PIPE Investment	30,000,000	30,000,000
Issuance of Class B Common Stock to Aria Holders and Archaea Holders in connection with Business Combinations	57,700,000	57,700,000
Weighted average shares outstanding	111,737,368	93,385,606

Comparative Share Information

The following table sets forth selected historical comparative share information for RAC and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combinations, assuming the following two redemption scenarios:

•        Assuming No Redemptions:    This presentation assumes that no Public Stockholders exercise Redemption Rights with respect to their Common Stock.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Stockholders holding approximately 18.4 million shares of Class A Common Stock exercise their Redemption Rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account for an aggregate redemption payment of approximately $183.5 million, approximately $10.00 per share, based on $237.3 million in the Trust Account and approximately 23.7 million shares of Class A Common Stock outstanding as of December 31, 2020. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. Furthermore, RAC will not redeem shares of Class A Common Stock in an amount that would result in RAC’s failure to have net tangible assets exceeding $5.0 million.

The pro forma book value information reflects the Business Combinations as if they had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combinations as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the historical financial statements of RAC and the Companies and related notes. The unaudited pro forma condensed combined per share information of the Combined Company is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RAC and the Companies been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RAC’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the shares of Class A Common Stock will no longer be subject to redemption. RAC has not considered the effect of the warrants sold in the IPO and Private Placement to purchase an aggregate of 18,351,762 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Combined Company would have been had the companies been combined during the periods presented.

	RAC (Historical)(2)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the Year Ended December 31, 2020
Book value per share(1)	$0.88	$7.00	$6.41
Weighted average shares outstanding of Class A and B Common Stock – basic and diluted	5,685,606	111,737,368	93,385,606
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$(3.80)	$(0.07)	$(0.08)

____________

(1)      Book value per share = Total equity/shares outstanding. For the pro forma combined book value per share, total equity is derived using 111,737,368 shares in the no redemption scenario and 93,385,606 shares in the maximum redemption scenario.

(2)      Aria’s and Archaea’s historical equity structure was not unitized, and therefore the calculation of book value per share for them as standalone entities is not a useful metric.

6.     Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2021

RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Pro Forma Adjustments, assuming the Pro Forma Adjustments occurred on January 1, 2021.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the unaudited condensed consolidated statements of operations of RAC for the three months March 31, 2021.

(B)    Derived from the unaudited condensed consolidated statements of operations of Aria for the three months ended March 31, 2021.

(C)    Derived from the unaudited condensed consolidated statements of operations of Archaea for the three months ended March 31, 2021.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Investment:

a)      To reflect the incremental depreciation and amortization related to the fair value step-ups as part of the Aria Merger. Of the $6.9 million, $6.7 million relates to the amortization of the $188.0 million step-up on intangible assets over 7 years of useful life. The remaining $0.2 million relates to the amortization of the $14.0 million step-up on property, plant and equipment over 15 years of useful life.

b)      To reflect RAC transaction costs.

c)      As a result of the Combined Company’s up-C structure, RAC Opco will be a tax-paying entity. However, as RAC has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to the Financing Transactions:

e)      To reflect interest expense and amortization of debt discounts on the additional debt financings. This $3.1 million is split between $2.7 million of interest expense and $0.4 million of amortization of debt discounts on the additional debt financings. For the former, the $2.7 million is comprised of 1) $1.9 million related to the $220 million Secured Term Loan (within the new credit facility), 2) $0.1 million related to the 3.75% Notes, and 3) $0.7 million related to the 4.75% Notes interest expense. The $0.4 million amortization of debt discounts on the additional debt financings is comprised of 1) $0.4 million amortization to the Secured Term Loan (within the new credit facility) and less than $0.1 million amounts on both the 3.75% Notes and the 4.75% Notes.

f)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to Other Transaction Accounting Adjustments:

g)      To reflect the removal of the Statement of Operations activity related to LESPH for the three months ended March 31, 2021.

h)      To primarily recognize the nonrecurring gain in conjunction with disposal of LESPH and the discharging of debt associated with LESPH within Aria’s historical balance sheet as of March 31, 2021.

i)       To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

j)       As the Business Combinations are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Weighted average common shares outstanding — basic and diluted for the three months ended March 31, 2021 are calculated as follows:

	Three Months Ended March 31, 2021
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Weighted average shares calculation – basic and diluted
RAC weighted average public shares outstanding	5,931,350	5,931,350
Cancellation of Founder Shares in connection with the Business Combinations	—	—
Class A Common Stock subject to redemption reclassified to equity	19,228,962	—
Issuance of Class A Common Stock in connection with closing of the PIPE Investment	30,000,000	30,000,000
Issuance of Class B Common Stock to Aria Holders and Archaea Holders in connection with Business Combinations	57,700,000	57,700,000
Weighted average shares outstanding	112,860,312	93,631,350

Comparative Share Information

The following table sets forth selected historical comparative share information for RAC and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combinations, assuming the following two redemption scenarios:

•        Assuming No Redemptions:    This presentation assumes that no Public Stockholders exercise Redemption Rights with respect to their Common Stock.

•        Assuming Maximum Redemptions:    This presentation assumes that Public Stockholders holding 19.2 million shares of our currently outstanding Class A Common Stock exercise their Redemption Rights and that such shares are redeemed for their pro rata share of the funds in the Trust Account for an aggregate redemption payment of approximately $192.3 million, approximately $10.00 per share, based on $237.3 million in the Trust Account and approximately 23.7 million shares of RAC Class A Common Stock outstanding as of March 31, 2021. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. Furthermore, RAC will not redeem shares of Class A Common Stock in an amount that would result in RAC’s failure to have net tangible assets exceeding $5.0 million.

The pro forma book value information reflects the Business Combinations as if they had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combinations as if they had occurred on January 1, 2021.

This information is only a summary and should be read together with the historical financial statements of RAC and the Companies and related notes. The unaudited pro forma condensed combined per share information of RAC and the Companies is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RAC and the Companies been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RAC’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the Class A shares are no longer subject to redemption. RAC has not considered the effect of the warrants sold in the IPO and Private Placement to purchase an aggregate of 18,633,500 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of RAC and the Companies would have been had the companies been combined during the periods presented.

	RAC (Historical)(2)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the three months ended March 31, 2021
Book value per share(1)	$0.84	$7.00	$6.38
Weighted average shares outstanding of nonredeemable Class A and B Common Stock – basic and diluted	5,931,350	112,860,312	93,631,350
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$1.47	$0.19	$0.23

____________

(1)      Book value per share = Total equity/shares outstanding. For the pro forma combined book value per share, total equity is derived using 111,983,112 shares in the no redemption scenario and 93,631,350 shares in the maximum redemption scenario.

(2)      Aria’s and Archaea’s historical equity structure was not unitized, and therefore the calculation of book value per share for them as standalone entities is not a useful metric.

Special Meeting of RAC Stockholders

Date, Time and Place

The Special Meeting will take place on             , 2021 at                a.m., Eastern Time. We have determined to hold the Special Meeting virtually in light of the continued public health and travel concerns posed by the coronavirus (COVID-19). You will not be able to physically attend the Special Meeting.

To attend and participate in the Special Meeting, you will need to visit the Meeting Website at and enter the control number found on your proxy card. If you are a beneficial owner of shares held in street name and wish to attend the Special Meeting, you will need to follow the instructions on your voting instruction form to receive a legal proxy from your bank or broker, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to             . Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting should contact              at the above email address no later than             , 2021 to obtain this information. Only one stockholder per control number can access the Meeting Website. You may vote and submit questions while attending the Special Meeting by following the instructions available on the Meeting Website at the time of the Special Meeting. On the date of the Special Meeting, online access to the Special Meeting will open at              a.m., Eastern Time, to allow time for stockholders to log-in prior to the start of the live audio webcast of the Special Meeting at              a.m., Eastern time. We encourage you to log-in 15 minutes prior to the start time of the Special Meeting. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call              for assistance.

Purpose of the Special Meeting

At the Special Meeting, RAC stockholders are being asked to vote on:

•        Proposal No. 1(a) (The Aria Business Combination Proposal):    A proposal to approve and adopt the Aria Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the Aria Merger.

•        Proposal No. 1(b) (The Archaea Business Combination Proposal):    A proposal to approve and adopt the Archaea Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex B, and approve the Archaea Merger.

•        Proposal No. 2 (The NYSE Proposal):    A proposal to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable NYSE listing rules, the issuance by RAC of Common Stock in the Business Combinations and the PIPE Investment in an amount equal to 20% or more of the amount of RAC’s issued and outstanding shares of Common Stock immediately prior to such issuance.

•        Proposal No. 3 (The Charter Proposal):    A proposal to approve and adopt, assuming the Business Combination Proposal and the NYSE Proposal are approved and adopted, the Combined Company Charter, a copy of the form of which is attached to the accompanying proxy statement as Annex D, which, if approved, would take effect upon the Closing.

In addition to the approval of the Combined Company Charter, the stockholders are also separately being presented with the following proposals, for approval on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on certain corporate governance provisions in the Combined Company Charter:

•        Proposal No. 3(a) (Governance Proposal):    A proposal to increase the total number of authorized shares of all classes of capital stock to shares, consisting of (i) shares of Class A Common Stock, (ii) shares of Class B Common Stock and (iii) shares of preferred stock, par value $0.0001 per share.

•        Proposal No. 3(b) (Governance Proposal):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), unless the Combined Company consents in writing to the selection of an alternative forum.

•        Proposal No. 3(c) (Governance Proposal):    A proposal to remove provisions in the Existing Charter related to our status as a blank check company that will no longer apply upon the consummation of the Business Combinations.

•        Proposal No. 4 (The Director Election Proposal):    A proposal for holders of Class B Common Stock to elect, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, seven directors to serve staggered terms on the Combined Company Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified.

•        Proposal No. 5 (The Incentive Plan Proposal):    A proposal to approve and adopt, assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved and adopted, the 2021 Plan, a copy of the form of which is attached to this proxy statement as Annex F.

•        Proposal No. 6 (The Adjournment Proposal):    A proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal.

Record Date; Who is Entitled to Vote

Only holders of record of shares of Common Stock at the close of business on           , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. Only holders of Class B Common Stock may vote on the Director Election Proposal. Warrants do not have voting rights.

Quorum

In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum at the Special Meeting requires the presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting, represented in person (which would include presence at the virtual Special Meeting) or by proxy. On the Record Date, there were shares of Common Stock outstanding and entitled to vote. Consequently, shares of Common Stock must be present at the beginning of the Special Meeting to constitute a quorum. Abstentions will be counted for purposes of determining whether there is a quorum at the Special Meeting. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting.

Abstentions and Broker Non-Votes

With respect to each Proposal in this proxy statement (other than the Director Election Proposal), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the Director Election Proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Proposal, but will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions (or in the case of the Director Election Proposal, “WITHHOLD” votes) will be counted in connection with the determination of whether a valid quorum is established, but their effect on the Proposals differ as follows: (i) an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the NYSE Proposal, the Charter Proposal and the Incentive Plan Proposal and (ii) an abstention or “WITHHOLD” vote will have no effect on the Governance Proposals, the Director Election Proposal or the Adjournment Proposal.

Vote Required for Approval

The following votes are required for each proposal at the Special Meeting:

•        The Business Combination Proposal:    Approval of the Business Combination Proposal requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group.

•        The NYSE Proposal:    Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

•        The Charter Proposal:    Approval of the Charter Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock.

•        The Governance Proposals:    Approval of each Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

•        The Director Election Proposal:    The election of the director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the outstanding shares of Class B Common Stock cast by RAC stockholders present in person (which would include presence at the virtual Special Meeting) or by proxy at the virtual Special Meeting and entitled to vote thereon.

•        The Incentive Plan Proposal:    Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

•        The Adjournment Proposal:    Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

The approval of the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are necessary for the consummation of the Business Combinations. In addition, the consummation of the Aria Merger is conditioned on the consummation of the Archaea Merger and vice versa.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote (except that only holders of Class B Common Stock may vote on the Director Election Proposal).

Stockholders of Record

If your shares are registered directly in your name with the Transfer Agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

If you are a stockholder of record, there are three ways to vote:

•        During the Annual Meeting.    You may vote during the Special Meeting by following the instructions provided at the Special Meeting.

•        By Mail.    You may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•        Online Prior to the Annual Meeting.    You may vote online in advance of the Special Meeting by following the procedures and instructions described on the proxy card. If you choose to vote online using the Meeting Website (              ) in advance of the Special Meeting, have your proxy card in hand, which will have the control number necessary to access the website, and follow the instructions.

Beneficial Owner of Shares Held in Street Name

If your shares are held in an account at a broker, bank, broker-dealer, custodian or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting during the Special Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, but you must follow the instructions that organization has provided to you in order to vote or attend the Special Meeting. Those instructions are contained in a “vote instruction form” provided to you by such organization.

If you are a beneficial owner, there are three ways to vote:

•        During the Special Meeting.    If you are a beneficial owner, you will need to follow the instructions on the voting instruction form provided to you to receive a legal proxy from your broker, bank, broker-dealer, custodian or other similar organization that holds your shares, and then e-mail a copy (a legible photograph is sufficient) of your legal proxy to               . Beneficial owners who e-mail a valid legal proxy will be issued a control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting should contact                at the above email address no later than               , 2021 to obtain this information

•        By Mail.    You may vote by filling out the vote instruction form and sending it back in the envelope provided by your broker, bank, broker-dealer, custodian or other similar organization that holds your shares.

•        Via Telephone/Online Prior to the Special Meeting.    You may vote by submitting your vote by telephone or online if those options are made available to you by your broker, bank, broker-dealer, custodian or other similar organization in accordance with the instructions on the voting instruction form provided to you. Although many banks, brokers and other nominees offer these voting alternatives, availability and specific procedures vary.

Revoking Your Proxy

A stockholder may revoke his, her or its proxy at any time before it is exercised by sending a later-dated, signed proxy card so that it is received by prior to the vote at the Special Meeting or attending the Special Meeting in person (which would include presence at the virtual Special Meeting) and voting. Attending the Special Meeting will not automatically revoke your proxy unless you vote again during the Special Meeting. Stockholders also may revoke their proxy by sending a notice of revocation to             , which must be received prior to the vote at the Special Meeting.

Please note, however, that if your shares are held of record by a broker, bank, broker-dealer, custodian or other similar organization, you must instruct your broker, bank, broker-dealer, custodian or other similar organization that you wish to change your vote by following the procedures on the voting instruction form provided to you by such representative.

Who Can Answer Your Questions About Voting Your Shares

If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact RAC’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 864-7964
Email: RICE@dfking.com

Vote of the Sponsor and RAC’s Officers and Directors

The Sponsor, Atlas and certain of our officers and directors entered into a letter agreement at the time of the IPO pursuant to which they agreed to vote any shares of capital stock of RAC owned by them in favor of the Business Combination Proposal. As of the date hereof, such stockholders own approximately 20% of the total outstanding shares of Common Stock.

Redemption Rights

Pursuant to the Existing Charter, we are providing the Public Stockholders with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed for cash upon the Closing. Holders of our outstanding Warrants do not have redemption rights in connection with the Business Combinations. You will be entitled to receive cash for any shares of Class A Common Stock to be redeemed only if you:

(i)     (a) hold shares of Class A Common Stock or (b) hold Units and you elect to separate your Units into the underlying shares of Class A Common Stock and Warrants prior to exercising your Redemption Rights with respect to the shares of Class A Common Stock; and

(ii)    prior to             , Eastern Time, on             , 2021 (two business days prior to the vote at the Special Meeting), (A) submit a written request to Continental Stock Transfer & Trust Company, the Transfer Agent, that we redeem your shares of Class A Common Stock for cash and (B) deliver your shares of Class A Common Stock to the Transfer Agent.

Holders of Units must elect to separate the underlying shares of Class A Common Stock and Warrants prior to exercising Redemption Rights. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying shares of Class A Common Stock and Warrants, or if a holder holds Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public Stockholders may elect to redeem all or a portion of their shares of Class A Common Stock, whether they vote “FOR” the Business Combination Proposal or not.    If the Business Combinations are not consummated, the Class A Common Stock will not be redeemed for cash. If the Business Combinations are consummated and a Public Stockholder properly exercises its right to redeem its shares of Class A Common Stock and timely delivers its shares to the Transfer Agent, we will redeem each share of Class A Common Stock for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of RAC, divided by the number of then-outstanding shares of Class A Common Stock and Class A units of RAC Opco (other than those held by RAC). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per share. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed shares of Class A Common Stock for cash and will no longer own such shares. Any request to redeem shares of Class A Common Stock, once made, may be withdrawn at any time until the deadline for requesting to exercise Redemption Rights and thereafter, with our consent, until the Closing. Furthermore, if a holder of shares of Class A Common Stock delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that RAC instruct the Transfer Agent to return the certificate. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for requesting to exercise Redemption Rights.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Each redemption of shares of Class A Common Stock by Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $237.3 million as of March 31, 2021 and which RAC intends to use for the purposes of consummating the Business Combinations within the time period described in the accompanying proxy statement and to pay deferred underwriting commissions to the underwriters of the IPO. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. The conditions to closing in the Aria Merger Agreement and the Archaea Merger Agreement are for the sole benefit of the parties to the respective Business Combination Agreements and may be waived by such parties. If, as a result of redemptions of Class A Common Stock by the Public Stockholders, these conditions are not met (or not waived), then RAC or the Companies (as applicable) may elect not to consummate the Aria Merger or the Archaea Merger (as applicable). Based on the amount of $237.3 million in the Trust Account as of March 31, 2021, and taking into account the anticipated gross proceeds of approximately $300.0 million from the PIPE Investment, all 23.7 million shares of our currently outstanding Class A Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the $150.0 million minimum cash closing conditions contained in the Business Combination Agreements. In addition, in no event will RAC consummate the Business Combinations if the redemption of Class A Common Stock would result in our failure to have net tangible assets in excess of $5.0 million.

Immediately following the consummation of the Business Combinations, RAC will satisfy the exercise of Redemption Rights by redeeming the shares of Class A Common Stock issued to the Public Stockholders that validly exercised their Redemption Rights.

Appraisal Rights

Neither our stockholders nor our warrantholders have appraisal rights in connection with the Business Combinations under the DGCL.

Proxy Solicitation Costs

RAC is soliciting proxies on behalf of its Board. RAC will pay the cost of soliciting proxies for the Special Meeting.

RAC has engaged D.F. King to assist in the solicitation of proxies for the Special Meeting, and RAC has agreed to pay D.F. King a fee of $              , plus disbursements, and will reimburse D.F. King for its reasonable out-of-pocket expenses and indemnify D.F. King and its affiliates against certain claims, liabilities, losses, damages and expenses.

RAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners.

Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding RAC or our securities, the Initial Stockholders, the Companies and/or their respective affiliates may purchase shares of our Common Stock and/or our Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combinations. This may result in the completion of the Business Combinations that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combinations to be approved under circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. RAC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Proposal No. 1 — The Business Combination Proposal

We are asking our stockholders to (i) approve and adopt the Aria Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and approve the Aria Merger and (ii) approve and adopt the Archaea Merger Agreement, a copy of which is attached to the accompanying proxy statement as Annex B, and approve the Aria Merger.

Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreements and the Business Combinations. You are also urged to read carefully the Business Combination Agreements in their entirety before voting on this proposal.

We may consummate the Business Combinations only if both the Aria Business Combination Proposal and the Archaea Business Combination Proposal are approved by (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group.

The consummation of the Aria Merger is conditioned on the consummation of the Archaea Merger and vice versa.

The Business Combination Agreements

This subsection of the proxy statement describes the material provisions of each of the Business Combination Agreements, but does not purport to describe all of the terms of the Business Combination Agreements. The following summary is qualified in its entirety by reference to the complete text of the respective Business Combination Agreements, which are attached as Annex A and Annex B hereto and which are incorporated by reference herein. You are urged to read the Business Combination Agreements in their respective entirety because the Business Combination Agreements are the primary legal documents that govern the Business Combinations.

The Business Combination Agreements contain representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreements or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreements. The representations, warranties and covenants in each Business Combination Agreement are also modified in important part by the underlying disclosure schedules for each Business Combination Agreement, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Except as otherwise disclosed herein, we do not believe that the Schedules contain information that is material to an investment decision.

The Aria Merger Agreement

General Description of the Aria Merger Agreement

On April 7, 2021, RAC entered into the Aria Merger Agreement (which was subsequently amended on May 12, 2021 and June 11, 2021), pursuant to which, among other things and subject to the terms and conditions contained in the Aria Merger Agreement, RAC will acquire Aria. After giving effect to the Aria Merger, Aria will continue as an indirect subsidiary of RAC and the Aria Holders will hold a portion of the Class B Common Stock and RAC Opco’s Class A units. As a result of the foregoing, after the closing of the Aria Merger, RAC will indirectly own all of the equity and assets of Aria (other than LES Project Holdings, LLC and its subsidiaries), which were sold on June 10, 2021).

Consideration to Aria Holders in the Aria Merger

Subject to the terms of the Aria Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration to be paid to Aria Holders in connection with the Aria Merger is expected to be approximately $680 million, subject to adjustments for Aria’s net indebtedness as of the closing of the Aria Merger, and subject to further adjustments for cash and cash equivalents of Aria (up to a $10 million cap at closing), and certain scheduled capital expenditures. The Aria Closing Merger Consideration will include both cash consideration (which is subject to only an upward adjustment) and consideration in the form of newly issued shares of Class B Common Stock and RAC Opco’s Class A units (which is not subject to adjustment other than certain downward adjustments if the Aria Holders choose not to settle any downward post-closing adjustments in cash). The cash component will be an amount equal to $450 million plus the additional cash consideration reflecting the existing cash and cash equivalents of Aria (up to $10 million total). The remainder of the Aria Closing Merger Consideration will be paid in a number of shares of our Class B Common Stock and RAC Opco’s Class A units, which are not subject to adjustment other than certain downward adjustments if the Aria Holders choose not to settle any downward post-closing adjustments in cash. In connection with the Aria Merger, RAC will pay off, or cause to be paid off, on behalf of Aria, certain of Aria’s outstanding indebtedness under its existing credit facilities, and the cash component of the Aria Closing Merger Consideration will be reduced by the amount of any such payment.

Material Adverse Effect

Under the Aria Merger Agreement, certain representations and warranties of Aria are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Aria Merger Agreement, a “Material Adverse Effect” as used in the Aria Merger Agreement means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect upon the business, results of operations or financial condition of Aria and the Aria Subsidiaries, taken as a whole, or (b) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the ability of Aria and the Aria Subsidiaries, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements (as defined in the Aria Merger Agreement); provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which Aria and the Aria Subsidiaries operate; (ii) changes in law or generally accepted accounting principles (“GAAP”) or the interpretation thereof, in each case effected after the Execution Date (as defined in the Aria Merger Agreement); (iii) any failure of any of Aria or any of the Aria Subsidiaries to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets, including increases in prices due to the increase of raw materials or product inputs or transportation costs; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which Aria and the Aria Subsidiaries conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action by a party to the Aria Merger Agreement and that is expressly required by the Aria Merger Agreement, (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any law or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, the Aria Merger Agreement or the transactions contemplated by the Aria Merger Agreement or the identity of Aria or its affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv) (iv), (v), (vi), (vii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a disproportionate effect on Aria and the Aria Subsidiaries, taken as a whole, relative to other similarly situated entities operating in the industries or markets in which Aria and the Aria Subsidiaries operate (in which case only the incremental disproportionate effect or effects may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

Closing and Effective Time of the Aria Merger

The closing of the Aria Merger is expected to take place at 9:00 a.m., Eastern Time, on the fourth business day after the conditions described below under the subsection “Conditions to Closing of the Aria Merger” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), or at such other time, date and location as may be mutually agreed upon in writing by the parties to the Business Combination Agreements; provided, however, that without the written consent of Aria and RAC Buyer, the closing shall occur no earlier than the first business day that is at least 45 days after the execution date. On the closing date, the parties shall cause the Aria Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”), as applicable.

Conditions to Closing of the Aria Merger

Conditions to Each Party’s Obligations

The respective obligations of the parties to the Aria Merger Agreement to consummate and effect the transactions contemplated by the Aria Merger Agreement are subject to the satisfaction, at or prior to the closing of the Aria Merger, of each of the following conditions:

•        the waiting period applicable to the transactions contemplated by the Aria Merger Agreement under HSR (including any extensions) must have expired or early termination must have been granted. The statutory HSR waiting period expired on May 28, 2021 at 11:59 p.m. Eastern Time;

•        there must not be in effect any law prohibiting the consummation of the Aria Merger or governmental order preventing the consummation of the Aria Merger;

•        the required vote of the RAC stockholders to approve the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal and the Director Election Proposal has been duly obtained in accordance with the DGCL, the Existing Charter and the rules and regulations of NYSE;

•        the Archaea Closing (as defined in the Aria Merger Agreement) must occur contemporaneously with, or have occurred prior to, the closing;

•        the shares of Common Stock to be issued in connection with the closing of the Aria Merger must have been approved for listing upon the closing of the Aria Merger on NYSE, subject to official notice of the issuance thereof;

•        the redemption of Class A Common Stock upon exercise of Redemption Rights shall have been completed in accordance with the Existing Charter and that certain Investment Management Trust Agreement, dated October 23, 2020 between RAC and the Transfer Agent (the “Trust Agreement”); and

•        an order must have been issued by FERC granting authorization pursuant to Section 203 of the Federal Power Act for the Business Combinations taken together, and FERC shall not have stayed the effectiveness of such order. FERC issued an order authorizing the Business Combinations on June 14, 2021.

Conditions to Aria’s Obligations

The obligations of Aria to consummate and effect the Aria Merger are subject to the satisfaction, at or prior to the closing of the Aria Merger, of each of the following conditions, any of which may be waived, in writing, exclusively by Aria:

•        immediately following the closing, the cash on RAC’s balance sheet must be greater than or equal to the Minimum Cash Amount, as defined in the Aria Merger Agreement;

•        the representations and warranties of RAC Buyer set forth in Article IV of the Aria Merger Agreement (other than the Buyer Fundamental Representations as defined in the Aria Merger Agreement), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the closing date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on RAC Buyer;

•        the Buyer Fundamental Representations (as defined in the Aria Merger Agreement) in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the closing date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies;

•        the covenants and agreements of the Buyer Parties (as defined in the Aria Merger Agreement) to be performed or complied with on or before the closing in accordance with the Aria Merger Agreement shall have been performed in all material respects;

•        RAC Buyer must have delivered to Aria a certificate executed by an executive officer of RAC Buyer and dated as of the closing date, confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•        RAC Buyer must have delivered to Aria all deliverables required under Section 2.6 of the Aria Merger Agreement.

Conditions to RAC Buyer’s Obligations

The obligations of the Buyer Parties (as defined in the Aria Merger Agreement) to consummate the Aria Merger are subject to the satisfaction or written waiver, at or prior to the closing of the Aria Merger, of each of the following conditions:

•        the representations and warranties of Aria and the Aria Subsidiaries (collectively, the “Aria Group Companies”) (other than certain fundamental representations) shall be true and correct in all respects (without giving effect to materiality or material adverse effect qualifiers contained therein, other than provided by the Aria Merger Agreement), on and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty relates to a specific date, in which case such representation and warranty must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect;

•        the Aria Group Companies’ fundamental representations (relating to organization, authority, enforceability, non-contravention, capitalization, and brokerage), without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects on and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty relates to a specific date, in which case such representation and warranty must be true and correct as of such date) other than, in each case de minimis inaccuracies;

•        Aria and the Aria Equityholder Representative must have performed or complied with all agreements and covenants required by the Aria Merger Agreement to be performed or complied with by each, respectively, at or prior to the closing date, in each case in all material respects;

•        Aria must have delivered to RAC Buyer a certificate executed by an executive officer of Aria and dated as of the closing date, confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied;

•        Aria must have delivered to RAC Buyer the various certificates, instruments and other documents as required under Section 2.5 of the Aria Merger Agreement;

•        immediately following the closing, the cash on RAC’s balance sheet must be greater than or equal to the Minimum Cash Amount, as defined in the Aria Merger Agreement; and

•        Aria must have consummated the LES Sale (as defined in the Aria Merger Agreement).

Representations and Warranties

Under the Aria Merger Agreement, Aria made customary representations and warranties about Aria and the Aria Subsidiaries relating to: organization; authority; enforceability; non-contravention; capitalization; financial statements; no undisclosed liabilities; no material adverse effect; absence of certain developments; real property; tax matters; contracts; intellectual property; information supplied for this proxy statement; litigation; brokerage; labor matters; employee benefit plans; insurance; compliance with laws; permits; environmental matters; regulatory status; title to and sufficiency of assets; affiliate transactions; trade & anti-corruption compliance and disclaimer of no other representations and warranties.

Under the Aria Merger Agreement, RAC, RAC Buyer and related entities made customary representations and warranties relating to: organization; authority; enforceability; non-contravention; capitalization; litigation; brokerage; business activities; compliance with laws; organization, financing; activities; tax matters; non-contravention; information supplied for this proxy statement; the Trust Account; RAC’s SEC documents, financial statements and controls; stock exchange listing obligations; investment company and emerging growth company matters; inspections; PIPE Investment matters; related person transactions; employees and agreements, contracts and commitments.

Covenants of the Parties

Covenants of Aria

Aria made certain covenants under the Aria Merger Agreement, including, among others, the covenants set forth below.

•        Subject to certain exceptions and other than as expressly required by the Aria Merger Agreement, as set forth on the Schedules or as consented to by RAC Buyer, Aria will, and will cause the Aria Subsidiaries to, operate in the ordinary course of business, and maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom Aria or the Aria Subsidiaries has a material business relationship.

•        Subject to certain exceptions and other than as set forth on the Schedules or as consented to by RAC Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or other than to the extent that any action is reasonably required to be taken in respect of COVID-19 measures, prior to the effective time of the Aria Merger, Aria will not:

•        amend or otherwise modify the organizational documents of any of Aria or the Aria Subsidiaries (including by merger, consolidation or otherwise);

•        make a material change in any method of financial accounting or accounting practice of the Aria Subsidiaries, except as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

•        except to the extent required by applicable law, make, change or revoke any material tax election, enter into any agreement, settlement or compromise with any tax authority relating to any material tax matter, abandon or fail to diligently conduct any material audit, examination or other proceeding in respect of a material tax or material tax return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a taxing authority, file any amendment of any material tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, file any tax return in a manner inconsistent with the past practices of Aria and the Aria Subsidiaries, fail to pay any material amount of tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material tax or material tax return, enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions), surrender any right to claim any refund of material taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the intended tax treatment hereunder, or defer payment of any taxes (including withholding taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any governmental entity;

•        issue or sell, or authorize the Aria Subsidiaries to issue or sell, any membership interests, shares of its capital stock or any other equity interests, as applicable, or issue or sell, or authorize the Aria Subsidiaries to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other equity interests;

•        declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to 12:01 a.m. on the closing date or to another Aria Subsidiary;

•        split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other equity interests;

•        incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness, as applicable

•        make any loans, advances or capital contributions to, or investments in, any person or entity;

•        amend or modify any company indebtedness other than, in each case, indebtedness under existing credit facilities incurred in the ordinary course of business in an amounts not to exceed $1,000,000;

•        cancel or forgive any indebtedness owed to Aria or the Aria Subsidiaries;

•        make any capital expenditure or incur any liabilities in connection therewith, except for capital expenditures with respect to specific projects as set forth in and consistent with the budget set forth on the Schedules;

•        other than in the ordinary course of business, make or effect any amendment or termination (other than an expiration in accordance with the terms thereof) of any material contract, enter into any contract that if entered into prior to April 7, 2021 would be a material contract under the terms of the Aria Merger Agreement;

•        enter into, renew, modify or revise any transactions between Aria and the Aria Subsidiaries and holders of Aria’s units, other than those that will be terminated upon closing;

•        sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are, with respect to Aria or any of the Aria Subsidiaries, material to the businesses of Aria and the Aria Subsidiaries, except in the ordinary course of business;

•        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•        grant or otherwise create or consent to the creation of any lien, subject to certain exceptions, on any of its material assets or leased real property;

•        fail to maintain in full force and effect any insurance policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

•        make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (i) as required by applicable law or pursuant to an employee benefit plan that was in effect on April 7, 2021 and set forth on the Schedules; (ii) annual base compensation increases made in the ordinary course of business for employees or individual independent contractors who are eligible to earn total annual compensation equal to or less than

$150,000 both before and after any such increase, or (iii) entering into any employee benefit plan with any employee or independent contractor hired, engaged or promoted by Aria or any of the Aria Subsidiaries following April 7, 2021 in the ordinary course of business;

•        pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to an employee benefit plan as in effect on April 7, 2021 or applicable law;

•        establish, modify, amend (other than as required by applicable law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any employee benefit or any benefit or compensation plan, program, policy, agreement or arrangement that would be an employee benefit plan if in effect on April 7, 2021;

•        hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;

•        negotiate, modify, extend, or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Aria or any of the Aria Subsidiaries;

•        implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

•        waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of Aria or any of the Aria Subsidiaries, as applicable, to engage or compete in any line of business in any respect material to any business of Aria or any of the Aria Subsidiaries, as applicable;

•        buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) inventory and supplies in the ordinary course of business or (ii) other assets in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

•        take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (i) loss of status as a “qualifying small power production facility” as defined in Section 3(17)(C) of the Federal Power Act, and FERC’s implementing regulations (a “Qualifying Facility”), (ii) the loss (by Aria or any of the Aria Subsidiaries that directly owns a Qualifying Facility, other than Seneca Energy II, LLC) of any of certain exemptions, (iii) loss of (a) authorization by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity and/or ancillary services at market-based rate, (b) acceptance by FERC of a tariff providing for such sales, and (c) conferral by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under Section 204 of the Federal Power Act to issue securities and assume liabilities, or (iv) financial, organizational or rate regulation under the laws of any state energy regulatory commission;

•        enter into any new line of business;

•        make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

•        make or effect any amendment to, waiver of, or termination (other than an expiration in accordance with the terms thereof) of, the Membership Interest Purchase Agreement, dated as of March 1, 2021, by and between LES Manager LLC and Energy Investment Company, LLC; or

•        agree to, authorize or commit in writing to do any of the foregoing.

From 12:01 a.m., Eastern Time, on the closing date until the closing, Aria shall not and shall not cause the Aria Subsidiaries to use any cash and cash equivalents to pay any transaction expenses, make any distributions, repay and indebtedness or make any payments in respect of taxes that may increase the amounts payable to the Aria Holders at closing.

Covenants of the Buyer Parties

The Buyer Parties (as defined in the Aria Merger Agreement) made certain covenants under the Aria Merger Agreement, including, among others, the covenants set forth below.

•        Subject to certain exceptions, prior to the effective time of the Business Combination, the Buyer Parties will not take any of the following actions, except with prior written consent of Aria, as applicable (such consent not to be unreasonably withheld, conditioned or delayed), as expressly required by the Aria Merger Agreement or as set forth on the Schedules, the Buyer Parties:

•        amend or otherwise modify any of their respective governing documents or the Trust Agreement;

•        withdraw any of the funds invested in the Trust Account, other than as permitted by the Existing Charter or the Trust Agreement;

•        other than in connection with a RAC share redemption, the Forward Purchase Agreement, any purchases of the Common Stock on or prior to the closing as provided under the Business Combination Agreements, the repayment of any working capital loan under the Business Combination Agreements in RAC’s warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any equity interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests of any Buyer Party;

•        enter into any enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions);

•        other than in connection with a RAC share redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of RAC Buyer;

•        adjust, split, combine, redeem (other than a RAC share redemption) or reclassify any of its equity interests;

•        incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for borrowed money, other than indebtedness in order to finance working capital needs (including to pay amounts which would be treated as a transaction expense if unpaid as of the closing date and any ordinary course operating expenses), which indebtedness permits or allows all or any portion of such indebtedness to be converted into the number of Warrants not to exceed $3 million (with such warrants issued at $1.00 per warrant and at an exercise price of $11.50 per warrant) or which may be otherwise repaid in cash, (ii) make any loans, advances or capital contributions to, or investments in, any person or entity or (iii) amend or modify any indebtedness for borrowed money;

•        enter into any transaction or contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by RAC Buyer to the Sponsor, RAC Buyer’s officers or directors, or any affiliate of the Sponsor or RAC Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

•        make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•        reduce the exercise price of any of the Warrants;

•        compromise, commence or settle any pending or threatened legal proceeding (i) involving payments (exclusive of attorney’s fees) by RAC Buyer not covered by insurance in excess of $1,000,000 or in excess of $5,000,000 in the aggregate, (ii) granting material injunctive or other equitable remedy against RAC Buyer, (iii) which imposes any material restrictions on the operations of businesses of RAC Buyer or (iv) or, in the case of the Aria Merger Agreement, by the Public Stockholders or any other third party person or entity which relates to the Aria Merger;

•        except to the extent required by applicable law, (i) make, change or revoke any material election relating to taxes, (ii) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (iii) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter (other than extensions resulting from the extension of the time to file any applicable tax return), (iv) file any amended material tax return, (v) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (vi) fail to pay any material amount of tax as it becomes due, (vii) enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions) or (viii) surrender any right to claim any refund of a material amount of taxes;

•        enter into any new line of business; or

•        agree or commit in writing to do any of the foregoing.

No Survival of Representations and Warranties; No Indemnification

The representations and warranties of the parties contained in the Aria Merger Agreement will not survive the closing of the Aria Merger and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto terminate at the closing of the Aria Merger, except in the case of fraud. Accordingly, the Aria Holders will not have any indemnification obligations pursuant to the Aria Merger Agreement.

Termination

The Aria Merger Agreement may be terminated and the Aria Merger may be abandoned any time prior to closing, whether before or after stockholder approval of the Aria Merger Agreement, as follows:

•        by mutual written agreement of RAC Buyer and Aria;

•        by either RAC Buyer or Aria if a governmental entity that possess competent jurisdiction has issued a permanent injunction or other governmental order and such injunction or other order has become final and nonappealable;

•        by either RAC Buyer or Aria by written notice to the other if the Aria Merger has not been consummated on or September 4, 2021, which date shall be extended automatically for up to 30 days to the extent the Expiration Date under the Debt Commitment Letter (each as defined in the Aria Merger Agreement) is extended in accordance with its terms (as may be extended, the “Aria Outside Date”); provided that the right to terminate the Aria Merger Agreement under Section 10.1(c) of the Aria Merger Agreement shall not be available to any party to the Aria Merger Agreement or any of its applicable affiliates then in material breach of its representations, warranties, covenants or agreements under the Aria Merger Agreement or, with respect to Archaea, the Archaea Merger Agreement, and such material breach is the primary cause of or has resulted in the failure of the closing of the Aria Merger on or before the Aria Outside Date or;

•        by either RAC Buyer or Aria upon a material breach of any representation, warranty, covenant or agreement on the part the other party set forth in the Aria Merger Agreement or the related agreements, or if any representation or warranty of the other party shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the closing conditions set forth in the Aria Merger Agreement incapable of fulfillment, and such violation or breach has neither been waived by the non-breaching party nor cured by the breaching party within 30 days of the breaching party’s receipt of written notice of such violation or breach from non-breaching party; provided, however, that the right to terminate the Aria Merger Agreement will not be available to a party that is then in material breach of any representation, warranty, covenant or agreement set forth in the Aria Merger Agreement or the related agreements.

In the event of termination of the Aria Merger Agreement, the Aria Merger Agreement will become void and there will be no liability or obligation on the part of any party thereto, except for obligations relating to: (i) the agreements contained in Section 6.8(a), Section 6.10, Section 10.2 and Article XI of the Aria Merger Agreement, including those related to governing law; and (ii) the confidentiality agreement between the parties. However, no such termination will relieve any party to the Aria Merger Agreement from any liability resulting from any willful and material breach of the Aria Merger Agreement or fraud in the making of the representations and warranties in the Aria Merger Agreement or the related agreements.

Amendments

The Aria Merger Agreement may be amended by execution of an instrument in writing signed on behalf of the parties to the Aria Merger Agreement.

The Archaea Merger Agreement

General Description of the Archaea Merger Agreement

On April 7, 2021, RAC entered into the Archaea Merger Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Archaea Merger Agreement, RAC will acquire Archaea. After giving effect to the Archaea Merger, Archaea will continue as an indirect subsidiary of RAC and the Archaea Holders will hold a portion of the Class B Common Stock and RAC Opco’s Class A units. As a result of the foregoing, after the closing of the Archaea Merger, RAC will indirectly own all of the equity and assets of Archaea and its subsidiaries.

Consideration to Archaea Holders in the Archaea Merger

Subject to the terms of the Archaea Merger Agreement and customary adjustments set forth therein, the Aria Closing Merger Consideration to be paid to Archaea Holders in connection with the Archaea Merger is expected to be approximately $347 million, subject to adjustments for Archaea’s net indebtedness as of the closing of the Archaea Merger, and subject to further adjustments for transaction expenses, scheduled capital expenditures, and an upward cash adjustment to the extent Archaea operating cash flows are utilized to fund scheduled capital expenditures (subject to a limit of $7 million). The Aria Closing Merger Consideration will be paid in a number of shares of Class B Common Stock and RAC Opco’s Class A units, which are subject to adjustment as noted above. In connection with the Archaea Merger, RAC will pay off, or cause to be paid off, or assume, or cause to be assumed, on behalf of Archaea, certain of Archaea’s outstanding indebtedness under its existing credit facilities, and the equity component of the Aria Closing Merger Consideration will be reduced by the amount of any such payment or assumption except to the extent applicable to debt incurrence related to scheduled capital expenditures.

Material Adverse Effect

Under the Archaea Merger Agreement, certain representations and warranties of Archaea are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Archaea Merger Agreement, a “Material Adverse Effect” as used in the Archaea Merger Agreement means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect upon the business, results of operations or financial condition of Archaea and its subsidiaries, taken as a whole, or (b) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the ability of Archaea and its subsidiaries, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements (as defined in the Archaea Merger Agreement); provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which Archaea and its subsidiaries operate; (ii) changes in law or GAAP or the interpretation thereof, in each case effected after the Execution Date (as defined in the Archaea Merger Agreement); (iii) any failure of any of Archaea or any of its subsidiaries to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets, including increases in prices due to the increase of raw materials or product inputs or transportation costs; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which Archaea and its subsidiaries conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action by a party to the Aria Merger Agreement and that is expressly required by the Aria Merger Agreement, (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any law or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, the Archaea Merger Agreement or the transactions contemplated by the Archaea Merger Agreement or the identity of Archaea or its affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv) (iv), (v), (vi), (vii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a disproportionate effect on Archaea and its subsidiaries, taken as a whole, relative to other similarly situated entities operating in the industries or markets in which Archaea and its subsidiaries operate (in which case only the incremental disproportionate effect or effects may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

Closing and Effective Time of the Archaea Merger

The closing of the Archaea Merger is expected to take place at 9:00 a.m., Eastern Time, on the fourth business day after the satisfaction or waiver of the conditions described below under the subsection “Conditions to Closing of the Archaea Merger” or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), or at such other time, date and location as may be mutually agreed upon in writing by the parties to the Archaea Merger Agreement; provided, however, that without the written consent of RAC and RAC Buyer, the closing shall occur no earlier than the first business day that is at least 45 days after the Execution Date. On the closing date, the parties shall cause the Archaea Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable.

Conditions to Closing of the Archaea Merger

Conditions to Each Party’s Obligations

The respective obligations of the parties to the Archaea Merger Agreement to consummate and effect the transactions contemplated by the Archaea Merger Agreement are subject to the satisfaction, at or prior to the closing of the Archaea Merger, of each of the following conditions:

•        the waiting period applicable to the transactions contemplated by the Archaea Merger Agreement under the HSR Act (including any extensions) must have expired or early termination must have been granted. The statutory HSR waiting period expired on May 28, 2021 at 11:59 p.m. Eastern Time;

•        there must not be in effect any law prohibiting the consummation of the Archaea Merger or governmental order preventing the consummation of the Archaea Merger;

•        the required vote of RAC stockholders to approve the Business Combination Proposal, the NYSE Proposal, the Charter Approval Proposal and the Director Election Proposal has been duly obtained in accordance with the DGCL, the Existing Charter and the rules and regulations of NYSE;

•        the Aria Closing (as defined in the Archaea Merger Agreement) must occur contemporaneously with, or have occurred prior to, the closing;

•        the shares of Common Stock to be issued in connection with the closing of the Archaea Merger will be approved for listing upon the closing of the Archaea Merger on NYSE, subject to official notice of the issuance thereof;

•        the redemption of Class A Common Stock upon exercise of Redemption Rights shall have been completed in accordance with the Existing Charter and the Trust Agreement; and

•        an order must have been issued by FERC granting authorization pursuant to Section 203 of the Federal Power Act for the Business Combinations, and such order shall not be subject to stay. FERC issued an order authorizing the Business Combinations on June 14, 2021.

Conditions to Archaea’s Obligations

The obligation of Archaea to consummate and effect the Archaea Merger is subject to the satisfaction, at or prior to the closing of the Archaea Merger, of each of the following conditions, any of which may be waived, in writing, exclusively by Archaea:

•        immediately following the closing, the cash on RAC’s balance sheet must be greater than or equal to the Minimum Cash Amount, as defined in the Archaea Merger Agreement;

•        the representations and warranties of RAC Buyer set forth in Article IV of the Archaea Merger Agreement (other than the Buyer Fundamental Representations as defined in the Archaea Merger Agreement), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the closing date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on RAC Buyer;

•        the Buyer Fundamental Representations (as defined in the Archaea Merger Agreement) in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the closing date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies;

•        the covenants and agreements of the Buyer Parties (as defined in the Archaea Merger Agreement) to be performed or complied with on or before the closing in accordance with the Archaea Merger Agreement shall have been performed in all material respects;

•        RAC Buyer must have delivered to Archaea a certificate executed by an executive officer of RAC Buyer and dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied; and

•        RAC Buyer must have delivered to Archaea all deliverables required under Section 2.6 of the Archaea Merger Agreement.

Conditions to RAC Buyer’s Obligations

The obligations of Buyer Parties (as defined in the Aria Merger Agreement) to consummate the transaction contemplated by the Archaea Merger Agreement are subject to the satisfaction or written waiver, at or prior to the closing of the Archaea Merger, of each of the following conditions:

•        the representations and warranties of Archaea and its subsidiaries (other than certain fundamental representations) must be true and correct in all respects (without giving effect to materiality or material adverse effect qualifiers contained therein other than provided by the Archaea Merger Agreement), on and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, when taken as a whole, would not have a material adverse effect; Archaea and its subsidiaries’ fundamental representations (relating to organization, authorization and brokers), without giving effect to any materiality or material adverse effect qualifiers contained therein, will be true and correct in all respects on and as of the closing date as though made on and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty must be true and correct as of such date) other than, in each case de minimis inaccuracies;

•        Archaea must have performed or complied with all agreements and covenants required by the Archaea Merger Agreement to be performed or complied with by it at or prior to the closing date, in each case in all material respects;

•        Archaea must have delivered to RAC Buyer a certificate executed by an executive officer of Archaea and dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied;

•        Archaea must have delivered to RAC Buyer the various certificates, instruments and other documents as required by the Archaea Merger Agreement;

•        immediately following the closing, the cash on RAC’s balance sheet must be greater than or equal to the Minimum Cash Amount, as defined in the Archaea Merger Agreement.

Representations and Warranties

Under the Archaea Merger Agreement, Archaea made customary representations and warranties about it and its subsidiaries relating to: organization; authority; enforceability; non-contravention; capitalization; financial statements; no undisclosed liabilities; no material adverse effect; absence of certain developments; real property; tax matters; contracts; intellectual property; information supplied for this proxy statement; litigation; brokerage; labor matters; employee benefit plans; insurance; compliance with laws; permits; environmental matters; regulatory status; title to and sufficiency of assets; affiliate transactions; trade & anti-corruption compliance and disclaimer of other warranties.

Under the Archaea Merger Agreement, the Buyer Parties (as defined in the Archaea Merger Agreement) made customary representations and warranties relating to: organization; authority; enforceability; non-contravention; capitalization; litigation; brokerage fees; business activities; compliance with laws; financing; activities; tax matters; non-contravention; information supplied for this proxy statement; the Trust Account; RAC’s SEC documents, financial statements and controls; stock exchange listing obligations; investment company and emerging growth company matters; inspections; PIPE Investment matters.

Covenants of the Parties

Covenants of Archaea

Archaea made certain covenants under the Archaea Merger Agreement, including, among others, the covenants set forth below.

•        Subject to certain exceptions and other than as set forth on the Schedules or as consented to by RAC Buyer, Archaea will, and will cause its subsidiaries to, operate in the ordinary course of business, including with respect to the making of any capital expenditures, and maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom Archaea or its subsidiaries has a material business relationship.

•        Subject to certain exceptions and other than as set forth on the Schedules or as consented to by RAC Buyer (such consent not to be unreasonably withheld, conditioned or delayed) or other than to the extent that any action is reasonably required to be taken in respect of COVID-19 measures, prior to the effective time of the Archaea Merger, Archaea will not:

•        amend the organizational documents of any of Archaea’s subsidiaries (including by merger, consolidation or otherwise);

•        make a material change in any method of financial accounting or accounting practice of Archaea and its subsidiaries, except as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

•        except to the extent required by applicable law, make, change or revoke any material tax election, enter into any agreement, settlement or compromise with any tax authority relating to any material tax matter, abandon or fail to diligently conduct any material audit, examination or other proceeding in respect of a material tax or material tax return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a taxing authority, file any amended material tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, file any tax return in a manner inconsistent with the past practices of Archaea and its subsidiaries, fail to pay any material amount of tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return, enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions), adopt or change a method of accounting with respect to taxes, change an accounting period with respect to taxes, surrender any right to claim any refund of material taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the intended tax treatment hereunder, or defer payment of any taxes (including withholding taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any governmental entity;

•        issue or sell, or authorize its subsidiaries to issue or sell, any membership interests, shares of its capital stock or any other equity interests, as applicable, or issue or sell, or authorize its subsidiaries to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other equity interests;

•        declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to 12:01 a.m. on the closing date or to another subsidiary;

•        split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other equity interests;

•        incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness (other than under the Archaea credit facilities), as applicable

•        make any loans, advances or capital contributions to, or investments in, any person or entity;

•        amend or modify any company indebtedness other than indebtedness under existing credit facilities incurred in the ordinary course of business in an amount not to exceed $1,000,000;

•        cancel or forgive any indebtedness owed to Archaea or its subsidiaries;

•        make any capital expenditure or incur any liabilities in connection therewith, except for capital expenditures with respect to specific projects as set forth in and consistent with the budget set forth on the Schedules;

•        other than in the ordinary course of business, make or effect any amendment or termination (other than an expiration in accordance with the terms thereof) of any material contract, enter into any contract that if entered into prior to April 7, 2021 would be a material contract under the terms of the Archaea Merger Agreement;

•        enter into, renew, modify or revise any transactions between Archaea and its subsidiaries and holders of Archaea’s units, other than those that will be terminated upon closing;

•        sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are, with respect to Archaea or any of its subsidiaries, material to the businesses of Archaea and its subsidiaries, except in the ordinary course of business;

•        adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•        grant or otherwise create or consent to the creation of any lien, subject to certain exceptions, on any of its material assets or leased real property;

•        fail to maintain in full force and effect any insurance policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

•        make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (i) as required by applicable law or pursuant to an employee benefit plan that was in effect on April 7, 2021 and set forth on the Schedules; (ii) annual base compensation increases made in the ordinary course of business for employees or individual independent contractors who are holding management positions, or (iii) entering into any employee benefit plan with any employee or independent contractor hired, engaged or promoted by Archaea or any of its subsidiaries following April 7, 2021 in the ordinary course of business;

•        pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to an employee benefit plan as in effect on April 7, 2021 or applicable law;

•        establish, modify, amend (other than as required by applicable law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any employee benefit or any benefit or compensation plan, program, policy, agreement or arrangement that would be an employee benefit plan if in effect on April 7, 2021;

•        hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;

•        negotiate, modify, extend, or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Archaea or any of its subsidiaries;

•        implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

•        waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of Archaea or any of its subsidiaries, as applicable, to engage or compete in any line of business in any respect material to any business of Archaea or any of its subsidiaries, as applicable;

•        buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) inventory and supplies in the ordinary course of business or (ii) other assets in an amount not to exceed $5,000,000 in the aggregate;

•        take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (i) loss of “exempt wholesale generator” status pursuant to the Public Utility Holding Company Act of 1935 (“PUHCA”) or FERC’s implementing regulations thereunder or otherwise cause Archaea or any of its subsidiaries to become subject to, or not exempt from, PUHCA or FERC’s implementing regulations thereunder, (ii) loss of MBR Authority (as defined in the Archaea Merger Agreement), or (iii) financial, organizational or rate regulation under the laws of any state energy regulatory commission;

•        enter into any new line of business;

•        make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

•        agree to, authorize or commit in writing to do any of the foregoing.

•        From 12:01 a.m., Eastern Time, on the closing date until the closing, Archaea shall not and shall not cause its subsidiaries to use any cash and cash equivalents to pay any transaction expenses, make any distributions, repay and indebtedness or make any payments in respect of taxes that may increase the amounts payable to Archaea at the closing.

Covenants of the Buyer Parties

The Buyer Parties (as defined in the Archaea Merger Agreement) made certain covenants under the Archaea Merger Agreement, including, among others, the covenants set forth below.

•        Subject to certain exceptions, prior to the effective time of the Archaea Merger, the Buyer Parties will not take any of the following actions, except with prior written consent of Archaea, (such consent not to be unreasonably withheld, conditioned or delayed), as expressly required by the Archaea Merger Agreement, or as set forth on the Schedules, the Buyer Parties shall not:

•        amend or otherwise modify any of their governing documents or the Trust Agreement;

•        withdraw any of the funds invested in the Trust Account, other than as permitted by the Existing Charter or the Trust Agreement;

•        other than in connection with a RAC share redemption, the Forward Purchase Agreement, any purchases of Common Stock on or prior to the closing as provided under the Business Combination Agreements, the repayment of any working capital loan under the Business Combination Agreements in Warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any equity interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests of any Buyer Party;

•        enter into any enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions);

•        other than in connection with a RAC share redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of RAC Buyer;

•        adjust, split, combine, redeem (other than a RAC share redemption) or reclassify any of its equity interests;

•        incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for borrowed money, other than indebtedness in order to finance working capital needs (including to pay amounts which would be treated as a transaction expense if unpaid as of the closing date and any ordinary course operating expenses), which indebtedness permits or allows all or any portion of such indebtedness to be converted into the number of Warrants not to exceed $3 million (with such Warrants issued at $1.00 per warrant and at an exercise price of $11.50 per warrant) or which may be otherwise repaid in cash, (ii) make any loans, advances or capital contributions to, or investments in, any person or entity or (iii) amend or modify any indebtedness for borrowed money;

•        enter into any transaction or contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by RAC Buyer to the Sponsor, RAC Buyer’s officers or directors, or any affiliate of the Sponsor or RAC Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the Archaea Merger;

•        make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•        reduce the exercise price of any of the Warrants;

•        compromise, commence or settle any pending or threatened legal proceeding (i) involving payments (exclusive of attorney’s fees) by RAC Buyer not covered by insurance in excess of $1,000,000 or in excess of $5,000,000 in the aggregate, (ii) granting material injunctive or other equitable remedy against RAC Buyer, or (iii) which imposes any material restrictions on the operations of businesses of RAC Buyer;

•        except to the extent required by applicable law, (i) make, change or revoke any material election relating to taxes, (ii) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (iii) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter (other than extensions resulting from the extension of the time to file any applicable tax return), (iv) file any amended material tax return, (v) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (vi) fail to pay any material amount of tax as it becomes due, (vii) enter into any tax sharing agreement (except for any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not tax but which contains customary tax indemnification provisions) or (viii) surrender any right to claim any refund of a material amount of taxes;

•        enter into any new line of business; or

•        agree or commit in writing to do any of the foregoing.

No Survival of Representations and Warranties; No Indemnification

The representations and warranties of the parties contained in the Archaea Merger Agreement will not survive the closing of the Archaea Merger and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto terminate at the closing of the Archaea Merger, except in the case of fraud. Accordingly, the Archaea Holders will not have any indemnification obligations pursuant to the Archaea Merger Agreement.

Termination

The Archaea Merger Agreement may be terminated and the Archaea Merger may be abandoned any time prior to closing, whether before or after stockholder approval of the Archaea Merger Agreement, as follows:

•        by mutual written agreement of RAC Buyer and Archaea;

•        by either RAC Buyer or Archaea if a governmental entity that possess competent jurisdiction has issued a permanent injunction or other governmental order and such injunction or other order has become final and nonappealable;

•        by either RAC Buyer or Archaea by written notice to the other if the Archaea Merger has not been consummated on or September 4, 2021, which date shall be extended automatically for up to 30 days to the extent the Expiration Date under the Debt Commitment Letter (each as defined in the Archaea Merger Agreement) is extended in accordance with its terms (as may be extended, the “Archaea Outside Date”); provided that the right to terminate the Archaea Merger Agreement under Section 10.1(c) of the Archaea Merger Agreement shall not be available to any party to the Archaea Merger Agreement or any of its applicable affiliates then in material breach of its representations, warranties, covenants or agreements under the Archaea Merger Agreement or, with respect to Aria, the Aria Merger Agreement, and such material breach is the primary cause of or has resulted in the failure of the closing of the Archaea Merger on or before the Archaea Outside Date or;

•        by either RAC Buyer or Archaea upon a material breach of any representation, warranty, covenant or agreement on the part the other party set forth in the Archaea Merger Agreement, or if any representation or warranty of the other party shall have become untrue, incomplete or incorrect, in either case which has rendered the satisfaction of the closing conditions set forth in the Archaea Merger Agreement incapable of fulfillment, and such violation or breach has neither been waived by the non-breaching party nor cured by the breaching party within 30 days of the breaching party’s receipt of written notice of such violation or breach from non-breaching party; provided, however, that the right to terminate the Archaea Merger Agreement will not be available to a party that is then in material breach of any representation, warranty, covenant or agreement set forth in the Archaea Merger Agreement.

In the event of termination of the Archaea Merger Agreement, the Archaea Merger Agreement will become void and there will be no liability or obligation on the part of any party thereto, except for obligations relating to certain miscellaneous provisions of the Archaea Merger Agreement, including those related to governing law; and the confidentiality agreement between the parties. However, no such termination will relieve any party to the Archaea Merger Agreement from any liability resulting from any willful breach of the Archaea Merger Agreement or fraud in the making of the representations and warranties in the Archaea Merger Agreement.

Amendments

The Archaea Merger Agreement may be amended by execution of an instrument in writing signed on behalf of the parties to the Archaea Merger Agreement.

Background of the Business Combinations

RAC is a blank check company incorporated in Delaware on September 1, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on our Board and management team’s extensive network of relationships, deep industry knowledge, acquisition experience and deal sourcing capabilities to access a broad spectrum of opportunities. The terms of the Business Combinations were the result of extensive negotiations between representatives of RAC acting at the direction of the Special Committee and representatives of Aria and Archaea and the respective Aria Holders and Archaea Holders. The following is a brief description of the background of these negotiations, the Business Combinations and related transactions.

In 2018, Aria engaged Barclays Investment Bank (“Barclays”) who then initiated a marketed sales process for Aria and its assets (the “2018 Process”). The 2018 Process was eventually put on hold by Aria in the first quarter of 2019 following receipt of indicative bids that were not commercially acceptable to Aria, due in part to a temporary weakness in the RIN market, until September 2020 when such sales process was re-launched. In August 2019, after the conclusion of the 2018 Process, Archaea was in contact with one of the parties that had participated as a potential bidder in the 2018 Process (the “Prior Bidder”) regarding one of the Prior Bidder’s assets. The Prior Bidder was not affiliated with RAC, Rice Investment Group, the Sponsor or Archaea. Aria and the 2018 Process were among the topics discussed by Archaea and the Prior Bidder, including a potential strategic transaction, and the Prior Bidder shared limited information with Archaea about Aria from the 2018 Process; however, no plans related to any such strategic transaction were made, and discussions between the Prior Bidder and Archaea ended.

Representatives of Aria were contacted in August 2020 by representatives of Archaea regarding a potential sale process of Aria. In connection with this contact, on September 2, 2020, Archaea and Aria executed a confidentiality agreement (the “Archaea NDA”) pursuant to which Archaea received confidential information about Aria as part of the re-launched sales process for Aria. Thereafter, several conversations occurred between representatives of Ares, Aria’s controlling equityholder, and Archaea in relation to the Aria sales process. In particular, Ares indicated that the purchase price would have to be $550 million or higher to be commercially satisfactory and to gain exclusivity. As part of those discussions, including around financial support for such a price, representatives of Archaea noted that its controlling investor was the Rice Investment Group. As discussions between Aria and Archaea progressed, Archaea kept Rice Investment Group informed of the current status of such discussions and, in September 2020, Rice Investment Group began receiving confidential information about Aria consistent with the terms of the Archaea NDA. On October 7, 2020, representatives of Archaea, Ares, and the Rice Investment Group held a virtual meeting to discuss Archaea’s potential access to private capital sources from the Rice Investment Group to support an expedited bid by Archaea in respect of an acquisition of Aria outside of a formal marketed sales process. The discussions among Aria, Archaea and Rice Investment Group focused on Archaea expeditiously acquiring Aria via funding from private capital that was sourced by Rice Investment Group and unrelated to RAC, which had not yet completed its IPO, or RAC’s funding capabilities. In this regard, Aria had indicated to Archaea management at the time of such discussions that any transaction with RAC would not be tenable from a transaction timeline perspective and Aria was solely interested in a transaction at such time with Archaea and Rice Investment Group, particularly given that Rice Investment Group represented a private capital source that could consummate a transaction expeditiously. Accordingly, prior to the consummation of the IPO on October 21, 2020, neither RAC nor anyone acting on RAC’s behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any business combination.

Immediately after our IPO, we commenced an active search for prospective businesses to acquire in the broadly defined energy transition space, but with a particular focus on businesses in the renewable natural gas space. We engaged Nicholas Stork, Richard Walton, Brian McCarthy and Chet Benham from the management team of Archaea as technical advisors to assist us in the evaluation of potential target business opportunities in the renewable natural gas sector in exchange for such Archaea management team members receiving certain Class A, Class B and Class C interests in our Sponsor that are estimated to be valued at an aggregate of approximately $7 million based on our Class A Common Stock share price of $10.00. Archaea is majority owned and controlled by the Rice Investment Group, a private investment fund, partners of which include Daniel Joseph Rice, IV, our Chief Executive Officer and director, and J. Kyle Derham, our Chief Financial Officer and director, and which is controlled by Mr. Rice and his family members, who also control our Sponsor. We believed that these members of Archaea’s management team would be well equipped to assist us in evaluating potential target business opportunities in the renewable natural gas and related energy transition space, and would be particularly well placed to provide an objective assessment of Aria’s value, given the Archaea management team’s extensive experience in owning, operating and developing landfill assets.

We conducted due diligence to varying degrees on such prospective businesses, including review of management teams, business models, and financials, in each case, to the extent made available. The list of potential business prospects included Aria and such list was narrowed based on criteria including prospect size, execution risk, management team experience and growth prospects, among other factors. Representatives of RAC and the Sponsor were contacted by or initiated contact with approximately 15 business combination opportunities in the renewable natural gas and related energy transition space, specifically. Amid the ongoing discussions that RAC and the Sponsor were having regarding business combination opportunities, representatives of RAC were contacted by additional potential targets. RAC, with the assistance of its advisors, reviewed such opportunities on a rolling basis based on discussions and information received under confidentiality agreements entered into with potential counterparties. Preliminary discussions were held with approximately three potential counterparties regarding potential business combinations, including with regard to valuation and structuring, and substantive discussions were held with one counterparty other than Aria or Archaea for several weeks.

Following such reviews and discussions, at various points in time from the date of the IPO to the execution of an exclusivity agreement with Archaea on January 23, 2021, RAC discontinued discussions with all of the potential counterparties (other than Archaea and Aria, who signed an exclusivity agreement on February 22, 2021) for several reasons, including maturity of the potential counterparty’s business, execution risk in respect of a potential transaction, and lack of a near-term path to profitability.

On November 5, 2020, representatives of RAC and Archaea identified Aria as a potential target company for a business combination with RAC. Following the determination on November 5, 2020 that Aria was a potential target company for a business combination, Archaea began sharing Aria’s confidential information with us to the extent permitted by the Archaea NDA.

Thereafter, during the period from November 5 through 12 of 2020, representatives of Archaea and RAC, including our legal advisor, Kirkland & Ellis LLP (“Kirkland”), Messrs. Rice and Derham from RAC and Nicholas Stork, Chief Executive Officer of Archaea, held telephonic conferences and virtual meetings to discuss commercial and legal due diligence on Aria’s business to assist us and our advisors in developing our views of Aria’s financial position and business prospects. During this period, Messrs. Rice and Derham discussed with Kirkland the prospect of a potential concurrent acquisition by us of both of Aria and Archaea, with each transaction being cross-conditioned on the other, and determined that if such a transaction were to be pursued, it would be advisable to discuss any such transaction with the full Board, and implement appropriate processes, including the need for an opinion with respect to the fairness of the consideration to be paid in the transaction and the potential need for approval by an independent special committee of the Board and a majority of the disinterested stockholders in light of the fact that Messrs. Rice and Derham were affiliated with Archaea. During this period, conversations between representatives of RAC and Aria (with which we were not affiliated) concerning the terms of a potential business combination transaction between only us and Aria continued. As part of these discussions, Aria noted its desired valuation of $550 million and the valuation methodology relating to such valuation, while our representatives noted the need for further due diligence review of Aria and its business operations by our representatives and that Aria’s desired valuation was challenging as a result of Aria’s initial insistence that all consideration payable to Aria be in cash, given the limitations on our potential sources of cash.

On November 12, 2020, Kirkland, Messrs. Rice and Derham and representatives from Archaea held a conference call to discuss a draft letter of intent and term sheet prepared by Kirkland and delivered to Messrs. Rice and Derham that day for a potential all cash acquisition of only Aria with no discussion of terms of a potential acquisition of Archaea by RAC.

On November 13, 2020, Mr. Derham discussed the logistics of a potential all cash acquisition of Aria with Barclays.

On November 16, 2020, the Board met via teleconference with representatives of Kirkland to discuss a letter of intent and term sheet for an all cash acquisition of Aria in line with previous discussions between our management and Kirkland. Following the discussion and as noted further below, the Board unanimously authorized our management to submit the letter of intent and term sheet to Aria proposing an all cash purchase price for Aria of $450 million. During the meeting, Messrs. Rice and Derham raised the possibility of a potential transaction involving both Aria and Archaea. They noted for the Board the strategic rationale for a transaction involving both companies at the same time, including their perspective that it would bring more meaningful scale for an initial business combination involving RAC compared to a deal involving only Aria and that Archaea’s management team could bring a different business plan to Aria’s asset base that would accelerate growth for the Combined Company. The Board discussed the potential strategic rationale for a transaction involving both Aria and Archaea and also the potential conflicts of interest issues raised by such a transaction in light of the relationship between Archaea and each of Messrs. Rice and Derham. Following this discussion, representatives of Kirkland presented a general overview of the Board’s fiduciary duties (including the duty of care and duty of loyalty) and audit committee responsibilities, including certain measures to be considered to ensure the Board’s independence and compliance with its fiduciary duties if we determined to pursue a transaction with both Aria and Archaea. Following discussion, the Board authorized management of RAC to continue internal discussions with its advisors regarding a potential transaction involving Archaea and to work to address potential conflict issues, including by coordinating a meeting among the independent directors, comprised of Dr. Kathryn Jackson, Joseph Malchow and James Torgerson. The Board also discussed the potential formation of a special committee of the independent directors and the potential for such a committee to hire independent financial and legal advisors.

On November 17, 2020, we sent a non-binding letter of intent and term sheet to Aria to acquire Aria on a cash free, debt free basis for a total enterprise value of $450 million, to be financed by (i) proceeds from the IPO that yielded $237 million in cash, which was held in the Trust Account, (ii) cash received pursuant to the Forward Purchase Agreement in an amount equal to $75 million and (iii) PIPE investments of $250 million (subject to potential upsizing). The letter of intent and term sheet did not address post-closing governance matters as the Aria Holders would have no holdings in the Combined Company under such proposal. Included in the letter was a request for exclusivity between the two parties.

On November 19, 2020, our independent directors, Kirkland, and, at the invitation of the independent directors and for a portion of the meeting, a representative of Moelis met to further discuss the process for constituting a special committee of the Board and to introduce Moelis to the independent directors as a potential financial advisor for a special committee. Following discussion by a representative of Moelis with the independent directors, the representative of Moelis left the meeting, and the independent directors discussed with Kirkland their fiduciary duties in respect of, and approval process for the formation of, a special committee to evaluate, a potential transaction involving both Aria and Archaea. The independent directors requested a formal engagement proposal from Moelis and determined that a subsequent meeting should be set to review each independent director’s qualifications to act as special committee members, including with respect to certain conflicts disclosure questionnaires that Kirkland noted it would send to the independent directors for their review and completion, to discuss the formation of a special committee and to discuss empowering such special committee to engage its own independent advisors and perform oversight over a potential transaction with Archaea. The independent directors requested that representatives of Moelis attend this subsequent meeting along with representatives of Richards, Layton & Finger, P.A. (“RLF”), which the Independent Directors identified as a candidate to act as legal advisor to a potential special committee.

On November 24, 2020, all members of the Board, including the independent directors, representatives of Moelis, RLF and Kirkland met to discuss the independence of the independent directors in respect of the proposed transaction, including the review of responses to the conflicts disclosure questionnaires submitted by each independent director to Kirkland. Following discussion, including determinations by the Board on the basis of such discussion and the questionnaires submitted by the independent directors to Kirkland that no independent director had any conflicts that would prevent them from serving as an independent and disinterested member of a special committee formed to consider a transaction involving RAC, Archaea and Aria, the Board unanimously approved resolutions, which were subsequently delivered as a unanimous written consent to RAC on December 16, 2020, forming the Special Committee, appointing the independent directors as members of the Special Committee and delegating to the Special Committee the exclusive power and authority of the Board to, among other things, negotiate, approve and/or reject any potential transaction involving Archaea (which would potentially be cross-conditioned with a deal involving Aria) and recommend to the Board what action, if any, should be taken with respect to such transaction and hire financial, legal and other advisors to the Special Committee with respect to such transaction. The participants further discussed the ongoing Aria due diligence process. After our management (including Messrs. Rice and Derham) left the meeting, the participants discussed the plan for developing a process to independently assess various financial analyses of each of Aria and Archaea. Representatives of Moelis left the meeting and the independent directors discussed their views regarding Moelis’ engagement letter.

Also on November 24, 2020 following the meeting of the Board approving its formation, the Special Committee hired RLF as its independent legal advisor due to RLF’s experience in representing special committees in similar matters as well as the fact that RLF had not done any prior work for RAC, Rice Investment Group or Archaea over the past three years, and had no prior relationship with Messrs. Rice and Derham.

On November 24, 2020, Mr. Derham had a telephonic meeting with Barclays to discuss our all cash bid for Aria in the context of the overall competitive bid process that Aria was running.

On November 30, 2020, members of our management and representatives of RLF and Kirkland participated in a teleconference with representatives of Moelis to provide Moelis with background related to RAC and the potential transactions with Archaea and Aria. Dr. Jackson attended the meeting in an informational capacity in order to update the rest of the Special Committee on the then current status of the transaction and the proposed path forward.

On December 1, 2020, the Special Committee met with representatives of Kirkland and RLF to discuss the retention of Moelis as its financial advisor in connection with the proposed transaction. Due to the industry knowledge and experience of Moelis as well as the fact that Moelis had not done any prior work for RAC, Rice Investment Group or Archaea over the past three years, and had no prior relationship with Messrs. Rice and Derham, the Special Committee determined to hire Moelis as its financial advisor in connection with a business combination with Archaea and Aria. Representatives of Kirkland and RLF discussed with the Special Committee the structure and terms of Moelis’ engagement letter.

Following the commencement of Moelis’ engagement by the Special Committee in December 2020, Moelis was granted electronic access by Aria and Archaea to documentation that contained financial, operational, commercial and other diligence materials regarding Aria and Archaea. Subsequently, as noted further below, in February 2021 a virtual data room was compiled by Aria’s financial advisor, Barclays, to facilitate an organizational consolidation of the documentation provided to Moelis as part of the sale process. From and after the commencement of Moelis’ engagement, Moelis was provided access to financial, operational, commercial and other diligence information regarding both Aria and Archaea.

On December 2, 2020, Barclays informed Mr. Derham that, even though our initial bid was lower than other bids received, we would be moving to Phase II of the Aria sales process. Mr. Derham discussed with the Special Committee via email that we had been invited to participate in Phase II of the potential acquisition process of Aria and that we were also continuing to assess the possibility of a transaction involving Archaea. Also, on the same date, the Special Committee notified RLF that it approved the execution of the Moelis engagement letter.

On December 8, 2020, at the direction of the Special Committee, we entered into a mutual non-disclosure agreement with Archaea in order to facilitate the delivery of Archaea diligence materials from Archaea to Moelis, RLF and Kirkland. After the non-disclosure agreement was executed, RAC, its representatives, and Moelis were granted electronic access by Archaea to documentation that contained financial, operational, commercial and other diligence materials regarding Archaea. Representatives of RAC and the Special Committee, including Kirkland, RLF and Moelis were also given access to Archaea’s virtual data room to commence due diligence.

Also on December 8, 2020, the Special Committee met with representatives of Moelis, RLF, Kirkland, and Archaea during which the Special Committee, RLF and Kirkland discussed the plan to diligence Aria with the assistance of Archaea. Following the diligence plan discussion, our management and Archaea management left the call and the Special Committee and representatives of Moelis, RLF and Kirkland discussed the diligence plan for Archaea. During this discussion, the representatives of Kirkland, RLF and Moelis discussed with the Special Committee that Archaea would be asked to assist us with respect to diligence on Aria, while at the same time being an acquisition target of RAC. This meant that analysis and diligence with respect to Archaea would need to be managed without Archaea’s advice, separately from the analysis and diligence with respect to Aria. The Special Committee considered the balance between Archaea’s technical expertise and the value that expertise would bring to our understanding of Aria’s assets and the potential conflicts that could arise in Archaea’s review of Aria as a target as well as the potential incremental time it would take to ensure that the Archaea diligence review was carried out by the Special Committee, with assistance from its advisors, independently of Archaea’s review of Aria. In light of these considerations, the Special Committee determined that Archaea’s input with respect to Aria would allow the Special Committee to develop a more comprehensive understanding of Aria’s assets and operations than could otherwise be developed completely independent of Archaea’s review and that such understanding outweighed potential concerns with the above-described process.

On December 18, 2020, the Special Committee executed the Moelis engagement letter for Moelis to act as its financial advisor in connection with a potential transaction involving Archaea and Aria, to the extent necessary because of the cross-conditionality with Archaea, including to assist the Special Committee in the negotiation of the combined transaction and, if requested by the Special Committee, to undertake an investigation and analysis to enable Moelis, if requested, to deliver an opinion with respect to the fairness, from a financial point of view, to RAC of the consideration involved in such transaction.

On December 20, 2020, Kirkland and our management held an introductory call with KPMG LLP (“KPMG”) in which the scope of certain tax diligence and transactions structuring services to be provided by KPMG to the Special Committee was discussed. Following an update by Kirkland and our management to the Special Committee and due to the industry knowledge and experience of KPMG as well as the fact that the specific individuals at KPMG that were expected to be involved in this project had not done any substantive prior work for RAC, Rice Investment Group or Archaea, the Special Committee determined to hire KPMG as its structuring and tax diligence advisor to independently assess various tax diligence and transaction structuring matters associated with the transaction.

On December 21, 2020, Mr. Derham held discussions with Barclays relating to the ongoing bid process for Aria. Barclays informed Mr. Derham that the Aria Holders were open to potentially receiving a portion of their consideration for the sale of Aria in RAC equity.

Thereafter, until early January 2021, RAC and the Special Committee, with assistance from their respective representatives and advisors, conducted commercial and legal due diligence on Aria and Archaea, respectively.

On January 7, 2021, Aria conducted a management presentation with representatives of RAC, Archaea, Moelis, Kirkland and RLF present.

On January 12, 2021, the Special Committee met with representatives of RLF and, for a portion of the meeting, representatives from Moelis, Kirkland, our management and Archaea management to discuss the businesses of Archaea and Aria and management’s rationale for a transaction with Aria. The Special Committee received and discussed a presentation on the business plans for Aria and preliminary financial projections for Aria, including the sell-side projections that were prepared by Aria’s financial advisors and delivered to Archaea and RAC in November, 2020 (the “Aria Management Projections”) and preliminary financial projections for Aria that were prepared by our management with input from Archaea management (the “RAC Projections”). The Special Committee and the advisors discussed the differences in the RAC Projections as compared to the Aria Management Projections, including that the RAC Projections included more conservative natural gas and RIN credit price assumptions, a proposed shift in the Aria business model which would be implemented under Archaea management, including by upgrading several existing Aria RNG projects and converting certain of Aria’s electric projects to RNG projects, the optimization of RNG cash flow through long-term contracts, and operating and G&A cost savings, among others. Following this presentation and further discussion, the Special Committee directed Moelis to perform a preliminary separate financial analysis of Aria in the context of the foregoing matters and the RAC Projections. Also, at this meeting, the Special Committee discussed, among other things, the bidding process for Aria and other potential targets for a transaction with us. The Special Committee noted that the experience of the Archaea management team and their business plan for Aria had the potential to allow us to optimize the value of both the Aria and Archaea assets in a way that other buyers of Aria’s assets may not recognize or be able to accomplish, including because the Archaea business plan for converting certain of Aria’s electric projects to RNG projects were projected to generate incremental EBITDA and the Archaea plan for committing certain Aria projects to long-term structured contracts would help de-risk certain cash flow projections by contractually committing revenues.

On January 13, 2021, we held a call with Barclays to discuss the process for the Phase II bids with respect to the potential acquisition of Aria. Barclays informed us that the Phase II final bid date would fall toward the end of the week of February 8, 2021. The Phase II process letter set a second round bid date of February 17, 2021.

On the morning of January 15, 2021, the Special Committee met with representatives of RLF and, for a portion of the meeting, our management, Moelis and Kirkland, to review and discuss the preliminary financial analysis regarding Aria prepared by Moelis. The Special Committee reviewed, among other things, the preliminary financial analysis of Aria based on the Aria Management Projections and the RAC Projections, the differences between the two preliminary financial analyses and certain risks and opportunities that could affect such preliminary financial analyses. The Special Committee also discussed the proposed PIPE investment, the pipeline of development projects at Aria and Archaea and the anticipated timing of the Aria acquisition. The Special Committee also met in executive session with RLF and further discussed the preliminary financial analysis of Aria, as well as potential Aria and Archaea deal terms, the bid process in light of the two targets, and how to sequence the offers for Archaea and Aria since the acquisitions of both targets were, as discussed by the independent directors at the outset of the formation of the Special Committee, expected to ultimately be cross-conditioned on each other.

Later on January 15, 2021, the Special Committee met with representatives from RLF and Moelis and, for a portion of the meeting, our management and Kirkland to review and discuss preliminary financial projections for Archaea prepared by our management and Archaea management, including a set of projections that included all of Archaea’s development projects (the “All Dev Projections”) and a set of projections designed to take an approach to Archaea’s projections similar to the approach that our management had taken with respect to the RAC Projections for Aria, and that included only the four development projects (the “4 Dev Projections”) that management had indicated were in construction. After discussion, the Special Committee directed that Moelis prepare a preliminary financial analysis of Archaea using both the All Dev Projections and the 4 Dev Projections. The Special Committee then met in executive session with representatives of RLF and Moelis and further discussed the All Dev Projections and 4 Dev Projections.

On January 19, 2021, the Special Committee held a meeting with representatives of Moelis, Kirkland and RLF to review and discuss (i) preliminary financial analysis of Archaea prepared by Moelis based on the All Dev Projections and the 4 Dev Projections, (ii) the differences between the two preliminary financial analyses, including that a higher discount rate was utilized for the All Dev Projections to account for the increased risk profile relative to the 4 Dev Projections due to the inclusion of additional development projects that were at earlier stages of development, and (iii) certain risks and opportunities that could affect such preliminary financial analyses.

On January 21, 2021, the Special Committee met with representatives of Moelis, Kirkland and RLF to discuss potential bidding strategies with respect to Aria and Archaea. It was noted that, as discussed by the independent directors at the outset of the formation of the Special Committee, since the transactions would be cross conditioned on each other and may include stock consideration in the Combined Company, it would be advisable to (i) create a more advantageous bidding dynamic by limiting Archaea’s ability to negotiate its valuation with us while the Aria negotiation was ongoing and (ii) manage the interactions with Archaea through fewer negotiation touch points with Archaea where it could exert negotiating leverage. In order to create this bidding dynamic, it was determined that a bid for Aria would need to indicate that preliminary agreement had been reached with Archaea with respect to Archaea’s valuation, and so the Special Committee determined that a bid for Archaea would need to be submitted and preliminary agreement reached with respect to Archaea’s valuation before a bid was submitted for Aria. Following discussion, the Special Committee determined that its bid range for Aria would be $650 million to $700 million, that an initial bid of $650 million should be competitive and allow it to increase its bid if necessary, and that based on the Aria bid and the preliminary financial analyses for both companies, an initial bid for Archaea of $357 million was appropriate, in each case, taking into account, among other factors, the preliminary financial analyses of Aria and Archaea reviewed by the Special Committee. The Special Committee directed representatives of Moelis to verbally communicate to our management and Archaea its proposal for Archaea and directed Kirkland and RLF to prepare an offer letter for Archaea containing the price and other ancillary terms discussed. The Special Committee also directed Moelis to communicate to Archaea that, while the offer was based in part on the relative values of Aria and Archaea, if Aria requested an increase in the purchase price above $650 million and the Special Committee agreed to increase the purchase price for Aria, the bid for Archaea was not predicated on maintaining a consistent relative valuation as between Aria and Archaea that would need to be maintained if the Aria bid were increased, and so the bid for Archaea would not be increased and may be decreased in such a scenario. The Special Committee, RLF and Kirkland then discussed that the offer letters for both Archaea and Aria would indicate that the transactions would be cross conditioned and also would be conditioned upon approval by a majority of our disinterested stockholders, including the holders of a majority in voting power of the outstanding shares of RAC stock not affiliated or associated with Rice Investment Group.

On January 22, 2021, the Special Committee approved the Archaea offer letter as circulated by Kirkland via email and directed representatives of Moelis to deliver the offer letter to Archaea management.

On January 23, 2021, the Special Committee met with representatives of Moelis, Kirkland and RLF to discuss the treatment of capital expenditures between signing and closing in the Archaea offer letter that Archaea requested be revised prior to accepting the remaining terms. The Special Committee and the advisors discussed the importance of Archaea and Aria pursuing the near term development projects so they would come online as scheduled in the projections and not be delayed between signing and closing, and so the agreements among the parties should ultimately be drafted to incentivize each of Aria and Archaea to make capital expenditures towards a particular target that would inure to the benefit of the Combined Company and its stockholders post-closing, which was consistent with the request being made by Archaea with respect to the offer letter. Following these discussions, the Special Committee authorized legal counsel to revise the Archaea offer letter to clarify that while Archaea would be acquired on a cash free, debt free basis, Archaea would not have its consideration reduced for debt incurred, and ultimately assumed or repaid by us at closing, to fund capital expenditures prior to closing based on a schedule to be agreed between us and Archaea.

On January 24, 2021, representatives of Archaea accepted and executed the revised offer letter.

On January 26, 2021, the Special Committee met with representatives of Kirkland and RLF and, for a portion of the meeting, representatives of Moelis to discuss (i) the status of the draft bid letter and presentation for Aria, including the use of a detailed sources and uses table and pro forma financial model to be delivered to Aria for their consideration, (ii) our management’s discussions with potential lenders to fund a portion of the purchase price for the Aria transaction, including Comerica Bank (“Comerica”) and (iii) the potential mix of consideration between cash and stock to be paid to Aria with respect to the proposed transaction, which consideration mix had yet to be determined given Aria’s recent indications that it might be willing to accept some equity consideration.

On January 28, 2021, the Special Committee met with representatives of Moelis, Kirkland and RLF and, for a portion of the meeting, representatives of our management and Archaea management to discuss the Aria bid materials, including a letter of intent and a draft presentation. The Special Committee reviewed a draft presentation describing the proposed acquisition of both companies and the benefits of the Combined Company to be delivered to Aria with the bid letter, which included a sources and uses table with respect to the transaction and $650 million of aggregate consideration to be paid to Aria split $450 million in cash and $200 million in RAC stock at $10 per share, but with a sensitivity table showing the potential for enhanced value of such equity consideration to Aria were RAC stock to be valued at above $10 per share. The Special Committee also reviewed the preliminary pro forma financial projections to be included in the bid materials for Aria, which included (i) projections for both Aria and Archaea and were based on the RAC Projections for Aria plus five other development projects and the All Dev Projections for Archaea and (ii) updated assumptions relating to certain electric to RNG upgrade projects and the development project pipeline for both companies based on recently completed due diligence. Our management and Archaea management then left the meeting and the Special Committee and representatives of Moelis discussed whether a combined financial analysis based on the pro forma consolidated financial projections would be generated and a representative of Moelis noted that, although Moelis would prepare a combined financial analysis in connection with any opinion with respect to the fairness, from a financial point of view, to RAC of the consideration to be paid in the transaction, such financial analysis had not yet been prepared because the terms of the transaction were still being negotiated. The Special Committee also reviewed the draft letter of intent and related term sheet for Aria. Following discussion, the Special Committee authorized our management to finalize and execute the Aria bid materials and to deliver the bid materials to Barclays and Aria. Further, the Special Committee authorized Messrs. Rice and Derham to request a meeting with Aria and our management to talk Aria through the bid materials.

On January 28, 2021, with the approval of the Special Committee, we and Moelis also entered into an amendment to the Moelis engagement letter to establish the fees payable to Moelis for its advisory services upon consummation of the Business Combinations.

On January 29, 2021, the bid materials as discussed with the Special Committee at the January 28, 2021 meeting were delivered by Mr. Derham to Barclays, which acknowledged receipt and arranged for a meeting between our management and Aria on February 1, 2021.

On February 1, 2021, Messrs. Rice and Derham and representatives of Moelis, Barclays and Aria met to discuss the bid materials circulated on January 29, 2021. Aria indicated that it would be delivering an initial issues list with respect to the bid materials later in the evening on February 1, 2021 and our management tentatively requested a Special Committee meeting the following day to meet and discuss such issues.

On the morning of February 2, 2021, Mr. Derham met with representatives of Barclays to discuss Aria’s initial reactions to the bid materials, including the need to perform further diligence on (i) Assai Energy, LLC, a large landfill gas development project in the Archaea portfolio (“Assai”), (ii) the Archaea management team, (iii) the debt financing expectations with Comerica and (iv) the expectations for the PIPE process. Barclays indicated that next steps would include putting a new mutual confidentiality agreement in place between RAC and Aria, in order for us and Aria to exchange confidential information directly, rather than us receiving Aria’s confidential information through Archaea pursuant to the Archaea NDA, sending Aria a pro forma financial model and management organizational chart for the Combined Company, and setting up a discussion among Orrick Herrington & Sutcliffe LLP (“Orrick”), Aria’s counsel, and Kirkland and RLF to discuss the Special Committee process.

Later on February 2, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF, our management and Archaea management to discuss preliminary feedback from Barclays and Aria on the Aria bid materials. It was noted that Aria had requested additional information and diligence with respect to Archaea, the proposed financing plan and the PIPE transaction. Following discussion, the Special Committee agreed that it would be advantageous to move as quickly as possible to respond to the questions from Aria to increase the likelihood that Aria would agree to cease its ongoing marketed sales process and enter into exclusivity with us and, in connection therewith, directed our management and representatives of Moelis to schedule further presentations and engage further with Aria and to respond to reasonable diligence requests from Aria and Ares.

On February 4, 2021, Moelis was provided access to additional financial, operational, commercial and other diligence information regarding Aria so we could supplement due diligence. Archaea and representatives from Kirkland, RLF and us had previously been granted such access to perform diligence on our behalf at the direction of the Special Committee.

On February 5, 2021, as requested by Barclays, our management, and representatives of Moelis, RLF and Kirkland met with Barclays and Orrick, to describe the structure of the Special Committee for purposes of potential approval of the Business Combinations given the affiliated nature of the transaction with Archaea and the Special Committee approval and RAC shareholder approval process by which our management and advisors were required to proceed given such structure.

On February 8, 2021, Archaea provided a presentation to Aria on the contemplated transaction involving RAC, Archaea and Aria. Representatives of RAC, Moelis, RLF and Kirkland were also in attendance for this presentation.

On February 10, 2021, Barclays (i) informed us that the final bid date for second round process participants had been extended to March 3, 2021 and (ii) sent us a revised draft of the non-binding letter of intent and term sheet. The revised draft of the letter of intent and term sheet specified a number of discussion items regarding the anticipated structure of the transaction, the PIPE financing process, a request that all purchase price adjustments related to Aria be settled in cash, questions around the approach as to potential working capital and capital expenditure purchase price adjustment mechanics, proposed transfer restrictions, independence requirements for Aria’s board designee on the Combined Company Board, lockup periods for Aria’s rolled equity and the use of a minimum cash closing condition.

On February 12, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF and our management to discuss Aria’s proposed revisions to our letter of intent. After discussion, the Special Committee determined that acceptable positions existed to reach agreement on each of these matters, including accepting that adjustments to the purchase price for Aria be made in cash, a board composition for the Combined Company that did not require Aria’s appointed director to be independent with respect to Ares, drafting a capital expenditure adjustment mechanic in the term sheet that could leave flexibility for more specificity at the definitive documentation stage, showing a willingness to Aria to accept a 180-day lockup on rolled equity with release triggers that Aria should propose in the first instance and the size of a potential minimum cash condition to closing that Aria should similarly propose, and directed our management and Moelis to discuss these issues with Aria and to prepare a revised draft of the letter of intent and term sheet consistent with the discussion at the meeting.

Later on February 12, 2021, representatives of Kirkland, Orrick, Barclays, Moelis, RLF and our management met to discuss the open questions posed in Aria’s revisions to the letter of intent. Kirkland noted that many of the positions requested would likely be acceptable, including the purchase price adjustments all being made in cash and no independence requirement for the Aria board designee, but asked that Aria make a proposal with respect to the early release triggers on Aria’s rolled equity lockup and propose a minimum cash condition based on the proposed sources and uses that would be reasonably achievable. Representatives from Orrick indicated that they would plan on responding to these open points upon receipt from us of an updated draft of the letter of intent.

On February 13, 2021, the Special Committee reviewed a revised letter of intent and term sheet prepared by Kirkland and RLF reflecting the positions that the Special Committee had previously noted as acceptable and placeholders for open items for which Orrick had indicated Aria would respond and authorized RAC and Kirkland to deliver the revised letter of intent and term sheet to Aria. Later that day, representatives of Kirkland sent Barclays a revised letter of intent and term sheet. In particular, the revised letter of intent and term sheet sent on February 13, 2021: (i) generally accepted the material economic terms of Aria’s previous letter of intent and term sheet (including that any purchase price adjustments be settled in cash), (ii) specified a Combined Company Board composition consisting of seven members (comprised of three independent directors chosen by the Combined Company Board, one director appointed by Ares, two directors appointed by Rice Investment Group and the Combined Company’s chief executive officer) and (iii) revised the proposed exclusivity provision to be mutually binding on each of RAC, Aria and Archaea.

On February 19, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF and, for a portion of meeting, our management to discuss a request from Aria for an increase in the purchase price from $650 million to $680 million, with the $30 million increase to be paid in stock consideration. Following discussion, the members of the Special Committee determined that a $680 million purchase price was within the range that the Special Committee had previously discussed and that further negotiation with Aria could delay the Business Combinations and, due to current market conditions, potentially drive the price higher. The Special Committee thus approved increasing the purchase price for Aria to $680 million, with the additional $30 million to be paid in RAC stock. The Special Committee then discussed the effect of the $30 million stock issuance on the pro forma capitalization of the Combined Company and the apportionment of the additional $30 million stock cost between RAC stockholders and Archaea. After discussion, the Special Committee determined that the full $30 million increase in consideration for Aria should not be borne solely by RAC stockholders and a portion should be apportioned to Archaea. The Special Committee determined that allocating one third of the stock issuance increase, $10 million, to Archaea in the form of a purchase price reduction to $347 million, was a fair and appropriate allocation of the increase taking into account the value of Archaea management’s expertise and business plan being acquired as part of the proposed business combination. The Special Committee directed representatives of Moelis to communicate to Archaea that in order to move forward with the transaction it was willing to accept Aria’s $680 million counteroffer, but that Archaea would need to agree to a reduction in the Archaea purchase price from $357 million to $347 million.

Later in the day, a representative of Moelis communicated the proposed reduction to $347 million in consideration for Archaea to representatives of Archaea who later that day agreed to the purchase price reduction via email to a representative of Moelis.

On February 22, 2021, Aria agreed to and, with us and Archaea, executed a revised draft of the letter of intent and term sheet, and Archaea approved an amendment to its letter of intent in connection with the purchase price reduction.

On February 23, 2021, the Special Committee met with our Chief Accounting Officer, Jamie Rogers, and representatives of Kirkland and RLF to discuss engaging KPMG for customary tax modeling with respect to the Business Combinations and capital markets work with respect to the financial statements of both Aria and Archaea. Following discussion, the Special Committee authorized Kirkland to engage KPMG on behalf of RAC for the work discussed.

Thereafter, the Special Committee and our management continued to perform due diligence on a prospective business combination with Aria and Archaea. The Special Committee, our management and their respective representatives and advisors held numerous virtual meetings, phone calls and diligence sessions with Aria, Archaea and their respective representatives and advisors. In particular, we focused on drivers for growth in the RNG industry in order to develop its view of the proposed combined Aria and Archaea business. In addition, following execution of the two letters of intent, Aria, Archaea, the Special Committee and our management and their respective legal counsel, including Kirkland and RLF, began to draft and prepare the definitive agreements governing the transaction. The parties also began preparing an investor presentation for meetings with certain targeted investors on a confidential basis in respect of a PIPE financing and discussed debt commitment documentation with Comerica with whom Archaea had an existing financing relationship such that the Special Committee (i) determined that

Archaea and our management should be able to execute on a financing commitment for the proposed transaction expeditiously and on favorable terms to us due to such existing relationship and (ii) authorized Archaea and our management to pursue such financing commitment.

On March 2, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF and our management to discuss the proposed terms of engagement of Citigroup Global Markets Inc. (“Citi”) and Jefferies Group LLC (“Jefferies”) as placement agents in connection with the proposed PIPE transaction with a proposal for Roth Capital Markets (“Roth”) to potentially participate as a placement agent pending further discussions with Roth. Following discussion, the Special Committee agreed that the terms proposed by Citi and Jefferies were acceptable subject to their review of the draft engagement letters.

On March 3, 2021, the Special Committee approved the engagement of the placement agents with respect to the PIPE financing subject to finalizing engagement letters for each placement agent.

On March 7, 2021, Kirkland sent Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), counsel to Archaea, and Orrick a draft structure deck prepared by KPMG on the basis of KPMG’s initial transaction structuring analysis.

On March 8, 2021, Comerica sent the initial drafts of the debt commitment documentation (collectively, the “Commitment Papers”) to us and Archaea. Over the next several days, Archaea, which primarily led the negotiations with Comerica with assistance from us and Kirkland, discussed the commercial terms with Comerica.

Later on March 8, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF and our management to review the draft business combination agreement with Aria, focusing in particular on consideration adjustment terms that were left open by the letter of intent, including the mechanics for calculating capital expenditures spend prior to closing and purchase price adjustments relating thereto and the use of a cap on the purchase price adjustment for cash on the RAC balance sheet at closing. Following discussion, the Special Committee approved the proposed treatment in the draft business combination agreement of the items discussed.

Later on March 8, 2021, Kirkland sent Pillsbury an initial draft of the Aria merger agreement as reviewed by the Special Committee in order to streamline the three-party and two agreement negotiation process by incorporating any material substantive issues Archaea had with the Aria merger agreement draft such that a substantively negotiated form of Aria merger agreement among us, Aria and Archaea could be efficiently converted into the form of Archaea merger agreement following such negotiations.

Beginning during the week of March 15, 2021, representatives of Citi, in consultation with representatives of Jefferies, began contacting a limited number of potential PIPE investors, (i) each of whom agreed to maintain the confidentiality of the information received and to comply with restrictions on trading in RAC securities pursuant to customary non-disclosure agreements, (ii) to discuss the proposed business combination and the potential PIPE financing, and (iii) to determine such investors’ potential interest in participating in the PIPE financing.

Beginning on March 15, 2021 and during the subsequent weeks of March 15, March 22 and March 29, representatives of RAC, Aria, Archaea, Citi, Jefferies and Roth (Citi, Jefferies and Roth collectively, the “Placement Agents”) participated in various virtual meetings with prospective participants in the PIPE financing. In addition, from the week of March 15, 2021 to April 7, 2021, the Placement Agents received non-binding commitments from potential investors in the PIPE financing, along with comments from those potential investors on the form of subscription agreement for the PIPE financing.

On March 13, 2021, we and Archaea sent revised Commitment Papers to Comerica.

On March 15, 2021, Kirkland and Pillsbury discussed the form of Aria merger agreement circulated to Pillsbury on March 8, 2021. Minimal modifications relating to purchase price adjustment-related disputes were made to the form of Aria merger agreement following such discussions, and thereafter Kirkland sent Orrick an initial draft Aria merger agreement on March 16, 2021.

On March 16, 2021, the Special Committee met with representatives of RLF and, for a portion of the meeting, representatives of Moelis, Kirkland and our management to discuss a draft presentation for the PIPE investors prepared by our management with input from Aria, Archaea, and the parties’ legal advisors. It was noted that the draft presentation contained revised financial projections for the Combined Company (the “Pro Forma Projections”) reflecting the input of all of the management teams. The Special Committee reviewed and discussed the adjustments made to the prior Combined Company projections it had seen, acknowledging that the primary driver of the differences between the Pro Forma Projections for the Combined Company and the individual financial projections for each of Aria and Archaea was the fact that the operational plan for the Combined Company would be different than the current operational plan of each of the component companies upon which the individual preliminary financial analyses were based. The Special Committee further discussed that certain of the revisions to the projections were primarily due to the diligence work performed by us, changes to optimize the sequencing and timing of the Aria and Archaea development projects so as to bring those projects with the greatest potential returns online the earliest as part of a Combined Company operational plan, more conservative assumptions regarding the projected operation dates for certain development projects and inclusion of five additional development projects. The Special Committee discussed the adjustments to the projections and their potential financial impact. In particular it was noted that the Pro Forma Projections assumed a delay in the start of the Assai project until the first quarter of 2022. Our management confirmed that Archaea management still strongly believes that the Assai project would occur before the end of 2021. After responding to a number of questions about the Pro Forma Projections and their potential financial impact, representatives of Moelis, Kirkland and our management then left the meeting. Following further discussion regarding the Pro Forma Projections, the Special Committee approved the inclusion of the Pro Forma Projections in the materials to be provided to the PIPE investors.

From March 16, 2021 through April 7, 2021, RAC, Aria, and their respective advisors discussed the terms of the Aria merger agreement, as well as drafts of the other ancillary definitive agreements for the potential business combination.

On March 22, 2021, Comerica sent revised Commitment Papers to us and Archaea. Over the next several days, we, Archaea and Comerica, along with Kirkland and Comerica’s counsel, negotiated the terms of the Commitment Papers.

On March 25, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF and, for a portion of the meeting, our management to discuss several open issues in the merger agreements, and in particular whether the proposed transactions would include a tax receivable agreement. It was noted that, although customary for a company structured as an “up-C” like RAC to include a tax receivable agreement for direct investors in the operating subsidiary of the public entity, neither the Sponsor nor Archaea was requesting a tax receivable agreement be included in the proposed transaction. After discussion, the Special Committee determined that unless Aria insisted on a tax receivable agreement it should not be included in the merger agreements. The Special Committee then discussed the projections to be used by Moelis for purposes of the analysis to be undertaken in connection with an opinion with respect to the fairness, from a financial point of view, to RAC of the consideration to be paid by us in the proposed transaction. It was noted that any such opinion would relate to the combined acquisition of both of Aria and Archaea and not to the individual transactions. The Special Committee discussed the Pro Forma Projections that were included in the PIPE materials, including the key assumptions and differences from the earlier Combined Company projections. After discussion, the Special Committee directed Moelis to use the Pro Forma Projections that were substantially similar to the projections in the PIPE materials for purposes of its financial analysis with respect to the aggregate consideration to be paid by us in the proposed transactions. The Special Committee then discussed whether revised standalone projections for Archaea and Aria were needed in light of the revisions to the Pro Forma Projections. The Special Committee discussed that it had based its individual bids for Aria and Archaea on standalone projections for Aria and Archaea, that the bid submitted for Aria was in the context of a competitive process where we were seeking to be granted exclusivity, and that the bids submitted were below the illustrative ranges for both companies that were reviewed by the Special Committee, excluding certain informational ranges as discussed in the “Certain Projected Financial Information” section. Consistent with the Special Committee’s discussion at its March 15, 2021 meeting, Mr. Derham confirmed that the drivers of the differences between the standalone projections for Aria and Archaea and the revised Combined Company projections related to the integration of the two companies and not adjustments to how each target company was expected to perform on a standalone basis, and that Mr. Derham was not aware of any facts that would change the standalone company projections for Archaea and Aria in any material way if such standalone projections were to be newly prepared at such time. After discussion, the Special Committee determined that there was no need to revise the standalone company projections for Aria and Archaea from those it considered when it submitted its bids for Aria and Archaea.

Later on March 25, 2021, Orrick sent a revised draft of the Aria merger agreement to Kirkland. Kirkland reviewed the revised draft of the Aria merger agreement in coordination with representatives of Moelis and RLF during the period between March 25, 2021 and March 28, 2021.

On March 26, 2021, we and Archaea sent revised Commitment Papers to Comerica which reflected the ongoing progress of negotiations. Also, on March 26, 2021, Kirkland sent to the Special Committee (i) the legal due diligence reports on Aria and Archaea prepared by Kirkland and (ii) the environmental diligence reports prepared by Ramboll US Consulting, Inc. (with respect to Archaea) and SCS Engineers (with respect to Aria).

On March 27, 2021, Comerica sent revised Commitment Papers to us and Archaea. On both March 27 and March 28, RAC, Archaea and Comerica, along with their respective legal advisors, negotiated the terms of the Commitment Papers.

On March 28, 2021, we and Archaea sent revised Commitment Papers to Comerica, which reflected substantially final terms.

On March 28, 2021, March 29, 2021 and April 1, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF and, for a portion of each meeting, representatives of our management, to discuss proposed revisions to the Aria merger agreement relating to the treatment of capital expenditures by each target between signing and closing whereby capital expenditures in accordance with an agreed schedule would result in a purchase price increase, and the potential impact of that request on the purchase price. Following discussion and review of a proposed capital expenditures schedule from Aria, the Special Committee agreed to accept the capital expenditures adjustment construct proposed by Aria, subject to an agreement between us and Aria on a final capital expenditures schedule providing for capital expenditures on agreed projects of less than $10 million.

A responsive revised draft of the Aria merger agreement was sent to Orrick on March 30, 2021.

From March 30, 2021 through April 4, 2021, (i) Aria, the Special Committee, RAC, and their respective advisors and (ii) Archaea, the Special Committee, RAC, and their respective advisors, negotiated the terms of and exchanged several drafts of the Aria merger agreement and the Archaea merger agreement, as well as several drafts of the other ancillary definitive agreements for the potential business combination. In particular, a revised draft of the Aria merger agreement was received from Orrick on April 2, 2021 and thereafter Kirkland and RLF (A) revised the Aria merger agreement based on positions previously discussed with the Special Committee and (B) coordinated with Pillsbury to finalize an Archaea merger agreement that was substantially similar to the Aria merger agreement with conforming changes where necessary.

Also at its meeting on April 1, 2021, the Special Committee discussed the latest status of the proposed business combination, and the negotiations related thereto. At this meeting, the Special Committee received an update from our management on the PIPE financing, indicating that it was oversubscribed by a significant amount. The Special Committee discussed whether, given the level of subscriptions, the price of shares offered in the PIPE financing could be raised above $10 per share. Our management reported that the Placement Agents had stated that the PIPE financing likely would not be fully subscribed at a higher offering price due to ongoing weakening in the PIPE market. The Special Committee discussed potentially upsizing the PIPE offering and asked management to review potential uses of funds from an upsized PIPE offering.

On April 2, 2021, Orrick sent revised drafts of the Aria merger agreement to Kirkland.

On April 4, 2021, Kirkland sent revised drafts of the Aria merger agreement and Archaea merger agreement to Orrick and Pillsbury, respectively. In addition, during the same period, representatives of the Special Committee, RAC, Aria, Archaea, Kirkland, Orrick and Pillsbury conducted various telephonic and video meetings to discuss and resolve the open issues related to the potential business combination. Significant areas of discussion and negotiation included: (i) the mechanics pertaining to merger consideration adjustments to be made at the closing and the portion of the merger consideration that would be adjusted in cash, (ii) the level of conditionality in the merger agreements, including the amount of the minimum cash condition and whether such condition would be mutual given a parallel but higher amount as a condition in the Commitment Papers and (iii) the scope of the representations and warranties and covenants of the parties. Additionally, on April 4, 2021, after reviewing the final subscription offers and further discussions with the Placement Agents and Aria, our management recommended upsizing the PIPE financing from $235 million to $300 million and provided a description of the potential uses of the funds from an upsized PIPE financing that would be accretive to stockholder value. Upon review of our management’s recommendation, the Special Committee approved upsizing the PIPE financing to $300 million.

During the period between April 1, 2021 and April 5, 2021, members of our management, including Mr. Derham, Archaea and Ares met several times regarding open commercial issues in the transaction, including the points noted in the preceding paragraphs and the amount of PIPE investment RAC should accept. After several discussions between us and Aria, and related meetings with the Special Committee as noted above and discussions among the Special Committee and its advisors, the parties agreed that: (i) for Aria, any purchase price adjustments at closing for cash, debt and scheduled capital expenditures would be made in cash, subject to a $10 million cap on upward adjustments for cash and (ii) for Archaea, any purchase price adjustments at closing for cash, debt and scheduled capital expenditures would be made in additional rollover equity except for cash funded capital expenditures up to $7 million, which would be reimbursed in cash.

On April 5, 2021, the Special Committee met with representatives of Kirkland and RLF and, for a portion of the meeting, representatives of Moelis and our management, to discuss the remaining open issues on the Aria merger agreement and to review and discuss Moelis’ preliminary financial analysis with respect to the consideration to be paid in the proposed business combinations. The Special Committee discussed a proposal by Aria to not include a tax receivable agreement as part of the proposed business combinations in exchange for our agreement to pay certain of Aria’s transaction expenses of up to $10 million owed by Aria in connection with the proposed transaction. The Special Committee deferred discussion of this item pending receipt of a report from KPMG as to the potential value to us of elimination of the tax receivable agreement. Representatives of Moelis then reviewed with the Special Committee their preliminary financial analyses with respect to the consideration to be paid by us in the proposed business combinations. The Special Committee discussed the various preliminary financial analyses reviewed by Moelis, including a selected publicly traded companies analysis utilizing estimated 2021 unadjusted EBITDA for the Combined Company that Moelis presented for informational purposes only, and which Moelis explained it did not view as relevant. See “— Opinion of the Financial Advisor to the Special Committee — Other Analysis — Selected Publicly Traded Companies Analysis” on page 136. The Special Committee discussed that this informational range utilizing 2021 unadjusted EBITDA did not include the full EBITDA attributable to Assai and certain other material projects expected to become operational in 2021 or in subsequent years. After discussion, the Special Committee determined that, because this informational range utilizing 2021 unadjusted EBITDA did not include the full pro forma EBITDA attributable to Assai and certain other material projects, it was not fully reflective of the Combined Company’s future performance. Representatives of our management and Moelis then left the meeting, and Kirkland and RLF met with the Special Committee and provided an overview of its fiduciary duties with respect to the proposed business combinations.

On April 6, 2021, the Special Committee held a meeting with representatives of Moelis, KPMG, Kirkland, RLF and our management to review and discuss KPMG’s analysis of the potential value to us of not implementing a tax receivable agreement in connection with the Business Combination. KPMG’s analysis indicated that the absence of a tax receivable agreement conferred a potential benefit to us of between $21 million and $132 million under various assumptions. Following the presentation and further discussion, the Special Committee determined that the value to us of not having a tax receivable agreement far exceeded the value of Aria’s transaction expenses referred to above, and thus authorized our management to accept the proposal to forgo the tax receivable agreement in exchange for paying such transaction expenses as in the best interests of RAC and its stockholders.

From April 6, 2021 through April 7, 2021, Aria, Archaea, the Special Committee and RAC, and their respective advisors, continued to finalize the terms of and exchange drafts of the merger agreements, as well as drafts of the other ancillary definitive agreements for the potential business combination.

From April 6, 2021 through April 7, 2021, RAC and the Placement Agents finalized the selection of PIPE investors following the Placement Agents receiving indications of interest from the PIPE Investors.

On April 7, 2021, the Special Committee met with representatives of Moelis, Kirkland, RLF and our management in attendance. The representatives of Kirkland reviewed with the Special Committee the terms of the Business Combination Agreements, the Subscription Agreements, the Commitment Papers, the Stockholders Agreement and certain other ancillary transaction documents, as well as the terms of the representations and warranty insurance policy. The participants discussed the final transaction terms and evaluated the Business Combinations. At the meetings, our management provided an overview of the proposed Business Combinations among us, Aria and Archaea (including the rationale for the selection of Aria and Archaea as our business combination targets) and described both the diligence process undertaken to evaluate Aria and Archaea and the final negotiations of the terms of the Business Combinations. Representatives of Kirkland and RLF reviewed the terms of the Business Combinations, including the Business Combination Agreements and the other definitive agreements, copies of which were provided to the Special Committee and full Board in advance of the meeting and the proposed timeline for announcing the Business Combinations. Thereafter, representatives of Moelis reviewed Moelis’ financial analysis with respect to the aggregate consideration to be paid by us in the Business Combinations and delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 7, 2021, addressed to the Special Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the aggregate consideration to be paid in the Business Combinations was fair from a financial point of view to us. Following such discussion, including asking questions of our management and advisors, the Special Committee determined that, based upon the financial and legal terms of the Business Combination, including the materials provided to the Special Committee, the Business Combinations were advisable and in the best interests of RAC and its stockholders.

Following further discussion and consideration of all of the matters raised with respect to the Business Combinations, the Special Committee unanimously (i) determined that each of the Business Combination Agreements was advisable, fair to and in the best interests of RAC and its stockholders, (ii) approved and declared advisable the Business Combinations and each of the Business Combination Agreements and the transactions and agreements contemplated thereby, including the Subscription Agreements, Commitment Papers, the RAC Opco A&R LLC Agreement, the Stockholders Agreement, the form of representations and warranties insurance policy and the agreements contemplated thereby (collectively, the “Transaction Agreements”), (iii) recommended that the Board approve the Business Combinations, the execution, delivery and performance by us of the Transaction Agreements and the transactions contemplated thereby, and recommend approval of the Business Combinations and the Business Combination Agreements to our stockholders, and (iv) approved and recommended that the Board approve the Transaction Agreements and the transactions contemplated thereby, including without limitation the Business Combinations, for purposes of Section 13 of the Existing Charter.

Following approval by the Special Committee and the Board, on April 7, 2021 at approximately 5:00 p.m., Eastern Time, the applicable parties executed the Transaction Agreements, including the Business Combination Agreements. Later in the evening of April 7, 2021, we, Aria and Archaea issued a joint press release announcing the execution of the Business Combination Agreements and describing the transactions contemplated thereby.

On May 3, 2021, the management teams of RAC, Aria and Archaea delivered a letter to various employees of Aria and Archaea in connection with the announcement of the Business Combination, providing for a customary interim period retention plan to incent such employees to continue their respective employments through the closing of the Business Combination and thereafter with the Combined Company consistent with the management organizational chart attached as an exhibit to the February 22, 2021 letter of intent and term sheet.

Special Committee Oversight

As noted in the “— Background of the Business Combination” section above, on November 24, 2020, all members of the Board, including the existing independent directors thereof, representatives of Moelis, RLF and Kirkland met and following a discussion of the disinterested nature of the independent directors in respect of the proposed transaction, the Board approved (i) the formation of the Special Committee consisting of the independent directors and (ii) the engagement of advisors to the Special Committee, including RLF and Moelis. As part of such approval, the Board unanimously determined that each member of the Special Committee (i) was disinterested with respect to a potential business combination transaction with Aria and Archaea, (ii) was not a member of RAC’s, Rice Investment Group’s, Archaea’s or Aria’s management, (iii) was not affiliated with Aria, Rice Investment Group, Archaea or their respective controlled affiliates (other than us and our subsidiaries) and (iv) otherwise did not have a material interest in any reasonably foreseeable business combination transaction (other than an interest, by virtue of the ownership of Common Stock, that did not diverge from the interests of our stockholders at large), or any other relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as a member of the Special Committee.

In furtherance of the foregoing, at the time of the Special Committee’s formation, the Board empowered the Special Committee to (i) direct, oversee, authorize or decline to authorize and approve or decline to approve, to the extent requested by Archaea and/or Aria, our cooperation with, support for or participation in the Business Combination; (ii) take any action with respect to our identification, formulation, review, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, discussion and negotiation, rejection, endorsement and recommendation on behalf of RAC of the Business Combination, including the terms and conditions thereof; (iii) determine not to pursue the Business Combination; (iv) take and direct any action by RAC with respect to the structuring, making of a proposal, negotiation and documentation of the Business Combination; (v) recommend to the Board whether the Business Combination is advisable, fair to, and in the best interests of, us and our stockholders and, with respect to any actions required to be taken by the full Board with respect to a potential business combination with Archaea and/or Aria, to recommend to the Board what action, if any, should be taken by the Board with respect to a potential business combination with Archaea and/or Aria including, if the Business Combination is to be submitted to our stockholders for approval, what recommendation the Board should make to our stockholders in connection with respect to their approval the Business Combination; (vi) take any action with respect to the review, analysis, evaluation, monitoring and exercise of general oversight of all our proceedings, activities, filings, public statements and conduct related to the Business Combination; and (vii) take any and all actions and approve any actions or agreements and other documents as the Special Committee may deem necessary, useful, advisable or appropriate in order to carry out the purposes of the foregoing matters. Accordingly, in connection with the Business Combinations, the Special Committee directed and controlled all of our actions and decisions, including determining the specific engagement of various advisors and approving all of the key terms of the Business Combinations and Transaction Documents, including the Business Combination Agreements.

As part of their evaluation of the Business Combinations, the Special Committee was aware of the potential conflicts of interest with our Sponsor and its affiliates, that could arise with regard to the proposed terms of the: (i) Business Combination Agreements; (ii) the PIPE Investment; and (iii) Proposals. The independent directors who comprise the Special Committee also own interests in shares of Common Stock, the value of which may be affected by the Business Combinations. The independent directors, in their capacities as the sole members of the Special Committee, considered these interests during the negotiation of the Business Combinations and in evaluating and unanimously approving and recommending to the full Board, as members of the Special Committee, the Business Combination Agreements and the transactions contemplated therein, including the Business Combinations.

Please see the sections entitled “Proposal No. 1 — Approval of the Business Combination — Independent Director Oversight” and “Beneficial Ownership of Securities.”

The Board and Special Committee’s Reasons for the Approval of the Business Combinations

The Board and the Special Committee, in evaluating the transaction with Aria and Archaea, consulted with our management and its legal, financial and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreements and the transactions contemplated thereby, including the Business Combinations, are advisable, fair to and in the best interests of RAC and its stockholders and (ii) to recommend that the RAC stockholders approve the transactions contemplated by the Business Combination Agreements, including the Business Combinations, the Board and the Special Committee considered and evaluated a number of factors, including, but not limited to, the factors discussed below.

Before reaching their respective decisions, the Board and the Special Committee reviewed the results of management’s due diligence, performed with the assistance of the advisors, which included:

•        research on industry trends, revenue projections and other industry factors;

•        meetings and calls with Aria’s and Archaea’s respective management teams and representatives regarding operations, major customers, regulatory compliance, financial prospects and possible acquisitions, among other customary due diligence matters;

•        review of Aria’s and Archaea’s respective material business contracts and certain other legal and commercial diligence including discussions with each company’s major customers, vendors and suppliers; and

•        financial and accounting diligence.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combinations, the Board and the Special Committee did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that they considered in reaching their respective determinations and supporting their respective decisions. The Special Committee was formed because some of our officers and directors have interests in the Business Combinations that are in addition to, and that are different from, the interests of RAC’s stockholders generally. In this regard, the Special Committee was aware that Archaea was majority-owned and controlled by Rice Investment Group (an affiliate of RAC). The Special Committee further was aware that the partners of the Rice Investment Group include Daniel Joseph Rice, IV, RAC’s Chief Executive Officer

and director, and J. Kyle Derham, RAC’s Chief Financial Officer and director, and that the Rice Investment Group is controlled by Mr. Rice and his family members, who also control the Sponsor. The Special Committee was further aware that certain members of Archaea management own economic interests in our Sponsor valued at approximately $7.0 million issued as compensation to Archaea management for services in reviewing consulting on potential renewable natural gas business combination candidates. The Special Committee took several steps to mitigate these conflicts including meeting in executive session following meetings of the Special Committee attended by RAC officers, engaging RLF as legal adviser and Moelis as financial adviser, neither of which had provided services to the Sponsor in the past, determining to engage in third party negotiations and reach agreement with Aria before reaching final agreement with Archaea so the Aria price could serve as a basis for the price paid for Archaea, asking Archaea to contribute to the final price paid for Aria by reducing the price originally agreed to be paid for Archaea, and obtaining an opinion from Moelis as to the fairness of the aggregate consideration to be paid in the Business Combinations. The Special Committee recommended the Business Combinations based on, but not limited to, the following primary factors as discussed in more detail below: (i) the potential unique optimization of RNG cash flow through long-term contracts involving Aria and Archaea on a combined basis, (ii) differentiated operating and G&A cost savings related to the Business Combinations, (iii) the experience of the Archaea management team and their business plan for Aria to optimize the value of both the Aria and Archaea assets in a way that other buyers of Aria’s assets may not recognize or be able to accomplish, including because the Archaea business plan for converting certain of Aria’s electric projects to RNG projects were projected to generate significant incremental EBITDA, (iv) that the Archaea plan for committing certain Aria projects to long-term structured contracts would help de-risk Aria’s cash flow relative to other acquisition target opportunities in the RNG space, (v) the fact that Aria was a third party, that negotiations with Aria had been conducted on a third party basis and that the price for Archaea was based in part on the price negotiated with Aria, and (vi) the financial analyses provided by Moelis in connection with rendering its opinion. The Board and the Special Committee viewed their respective decisions as being based on all of the information available and the factors presented to and considered by each of them. In addition, individual directors and Special Committee members may have given different weight to different factors. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 5 of this proxy statement.

The Board and the Special Committee considered a number of factors pertaining to the Business Combinations as generally supporting their respective decisions to enter into the Business Combination Agreements and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Target Industry.    Archaea’s and Aria’s management teams possess deep knowledge of the renewable natural gas industry, and the fact that Aria’s and Archaea’s business falls squarely within this particular area of expertise provides us with an opportunity to leverage such expertise in order to realize the investment potential from the Business Combinations.

•        Platform Supports Further Growth Initiatives.    Aria’s and Archaea’s existing platform supports the further penetration within its existing markets and customers, the addition of new customers and the entry into adjacent markets.

•        Valuation.    The Board and the Special Committee concluded that the aggregate consideration payable under the Business Combination Agreements reflects an attractive valuation relative to publicly listed companies with certain characteristics comparable to Aria and Archaea such as similar industry, end markets, and growth profiles. Taken together with Aria’s and Archaea’s strong performance, projected revenue growth rate, and projected profitability, along with the caliber of investors involved in the PIPE Investment, the Special Committee determined that the Business Combinations presented a compelling acquisition opportunity for us and our stockholders. In evaluating the financial aspects of the Business Combinations, the Special Committee reviewed a number of materials, including the Transaction Documents, historical financial results of the businesses and projections prepared by Aria’s and Archaea’s respective management teams.

•        Opinion of the Special Committee’s Financial Advisor.    The Special Committee considered the financial analyses of Moelis, as reviewed and discussed with the Special Committee, as well as the opinion of Moelis to the effect that, as of April 7, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in Moelis’ written opinion, the aggregate consideration to be paid in the Business Combinations was fair, from a financial point of view, to us.

•        Due Diligence.    The Special Committee, with assistance from its advisors, conducted a due diligence review of Aria and Archaea and their respective businesses, including review of relevant documentation and discussions with each management team and the Special Committee’s and our financial, legal and other advisors. Through the Special Committee’s due diligence investigation, the Special Committee and our management had knowledge of, and were familiar with, Aria’s and Archaea’s respective businesses and financial conditions, including their historical financial results, financial plan, outstanding indebtedness and growth prospects. As part of its evaluation of Aria and Archaea, the Special Committee and our management also considered the financial profiles of certain publicly traded companies in the same and adjacent sectors.

•        Other Alternatives.    Having thoroughly reviewed the other potential business combination opportunities available to us, the Special Committee determined that the Business Combinations presented the most attractive business combination opportunity based on the process it utilized to evaluate such other potential business combination opportunities and the belief that such process has not yielded more attractive alternatives, taking into account the potential risks, rewards and uncertainties associated with potential alternatives.

•        Negotiated Transaction.    The financial and other terms and conditions of the Business Combination Agreements and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s length negotiations among the Special Committee, RAC, Aria, and Archaea, and the Board believes that such terms are reasonable and fair to our stockholders.

The Board and the Special Committee also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combinations, including, but not limited to, the following:

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combinations or anticipated performance of Aria and Archaea may not be fully achieved, or may not be achieved within the expected timeframe and that the results of operations of the Combined Company’s business may differ materially from the projections prepared by Aria and Archaea and reviewed by the Special Committee.

•        Liquidation of RAC.    The risks and costs to us if the Business Combinations are not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in RAC being unable to effect a business combination within 24 months of the IPO (or October 26, 2022) and force RAC to liquidate and the Warrants to expire worthless.

•        Stockholder Vote.    The risk that our stockholders may fail to approve the Business Combinations.

•        Closing Conditions.    The fact that completion of the Business Combinations is conditioned on the satisfaction of certain closing conditions that are not within our control, including the condition that we have available at the closing of the Business Combinations an amount of cash of at least $150 million in the aggregate (see “Proposal No. 1 — Approval of the Business Combination — Conditions to Closing of the Business Combinations” beginning on page 93 of this proxy statement).

•        Litigation.    The possibility of litigation challenging the Business Combinations or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combinations.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combinations.

•        Other Risks.    The various other risks associated with the Business Combinations, our business, the businesses of Aria and Archaea and Aria’s and Archaea’s indebtedness described under “Risk Factors” beginning on page 35 of this proxy statement.

•        Interests of Certain Persons.    The interests of certain of our officers and directors in the Business Combinations are in addition to, and may be different from, the interests of our stockholders (see “Proposal No. 1 — Approval of the Business Combination — Interests of Certain Persons in the Business Combinations” beginning on page 139 of this proxy statement). The Special Committee was aware of these interests during the negotiation of the Business Combinations and in evaluating and unanimously approving, as members of the Special Committee and the Board, the Business Combination Agreements and the transactions contemplated therein, including the Business Combinations.

The Special Committee and the Board concluded that the potential benefits that they expected we and our stockholders to achieve as a result of the Business Combinations outweighed the potential negative factors associated with the Business Combinations. Accordingly, the Special Committee and the Board unanimously determined that the Business Combination Agreements and the transactions contemplated thereby, including the Business Combinations, were advisable, fair to, and in the best interests of, RAC and its stockholders.

Certain Projected Financial Information

Aria Projected Financial Information

In November 2020, Aria and Barclays provided us and Archaea with Aria’s internally-prepared projections (the “Aria Management Projections”) for use as a component of Archaea’s and our evaluation of Aria. The Aria Management Projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Aria Management Projections (i) were prepared to assist potential bidders in Barclays’ sales process in evaluating Aria (see “— Background of the Business Combination”), (ii) were prepared for capital budgeting and other management purposes of Aria, and (iii) are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The Aria Management Projections were not intended for third-party use other than in connection with the evaluation of Aria in accordance with its marketing process, including all associated disclaimers, including by investors or holders. The Aria Management Projections are being provided here solely to disclose information that was provided to us in the course of our evaluation of Aria. The Aria Management Projections are forward-looking statements. You are cautioned not to rely on the Aria Management Projections in making a decision regarding the Business Combinations, as the Aria Management Projections may be materially different than actual results. Moreover, Aria’s business was also included in the formulation of the Pro Forma Projections (as defined below) with the assumption that Aria would continue operations after the transactions as a part of the Combined Company, operated by a new management team with different business objectives, rather than as a standalone entity.

The Aria Management Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, COVID-19 and financial conditions and various other factors, all of which are difficult to predict, are inherently subjective and many of which are beyond Aria’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Aria Management Projections. The inclusion of the Aria Management Projections in this proxy statement should not be regarded as an indication that Aria, Archaea, RAC or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the Aria Management Projections to be a reliable prediction of future events, and reliance should not be placed on the Aria Management Projections.

The Aria Management Projections were requested by, and disclosed to, us, the Special Committee, Archaea and Moelis for use as a component in their respective overall evaluations of Aria. Aria has not warranted the accuracy, reliability, appropriateness or completeness of the Aria Management Projections to anyone, including us. The Aria Management Projections reflected below were provided to Archaea and us in November 2020, reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions and results Aria’s management believed to be reasonably achievable and do not reflect updates or adjustments based on actual results or circumstances or events occurring after such date. Neither Aria’s management nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Aria compared to the information contained in the Aria Management Projections, and none of them intends to or undertakes any obligation to update or otherwise revise the Aria Management Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the Aria Management Projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. We will not refer back to these forecasts in our future periodic reports filed under the Exchange Act.

The Aria Management Projections are the responsibility of Aria’s management. Neither Aria’s independent auditors, Archaea’s independent auditors, our independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information.

Additionally, the Aria Management Projections were provided by us to Moelis for its use in connection with its preliminary financial analyses as directed by the Special Committee. Accordingly, such projections are included in this proxy statement on that account.

The Aria Management Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combinations. The key elements of the Aria Management Projections are summarized below (in millions of dollars, except as otherwise noted):

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E – 2040E (Cumulative)
RNG Production (MMBtu)	4,892,691	5,551,469	6,269,196	7,050,647	7,861,139	7,942,711	7,981,469	8,030,892	8,045,616	8,076,600	82,046,326
Electric Generation (MWh)	672,003	670,959	665,078	667,197	665,374	665,374	665,374	667,197	665,374	665,374	6,462,078
Revenue
RNG	$136	$154	$183	$209	$226	$231	$235	$234	$236	$239	$2,489
Electric	42	47	46	44	42	40	38	38	38	37	399
Other	6	8	9	8	8	8	8	10	10	10	90
Total Revenue(1)	$184	$208	$238	$261	$275	$279	$281	$282	$284	$287	$2,979
Total Expenses(1)	$(105)	$(110)	$(114)	$(120)	$(127)	$(134)	$(132)	$(131)	$(132)	$(139)	$(1,457)
Total Capital Expenditures	$(42)	$(40)	$(25)	$(11)	$(2)	$(2)	$(2)	$(2)	$(2)	$(2)	$(4)
EBITDA(2)	$79	$98	$124	$141	$148	$145	$150	$151	$152	$148	$1,522

____________

(1)      The Aria Management Projections were not prepared in accordance with GAAP. Reflects Total Revenue or Total Expenses, as applicable, on a non-GAAP basis after giving effect to the results of certain joint ventures and subsidiaries not included in Aria’s consolidated financial statements and notes thereto.

(2)      Defined as earnings before interest, taxes, depreciation and amortization.

RAC Projected Financial Information

In January 2021, for the purposes of our management’s and the Special Committee’s evaluation of the Business Combinations, our management and Archaea adjusted the Aria Management Projections for fiscal years 2021E through 2040E, primarily to reflect a different utilization approach to Aria’s existing asset base and project development pipeline and certain more conservative pricing assumptions summarized below (such projections as adjusted, the “RAC Projections”). The Aria Management Projections and the RAC Projections were presented to the Special Committee for their review on January 12, 2021 and January 15, 2021 in order for the Special Committee to consider which projections would form the basis of the preliminary financial analyses to be performed related to the initial bid price to be presented for Aria to the Aria Holders. RAC’s and Archaea’s key assumptions in adjusting the Aria Management Projections to the RAC Projections for fiscal years 2021E through 2040E consisted of, among other things, (i) more conservative natural gas and RIN credit price assumptions, (ii) a proposed shift in the Aria business model under Archaea management, including by upgrading certain existing Aria RNG projects and converting certain of Aria’s electric projects to RNG projects, (iii) the optimization of RNG cash flows through long-term contracts and (iv) operating and G&A cost savings. In addition, the RAC Projections utilized the following assumptions: $1.50 RIN price for fiscal years 2021E through 2040E, $140 per metric ton of LCFS value for fiscal years 2021E through 2040E, natural gas price of $2.00 per MMBtu for fiscal years 2021E through 2040E and a range of fixed-price contracts for a percentage of gas sales (depending on asset) from $10.65 to $19.00 per MMBtu. The RAC Projections were not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The RAC Projections were prepared solely for purposes of assisting our management and the Special Committee in their evaluation of the Business Combinations, and are subjective in many respects, and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. They are being provided here solely to disclose information that we relied upon in the course of our evaluation of Aria. You are cautioned not to rely on the RAC Projections in making a decision regarding the Business Combinations, as the projections may be materially different than actual results.

The RAC Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, COVID-19 and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond RAC’s and Aria’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the RAC Projections. The inclusion of the RAC Projections in this proxy statement should not be regarded as an indication that RAC, Aria, Archaea or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the RAC Projections to be a reliable prediction of future events, and reliance should not be placed on the RAC Projections.

Neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors has warranted the accuracy, reliability, appropriateness or completeness of the RAC Projections. Neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Aria, Archaea or the Combined Company compared to the information contained in the RAC Projections, and neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors intends to or undertakes any obligation to update or otherwise revise the RAC Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. We will not refer back to these forecasts in our future periodic reports filed under the Exchange Act.

The RAC Projections are the responsibility of our management. Neither our independent auditors, Aria’s independent auditors, Archaea’s independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information.

Additionally, the RAC Projections were provided by us to Moelis for its use in connection with its preliminary financial analyses as directed by the Special Committee. Accordingly, such projections are included in this proxy statement on that account.

The RAC Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. The key elements of the RAC Projections are summarized below (in millions of dollars, except as otherwise noted):

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E – 2040E (Cumulative)
RNG Production (MMBtu)	3,685,327	6,384,365	6,637,108	11,507,598	11,728,729	14,551,462	14,817,338	15,091,665	15,365,151	15,647,301	180,453,772
Electric Generation (MWh)	594,683	593,847	596,039	237,408	236,760	150,882	150,882	151,296	150,882	150,882	1,503,516
Revenue
RNG	$110	$147	$149	$239	$243	$294	$299	$298	$303	$309	$3,479
Electric	42	47	46	18	17	10	10	10	10	9	113
Other	7	8	10	10	9	9	10	10	10	10	88
Total Revenue	$159	$202	$205	$267	$269	$314	$319	$318	$323	$328	$3,679
Total Expenses	$(95)	$(103)	$(97)	$(117)	$(119)	$(136)	$(139)	$(138)	$(140)	$(143)	$(1,700)
Total Capital Expenditures	$(42)	$(13)	$(62)	—	$(43)	—	—	—	—	—	$(8)
Unlevered Free Cash Flow(1)	$13	$64	$20	$112	$68	$131	$131	$132	$133	$134	$1,429
Depreciation and Amortization	$(35)	$(26)	$(24)	$(29)	$(22)	$(27)	$(22)	$(23)	$(23)	$(23)	$(228)
EBITDA(2)	$64	$99	$108	$149	$150	$177	$180	$180	$183	$184	$1,980

____________

(1)      Calculated as earnings before interest and taxes less cash taxes, plus depreciation and amortization, less capital expenditures, less increases in net working capital and plus decreases in net working capital.

(2)      Defined as earnings before interest, taxes, depreciation and amortization.

Archaea Projected Financial Information

In January 2021, for the purposes of our management’s and the Special Committee’s evaluation of the Business Combinations, and the preparation of the preliminary financial analyses that the Special Committee requested from Moelis related to the Business Combinations, Archaea provided the Special Committee, Moelis and our management with Archaea’s internally prepared projections including all of Archaea’s development projects (the “All Dev Projections”). In connection with its financial analysis of Archaea, in order to analyze Archaea using assumptions and methodologies consistent with the approach our management and Archaea used to adjust the Aria Management Projections into the RAC Projections, the Special Committee reviewed the All Dev Projections, adjusted to include only the four development projects that the Special Committee believed, based on information provided by our management and Archaea management, were in construction, consistent with the approach to Aria noted above (the “4 Dev Projections” and collectively with the All Dev Projections, the “Archaea Projections”). The Archaea Projections utilized the following assumptions: $1.50 RIN price for fiscal years 2021E through 2040E, $140 per metric ton of LCFS value for fiscal years 2021E through 2040E, natural gas price of $2.00 per MMBtu for fiscal years 2021E through 2040E and a range of fixed-price contracts for a percentage of gas sales (depending on asset) from $12.75 to $14.00 per MMBtu. The Archaea Projections were not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Archaea Projections were prepared solely for purposes of assisting our management and the Special Committee in their evaluation of the Business Combinations, and are subjective in many respects, and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. They are being provided here solely to disclose information that we relied upon in the course of our evaluation of Archaea. You are cautioned not to rely on the Archaea Projections in making a decision regarding the Business Combinations, as the projections may be materially different than actual results. Moreover, Archaea’s business was also included in the formulation of the Pro Forma Projections with the assumption that Archaea would continue operations after the Business Combinations as a part of the Combined Company, operated by a new management team with different business objectives, rather than as a standalone entity.

The Archaea Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, COVID-19 and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond RAC’s and Archaea’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Archaea Projections. The inclusion of the Archaea Projections in this proxy statement should not be regarded as an indication that RAC, Aria, Archaea or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the Archaea Projections to be a reliable prediction of future events, and reliance should not be placed on the Archaea Projections.

Neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors has warranted the accuracy, reliability, appropriateness or completeness of the Archaea Projections. Neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Aria, Archaea or the Combined Company compared to the information contained in the Archaea Projections, and neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors intends to or undertakes any obligation to update or otherwise revise the Archaea Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. We will not refer back to these forecasts in our future periodic reports filed under the Exchange Act.

The Archaea Projections are the responsibility of our management. Neither our independent auditors, Aria’s independent auditors, Archaea’s independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, express no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information.

Additionally, the Archaea Projections were provided by us to Moelis for its use in connection with its preliminary financial analyses as directed by the Special Committee. Accordingly, such projections are included in this proxy statement on that account.

The Archaea Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combinations. The key elements of the Archaea Projections are summarized below (in millions of dollars, except as otherwise noted):

4 Dev Projections

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E – 2040E (Cumulative)
RNG Production (MMBtu)	1,756,071	6,116,517	6,431,225	6,579,699	6,731,738	6,887,432	7,046,871	7,210,149	7,377,364	7,548,613	83,817,972
Electric Generation (MWh)	306,600	582,540	582,540	582,540	582,540	582,540	582,540	582,540	582,540	582,540	5,825,400
Revenue
RNG	$31	$106	$133	$136	$140	$143	$147	$151	$155	$159	$1,808
Electric	12	26	26	26	26	26	26	26	26	26	258
Other	20	22	24	27	29	32	35	39	43	47	827
Total Revenue	$63	$154	$183	$188	$195	$201	$208	$216	$224	$232	$2,893
Total Expenses	$(38)	$(72)	$(83)	$(86)	$(90)	$(94)	$(98)	$(103)	$(107)	$(113)	$(1,500)
Total Capital Expenditures	$(182)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(3)	$(33)
Unlevered Free Cash Flow(1)	$(164)	$55	$69	$71	$73	$75	$77	$79	$81	$83	$969
Depreciation and Amortization	$(3)	$(6)	$(11)	$(11)	$(12)	$(12)	$(12)	$(12)	$(12)	$(12)	$(132)
EBITDA(2)	$25	$81	$100	$102	$105	$108	$110	$113	$116	$120	$1,393

____________

(1)      Calculated as earnings before interest and taxes less cash taxes, plus depreciation and amortization, less capital expenditures, less increases in net working capital and plus decreases in net working capital.

(2)      Defined as earnings before interest, taxes, depreciation and amortization.

All Dev Projections

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E – 2040E (Cumulative)
RNG Production (MMBtu)	1,756,071	8,415,350	10,171,347	10,365,913	10,566,449	10,773,105	10,986,033	11,205,394	11,431,350	11,664,071	129,009,580
Electric Generation (MWh)	306,600	582,540	582,540	582,540	582,540	582,540	582,540	582,540	582,540	582,540	5,825,400
Revenue
RNG	$31	$147	$218	$225	$229	$234	$239	$245	$250	$256	$2,872
Electric	12	26	26	26	26	26	26	26	26	26	258
Other	20	22	24	27	29	32	35	39	43	47	827
Total Revenue	$63	$195	$268	$277	$284	$292	$301	$309	$319	$328	$3,956
Total Expenses	$(41)	$(92)	$(122)	$(128)	$(133)	$(139)	$(145)	$(151)	$(158)	$(165)	$(2,187)
Total Capital Expenditures	$(266)	$(66)	$(6)	$(6)	$(6)	$(6)	$(6)	$(6)	$(6)	$(6)	$(63)
Unlevered Free Cash Flow(1)	$(249)	$8	$99	$102	$104	$105	$107	$109	$111	$112	$1,223
Depreciation and Amortization	$(3)	$(9)	$(17)	$(18)	$(18)	$(18)	$(19)	$(19)	$(19)	$(20)	$(211)
EBITDA(2)	$22	$103	$146	$149	$151	$153	$156	$158	$161	$163	$1,769

____________

(1)      Calculated as earnings before interest and taxes less cash taxes, plus depreciation and amortization, less capital expenditures, less increases in net working capital and plus decreases in net working capital.

(2)      Defined as earnings before interest, taxes, depreciation and amortization.

Pro Forma Projected Financial Information

In March 2021, for the purposes of our management’s and the Special Committee’s marketing process in respect of the PIPE Investment to finance the Business Combinations, and the preparation of the financial analyses that the Special Committee requested from Moelis related to the Business Combinations, our management provided the Special Committee and Moelis with our management’s internally prepared pro forma combined projections for the Combined Company after giving effect to the acquisition of both Aria and Archaea (the “Pro Forma Projections”). The Pro Forma Projections were not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The primary driver of the differences between the Pro Forma Projections and the individual financial projections for each of Aria and Archaea was the fact that the operational plan for the Combined Company would be different than the current operational plan of each of the component companies upon which the individual preliminary financial analyses were based. Our key assumptions in focusing on the Pro Forma Projections rather than utilizing the RAC Projections, the 4 Dev Projections or All Dev Projections for fiscal years 2021E through 2040E on a standalone basis consisted primarily of (i) changes to optimize the sequencing and timing of the Aria and Archaea development projects so as to bring those projects with the greatest potential returns online the fastest as part of a Combined Company operational plan, (ii) more conservative assumptions regarding the projected operation dates for certain of development projects and inclusion of five additional development projects, (iii) inclusion of five additional Archaea development RNG projects (with expected commercial operation dates of June 30, 2024, September 30, 2024, December 31, 2024, March 31, 2025 and June 30, 2025), five additional Aria RNG / Digester development projects, some of which will be less than 100% owned by the Combined Company (with expected commercial operation dates of April 30, 2022, June 30, 2022, November 30, 2022, September 30, 2023 and September 30, 2024) for aggregate development capital expenditures of approximately $210 million for fiscal years 2021E through 2040E, (iv) re-classification of maintenance expense to maintenance capital expenditures for Aria of approximately $200 million in the aggregate for fiscal years 2021E through 2040E, (v) inclusion of R&D capital expenditures of approximately $100 million in the aggregate for fiscal years 2021E through 2040E, (vi) adjustment of upgrade and conversion capital expenditures for Aria of approximately $85 million in the aggregate, (vii) elimination of development capital expenditure for Aria’s Mavrix JV projects of approximately $10 million in the aggregate, (viii) reduction of development capital expenditure for Archaea’s Big Run project of approximately $12 million, and (ix) reduction of maintenance capital expenditure for Archaea of approximately $6 million, in each case, due to additional due diligence completed by our management, the Special Committee and their advisors following the original presentation of the RAC Projections and the Archaea Projections to the Special Committee in January 2021. Specifically, the expected commercial operation dates for Aria’s Erie, Sunshine, Model City, Sarasota, Butler and Moovers projects were moved later in time and the expected commercial operation date for Aria’s Ontario project was moved earlier to December 31, 2022. In addition, the expected commercial operation dates for Archaea’s Assai, Commonwealth and Big Run projects were moved later in time and the expected commercial operation dates for Archaea’s Monty and Bernie projects were moved earlier to June 30, 2022 and September 30, 2023, respectively. In addition, the Pro Forma Projections utilized the following assumptions: $1.50 RIN price for fiscal years 2021E through 2040E, $140 per metric ton of LCFS value for fiscal years 2021E through 2040E, natural gas price of $2.00 per MMBtu for fiscal years 2021E through 2040E and a range of fixed-price contracts for a percentage of gas sales (depending on asset) from $10.00 to $20.00 per MMBtu. The Pro Forma Projections were prepared solely for purposes of assisting our management and the Special Committee in their evaluation of the Business Combinations and for the purposes of providing materials for the PIPE Investors to review subject to the terms of the related Subscription Agreements, including all disclaimers contained therein, and are subjective in many respects, and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. They are being provided here solely to disclose information that the Special Committee and certain other investors may have relied upon in the course of their evaluation of the Business Combinations. You are cautioned not to rely on the Pro Forma Projections in making a decision regarding the Business Combinations, as the projections may be materially different than actual results.

The Pro Forma Projections reflect numerous assumptions, including assumptions with respect to general business, economic, market, COVID-19 and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond RAC’s, Aria’s and Archaea’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Pro Forma Projections. The inclusion of the Pro Forma Projections in this proxy statement should not be regarded as an indication that RAC, Aria, Archaea or their (or the Special Committee’s) respective representatives or advisors considered or currently consider the Pro Forma Projections to be a reliable prediction of future events, and reliance should not be placed on the Pro Forma Projections.

Neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors has warranted the accuracy, reliability, appropriateness or completeness of the Pro Forma Projections. Neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors has made or makes any representation to any person regarding the ultimate performance of Aria, Archaea or the Combined Company compared to the information contained in the Pro Forma Projections, and neither Aria, Archaea nor RAC nor any of their (or the Special Committee’s) respective representatives or advisors intends to or undertakes any obligation to update or otherwise revise the Pro Forma Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. We will not refer back to these forecasts in our future periodic reports filed under the Exchange Act.

The Pro Forma Projections are the responsibility of our management. Neither our independent auditors, Aria’s independent auditors, Archaea’s independent auditors, nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the prospective financial information.

Additionally, at the direction of the Special Committee, the Pro Forma Projections were utilized by Moelis for its use in connection with its financial analyses and opinion to the Special Committee, as described in the section entitled “Opinion of the Special Committee’s Financial Advisor” and as set forth as Annex H to this proxy statement. Accordingly, such projections are included in this proxy statement on that account.

The Pro Forma Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combinations. The key elements of the Pro Forma Projections are summarized below (in millions of dollars, except as otherwise noted):

Pro Forma Projections

	Fiscal Year Ending December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E – 2040E (Cumulative)
RNG Production (MMBtu)	5,405,123	12,269,232	20,989,282	28,513,326	34,981,825	36,538,498	37,268,103	38,109,491	38,768,401	39,545,541	442,788,113
Electric Generation (MWh)	323,782	247,893	157,434	102,975	92,500	92,500	92,500	92,753	92,500	92,500	982,712
Revenue
RNG	$123	$230	$384	$544	$665	$699	$713	$723	$735	$750	$8,406
Electric	54	65	50	39	36	36	36	36	36	35	371
Other	27	30	34	36	38	41	45	49	52	57	588
Total Revenue	$204	$326	$468	$619	$739	$776	$795	$808	$824	$842	$9,364
Total Expenses	$(139)	$(186)	$(229)	$(292)	$(345)	$(365)	$(375)	$(383)	$(394)	$(406)	$(4,732)
Total Capital Expenditures	$(159)	$(225)	$(221)	$(152)	$(66)	$(24)	$(24)	$(24)	$(24)	$(24)	$(231)
Unlevered Free Cash Flow(1)	$(108)	$(119)	$(43)	$89	$225	$279	$284	$288	$291	$295	$3,140
Depreciation and Amortization	$(20)	$(30)	$(42)	$(53)	$(59)	$(62)	$(60)	$(60)	$(60)	$(60)	$(562)
EBITDA(2)	$65	$140	$239	$327	$395	$412	$419	$425	$430	$436	$4,633

____________

(1)      Calculated as earnings before interest and taxes less cash taxes, plus depreciation and amortization, less capital expenditures, less increases in net working capital and plus decreases in net working capital.

(2)      Defined as earnings before interest, taxes, depreciation and amortization.

Opinion of the Special Committee’s Financial Advisor

At the meeting of the Special Committee on April 7, 2021 to evaluate and approve the Business Combination Agreements and the Business Combinations, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated April 7, 2021, addressed to the Special Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the aggregate consideration to be paid in the Business Combinations was fair from a financial point of view to us.

The full text of Moelis’ written opinion dated April 7, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex H to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the Business Combinations. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the aggregate consideration to us, and does not address our underlying business decision to effect the Business Combinations or the relative merits of the Business Combinations as compared to any alternative business strategies or transactions that might be available to us. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of RAC, Aria, Archaea or any other person should vote or act with respect to the Business Combinations or any other matter.

In arriving at its opinion, Moelis, among other things:

•        reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Combined Company furnished to Moelis by us, including financial and other forecasts provided to, or discussed with, Moelis by our management, including estimates of the expected timeline and sequencing for development projects and capital expenditures for the Combined Company, the useful life of the Combined Company’s current and development projects, the pricing of long-term contracts for the sale of renewable natural gas, certain commodity and other price assumptions, and the tax impacts of such financial forecasts and the Business Combinations prepared by our management, including the Pro Forma Projections;

•        reviewed certain internal information relating to the expenses expected to result from the Business Combinations;

•        conducted discussions with members of the senior management and RAC representatives concerning the information described in the foregoing two bullets, as well as the business and prospects of the Combined Company generally;

•        reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•        reviewed (i) a draft of the Aria Merger Agreement, marked “Execution Version,” dated April 7, 2021 and (ii) a draft of the Archaea Merger Agreement, marked “Execution Version,” dated April 7, 2021;

•        reviewed the capital structures, both pre-Business Combinations and post-Business Combinations, of RAC, Aria and Archaea; and

•        conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis, with the consent of the Special Committee, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of (and did not independently verify) any of such information. With the consent of the Special Committee, Moelis relied upon, without independent verification, the assessment of RAC and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to the Combined Company, Moelis assumed, at the direction of the Special Committee, that such financial and other forecasts and other information were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of RAC, Archaea and Aria as to the future performance of the Combined Company. Moelis also assumed, at the direction of the Special Committee, that the future financial results reflected in such forecasts and other information would be achieved at the times and in the amounts projected. With the consent of the Special Committee, Moelis assumed that, following the consummation of the Business Combinations and payment of related expenses, the Combined Company will have pro forma cash of $364 million on its balance sheet. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the Special Committee, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of RAC, Aria or Archaea, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address our underlying business decision to effect the Business Combinations or the relative merits of the Business Combinations as compared to any alternative business strategies or transactions that might be available to us and did not address any legal, regulatory, tax or accounting matters. At the direction of the Special Committee, Moelis was not asked to, nor did Moelis, offer any opinion as to any terms of the Business Combination Agreements, any other agreement or instrument (including the terms of the Company Interests (as defined in the Stockholders Agreement), which Moelis assumed, with the consent of the Special Committee, to have a value of $10.00 per Company Interest) entered into or to be entered into in connection with the Business Combination, or any aspect or implication of the Business Combinations, except for the fairness of the aggregate consideration payable by us pursuant to the Business Combinations from a financial point of view to us. With the consent of the Special Committee, Moelis expressed no opinion as to what the value of the Company Interests, the RAC Opco Class A units or the Class B Common Stock actually would be when issued pursuant to the Business Combination or the prices at which the Company Interests, RAC Opco Class A units, Class B Common Stock or any other securities might trade at any time. Moelis expressed no opinion with respect to the allocation of the aggregate consideration between the Aria Closing Merger Consideration and the Archaea Closing Merger Consideration or the separate fairness of the Aria Closing Merger Consideration or the Archaea Closing Merger Consideration, respectively. Moelis did not express any opinion as to the fair value or the solvency of the Combined Company following the closing of the Business Combinations. In rendering its opinion, Moelis assumed, with the consent of the Special Committee, that the final executed forms of the Business Combination Agreements would not differ in any material respect from the drafts that Moelis had reviewed, that the Business Combinations would be consummated in accordance with their applicable terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Business Combination Agreements would comply with all the material terms of such agreements. Moelis assumed, with the consent of the Special Committee, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combinations would be obtained except to the extent that could not be material to Moelis’ analysis.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Business Combinations or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of RAC, Aria or Archaea. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combinations, or any class of such persons, whether relative to the aggregate consideration or otherwise. Moelis’ opinion was approved by a Moelis & Company LLC fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Special Committee at their meeting held on April 7, 2021, in connection with its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For the purposes of Moelis’ analysis:

•        “EBIT” was generally calculated as the relevant company’s earnings from operations before interest and taxes.

•        “EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization.

•        “Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of April 5, 2021 (i) plus preferred stock, if any, (ii) plus non-controlling interest, if any, (iii) plus debt, and (iv) less cash and cash equivalents (in each of the foregoing cases (i) through (iv), as of the relevant company’s most recently reported quarter end).

Discounted Cash Flow Analysis — Combined Company

Moelis performed a discounted cash flow (“DCF”) analysis of the Combined Company to calculate the present value of the estimated pro forma future unlevered free cash flows projected by our management to be generated by the Combined Company and the present value of the estimated pro forma terminal value of the Combined Company.

Moelis calculated the Combined Company’s pro forma unlevered free cash flow as EBIT, less cash taxes, plus depreciation and amortization, less capital expenditures, less increases in net working capital and plus decreases in net working capital, each as set forth under “— Pro Forma Projected Financial Information.”

Moelis utilized a range of discount rates of 7.75% to 11.00% based on an estimated range of weighted average cost of capital (“WACC”) for the Combined Company. The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) an equity risk premium, (iii) a size premium and

(iv) a selected range of unlevered betas and debt to total capitalization ratios informed by the Selected Companies (as defined below). Moelis used the foregoing range of discount rates to calculate estimated present values as of December 31, 2020 of (i) estimated pro forma after-tax unlevered free cash flows of the Combined Company for the calendar years ending December 31, 2021 through December 31, 2040 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of perpetuity growth rates of negative 15.0% to negative 30.0% based on the estimates of our management regarding the useful lives of the underlying projects, which was approximately 12 years after the initial 20-year projection period on a weighted-average basis. Based on its professional judgment, Moelis utilized the perpetuity growth methodology to estimate terminal values for the Combined Company given that the value of the business is driven by the long term useful lives of the Combined Company’s underlying projects. Moelis utilized the projected tax rate of 31% as provided by our management. The terminal value assumes a year-end convention and represents approximately 5% to 13% of the implied pro forma enterprise value range for the Combined Company derived from the DCF analysis as shown below.

The implied pro forma enterprise value range for the Combined Company derived from the DCF analysis is presented below:

Implied Enterprise Value ($ in mm)
$1,375 – $2,117

Moelis compared the implied pro forma enterprise value range of the Combined Company to the implied value of the aggregate consideration of $1,027 million (assuming the value of each Company Interest to be issued as part of the aggregate consideration to be $10.00 per Company Interest).

Selected Publicly Traded Companies Analysis — Combined Company

Moelis performed a selected publicly traded companies analysis of the Combined Company. Financial data for the selected publicly traded companies analysis was based on public filings and other publicly available information available as of April 5, 2021. In performing a selected publicly traded companies analysis of the Combined Company, Moelis reviewed and analyzed TEV as a multiple of Refintiv consensus estimates of EBITDA for calendar year 2021 (“2021E EBITDA”) and EBITDA for calendar year 2022 (“2022E EBITDA”) and certain other financial information and market trading data related to the following selected publicly traded companies that Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Combined Company, as further described below (such selected publicly traded companies, the “Selected Companies”):

Contracted Renewables and Power Generation

•        Atlantica Sustainable Infrastructure plc

•        Capital Power Corporation

•        Clearway Energy, Inc.

•        Innergex Renewable Energy Inc.

•        NextEra Energy Partners, LP

•        Ormat Technologies, Inc.

•        TransAlta Renewables Inc.

Biorefiners

•        Clean Energy Fuels Corp.

•        Darling Ingredients Inc.

•        Green Plains Inc.

•        Renewable Energy Group, Inc.

Pure-Play RNG

•        Montauk Renewables, Inc.

Other Alternative Energy

•        Ameresco, Inc.

•        Enviva Partners, LP

Moelis noted that there were a limited number of U.S. publicly traded pure-play RNG companies directly comparable to the Combined Company. Moelis viewed Montauk Renewables, Inc. (“Montauk”) as the most comparable company to the Combined Company, but Montauk had limited trading history, public float and equity analyst coverage as it priced its initial public offering on NASDAQ on January 21, 2021. Although most of the publicly traded companies Moelis focused on were not directly comparable to the Combined Company, Moelis selected these companies because, among other things, they had one or more similar operating and financial characteristics, including, but not limited to: (i) publicly-traded companies with operations in North America that produce, distribute or market renewable energy or energy products, and (ii) business models, percentage of contracted revenue, scale and geographic presence similar to the Combined Company. The inclusion of the Contracted Renewables and Power Generation companies in the Selected Companies was driven, in part, by the expectation of the management of RAC that the Combined Company’s revenue will primarily be comprised of long-term, fixed priced contracts. Moelis also noted a number of factors limiting the comparability of the Selected Companies to the Combined Company, including, among others: (i) business profile and end-markets, (ii) contracted versus merchant cash flows, (iii) underlying commodity exposure, (iv) capital structure, leverage levels, other balance sheet obligations and credit ratings, (v) company size and (vi) local and macro regulatory conditions and associated variability or uncertainty.

The following table summarizes the results of the Selected Companies analysis:

	TEV/2021E EBITDA	TEV/2022E EBITDA
Contracted Renewable and Power Generation
Atlantica Sustainable Infrastructure plc	11.0x	10.1x
Capital Power Corporation	8.0x	8.0x
Clearway Energy, Inc.	11.1x	10.6x
Innergex Renewable Energy Inc.	14.7x	14.2x
NextEra Energy Partners, LP	10.1x	9.2x
Ormat Technologies, Inc.	13.9x	12.1x
TransAlta Renewables Inc.	11.7x	11.3x

Biorefiners
Clean Energy	Not meaningful	Not meaningful
Darling Ingredients Inc.	15.8x	13.4x
Green Plains Inc.	13.1x	7.6x
Renewable Energy Group, Inc.	10.7x	7.7x

Pure-Play RNG
Montauk Renewables, Inc.	43.4x	31.6x

Other Alternative Energy
Ameresco, Inc.	23.7x	20.4x
Enviva Partners, LP	11.7x	9.5x

In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the Selected Companies of (i) 9.0x to 12.0x to the estimated adjusted EBITDA of the Combined Company for fiscal year 2021 (“2021E Adjusted EBITDA”), (ii) 7.5x to 10.5x to estimated adjusted EBITDA of the Combined Company for fiscal year 2022 (“2022E Adjusted EBITDA”), and (iii) 8.5x to 11.5x to the estimated unadjusted EBITDA of the Combined Company for fiscal year 2022 included in the Pro Forma

Projections. These ranges were based on trading metrics for the Selected Companies. 2021E Adjusted EBITDA was calculated by adding the estimated pro forma full-year EBITDA impact (of approximately $50 million) of the Big Run, Assai, SWACO, OKC and Moovers projects that were expected to achieve commercial operation dates in 2021. 2022E Adjusted EBITDA was calculated by adding the estimated pro forma full year impact (of approximately $57 million) of the Commonwealth, Meadow, Monty, Butler, KCLFG, Seneca and three Aria development projects that were expected to achieve commercial operation dates in 2022. Moelis noted that it derived the multiples for 2022E Adjusted EBITDA and 2021E Adjusted EBITDA using its professional judgment and taking into account the potential incremental risks related to the projects in construction and development.

Based on the selected multiple ranges described above, Moelis calculated implied enterprise value ranges for the Combined Company of (i) approximately $916 million to $1,260 million based on 2021E Adjusted EBITDA of the Combined Company of $115 million, (ii) approximately $1,288 million to $1,879 million based on 2022E Adjusted EBITDA of the Combined Company of $197 million, and (iii) approximately $1,192 million to $1,612 million based on 2022E unadjusted EBITDA of the Combined Company of $140 million included in the Pro Forma Projections. In calculating ranges of implied enterprise value based upon multiples of Adjusted EBITDA, Moelis subtracted the present value (using a midpoint discount rate of 9.375%) of development capital expenditures of $117 million and $191 million with respect to the analyses based upon 2021 and 2022 estimates, respectively.

Moelis compared such implied enterprise value ranges of the Combined Company to the aggregate consideration of $1,027 million (assuming the value of each Company Interest to be issued as part of the aggregate consideration to be $10.00 per Company Interest).

Other Analysis — Selected Publicly Traded Companies Analysis

The analysis and data described below were presented to the Special Committee for informational purposes only and did not provide a basis for, and were not otherwise material to, the rendering of Moelis’ opinion.

Moelis noted that the implied enterprise value range for the Combined Company would be approximately $650 million to $845 million based on 2021E unadjusted EBITDA of $65 million and a range of selected multiples derived from the Selected Companies of 10.0x to 13.0x, but that it did not view such valuation range as relevant because, in its professional judgment, the 2021E unadjusted EBITDA contained in the Pro Forma Projections was not representative of future performance of the Combined Company given it did not take into account any financial impact from the Big Run, Assai, SWACO, OKC and Moovers projects expected to be completed in 2021.

Moelis compared such implied enterprise value range of the Combined Company to the aggregate consideration of $1,027 million (assuming the value of each Company Interest to be issued as part of the aggregate consideration to be $10.00 per Company Interest).

Miscellaneous

Moelis did not perform a selected precedent transactions analysis because there were no recent transactions in the RNG sector with publicly available data.

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to Aria, Archaea or the Combined Company. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither we nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Except as described in this summary, we and the Special Committee imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The aggregate consideration was determined through arms’ length negotiations between the Special Committee, on the one hand, and Aria and Archaea, on the other, and was approved by the Special Committee, the Board, the Aria Holders and the Archaea Holders. Moelis did not recommend any specific consideration to us or the Special Committee, nor that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combinations.

Moelis acted as financial advisor to the Special Committee in connection with the Business Combinations and will receive a transaction fee of $12.5 million for its services contingent upon the consummation of the Business Combinations. Moelis also became entitled to receive a fee of $1 million, 25% of which became payable upon the delivery of its opinion, regardless of the conclusion reached therein and the remainder of which is payable upon consummation of the Business Combinations and which shall be offset against the transaction fee. In addition, we agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of RAC, Aria, Archaea or their respective affiliates. Moelis has not provided investment banking or any other services unrelated to the Business Combinations to RAC, Aria or Archaea in the two years prior to the date of its opinion. Moelis, has, in the two years prior to the date of its opinion provided, and is currently providing, investment banking and other services to Ares Management, L.P. and Ares Management, LLC, each an affiliate of Aria, and for such services, Moelis has received aggregate fees of approximately $45.36 million during such two-year period. In the future Moelis may provide such services to RAC, Aria, Archaea, Ares or their affiliates and may receive compensation for such services.

The Special Committee selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience representing special committees in similar transactions and familiarity with the RNG sector. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Interests of Certain Persons in the Business Combinations

In considering the recommendation of our Board and the Special Committee to vote in favor of the Business Combinations, stockholders should be aware that aside from their interests as stockholders, our Sponsor, Archaea, which is controlled by affiliates of our Sponsor, certain members of our Board and officers, and certain Archaea officers have interests in the Business Combinations that may be different from, or in addition to, those of other stockholders generally. Our Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combinations, approving the Business Combinations and in recommending to stockholders that they approve the Business Combinations. Stockholders should take these interests into account in deciding whether to approve the Business Combinations.

These interests include, among other things:

•        the fact that affiliates of our Sponsor own a controlling position in Archaea, which necessitated the formation of the Special Committee and the delegation to the Special Committee of the right to approve or reject a business combination involving Archaea;

•        the fact that certain members of Archaea management own economic interests in our Sponsor valued at approximately $7.0 million issued as compensation to Archaea management for services in reviewing consulting on potential renewable natural gas business combination candidates;

•        the fact that our Sponsor received certain Founder Shares, which will have a significantly higher value at the time of the Business Combinations, and which, if unrestricted and freely tradable, would be valued at approximately $55.3 million assuming a per share value of $10.00, but, given the restrictions on such shares, we believe such shares have less value;

•        the fact that our Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that our Sponsor and our current officers and directors will beneficially own approximately $553.7 million of the Combined Company’s securities immediately following the consummation of the Business Combinations (based on the closing sales price of the Common Stock on June 15, 2021).

•        the fact that our Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete an initial business combination within 24 months of the closing of the IPO (by October 26, 2022);

•        the fact that our Sponsor received certain Private Placement Warrants to purchase shares of Class A Common Stock had an aggregate value of $13.3 million as of March 31, 2021 and that such Private Placement Warrants will expire if a business combination is not consummated within 24 months of the closing of the IPO (by October 26, 2022);

•        the continued right of our Sponsor to hold our Class A Common Stock and the shares of Class A Common Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combinations, subject to certain lock-up periods;

•        if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combinations;

•        the fact that, following the Business Combinations, our Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders of RAC experience a negative rate of return on their investment;

•        the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated within 24 months of the closing of the IPO (by October 26, 2022); and

•        that, at the closing of the Business Combinations we will enter into the Stockholders Agreement, which provides for registration rights to the Company Holders and their permitted transferees.

These interests may influence our directors, including the members of the Special Committee in making their recommendations that you vote in favor of the approval of the Business Combinations.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combinations, our Sponsor, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from our stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors or officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combinations.

Total Shares to be Issued in the Business Combinations

It is anticipated that, upon completion of the Business Combinations: (i) our Public Stockholders will retain an ownership interest of approximately 20% in the Combined Company; (ii) the PIPE Investors will own approximately 26% of the Combined Company (such that Public Stockholders, including PIPE Investors, will own approximately 46% of the Combined Company); (iii) our Sponsor will own approximately 5% of the Combined Company; and (iv) the Aria Holders and the Archaea Holders will own approximately 20% and 29%, respectively, of the Combined Company. The foregoing ownership percentages reflect record ownership, not beneficial ownership for SEC reporting purposes. See “Beneficial Ownership of Securities” for the expected beneficial ownership of Common Stock immediately following the consummation of the Business Combinations.

The PIPE Investors have agreed to purchase in the aggregate 30,000,000 shares of Class A Common Stock at a purchase price of $10.00 per share. For more information, please see the sections entitled “Summary of the Proxy Statement — Unaudited Pro Forma Condensed Combined Financial Information.”

Stockholders Agreement

Pursuant to the Business Combination Agreements, in connection with the Closing, the Company Holders will enter into the Stockholders Agreement, a copy of the form of which is attached to this proxy statement as Annex C, which provides that, among other things, (i) the Combined Company Board is expected to initially consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations are consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Board shall designate three Independent Directors to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor shall also have the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated.

Additionally, pursuant to the terms of the Stockholders Agreement, the Company Holders will be granted certain customary registration rights. Also, the Aria Holders will be subject to a 180-day lock-up period from the Closing Date (as defined in the Stockholders Agreement) on transferring their equity interests in RAC and RAC Opco, while the Archaea Holders that are (i) not members of the management team of the Combined Companies will be subject to a one year lock-up period from the Closing Date on transferring their equity interests in RAC and RAC Opco and (ii) members of the management team of the Combined Companies will be subject to (A) a one year-lock-up period from the Closing Date on transferring a to-be-determined minority of their equity interests in RAC and RAC Opco and (B) a two year lock-up period from the Closing Date on transferring the remaining majority of their equity interests in RAC and RAC Opco. The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of Class A Common Stock as set forth in the Stockholders Agreement.

Board of Directors of the Combined Company

Upon consummation of the Business Combinations, the Combined Company Board will continue to be classified into three classes, with each Class I director having a term that expires at the Combined Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Combined Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Combined Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

In connection with the Business Combinations, J. Kyle Derham, Dr. Kathryn Jackson, Joseph Malchow, Scott Parkes, Daniel Joseph Rice, IV, Nicholas Stork and James Torgerson have each been nominated to serve as directors of the Combined Company upon completion of the Business Combinations. Pursuant to the Stockholders Agreement, (i) Messrs. Derham and Rice were designated by the RAC Sponsor Holders and (ii) Mr. Parkes was designated by the Ares Investor. Mr. Stork will serve as the Chief Executive Officer of the Combined Company, and Dr. Jackson and Messrs. Malchow and Torgerson are the three independent director nominees. Please see the section entitled “Proposal No. 4 — The Director Election Proposal” for additional information.

New Credit Facility

In connection with its entry into the purchase agreement, RAC Buyer received a commitment letter from Comerica Bank (“Comerica”), subject to certain funding conditions, for a proposed new five-year senior secured credit facility consisting of a $220 million term loan and a revolver of up to $120 million (the “new credit facility”). Comerica’s obligations to fund the new credit facility are subject to several limited conditions as set forth in the commitment letter, including, among others, the completion of the Business Combinations, the absence of a material adverse effect (as defined in the Business Combination Agreements) on Aria and Archaea, the accuracy in all material respects of certain representations and warranties, the absence of certain events of default, an equity contribution of not less than $1 billon (including at least $470 million in new cash equity) and minimum cash on hand of $150 million.

In connection with the consummation of the Business Combinations, we expect to repay in full the outstanding borrowings under Aria’s and Archaea’s existing credit facilities with borrowings under the new credit facility and terminate Aria’s and Archaea’s existing credit facilities. Entry into the new credit facility is not a condition to the closing of the Business Combinations, and the terms of the new credit facility (including with respect to interest rates, collateral, restrictive covenants, events of default, guarantees and prepayment provisions) are being negotiated and subject to change.

Sources and Uses for the Business Combinations

The following tables summarize the estimated sources and uses for funding the Business Combinations (all numbers in millions):

Sources		Uses
Cash in Trust Account	$238	Total Aria consideration	$680
New credit facility	220	Total Archaea consideration	347
Assai project financing(1)	133	Cash to balance sheet	364
PIPE Investment	300	Transaction and financing fees	62
Archaea equity rollover	332
Aria equity rollover	230
Total	$1,453	Total	$1,453

____________

(1)       See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Archaea — Overview —Acquisitions — Project Assai” for more information.

Name; Headquarters

The name of the Combined Company after the Business Combinations will be Archaea Energy Inc., and our headquarters will be located at               .

Accounting Treatment

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined

Company, and the Archaea Holders will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

Satisfaction of the 80% Rule

The NYSE rules require that RAC’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of RAC signing a definitive agreement in connection with an initial business combination. The Board determined that this test was met in connection with the proposed Business Combinations as described in the subsection above entitled “— The Business Combination Agreements.”

Appraisal Rights

Neither RAC stockholders nor holders of Warrants have appraisal rights in connection with the Business Combinations under the DGCL.

Redemption Rights

Pursuant to the Existing Charter, we are providing the Public Stockholders with the opportunity to have all or a portion of their shares of Class A Common Stock redeemed for cash upon the Closing. Holders of our outstanding Warrants do not have redemption rights in connection with the Business Combinations.

Public Stockholders may elect to redeem all or a portion of their shares of Class A Common Stock, whether they vote “FOR” the Business Combination Proposal or not.    If the Business Combinations are not consummated, the Class A Common Stock will not be redeemed for cash. If the Business Combinations are consummated and a Public Stockholder properly exercises its right to redeem its shares of Class A Common Stock and timely delivers its shares to the Transfer Agent, we will redeem each share of Class A Common Stock for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then-outstanding shares of Class A Common Stock and Class A units of RAC Opco (other than those held by RAC). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per share. If a Public Stockholder exercises its Redemption Rights, then it will be exchanging its redeemed shares of Class A Common Stock for cash and will no longer own such shares.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares of Class A Common Stock with respect to more than an aggregate of 20% of the Public Shares, without our prior consent. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Each redemption of shares of Class A Common Stock by Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $237.3 million as of March 31, 2021 and which RAC intends to use for the purposes of consummating the Business Combinations within the time period described in the proxy statement and to pay deferred underwriting commissions to the underwriters of the IPO. The Aria Merger Agreement provides that RAC’s and Aria’s respective obligations to consummate the Aria Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Aria Merger and any borrowings to occur on the closing date of the Aria Merger. Similarly, the Archaea Merger Agreement provides that RAC’s and Archaea’s respective obligations to consummate the Archaea Merger is conditioned on RAC having a minimum cash amount equaling or exceeding $150.0 million, after giving effect to the Archaea Merger and any borrowings to occur on the closing date of the Archaea Merger. The conditions to closing in the Aria Merger

Agreement and the Archaea Merger Agreement are for the sole benefit of the parties to the respective Business Combination Agreements and may be waived by such parties. If, as a result of redemptions of Class A Common Stock by the Public Stockholders, these conditions are not met (or not waived), then RAC or the Companies (as applicable) may elect not to consummate the Aria Merger or the Archaea Merger (as applicable). Based on the amount of $237.3 million in the Trust Account as of March 31, 2021, and taking into account the anticipated gross proceeds of approximately $300.0 million from the PIPE Investment, all 23.7 million shares of our currently outstanding Class A Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the $150.0 million minimum cash closing conditions contained in the Business Combination Agreements. In addition, in no event will RAC consummate the Business Combinations if the redemption of Class A Common Stock would result in our failure to have net tangible assets in excess of $5.0 million.

Please see the section entitled “Special Meeting of RAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Class A Common Stock for cash.

Certain U.S. Federal Income Tax Considerations to Holders of Class A Common Stock Exercising Redemption Rights

The following discussion is a summary of the material U.S. federal income tax consequences of the exercise by beneficial owners of Class A Common Stock (“Public Shares”) of their redemption rights in connection with the Business Combinations. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion applies only to beneficial owners of Public Shares that hold such Public Shares as a capital asset for U.S. federal income tax purposes (generally property held for investment).

For purposes of this discussion, because any unit consisting of one share of Class A Common Stock, and one-half of one redeemable warrant is separable at the option of the holder, RAC is treating any share of Class A common stock and one-half of one warrant held in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of RAC in connection with the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a contrary position. Holders are urged to consult their tax advisors with respect to any Public Shares held through a unit of RAC.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address any tax considerations for any transaction other than the exercise of redemption rights by beneficial owners of Public Shares, and in particular does not address any tax considerations with respect to any other transaction in connection with the Business Combinations, Founder Shares or warrants to acquire Public Shares. This summary does not address the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•        our sponsor, officers, directors or other holders of our Class B Common Stock or Private Placement Warrants;

•        banks or other financial institutions;

•        tax-exempt entities;

•        insurance companies;

•        dealers in securities or foreign currencies;

•        traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to the Public Shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        regulated investment companies, mutual funds or real estate investment trusts;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        persons that acquired our Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        former citizens or residents of the United States;

•        persons that hold our Public Shares as part of a straddle, hedge, integrated transaction or similar transaction; or

•        persons who own five percent or more (by vote or value) of our Public Shares.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Public Shares, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation or other entity treated as a corporation and organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non U.S. Holder” is a beneficial owner of Public Shares who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes or other pass-through entity holds Public Shares, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in entities or arrangements treated as partnerships for U.S. federal income tax purposes and equityholders in such other pass-through entities holding Public Shares to consult their tax advisors regarding the U.S. federal income tax considerations of the exercise by such partnerships or other pass-through entities of their redemption rights.

The tax consequences to you of a redemption of your Public Shares, as applicable, will depend on your specific situation. You should consult with your tax advisor as to the tax consequences of a redemption of your Public Shares in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of a Redemption of Public Shares

We have not requested, and do not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the redemption of Public Shares. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each holder of Public Shares is urged to consult its tax advisor with respect to the particular tax consequence of the redemption to such holder.

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a U.S. Holder of Public Shares that exercises the redemption rights described above under “Special Meeting of RAC Stockholders — Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by you, including Public Shares constructively held by you as a result of owning any Public Warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in RAC, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Public Warrant). There will be a complete termination of your interest if either (i) all of the shares of Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in RAC. Whether the redemption will result in a meaningful reduction in your proportionate interest in RAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in Public Warrants held by you or possibly in other shares constructively owned by you. If you hold different blocks of Public Shares (generally, shares of RAC purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will be treated as receiving a distribution from RAC. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of RAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares.”

If you are a corporate U.S. Holder, dividends paid by RAC to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement of at least sixty (60) days which begins within a certain number of days before the ex-dividend date and certain other requirements are met (see “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below).

However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that holding period requirements will not be met as a result).

If you hold different blocks of Public Shares (generally, shares of RAC purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply as a result).

If you hold different blocks of Public Shares (generally, shares of RAC purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are A Non-U.S. Holder of Public Shares that exercises the redemption rights described above under “Special Meeting of RAC Stockholders — Redemption Rights” with respect to your Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from RAC, which distribution will be treated as a dividend to the extent the distribution is paid out of RAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•        such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•        you are an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five (5) year period or your holding period for our Public Shares, in which case gain recognized by you on a redemption of our Public Shares that is treated as a sale or exchange of such shares will generally be subject to tax at applicable U.S. federal income tax rates as if you were a U.S. resident. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. In general, we would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with the redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Provisions of the Code (Sections 1471 through 1474) commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Public Shares. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult their tax advisors regarding the effects of FATCA on a redemption of Public Shares.

Required Vote

The Business Combinations are conditioned on the approval of the Business Combination Proposal (i.e., the Aria Merger Proposal and the Archaea Merger Proposal), the NYSE Proposal and the Charter Proposal at the Special Meeting. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa.

Approval of the Aria Merger Proposal and approval of the Archaea Merger Proposal each requires the affirmative vote of the holders of (i) a majority in voting power of the outstanding shares of Common Stock and (ii) a majority in voting power of the outstanding shares of Common Stock held by RAC stockholders who are not affiliates or associates of Rice Investment Group.

A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well a broker non-vote or abstention, will have the same effect as a vote “AGAINST” the Aria Merger Proposal and “AGAINST” the Archaea Merger Proposal.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that our stockholders vote “FOR” the Aria Merger Proposal and “FOR” the Archaea Merger Proposal.

Proposal No. 2 — The NYSE Proposal

In connection with the Business Combinations and the PIPE Investment, RAC intends to issue (subject to customary terms and conditions, including the Closing): (i) 57,700,000 shares of Class A Common Stock in connection with the Business Combinations and (ii) 30,000,000 shares of Class A Common Stock to the PIPE Investors. Also, as contemplated by the Incentive Plan Proposal, we intend to reserve             shares for grants of awards under the 2021 Plan.

Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. The expected number of shares to be issued in connection with the Business Combinations and the PIPE Investment exceeds 20% of the total number of issued and outstanding shares of Common Stock immediately prior to the issuance.

Additionally, pursuant to NYSE Listing Rule 312.03, when an NYSE-listed company proposes to issue securities in connection with a business combination of the stock or assets of another company, stockholder approval is required if a substantial securityholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial securityholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. The Sponsor currently owns greater than 5% of the Common Stock, and thus is considered a substantial stockholder of RAC under NYSE Listing Rule 312.03(e). In addition, Archaea is currently majority-owned and controlled by Rice Investment Group (an affiliate of RAC and the Sponsor).

We are seeking stockholder approval in order to comply with NYSE Listing Rule 312.03. In the event that this proposal is not approved by our stockholders, the Business Combinations may not be consummated.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, and assuming the Business Combination Proposal, the Charter Approval Proposal and the Incentive Plan Proposal are also approved, approximately (i) 57,700,000 shares of Class B Common Stock will be issued in connection with the Business Combinations, (ii) 30,000,000 shares of Class A Stock will be issued in connection with the PIPE Investment and (iii)            shares of Class A Stock will be reserved for grants of awards under the 2021 Plan, representing up to            % of the shares of Class A Common Stock and Class B Common Stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of RAC.

Required Vote

Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present. The NYSE Proposal is conditioned on the approval of the Business Combination Proposals at the Special Meeting. If the Business Combination Proposals are not approved, this NYSE Proposal will have no effect, even if approved by our stockholders.

A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well a broker non-vote, will have no effect on the NYSE Proposal. An abstention will have the same effect as a vote “AGAINST” the NYSE Proposal.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that our stockholders vote “FOR” the NYSE Proposal.

Proposal No. 3 — The Charter PROPOSAL and THE Governance Proposals

RAC stockholders are being asked to approve and adopt, assuming the Business Combination Proposal and the NYSE Proposal are approved, the Combined Company Charter, which if approved would take effect upon the Closing. A copy of the Combined Company Charter is attached hereto as Annex D.

In addition to the approval of the Combined Company Charter, RAC stockholders are separately being presented the following Governance Proposals, for approval on a non-binding advisory basis, in accordance with the SEC guidance to give stockholders the opportunity to present their separate view on certain corporate governance provisions in the Combined Company Charter:

•        Proposal No. 3(a):    A proposal to increase the total number of authorized shares of all classes of capital stock to             shares, consisting of (i)             shares of Class A Common Stock, (ii)             shares of Class B Common Stock and (iii)             shares of preferred stock, par value $0.0001 per share.

•        Proposal No. 3(b):    A proposal to provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless the Combined Company consents in writing to the selection of an alternative forum.

•        Proposal No. 3(c):    A proposal to remove provisions in the Existing Charter related to our status as a blank check company that will no longer apply upon the consummation of the Business Combinations.

The Combined Company Charter differs in material respects from the Existing Charter, and we urge stockholders to carefully consult the full text of the Combined Company Charter. The Charter Proposal and the Governance Proposals are conditioned on the approval of the Business Combination Proposal and the NYSE Proposal. Therefore, if the Business Combination Proposal and the NYSE Proposal are not approved, the Charter Proposal and the Governance Proposals will have no effect, even if approved by RAC stockholders.

Reasons for Revisions

The Combined Company Charter and the Combined Company Bylaws were negotiated as part of the Business Combination Agreements. The Board’s reasons for proposing the Governance Proposals are set forth below.

Proposal No. 3(a): Change in Authorized Shares

This amendment would (i) increase the Combined Company’s total number of authorized shares of all classes of capital stock from 271 million to              million, (i) increase the number of authorized shares of Common Stock from 270 million to             , which would consist of (a) increasing the number of authorized shares of Class A Common Stock from 250 million shares to              shares and (b) increasing the number of authorized shares Class B Common Stock from 20 million shares to              shares and (iii) increase the number of authorized shares of preferred stock from 1 million to             .

This amendment provides for the increase necessary to consummate the Business Combinations Transactions and also provides flexibility for future issuances of Common Stock if determined by the Combined Company Board to be in the best interests of the Combined Company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal No. 3(b): Exclusive Forum for Cause of Action Arising under the Securities Act

This amendment would provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Adopting the federal district courts of the United States as the exclusive forum for certain stockholder litigation under the Securities Act is intended to assist the Combined Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

Proposal No. 3(c): Eliminate Provisions Specific to Status as a Blank Check Company

The Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, including the provisions requiring that RAC have net tangible assets of in excess of $5 million, which is desirable because these provisions will serve no purpose following the Business Combinations. For example, these proposed amendments remove the requirement to dissolve RAC and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combinations. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for the Combined Company following the Business Combinations. In addition, certain other provisions in the Existing Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combinations are consummated.

Required Vote

The Charter Proposal

Approval of the Charter Proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock. The Charter Proposal is conditioned on the approval of the Business Combination Proposals and the NYSE Proposal at the Special Meeting. If the Business Combination Proposals or the NYSE Proposal are not approved, the Charter Proposal will have no effect, even if approved by our stockholders.

A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well a broker non-vote or abstention, will have the same effect as a vote “AGAINST” the Charter Proposal.

The Governance Proposals

Approval of each Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote, will have no effect on the Governance Proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposals.

A vote to approve the Governance Proposals is an advisory vote, and, therefore, is not binding on RAC or the Combined Company or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, we intend that the proposed Combined Company Charter, in the form set forth on Annex D and containing the provisions noted above, will take effect at consummation of the Business Combinations, assuming adoption of the Charter Proposal.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that our stockholders vote “FOR” the Charter Proposal and “FOR” each of the Governance Proposals.

Proposal No. 4 — The Director Election Proposal

Upon the closing of the Business Combinations, the Combined Company Board will consist of seven directors. Assuming the Business Combination Proposal is approved at the Special Meeting, holders of Class B Common Stock are being asked to elect seven directors to the Combined Company Board, effective upon the consummation of the Business Combination. The election of these directors is contingent upon the closing of the Business Combination. Thus, notwithstanding the approval of the Director Election Proposal, if the Business Combinations are not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

Overview

Assuming the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are approved at the Special Meeting, stockholders are being asked to elect seven directors to the Board, effective upon the Closing, with each Class I director having a term that expires at the Combined Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Combined Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Combined Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Nominees

Our Board has nominated each of              and              to serve as Class I directors,              and              to serve as Class II directors and Mr. Parkes,              and              to serve as Class III directors. The following sets forth information regarding each nominee:

J. Kyle Derham — Chief Financial Officer and director. Mr. Derham is the Chief Financial Officer and a director of RAC. He is also a Partner of Rice Investment Group, and the President, Chief Financial Officer and a director nominee of Rice Acquisition Corp. II, a blank check company that was formed to consummate an initial business combination that was formed by an affiliate of Rice Investment Group (“Rice II”). Mr. Derham is a director nominee of the RAC Sponsor Holders (as defined in the Stockholders Agreement). Mr. Derham, as part of the Rice team, led the shareholder campaign in 2019 to revamp the strategic direction of EQT Corporation (“EQT”), the largest operator of natural gas production in the United States, and elect a majority slate of director candidates to the board of EQT. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and currently serves as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy, Inc. (“Rice Energy”) and Rice Midstream Partners LP (“Rice Midstream”) from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank.

Dr. Kathryn Jackson.    Dr. Kathryn Jackson, one of RAC’s independent directors, is an accomplished executive leader with a highly successful career in electricity generation, energy system operations and technology management. Dr. Jackson served as Director of Energy and Technology Consulting for KeySource, Inc. from October 2016 to May 2021. Prior to this role, Dr. Jackson has served as President and Chief Technology Officer for RTI International Metals, Chief Technology Officer and Senior Vice President for Research and Technology for Westinghouse Electric Company, LLC, and Executive Vice President of River System Operations and Environment for the Tennessee Valley Authority. Dr. Jackson serves on the board of directors of Portland General Electric, Cameco Corporation and EQT. Dr. Jackson previously served on the board of directors of Rice Energy from April 2017 until its acquisition by EQT. Dr. Jackson holds advanced degrees in engineering, industrial engineering, and public policy from Carnegie Mellon University and the University of Pittsburgh.

Joseph Malchow.    Mr. Malchow, one of RAC’s independent directors, is the Founding General Partner at HNVR Technology Investment Management in Menlo Park, California, a Seed and Series A venture capital firm. The firm supports software entrepreneurs in fields including artificial intelligence, developer tooling, low code business logic, data and computing infrastructure, cybersecurity for enterprise, government, and people, and SaaS in a number of specific verticals including finance and credit, freight and logistics, national security and defense technology, and construction. Mr. Malchow also sits on the Board of Enphase Energy, Inc., a global energy technology company. Mr. Malchow earned an A.B. from Dartmouth College in 2008. He later studied at the law and business schools of Stanford University, receiving a J.D. in 2013.

Scott Parkes.     Mr. Parkes is a Principal at Ares Management LLC and has served as a member of Aria’s board of directors since January 2008. Mr. Parkes serves on the Audit Committee and Compensation Committee for Aria’s board of directors. In addition to his role with Aria, Mr. Parkes has served as a member of the board of directors of Swell Energy Inc. and Paradigm Midstream, LLC, privately held companies, since 2019 and 2018, respectively. Prior to joining Ares in 2015, Mr. Parkes was a Senior Vice President at Energy Investors Funds, where he focused on originating, analyzing, structuring and closing new fund investments, as well as ongoing portfolio company management. Previously, he held various finance roles within Exxon Mobil Corporation. In addition, Mr. Parkes was a Financial Analyst in the Global Power Investment Banking Group at J.P. Morgan. He began his career at as a Financial Analyst at McManus and Miles, a boutique investment bank serving the U.S. electric power industry. Mr. Parkes holds a B.A. from Columbia University in Economics and an M.B.A. from Yale University School of Management in Finance.

We believe that Mr. Parkes’ extensive executive and professional experience in the energy industry qualify him to serve as a director.

Daniel Joseph Rice, IV.    Mr. Rice has over 15 years of experience in the energy industry.  Mr. Rice is the Chief Executive Officer and a director of RAC. He is also the Chief Executive Officer and a director of Rice II. Mr. Rice is a director nominee of the RAC Sponsor Holders (as defined in the Stockholders Agreement). Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy from October 2013 through the completion of its acquisition by EQT in November 2017. Prior to his role as Chief Executive Officer, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream Partners, which was acquired by EQT Midstream Partners, LP for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Mr. Rice currently serves on the board of directors of EQT, and he recently joined the board of Whiting Petroleum in August 2020. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc.

Nicholas Stork.    Chief Executive Officer and director. Mr. Stock served as co-founder, Chief Executive Officer and a director of Archaea from its founding in November 2018. Since November 2016, Mr. Stork has also served as Chief Financial Officer and a director of Noble Environmental, Inc. (“Noble”), an industry-leading environmental services company focused on providing innovative solutions to solid waste management companies, and Managing Partner of Noble House Capital, where he is responsible for investing and business development in the Appalachian Basin. From 2013 to 2016, Mr. Stork served as a Principal with Baleen Capital Management, a global value investment firm. Mr. Stork is a graduate of Dartmouth College.

James Torgerson.    Mr. Torgerson, one of RAC’s independent directors, was the Chief Executive Officer of Avangrid, Inc., a public utility company with $35 billion of assets, from December 2015 until June 2020. Prior to that role, Mr. Torgerson served as President and Chief Executive Officer of UIL Holdings Corporation beginning in 2006. Prior to 2006, Mr. Torgerson was President and Chief Executive Officer of Midcontinent Independent System Operator, Inc. Mr. Torgerson served as the chair of the board of directors of the American Gas Association and serves as a trustee of the Yale-New Haven Hospital and as a trustee of Yale New Haven Health System. Until his retirement in June 2020, he served on the board and as an executive committee member of the Edison Electric Institute (“EEI”). Mr. Torgerson also co-chaired EEI’s Board Committee for Reliability, Security and Business Continuity, which included responsibility related to cyber security for the EEI member utilities. Mr. Torgerson, prior to his retirement, was also a member of the Electricity Sub-sector Coordinating Council (“ESCC”), that coordinates with the federal government on physical and cyber security and natural disasters impacting the electric grid.

Required Vote

If the Business Combination Proposal, the NYSE Proposal and the Charter Proposal are not approved, the Director Election Proposal will not be presented at the Special Meeting.

The election of the above director nominees pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the outstanding shares of Class B Common Stock cast by RAC stockholders present in person (which would include presence at the virtual Special Meeting) or by proxy at the virtual Special Meeting and entitled to vote thereon. This means that the seven director nominees who receive the most affirmative votes will be elected. Holders of Class A Common Stock have no right to vote on the election, removal or replacement of any director.

Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the Director Election Proposal.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that our stockholders vote “FOR” the election of each of the seven directors nominated in the Director Election Proposal.

Proposal No. 5 — The Incentive Plan Proposal

Overview

We are asking our stockholders to approve and adopt the Archaea Energy Inc. 2021 Omnibus Incentive Plan (which we refer to as the “2021 Plan”). The Board will approve the 2021 Plan prior to the Special Meeting, subject to approval by our stockholders.

The 2021 Plan will provide for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our stockholders. The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement as Annex F.

Summary of the 2021 Plan

This section summarizes material features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Securities to be Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2021 Plan, a number of shares equal to 10% of common stock at the time the Plan is adopted will initially be reserved for issuance pursuant to awards under the 2021 Plan. The number of shares available for issuance under the Plan will be subject to an annual increase on the first day of each calendar year beginning January 1, 2022, and ending and including January 1, 2031, equal to the lesser of (i) 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by the Board. All shares reserved for issuance under the 2021 Plan may be issued pursuant to incentive stock options (“ISOs”). Shares of common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash, or otherwise terminated without delivery of shares and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the 2021 Plan. The number of shares available for issuance under the 2021 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or acquisition as contemplated by applicable stock exchange rules.

Administration

The 2021 Plan will be administered by a committee of the Board authorized by the Board to administer the Plan, or if no committee is so authorized, by the Board (as applicable, the “Administrator”). The Administrator has broad discretion to administer the 2021 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted, and the terms and conditions of awards. The Administrator may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. To the extent the Administrator is not our Board, our Board will retain the authority to take all actions permitted by the Administrator under the 2021 Plan.

Eligibility

Our employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of our affiliates, will be eligible to receive awards under the 2021 Plan. As stated above, the basis for participation in the 2021 Plan is the Administrator’s decision to select, in its sole discretion, participants from among those eligible. As of             , 2021, we and our affiliates have approximately              employees,              consultants and              non-employee directors who will be eligible to participate in the 2021 Plan.

Grants to Non-Employee Directors.    The fair value of any awards granted under the 2021 Plan to an outside director as compensation for services on the Board, during any one fiscal year, taken together with any cash fees paid or awards granted under any other equity compensation plan to such non-employee director during such period in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $500,000, provided that in any calendar year in which a non-employee director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, additional compensation may be provided to such non-employee director in excess of such limit, and provided further that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Types of Awards

Options.    We may grant options to eligible persons, except that ISOs may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of common stock on the date on which the option is granted and the option must not be exercisable for longer than 10 years following the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the 2021 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or at such time or times as shall be determined by the Administrator at the time of grant. Each option award agreement will set forth the extent to which the optionee will have the right to exercise the option following the termination of the optionee’s service with us, and the right to exercise the option of any executors or administrators of the optionee’s estate or any person who has acquired such options directly from the optionee by bequest or inheritance. An option award agreement may include a provision whereby the optionee may elect at any time before such optionee’s termination to exercise the stock option as to any part or all of the shares of common stock subject to the stock option prior to the full vesting of the stock option and such shares shall be treated as restricted stock. Additionally, the option awards may contain certain restrictive covenants.

Payment of the exercise price may be made in a manner approved by the Administrator, which may include (i) immediately available funds in U.S. dollars, (ii) delivery of common stock having a value equal to the exercise price, (iii) a broker assisted cashless exercise, or (iv) any other means approved by the Administrator.

SARs.    A stock appreciation right (“SAR”) is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed 10 years. SARs may be granted in connection with, or independent of, other awards. The Administrator will have the discretion to determine other terms and conditions of an SAR award.

Restricted Share Awards.    A restricted share award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Administrator. Unless otherwise determined by the Administrator and specified in the applicable award agreement, the holder of a restricted share award will have rights as a shareholder, including the right to vote the shares of common stock subject to the restricted share award and to receive dividends on the shares of common stock subject to the restricted share award during the restriction period. In the discretion of the Administrator, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Share Units (“RSUs”).    An RSU is a right to receive cash, shares of common stock, or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. RSUs may be subject to the restrictions, including a risk of forfeiture, imposed by the Administrator.

Share Awards.    A share award is a transfer of unrestricted shares of common stock on terms and conditions, if any, determined by the Administrator.

Dividend Equivalents.    Dividend equivalents entitle a participant to receive cash, shares of common stock, other awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of common stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award, provided that if dividend equivalents are declared during the period that an award is outstanding, such dividend equivalents will either (i) not be paid or credited with respect to such award or (ii) be paid currently or credited to an account for the participant and subject to the same terms and restrictions (including vesting requirement(s)) as the applicable award. No divided equivalents will be paid on options or SARs.

Performance Awards.    Performance awards entitle participants to cash, common stock, other property, or any combination thereof payable upon the attainment of specific performance goals either alone or in addition to other awards.

Other Share-Based Awards.    Other share-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of common stock.

Cash Awards.    Cash awards may be granted on a free-standing basis or as an element of, a supplement to, or in lieu of any other award.

Substitute Awards.    Awards may be granted in substitution or exchange for any other award granted under the 2021 Plan or under another equity incentive plan or any other right of an eligible person to receive payment from us. Awards may also be granted under the 2021 Plan in substitution for similar awards held for individuals who become participants as a result of a merger, consolidation, or acquisition of another entity by or with us or one of our affiliates.

Certain Transactions

If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger, or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Administrator in the shares subject to an award under the 2021 Plan. The Administrator will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Administrator determines is appropriate in light of such transaction.

Clawback

All awards granted under the 2021 Plan will be subject to reduction, cancelation, or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the 2021 Plan, in each case, in accordance with applicable law and our policy (whenever adopted).

Plan Amendment and Termination

Our Administrator may amend or terminate any award, award agreement, or the 2021 Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Administrator will not have the authority, without the approval of stockholders, to reprice any outstanding option or share appreciation right. For purposes of the 2021 Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits), (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying shares of common stock. The 2021 Plan will remain in effect for a period of 10 years (unless earlier terminated by our Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local, and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Nonqualified Stock Options.    If an optionee is granted a nonqualified stock option (“NSO”) under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of a share of common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss depending on how long the shares were held. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options.    An optionee receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the optionee should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, depending on how long the shares were held, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the optionee will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss, depending on how long the shares were held. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income on disposition of the shares.

Other Awards.    The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: (i) SARs are taxed and deductible in substantially the same manner as NSOs; (ii) restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election within 30 days of the grant of the award); and (iii) RSUs, dividend equivalents, and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the grantee recognizes ordinary income.

New Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the Administrator and are not currently determinable. On             , 2021, the closing price of the underlying shares of common stock traded on NYSE was $             per share.

Required Vote

Approval of the Archaea Energy Inc. 2021 Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of common stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well a broker non-vote, will have no effect on the Incentive Plan Proposal. An abstention will have the same effect as a vote “AGAINST” the Incentive Plan Proposal.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that our stockholders vote “FOR” the Incentive Plan Proposal.

Proposal No. 6 — The Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Proposal, the Governance Proposals, the Director Election Proposal or the Incentive Plan Proposal, the Board may adjourn the Special Meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will RAC seek adjournment that would result in soliciting of proxies, having a stockholder vote or otherwise consummating a business combination after.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person (which would include presence at the virtual Special Meeting) or by proxy at the Special Meeting and entitled to vote thereon, at a meeting at which a quorum is present.

A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board

After careful consideration, the Board unanimously recommends that our stockholders vote “FOR” the Adjournment Proposal.

Information About RAC

Introduction

RAC is a blank check company incorporated in Delaware on September 1, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, RAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Although RAC is not limited to a particular industry or geographic region for purposes of consummating a business combination, RAC has focused its search for an initial business combination on the broadly defined energy transition or sustainability arena. RAC has neither commenced any operations nor generated any revenue to date. RAC generates non-operating income in the form of interest income from the proceeds derived from the IPO, which was consummated on October 26, 2020.

Fair Market Value of Target Business

The NYSE rules require that RAC’s initial business combination must occur with one or more operating businesses or involve the acquisition of assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of RAC signing a definitive agreement in connection with an initial business combination. The Board determined that this test was met in connection with the proposed Business Combinations.

Liquidation if No Business Combination

The Existing Charter provides that we have only 24 months from the closing of the IPO (until October 26, 2022) to complete our initial business combination. If we are unable to complete our initial business combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no Redemption Rights or liquidating distributions with respect to Warrants, which will expire worthless if we fail to complete our initial business combination within the 24-month time period.

The Initial Stockholders have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination within 24 months from the closing of the IPO. However, if the Initial Stockholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the allotted 24-month time period.

The Initial Stockholders have agreed that they will not propose any amendment to the Existing Charter (i) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within 24 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide the Public Stockholders with the opportunity to redeem their shares of Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes divided by the number of then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If the optional Redemption Rights are exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of the Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded with amounts remaining out of the estimated $1.0 million held outside the Trust Account (as of March 31, 2021), although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request Continental Stock Transfer & Trust Company, acting as trustee, to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00, as of March 31, 2021. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of the Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of RAC. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors or members of the Sponsor will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve amounts for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares, in the event we do not complete our initial business combination within 24 months from the closing of the IPO, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination within 24 months from the closing of the IPO, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement relating to the IPO, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for any such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to the Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and RAC to claims of punitive damages, by paying the Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the Existing Charter (a) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination within 24 months from the closing of our IPO or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the Public Shares if we are unable to complete our initial business combination within 24 months from the closing of the IPO, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in the stockholder redeeming its shares for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its Redemption Rights as described above. These provisions of the Existing Charter, like all provisions of the Existing Charter, may be amended pursuant to a stockholder vote.

Facilities

Our executive offices are located at 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106, and our telephone number is (713) 446-6259. The cost for our use of this space is included in the $10,000 per month fee we pay to the Sponsor for office space, utilities, secretarial support and administrative services.

Employees

We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in.

Directors and Executive Officers

For a full description of our directors and executive officers, including RAC’s policies and practices related thereto, please see the section entitled “RAC Current Management and Board of Directors.”

Management’s Discussion and Analysis of Financial Condition
and Results of Operations of RAC

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a blank check company incorporated in Delaware on September 1, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On October 26, 2020, we consummated the IPO of 23,725,000 Units, including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions payable to Barclays, among other parties. Barclays was engaged as an underwriter of RAC in the IPO. Following the IPO, Barclays performed general investment banking services for RAC in the ordinary course of business. Barclays has not otherwise provided any material services to RAC since the IPO and did not present the Aria Merger to RAC in its capacity as an underwriter in the IPO.

Simultaneously with the closing of the IPO, we consummated the private placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6.8 million. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock or, in certain circumstances, one Class A unit of RAC Opco together with a corresponding number of shares of the non-economic Class B Common Stock.

Following the IPO, the Public Stockholders hold a direct economic equity ownership interest in RAC in the form of shares of Class A Common Stock, and an indirect ownership interest in RAC Opco through RAC’s ownership of Class A units of RAC Opco. By contrast, the Initial Stockholders (the Sponsor, Atlas and our officers and directors) hold direct economic interests in RAC Opco in the form of Class B units of RAC Opco and a corresponding non-economic voting equity interest in RAC in the form of shares of Class B Common Stock, as well as a small direct interest through the Sponsor Shares. Sponsor Shares were purchased for $10.00 each and, in the absence of an initial business combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares. However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A Common Stock or Warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the IPO and the private placement, approximately $237.3 million of the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants were placed in a Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of the completion of a business combination and the distribution of the Trust Account.

If we are unable to complete a business combination within 24 months from the closing of the IPO, or October 26, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Class A Common Stock sold as part of the Units in the IPO and, unless otherwise stated herein, the 2,500 shares of Class A Common Stock forming part of the Sponsor Shares, which collectively represent 100% of the economic interests in RAC and

Class A units of RAC Opco (other than those held by RAC), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

Our entire activity since inception through March 31, 2021 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination (which, if consummated, is the Business Combinations). We generate non-operating income in the form of interest income on cash and cash equivalents. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses.

For the three months ended March 31, 2021, we had income of approximately $8.7 million, which consisted of approximately $11.7 million of change in fair value of warrant liabilities offset by approximately $3.0 million of general and administrative expenses.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.0 million in our operating bank account and working capital of approximately $1.4 million.

Our liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares, a loan under a note agreement with the Sponsor of approximately $290,000 as of March 31, 2021 (the “Note”), and the net proceeds from the consummation of the private placement not held in the Trust Account. The Note was paid in full as of November 10, 2020. In addition, in order to finance transaction costs in connection with a business combination, our officers, directors and the Sponsor may, but are not obligated to, provide us working capital loans. As of March 31, 2021, there were no amounts outstanding under any working capital loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of our initial business combination or one year from this filing. Over this time period, RAC will be using these funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combinations.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

On October 21, 2020, we entered into an Administrative Services Agreement pursuant to which we have agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and administrative support. Upon completion of our initial business combination or our liquidation, the agreement will terminate.

The underwriters of the IPO were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% (approximately $4.3 million) was paid at the closing of the IPO and 3.5% (approximately $7.6 million) was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of our initial business combination and will be paid from the amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our condensed consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies as discussed in RAC’s Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on May 13, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. RAC early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact RAC’s financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of the effective dates applicable to public companies.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT THE COMBINED COMPANY

THE COMBINED COMPANY

Overview

We expect that the Combined Company, as a result of the Business Combinations, will be an industry-leading RNG platform primarily focused on capturing and converting waste emissions from landfills and anaerobic digesters into low-carbon RNG and electricity, as well as other emerging uses such as the potential production of green hydrogen. The Combined Company will be named Archaea Energy Inc. As used in this section, words such as “we,” “us” and “our” refer to the Combined Company. The Combined Company will have an experienced executive management, technical and operational team composed of leaders from Archaea and Aria. The Business Combinations are expected to close in the third quarter of 2021, and the Combined Company plans to continue the listing of the Class A Common Stock and Warrants on the NYSE under the symbols “LFG” and “LFG WS,” respectively, upon the Closing.

The Combined Company brings together a comprehensive portfolio of operational LFG assets, best-in-class operating experience and a deep inventory of greenfield LFG-to-RNG projects. Its value proposition in the market is to create LFG-to-RNG projects at a lower cost and in a way that is more predictable, better for the environment and more effective in reversing the impacts of climate change. Management believes that the unique synergies of the Combined Company following the Business Combinations will increase capacity and efficiency in the production of commercial RNG to meet increasing demand from utilities, blue-chip corporations and transportation fleets seeking to “greenify” their existing energy infrastructure.

In terms of assets, the Combined Company will bring a series of electric-to-RNG conversion opportunities from Aria, which has over 30 years of experience in the supply, transportation and distribution of energy, heat, fuel and hot water from renewable energy projects. Archaea’s existing projects include a landfill gas-to-electric project in Scranton, PA, a high-Btu RNG facility at the Boyd County Landfill and, upon completion of construction, what is expected to be the world’s largest high-Btu RNG plant, which we refer to as Project Assai. The Combined Company’s off-take partners who will purchase RNG from our portfolio of projects under long-term, fixed-price agreements include the University of California system, amongst others. In addition, the Combined Company will have an innovative and differentiated commercial strategy, relative to other RNG developers. The Combined Company plans to capitalize on the numerous upsides of its unique commercial strategy to, among other things, deliver RNG to an expanding demand base of blue-chip customers through long-term, fixed-price contracts.

On a pro forma basis, the Combined Company will have over $350.0 million of cash on its balance sheet, which is expected to provide ample liquidity to fund our pipeline of development projects and to bridge us to free cash flow generation beginning in 2023.

Through the development of its projects, the Combined Company will address growing landfill waste and corresponding toxic emissions, one of the world’s most pressing climate problems. In the U.S. alone, landfills are expected to grow from 8 billion tons of waste-in-place in 2020 to 13 billion tons by 2050, increasing LFG emissions from 1.9 bcf/d to 2.8 bcf/d over this same time period. Based on the analysis of RAC’s management, it is estimated that capturing all U.S.-based biogas and converting it to RNG would have the same estimated environmental benefit as electrifying 75% of all U.S. passenger vehicles.

Business Combination Summary

Aria, a portfolio company within the Infrastructure and Power strategy of Ares Management Corp (NYSE: ARES) (“Ares”), will be acquired for $680.0 million in connection with the proposed Business Combinations. With Ares’ experience and oversight, Aria has grown through both internal project development and the strategic consolidation of several of the largest and most experienced companies in the LFG-to-RNG space, including Landfill Energy Systems, Innovative Energy Systems and Timberline Energy. Aria has approximately 100 highly-trained plant operators around the country with a strong track record of safety and environmental compliance.

Archaea, which will be acquired for $347.0 million, will provide the Combined Company with a talented management team that brings extensive experience in the RNG industry, having helped design, build and develop key gas processing systems utilized in the majority of the U.S. RNG facilities in operation today. The Archaea management team has hands-on experience with nearly every stage of the LFG-to-RNG conversion process — from loading trash on the back of a hauling truck, to operating landfills, to developing the industry-leading technology used in RNG gas processing facilities. Its experts have over 200 years of combined experience in project development, engineering, landfill operations and the green gas energy sector. Archaea is currently majority-owned and controlled by Rice Investment Group, an affiliate of RAC and the Sponsor. RAC created the Special Committee, composed of the independent directors of RAC, to negotiate the Business Combinations, including the purchase price for Aria and Archaea, discussed in greater detail below.

The Combined Company will be led by a majority-independent board of directors consisting of RAC executives (Daniel J. Rice IV and Kyle Derham), our existing independent directors (Kate Jackson, Joe Malchow and Jim Torgerson), the Combined Company’s CEO (Nicholas Stork, currently CEO of Archaea), and Scott Parkes of Ares (Aria’s controlling owner).

BUSINESS OVERVIEW

The Combined Company will be a renewable energy company specializing in the recovery and processing of biogas from landfills and other non-fossil, low-carbon fuel sources for beneficial use as a replacement for fossil fuels. Biogas is produced by single-celled organisms called archaea as they break down organic matter in the absence of oxygen during a process called anaerobic digestion. We have secured and are planning to secure in the future additional biogas feedstock through long-term fuel supply agreements and property lease agreements with biogas site hosts. We design, build, own and operate facilities that convert the biogas into RNG or use the processed biogas to produce renewable electricity, which we can then sell through a variety of short-, medium- and long-term agreements. Because we plan to capture waste methane and make use of a renewable source of energy, the RNG and renewable electricity produced thereby will generate valuable Environmental Attributes which we will be able to monetize under international, federal and state initiatives.

The Combined Company will own and/or operate a diversified portfolio of 23 LFG recovery and processing projects across 12 states, collectively representing about 177.3 MW of electric capacity and 27,480 MMBtu/day of RNG. Our combined portfolio will include 13 projects that generate electricity and 10 projects that produce pipeline-quality RNG or medium-Btu gas. We also provide operations and maintenance (O&M) services to four projects owned by third parties. Additionally, we have started construction to capture biogas from four dairies to convert livestock waste into RNG. We are in the planning process of developing the ability to convert a majority of our renewable electricity projects into high-Btu RNG projects when economically accretive. We are also evaluating other potential sources of biogas, actively developing wells for carbon sequestration, increasing the use of solar-generated electricity to meet the energy needs of our projects and investing in technology to produce renewable hydrogen.

Our revenues are generated from the sale of RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that we are able to derive from these products. RNG has the same chemical composition as natural gas from fossil sources, but has unique Environmental Attributes associated with it due to its origination from low-carbon, renewable sources, which we also monetize. The RNG we process is pipeline-quality and can be used interchangeably with natural gas in any application. For example, in the transportation fuel market, RNG can be used as CNG or LNG. In recent years, CNG has been the most common fuel used by fleets made up of medium-duty trucks in close proximity to fueling stations, such as city fleets, local delivery trucks and waste haulers. The Environmental Attributes that we sell are composed of RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel, as well as from RECs generated from the conversion of biogas to renewable electricity. In addition to revenues generated from our product sales, we also generate revenues by providing O&M services to certain of our project and biogas site partners.

Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility. A significant portion of the RNG volume we produce is sold under bundled fixed-price arrangements for the RNG and Environmental Attributes, with a sharing arrangement pursuant to which we benefit when prices exceed certain thresholds. For our remaining RNG projects, we sometimes enter into in-kind sharing arrangements whereby our partners receive the Environmental Attributes instead of a cash payment, thereby diversifying the Environmental Attribute pricing risk.

We strive to sell our remaining RNG and environmental products under medium- and long-term indexed pricing and margin sharing arrangements designed to give us optimal price and revenue certainty. Finally, our payments to our site hosts are entirely in the form of royalties based on realized revenues, or, in some select cases, based on production volumes.

Market Opportunity

Overview of RNG and the Availability of Long-Term Feedstock Supply

Source: World Bank Group, 2018 Report Titled “What a Waste: A Global Snapshot of Solid Waste Management to 2050” and RAC management estimates.

LFG, or biogas, is created through the naturally occurring anaerobic decomposition of organic matter. Landfills have been required by the EPA to capture municipal solid waste landfill emissions for decades due to various regulatory requirements aimed at reducing CO2 emissions. The amount of LFG produced from a landfill generally increases as more waste is added to the site, typically peaks in volume in 7 to 12 years after waste is placed in the landfill, and then follows a generally predictable and modest decline in the gas production curve over the next 30 years. As a result, LFG has a very predictable long-term production profile which, when coupled with the expectation of continued U.S. landfill waste growth for the next 30 years, creates long-term (e.g., 40+ years) LFG feedstock visibility. To capitalize on this extended and predictable feedstock opportunity, and to help organizations meet growing regulatory requirements for curbing carbon emissions, we enter into long-term gas rights agreements with landfill owners. The agreement terms are often in excess of 25 years and, in certain instances, the contracts are structured with evergreen (lifetime of gas) provisions.

Using proven membrane gas separation technology, biogas can be processed onsite to remove impurities, and used to generate “green” electricity (such projects are referred to as LFG-to-electric). Biogas can be further processed and upgraded to remove CO2 as well as remaining contaminants to increase the methane content and reach pipeline specifications. The resulting RNG can be used for all purposes suitable for traditional fossil fuel-based natural gas (e.g., for consumer use and CNG for transportation). RNG can also be transported using existing natural gas infrastructure (i.e., pipelines, industrial facilities, etc.). This is an important factor that drives, and will help meet, demand as it facilitates the delivery of RNG throughout North America and enables the Combined Company to reach customers that place the utmost value on RNG and the associated Environmental Attributes (i.e., RINs and LCFS).

To summarize, compared to other renewable fuels, LFG-to-RNG developed by the Combined Company is lower-cost, more predictable, better for the environment and more effective in reversing the impacts of climate change.

Highly Fragmented Market

We believe there is significant opportunity for growth due to the highly fragmented nature of the current landfill industry. We estimate that only 13% of overall LFG volumes are being converted into RNG today, with the remaining gas being converted into electricity, flared or vented into the atmosphere. This creates a significant opportunity for the Combined Company to apply its operational and technical expertise, commercial scalability and technology to create meaningful, long-term shareholder value. More than 450 landfills in the U.S. are currently flaring, venting or converting their LFG to electricity, which accounts for 1,325 MMcf/d (more than 70%) of the 1,867 MMcf/d LFG industry. Many of such landfills are owned and operated by single plant operators that, for the most part, do not possess the capital or technical resources to produce RNG that meets pipeline specifications. The Combined Company has identified actionable growth opportunities and expects to be uniquely positioned and qualified to work with landfill owners to develop new greenfield RNG projects and convert existing electric projects to RNG.

Increasing Demand for RNG

The demand for RNG has grown significantly over the past several years and is expected to continue to grow due to (i) regulatory-driven requirements, (ii) broad-based corporate support for voluntary renewable energy or sustainability initiatives and (iii) a public sector seeking to diversify energy sources from fossil fuel-based alternatives. Various utilities have announced 10-20% RNG targets or mandates by 2030. Over the past several months alone, numerous corporations have announced they are testing or incorporating sustainable transportation solutions into their fleets using RNG (LNG and CNG).

We have has successfully secured long-term fixed-price off-take agreements with multiple investment-grade counterparties. We also currently have indications of interest from customers to enter into long-term off-take agreements in excess of our 2025 estimated RNG volume projections.

As noted above, the RNG market benefits from its ability to leverage the existing pipeline network built to support the broader natural gas market. RNG can be injected into the existing North American pipeline network, allowing off-takers nearly anywhere in North America to be purchasers of the RNG.

Use of Environmental Attributes to Promote RNG Growth

RNG generates meaningful revenue through Environmental Attributes. These Environmental Attributes are provided for under several different programs, most commonly RFS, RPS, and LCFS.

The RFS program was authorized under the Energy Policy Act of 2005 and expanded through the Energy Independence and Security Act of 2007. At its most basic level, it requires the use of specific volumes of biofuel in the U.S. and is aimed at (i) increasing energy security by reducing U.S. dependence on foreign oil and establishing domestic green fuel related industries and (ii) improving the environment through the reduction of GHG emissions.

Under the RFS program, transportation fuel sold in the U.S. must contain a certain minimum volume of renewable fuel; to enforce compliance, the U.S. EPA began using RINs as a means to track the production, use, and trading of biodiesel and other renewable fuels. A RIN is generated when an EPA-registered renewable fuel producer produces renewable fuel (i.e., RINs are each specifically associated with a gallon of renewable fuel). The type of RIN a renewable fuel producer can generate is included in its approved pathway as a “D-code,” with each fuel type having a distinct D-code. Each type of renewable fuel also carries an EV and determines how many RINs a renewable fuel producer can generate with each gallon of renewable fuel produced. Finally, each year, the EPA regulates the amount of RINs the industry as a whole must obtain and retire.

Our LFG-to-RNG projects generate D3 RINs (cellulosic biofuels) for which there is high demand due to supply constraints and the highest price compared to other RINs. Moreover, the most restrictive standards apply to cellulosic biofuel as a limited number of fuels qualify to meet the corresponding standards (i.e., 60% GHG reduction and a 1.0 to 1.5 EV).

Source: IEA and EPA. Chart using data per CARB as of March 2021. Archaea RNG Target per RAC management estimate.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California, Oregon and Washington (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). In California’s case, in 2009, the CARB adopted LCFS regulations aimed at reducing the CI of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO2 equivalent per megajoule of energy by the fuel. The CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We are actively developing LFG-to-RNG and digester-to-RNG projects that could yield some of the lowest CI scores ever awarded by CARB, resulting in a high realized RNG price.

We believe Environmental Attributes can provide meaningful revenue upside but also note that they have historically been volatile and remain difficult to forecast. While we intend to sell a portion of our RNG production on a merchant pricing basis and thus capture the value of prevailing LCFS and RIN credits, we aim to cap our merchant (variable) exposure to approximately 35% of RNG volumes, with the remaining approximately 65% contracted under long-term fixed price offtake agreements in which the customer captures the value of the Environmental Attributes. This strategy of locking in the majority of volumes under take or pay contracts with no Environmental Attribute risk differentiates the Combined Company from most of our competitors in the RNG space today.

Our Projects

The Combined Company has a solid base of operational assets today as well as a robust pipeline of RNG development opportunities that meet our investment criteria used to score capital allocation decisions. Based on our analysis, 95% of estimated FY2024 EBITDA can be derived from assets already owned or secured under long-term contracts today.

Our RNG Projects

We currently own and operate ten RNG projects in Kentucky (one), New York (one), Michigan (one), Ohio (one), Kansas (one), Oklahoma (two), Tennessee (two) and Nebraska (one) which, in the aggregate, have a total design capacity of approximately 27,480 MMBtu/day.

RNG Projects

Site	Location	MMBtu/day
Butler	David City, NE	790
Canton (JV)	Canton, MI	2,620
SE Oklahoma City (JV)	Oklahoma City, OK	2,000
KC LFG	Johnson County, KS	3,480
Oklahoma City	Oklahoma City, OK	1,970
Seneca Gas	Waterloo, NY	4,000
North Shelby (JV)	Millington, TN	2,020
South Shelby (JV)	Memphis, TN	4,000
SWACO	Grove City, OH	4,000
Boyd County Landfill	Ashland, KY	2,600
Total		27,480

Typically, a biogas-to-RNG facility includes three phases: biogas collection, primary processing and additional processing.

At landfills, biogas collection systems can be configured as vertical wells or horizontal trenches. The most common method is drilling vertical wells into the waste mass and connecting the wellheads to lateral piping that transports the gas to a collection header using a blower or vacuum induction system. Horizontal trench systems are useful in areas of landfills that continue to have active filling. Some landfills use a combination of vertical wells and horizontal collectors. Collection system operators “tune” or adjust the wellfield to maximize the volume and quality of biogas collected while maintaining environmental compliance.

A basic biogas processing plant includes a knock-out drum to remove moisture, blowers to provide a vacuum to “pull” the gas and pressure to convey the gas, and a flare. System operators monitor parameters to maximize system efficiency. Using biogas in an energy recovery system usually requires some treatment of the gas to remove excess moisture, particulates, and other impurities. The type and extent of treatment depends on site-specific biogas characteristics and the type of energy recovery system. Treatment of the gas typically includes the removal of hydrogen sulfide, moisture and contaminants within the gas, and then separation of CO2 from the methane. Further treatment of the biogas is often required to remove residual nitrogen and/or oxygen to meet pipeline specifications. Some end uses, such as pipeline injection or vehicle fuel projects, require additional cleaning and compression of the biogas.

Our Renewable Electricity Projects

We currently own 13 projects (12 of which we operate) located in New York (seven), Indiana (one), Colorado (one), Florida (two), Pennsylvania (one), and California (one) with an aggregate design capacity of 177.3 MW. We also provide O&M services to four third-party-owned projects located in New York (two), Vermont (one) and Maryland (one) with an aggregate design capacity of 22.4 MW.

Renewable Electricity Projects

Site	Location	Capacity(MW)
Colonie	Cohoes, NY	6.4
County Line	Argos, IN	7.5
DANC	Rodman, NY	6.4
Erie	Erie, CO	3.2
Fulton	Johnstown, NY	3.2
Hernando County	Brooksville, FL	1.6
Model City	Youngstown, NY	5.6
Modern	Youngstown, NY	4.8
Ontario	Stanley, NY	11.2
PEI Power	Archbald, PA	84.0
Sarasota	Nokomis, FL	6.4
Seneca Power	Waterloo, NY	17.6
Sunshine Canyon (JV)	Sylmar, CA	19.4
Total owned		177.3
Millersville	Severn, MD	3.2
Clinton	Morrisonville, NY	6.4
Coventry	Newport, VT	8.0
Hyland	Angelica, NY	4.8
Total O&M		22.4

Upgrade/Conversion Projects

We plan to convert and upgrade 13 of our existing LFG-to-Electricity assets to LFG-to-RNG projects. These facilities already have gas development agreements in place in addition to site leases, zoning, air permits, and much of the critical infrastructure that is needed to develop RNG projects. Several of the largest scale projects are expected to be highly accretive to the Combined Company. The 13 upgrade and conversions will occur from 2021 through 2024 and the expected capital cost of these projects is approximately $250 million.

The Combined Company has also identified over 16 projects that have contracted gas rights agreements in place, which we refer to as “organic RNG development projects.” The development of these organic RNG development projects will occur from 2021 through 2025 and the expected capital cost of these projects is approximately $305 million. Additionally the Combined Company has also identified over 25 projects that have gas rights agreements under negotiation, which we refer to as “high probability RNG development projects.” The expected capital cost of these 25 high probability RNG development projects is approximately $600 million and is not included in our projections.

WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
VT
ME
NH
MA
RI
CT
NJ
DE
MD
AK
HI

13 RNG Upgrade / Conversion Projects

16 Organic RNG Development

25+ High Probability RNG Development

Source: RAC management

OUR COMMERCIAL AND GROWTH STRATEGY

We are focused on generating revenue from every aspect of the LFG conversion process. As evidence of this fact, we have currently identified seven unique revenue sources that can be generated from a single unit of landfill gas. A single unit of landfill gas is composed primarily of methane and carbon dioxide. Carbon dioxide may generate revenue from three sources: sequestration, direct-use and enhanced oil recovery. Methane may generate revenue from four sources: direct-use (waste heat recovery), on-site electricity, RNG and green hydrogen. We are uniquely equipped to monetize the seven unique revenue sources, providing not only a diverse revenue stream for the overall Combined Company that can be capitalized on over the next four years, but also notable optionality to adjust to changing market or customer demand as needed.

Core Revenue Stream and Commercial Strategy: Securing Long-Term Fixed Price Offtakes for RNG Volumes

We are constructing RNG assets with 20+ year economic lives matched to the tenor of our offtake contracts with investment grade counterparties. Core to our commercial strategy, and a differentiating characteristic compared to our competitors, is our fundamental belief that Environmental Attributes (e.g., RINs and LCFS) will continue to be volatile and difficult to accurately forecast; accordingly, we use conservative budgetary assumptions ($1.50 RIN price and $140 per metric ton of LCFS value or $30 per MMBtu) that are both below historical averages and far below current prices ($2.88 RIN price and $200 per metric ton of LCFS value, respectively, as of March 8, 2021 or approximately $49 per MMBtu), allowing us to (i) make money even when prices decline and (ii) opportunistically capture upside.

We seek to cap our exposure to Environmental Attributes at roughly 35% of RNG volumes. The other approximately 65% of volumes are contracted through long-term fixed price arrangements with blue chip companies and investment grade counterparties, which we can lock in at roughly $12 to 17 per MMBtu. This results in a net blended price of approximately $20 per MMBtu for our RNG development projects. Notably, in many of our contracts, we have the option to adjust our RNG production volumes under fixed pricing — which we would take advantage of should RIN prices materially weaken. On the cost side, project expenses are primarily made up of two components: a royalty paid to the landfill owner (ranging between 10-20% of annual revenue) and operating expenses, including electricity and sacrificial media, which combined represent approximately $3-4 per MMBtu on average based on 97% uptime and 90% methane recovery. Maintenance capital requirements are tied to maintaining rotating equipment and once operational are fairly limited.

On a single project basis, we believe we can generate more than $12 per MMBtu of free cash flow, giving us clear visibility to generating 60% free cash flow margins that will allow us to reinvest in future highly-economic projects. These project economics are illustrative only and assume (1) 65% of RNG volumes are contracted under long-term fixed price contracts at $14.00/MMBtu, (2) 35% of RNG volumes are variable with exposure to RINs and LCFS, (3) RIN price of $1.50/gal, (4) LCFS price of $140/ton, (5) royalties are 20% of revenues, (6) $3.00/MMBtu operating expenses, (7) $1.00/MMBtu capex assuming 30-year amortization and (8) $12.35 of free cash flow (FCF) margin/$20.43 of total revenue, which leads to 60.5% FCF margin.

RNG Development Pipeline and Project Assai

The Combined Company also has 16 greenfield RNG development projects that are already secured under gas rights agreements or are very close to being secured.

Project Assai is a marquee project for the Combined Company and one that we believe best demonstrates our approach, strategy, and ability to optimize shareholder value. Located in the Scranton, PA metro area, Project Assai is expected to be the largest LFG-to-RNG facility in the world when completed and best exemplifies how we approach developing new projects from start to finish. Project Assai combines two LFG sources and will have 22,500 SCFM of capacity and the ability to produce approximately 4 to 5.5 million of MMBtus per year of RNG. Up to 80% of the RNG production volumes (totaling 2,750k to 3,527k MMBtu annually) over the next 20 years have been contracted through long-term fixed price offtake agreements. Moreover, the lower-risk nature of this project — from the secured and growing long-term LFG sources, to the executed offtake contracts, to the relatively de-risked construction schedule, and the strength of the Archaea management team — translated to an investment grade rating and therefore an attractive cost of debt capital (debt is $133 million of proceeds at an approximately 4% blended cost of funds) with what we believe are high quality, buy-and-hold investors.

Project Assai alone is projected to generate a year-one run rate EBITDA of $43 million. Notably, as mentioned above, we have identified three similar projects already in the Combined Company’s portfolio that we believe have the potential to generate comparable gas volumes to Project Assai and we are working towards unlocking the full long-term revenue generating potential of these projects.

Additional High Probability RNG Development Projects

The Combined Company has also identified over 25 high probability RNG development projects that we expect to secure the rights to over the next several months. These projects could produce an additional $250 million of EBITDA (at $1.50 RIN, $140 per metric ton LCFS and $15 per MMBtu fixed price assumptions) that is not reflected in our current EBITDA projections.

Additional Revenue Generation Opportunities

In addition to our core revenue stream — the production and sale of RNG — we have several additional value-added revenue generation initiatives under development. For example, we have a dedicated team of geologists on staff that are working on co-locating CO2 sequestration projects at our LFG-to-RNG project sites. CO2 sequestration increases revenue generation opportunities by both lowering the overall CI score at our project sites and further expanding our total addressable market by making smaller flow sites or sites further away from pipelines more compelling opportunities. Lowering the CI score of our projects generates greater LCFS credits and upside; for example, each 10-point reduction in carbon intensity can translate to a $1 to $2 per MMBtu revenue improvement. Some of our sequestration projects can result in an up to 30-point CI score reduction. Moreover, the Section 45Q of the Internal Revenue Code carbon capture tax credit presents an opportunity for certain qualifying projects that can generate a tax credit equal to $35 to $50 per ton of CO2 equivalent or an additional $1 to $5 per MMBtu revenue uplift. In addition to sequestering CO2, utilizing green sources of electricity for our gas processing needs reduces the carbon intensity of our projects. By incorporating solar on-site versus using grid electricity, projects can see a 10-30 point CI score reduction which will further increase the value of our RNG.

Another key source of future contracted revenue generation may come from the production of green hydrogen under long-term fixed-price offtake contracts with investment grade counterparties — just like our core RNG contracts today. We believe that we can add green hydrogen facilities to low flow or closed landfill sites, again expanding our total addressable market, with (i) limited technology risk, using the current industry standard processing technology — steam-methane reforming with water-gas shift reaction — and (ii) at leading levelized costs, carbon intensities (negative CI scores), and production efficiency. All-in, producing green hydrogen from RNG could drive up to $40 per MMBtu of contracted revenue under long-term offtake agreements. We are actively evaluating the addition of hydrogen development at two of our RNG development projects in California that could come online as soon as 2023.

Importantly, we are not currently modeling any CO2 sequestration, onsite solar, or green hydrogen-related revenue potential or LCFS uplift in our revenue and EBITDA forecasts, but we are increasingly excited about the opportunities presented by these markets.

OUR MANAGEMENT TEAM

Unparalleled Operating and Technical Expertise

The Combined Company will be led by a dedicated, entrepreneurial management team and complemented by proven technical RNG operators. In addition to roughly 100 highly trained plant operators, our team includes the inventor of multiple critical LFG-to-RNG industry patents, and other leading technical experts from the RNG space with decades of experience. The technical team is one of the most experienced in the industry, having developed more than 70 RNG projects to-date.

The team has earned a reputation for being disruptors in the industry and pioneering the long-term fixed-price offtake commercial strategy (detailed above) to reduce the risks surrounding future project development. Further, the team continues to push the envelope on greenfield RNG project development and innovation, designing a process that is projected to lower RNG production costs by 40% by 2022. These projected cost and uptime timeline reductions are driven by decades of industry know-how, direct RNG plant experience, proprietary packaging and system designs, and are expected to ultimately enable the Combined Company to expand its RNG development pipeline to smaller LFG flow sites.

The Combined Company will also benefit from the continued involvement of members of the RAC team, some of whom will remain on the Combined Company’s board of directors.

Focus on Environmental, Safety, and Compliance

Our highest priorities are the health and safety of our team on site and our partners and the communities we work in, as well as environmental protection. Our corporate culture revolves around these key priorities as we aim to become the largest, safest, and most sustainable gas processing company in North America.

Our high safety standards have been recognized by Insurance Risk and Safety Auditors, multi-state and Federal OSHA, business partners and third-party contractors. Our structured safety approach has a two-tiered foundation of the Employee Run Safety Committee and an oversight Safety Board. Cornerstones include Procedure Quality, Use and Adherence, Training and Qualifications, Inspections and Audits, and Emergency Response. The keystone of this structure is Senior Management support. The safety endeavor includes procedures procedurally focused on construction and contractors.

Through May 10, 2021, our year-to-date Total Recordable Incident Rate (TRIR) is 0.0, as compared to the national average TRIR for NACIS 486210 Pipeline Transportation of Natural Gas and 22111 Electric Power, Control and Distribution, (SIC 4911 Electrical Services) of 0.9 and 2.3 respectively. Our TRIR from the onset of the COVID-19 pandemic in March 2020 through May 10, 2021, is also 0.0. From the 2014 start of the Aria safety program and the 2019 start of the Archaea safety program, we have experienced zero U.S. Occupational Health and Safety Administration (OSHA) or state OSHA citations.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Environmental

The Combined Company’s core business, processing waste gas into renewable energy, is a significant strategy toward decarbonization of the domestic economy and the reduction of GHGs. In 2020, we captured over 30 bcf of methane, a particularly potent greenhouse gas, generated from 23 landfills across the United States.

In 2020, our production facilities have converted that amount of captured methane into 5.4 million MMBtu of RNG and over 750,000 MWh of baseload renewable electricity each year.

Overall, in 2020 our plants reduced the equivalent of 932,000 metric tons of CO2, a benefit that is roughly equal to removing 202,763 cars from the road each year.

Climate change regulation has had a beneficial impact on the Combined Company’s businesses. Current regulatory frameworks for both power (state-level RPS) and RNG assets (federal RFS) support our business model. Proposed legislation that further reduces carbon content of transportation fuels (low-carbon fuel standard) is likely to increase demand for our products and expertise.

Social

Employee safety is our top priority.  Safety performance will be monitored at all times, and reported quarterly to our board of directors. We plan to adopt formal Health and Safety, Anti-Discrimination, Diversity, Data Privacy and Human Rights policies, which will be contained in our Employee Handbook.

We will implement additional health and safety measures to protect our employees during the COVID-19 pandemic. Specifically, the Combined Company established a COVID-19 response team, led by senior management, which initially met daily to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific personal protective equipment (“PPE”). Communications from senior leadership to all employees were enhanced, with weekly updates provided.

Finally, we will faithfully comply with local zoning requirements, monitor changes in local ordinances and ensure that operations are within the scope permitted by our respective local permits and licenses. We will report facility emissions including GHG emissions on a routine basis (either annually or semi-annually) in accordance with regulator and permit requirements.

Governance

The Combined Company will employ best practices in corporate governance, ensuring compliant, ethical business conduct.  Our board of directors will be independent of management, and establish a “tone at the top” that prioritizes strong internal controls over safeguarding assets, maintenance of records and execution of contracts. Those controls will be subject to annual review and testing by our external auditors.

As an added safeguard against illegal and corrupt practices, our Employee Handbook will include our core values and a Code of Conduct.  All employee will be required to sign off on the Code of Conduct. New employees will be carefully screened by a thorough vetting process that includes multiple interviews and criminal background checks.

LEGAL PROCEEDINGS

In the second quarter of 2021, an industry participant brought a lawsuit against Archaea and two of its engineering employees in the Court of Chancery of the State of Delaware alleging, among other things, that the two employees (who are former employees of the industry participant) misappropriated trade secrets concerning strategy, financial data, highly technical equipment and product design and performance, product and project troubleshooting, competitive advantages, competitive disadvantages and future plans for development for the benefit of Archaea. RAC and Archaea are continuing to review this matter. See “Risk Factors — Risks Related to the Business and Industry of the Combined Company — We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to projects we subsequently acquire.” In addition to the foregoing, we may in the future be subject to legal proceedings or claims arising in the ordinary course of business.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations OF ARIA

The following discussion of our financial condition and results of operations should be read in conjunction with Aria’s unaudited consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020, and audited historical consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and related notes included elsewhere in this proxy statement. Certain information included in this discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results may differ materially from those projected or implied by the forward-looking statements. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward-looking statements.

Unless the context otherwise requires, all references in this section to “Aria,” “we,” “us,” or “our” refer to the business of Aria Energy LLC and its subsidiaries prior to the consummation of the Business Combination. Unless the context otherwise requires, all references in this section to the “Combined Company” refer to Archaea Energy Inc. and its subsidiaries following the consummation of the Business Combination. All dollar figures used herein are in thousands, unless the contexts suggests otherwise.

Overview

We are a growth-oriented energy company focused on owning, operating and developing long-life energy projects that deliver stable, long-term cash flows. We believe our business strategy will allow us to achieve sustainable future growth in our cash flows. Today we own and operate a core business comprised of low-marginal-cost renewable energy projects that generate baseload electricity or deliver pipeline-quality RNG to our customers. We are one of the premier LFG companies in the United States, with 25 owned and/or operated LFG projects in 13 states. Our portfolio consists of nine RNG projects with a total daily capacity of 24,880 MMBtu, one medium-Btu project and 16 projects generating baseload renewable electricity with a total capacity to produce 115.7 MW of power. Included among our electric projects are four plants operating for third parties, amounting to 22.4 MW of capacity. All of our projects are low-cost, environmentally friendly and benefit from state-mandated RPS, federal environmental compliance requirements for landfill owners and growing waste management demands that are highly correlated to the recent economic recovery. The LFG industry in the United States is highly fragmented and we believe that the Combined Company will be well positioned to take advantage of acquisition opportunities following the consummation of the Business Combination. Our projects utilize established technology and we believe that our business is highly scalable. A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life (based on design capacity) of approximately ten years for RNG projects and five years for power projects as of March 31, 2021. Our remaining projects benefit from market pricing in attractive power and RNG markets.

We are a market leader and one of the largest companies in the LFG sector in North America. We have demonstrated a strong ability to grow our business through both development and acquisitions. We have developed or constructed nine projects (six RNG and three Power) over the last seven years and we have successfully integrated two acquisitions since 2015. As we grow our company in the future, we will continue to focus on high-quality, long-life projects with creditworthy counterparties that will enable us to support our growth strategy.

The Business Combination

On April 7, 2021, we entered into the Aria Merger Agreement with RAC Buyer, Company Merger Sub, RAC Intermediate, Rice Opco, the Aria Equityholder Representative and RAC, a copy of which is attached to this proxy statement as Annex A.

Additionally, on April 7, 2021, RAC also entered into the Archaea Merger Agreement with (i) RAC Opco, (ii) RAC Intermediate, (iii) RAC Buyer, (iv) Archaea Merger Sub, (v) Archaea Seller, and (vi) Archaea Energy II, a copy of which is attached to this proxy statement as Annex B.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to Aria Holders is expected to be approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures. The merger consideration will consist of both cash consideration and consideration in the form of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock. The cash component of the consideration will be an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the consideration will consist of 23.0 million Class A units of RAC Opco and 23.0 million shares of Class B Common Stock.

Following the Closing, RAC will retain its “up-C” structure, whereby all of the equity interests in Aria and Archaea will be held by RAC Buyer, all of the equity interests in RAC Buyer will be held by RAC Intermediate, all of the equity interests in RAC Intermediate will be held by RAC Opco and RAC’s only assets will be its equity interests in RAC Opco. Following the Closing, RAC will be renamed Archaea Energy Inc.

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

As a result of the Business Combinations, the Combined Company will become a publicly traded company with its common stock trading on the New York Stock Exchange, which will require it to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Impact of COVID-19

The impact of the COVID-19 pandemic and measures to prevent its spread have been impactful and continue to affect our business in several ways. In March 2020, Aria implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided. To date, Aria has not experienced any spread of the disease within its operating and management locations or any material interruptions to its business operations. As of the date of this proxy statement, such business changes and additional costs have not been, individually or in the aggregate, material to Aria.

Recently, several vaccines have been authorized for use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local government have begun to ease the movement restrictions and initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, the uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

We remain uncertain of the ultimate effect COVID-19 could have on our business notwithstanding the distribution of several U.S. government approved vaccines and various federal, state and local governments having begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. This uncertainty as to the duration and severity of economic effects from the COVID-19 pandemic stems from the potential for, among other things, (i) continued rates of reported cases of COVID-19 and the potential for mutations of COVID-19 to result in increased rates of reported cases for which currently approved vaccines are not effective, (ii) unexpected disruptions to our operating projects and (iii) changes to customer demands.

LESPH Sale

Aria’s previously wholly-owned subsidiary, LES Project Holdings, LLC (“LESPH”), was a borrower under a term loan secured by the assets of LESPH and its subsidiaries, which matured on October 7, 2020, and under which LESPH was in default. As of May 31, 2021, the outstanding balance on the term loan was $102.8 million. The obligation was nonrecourse to Aria.

On June 1, 2020, Aria entered into a Sale Support and Cooperation Agreement with the Lender Parties (as defined therein) holding the LESPH debt, pursuant to which Aria agreed to engage in a sale process of LESPH. In connection therewith, Aria and the Lender Parties also entered into a Mutual Release Agreement effective upon the earlier of (a) the closing of the sale or foreclosure of LESPH or (b) June 30, 2021.

The Lender Parties and their advisor began a sale process that culminated in the receipt of final bids, and the selection of the winning bidder, in December 2020. Aria met its obligations under the Sale Support and Cooperation Agreement and was compensated in accordance therewith.

On March 1, 2021, LES Manager LLC and Energy Power Investment Company, LLC entered into a Membership Interest Purchase Agreement (MIPA) pursuant to which Aria agreed to sell 100% of LESPH for a purchase price of $58.5 million, subject to certain post-closing adjustments. The transaction closed and the terms of the Mutual Release Agreement became effective on June 10, 2021. The Mutual Release Agreement released lender claims and discharged the obligations of LESPH under the term loan agreement. Aria believes the agreement represents a settlement of the matter pertaining to the term loan default.

Key Factors that Affect our Business

Our results of operations in the near-term, as well as our ability to grow our business and revenue over time, could be impacted by a number of factors, including those affecting our industry generally and those that could specifically affect our existing projects and our ability to grow our operations.

Trends Affecting our Industry

The number of LFG projects producing RNG has increased dramatically since 2014, coinciding with the qualification of LFG resources as a D3 RIN under the federal RFS. LFG is also considered to be a renewable resource in all states that encourage or mandate the use of renewable energy. We believe these factors will contribute to driving the future growth of the LFG industry. The demand for RNG has grown significantly over the past several years and is expected to continue to grow due to (i) regulatory-driven requirements at the Federal Level (under the RFS) and state level (under Utility Commission mandates), (ii) broad-based utility and corporate support for voluntary renewable energy or sustainability initiatives, and (iii) the public sector looking to diversify energy sources from fossil fuel based alternatives.

We believe that the key drivers for the long-term growth in the LFG industry include:

•        overall demand for energy;

•        governmental incentives, including RINs, RECs and LCFS, which make investments in renewable energy more attractive compared to traditional sources;

•        environmental and social factors supporting increasing levels of renewable energy sources;

•        price volatility for other fuel sources used for electricity generation;

•        voluntary and institutional renewable energy procurement;

•        federal and state carbon reduction goals; and

•        regulatory and policy framework and support.

Our Outlook

Our current operations are somewhat insulated by the factors above as a significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life of approximately ten years for RNG projects and five years for power projects as of March 31, 2021.

Our near-term growth strategy will focus on achieving operating efficiencies at our existing sites and potential opportunities to expand operations at existing sites. Most of the landfills that we operate at continue to accept waste and therefore the available landfill gas at these sites is expected to increase over time. In addition to expansion opportunities at existing sites, our strategy is to develop ongoing relationships with the largest landfill owners to allow us to negotiate project terms and avoid engaging in the request for proposal processes. By focusing on the largest landfill companies, we have been given RNG projects when the existing electric project contracts have expired. This has given us access to the large landfill projects that had already been developed with electric projects. This strategy avoids the administrative cost of doing one off RFPs that are not repeatable. The relationship we have developed with the largest landfill companies positions us to build RNG projects on their landfills going forward. We also continue to identify and evaluate opportunities to acquire existing LFG projects.

Factors Affecting Our Operational Results

The primary factors that will affect our financial results are (i) the amount of energy production and price of energy sales by our owned projects, (ii) the timing of commencement of commercial operations at our projects under construction, expansion of existing projects, development of new projects and project acquisitions, (iii) continued improvements in efficiency at our operations, (iv) interest expense on our new debt facilities, and (v) expenses associated with becoming a public company.

Commercial Operations at Our Construction Projects, Expansions of Our Existing Projects, Development of New Projects and Project Acquisitions

We currently have one cluster of anaerobic digester based RNG projects under construction which we expect to commence commercial operations before March 31, 2022. We are pursuing additional development opportunities, including expansions of operations at existing facilities, acquisitions of gas rights to develop new projects and acquisitions of existing LFG projects. The process of permitting an LFG project typically takes anywhere from six to 18 months to complete, depending on the project’s location and recovery technology. LFG projects can generally be constructed quickly, in nine to 18 months following receipt of all requisite permits.

Energy Sales from Our Projects

Our energy related products revenues are primarily determined by the amount of electricity we generate and RNG we produce and the average realized price we receive for each commodity and environmental attribute. Electricity revenues include energy, capacity and RECs either sold separately or bundled under a single contract price. RNG revenues include natural gas, RINS, and for certain projects, LCFS credits. A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties, but are subject to variable market price. We also receive payments related to our capacity at certain of our power projects. In addition, the sales of renewable attributes associated with the production of renewable energy, including RECs and RINs, comprise a significant portion of our revenues. Sales of renewable attributes directly accounted for more than 43.8% 37.6% and 45.1% of our total revenue for the year ended December 31, 2020, 2019 and 2018, respectively and 48.1% and 39.1% for quarter ended March 31, 2021 and March 31, 2020 respectively, with renewable attributes also being bundled with the energy sold under certain of our off-take agreements.

Project Operations

Our portfolio of owned and/or operated projects has a total production capacity of 115.7 MW and 24,880 MMBtu’s per day. Our ability to generate energy from our LFG projects in an efficient and cost-effective manner is impacted by our ability to maintain the operating capacity of our projects. Landfill gas is more reliable than other intermittent renewable energy resources in that it is continually generated throughout each day, which allows our projects to operate as baseload facilities. Our projects have stable operating histories and utilize proven technology. A vast majority of our power projects use Caterpillar engines that were designed specifically for landfill gas use. The modular nature of our power projects allows for easy expansion, overhaul, repair and replacement without disrupting remaining engines. Similarly, our RNG projects also use proven technologies and Aria has operated these projects for multiple years. Newly constructed projects use technologies similar to existing operating projects, creating a common platform on which to incorporate new facilities.

Debt Financing

As of March 31, 2021, we had variable rate long-term debt. We plan to repay all of this long-term debt concurrently with the consummation of the Business Combinations.

Aria has a senior secured credit facility that includes a term loan B with a remaining balance of $138.0 million at March 31, 2021 and December 31, 2020, and a revolving credit facility with total borrowing capacity of $40.2 million at March 31, 2021 and December 31, 2020. As of March 31, 2021 and December 31, 2020, Aria had no amounts drawn on the revolver and $19.4 million in letters of credit outstanding, which reduced the amount available under the revolving credit facility to $20.8 million. The senior secured credit facility will be repaid and terminated in connection with the Business Combinations.

As previously noted, Aria had a subsidiary level term loan at LESPH with an outstanding balance of $102.8 million, which matured on October 7, 2020 and under which LESPH was in default. The default under the term loan was remediated as part of the aforementioned Mutual Release Agreement, effective as of June 10, 2021.

Seasonality

Revenues generated from our power projects in the New York and New England markets, all of which sell electricity at market prices, are affected by warmer and colder weather, and therefore a portion of our quarterly operating results and cash flows are affected by pricing changes due to regional temperatures. Our energy production can also be affected during summer months, as very warm temperatures can dry out a landfill if the landfill owner is unable to keep the landfill covered, which in turn reduces the landfill gas generated at the site. The weather during colder months affects power pricing and revenues due to the direct effect of natural gas pricing in the northeastern United States and its effect on supply during these months. Most of the revenues from our remaining power projects and the significant majority of the revenues from our gas projects are not affected in the short-term by such seasonal variances in energy pricing because they primarily sell pursuant to long-term off-take agreements at fixed prices.

We also have lower operating results and cash flows during the second quarter due to contractual restrictions of where power in the New York and New England power markets can be scheduled during this time.

Key Metrics

We regularly review a number of operating metrics and financial measurements to evaluate our performance, measure our growth and make strategic decisions. In addition to traditional GAAP performance and liquidity measures, such as revenue, cost of revenue, net income and cash provided by operating activities, we also consider MW and MMBtu sold, average realized price and Adjusted EBITDA in evaluating our operating performance. Each of these metrics is discussed below.

MWh and MMBtus Sold and Average Realized Price

Power Sales — MWh Sold and Average Realized Electricity Price

For our power projects, the number of MWh sold and the average realized price per MWh sold are the operating metrics that determine the revenue that they generate. For any period presented, average realized electricity price represents total revenue from electricity sales divided by the aggregate number of MWh sold.

Gas Sales — MMBtu Sold and Average Realized Gas Price

For our gas projects, the number of MMBtu sold and the average realized price per MMBtu sold are the operating metrics that determine the revenue that they generate. For any period presented, average realized gas price represents total revenue from gas sales divided by the aggregate number of MMBtu sold.

Adjusted EBITDA

We define Adjusted EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion and our share of net income or loss in non-consolidated joint ventures investments that are accounted for under the equity method, and excluding the effect of certain other items that we do not consider to be indicative of our ongoing operating performance such as mark-to-market adjustments and other non-recurring items. We also add back cash distribution received during the period from Aria’s nonconsolidated joint venture investments. In calculating Adjusted EBITDA, we also exclude mark-to-market adjustments to the value of our derivatives because we believe that it is useful for investors to understand, as a supplement to net income and other traditional measures of operating results, the results of our operations without regard to periodic, and sometimes material, fluctuations in the market value of such assets or liabilities. We also exclude impairment of assets, debt forbearance costs and costs related to sale of equity. Adjusted EBITDA is a non-U.S. GAAP measure. Adjusted EBITDA should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. We believe that Adjusted EBITDA and other non-GAAP financial measures assist management and investors when analyzing our performance by providing meaningful information that facilitates the comparability of underlying business results from period to period. We recognize there are limitations associated with the use of non-GAAP financial measures, including Adjusted EBITDA, as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. A further discussion of Adjusted EBITDA, including a reconciliation of Net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA is included below

Components of Results of Operations

Revenue

Energy Revenue

A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life (based on design capacity) of approximately five years for power projects and approximately ten years for RNG projects as of March 31, 2021. Power that is not covered by long-term off-take agreements is sold either under short-term bilateral agreements or in the wholesale markets. For electricity, these are markets organized and maintained by ISOs and RTOs (e.g., NYISO in New York, ISO-NE in New England and PJM Interconnection, L.L.C. (“PJM”) in the eastern United States). These ISOs and RTOs are well established organizations, regulated by states and FERC. For power sold in the wholesale markets, our company schedules the output in the day-ahead markets and receives the market price determined by the ISO or RTO through balancing the supply and demand for each day. In most cases we implement an optimization of the output sold in wholesale markets by using transmission to move the power into the ISO which offers better prices for RECs.

For RNG, we have contracts with long-term off-take agreements with creditworthy counterparties. Some contracts have fixed price offtake arrangements while the remaining sell natural gas and renewable attributes and are subject to market price changes.

We also generate revenue through the sale of renewable attributes. These attributes include RECs created from the production of renewable electricity, RINs and LCFS credits created from the sale of RNG as a transportation fuel. In most cases, RECs are sold to competitive energy suppliers or utilities to enable them to satisfy their statutory obligation to purchase renewable energy, while RINs are generally sold to energy companies, who in turn market to fuel refiners as renewable fuel credits to meet minimum percentage requirements for renewable volume obligations set by the EPA. RECs, RINs and LCFS credits are a stable source of revenue for our projects, offering visibility into near-term cash flows and also supporting cash flow stability going forward. We include revenues from the sale of these renewable attributes in energy related products revenue. REC revenue is recognized at the time power is produced where an active market and a sales agreement exists for the credits. RIN revenue is recognized when the fuel is produced or transferred to a third party.

Construction Revenue

Our construction revenue is derived from the installation of RNG plants owned by our nonconsolidated joint ventures. Aria recognizes revenue over time based on costs incurred and a fixed profit mark-up per construction agreement. Any intercompany profit is eliminated.

Cost of Revenue

Cost of Energy

Our cost of energy related products is comprised primarily of labor, parts and outside services required to operate and maintain equipment utilized in generating energy from our owned project facilities and from our landfill sources. Other costs directly related to the production of electricity and RNG are transportation costs associated with moving gas into pipelines, transmission costs of moving power between the ISOs, electricity consumed in the process of gas production, and royalty payments to landfill owners as stipulated in our gas rights agreements.

Cost of Construction

Cost of construction is comprised primarily of labor, equipment and other costs associated with our construction contract revenue incurred to date.

Depreciation, Amortization and Accretion

Depreciation expense is recognized using the straight-line method over the estimated useful lives of our assets. Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the associated assets. Depreciation, amortization, and accretion includes the depreciation on our power and gas processing plants, amortization of intangible assets relating to our gas rights agreements, and debt financing costs, and the accretion of our asset retirement obligation.

General and Administrative Expenses

General and administrative expenses include our corporate offices and costs relating to labor, legal, accounting, treasury, information technology, insurance, communications, human resources, procurement, utilities, property taxes, permitting and other general costs.

Equity in Income of Joint Ventures

We hold interests in seven joint ventures, one of which is 90% owned and is consolidated. The remaining six are 50% partnerships with a single third party. Of the six joint ventures, five own and operate one LFG project, and one owns and operates four separate RNG facilities. All six 50% partnerships are accounted for using the equity method. Equity in income of joint ventures includes earnings from projects located in Tennessee, Oklahoma, California, Michigan, North Carolina and Utah.

Interest Expense, Net

Interest expense is comprised of interest incurred under our variable rate financing arrangements.

Gain (Loss) on Swap Contracts

We used interest rate swaps and caps to manage the risk associated with interest rate cash flows on variable rate borrowings. We did not assess interest rate swaps for effectiveness. Changes in the fair values of interest rate swaps and realized losses were recognized as a component of interest expense. Our interest rate swaps were measured at fair value. The interest rate swaps were valued by discounting the net future cash flows using the forward LIBOR curve with the valuations adjusted by the counterparties’ credit default hedge rate.

Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense. Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate.

Operating Segments

We are engaged in two reportable segments: one that operates a portfolio of renewable baseload electric generation assets and another that operates a portfolio of RNG production assets. We operate with two reportable segment based on a “management” approach, which designates the internal reporting used by management for making decisions and assessing performance as the source of the reportable segments. Management views and operates the business as two separate portfolios of assets. All of our projects and operations are located in the United States.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table presents certain information relating to our operating results for the three months ended March 31, 2021 and March 31, 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Revenue
Energy revenue	$42,467	$31,381	11,086	35.3%
Construction revenue	24	4,835	(4,811)	(99.5)%
Amortization of intangibles and below-market contracts	(954)	(917)	(37)	(4.0)%
Total revenue	41,537	35,299	6,238	17.7%
Cost of revenue
Cost of energy	21,100	18,438	(2,662)	(14.4)%
Cost of construction	23	4,605	4,582	99.5%
Depreciation, amortization and accretion	5,693	7,793	2,100	26.9%
Total cost of revenue	26,816	30,836	4,020	13.0%
Gross profit	14,721	4,463	10,258	229.8%
Impairment of assets	542	—	542	NM %
General and administrative expenses	7,106	5,237	1,869	35.7%
Operating income (loss)	7,073	(774)	7,847	NM
Other income (expense)
Equity in income of joint ventures	5,856	1,792	4,064	226.8%
Interest expense, net	(4,321)	(5,112)	791	15.5%
Gain (loss) on swap contracts	110	(343)	453	NM
Other income (expense)	—	—	—	—%
Total other income (expenses)	1,645	(3,663)	5,308	NM
Net income (loss)	8,718	(4,437)	13,155	NM
Net income (loss) attributable to noncontrolling interest	8	19	11	57.9%
Net income (loss) attributable to controlling interest	8,710	(4,456)	13,166	NM

____________

NM = A percentage calculation is not meaningful due to a change in signs or a zero-value denominator

____________

Energy revenue

Revenue from energy increased by $11.1 million, or 35.3%, for the three months ended March 31, 2021 compared to the same period in 2020. This change was attributable primarily to higher RIN pricing, higher natural gas and power commodity revenue. The average D3 RIN index price for the period from January 1, 2021 to March 31, 2021 was $2.5/gallon, up from $1.3/gallon for the same period in 2020. The average realized ISONE/NYISO REC pricing from January 1, 2021 to March 31, 2021 was $40.7/MWh as compared to $19.9/MWh for the same period in 2020.

Construction Revenue

Service revenue decreased by $4.8 million, or 99.5%, for the three months ended March 31, 2021 compared to the same period in 2020. This change was attributable primarily to the absence of joint venture construction activity in 2021 consistent with the plan compared to 2020, which included revenue from construction at South Shelby RNG facility.

Cost of Energy

Cost of energy related products increased by $2.7 million, or 14.4%, for the three months ended March 31, 2021 compared to the same period in 2020. This change was attributable primarily to higher royalty and electric transmission expenses partially offset by lower maintenance costs and other miscellaneous expenses.

Cost of Construction

Cost of construction decreased by $4.6 million, or 99.5%, for the three months ended March 31, 2021 compared to the same period in 2020. This decrease was in line with decrease in construction revenue for reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $2.1 million, or 26.9%, for the three months ended March 31, 2021 compared to the same period in 2020. This change was attributable primarily to lower depreciation and amortization of LESPH assets which are now categorized as ‘assets held for sale’.

Impairment expense

Aria recorded $0.5 million impairment for three months ended March 31, 2021 as a valuation allowance in relation to the sale of LESPH. No assets were impaired in the three months ended March 31, 2020.

General and Administrative Expenses

General and administrative expenses increased by $1.9 million, or 35.7%, for the three months ended March 31, 2021 compared to the same period in 2020. This change was attributable primarily to higher company sale expenses, LESPH debt forbearance expenses and higher contracted services, information technology, audit and legal expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $4.1 million, or 226.8%, for the three months ended March 31, 2021 compared to the same period in 2020. This change was attributable primarily to increased RNG production from the addition of South Shelby RNG facility at Mavrix, LLC, a joint venture, along with higher RIN prices.

Interest Expense

Interest expense decreased by $0.8 million, or 15.5%, for the three months ended March 31, 2021 compared to the same period in 2020. This change was attributable primarily to a decline in average outstanding balances on our existing revolving credit facility and term loan B, and to lower interest rates.

Gain (loss) on natural gas Swap Contracts

Gain on natural gas swap contracts was $0.1 million for the three months ended March 31, 2021, increased from a loss of $0.3 million for the three months ended March 31, 2020. This change was attributable primarily to rising natural gas prices.

Other Income (expense)

Other income includes unusual transactions not part of the ordinary course of doing business. Other income and its changes were not material during the three months ended March 31, 2021 or the three months ended March 31, 2020.

Non-controlling Interest

Income attributable to non-controlling interest was virtually unchanged at $0.0 million for the three months ended March 31, 2021 compared to the same period in 2020.

Adjusted EBITDA

	For the Three Months Ended March 31, 2021
	RNG	LFGTE	Corporate	Total
Total revenue	$25,953	$15,584	$—	$41,537
Net income (loss)	16,950	1,503	(9,743)	8,710
EBITDA	19,505	4,969	(5,407)	19,067
Adjusted EBITDA	19,318	5,949	(3,709)	21,558
Total assets	159,371	209,720	34,668	403,759
Capital expenditures and investments in joint ventures	2,393	218	60	2,671

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the Three Months Ended March 31, 2021
	RNG	LFGTE	Corporate	Total
Net income (loss)	$16,950	$1,503	$(9,743)	$8,710
Depreciation, amortization and accretion	2,555	3,466	15	6,036
Interest expense	—	—	4,321	4,321
EBITDA	19,505	4,969	(5,407)	19,067
Impairment of assets	—	542	—	542
Net derivative activity	(312)	—	—	(312)
Equity in income of joint ventures	(4,875)	(981)	—	(5,856)
Return on investment in joint ventures	5,000	1,419	—	6,419
Debt forbearance costs	—	—	932	932
Costs related to sale of equity	—	—	766	766
Adjusted EBITDA	$19,318	$5,949	$(3,709)	$21,558

Adjusted EBITDA

	For the Three Months Ended March 31, 2020
	RNG	LFGTE	Corporate	Total
Total revenue	$20,202	$15,097	$—	$35,299
Net income (loss)	4,947	(409)	(8,994)	(4,456)
EBITDA	7,454	5,164	(3,854)	8,764
Adjusted EBITDA	6,432	6,032	(3,413)	9,051
Total assets	149,986	255,040	15,295	420,321
Capital expenditures and investments in joint ventures	154	12	(3)	163

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the Three Months Ended March 31, 2020
	RNG	LFGTE	Corporate	Total
Net income (loss)	$4,947	$(409)	$(8,994)	$(4,456)
Depreciation, amortization and accretion	2,507	5,573	18	8,098
Interest expense	—	—	5,122	5,122
EBITDA	7,454	5,164	(3,854)	8,764
Impairment of assets	—	—	—	—
Net derivative activity	29	—	—	29
Equity in income of joint ventures	(1,051)	(741)	—	(1,792)
Return on investment in joint ventures	—	1,609	—	1,609
Debt forbearance costs	—	—	365	365
Costs related to sale of equity	—	—	76	76
Adjusted EBITDA	$6,432	$6,032	$(3,413)	$9,051

Adjusted EBITDA for the three months ended March 31, 2021 was $21.6 million compared to $9.1 million for the three months ended March 31, 2020. This increase was attributable primarily to higher RNG and electric pricing and increased RNG production.

Revenue for the RNG segment for the quarter ended March 31, 2021 was $26.0 million compared to $20.2 million for the quarter ended March 31, 2020, an increase of $5.8 million, or 28%. Higher RNG prices, principally RINs contributed $11.2 million to the positive variance offset by lower construction revenue of $4.8 million and lower RNG production of $0.7 million. Other immaterial factors accounted for the remaining change.

Net income for the RNG segment for the quarter ended March 31, 2021 was $17.0 million compared to $4.9 million for the quarter ended March 31, 2020, an increase of $12.1 million, or 243%. Higher RNG revenue discussed above, contributed $11.2 million and equity earnings in a nonconsolidated subsidiary contributed $3.8 million offset by higher royalty expense linked to revenue and lower construction income.

Net income for the LFGTE segment for the quarter ended March 31, 2021 was $1.5 million compared to a net loss of $0.4 million for the quarter ended March 31, 2020, an increase of $1.9 million. The increase was attributable primarily to lower depreciation and amortization of $2.1 million, at Aria’s LESPH subsidiary and higher energy revenue of $0.5 million offset by impairment of $0.5 million. Other immaterial factors accounted for remaining change.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Comparison of the Years ended December 31, 2020 and 2019

The following table presents certain information relating to our operating results for the years ended December 31, 2020 and December 31, 2019 (in thousands):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenue
Energy revenue	$132,580	$120,489	12,091	10.0%
Construction revenue	9,983	12,497	(2,514)	(20.1)%
Amortization of intangibles and below-market contracts	(3,682)	(3,669)	(13)	(0.4)%
Total revenue	138,881	129,317	9,564	7.4%
Cost of revenue
Cost of energy	72,519	73,537	1,018	1.4%
Cost of construction	9,507	11,902	2,395	20.1%
Depreciation, amortization and accretion	30,564	32,092	1,528	4.8%
Total cost of revenue	112,590	117,531	4,941	4.2%
Gross profit	26,291	11,786	14,505	123.1%
Impairment of assets	25,293	1,634	23,659	1,447.9%
General and administrative expenses	20,782	18,810	1,972	10.5%
Operating loss	(19,784)	(8,658)	(11,126)	(128.5)%
Other income (expense)
Equity in income of joint ventures	9,298	4,378	4,920	112.4%
Interest expense, net	(19,305)	(22,053)	2,748	12.5%
Gain (loss) on swap contracts	(135)	(619)	484	78.2%
Other income (expense)	3	5	(2)	(40.0)%
Total other expenses	(10,139)	(18,289)	8,150	44.6%
Net loss	(29,923)	(26,947)	(2,976)	(11.0)%
Net income attributable to noncontrolling interest	78	84	6	7.1%
Net loss attributable to controlling interest	(30,001)	(27,031)	(2,970)	(11.0)%

Energy revenue

Revenue from energy increased by $12.1 million, or 10.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to higher RIN pricing combined with higher RNG production, higher REC and capacity revenue partially offset by lower LCFS and power sale revenue. The average D3 RIN index price for 2020 was $1.49/gallon up from $1.15/gallon in 2019. The average realized ISONE/NYISO REC pricing in 2020 was $29.2/MWh as compared to $21.2/MWh in 2019. Increase in capacity revenues is due to full year ISONE forward capacity market participation as compared to partial year participation in 2019 as Aria couldn’t participate in 2018-19 forward capacity commitment period.

Construction Revenue

Service revenue decreased by $2.5 million, or 20.1%, to $10.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to lower construction activity at South Shelby RNG plant as planned as major part of work was completed in 2019.

Cost of Energy

Cost of energy related products decreased by $1.0 million, or 1.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to lower plant electricity, gas purchase, electric transmission expenses and other miscellaneous expenses partially offset by higher maintenance and royalty costs.

Cost of Construction

Cost of construction decreased by $2.4 million, or 20.1%, to $9.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was in line with decrease in construction revenue for reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $1.5 million, or 4.8%, to $30.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was attributable primarily to lower amortization of gas rights.

Impairment expense

Aria performed an impairment analysis related to the cooperative sale process, which was initiated in 2020, of LESPH’s assets and liabilities. As discussed above, Aria entered into a definitive Membership Interest Purchase Agreement with Energy Power Investment Company LLC on March 1, 2021. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement). Since the former will result in a loss, it is recognized as an impairment charge of $25.3 million in 2020. The gain resulting from the settlement of the debt will be recognized in the second fiscal quarter of 2021.

General and Administrative Expenses

General and administrative expenses increased by $2.0 million, or 10.5%, to $20.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was attributable primarily to higher contracted services (salaries and benefits) and LESPH debt forbearance expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $4.9 million, or 112.4%, to $9.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was attributable primarily to increased RNG production at Mavrix, LLC, a joint venture, along with higher RIN prices.

Interest Expense

Interest expense decreased by $2.7 million, or 12.5%, to $19.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was attributable primarily to a decline in average outstanding balances on our existing revolving credit facility and term loan B, and to lower interest rates.

Gain (loss) on natural gas Swap Contracts

Loss on interest rate swap contracts was $0.1 million for the year ended December 31, 2020, decreased from a loss of $0.6 million for the year ended December 31, 2019. This change was attributable primarily to rising natural gas prices.

Other Income

Other income includes unusual transactions not part of the ordinary course of doing business. Other income and its changes were not material during either year.

Non-controlling Interest

Income attributable to non-controlling interest was virtually unchanged at $0.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Adjusted EBITDA

	For the year ended December 31, 2020
	RNG	LFGTE	Corporate	Total
Total revenue	$81,559	$57,322	$—	$138,881
Net income (loss)	30,459	(26,126)	(34,334)	(30,001)
EBITDA	40,592	(4,531)	(14,941)	21,120
Adjusted EBITDA	38,784	25,137	(12,686)	51,235
Total assets	158,790	213,533	20,596	392,919
Capital expenditures and investments in joint ventures	14,364	980	—	15,344

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2020
	RNG	LFGTE	Corporate	Total
Net income (loss)	$30,459	$(26,126)	$(34,334)	$(30,001)
Depreciation, amortization and accretion	10,133	21,595	74	31,802
Interest expense	—	—	19,319	19,319
EBITDA	40,592	(4,531)	(14,941)	21,120
Impairment of assets	—	25,293	—	25,293
Net derivative activity	(1,151)	—	—	(1,151)
Equity in income of joint ventures	(6,107)	(3,191)	—	(9,298)
Return on investment in joint ventures	5,450	7,566	—	13,016
Debt forbearance costs	—	—	1,815	1,815
Costs related to sale of equity	—	—	440	440
Adjusted EBITDA	$38,784	$25,137	$(12,686)	$51,235
	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	$56,044	$—	$129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investments in joint ventures	14,579	1,449	—	16,028

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	$(5,966)	$(35,379)	$(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	$24,596	$(12,381)	$37,308

Adjusted EBITDA for the year ended December 31, 2020 was $51.2 million compared to $37.3 million for the year ended December 31, 2019. The increase in Adjusted EBITDA during 2020 as compared to 2019 was attributable primarily to higher RNG and electric pricing and increased RNG production.

Revenue for the RNG segment for the year ended December 31, 2020 was $81.6 million compared to $73.3 million for the year ended December 31, 2019, an increase of $8.3 million, or 11%. Higher RNG prices, principally RINs, contributed $5.6 million to the positive variance; increases in RNG volumes sold contributed another $5.0 million. Construction revenue ($2.5 million decrease) and other immaterial factors accounted for the remaining change.

Net income for the RNG segment for the year ended December 31, 2020 was $30.5 million compared to $14.3 million for the year ended December 31, 2019, an increase of $16.1 million, or 113%. Higher RNG revenue (price and volume impacts), discussed above, contributed $10.1 million, and equity earnings in a nonconsolidated subsidiary contributed $5.4 million. The remainder was made up of immaterial items.

Net loss for the LFGTE segment for the year ended December 31, 2020 was $26.1 million compared to a net loss of $6.0 million for the year ended December 31, 2019. The decline was attributable to an increase in impairment of assets, partially offset by lower depreciation and amortization, at Aria’s LESPH subsidiary.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Comparison of the Years ended December 31, 2019 and 2018

The following table presents certain information relating to our operating results for the years ended December 31, 2019 and December 31, 2018 (in thousands)

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenue
Energy revenue	$120,489	$155,112	(34,623)	(22.3)%
Construction revenue	12,497	13,172	(675)	(5.1)%
Amortization of intangibles and below-market contracts	(3,669)	(3,119)	(550)	(17.6)%
Total revenue	129,317	165,165	(35,848)	(21.7)%
Cost of revenue
Cost of energy	73,537	79,899	6,362	8.0%
Cost of construction	11,902	12,596	694	5.5%
Depreciation, amortization and accretion	32,092	34,154	2,062	6.0%
Total cost of revenue	117,531	126,649	9,118	7.2%
Gross profit	11,786	38,516	(26,730)	(69.4)%
Impairment of assets	1,634	26,167	(24,533)	(93.8)%
General and administrative expenses	18,810	21,049	(2,239)	(10.6)%
Operating income (loss)	(8,658)	(8,700)	42	0.5%
Other income (expense)
Equity in income of joint ventures	4,378	3,260	1,118	34.3%
Interest expense, net	(22,053)	(20,431)	(1,622)	(7.9)%
Gain (loss) on swap contracts	(619)	1,727	(2,346)	(135.8)%
Loss on disposal of assets	—	(556)	556	100.0%
Other income (expense)	5	9	(4)	(44.4)%
Total other expenses	(18,289)	(15,991)	(2,298)	(14.4)%
Net loss	(26,947)	(24,691)	(2,256)	(9.1)%
Net income attributable to noncontrolling interest	84	67	(17)	(25.4)%
Net loss attributable to controlling interest	(27,031)	(24,758)	(2,273)	(9.2)%

Energy revenue

Revenue from energy related products decreased by $34.6 million, or 22.3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower RIN pricing and lower RNG production, lower power sale revenue and natural gas revenue. 2019 average index D3 RIN price was $1.15/gallon compared to $2.29/gallon in 2018.

Construction Revenue

Construction revenue decreased by $0.7 million, or 5.1%, to $12.5 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower construction activity and related capital expenditure incurred towards building new Mavrix RNG facilities.

Cost of Energy

Cost of energy related products decreased by $6.4 million, or 8.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower royalty resulting from lower RIN prices and lower RNG production partially offset by higher maintenance, contracted services and gas transportation expenses.

Cost of Construction

Cost of construction revenues decreased by $0.7 million, or 5.5%, to $11.9 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was in line with the decrease in construction revenue for the reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $2.1 million, or 6.0%, to $32.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was attributable primarily to lower amortization of gas rights.

Impairment expense

There were impairment charges recorded in 2019 of $1.6 million: $1.3 million was charged to intangible assets and the remaining was charged to property and equipment. An impairment charge of $26.2 million was recognized in 2018. Specifically, a $20.5 million impairment was charged to intangible assets and the remaining was charged to property and equipment.

General and Administrative Expenses

General and administrative expenses decreased by $2.2 million, or 10.6%, to $18.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was attributable primarily to lower debt forbearance and company sale expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $1.1 million, or 34.3%, to $4.4 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was attributable primarily to higher income from our Sunshine joint venture resulting from lower depreciation in 2019.

Interest Expense

Interest expense increased by $1.6 million, or 7.9%, to $22.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was attributable primarily to higher interest rates on LESPH debt due to the default.

Gain (loss) on Swap Contracts

Loss on swap contracts was $0.6 million for the year ended December 31, 2019, up from a gain of $1.7 million for the year ended December 31, 2018. This change was attributable primarily to termination of in the money interest rate swap and decreasing natural gas prices for natural gas swap.

Other Income

Other income includes unusual transactions not part of the ordinary course of doing business. There were no material items in other income during either year.

Non-controlling Interest

Income attributable to non-controlling interest was virtually unchanged at $0.0 million for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Adjusted EBITDA

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	$56,044	$—	$129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investments in joint ventures	14,579	1,449	—	16,028

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	$(5,966)	$(35,379)	$(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	$24,596	$(12,381)	$37,308

	For the year ended December 31, 2018
	RNG	LFGTE	Corporate	Total
Total revenue	$102,844	$62,321	$—	$165,165
Net income (loss)	41,304	(30,975)	(35,087)	(24,758)
EBITDA	48,085	(2,980)	(14,401)	30,704
Adjusted EBITDA	47,139	25,586	(12,422)	60,303
Total assets	157,825	282,906	24,973	465,704
Capital expenditures and investments in joint ventures	26,325	949	—	27,274

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2018
	RNG	LFGTE	Corporate	Total
Net income (loss)	$41,304	$(30,975)	$(35,087)	$(24,758)
Depreciation, amortization and accretion	6,781	27,995	52	34,828
Interest expense	—	—	20,634	20,634
EBITDA	48,085	(2,980)	(14,401)	30,704
Impairment of assets	—	26,167	—	26,167
Net derivative activity	(875)	—	(852)	(1,727)
Equity in income of joint ventures	(2,427)	(833)	—	(3,260)
Return on investment in joint ventures	1,800	3,232	—	5,032
Loss on disposal of assets	556	—	—	556
Debt forbearance costs	—	—	1,792	1,792
Costs related to sale of equity	—	—	1,039	1,039
Adjusted EBITDA	$47,139	$25,586	$(12,422)	$60,303

Adjusted EBITDA for the year ended December 31, 2019 was $37.3 million compared to $60.3 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA during 2019 as compared to 2018 was attributable primarily to declines in production and RNG pricing.

Revenue from RNG segment for the year ended December 31, 2019 was $73.3 million compared to $102.8 million for year ended December 31, 2018, a decrease of $29.5 million, or 29%. Lower RNG prices, principally RINs, contributed to $21.2 million to the negative variance; decrease in RNG volume sold contributed another $7.9 million. Other immaterial factors accounted for remaining change

Net income for RNG segment for the year ended December 31, 2019 was $14.3 million compared to $41.3 million for the year ended December 31, 2018, a decrease of $27.0 million or 65%. Lower RNG revenue (price and volume impacts), discussed above contributed to $29.1 million, and equity earnings in a nonconsolidated subsidiary contributed another $1.8 million to the negative variances partially offset by lower royalty linked to the revenue.

Revenue from LFGTE segment for the year ended December 31, 2019 was $56.0 million compared to $62.3 million for the year ended December 31, 2018, a decrease of $6.3 million or 10%. Lower pricing, primarily power commodity prices contributed to $5.0 million to the variance; decrease in electric production caused $0.5 million. Other immaterial factors accounted for the remaining change.

Net loss for LFGTE segment for the year ended December 31, 2019 was $6.0 million compared to a net loss of $31.0 million for the year ended December 31, 2018. The decrease in loss was attributable to lower impairment and depreciation and amortization in 2019, higher equity earnings in nonconsolidated subsidiaries compared to 2018, partially offset by lower revenue discussed above.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Liquidity and Capital Resources

Our principal liquidity requirements are to finance current operations, fund capital expenditures, including construction projects and acquisitions from time to time, and to service our debt. Historically, our operations were financed through internally generated cash flows as well as corporate and/or project-level borrowings, including tax equity investments, to satisfy our capital expenditure requirements. As a normal part of our business, depending on market conditions, we have from time to time considered opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated revenues, increased expenses, acquisitions or other events may cause the Combined Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all.

As of March 31, 2021, our available liquidity was $28.1 million. In addition, as of March 31, 2021, we had approximately $20.8 million of borrowing capacity remaining under our revolving credit facility as discussed in Note 7, Long-Term Debt, to our unaudited financial statements included elsewhere in this proxy statement. As of December 31, 2020, our available liquidity was $14.3 million. In addition, as of December 31, 2020, we had approximately $20.8 million of borrowing capacity remaining under our revolving credit facility as discussed in Note 7, Long-Term Debt, to our audited financial statements included elsewhere in this proxy statement.

As of both March 31, 2021 and December 31, 2020, we owed $138.0 million on the term loan B under our existing credit facility. The existing credit facility will be repaid and terminated in connection with the Business Combination.

Following the consummation of the Business Combination, the liquidity needs of the Combined Company will be determined based on the needs and strategy of the combined business, as discussed in the sections of this proxy statement entitled “Information about the Companies” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Archaea.”

Cash Flows

We use traditional measures of cash flow, including net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities, as well as cash available for distribution to evaluate our periodic cash flow results.

The following table reflects the changes in cash flows for the comparative periods (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by operating activities	$16,477	$791	$31,029	$20,725	$46,230
Net cash used in investing activities	(2,671)	(163)	(15,344)	(16,028)	(27,274)
Net cash used in financing activities	—	(1,525)	(8,509)	(12,630)	(26,798)
Total increase (decrease) in cash and cash equivalents	$13,806	$(897)	$7,176	$(7,933)	$(7,842)

Net Cash Provided by Operating Activities

The change to net cash provided by operating activities is driven primarily by RNG and power production, pricing, operating expenses, interest payment and changes in working capital. The change to net cash provided by operating activities for the three months ended March 31, 2021 is primarily driven by higher RNG production and higher RIN, power and natural gas commodity pricing. The change to net cash provided by operating activities for the three months ended March 31, 2020 is primarily driven by lower RIN pricing and RNG production.

The change to net cash provided by operating activities for the year ended December 31, 2020 is primarily driven by higher RNG production and higher RIN and REC pricing. The change to net cash provided by operating activities for the year ended December 31, 2019 is primarily driven by lower RNG production and RIN pricing.

Net Cash Used in Investing Activities

The change to net cash used by investing activities is primarily driven by capital expenditures incurred to build new facilities and to expand or improve existing facilities. The change to net cash used by investing activities for the three months ended March 31, 2021 is primarily driven by contributions to Mavrix for the construction of RNG Moovers project. The change to net cash used by investing activities for the three months ended March 31, 2020 is primarily driven by capital improvements at operating facilities.

The change to net cash used by investing activities for the year ended December 31, 2020 is primarily driven by contributions to Mavrix for the construction of South Shelby RNG plant and RNG Moovers. The change to net cash used by investing activities for the year ended December 31, 2019 is primarily driven by contributions to Mavrix for the construction of South Shelby RNG plant and capital improvements at KCLFG RNG facility.

Net Cash Used in Financing Activities

The change to net cash used by financing activities is primarily driven by distributions to shareholders allowed under the credit agreements, scheduled debt repayments, mandatory cash sweeps and withdrawal/repayment of the revolving credit facility. The change to net cash provided by financing activities for the three months ended March 31, 2021 is $0, as no debt was repaid and no distributions were made to shareholders during this period. The change to net cash provided by financing activities for the three months ended March 31, 2020 is primarily driven by $0.5 million repayment of term loan debt.

The change to net cash provided by financing activities for the year ended December 31, 2020 is primarily driven by $4.4 million repayment of term loan debt and a $4.0 million net repayment of the revolving credit facility. The change to net cash provided by financing activities for the year ended December 31, 2019 is primarily driven by $10.9 million of distributions to shareholders and $5.6 million repayment of term loan debt offset by $4.0 million withdrawal of the revolving credit facility.

Indebtedness

Aria Operating LLC currently has a credit facility, which includes a revolving credit facility and a term loan B. Outstanding letters of credit at March 31, 2021 were $19.4 million, all of which were undrawn. Outstanding letters of credit at December 31, 2020, 2019 and 2018 were $19.4 million, $21.3 million and $19.6 million, respectively, all of which were undrawn. Amount drawn under the revolving credit facility at March 31, 2021 was $0.0 million. Amounts drawn under the revolving credit facility at December 31, 2020, 2019 and 2018 were $0.0 million, $4.0 million and $0.0 million, respectively.

Amount outstanding under the term loan B at March 31, 2021 was $138.0 million. Amounts outstanding under the term loan B at December 31, 2020, 2019 and 2018 were $138.0 million, $142.4 million and $148.0 million, respectively.

The Term Loan B matures on May 27, 2022. Currently, Aria does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business. As discussed in note 2 to our financial statements, accordingly, the circumstances of the Term Loan B raise substantial doubt about Aria’s ability to continue as a going concern.

The existing credit facility will be repaid and terminated in connection with the Business Combination.

Long-term Debt

Our existing long-term debt consists of notes payable summarized below (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2019	2018
Note payable – due May 2022	137,978	137,978	146,385	148,018
Note payable – due October 2020	102,831	102,831	102,831	102,831
Total	240,809	240,809	249,216	250,849
Less: Current portion	103,331	102,831	106,738	108,463
Long term portion	137,478	137,978	142,478	142,386

In accordance with the associated credit agreement governing our existing credit facility, the above debt has a set minimum maturity schedule. The credit agreement also outlines various factors to achieve a target maturity schedule based on our future cash flows. The balance of the above debt matures under the two schedules as follows (in thousands):

Years Ending	Minimum Maturity Payments
2021	$102,831
2022	137,978
Total	240,809

Under its current credit agreements, Aria Operating LLC is subject to certain financial covenants including maintaining a Net Leverage Ratio and limitations on investments to nonconsolidated subsidiaries. We were in compliance with these financial covenants as of March 31, 2021 and as of December 31, 2020, 2019 and 2018.

Interest Rate Swap and Cap Agreements

We are exposed to certain risks in the normal course of our business operations. The main risks are those relating to the variability of future earnings and cash flows, which are managed through the use of derivatives. All derivative financial instruments are reported in the consolidated balance sheet at fair value.

In particular, interest rate swaps and interest rate caps are used to manage the risk associated with interest rate cash flows on variable rate borrowings.

Currently, we have no interest rate swaps. In 2020, Aria purchased an interest rate cap with a notional amount of $110.0 million and pays when the 1 month LIBOR rate exceeds 1.0%. The cap expires on May 31, 2022.

Natural Gas Swap Agreement

Aria has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007,200 MMBtu. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

	March 31, 2021	December 31
		2020	2019
Natural gas swap liability	$955	$1,268	2,514
	March 31, 2021	December 31
		2020	2019
Natural gas swap – unrealized gain (loss)	$110	$(40)	(619)
Natural gas swap – realized gain	—	1,286	745
Interest rate CAP – realized loss	—	(95)	—

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. As of March 31, 2021, we do not have any off-balance sheet arrangements or relationships with entities that are not consolidated into or disclosed on our financial statements that have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Related Party Transactions

Sales of operations and maintenance services, and sales of administrative and other services are made to, and services are purchased from, our 50% owned joint ventures for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	March 31		December 31
	2021	2020	2019	2018
Sales of construction services	$24	$9,983	12,497	13,172
Sales of operations and maintenance services	395	1,701	1,635	1,511
Sales of administrative and other services	98	409	382	336
Accounts receivable	452	332	299	411
Cost and estimated earnings in excess of billing	—	—	—	40

Critical Accounting Policies

Our discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed.

On an ongoing basis, we evaluate these estimates, utilizing historic experience, consultation with experts and other methods we consider reasonable. In any event, actual results may differ substantially from estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.

Our significant accounting policies are summarized in our audited consolidated financial statements included elsewhere in this proxy statement. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain.

Impairments of Long-Lived Assets

We evaluate property, plant and equipment and certain intangible assets for impairment whenever indicators of impairment exist. Examples of such indicators or events are:

•        significant decrease in the market price of a long-lived asset;

•        significant adverse change in the manner an asset is being used or its physical condition;

•        adverse business climate;

•        accumulation of costs significantly in excess of the amount originally expected for the construction or acquisition of an asset;

•        current-period loss combined with a history of losses or the projection of future losses; and

•        change in our intent about an asset from an intent to hold to a greater than 50% likelihood that an asset will be sold or disposed of before the end of its previously estimated useful life.

Long-lived assets, such as property, plant and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to our carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. We make considerable judgments in the impairment evaluations of long-lived assets; however, the fair value determination is typically the most judgmental part of an impairment evaluation.

We determine the fair value of a reporting unit or a long-lived asset (asset group) by applying the approaches prescribed under the fair value measurement accounting framework. Generally, the market approach and income approach are most relevant in the fair value measurement of our reporting units and long-lived assets; however, due to the lack of available observable market information in many circumstances, we often rely on the income approach. We develop the underlying assumptions consistent with its internal budgets and forecasts for such valuations. Additionally, we use an internal discounted cash flow valuation model (the “DCF model”), based on the principles of present value techniques, to estimate the fair value of our reporting units or long-lived assets under the income approach. The DCF model estimates fair value by discounting our internal budgets and cash flow forecasts, adjusted to reflect market participant assumptions, to the extent necessary, at an appropriate discount rate.

Management applies considerable judgment in selecting several input assumptions during the development of our internal budgets and cash flow forecasts. Examples of the input assumptions that our budgets and forecasts are sensitive to include macroeconomic factors such as growth rates, industry demand, inflation, exchange rates, power prices and commodity prices. Whenever appropriate, management obtains these input assumptions from observable market data sources and extrapolates the market information if an input assumption is not observable for the entire forecast period. Many of these input assumptions are dependent on other economic assumptions, which are often derived from statistical economic models with inherent limitations such as estimation differences.

Revenue Recognition

Electricity

We sell a significant portion of the electricity we generate under the terms of PPAs or other contractual arrangements which is included in energy related products revenue. Revenue is recognized upon the amount of electricity delivered at rates specified under the contracts. Most PPAs are accounted for as operating leases, have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives and we have elected the normal purchase normal sale exception for these contracts, for which we record revenue when electricity is delivered.

Another portion of our electricity is also sold through energy wholesale markets (NYISO, ISO-NE and PJM) into the day-ahead market. Revenue is recognized upon the amount of electricity delivered into the day-ahead market and recognized based on day-ahead market clearing prices.

We also sell our capacity into the month-ahead and three-year ahead markets in the wholesale markets noted above. Capacity revenues are recognized when contractually earned and consist of revenues billed to a third party at a negotiated contract price for making installed generation capacity available in order to satisfy system integrity and reliability requirements.

Gas

We sell the gas we generate pursuant to various contractual arrangements which is included in energy related products revenue. Gas sales are accounted for as operating leases, have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the gas is delivered to the customer.

Renewable Attributes

We also generate RECs as we process electricity. Certain of these energy credits are sold independently in an open market and revenue is recognized at the time production of the energy credit is recognized where an active market and a sales agreement exists for the credits. Revenue from the sale of RECs is included in energy related products revenue.

Aria generates renewable fuel credits called RINs. Pipeline quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of Aria’s RINs are generated by plants for which Aria has an offtake agreement to sell all of the outputs and are therefore accounted for as operating leases in, with revenue recognized when the fuel is produced and transferred to a third party.

Operation and Maintenance (“O&M”)

We provide O&M services at projects owned by third parties which are included in service revenue. Revenue for these services is recognized upon the services being provided in accordance with contractual arrangements primarily based on the production of electricity from the project.

Below-Market Contract Amortization

Through acquisitions, we have below-market contracts from PPAs and O&M agreements through acquisitions related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be less (more) than market that are being amortized to revenue over the remaining life of the underlying contract which is included in energy related products revenue.

Construction Type Contracts

We on occasion enter into contracts with affiliates to construct RNG projects. This contract revenue is recorded under the percentage completion method based on cost incurred to date as a percentage of the contract total which is included in service revenue. Revenues generated from these contracts amounted to $10.0 million, $12.5 million and $13.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Recent Accounting Pronouncements

See Note 3 (x) to our unaudited consolidated financial statements and Note 3 (x) and 3 (y) to our audited consolidated financial statements included elsewhere in this proxy statement for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to several market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with our power generation or with an existing or forecasted financial or commodity transaction. The types of market risks we are exposed to are commodity price risk, specifically electricity and renewable natural gas, interest rate risk, liquidity risk, and credit risk.

Interest Rate Risk

We are exposed to fluctuations in interest rates through our issuance of variable rate debt. Exposures to interest rate fluctuations may be mitigated by entering into derivative instruments known as interest rate swaps, caps, collars and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument. Our risk management policies allow us to reduce interest rate exposure from variable rate debt obligations.

We enter into interest rate swaps, which are intended to economically hedge the risks associated with interest rates on non-recourse project level debt. For accounting purposes these interest swaps do not qualify for hedge accounting and are recorded at fair value on the consolidated balance sheet with changes in fair value recognized in profit or loss in the consolidated statement of comprehensive income.

We have long-term debt instruments that subject us to the risk of loss associated with movements in market interest rates.

Liquidity Risk

Liquidity risk arises from the general funding needs of our activities and in the management of our assets and liabilities.

Counterparty Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. We monitor and manage credit risk through credit policies that include: (i) an established credit approval process, and (ii) the use of credit mitigation measures such as prepayment arrangements or volumetric limits. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We seek to mitigate counterparty risk by having a diversified portfolio of counterparties.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations of ARCHAEA

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

Company History

Archaea was founded in November of 2018 and aims to partner with landfill owners to harness the power of their landfill gas. Archaea looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Through March 31, 2021, Archaea has been primarily engaged in the development of “high-Btu” biogas facilities which upgrade landfill gas to pipeline quality specification RNG. This RNG provides a renewable fuel source for our partners to decarbonize their current fossil natural gas infrastructures. Archaea has entered into various landfill biogas right agreements with certain landfill owners for the construction and operation of high-Btu biogas facilities.

Archaea had not commenced principal operations within the biogas industry as of March 31, 2021 and has incurred significant expenditures for the design and development of several biogas facilities. Archaea’s activities are subject to certain risks and uncertainties, including the ability to raise additional working capital to complete the biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

Acquisitions

Bernie

On September 14, 2019, Archaea completed the purchase of BioFuels San Bernardino Biogas, LLC (“Bernie”) to acquire the landfill gas rights agreements with two landfills located in San Bernardino County, California. In connection with these agreements, Bernie has also entered two leases for land use with San Bernardino County whereby it expects to construct and develop two biogas facilities as part of Archaea’s strategic plan to convert landfill gases into renewable energy sources.

Big Run

On November 10, 2020, Archaea acquired all of the outstanding membership interests of Big Run, a high-Btu facility that was not properly commissioned to process landfill gas to pipeline specification renewable natural gas in Ashland, Kentucky As of March 31, 2021, this facility was not operational, but reached commercial operations on April 7, 2021.

GCES

On January 14, 2020 Archaea purchased a controlling position of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems.

PEI

On December 21, 2020, Archaea entered into a membership interest purchase and sale agreement for the acquisition by Archaea of all of the outstanding membership interests of PEI Power LLC (“PEI”) contingent on FERC 203 approval. PEI is a biogas fuel combustion power generating facility with a combined capacity of approximately 70 MW located in Archbald, PA. As of March 31, 2021, Archaea had not yet closed on the acquisition of PEI. On April 6, 2021, Archaea completed the acquisition of PEI.

Project Assai

On January 6, 2020, Archaea began development of its Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, PA, in the Scranton metro area. Project Assai is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world. See, “Information about the Combined Company.” On January 15, 2021, Assai Energy entered into a senior secured note purchase agreement with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes (the “3.75% Notes”). Interest on the 3.75% Notes is payable quarterly in arrears on each payment date, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy entered into an additional senior secured note purchase agreement with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes (the “4.75% Notes” and, together with the 3.75% Notes, collectively the “Assai Notes”). Interest on the 4.75% Notes is payable quarterly in arrears on each payment date, and the 4.75% Notes mature on September 30, 2041. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai. Archaea expects Project Assai to commence initial operations by January 2022, with further capacity scaling up over time thereafter.

The Business Combinations and Public Company Costs

On April 7, 2021, RAC entered into the Business Combination Agreements with Aria and Archaea Seller and the other parties thereto, pursuant to which, among other things, (i) Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) Archaea Merger Sub will merge with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders is expected to be approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures. The Archaea Closing Merger Consideration will consist of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock at a value of $10.00 per share.

Following the Closing, RAC will retain its “up-C” structure, whereby all of the equity interests in Aria and Archaea will be held by RAC Buyer, all of the equity interests in RAC Buyer will be held by RAC Intermediate, all of the equity interests in RAC Intermediate will be held by RAC Opco and RAC’s only assets will be its equity interests in RAC Opco. Following the Closing, RAC will be renamed Archaea Energy Inc., which is referred to herein as the Combined Company.

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

As a consequence of the Business Combinations, the Combined Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company is expected to incur additional annual expenses as a public company that Archaea did not historically incur to date for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Results of Operations

Comparability of Financial Information

Archaea’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combinations and Archaea’s and the Combined Company’s ongoing development activities. Archaea was formed in November of 2018 and did not have significant assets, liabilities or operations until its acquisition of Bernie in September of 2019 and its subsequent acquisitions in 2020 and 2021 as described above. As a result, it has limited operating history in both 2018 and 2019, and no prior period comparable information for 2018 is available to be presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Archaea.”

Basis of Presentation

Prior to the GCES acquisition in 2020, Archaea managed its business with only the RNG segment. All information presented in Archaea’s consolidated financial statements for years prior to 2020 is attributable to the RNG segment. Following the GCES acquisition in 2020, Archaea reports segment information in two segments: RNG and GCES. Archaea currently manages its RNG segment as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. The RNG segment has several projects under construction and had not yet generated revenue as of March 31, 2021. As noted above, GCES was acquired by Archaea in January 2020 as a complementary operation to provide cost savings in association with the construction of its plants due to GCES’s specialization in manufacturing customized pollution control systems. While the RNG segment is a customer of GCES, GCES also has external third-party customers. Two customers of the GCES segment comprised 27% and 20% of Archaea’s consolidated revenues during the year ended December 31, 2020 and 22% and 10% during the three months ended March 31, 2021. Archaea had no external customers during the years ended December 31, 2019 and 2018.

Key Factors Affecting Operating Results

Archaea believes that its performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section of this proxy statement entitled “Risk Factors —Risks Related to the Business and Industry of the Combined Company.”

Successful Development and Operation of Archaea’s Projects

Archaea’s business strategy includes growth primarily through the procurement of landfill gas rights to develop new LFG projects, the acquisition and expansion of existing LFG projects or conversion of projects from electricity to RNG production. Archaea is also actively considering expansion into other lines of business, including anaerobic digesters, carbon sequestration, producing on-site renewable electricity for its projects and the production of low or negative CI renewable hydrogen.

Historically, Archaea’s revenues have been derived primarily from its GCES segment through the sale of customized pollution control systems to third party customers. As Archaea’s RNG and other projects come online it expects that a majority of its revenues will be generated from the sale of RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that are derived from these products. Following the Business Combinations, until the Combined Company can generate sufficient revenue from RNG, renewable electricity and Environmental Attributes, the Combined Company is expected to primarily finance its operations and project development activities with committed financing in place. After the closing of the Business Combinations, proceeds from the Business Combinations, including the proceeds from the PIPE Investment, as well as the Secured Term Loan discussed below under “Liquidity and Capital Resources — Contractual Obligations — Long Term Debt,” will be the primary source of growth. The amount and timing of the Combined Company’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s acquisitions and project development efforts.

Market Trends

Archaea’s future revenues will depend to a substantial degree upon the demand for RNG, renewable electricity and Environmental Attributes, all of which are affected by a number of factors outside Archaea’s control. Archaea believes that it substantially mitigates its exposure to market-based pricing fluctuations by selling RNG primarily under long-term off-take agreements with fixed pricing to counterparties with strong credit profiles. The credit profiles of the buyers of Archaea’s RNG are subject to change and are outside of Archaea’s control. Archaea’s future expenses will depend to a substantial degree upon electricity prices and the costs of raw materials and labor. These costs, too, are subject to a number of factors outside Archaea’s control.

Regulatory Landscape

Archaea operates in an industry that is subject to and benefits from environmental regulations. Government policies can increase the demand for Archaea’s products by providing market participants with incentives to purchase RNG, renewable electricity and Environmental Attributes. These government policies are continuously being modified, and adverse changes in such policies could have the effect of reducing the demand for Archaea’s products. Government regulations applicable to Archaea’s renewable energy projects have generally become more stringent over time. Complying with any new government regulations may result in significant additional expenses or related development costs for Archaea.

Impacts of COVID-19

To date, the COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruptions in the financial markets both globally and in the United States.

In response to the COVID-19 pandemic and related mitigation measures, Archaea began implementing changes in its business in March 2020 to protect its employees and customers, and to support appropriate health and safety protocols. These measures resulted in additional costs, which Archaea expects will continue through 2021 as it continues to work to address employee safety. As of the date of this proxy statement, such business changes and additional costs have not been, individually or in the aggregate, material to Archaea. Archaea is considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and the various state or local jurisdictions in which Archaea operates.

Certain third parties with whom Archaea engages, including its project partners, third-party manufacturers and suppliers, and regulators with whom Archaea conducts business have adjusted their operations and are assessing future operational and project needs in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, Archaea’s ability to conduct its business in the manner and on the timelines presently planned could be materially and adversely affected. The pandemic could also cause disruptions in its supply chain due to transportation delay, travel restrictions, raw material cost increases and shortages and closures of businesses or facilities. It may also cause delays in construction and other capital expenditures at Archaea’s projects, in obtaining regulatory approvals and in collections of Archaea’s receivables for its products and services.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the extent and effectiveness of containment actions and the impact of these and other factors on Archaea’s employees, customers, suppliers, and distributors.

Key Components of Results of Operations

Revenue

Archaea’s revenues have historically been comprised of sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in 2020. Prior to the GCES acquisition in 2020, Archaea did not have material revenues.

Expenses

Archaea’s expenses have historically been comprised of costs of operations and general and administrative expenses. Cost of operations consists primarily of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing, all related to our GCES business.

General and administrative expenses consist primarily of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in Archaea’s executive, finance, human resource and administrative departments and fees for third-party professional services, including consulting, legal and accounting services. In addition, Archaea allocates a portion of overhead costs which include lease expense, utilities and worker’s compensation premiums to the general and administrative department expense based on headcount. No depreciation or amortization expense is allocated to general and administrative expense.

Archaea expects its general and administrative expenses to increase for the foreseeable future as Archaea scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Comparison of Results of Operations for the Three Months Ended March 31, 2021 and 2020

	Three months ended March 31,
	2021	2020	$ Change
Revenue
Equipment sales	$1,525,944	$775,561	750,383
Services	127,985	13,578	114,407
Total revenue	1,653,929	789,139	864,790

Cost of operations:
Cost of operations	1,160,739	549,412	611,327
Depreciation and amortization	48,750	31,312	17,438

Total cost of operations	1,209,489	580,724	627,765

Gross profit	444,440	208,415	236,025
General and administrative expenses	3,158,310	1,091,920	2,066,390

Operating loss	(2,713,870)	(883,505)	(1,830,365)
Other income (expense)
Other income	220,999	22,701	198,298
Interest expense	(5,664)	—	(5,664)
Total other income (expense)	215,335	22,701	192,634

Net loss	(2,498,535)	(860,804)	(1,637,731)

Net loss attributable to noncontrolling interest	(85,691)	(31,407)	54,284

Net loss attributable to controlling interest	$(2,412,844)	$(829,397)	$(1,583,447)

Revenue

Archaea’s revenue in the three months ended March 31, 2021 and 2020 resulted primarily from sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in January 2020. The increase in revenue in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 was primarily attributable to the increase in equipment order intake through the later part of 2020 and early 2021. These orders allowed for higher plant loading, which increased revenues in 2021.

Cost of Operations

Archaea’s cost of operations in the three months ended March 31, 2021 and 2020 was primarily composed of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing, all related to our GCES business. The increase in cost of operations in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 was primarily attributable to the increase in equipment order intake through the later part of 2020 and early 2021. The orders allowed for higher plant loading resulting in increased costs. The increase in general and administrative expenses in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 was primarily attributable to was primarily attributable to the expansion of our workforce and increased growth across the Archaea business lines.

Comparison of Results of Operations for the Years Ended 2020 and 2019

	Years ended December 31,
	2020	2019	$ Change
Revenue
Equipment sales	$6,133,853	$—	6,133,853
Services	389,393	—	389,393
Total revenue	6,523,246	—	6,523,246

Cost of operations:
Cost of operations	4,751,766	—	4,751,766
Depreciation and amortization	137,183	389	136,794

Total cost of operations	4,888,949	389	4,888,560

Gross profit (loss)	1,634,297	(389)	1,634,686
General and administrative expenses	4,372,003	1,562,941	2,809,062

Operating loss	(2,737,706)	(1,563,330)	(1,174,376)
Other income (expense)
Other income	521,071	—	521,071
Interest expense	(20,001)	—	(20,001)
Interest income	236	—	236
Total other income (expense)	501,306	—	501,306

Net loss	(2,236,400)	(1,563,330)	(673,070)

Net income attributable to noncontrolling interest	236,172	—	236,172

Net loss attributable to controlling interest	$(2,472,572)	$(1,563,330)	$(120,002)

Revenue

Archaea’s revenue in 2020 was primarily attributable to sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in 2020. Archaea’s other income in 2020 was primarily attributable to the forgiveness of GCES’s Paycheck Protection Program (the “PPP”) loan as discussed below under “Liquidity and Capital Resources — Paycheck Protection Program Loans.”

Cost of Operations

Archaea’s cost of operations in 2020 was primarily attributable to personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing, all related to our GCES business. The increase in general and administrative expenses from 2019 to 2020 was primarily attributable to the expansion of our workforce and increased growth across the Archaea business lines.

Liquidity and Capital Resources

Archaea has historically funded its operations and growth with equity and debt financing. As of December 31, 2020, Archaea had approximately $1.5 million of cash and cash equivalents. Subsequent to year end, Archaea raised an additional $133.4 million from the private placement of the Assai Notes to fund the PEI acquisition and Project Assai. As of March 31, 2021, Archaea had approximately $24.9 million of cash and cash equivalents.

Archaea believes that its cash on hand following the consummation of the Business Combinations, including the proceeds from the PIPE Investment and the Secured Term Loan under the new credit facility, will total approximately $364 million, assuming that no Public Stockholders exercise their Redemption Rights (i.e., “Scenario 1” described under “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement, and subject to the other assumptions, qualifications and limitations described thereunder). In addition, the Combined Company is expected to have borrowing capacity of up to $120 million under the new credit facility’s revolver. See “Proposal No. 1 — The Business Combination Proposal — New Credit Facility” and “— Sources and Uses”. Alternatively, assuming that Public Stockholders exercise their Redemption Rights with respect to a maximum of 21.6 million shares of Class A Common Stock prior to the consummation of the Business Combinations at a redemption price of approximately $10.00 per share, or $216.0 million in cash (i.e., “Scenario 2” described under “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement, and subject to the other assumptions, qualifications and limitations described thereunder), the amount of cash available could be reduced by up to $216 million.

In either case, we expect that the Combined Company’s available cash upon consummation of the Business Combination, together with its other assets, expected cash flows and borrowing capacity, will be sufficient to meet the Combined Company’s cash requirements for a period of at least twelve months following the date of this proxy statement and thereafter. After funding its working capital requirements, available cash is expected to be used to fund debt repayment and other contractual commitments. Excess cash thereafter would be used to fund capital investments to continue to grow the Combined Company’s business. Reductions in available cash, whether due to the Public Stockholders’ exercise of their Redemption Rights or otherwise, may reduce the Combined Company’s ability to make capital investments and may require changes to the Combined Company’s growth plan in the discretion of the Combined Company’s management and board of directors. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

If the Combined Company’s growth plan changes, it may seek additional capital through equity offerings or debt financings. The amount and timing of Archaea’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s project development efforts. The Combined Company may be unable to obtain any such additional financing on acceptable terms or at all. The Combined Company’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, the Combined Company could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm its business, prospects, financial condition and operating results.

Project Assai

As noted above under “— Overview — Acquisitions — Project Assai,” on January 6, 2020, Archaea began development of its Project Assai biogas project. Also as noted above, on January 15, 2021 and April 5, 2021, Assai Energy entered into a senior secured note purchase agreements for the purchase of the $72,542,000 in principal amount of 3.75% Notes and $60,828,000 in principal amount of its 4.47% Notes. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai. Archaea expects Project Assai to commence initial operations by January 2022, with further capacity scaling up over time thereafter.

These funds are committed and are expected to fully fund the development of the Project Assai, which is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world.

PPP Loans

During 2020, Archaea received a $200,500 loan from the U.S. Small Business Administration (“SBA”) as provided for under the PPP established in accordance with the Coronavirus Aid, Relief, and Economic Security Act signed into law on March 27, 2020. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to Archaea. In April 2021, Archaea received notification from the lending institution that the full amount of the PPP loan had been forgiven. The amount of the proceeds received under this loan at December 31, 2020 is reflected in Archaea’s consolidated balance sheets as other long-term liability.

Additionally, Archaea received a separate PPP loan for the benefit of GCES in the amount of $490,500 loan from the SBA. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan in December 2020. This loan was forgiven during the year ended December 31, 2020. The forgiveness of the loan was recorded through other income during the year ended December 31, 2020.

Historical Cash Flows for the Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020
Cash used in operating activities	$(2,358,276)	(1,098,801)
Cash used in investing activities	(32,345,420)	(9,093,637)
Cash provided by financing activities	58,074,926	11,500,000
Net increase in cash and cash equivalents	23,371,230	1,307,562

Cash Used in Operating Activities

Archaea’s cash flows used in operating activities to date have been primarily comprised of costs related to biogas development and operations at GCES along with general and administrative expenses.

Archaea’s cash used in operating activities of $2.4 million for the three months ended March 31, 2021 was primarily related to a net loss of $2.4 million. Changes in working capital accounts were not significant.

Archaea’s cash used in operating activities of $1.1 million for the three months ended March 31, 2020 was comprised of a net loss of $0.8 million and negative changes in working capital of $0.3 million.

Archaea expects that cash flows provided by its RNG projects that are expected to come online in the second quarter of 2021 will offset the increases in its cash used in operating activities that are expected to result from related increases in hiring.

Cash Used in Investing Activities

Archaea continues to experience negative cash flows from investing activities as it expands its business and develops its projects.

Cash used in investing activities of $32.3 million for the three months ended March 31, 2021 was primarily attributable to capital expenditures related to construction in progress at Archaea’s various plants primarily related to Project Assai.

Cash used in investing activities of $9.1 million for the three months ended March 31, 2020 was primarily comprised of acquiring a majority position in GCES and landfill gas rights at Project Assai.

Cash Provided by Financing Activities

Through March 31, 2021, Archaea financed its operations primarily through the sale of equity securities and debt financing.

Cash provided by financing activities of $58.1 million for the three months ended March 31, 2021 was related to borrowings from long-term debt under the 3.75% Notes.

Cash provided by financing activities of $11.5 million for the three months ended March 31, 2020 was comprised of equity financing.

Historical Cash Flows for the Years Ended 2020 and 2019

	Years ended December 31,

	2020	2019
Cash used in operating activities	$(5,833,942)	(1,334,557)
Cash used in investing activities	(42,319,579)	(592,485)
Cash provided by financing activities	49,226,407	2,350,000
Net increase in cash and cash equivalents	1,072,886	422,958

Cash Used in Operating Activities

Archaea’s cash flows used in operating activities to date have been primarily comprised of costs related to biogas development and operations at GCES.

Archaea’s cash used in operating activities of $5.8 million in 2020 was comprised of a net loss of $2.5 million, changes in accounts receivable of $1.4 million, prepaid expenses and changes in other current assets of $2.8 million offset by changes in liabilities of $0.9 million.

Archaea’s cash used in operating activities of $1.3 million in 2019 was comprised of a net loss of $1.6 million offset by deferred salaries of $0.2 million and changes in accrued and other expense of $0.1 million

Archaea expects that cash flows provided by its RNG projects that are expected to come online in the second quarter of 2021 will offset the increases in its cash used in operating activities that are expected to result from related increases in hiring.

Cash Used in Investing Activities

Archaea continues to experience negative cash flows from investing activities as its expands its business and develops its projects. Cash used in investing activities primarily relate to Archaea’s acquisitions of businesses and landfill gas development rights.

Cash used in investing activities of $42.3 million in 2020 was primarily attributable to capital expenditures related to construction in progress at Archaea’s various plants, the acquisition of GCES, the acquisition of biogas rights, the acquisition of Big Run, the escrow deposit related to the acquisition of PEI.

Cash used in investing activities of $0.6 million in 2019 was primarily attributable to the acquisition of Biofuels San Bernardino Biogas, LLC as well as capital expenditures at Archaea’s biogas projects.

Cash Provided by Financing Activities

Through December 31, 2020, Archaea financed its operations primarily through the sale of equity securities and debt financing.

Cash provided by financing activities of $49.2 million in 2020 was primarily comprised of $16.4 million in long-term borrowings and $32.5 million in equity financing.

Cash provided by financing activities of $2.4 million in 2019 was primarily comprised of equity financing.

Contractual Obligations

The following table summarizes Archaea’s contractual obligations as of March 31, 2021.

		Payments Due by Periods
	Total	< 1 year	1 – 3 years	3 – 5 years	> 5 years
Operating leases	$668,910	$421,232	247,678	0	0
Long-term debt	75,594,073	4,109,191	17,505,382	22,038,500	31,941,000
Total contractual obligations

Operating Leases

During 2013, GCES entered into a facility lease for its company headquarters with two of its minority owners. During 2020, GCES paid $210,000 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month. Lease expense under this arrangement was $210,000 during 2020. The GCES facilities are also owned by two minority owners of GCES, thereby causing this lease to be a related party transaction.

Archaea entered into a warehouse lease in Dunmore, PA during 2020 for a 1-year term for $8,500 per month. During 2020, Archaea paid $34,000 under this lease. The lease expires in September 2021 and requires a monthly payment of $8,500.

Archaea also entered into an office in Philadelphia, PA during 2021 for a 3-year term for approximately $6,600 per month. In March 2021, Archaea entered into an office lease in Canonsburg, PA for a 1-year term for $8,100 per month. Although no amounts were included with respect to these office leases in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule included in Archaea’s consolidated financial statements included elsewhere in this proxy statement.

Line of Credit

Archaea has in place a revolving line of credit agreement with Comerica Bank (“Comerica”) that provides for maximum borrowings of $3 million as of March 31, 2021. The outstanding principal balance of each advance is subject to interest at a rate based on the one-month LIBOR rates quoted by Comerica plus 4.5%. At March 31, 2021 the outstanding balance on the line of credit was approximately $1.5 million. On April 19, 2021, the maximum borrowings under this credit facility were increased to $8 million.

Long Term Debt

On November 10, 2020, Archaea Holdings, LLC, a wholly-owned subsidiary of Archaea Seller (“Archaea Holdings”), and Big Run entered into a promissory note with Comerica and with Noble Environmental, Inc. (“Noble”) as the guarantor, pursuant to that certain credit agreement by and between Comerica, as the lender, and Archaea Holdings and Big Run, as the borrowers (the “Big Run Credit Agreement”).

Pursuant to the Big Run Credit Agreement, Comerica has made available to the borrowers a $5,000,000 secured specific advance facility loan (the “SAF Loan”) and $12,000,000 secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%, which was 5.5% as of March 31, 2021. In addition to the Term Loan and the SAF Loan, Comerica has also made available to the borrowers a corporate credit card account with a credit limit of $500,000 for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement under the Big Run Credit Agreement is November 10, 2024.

Noble, which is a minority interest owner of Archaea, guarantees Archaea’s obligations under the Big Run Credit Agreement. In consideration of Noble furnishing the Noble Guaranty, Noble has required that Archaea Holdings and Big Run incur a guaranty fee in an amount equal to 20% of the face value of the guaranteed obligation, which accrues interest at an interest rate of 20% per annum, compounding monthly. See “Certain Relationships and Related Party Transactions — Archaea’s Related Party Transactions” elsewhere in this proxy statement.

As of March 31, 2021, Archaea received total proceeds of $16,994,492 in connection with the Big Run Credit Agreement. The proceeds of the indebtedness under the Bank Credit Agreement are intended to fund the acquisition and recommissioning of Big Run as well as general & administrative expenses. Total interest expense incurred under the SAF Loan, the Term Loan and the Noble Guaranty as of March 31, 2021 was $1,078,227. This interest has been capitalized during the construction period of the Big Run facility.

Significant Accounting Policies

This management’s discussion and analysis of financial condition and results of operations of Archaea is based on Archaea’s consolidated financial statements. Archaea’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). For a discussion of Archaea’s significant accounting policies, see “Note 1, Summary of Significant Accounting Policies” to Archaea’s consolidated financial statements appearing elsewhere in this proxy statement.

Critical Accounting Policies and Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in Archaea’s financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the financial statements. Archaea identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of Archaea’s financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. Archaea’s critical accounting policies are associated with revenue recognition and acquisition accounting and the judgment used in determining the fair value of identified assets acquired and liabilities assumed.

Revenue Recognition

Archaea recognizes revenue in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which Archaea expects to be entitled in exchange for those goods or services.

Archaea’s revenues are comprised of sales of customized pollution control equipment (“Equipment”) and maintenance agreements services (“Services”) provided solely by the GCES operating segment. All revenue is recognized when (or as) Archaea satisfies its performances obligation(s) under the contract (either implicit or explicit) by transferring the promised product or service either when (or as) its customer obtains control of the product or service.

Archaea’s performance obligations related to the sales of Equipment are satisfied over time because Archaea’s performance under each customer contract produces (1) an asset with no alternative future use to Archaea, because each Equipment solution is customized to the specific needs and design specifications for each customer and (2) Archaea has enforceable right to payment under the customer termination provisions for convenience. Archaea measures progress these arrangements using an input method based on costs incurred.

Archaea’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the Archaea’s as it performs. Archaea elected to recognize the sales of Services using the as-invoiced practical expedient. For the year ended December 31, 2020 and the three months ended March 31, 2021, 100% of Archaea’s revenues were recognized over time.

For the year ended December 31, 2020 and the three months ended March 31, 2021 there were no RNG sales as Archaea was in the process of constructing the biogas facilities.

Acquisition Accounting

Archaea applies ASC 805, Business Combinations, when accounting for acquisitions, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values at acquisition date. Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment and intangible assets consisting of trade names and customer relationships. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. Archaea evaluates all available information, as well as all appropriate methodologies, when determining the fair value of assets acquired and liabilities assumed in a business combination. In addition, once the appropriate fair values are determined, Archaea must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.

Recent Accounting Pronouncements

For a description of Archaea’s recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see “Note 2, Recently Issued and Adopted Accounting Standards” to Archaea’s consolidated financial statements appearing elsewhere in this proxy statement.

Off-Balance Sheet Arrangements

As of March 31, 2021, Archaea did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

Archaea does not believe that inflation had a material impact on its business, revenues or operating results during the periods presented.

RAC Current Management and Board of Directors

Officers and Directors

Our officers, directors and director nominees are as follows:

Name	Age	Position
Daniel Joseph Rice, IV*	40	Chief Executive Officer and Director
J. Kyle Derham*	34	Chief Financial Officer and Director
James Wilmot Rogers*	41	Chief Accounting Officer
Kathryn Jackson	63	Independent Director
Joseph Malchow	35	Independent Director
James Torgerson	68	Independent Director

____________

*        Denotes an executive officer.

Daniel Joseph Rice, IV — Chief Executive Officer and director. Mr. Rice has over 15 years of experience in the energy industry. Mr. Rice is also the Chief Executive Officer and a director of Rice II. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy from October 2013 through the completion of its acquisition by EQT in November 2017. Prior to his role as Chief Executive Officer, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream Partners, which was acquired by EQT Midstream Partners, LP for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Mr. Rice currently serves on the board of directors of EQT, and he recently joined the board of Whiting Petroleum in August 2020. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc.

J. Kyle Derham — Chief Financial Officer and director. Mr. Derham is a Partner of Rice Investment Group. Mr. Derham is also the President, Chief Financial Officer and a director nominee of Rice II. Mr. Derham, as part of the Rice team, led the shareholder campaign in 2019 to revamp the strategic direction of EQT and elect a majority slate of director candidates to the board of EQT. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and currently serves as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy and Rice Midstream from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank.

James Wilmot Rogers — Chief Accounting Officer. Mr. Rogers is also the Chief Accounting Officer of Rice II. Mr. Rogers served as Senior Vice President and Chief Accounting Officer & Administrative Officer, Treasurer of Rice Energy from April 2011 through November 2017. Mr. Rogers led accounting, tax and human resources functions for Rice Energy, Rice Midstream and its numerous joint ventures and joint venture companies. Mr. Rogers oversaw such functions through two initial public offerings in a single calendar year (Rice Energy in January 2014 and Rice Midstream in December 2014) and through numerous asset and corporate level acquisitions totaling more than $10 billion in asset value. He also has numerous years in public accounting experience, having worked at both Ernst & Young and PricewaterhouseCoopers.

Dr. Kathryn Jackson — Independent director. Dr. Kathryn Jackson, one of our independent directors, is an accomplished executive leader with a highly successful career in electricity generation, energy system operations and technology management. Dr. Jackson served as Director of Energy and Technology Consulting for KeySource, Inc. from October 2016 to May 2021. Prior to this role, Dr. Jackson has served as President and Chief Technology Officer for RTI International Metals, Chief Technology Officer and Senior Vice President for Research and

Technology for Westinghouse Electric Company, LLC, and Executive Vice President of River System Operations and Environment for the Tennessee Valley Authority. Dr. Jackson serves on the board of directors of Portland General Electric, Cameco Corporation and EQT. Dr. Jackson previously served on the board of directors of Rice Energy from April 2017 until its acquisition by EQT. Dr. Jackson holds advanced degrees in engineering, industrial engineering, and public policy from Carnegie Mellon University and the University of Pittsburgh.

Joseph Malchow — Independent director. Mr. Malchow, one of our independent directors, is the Founding General Partner at HNVR Technology Investment Management in Menlo Park, California, a Seed and Series A venture capital firm. The firm supports software entrepreneurs in fields including artificial intelligence, developer tooling, low code business logic, data and computing infrastructure, cybersecurity for enterprise, government, and people, and SaaS in a number of specific verticals including finance and credit, freight and logistics, national security and defense technology, and construction. Mr. Malchow also sits on the Board of Enphase Energy, Inc., a global energy technology company. Mr. Malchow earned an A.B. from Dartmouth College in 2008. He later studied at the law and business schools of Stanford University, receiving a J.D. in 2013.

James Torgerson — Independent director. Mr. Torgerson, one of our independent directors, was the Chief Executive Officer of Avangrid, Inc., a public utility company with $35 billion of assets, from December 2015 until June 2020. Prior to that role, Mr. Torgerson served as President and Chief Executive Officer of UIL Holdings Corporation beginning in 2006. Prior to 2006, Mr. Torgerson was President and Chief Executive Officer of Midcontinent Independent System Operator, Inc. Mr. Torgerson served as the chair of the board of directors of the American Gas Association and serves as a trustee of the Yale-New Haven Hospital and as a trustee of Yale New Haven Health System. Until his retirement in June 2020, he served on the board and as an executive committee member of the Edison Electric Institute (“EEI”). Mr. Torgerson also co-chaired EEI’s Board Committee for Reliability, Security and Business Continuity, which included responsibility related to cyber security for the EEI member utilities. Mr. Torgerson, prior to his retirement, was also a member of the Electricity Sub-sector Coordinating Council (“ESCC”), that coordinates with the federal government on physical and cyber security and natural disasters impacting the electric grid.

The Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors elected prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Kathryn Jackson and J. Kyle Derham, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Joseph Malchow and Daniel Joseph Rice, IV, will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of James Torgerson, will expire at our third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Pursuant to the Existing Charter, holders of the Founder Shares have the right to elect all of our directors prior to consummation of our initial business combination and holders of the Public Shares do not have the right to vote on the election of directors during such time. These provisions of the Existing Charter may only be amended if approved by a majority of at least 90% of the Common Stock voting at a stockholder meeting.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Board is authorized to appoint persons to the offices set forth in the Existing Bylaws as it deems appropriate. The Existing Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Board.

Director Independence

The NYSE listing standards require that a majority of the Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Board has determined that Kathryn Jackson, Joseph Malchow and James Torgerson are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us.

Our executive officers and directors are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our officers or directors or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by RAC to its officers and directors, or any of their respective affiliates, prior to completion of the initial business combination.

After the completion of the initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the resulting Combined Company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation or tender offer materials (as applicable) furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Company to our directors or members of our management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the initial business combination will be a determining factor in our decision to proceed with any potential business combination.

We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the Board.           serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Kathryn Jackson, Joseph Malchow, and James Torgerson are independent.

           serves as chair of the audit committee. Each member of the audit committee is financially literate and our Board has determined that James Torgerson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

           serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Kathryn Jackson, Joseph Malchow, and James Torgerson are independent.            serves as chair of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance are           .            serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the Board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•        developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of RAC; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

Our nominating and corporate governance committee recommends to the Board candidates for nomination for election at the annual meeting of the stockholders. The Board also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in the Existing Bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders. Prior to the Business Combinations, holders of our Public Shares do not have the right to recommend director candidates for nomination to our Board.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more officers serving on our Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. You will be able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices at 102 East Main Street, Second Story, Carnegie, Pennsylvania or by telephone at (713) 446-6259. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.

Conflicts of Interest

Members of the Sponsor, as well as Rice Investment Group and its portfolio companies may compete with us for acquisition opportunities. If they decide to pursue any such opportunity, we may be precluded from procuring such opportunities. Neither members of the Sponsor nor members of our management team who are members of the Sponsor have any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of RAC. Members of the Sponsor and our management, in their other endeavors, may be required to present potential business combination opportunities to other entities before they present such opportunities to us.

In addition, members of the Sponsor, as well as Rice Investment Group and its portfolio companies, may sponsor other blank check companies similar to ours during the period in which we are seeking an initial business combination, and members of our management team may participate in such blank check companies. In particular, an affiliate of Rice Investment Group has formed Rice II, a blank check company like RAC that was formed to consummate an initial business combination. Like us, Rice II intends to focus its search for a target business in the energy transition or sustainability arena. As of the date of this filing, Rice II has not completed its initial public offering and does not have a class of securities registered under the Exchange Act. Any such companies, including Rice II, may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among management teams. Mr. Rice also serves as a director and officer of Rice II, and Mr. Derham also serves as an officer and is a director nominee of Rice II. However, we do not believe that any such potential conflicts would materially affect our ability to complete an initial business combination. Neither Mr. Rice nor Mr. Derham has been involved with any blank check companies prior to RAC.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including Rice II, pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, under our Existing Charter, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combinations. In addition, we may pursue an acquisition opportunity jointly with our sponsor, or one or more affiliates, including Rice Investment Group and/or one or more of its portfolio companies, which we refer to as an “Affiliated Joint Acquisition.” Furthermore, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. The Existing Charter provides that we renounce our interest or expectancy in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of RAC and such opportunity is one that we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. While the Existing Charter included the waiver of corporate opportunities as described in the preceding sentence, our compliance with such provision did not affect or otherwise limit RAC’s search for an acquisition target. The Combined Company Charter does not include a similar provision renouncing the Combined Company’s interest or expectancy in any corporate opportunity offered to any director or officer of the Combined Company.

Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        The Initial Stockholders have agreed that any Founder Shares and Sponsor Shares will not be entitled to redemption rights, and they will waive any Redemption Rights for any Public Shares held by them, in connection with the consummation of an initial business combination. Additionally, the Initial Stockholders have agreed that any Founder Shares held by them will not be entitled to Redemption Rights, and they will waive any such Redemption Rights for any Public Shares held by them, if we fail to consummate our initial business combination within 24 months after the closing of the IPO (by October 26, 2022). If we do not complete our initial business combination within such applicable time period, the portion of the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares and any Class A units of RAC Opco (other than those held by RAC), and the Private Placement Warrants will expire worthless. Furthermore, the Initial Stockholders have agreed not to transfer, assign or sell any Founder Shares held by them, and any shares of Class A Common Stock acquired upon exchange of Founder Shares, until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our initial business combination, (i) the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Private Placement Warrants and the Class A Common Stock underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination. Since the Sponsor and officers and directors may directly or indirectly own Common Stock and Warrants following the IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, the Existing Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

We are not prohibited from pursuing an initial business combination with or from a company that is affiliated with the Sponsor, our officers or directors, including a portfolio company of Rice Investment Group, or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors or their affiliates, including Rice Investment Group and/or one or more of its portfolio companies and Rice II. We are also not prohibited from entering into an agreement with the Sponsor, our officers or directors or their affiliates with respect to the operation of any business we acquire in connection with our initial business combination. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such initial business combination is fair to RAC from a financial point of view. We are not required to obtain such an opinion in any other context.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

Limitation on Liability and Indemnification of Officers and Directors

The Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Charter. The Existing Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ManagemenT After the Business Combinations

Officers and Directors

Upon the consummation of the Business Combinations, and assuming the Director Election Proposal is approved, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board. The directors and executive officers of the Combined Company upon consummation of the Business Combinations will include the following:

Name	Age	Position
Nicholas Stork*	37	Chief Executive Officer and Director
Richard Walton*	38	President
Richard DiGia*	63	Chief Operating Officer
Eric Javidi*	42	Chief Financial Officer
Brian McCarthy*	36	Chief Investment Officer
Chad Bellah*	44	Chief Accounting Officer
Daniel Joseph Rice, IV	40	Independent Director
J. Kyle Derham	34	Independent Director
Kathryn Jackson	63	Independent Director
Scott Parkes	44	Independent Director
Joseph Malchow	35	Independent Director
James Torgerson	68	Independent Director

____________

*        Denotes an executive officer.

Richard Walton — President. Mr. Walton has served as co-founder and President of Archaea from its founding in November 2018. Since November 2016, Mr. Walton has also served as Chief Executive Officer and a director of Noble. From September 2013 until June 2017, Mr. Walton was Chief Executive Officer of Redstone International, a services company that specializes in deep foundations, earth retention, shoring systems and grouting solutions. Mr. Walton also held various positions with private equity and investment banking firms. Mr. Walton is a graduate of Dartmouth College with a B.A. in Economics.

Richard DiGia — Chief Operating Officer. Mr. DiGia has served as Aria’s President and Chief Executive Officer since February 2011. From February 2010 to January 2011, Mr. DiGia served as Aria’s Senior Vice President and Chief Operating Officer. From May 1996 to February 2010, Mr. DiGia was Vice President of Operations and Construction, and later Vice President of Business Development at DTE Biomass Energy, where he led a team of employees, consultants and contractors in the engineering, design, permitting and installation of 34 landfill gas utilization facilities in 15 states including power, medium Btu gas and pipeline-quality gas projects. Mr. DiGia previously worked at City Management Corporation from January 1989 to April 1996 and at Getty Synthetic Fuels from August 1980 to December 1988, in each case holding various leadership and operating positions. Mr. DiGia received a Bachelor of Science degree from St. Lawrence University and a Master of Business Administration from the University of Michigan Ross School of Business.

Eric Javidi — Chief Financial Officer. Mr. Javidi has served as Chief Financial Officer of Archaea since May 2021. Prior to joining Archaea, Mr. Javidi was Chief Financial Officer of CrossAmerica Partners LP, a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels, from November 2020 through April 2021. Prior to joining CrossAmerica, Mr. Javidi served as President and Chief Executive Officer of Southcross Holdings GP, LLC, the general partner of Southcross Holdings, LP, an energy infrastructure company that provides natural gas gathering, treating, processing and transportation services. Southcross Holdings owned the general partner of Southcross Energy Partners, L.P., a publicly traded Delaware limited partnership. Mr. Javidi was at Southcross from June 2019 to July 2020, where he led the successful strategic dissolution of the company. Prior to Southcross, from April 2015 to March 2019, Mr. Javidi was a Managing Director at Kayne Anderson Capital Advisors, LP, an alternative investment management firm focused on real estate, credit, infrastructure/energy, renewables and growth equity. Mr. Javidi also worked as an investment banker at UBS, Barclays and Lehman Brothers, focused on M&A and capital markets activity in the energy infrastructure space.

Mr. Javidi holds a bachelor’s degree with majors in Economics and Psychology from the University of California, Davis and has an M.B.A. from Duke University — The Fuqua School of Business with emphasis in Finance & Accounting as well as Financial Analysis.

Brian McCarthy — Chief Investment Officer. Mr. McCarthy has served as Chief Investment Officer of Archaea since May 2021. From January 2019 to May 2021, Mr. McCarthy served as Archaea’s Chief Financial Officer. Mr. McCarthy is also a Partner at Saltonstall & Co., a Boston-based financial services company and minority owner of Archaea, where he has been employed since 2013. Previously, Mr. McCarthy was an analyst with Stevens Capital Management, Schneider Capital Management and Goldman Sachs. Mr. McCarthy is a graduate of the University of Pennsylvania where he studied Physics and Economics.

Chad Bellah — Chief Accounting Officer. Mr. Bellah has served as Chief Accounting Officer of Archaea since June 2021. From July 2020 to June 2021, Mr. Bellah served as a freelance accounting consultant, including Vice President, Controller of Penn America Energy Holdings LLC, a liquified natural gas energy project development company. From November 2007 to May 2020, Mr. Bellah served in various accounting positions with Anadarko Petroleum Corporation, including Director of Accounting Policy from November 2018 to May 2020, International Accounting Finance Manager from July 2016 to November 2018, Finance Director of Anadarko Algeria Company based in London from April 2013 to July 2016. Prior to joining Anadarko, Mr. Bellah worked as an Audit Manager in Houston for Ernst & Young LLP, serving large clients in the airlines and oil and gas industry. Mr. Bellah is a licensed Certified Public Accountant in the State of Texas and a graduate of Texas A&M University with a B.B.A. in Accounting and Finance and an M.S. in Finance.

Biographies for the members of the Combined Company Board can be found under “Proposal No. 4 — The Director Election Proposal.”

Pursuant to the Stockholders Agreement, (i) the Combined Company Board is expected to consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations are consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Combined Company Board shall designate three Independent Directors to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor shall also have the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated.

In connection with the Business Combinations, J. Kyle Derham, Dr. Kathryn Jackson, Joseph Malchow, Scott Parkes, Daniel Joseph Rice, IV, Nicholas Stork and James Torgerson have each been nominated to serve as directors of the Combined Company upon completion of the Business Combinations. Pursuant to the Stockholders Agreement, (i) Messrs. Derham and Rice were designated by the RAC Sponsor Holders and (ii) Mr. Parkes was designated by the Ares Investor. Mr. Stork will serve as the Chief Executive Officer of the Combined Company, and Dr. Jackson and Messrs. Malchow and Torgerson are the three Independent Director nominees.

Our officers are appointed by the Combined Company Board and serve at the discretion of the Combined Company Board, rather than for specific terms of office. The Combined Company Board is authorized to appoint persons to the offices set forth in the Combined Company Bylaws as it deems appropriate. The Combined Company Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Combined Company. The Combined Company Board expects to determine that Dr. Kathryn Jackson, Joseph Malchow, James Torgerson, Scott Parkes, Daniel Joseph Rice, IV, and J. Kyle Derham are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Director Compensation

Upon the consummation of the Business Combinations, the Combined Company Board intends to approve a non-employee director compensation program. Pursuant to this program, the Combined Company’s non-employee directors will receive both cash and equity compensation for their service as directors.

Committees of the Board of Directors

Upon the consummation of the Business Combination, the Combined Company Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The Combined Company Board may establish other committees to facilitate the management of the Combined Company’s business. The Combined Company Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The post-combination company Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. Each member of each committee of the Combined Company Board is expected to qualify as an independent director in accordance with the NYSE rules. Each committee of the Combined Company Board will have a written charter approved by the Combined Company Board. Upon the consummation of the Business Combinations, copies of each charter will be posted on the Combined Company’s website at          under the Investor Relations section. The inclusion of the Combined Company’s website address in this proxy statement does not include or incorporate by reference the information on the Combined Company’s website into this proxy statement. Members will serve on these committees until their resignation or until otherwise determined by the Combined Company Board.

Audit Committee

Upon the consummation of the Business Combinations,         ,          and          are expected to serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent;         ,          and         are independent.

         is expected to serve as chair of the audit committee. Each member of the audit committee is financially literate, and our Combined Company Board is expected to determine that          qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Combined Company Board is expected to adopt an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Upon consummation of the Business Combinations,         ,          and          are expected to serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent;          ,          and          are independent.          is expected to serve as chair of the compensation committee.

The Combined Company Board is expected to adopt a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter is also expected to provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

Upon consummation of the Business Combinations, the members of our nominating and corporate governance are expected to be         ,          and         .          is expected to serve as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee are to assist the Board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•        developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Combined Company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is expected to be governed by a charter that complies with the rules of the NYSE.

Director Nominations

Our nominating and corporate governance committee is expected to recommend to the Combined Company Board candidates for nomination for election at the annual meeting of the stockholders. The Combined Company Board is also expected to consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Combined Company Board should follow the procedures set forth in the Combined Company Bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Combined Company Board is expected to consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

Upon consummation of the Business Combinations, except as provided in the following sentence, none of our officers is expected to serve, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more officers serving on our Board. Upon consummation of the Business Combination and, assuming the Director Election Proposal is approved, Mr. Stork will be elected to the Combined Company Board. Both Messrs. Stork and Walton, two of our executive officers, are controlling stockholders and officers (and Mr. Stork is also a director) of Noble.

Code of Ethics

Upon consummation of the Business Combinations, the Combined Company is expected to adopt a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Corporate Governance Guidelines

Upon consummation of the Business Combinations, the Combined Company Board is expected to adopt corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the Combined Company Board and its committees operate. These guidelines are expected to cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

Limitation on Liability and Indemnification of Officers and Directors

The Combined Company Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification. The Combined Company Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

RAC

The following disclosure concerns the compensation of RAC’s officers and directors for the fiscal year ended December 31, 2020 (i.e., prior to the Business Combinations).

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we have agreed to pay our sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. In addition, our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by RAC to our sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination (including the Business Combinations). We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

The Combined Company

The following disclosure concerns the compensation of the Combined Company’s NEOs (as defined below) and directors for the fiscal year ended December 31, 2020 (i.e., prior to the Business Combinations).

Summary Compensation Table

The following table sets forth information concerning the compensation paid to the Combined Company’s principal executive officer during Archaea’s fiscal year ended December 31, 2020 and the Combined Company’s two other most highly compensated executive officers during the fiscal year ended December 31, 2020 (collectively, the “NEOs”).

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
Nicholas Stork Chief Executive Officer(2)	2020	1	0	0	0	1
Richard DiGia Chief Operating Officer and Former Chief Executive Officer of Aria	2020	315,400	209,183	0	11,400	535,983
Brian McCarthy Chief Investment Officer and Former Chief Financial Officer of Archaea	2020	200,000	0	0	0	200,000

____________

(1)      The amount under the “All Other Compensation” column for Mr. DiGia includes matching contributions that Aria made pursuant to its 401(k) retirement plan.

(2)      Mr. Stork accrued a $100,000 per year salary since the founding of Archaea in November 2018. The accrued payroll shall be paid upon the completion of the Business Combinations.

Narrative Disclosure to the Summary Compensation Table

Executive Offer Letters

Archaea entered into employment agreements with Mr. Stork and Mr. McCarthy at the end of 2018. Each agreement provides for a two-year initial term of employment with automatic one-year renewals. Each agreement also provides for termination benefits described in the “Termination Benefits” section below.

Annual Bonus Compensation

In 2020, Mr. DiGia was eligible to earn an annual cash bonus with a target bonus of 50% of his annual base salary. For 2020, the Board of Directors of Aria approved an above-target cash bonus for Mr. DiGia based on Mr. DiGia’s performance during 2020, which amount is set forth in the “Bonus” column of the Summary Compensation Table above.

Other Compensation

Retirement.    Both Archaea and Aria maintain a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in these plans on the same terms as other employees.

Employee Benefits.    During 2020, Mr. Stork and Mr. McCarthy were eligible to participate in Archaea’s health, insurance, retirement, and other benefits provided generally to similarly situated employees. During 2020, Mr. DiGia was eligible to participate Aria’s health, insurance, retirement, and other benefits provided generally to similarly situated employees.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards as of December 31, 2020 for each NEO.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Nicholas Stork	1,500	(1)	—	(3)
Richard DiGia	—		—
Brian McCarthy	500	(2)	—	(3)

____________

(1)      Represents Series A units granted pursuant to Archaea Seller’s Series A Incentive Plan, which will vest upon consummation of the Business Combinations. As of December 31, 2020, Mr. Stork beneficially owned these unvested Series A units but only had an economic interest in 1,000 of these unvested Series A units, while Mr. McCarthy had an economic interest in 250 of these unvested Series A units.

(2)      Represents Series A units granted pursuant to Archaea Seller’s Series A Incentive Plan, which will vest upon consummation of the Business Combinations.

(3)      Because there was no public market for Archaea equity as of December 31, 2020, the market value of the Series A units is not determinable. Accordingly, we cannot calculate the market value of the unvested Series A units as of that date. The values reflect the grant date fair value of $0 calculated in accordance with FASB ASC Topic 718. Assumptions used in the valuation of equity-based awards are discussed in Note 13, “Equity,” to the Archaea audited consolidated financial statements as of and for the year ended December 31, 2020.

Termination Benefits

Each of Mr. Stork and Mr. McCarthy are eligible for termination benefits pursuant to such NEO’s employment agreement with Archaea. Each agreement provides that upon a termination due to death or permanent disability, the NEO or the NEO’s estate is entitled to an amount equal to 100% of the NEO’s current annual base salary payable in ratable monthly installments over a 12-month period. The agreements also provide that upon a termination by Archaea without cause or by the NEO for good reason, the NEO is entitled to (i) an amount equal to 100% of the NEO’s current annual base salary payable in ratable monthly installments over a 12-month period, and (ii) for a period of up to one year after termination, health coverage under Archaea’s health plans and programs at such costs to the NEO as would have applied if such NEO’s employment with Archaea had continued.

2021 CEO Grant

At the beginning of 2021, to further incentivize and align the interests of Mr. Stork with the interests of the Combined Company’s stockholders after the Closing, Archaea granted 1,500 Series A units which will vest upon consummation of the Business Combinations. The values reflect the grant date fair value of $1,566 calculated in accordance with FASB ASC Topic 718.

Director Compensation

The directors of Archaea and Aria did not receive any compensation for their service as directors during 2020.

Description of Securities

Combined Company

The following summary of the material terms of the Combined Company’s securities following the Business Combinations (assuming the Charter Proposal is approved by RAC stockholders) are not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Combined Company Charter is attached as Annex C to this proxy statement, which we urge you to read in its entirety for a complete description of the rights and preferences of the Combined Company’s securities following the Business Combinations.

Authorized and Outstanding Stock

The Combined Company Charter authorizes the issuance of             shares of capital stock, consisting of (i)             shares of Common Stock, consisting of             shares of Class A Common Stock, par value $0.0001 per share, and             shares of Class B Common Stock, par value $0.0001 per share, and (ii)             shares of preferred stock, par value $0.0001 per share.

Common Stock

The outstanding shares of Common Stock are, and the shares of Common Stock issuable in connection with the Business Combinations pursuant to the Business Combination Agreements and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Combined Company Charter, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock.

Notwithstanding the foregoing, except as otherwise required by law or the Combined Company Charter, the holders of the Common Stock shall not be entitled to vote on any amendment to the Combined Company Charter that relates solely to the terms of one or more outstanding series of the preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Combined Company Charter or the DGCL.

Dividends

Subject to the rights, if any of the holders of any outstanding shares of preferred stock, under the Combined Company Charter, holders of Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Combined Company Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Dividends will not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Combined Company, the holders of the Class A Common Stock will be entitled to receive all the remaining assets of the Combined company available for distribution to stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

The holders of shares of Class B Common Stock, as such, will not be entitled to receive any assets of the Combined Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Combined Company

Preemptive or Other Rights

Under the Combined Company Charter, holders of Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Combined Company Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Combined Company Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as will be stated in the resolution or resolutions adopted by the Combined Company Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Combined Company Board is hereby expressly vested with the authority to the full extent provided by law, to adopt any such resolution or resolutions. The ability of the Combined Company Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. RAC has no preferred stock outstanding at the date hereof and the Combined Company will not have any preferred stock outstanding immediately after the Closing. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that the Combined Company will not do so in the future.

Election of Directors

The Combined Company Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class I directors will expire at our annual meeting of stockholders in 2022. The term of office of the Class II directors will expire at our annual meeting of stockholders in 2023. The term of office of the Class III directors will expire at our annual meeting of stockholders in 2024.

Under the terms of the Combined Company Charter, whenever the holders of one or more series of the preferred stock have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships will be governed by the terms of such series of the preferred stock as set forth in the Combined Company Charter and such directors will not be included in any of the three classes of directors unless expressly provided by such terms.

Under the Combined Company Charter, there is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Common Stock.

Exclusive Forum

The Combined Company Charter will require, unless the Combined Company consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Combined Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Combined Company to the Combined Company or its stockholders, (iii) any action, suit or proceeding asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Combined Company Bylaws or the Combined Company Charter or (iv) any action, suit or proceeding asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. The Combined Company Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

In addition, the Combined Company Charter will require, unless the Combined Company consents in writing to the selection of an alternative forum, that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Capital Structure Prior to the Business Combinations

Pursuant to our current certificate of incorporation, our authorized capital stock consists of 250,000,000 shares of Class A Common Stock, $0.0001 par value, 20,000,000 shares of Class B Common Stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes certain terms of our capital stock as set out more particularly in the Existing Charter, which is filed as an exhibit to the RAC Annual Report on Form 10-K for the year ended December 31, 2020. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each Unit had an offering price of $10.00 and consists of one whole share of Class A Common Stock and one-half of one Warrant. Each whole Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as described herein. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless you own at least two Units, you will not be able to receive or trade a whole Warrant.

The Class A Common Stock and Warrants comprising the Units began separate trading on December 14, 2020, at which time holders of Units had the option to continue to hold Units or separate their Units into the component securities. Beneficial holders will need to have their brokers contact the transfer agent in order to separate the Units. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade.

Common Stock

As of March 19, 2021, 23,727,500 shares of Class A Common Stock, par value $0.0001, and 5,931,350 shares of Class B Common Stock, par value $0.0001, were issued and outstanding. On March 19, 2021, there were two holders of record of our shares of Class A Common Stock and five holders of record of our shares of Class B Common Stock. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Voting Power

Holders of Common Stockholders are entitled to one vote for each share held on all matters to be voted on by stockholders. The holders of Class B Common Stock have the right to elect all of our directors prior to our initial business combination (which, if consummated, is the Business Combinations). On any other matter submitted to a vote of our stockholders, holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

Unless specified in the Existing Charter or the Existing Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders.

Dividends

Subject to the rights, if any of the holders of any outstanding shares of preferred stock, under the Existing Charter, holders of Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Dividends will not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock.

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of the Board at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Liquidation, Dissolution and Winding Up

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

Pursuant to the Existing Charter, if we do not complete our initial business combination within 24 months from the closing of the IPO (by October 26, 2022), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares and Class A units of RAC Opco (other than those held by RAC), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our Public Stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of our initial business combination, subject to the limitations described herein.

Redemption Rights

We will provide the Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination (which, if consummated, is the Business Combinations) at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then-outstanding Public Shares and Class A units of RAC Opco (other than those held by RAC), subject to the limitations described herein. As of March 31, 2021, the amount in the Trust Account is approximately $10.00 per Public Share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting discounts and commissions we will pay to the underwriters.

Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of Public Shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to the Existing Charter, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. The Existing Charter requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, the Existing Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares of Common Stock sold in the IPO, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares for or against our business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. As a result, such stockholders will continue to hold that number of shares exceeding 20% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

Each Public Stockholder may elect to redeem its Public Shares irrespective of whether it votes for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term.

Under the terms of the Existing Charter, whenever the holders of one or more series of the preferred stock have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships will be governed by the terms of such series of the preferred stock as set forth in the Existing Charter and such directors will not be included in any of the three classes of directors unless expressly provided by such terms.

Under the Existing Charter, there is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Common Stock.

Founder Shares

The Founder Shares include shares of Class B Common Stock and Class B units of RAC Opco (or the Class A units of RAC Opco into which such Class B units convert in connection with our initial business combination). The Class B units of RAC Opco will convert into Class A units of RAC Opco in connection with our initial business combination one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares are exchangeable for shares of Class A Common Stock after the time of our initial business combination, subject to adjustment for stock splits, dividends, reorganizations and the like and subject to further adjustment as provided herein.

Together, the Founder Shares are substantially similar to the shares of Class A Common Stock included in the Units sold in the IPO, and holders of Founder Shares have the same stockholder rights as Public Stockholders, except that (i) only holders of the Founder Shares have the right to vote on the election of directors prior to our initial business combination, (ii) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (iii) pursuant to the RAC Opco LLC Agreement and a letter agreement that the Sponsor, Atlas, and our officers and directors have entered into with us, they have agreed (A) that any Founder Shares and Sponsor Shares will not be entitled to Redemption Rights, and they will waive any such Redemption Rights for any Public Shares held by them, in connection with the completion of our business combination, (B) that any Founder Shares and Sponsor Shares will not be entitled to Redemption Rights, and they will waive any such Redemption Rights for any Public Shares held by them, in connection with a stockholder vote to approve an amendment to the Existing Charter that would affect the substance or timing of our obligation to redeem 100% of the Public

Shares if we have not consummated an initial business combination within 24 months from the closing of the IPO (by October 26, 2022), (C) that any Founder Shares are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if we fail to complete our initial business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and any Sponsor Shares they hold if we fail to complete our business combination within such time period and (D) in certain limited circumstances the Class B units of RAC Opco will have more limited rights to current or liquidating distributions from us, (iv) the Founder Shares consist of Class B units of RAC Opco (and any Class A units of RAC Opco into which such Class B units are converted) and a corresponding number of shares of our Class B Common Stock, which together will be exchangeable for shares of our Class A Common Stock after the time of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein, and (v) the Class A Common Stock into which the Founder Shares are exchangeable are subject to registration rights. If we submit our business combination to the Public Stockholders for a vote, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. The Initial Stockholders have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the IPO in favor of our initial business combination.

The Founder Shares consist of Class B units of RAC Opco (and any Class A units of RAC Opco into which such Class B units are converted) and a corresponding number of shares of Class B Common Stock, which together will be exchangeable for shares of Class A Common Stock after the time of our initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of our initial business combination (other than the Forward Purchase Securities), the number of Class A units of RAC Opco into which the Class B units of RAC Opco will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that, after all Founder Shares have been exchanged for shares of Class A Common Stock, the aggregate number of shares of Class A Common Stock received by holders in exchange for Founder Shares would equal 20% of the sum of the total outstanding shares of common stock following the IPO plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the business combination (excluding the Forward Purchase Securities and any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B Common Stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B Common Stock corresponds to the total number of Class A units of RAC Opco outstanding (other than those held by RAC) plus the total number of Class A units of RAC Opco into which the Class B units of RAC Opco are entitled to convert.

The Initial Stockholders have agreed not to transfer, assign or sell any Founder Shares held by them, and any shares of Class A Common Stock acquired upon exchange of Founder Shares until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our initial business combination, (i) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

The Existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Upon the exercise of a Warrant to purchase one share of Class A common stock, we will exercise a corresponding warrant to acquire one Class A unit of RAC Opco.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after the closing of the initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the Class A Common Stock Share Price Equals or Exceeds $18.00

Once the Warrants become exercisable, we may call the Warrants for redemption for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of a share of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

We will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrantholder to pay the exercise price for each Warrant being exercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder is entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of a share of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Class A Common Stock Share Price Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” of the shares of Class A Common Stock (as defined below) except as otherwise described below; provided, further, that if the Warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such Warrants for $0.10 per share;

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date we send the notice of redemption to the warrantholders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrantholder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares of the Class A Common Stock deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares of Class A Common Stock deliverable upon exercise of a Warrant as so adjusted. The number of shares of Class A Common Stock in the table below shall be adjusted in the same manner and at the same time as the number of shares of Class A Common Stock issuable upon exercise of a Warrant.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the volume weighted average share price of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, warrantholders may choose to, pursuant to this redemption feature, exercise the Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average share price of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, warrantholders may choose to, pursuant to this redemption feature, exercise the Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e., the trading price per share of Class A Common Stock is below the exercise price of the Warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Placement Warrants) to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price per share of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing fair value for their Warrants, based on based on an option pricing model with a fixed volatility input as of the date of this proxy statement. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants (other than the Private Placement Warrants), and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, it will also allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrantholders.

If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the warrantholders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth below. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the Redemption Rights of the holders of Class A Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to approve an amendment to the Existing Charter that would affect the substance or timing of our obligation to redeem 100% of the Class A Common Stock if we have not consummated our initial business combination within 24 months from the closing of the IPO or (e) in connection with the redemption of the Public Shares upon our failure to complete our initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake (including to conform the terms of the Warrants to those described herein, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and 50% of the registered holders of the Private Placement Warrants to make any change to the terms of the Private Placement Warrants. You should review a copy of the warrant agreement, which was filed with our registration statement on Form S-1 that was filed in connection with the IPO, for a complete description of the terms and conditions applicable to the Warrants.

In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price, the $18.00 per share redemption trigger price described above under “Redemption of Warrants For Cash When the Class A Common Stock Share Price Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the newly issued price, and the $10.00 per share redemption trigger price described above under “Redemption of Warrants When the Class A Common Stock Share Price Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the newly issued price.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of the Class A Common Stock or any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock or Class A units of RAC Opco (and corresponding shares of Class B Common Stock) issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor), and they will not be redeemable by us so long as they are held by the Sponsor, Atlas or their permitted transferees. The Sponsor, Atlas or their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, Atlas or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants included in the Units sold in the IPO and will only be exercisable for shares of Class A Common Stock. Upon the exercise of a Warrant to purchase one share of Class A Common Stock, RAC will exercise a corresponding warrant to acquire one Class A unit of RAC Opco.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock or Class A units of RAC Opco (and corresponding shares of Class B Common Stock) equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock or Class A units of RAC Opco (and corresponding shares of Class B Common stock) underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, Atlas or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he, she or it is in possession of material non-public information.

Accordingly, unlike Public Stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market to fund their cash exercise price, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Warrants at a price of $1.00 per Warrant at the option of the lender. Such Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock or Class A units of RAC Opco (and corresponding shares of Class B Common Stock) issuable upon exercise of any of these Warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants” made to our officers and directors and other persons or entities affiliated with the Sponsor. If the Sponsor transfers the Private Placement Warrants to any person other than a permitted transferee, the transferred Warrants will become identical to the Public Warrants, including that they will be subject to redemption in certain circumstances, they generally will not be exercisable on a cashless basis, and they will be exercisable solely for Class A Common Stock.

Forward Purchase Securities

We have entered into a Forward Purchase Agreement, which provides that Atlas shall purchase a total of $20.0 million of Forward Purchase Securities in a private placement that will close simultaneously with the closing of RAC’s initial business combination. Atlas has agreed to satisfy such purchase obligation by participating in the PIPE Investment. The Forward Purchase Securities are either Forward Purchase Units (which consist of one share of Class A Common Stock and one-eighth of one redeemable warrant, with each whole redeemable warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share) valued at $10.00 per unit or Forward Purchase Shares (which are shares of Class A Common Stock) valued at $9.67 per share, which may be issued at RAC’s discretion pursuant to the Forward Purchase Agreement. Such warrants will have the same terms as the Public Warrants and the Forward Purchase Shares will be identical to the shares of Class A Common Stock included in the Units sold in the IPO, except such warrants and the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Securities may be used as part of the consideration in the Business Combinations (or another initial business combination if the Business Combinations are not consummated), and any excess funds may be used for the working capital needs of the post-transaction company.

Listing of Securities

The Units, Class A Common stock and Warrants are listed on the NYSE under the symbols “RICE U,” “RICE” and “RICE WS,” respectively.

Our Transfer Agent and Warrant Agent

The transfer agent for the Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against any monies in the Trust Account or interest earned thereon.

The Existing Charter

The Existing Charter contains certain requirements and restrictions relating to the IPO that will apply to us until the completion of our initial business combination. These provisions (other than amendments relating to the election of directors, which require the approval of a majority of at least 90% of the Common Stock voting at a stockholder meeting) cannot be amended without the approval of the holders of 65% of the Common Stock. The Initial Stockholders, who collectively beneficially own 20% of the shares of Common Stock, will participate in any vote to amend the Existing Charter and will have the discretion to vote in any manner they choose. Specifically, the Existing Charter provides, among other things, that:

•        If we do not complete our initial business combination within 24 months from the closing of the IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of RAC or RAC Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares and Class A units of RAC Opco (other than those held by RAC), which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•        Prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination;

•        If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our Public Shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•        The NYSE rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial business combination;

•        If our stockholders approve an amendment to the Existing Charter that would affect the substance or timing of our obligation to redeem 100% of the Public Shares if we have not consummated an initial business combination within 24 months from the closing of the IPO (by October 26, 2022), we will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes, divided by the number of then-outstanding Public Shares and Class A units of RAC Opco (other than those held by RAC);

•        We will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations; and

•        Under no circumstances will we redeem the Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions.

Certain Anti-Takeover Provisions of Delaware Law, the Existing Charter and the Existing Bylaws

Opt Out of Section 203 of the DGCL

We have opted out of Section 203 of the DGCL. However, the Existing Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•        prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•        at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 20% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Existing Charter provides that the Sponsor and its affiliates, any of their respective direct or indirect transferees of at least 20% of the outstanding Common Stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

The Existing Charter provides that the Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

The Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions (other than actions arising under the Securities Act or the Exchange Act) may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers. Despite the fact that the Existing Charter provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, Securities Act or any other claim for which the federal courts have exclusive jurisdiction.

Special Meeting of Stockholders

The Existing Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Existing Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The Existing Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. The Existing Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Action by Written Consent

Any action required or permitted to be taken by the holders of Common Stock must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock.

Classified Board of Directors

The Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The Existing Charter provides that the authorized number of directors may be changed only by resolution of the Board. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of our directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B Common Stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal of would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of our Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, we will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of restricted securities issued by us.

Registration Rights

Founder Shares and Warrants

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants or exchange of the Founder Shares issued upon exercise of the Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans and upon exchange of the Founder Shares) are entitled to registration rights pursuant to the registration rights agreement dated October 21, 2020, among RAC, the Sponsor, Atlas and certain other security holders, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A Common Stock).

The holders of these securities, having at least $25 million in the aggregate, are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, on the earlier of (a) one year after the completion of our initial business combination (which, if consummated, is the Business Combinations) or (b) subsequent to our initial business combination, (1) if the closing price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (2) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property and (ii) in the case of the Private Placement Warrants and the respective Class A Common Stock underlying such warrants, 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Aria Holders and Archaea Holders

At the closing of the Business Combination, RAC will enter into the Stockholders Agreement with the Aria Holders and the Archaea Holders, which will grant them certain customary registration rights that are similar to those granted to the holders of the Founder Shares and Private Placement Warrants discussed above.

PIPE Investors

Pursuant to the Subscription Agreements, RAC has agreed to register for resale the shares of Class A Common Stock to be issued to the PIPE Investors.

Beneficial Ownership of Securities

The following table sets forth information regarding (i) the actual beneficial ownership of Common Stock as of           , 2021, which is prior to the consummation of the Business Combinations, and (ii) the expected beneficial ownership of Common Stock immediately following the consummation of the Business Combinations by:

•        each person known by us to be the beneficial owner of more than 5% of outstanding shares of Common Stock;

•        each of our executive officers, directors and director nominees;

•        all our executive officers and directors as a group;

•        each person who will become an executive officer of the Combined Company; and

•        all officers and directors of the Combined Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The table below does not include the shares of Class A Common Stock underlying the Private Placement Warrants held by the Sponsor because these securities are not exercisable within 60 days of this proxy statement.

In the table below, percentage ownership after the Business Combinations assumes (i) the issuance of 30,000,000 shares of Class A Common Stock in the PIPE Investment and there is no Additional PIPE Investment, (ii) the issuance of 23,000,000 shares of Class B Common Stock to the Aria Holders as part of the Aria Closing Merger Consideration, (iii) the issuance of 34,700,000 shares of Class B Common Stock to the Archaea Holders as part of the Archaea Closing Merger Consideration (which assumes no adjustments are made to the Archaea Closing Merger Consideration, including the currently expected approximately $15 million downward adjustment due to Archaea’s indebtedness), and (iv) two scenarios: (a) no shares of Class A Common Stock are redeemed and (b) the Maximum Redemption (i.e., 23.7 million shares of Class A Common Stock are redeemed for an aggregate payment of approximately $237.3 million from the Trust Account, which is the maximum amount of redemptions that would satisfy the $150 million minimum cash condition and RAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing).

			After the Business Combination
	Before the Business Combination		No Redemptions(1)		Maximum Redemption(1)
Name and Address of Beneficial Owners(2)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Rice Acquisition Sponsor LLC (the Sponsor)	5,534,787	18.7	5,534,787	4.7	5,534,787	5.9
Daniel Joseph Rice, IV(3)(4)	5,534,787	18.7	32,406,267	27.6	32,406,267	34.6
J. Kyle Derham(3)	5,534,787	18.7	5,569,787	4.7	5,569,787	5.9
James Wilmot Rogers	—	—	40,000	*	40,000	*
Kathryn Jackson	30,000	*	30,000	*	30,000	*
Joseph Malchow	30,000	*	30,000	*	30,000	*
James Torgerson	30,000	*	30,000	*	30,000	*
Scott Parkes(5)	—	—	—	—	—	—
Nicholas Stork(6)	—	—	4,257,967	3.6	4,257,967	4.5
Richard Walton(7)			3,415,634	2.9	3,415,634	3.6
Richard DiGia	—	—	—	—	—	—
Eric Javidi	—	—	—	—	—	—
Brian McCarthy(8)	—	—	561,556	*	561,556	*
Chad Bellah	—	—	—	—	—	—
All officers and directors as a group (6 individuals) (pre-Business Combinations)	5,624,787	19.0	32,571,267	27.8	32,571,267	34.8
All officers and directors as a group (12 individuals) (post-Business Combinations)	5,624,787	19.0	40,766,424	34.7	40,766,424	43.5
Adage Capital Partners, LP(9)	1,935,000	6.5	1,935,000	1.6	1,935,000	2.0
Archaea Energy LLC	—	—	20,820,000	17.7	20,820,000	22.2
Aria Renewable Energy Systems LLC(10)	—	—	21,700,392	18.5	21,700,392	23.2
CIBC Private Wealth Group, LLC(11)	2,128,500	7.2	2,128,500	1.8	2,128,500	2.2
Goldman Sachs Asset Management(12)	2,550,000	8.6	2,550,000	2.2	2,550,000	2.7
Kensico Capital Management Corp(13)	2,000,000	6.7	3,000,000	2.6	3,000,000	3.2
Shalennial Fund I, L.P.(14)	—	—	26,871,480	22.9	26,871,480	28.7

____________

*        less than 1%

(1)      The number of shares of Common Stock outstanding assuming no redemptions is 117,358,850 shares and assuming Maximum Redemptions is 93,631,350 shares.

(2)      Unless otherwise noted, the business address of each of the following entities or individuals is 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106. Also, unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3)      Includes 6,051,480 shares of Common Stock held of record by Rice Acquisition Sponsor LLC. Messrs. Rice and Derham are the managing members of Rice Acquisition Sponsor LLC. Messrs. Rice and Derham disclaim any beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(4)      Includes 20,820,000 shares to be held of record by Archaea Energy LLC and 6,051,480 shares to be held of record by Shalennial Fund I, L.P. after the Business Combinations. Archaea Energy LLC is majority-owned and controlled by Shalennial Fund I, L.P. Mr. Rice is the sole managing member of Rice Investment Group UGP, LLC, which is the general partner of both (i) Shalennial GP I, L.P. (the general partner of Shalennial Fund I, L.P.) and (ii) Rice Investment Group, L.P. (the management company for Shalennial Fund I, L.P.). Mr. Rice disclaims any beneficial ownership of the shares held of record by Archaea Energy LLC or Shalennial Fund I, L.P., except to the extent of any pecuniary interest therein. Does not include 325,000 shares to be purchased in the PIPE Investment by Daniel J. Rice IV 2018 Irrevocable Trust because the trustee, rather than Mr. Rice, has voting and investment power over such shares.

(5)      Scott Parkes, who has been nominated by Ares to serve as a director of the Combined Company upon completion of the Business Combinations, is a Principal at Ares Management LLC, which indirectly controls United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”). Mr. Parkes disclaims any beneficial ownership of the shares owned by the Ares Funds, except to the extent of any pecuniary interest therein.

(6)      Consists of (i) 1,680,967 shares of Class B Common Stock held of record by Struan & Company, LLC, for which Mr. Stork serves as a manager, (ii) 1,684,667 shares of Class B Common Stock owned by Rothwell-Gornt, LLC, a limited liability company controlled by Mr. Stork, (iii) 842,333 shares of Class B Common Stock owned by Stork Partners, LLC, a limited liability company controlled by Mr. Stork, and (iv) 50,000 shares of Class A Common Stock purchased in the PIPE Investment. Mr. Stork disclaims beneficial ownership of shares owned of record by Struan & Company LLC and Rothwell-Gornt, LLC, except to the extent of his pecuniary interests therein. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Struan & Company, LLC, and, as a Series A member of Archaea Energy LLC, Rothwell-Gornt, LLC, will be entitled to receive portion of the 20,820,000 shares held by Archaea Energy LLC. The number of such shares to be received by Struan & Company, LLC and Rothwell-Gornt, LLC is based on the 30-day volume weighted average price of the shares of Class B Common Stock on such one-year anniversary. For purposes of this table, we have assumed such price is $10 per share, in which case, Struan & Company, LLC would be entitled to receive 2,521,450 shares of Class B Common Stock, Rothwell-Gornt, LLC would be entitled to receive 2,527,000 shares of Class B Common Stock and Stork Partners, LLC would be entitled to receive 1,263,500 shares of Class B Common Stock. A lower price would increase the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy, LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea management, including Rothwell-Gornt, LLC and Stork Partners, LLC (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For illustrative purposes, assuming such price increases to $20 per share, Struan & Company , LLC would only be entitled to receive 1,885,325 shares of Class B Common Stock, while Rothwell-Gornt, LLC would be entitled to receive 3,505,654 shares of Class B Common Stock and Stork Partners, LLC would be entitled to receive 1,752,827 shares of Class B Common Stock. Because Struan & Company, LLC, Rothwell-Gornt, LLC and Stork Partners, LLC have no voting or investment power over the shares held by Archaea Energy LLC, these shares are not reflected in the table above.

(7)      Consists of (i) 1,680,967 shares of Class B Common Stock held of record by Struan & Company, LLC, for each of which Mr. Walton serves as a manager, (ii) 1,684,667 shares of Class B Common Stock held through Green Eyed Devil LLC, a limited liability company controlled by Mr. Walton, and (iii) 50,000 shares of Class A Common Stock purchased in the PIPE Investment. Mr. Walton disclaims beneficial ownership of shares owned of record by Struan & Company LLC, except to the extent of his pecuniary interests therein. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Struan & Company, LLC, and, as a Series A member of Archaea Energy LLC, Green Eyed Devil LLC, will be entitled to receive portion of the 20,820,000 shares held by Archaea Energy LLC. The number of such shares to be received by Struan & Company, LLC and Green Eyed Devil LLC is based on the 30-day volume weighted average price of the shares of Class B Common Stock on such one-year anniversary. For purposes of this table, we have assumed such price is $10 per share, in which case, Struan & Company, LLC would be entitled to receive 2,521,450 shares of Class B Common Stock and Green Eyed Devil LLC would be entitled to receive 2,527,000 shares of Class B Common Stock. A lower price would increase the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea management, including Green Eyed Devil LLC (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For illustrative purposes, assuming such price increases to $20 per share, Struan & Company, LLC would only be entitled to receive 1,885,325 shares of Class B Common Stock, while Green Eyed Devil LLC would be entitled to receive 3,505,654 shares of Class B Common Stock. Because Struan & Company, LLC and Green Eyed Devil LLC have no voting or investment power over the shares held by Archaea Energy LLC, these shares are not reflected in the table above.

(8)      Consists of 561,556 shares of Class B Common Stock held of record by McCarthy Biogas LLC, a limited liability company controlled by Mr. McCarthy.

(9)      The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. Based on a Schedule 13G/A filed on November 5, 2020 (the “Adage 13G”). According to the Adage 13G, Adage Capital Partners, L.P., a Delaware limited partnership (“ACP” is the direct owner of such Class A Common Stock. Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”), is the general partner of ACP and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), is the managing member of ACPGP, the general partner of ACP, and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Robert Atchinson is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Atchinson has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Phillip Gross is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Gross has beneficial ownership of the shares of Class A Common Stock directly owned by ACP.

(10)    Shares of Class B Common Stock are held directly by Aria Renewable Energy Systems LLC (“Aria RES”). Aria RES is indirectly controlled by United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”). The general partner of USP Fund III is EIF US Power III, LLC, and the managing member of EIF US Power III, LLC is Ares EIF Management LLC. The general partner of EIF USP Fund IV is EIF US Power IV, LLC, and the managing member of EIF US Power IV, LLC is Ares EIF Management LLC. The sole member of Ares EIF Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Holdings Inc. (“Ares Holdings”), whose sole stockholder is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of Class B common stock, $0.01 par value per share, of Ares Management and Ares Voting LLC (“Ares Voting”) is the sole holder of Class C common stock, $0.01 par value per share, of Ares Management. Pursuant to Ares Management’s Certificate of Incorporation, the holders of Ares Management’s Class B common stock and Class C common stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and, together with Aria RES, the Ares Funds, EIF US Power III, LLC, EIF US Power IV, LLC, Ares EIF Management LLC, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Management GP and Ares Voting, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, Antony Ressler and Bennett Rosenthal (collectively, the “Ares Board Member”). Mr. Ressler generally has veto authority over decisions of the Ares Board Members. Each of the Ares Entities (other than Aria Renewable Energy Systems LLC, with respect to the shares held directly by it) and the Ares Board Members and the other partners, affiliates, members and managers thereof expressly disclaims beneficial ownership of the shares of Class B Common Stock. The address of each Ares Entity (other than each Ares Fund) is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. The address of each of the Ares Funds is Three Charles River Place, Suite 101, 63 Kendrick Street, Needham, MA 02494, c/o Ares Management LLC.

(11)    The address of CIBC Private Wealth Group, LLC is 3290 Northside Parkway NW, 7th Flr, Atlanta, GA 30327. Based on a Schedule 13G/A filed on February 14, 2021.

(12)    The address of Goldman Sachs Asset Management is 200 West Street New York, NY 10282. Based on a Schedule 13G/A filed on December 16, 2020.

(13)    The address of Kensico Capital Management Corp. is 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830. Based on a Schedule 13G/A filed on February 12, 2021. Also includes 1,000,000 shares of Class A Common Stock purchased in the PIPE Investment by entities of which Kensico Capital Management Corp. serves as investment advisor.

(14)    Consists of (a) 6,051,480 shares of Class B Common Stock to be held of record by Shalennial Fund I, L.P. after the Business Combinations and (b) 20,820,000 shares of Class B Common Stock to be held of record by Archaea Energy, LLC. Archaea Energy LLC is majority-owned and controlled by Shalennial Fund I, L.P. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Shalennial Fund I, L.P. will be entitled to receive portion of the 20,820,000 shares of Class B Common Stock to be held of record by Archaea Energy LLC immediately after the closing of the Business Combinations. The number of such shares to be received by Shalennial Fund I, L.P. is based on the 30-day volume weighted average price of the shares of Class B Common Stock on such one-year anniversary. For illustrative purposes, assuming such price is $10 per share, Shalennial Fund I, L.P. would be entitled to receive 9,077,220 shares of Class B Common Stock. A lower price would increase the number of shares that Shalennial Fund I, L.P. and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea management (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Shalennial Fund I, L.P. and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For example, for illustrative purposes, assuming such price increases to $20 per share, Shalennial Fund I, L.P. would only be entitled to receive 6,787,170 shares of Class B Common Stock.

Certain Relationships and Related Party Transactions

RAC’s Related Party Transactions

Founder Shares

In September 2020, the Sponsor received 5,750,000 Class B units of RAC Opco for no consideration and purchased 5,750,000 corresponding shares of Class B Common Stock, 2,500 shares of Class A Common Stock and 100 Class A units of RAC Opco and 100 corresponding shares of Class B Common Stock for an aggregate of $26,000. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the total outstanding equity upon completion of the IPO (excluding the Sponsor Shares). In October, 2020 our Sponsor forfeited 90,000 Class B units of RAC Opco, and 30,000 Class B units of RAC Opco were issued to each of our independent director nominees. In October 2020, we effected a dividend, and RAC Opco effected a distribution, resulting in the Sponsor owning 6,091,250 Class B units and 6,091,250 shares of Class B Common Stock that comprise the Founder Shares. The Sponsor transferred a corresponding number of shares of Class B Common Stock to the independent directors (then director nominees). Following the closing of the IPO, the Sponsor forfeited 309,063 Class B units of RAC Opco, and 309,063 Class B units of RAC Opco were issued to Atlas. The Sponsor transferred a corresponding number of shares of Class B Common Stock to Atlas. Up to 806,250 founder shares were subject to forfeiture by our Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. The founder shares (including the Class A Common Stock issuable upon exchange thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option was exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 Founder Shares held by the sponsor were forfeited for no consideration. As of March 31, 2021, there were 5,931,350 shares of Class B Common Stock issued and outstanding.

Private Placement Warrants

The Sponsor purchased from us an aggregate of 6,093,900 Private Placement Warrants at a purchase price of $1.00 per warrant ($6,093,900 in the aggregate) in a private placement that occurred simultaneously with the closing of the IPO. Atlas also purchased 677,100 Private Placement Warrants at a purchase price of $1.00 per warrant ($677,100 in the aggregate). Each Private Placement Warrant entitles the holder to purchase for $11.50 either one share of Class A Common Stock or, so long as they are held by the Initial Stockholders or their permitted transferees, one Class A unit of RAC Opco (and corresponding share of Class B Common Stock). The Private Placement Warrants (including the Class A Common Stock or Class A units of RAC Opco (and corresponding shares of Class B Common Stock) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

Forward Purchase Agreement

We have entered into a Forward Purchase Agreement, which provides that Atlas shall purchase a total of $20.0 million of Forward Purchase Securities in a private placement that will close simultaneously with the closing of RAC’s initial business combination. Atlas has agreed to satisfy such purchase obligation by participating in the PIPE Investment. The Forward Purchase Securities are either Forward Purchase Units (which consist of one share of Class A Common Stock and one-eighth of one redeemable warrant, with each whole redeemable warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share) valued at $10.00 per unit or Forward Purchase Shares (which are shares of Class A Common Stock) valued at $9.67 per share, which may be issued at RAC’s discretion pursuant to the Forward Purchase Agreement. Such warrants will have the same terms as the Public Warrants and the Forward Purchase Shares will be identical to the shares of Class A Common Stock included in the Units sold in the IPO, except such warrants and the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Securities may be used as part of the consideration in the Business Combinations (or another initial business combination if the Business Combinations are not consummated), and any excess funds may be used for the working capital needs of the post-transaction company.

Pursuant to the terms of the Forward Purchase Agreement, we have granted Atlas the right to appoint a single observer to the Board until the consummation of our initial business combination. Such observer will not have voting rights or otherwise have any of the powers of a member of the Board and Atlas will not have the right to appoint such observer at any time that Atlas or any of its affiliates has the right to designate a director or observer to the board of directors of a special purchase acquisition company that is focused on an industry similar to that which we are focused.

RAC Opco LLC Agreement

In connection with the IPO, we entered into the RAC Opco LLC Agreement. A form of the RAC Opco LLC Agreement was filed as an exhibit to our Registration Statement on Form S-1 filed in connection with the IPO, and the following description of the RAC Opco LLC Agreement is qualified in its entirety by reference thereto.

Conversion of Class B Units of RAC Opco and Exchange Right

The Initial Stockholders own all of the outstanding Class B units of RAC Opco. The Class B units of RAC Opco will convert into Class A units of RAC Opco in connection with the initial business combination (which, if consummated, is the Business Combinations), on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as described below under “— Founder Shares Anti-Dilution.”

In addition, following our initial business combination, holders of Class A units of RAC Opco (other than RAC) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A units of RAC Opco (and a corresponding number of shares of Class B Common Stock) for, at our option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. The number of Class A units of RAC Opco outstanding following our initial business combination subject to the exchange right will be between 23,727,600 and 29,658,950 units. Our decision to make a cash payment upon an exercise of an exchange right will be made by our independent directors. We will determine whether to issue shares of Class A Common Stock or pay cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A units of RAC Opco and alternative uses for such cash.

Holders of Class A units of RAC Opco (other than RAC) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving 500,000 or more Class A units of RAC Opco (subject to our discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon us and ensure that RAC Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A units of RAC Opco (and a corresponding number of shares of Class B Common Stock), RAC will retain the Class A units of RAC Opco and cancel the shares of Class B Common Stock. As the holders of Class A units of RAC Opco (other than RAC) exchange their Class A units of RAC Opco, our membership interest in RAC Opco will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Founder Shares Anti-Dilution

In the case that additional shares of Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in an offering in connection with our initial business combination (other than the Forward Purchase Securities), the number of Class A units of RAC Opco into which the Class B units of RAC Opco will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that, after all Founders Shares have been exchanged for shares of Class A Common Stock, the aggregate number of shares of Class A Common Stock received by holders in exchange for Founders Shares would equal 20% of the sum of the total outstanding shares of Common Stock upon the completion of the IPO plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding the Forward Purchase Securities and any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B

Common Stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B Common Stock corresponds to the total number of Class A units of RAC Opco outstanding (other than those held by RAC) plus the total number of Class A units of RAC Opco into which the Class B units of RAC Opco are entitled to convert.

Non-Liquidating Distributions and Allocations of Income and Loss

Subject to the obligation of RAC Opco to make tax distributions and to reimburse RAC for its corporate and other overhead expenses, RAC will have the right to determine when non-liquidating distributions will be made to the holders of RAC Opco units and the amount of any such distributions. We do not anticipate making any such distributions (other than tax distributions and reimbursements of expenses) to holders of RAC Opco units (including RAC) prior to our initial business combination, other than redemptions of Class A units of RAC Opco held by RAC in connection with a redemption of Public Shares. We also have no current plans to cause RAP Opco to make nonliquidating distributions to the holders of RAC Opco units following the consummation of the Business Combinations. If we authorize a non-liquidating distribution, whether before or following our initial business combination, the distribution will be made to holders of RAC Opco units on a pro rata basis in accordance with their respective percentage ownership of RAC Opco units.

RAC Opco will allocate its net income or net loss for each year to the holders of its Class A and Class B units pursuant to the terms of the RAC Opco LLC Agreement, and holders of its Class A and Class B units, including RAC, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of RAC Opco. Prior to the initial business combination, net profits and net losses of RAC Opco generally will be allocated to holders of Class A units of RAC Opco on a pro rata basis in accordance with their respective percentage ownership of Class A units (except for certain allocations of items of book income and loss and book-tax differences that may be specially allocated). Prior to our initial business combination, to the extent cash is available, pro rata tax distributions will be made to the holders of Class A units of RAC Opco in an amount sufficient to allow RAC to satisfy its actual income tax liabilities. We will own substantially all of the Class A units of RAC Opco prior to our initial business combination, and accordingly, we will be allocated substantially all of the taxable income of RAC Opco and will receive substantially all of the tax distributions made by RAC Opco.

After our initial business combination, net profits and net losses of RAC Opco generally will be allocated to holders of RAC Opco units on a pro rata basis in accordance with their respective percentage ownership of RAC Opco units (except for certain allocations of book income and loss items and book-tax differences that may be specially allocated). After our initial business combination, to the extent cash is available, tax distributions will be made to the holders of RAC Opco units, on a pro rata basis in accordance with their respective percentage ownership of RAC Opco units, in an amount sufficient to allow RAC to satisfy its actual tax liabilities.

Issuance of Equity

Except as otherwise determined by us, at any time RAC issues a share of Class A Common Stock or any other equity security, the net proceeds received by RAC with respect to such issuance, if any, shall be concurrently invested in RAC Opco, and RAC Opco shall issue to RAC one Class A unit or other economically equivalent equity interest. Conversely, if at any time any shares of Class A Common Stock are redeemed, repurchased or otherwise acquired by RAC, including in connection with the exercise of Redemption Rights by holders of our Public Shares, RAC Opco shall redeem, repurchase or otherwise acquire an equal number of RAC Opco units held by RAC, upon the same terms and for the same price, as the shares of Class A Common Stock are redeemed, repurchased or otherwise acquired.

Other Transactions With The Sponsor and Atlas

Commencing on the date that our securities were first listed on the NYSE, we began to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our initial business combination (which, if consummated, is the Business Combinations) or our liquidation, we will cease paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, will be paid by RAC to the Sponsor, RAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, RAC’s officers and directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or its affiliate or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into Warrants at a price of $1.00 per warrant at the option of the lender. The Warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. Except as set forth above, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to our stockholders, to the extent then known. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We have entered into a registration rights agreement with respect to the Private Placement Warrants, the Warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon exchange of the Founder Shares, which is described under the heading “Description of Securities — Registration Rights.”

Related Party Policy

Following the consummation of the IPO, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving RAC.

In addition, our audit committee, pursuant to a written charter that was adopted prior to the consummation of the IPO, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we will not consummate an initial business combination with an entity that is affiliated with any of the Sponsor, our officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. The Business Combinations involve an entity (Archaea) that is affiliated with Rice Investment Group (which is an affiliate of the Sponsor and certain of our officers and directors). As a result, we have obtained such an opinion with respect to the Business Combinations.

Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or directors, or our or their affiliates.

Stockholders Agreement

For a summary of the Stockholders Agreement, please see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Stockholders Agreement.”

Subscription Agreements

For a summary of the Subscription Agreement, please see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Subscription Agreements.”

Aria’s Related Party Transactions

There are no transactions or series of related transactions, agreements, arrangements or understandings between Aria and any of its Affiliates or other Persons, including any stockholder, officer or director of Aria or immediate family member thereof, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Archaea’s Related Party Transactions

Noble Environmental Relationship

In addition to serving as officers and directors of Archaea, Messrs. Walton and Stork are controlling shareholders, officers and directors of Noble Environmental, Inc. (“Noble”). Mr. Walton is President and a director of Noble, and Mr. Stork is Treasurer and Secretary and a director of Noble. Noble has an ownership interest in Struan & Company, LLC, a minority owner of Archaea.

Landfill Development Option and Right of First Refusal

In connection with the formation of Archaea in 2018, Noble and Archaea entered into a letter agreement whereby Noble granted to Archaea the exclusive option and a right of first refusal to construct, finance, develop and operate gas processing plants and related facilities at the landfill site in East Palestine, Ohio then owned and controlled by a wholly-owned subsidiary of Noble and any future landfill sites owned, controlled, developed or acquired by Noble or its subsidiaries. In the event Archaea exercises its option of right of first refusal, Archaea and Noble will use commercially reasonable efforts to (i) agree to terms with respect to the project, (ii) negotiate definitive operating and governance documentation with respect to the project, (iii) obtain all permits, licenses, approvals, certificates and other governmental or regulatory matters which may be required to consummate the project and (iv execute and deliver any other documents and do or cause to be done any other acts as may be necessary or advisable to consummate the project. As of the date of this proxy statement, Archaea has not exercised any option of right of first refusal under the letter agreement.

Assai EPC Agreement

Assai Energy, LLC, a wholly-owned subsidiary of Archaea, is a party to a construction services and project guarantee agreement with Noble Environmental Specialty Services, LLC, a wholly-owned subsidiary of Noble (“Noble Specialty”), whereby Noble Specialty agreed to provide engineering, procurement, and construction services to Archaea with respect to the Assai project for a fixed price of $19,912,000, subject to certain adjustments as provided in the agreement. The agreement provides that final completion of the Assai project shall occur not later than September 30, 2021, expect for a defined capacity expansion, where completion shall occur not later than March 31, 2022. In the event of Noble Specialty’s default, damages will be calculated based upon actual realized damages incurred by Archaea, not to exceed $7,500,000 for damages, other than those as a result of default by Noble Specialty, which shall be uncapped. Noble provided Archaea with a parent guarantee of performance, payment and completion by Noble Specialty with a cap of $7,500,000.

Loan Guaranty

In connection with Archaea’s acquisition of Big Run Power Producers, LLC (“Big Run”) in November 2020, a wholly-owned subsidiary of Archaea Holdings and Big Run, as borrowers, entered into a credit agreement with

Comerica relating to a $5,000,000 secured specific advance facility loan and a $12,000,000 secured term loan. The loans bear interest at LIBOR plus 4.5%, which was 5.5% as of December 31, 2020. The maturity date of the financing arrangement is November 10, 2024.

To provide further credit support to Comerica, Archaea sought Noble’s agreement to guaranty the obligations of the borrowers under the credit agreement with a cap of $17,000,000, plus interest and fees. As a condition precedent to and in consideration of Noble furnishing the guaranty, Noble required the borrowers to incur a guaranty fee in an amount equal to 20% of the face value of the guaranteed obligation, or $3,400,000, which shall accrue interest at an annual rate of 20%, compounded monthly; provided that the interest rate shall reduce to an annual rate of 9%, compounded monthly, with respect to, and as of the date, any portion of the guaranteed obligations have been reduced, decreased or released by Comerica.

The guaranty will terminate on the date on which the borrowings have been irrevocably paid and discharged in full. The terms of the guaranty also provide that the guaranty will be released, assuming there has been no default under the credit agreement, when (i) Big Run shall have achieved (a) a six-month production average of at least 30,000 MMBtu per month for the immediately prior six months with the last two consecutive months having a production of at least 30,000 MMBtu per month, prior to such release, and (b) a six-month average EBITDA for the immediately prior six months of at least $400,000 per month and the last two consecutive months having a minimum EBITDA of $400,000, prior to such release, (ii) Big Run shall have entered into an offtake agreement with an investment grade counterparty for at least 350,000 MMBtu per year on its Ashland, Kentucky site, (iii) Big Run shall have collaterally assigned such offtake agreement to Comerica, and (iv) Big Run shall have collaterally assigned all of its rights, title and interest in and to the all of Big Run’s gas supply contracts, power purchase contracts and other project agreements on the Ashland, Kentucky site.

As of December 31, 2020, the guaranty fee plus accrued interest owed to Noble totaled $633,322. We expect that, upon consummation of the Business Combinations, all outstanding amounts under the credit agreement, as well as Noble’s accrued guaranty fee, will be repaid in full.

Related Person Transactions Policy Following the Business Combinations

Effective upon the consummation of the Business Combinations, the Combined Company Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of the Combined Company’s executive officers or one of the Combined Company’s directors;

•        any person who is known by the Combined Company to be the beneficial owner of more than 5% of the Combined Company’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Combined Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Combined Company’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

The Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Combined Company’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to the holders of Common Stock or Warrants in connection with the Business Combinations.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Rice Acquisition Corp., 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Transfer Agent and Registrar

The transfer agent for our securities is the Continental Stock Transfer & Trust Company.

Submission of Stockholder Proposals

The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Combined Company’s 2022 annual meeting of stockholders, assuming consummation of the Business Combinations, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Combined Company Bylaws. Since the 2022 annual meeting would be the Combined Company’s first annual meeting of stockholders, such proposals must be received by the Combined Company at its offices at                                   , a reasonable time before the Combined Company begins to print and mail the 2022 annual meeting proxy materials in order to be considered for inclusion in the Combined Company’s proxy materials for the 2022 annual meeting.

In addition, if the Business Combinations are consummated, the Combined Company Bylaws will provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Combined Company at                                   , not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which, in the case of the first annual meeting of stockholders following the consummation of the Business Combination, the preceding year’s annual meeting date is deemed under the Combined Company Bylaws to be October 21, 2020); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the stockholder to be timely must be so received not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Combined Company. Nominations and proposals also must satisfy other requirements set forth in the Combined Company Bylaws. The chairman of the Combined Company Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which the Companies operate is taken from publicly available sources, including third-party sources, or reflects RAC’s or the Companies’ estimates that are principally based on information from publicly available sources.

Where You Can Find More Information

RAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

If you would like additional copies of this proxy statement or if you have questions about the Business Combinations or the Proposals, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 864-7964

Email: RICE@dfking.com

If you are a stockholder and would like to request documents, please do so no later than         , 2021 (five business days before the Special Meeting) in order to receive them before the Special Meeting. If you request any documents from D.F. King, the documents will be mailed to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to RAC has been supplied by RAC, and all such information relating to Aria has been supplied by Aria, and all such information relating to Archaea has been supplied by Archaea. Information provided by RAC, Aria or Archaea does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of RAC for the Special Meeting. RAC has not authorized anyone to give any information or make any representation about the Business Combinations, RAC or the Companies that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

RAC FINANCIAL STATEMENTS

ARIA FINANCIAL STATEMENTS

ARCHAEA FINANCIAL STATEMENTS

RICE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2021

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$1,027,243	$1,335,167
Prepaid expenses	662,865	662,865
Total current assets	1,690,108	1,998,032
Investments held in Trust Account	237,345,682	237,308,171
Total Assets	$239,035,790	$239,306,203

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$3,064,809	$118,446
Accounts payable	3,049	217,918
Franchise tax payable	65,481	65,481
Total current liabilities	3,133,339	401,845
Warrant Liabilities	30,814,486	42,588,487
Deferred legal fees	187,500	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750	7,610,750
Total liabilities	41,746,075	50,788,582

Commitments and Contingencies
Class A common stock; 18,351,762 shares subject to possible redemption at $10.00 per share	192,289,710	183,517,620

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 4,498,538 shares issued and outstanding (excluding 19,228,962 shares subject to possible redemption)	450	538
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding	593	593
Additional paid-in capital	18,720,097	27,492,099
Accumulated deficit	(13,194,362)	(21,629,069)
Total Rice Acquisition Corp equity	5,526,778	5,864,161
Non-controlling interest in subsidiary	(526,773)	(864,160)
Total stockholders’ equity	5,000,006	5,000,001
Total Liabilities and Stockholders’ Equity	$239,035,790	$239,306,203

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$2,999,591
Franchise tax expense	39,827
Loss from operations	(3,039,418)
Other income/(expense)
Interest income	37,511
Change in fair value of warrant liabilities	11,774,001
Net income	8,772,094
Net income attributable to non-controlling interest in subsidiary	337,387
Net income attributable to Rice Acquisition Corp.	8,434,707

Weighted average shares outstanding of redeemable Class A common stock	23,725,000
Basic and diluted net income per share, redeemable Class A	$—
Weighted average shares outstanding of nonredeemable Class A and Class B common stock	5,931,350
Basic and diluted net income per share, nonredeemable Class A and Class B	$1.47

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in subsidiary	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	5,375,738	$538	5,931,350	$593	$27,492,099	$(21,629,069)	$(864,160)	$5,000,001
Change in Class A Common stock subject to redemption	(877,200)	88			(8,772,002)			(8,772,090)
Net income						8,434,707	337,387	$8,772,094
Balance – March 31, 2021	4,498,538	$450	5,931,350	$593	$18,720,097	$(13,194,362)	$(526,773)	$5,000,006

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$8,772,094
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(11,774,001)
Interest earned on securities held in Trust Account	(37,511)
Changes in operating assets and liabilities:
Accounts payable	(214,869)
Accrued expenses	2,946,363
Net cash used in operating activities	(307,924)

Net change in cash	(307,924)
Cash – beginning of the period	1,335,167
Cash – end of the period	$1,027,243
Supplemental disclosure of noncash financing activities:
Change in value of Class A common stock subject to redemption	$8,772,090

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Rice Acquisition Corp. is a blank check company incorporated in Delaware on September 1, 2020. As used herein, “the Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (the “RAC OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the three months ended March 31, 2021 relates to the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash, cash equivalents and investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 4). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in RAC OpCo through Rice’s ownership of Class A Units of RAC OpCo. By contrast, the Initial Stockholders (as defined below) own direct economic interests in RAC OpCo in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 4). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

pay franchise and income taxes of the Company or RAC OpCo (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of RAC OpCo (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of RAC OpCo will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice and (ii) the actual amount per Public Share or Class A Unit of RAC OpCo not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The interim operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future interim periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on May 13, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.0 million in our operating bank account and a working capital deficit of approximately $1.4 million.

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 4), the loan under the Note of approximately $290,000 (see Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing, and management has the intent and ability to support the Company through such time period. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Financial Statement Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of March 31, 2021. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ deficit. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in subsidiary” on the accompanying unaudited condensed consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of March 31, 2021.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Investments held in Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Deferred Offering Costs Associated with the Initial Public Offering

Deferred offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering and that were charged to shareholder’s deficit upon the completion of the Initial Public Offering on October 26, 2020.

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. As of March 31 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted income per share is the same as basic income per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were immaterial as of March 31, 2021.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was immaterial for the three months ended March 31, 2021.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s condensed consolidated financial statements.

Note 3 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of RAC OpCo (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of RAC OpCo, and 30,000 Class B Units of RAC OpCo were issued to each of the independent director nominees. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent director nominees. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of RAC OpCo, distributions generally will be made to the holders of RAC OpCo Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of RAC OpCo, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to RAC OpCo in exchange for issuance of 2,500 Class A Units of RAC OpCo. In September 2020, the Sponsor received 100 Class A Units of RAC OpCo in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of RAC OpCo (or the Class A Units of RAC OpCo into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of RAC OpCo and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of RAC OpCo, and 309,063 Class B Units of RAC OpCo were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

The Class B Units of RAC OpCo will convert into Class A Units of RAC OpCo in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of RAC OpCo into which the Class B Units of RAC OpCo will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of RAC OpCo outstanding (other than those held by Rice) plus the total number of Class A Units RAC OpCo into which the Class B Units of RAC OpCo are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject to conditions, including Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Shareholders’ Deficit

Class A Common Stock  — As of March 31, 2021, the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 23,737,500 shares of Class A common stock outstanding, of which 18,351,762 shares are subject to possible redemption and therefore classified outside of permanent equity in the accompanying consolidated balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 2, 2020, the Company issued 5,750,100 shares of Class B common stock. In October 2020, the Company effected a dividend, resulting in an aggregate of 6,181,350 shares of Rice’s Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Of these, up to 806,250 shares of Class B common stock are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option was fully exercised. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited. As of March 31, 2021, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Preferred Stock —The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Shareholders’ Deficit (cont.)

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Shareholders’ Deficit (cont.)

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021, assets held in the Trust Account were comprised of $237,308,171 in U.S. Treasury securities. For the three months ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The following table presents information about the Company’s held-to-maturity assets that are measured at fair value on a recurring basis at March 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at March 31, 2021, are as follows:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$237,308,171	$—	$—	$237,308,171
Liabilities:
Warrant Liability – Public Warrants	—	—	17,556,500	17,556,500
Warrant Liability – Private Warrants	—	—	13,258,000	13,258,000
Total fair value	$237,308,171	$—	$30,814,500	$268,122,671

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 26, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of March 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of March 31, 2021:

As of March 31, 2021
Exercise price	$11.50
Stock price	$10.11
Term (in years)	5.57
Volatility	23
Risk-free interest rate	1.05%
Dividend yield	—

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of December 31, 2020:

As of December 31, 2020
Exercise price	$11.50
Stock price	$10.83
Term (in years)	5.82
Volatility	22.68
Risk-free interest rate	0.48
Dividend yield	—

As of March 31, 2021, the derived fair value of the Private Placement Warrants was determined to be $2.30 per warrant for an aggregate value of $15.5 million. The observable fair value of the Public Warrants was $2.20 per warrant for an aggregate value of $27.0 million.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair Value as of December 31, 2020	$15,541,987	3	$27,046,500	1	$42,588,487
Change in fair value	$(2,284,001)		$(9,490,000)		$(11,774,001)
Fair Value as of March 31, 2021	$13,257,986	3	$17,556,500	1	$30,814,486

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

During the three months ended March 31, 20201, there were transfers out of level 3 of $17,556,500. Transfers out of level 3 are measured at the end of the period.

Note 9 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the condensed consolidated financial statements were available for issuance, require potential adjustment to or disclosure in the condensed consolidated financial statements and has concluded that all such events, except as noted in Notes 1, 3, 4 and 5, that would require recognition or disclosure have been recognized or disclosed.

Business Combination Agreements

On April 7, 2021, the Company, entered into (i) the Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”), by and among the Company Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of the Company (“RAC OpCo”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC OpCo (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) the Business Combination Agreement, dated as of April 7, 2021 (as may be amended, supplemented or otherwise

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Subsequent Events (cont.)

modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among the Company, RAC OpCo, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy, LLC (“Archaea Seller”), a Delaware limited liability company, and Archaea Energy II, LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, in each case, on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreements, the “Business Combinations”).

Consideration

Pursuant to the terms of the Aria Merger Agreement and at the Effective Time (as defined therein), (i) all Class A Units of Aria held by a holder of Aria’s Class A Units shall be cancelled and converted into the right to receive (a) the number of Class A Units of RAC OpCo, (b) the number of Class B common stock, par value $0.0001 (“Class B Common Stock”), of the Company and (c) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, (ii) all Class B Units of Aria held by a holder of Aria’s Class B Units shall be cancelled and converted into the right to receive (A) the number of Class A Units of RAC OpCo, (B) the number of shares of Class B Common Stock and (C) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, and (iii) all Class C Units of Aria shall be cancelled and extinguished without any conversion thereof.

Pursuant to the terms of the Archaea Merger Agreement and at the Effective Time (as defined therein), all equity interests of Archaea will be cancelled and converted into the right to receive (x) the number of Class A Units of RAC OpCo and (y) the number of shares of Class B Common Stock as set forth in, and in accordance with, the Archaea Merger Agreement.

Following the Business Combinations, holders of Class A Units of RAC OpCo (other than the Company) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock) for, at the Company’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. the Company’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by the Company’s independent directors, and such decision will be based on facts in existence at the time of the decision, which the Company expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RAC OpCo and alternative uses for such cash.

Holders of Class A Units of RAC OpCo (other than the Company) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RAC OpCo (subject to the Company’s discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon the Company and ensure that RAC OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock), RAC will retain the Class A Units of RAC OpCo and cancel the shares of Class B Common Stock. As the holders of Class A Units of RAC OpCo (other than the Company) exchange their Class A Units of RAC OpCo, the Company’s membership interest in RAC OpCo will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Subsequent Events (cont.)

Conditions to Consummation of the Business Combinations

Consummation of the Business Combinations is generally subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the Company Share Redemptions (as defined in the Business Combination Agreements), (iv) receipt of requisite shareholder approval for consummation of the Business Combinations, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the Federal Energy Regulatory Commission of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act of 1935. In addition, the parties also have the right to not consummate the Business Combinations in the event that the cash on the balance sheet of the combined company following the closing of the Business Combinations (the “Combined Company”) would be less than $150,000,000, subject to the terms of the Business Combination Agreements. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa.

Termination

Each of the Business Combination Agreements may be terminated by the parties thereto under certain customary and limited circumstances at any time prior to the closing of the Business Combinations, including, without limitation, by mutual written consent or if the Business Combinations have not been consummated within 150 days from the date of the Business Combination Agreements (subject to certain extensions for up to 30 days for delays as set forth in the Business Combination Agreements).

Stockholders Agreement

In connection with the closing of the Business Combinations, the Company, RAC Buyer, RAC OpCo, Sponsor, and certain other individuals affiliated with the Companies (the “Company Holders”) will enter into a stockholders agreement (the “Stockholders Agreement”) pursuant to which, among other things, (i) the board of directors of the Combined Company (the “Board”) will consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors (the “RAC Sponsor Directors”) for appointment or election to the Board during the term of the Stockholders Agreement, (iii) the Ares Investors (as defined in the Stockholders Agreement) will have the right to designate one director (the “Ares Director”) for appointment or election to the Board for so long as the Ares Investors hold at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by them on the date that the Business Combinations are consummated (the “Ares Fall-Away Date”), (iv) the Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company (the “CEO Director”) for appointment or election to the Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Board during the term of the Stockholders Agreement. The Ares Investors shall have the right to consult on the persons to be designated as Independent Directors prior to the Ares Fall-Away Date.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Subsequent Events (cont.)

PIPE Financing

On April 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Rice has agreed to issue and sell to the PIPE Investors, an aggregate of 30,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for an aggregate purchase price of $300,000,000 on the date of Closing (as defined in each Subscription Agreement), on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combinations.

Additionally, on April 7, 2021, the Company, RAC OpCo, Sponsor and Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company (“Atlas”), entered into an Amendment to Forward Purchase Agreement (the “FPA Amendment”) pursuant to which the Forward Purchase Agreement, dated as of September 30, 2020 (the “Original Agreement”), by and among such parties was amended to provide that Atlas shall purchase a total of $20,000,000 of Forward Purchase Securities (as defined in the Original Agreement) and the Forward Purchase Warrants (as defined in the Original Agreement) will consist of one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Rice Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Rice Acquisition Corp. (the “Company”), as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from September 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 13, 2021

RICE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2020
(as restated)

Assets:
Current assets:
Cash	$1,335,167
Prepaid expenses	662,865
Total current assets	1,998,032
Investments held in Trust Account	237,308,171
Total Assets	$239,306,203

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$118,446
Accounts payable	217,918
Franchise tax payable	65,481
Total current liabilities	401,845
Warrant Liabilities	42,588,487
Deferred legal fees	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750
Total liabilities	50,788,582

Commitments and Contingencies

Class A common stock; 18,351,762 shares subject to possible redemption at $10.00 per share	183,517,620

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 5,375,738 shares issued and outstanding (excluding 18,351,762 shares subject to possible redemption)	538
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding	593
Additional paid-in capital	27,492,099
Accumulated deficit	(21,629,069)
Total Rice Acquisition Corp equity	5,864,161

Non-controlling interest in subsidiary	(864,160)

Total stockholders’ equity	5,000,001
Total Liabilities and Stockholders’ Equity	$239,306,203

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

General and administrative expenses	$291,301
Franchise tax expense	65,481
Total operating expenses	(356,782)
Loss on initial issuance of warrants	(1,654,000)
Transaction costs allocated to warrant liabilities	(787,138)
Interest Income	32,171
Change in fair value of warrant liabilities	(19,728,480)
Net loss	(22,494,229)
Net loss attributable to non-controlling interest in subsidiary	(865,160)
Net loss attributable to Rice Acquisition Corp.	$(21,629,069)

Weighted average shares outstanding of redeemable Class A common stock	23,725,000
Basic and diluted net income per share, redeemable Class A	$—
Weighted average shares outstanding of nonredeemable Class A and Class B common stock(1)	5,685,606
Basic and diluted net loss per share, nonredeemable Class A and Class B	$(3.80)

____________

(1)      This number excludes an aggregate of up to 250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in subsidiary	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance – September 1, 2020 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class A and Class B common stock to Sponsor	2,500	—	6,181,350	618	24,382	—	—	25,000
Issuance of Units in subsidiary to Sponsor	—	—	—	—	—	—	1,000	1,000
Sale of Class A shares in initial public offering, gross	23,725,000	2,373	—	—	222,812,627	—	—	222,815,000
Offering costs	—	—	—	—	(11,829,150)	—	—	(11,829,150)
Class A Common stock subject to possible redemption	(18,351,762)	(1,835)	—	—	(183,515,785)	—	—	(183,517,620)
Forfeited Shares	—	—	(250,000)	(25)	25	—	—	—
Net loss	—	—	—	—	—	(21,629,069)	(865,160)	(22,494,229)
Balance – December 31, 2020	5,375,738	$538	5,931,350	$593	$27,492,099	$(21,629,069)	$(864,160)	$5,000,001

____________

(1)      In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
RICE ACQUISITION CORP. CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

Cash Flows from Operating Activities:
Net loss	$(22,494,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	19,728,480
General and administrative expenses paid through Note from Sponsor	130,377
Loss on initial issuance of warrants	1,654,000
Transaction costs allocated to warrant liability	787,138
Interest earned on securities held in Trust Account	(32,171)
Changes in operating assets and liabilities:
Prepaid expenses	(662,865)
Accounts payable	44,898
Accrued expenses	33,446
Franchise tax payable	65,481
Net cash used in operating activities	(745,445)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(237,276,000)
Net cash used in investing activities	(237,276,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	44,500
Repayment of note payable to related party	(289,713)
Proceeds received from initial public offering, gross	237,250,000
Proceeds received from private placement	6,771,000
Offering costs paid	(4,419,175)
Net cash provided by financing activities	239,356,612

Net change in cash	1,335,167
Cash – beginning of the period	—
Cash – end of the period	$1,335,167

Supplemental disclosure of noncash financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class A and Class B common stock	$25,000
Non-controlling interest in subsidiary	$1,000
Offering costs included in accounts payable	$173,020
Offering costs included in accrued expenses	$85,000
Offering costs funded with note payable – related party	$114,836
Deferred legal fees	$187,500
Deferred underwriting commissions	$7,610,750
Initial value of Class A ordinary shares subject to possible redemption	$193,104,980
Change in value of Class A ordinary shares subject to possible redemption	$(9,587,360)
Initial classification of warrant liability	$21,206,020

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Rice Acquisition Corp. (the “Company”) was incorporated in Delaware on September 1, 2020. As used herein, “the Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (the “Opco”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 1, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the preparation of its initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 5). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) will hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in Opco through Rice’s ownership of Class A Units of Opco. By contrast, the Initial Stockholders (as defined below) will own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 5). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

franchise and income taxes of the Company or Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of Opco (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of Opco will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of Opco not held by Rice and (ii) the actual amount per Public Share or Class A Unit of Opco not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of Opco not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation and Principles of Consolidation

The Company’s Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of December 31, 2020. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ equity. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in Opco” on the accompanying consolidated statement of operations.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s Consolidated Financial Statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $1.6 million (including tax obligations of approximately $32,000 that may be paid using the withdrawal of interest earned from Trust Account).

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 5), the loan under the Note of approximately $290,000 (see Note 5), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn. The Consolidated Financial Statements does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in October 2020, the Company’s previously issued financial statements for the period ended October 26, 2020 and the year ended December 31, 2020 should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 26, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on October 26, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$239,306,203	$—	$239,306,203
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$401,845	$—	$401,845
Deferred legal fees	187,500	—	187,500
Deferred underwriting commissions	7,610,750	—	7,610,750
Warrant liabilities	—	42,588,487	42,588,500
Total liabilities	8,200,095	42,588,487	50,788,595
Class A common stock, $0.0001 par value; shares subject to possible redemption	215,965,000	(32,447,380)	183,517,620
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	213	325	538
Class B common stock – $0.0001 par value	593	—	593
Additional paid-in-capital	15,463,913	12,028,186	27,492,099
Accumulated deficit	(312,126)	(21,316,943)	(21,629,069)
Total Rice Acquisition Corp equity	15,152,593	(41,735,825)	5.864,161
Non-controlling interest in subsidiary	(11,485)	(852,675)	(864,160)
Total stockholders’ equity	15,141,108	—	5,000,001
Total liabilities and stockholders’ equity	$239,306,203	$—	$239,306,203
	Period From September 1, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations and Comprehensive Loss
Loss from operations	$(356,782)	$—	$(356,782)
Compensation expense attributable to the sale of private placement warrants	—	(1,654,000)	(1,654,000)
Offering costs allocated to warrant liability	—	(787,138)	(787,138)
Change in fair value of warrant liabilities	—	(19,728,480)	(19,728,480)
Interest income	32,171	—	32,171
Total other (expense) income	32,171	(22,169,618)	(22,137,447)
Loss before income tax expense	(324,611)	(22,169,618)	(22,494,229)
Net loss attributable to non-controlling interest	(12,485)	(852,675)	(865,160)
Net loss	$(312,126)	$(21,316,943)	$(21,629,069)

Basic and Diluted weighted-average Class A common shares outstanding	23,725,000	—	23,725,000
Basic and Diluted net loss per Class A common shares	$0.00	—	$0.00
Basic and Diluted weighted-average Class B common shares outstanding	5,685,606	—	5,685,606
Basic and Diluted net loss per Class B common shares	$(0.05)	(3.75)	$(3.80)

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	Period From September 1, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(324,611)	$(22,169,618)	$(22,494,229)
Change in fair value of warrant liabilities	—	19,728,840	19,728,840
Compensation expense attributable to the sale of private placement warrants	—	1,654,000	1,654,000
Offering costs allocated to warrant liability	—	787,138	787,138
Net cash used in operating activities	(745,445)	—	(745,445)
Net cash used in investing activities	(237,276,000)	—	(237,276,000)
Net cash provided by financing activities	239,356,612	—	239,356,612
Net change in cash	$1,335,167	$—	$1,335,167
	As of October 26, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$240,445,800	$—	$240,445,800
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$1,256,827	$—	$1,256,827
Deferred legal fees	187,500	—	187,500
Deferred underwriting commissions	7,610,750	—	7,610,750
Warrant liabilities	—	22,860,020	22,860,020
Total liabilities	9,055,077	22,860,020	31,915,097
Class A common stock, $0.0001 par value; shares subject to possible redemption	215,965,000	(12,434,304)	203,530,696
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	213	124	441
Class B common stock – $0.0001 par value	618	—	337
Additional paid-in-capital	15,560,408	(7,890,816)	7,669,592
Accumulated deficit	(131,265)	(2,441,138)	(2,572,403)
Total Rice Acquisition Corp equity	15,429,974	(10,331,830)	5,098,144
Non-controlling interest in subsidiary	(4,251)	(93,886)	(98,137)
Total stockholders’ equity	15,425,723	(10,425,716)	5,000,007
Total liabilities and stockholders’ equity	$240,445,800	$—	$240,445,800

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

of circumstances that existed at the date of the Consolidated Financial Statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of December 31, 2020.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Investments held in Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less, which are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of underwriting, legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, an aggregate of 18,351,762 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheet.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 18,351,762 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $32,000, net of applicable franchise taxes of approximately $32,000 for the period from September 1, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the period from September 1, 2020 (inception) through December 31, 2020 is calculated by dividing the change in fair value of warrant liability of approximately $19.7 million, compensation expense of approximately $1.7 million, approximately $787,000 related to warrant financing costs, general and administration expenses of approximately $291,000 and franchise taxes of approximately $33,000, net of noncontrolling interest of approximately $865,000, resulting in a net loss of approximately $21.6 million, by the weighted average number of Class B common stock outstanding for the period.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 18,633,500 common stock warrants issued in connection with its Initial Public Offering (11,862,500) and Private Placement (6,771,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s Consolidated Financial Statements.

Note 4 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of Opco (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the independent directors. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent directors. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of Opco, distributions generally will be made to the holders of Opco Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of Opco, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to Opco in exchange for issuance of 2,500 Class A Units of Opco. In September 2020, the Sponsor received 100 Class A Units of Opco in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of Opco and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of Opco, and 309,063 Class B Units of Opco were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remain subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by Rice) plus the total number of Class A Units Opco into which the Class B Units of Opco are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 6 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject to conditions, including the Company extending an offer to Atlas Point Fund to purchase the forward purchase securities, Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally,

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — As of December 31, 2020, the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 23,737,500 shares of Class A common stock issued and outstanding, of which 18,351,762 shares are subject to possible redemption and therefore classified outside of permanent equity in the accompanying consolidated balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 2, 2020, the Company issued 5,750,100 shares of Class B common stock. In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Rice’s Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Of the 6,181,350 shares of Rice’s Class B common stock outstanding, up to 806,250 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 Founder shares held by the Sponsor were forfeited for no consideration. As of December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Warrant Liability

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Warrant Liability (cont.)

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

See Note 9 for additional disclosures regarding the valuation of the warrant liabilities.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $237,307,717 in U.S. Treasury securities. During the period from October 26, 2020 (inception) to December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s held-to-maturity assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020, are as follows:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$237,307,717	$—	$—	$237,307,717
Liabilities:
Warrant Liability – Public Warrants			27,046,487	27,046,487
Warrant Liability – Private Warrants	—	—	15,542,000	15,542,000
Total fair value	$237,307,717	$—	$42,588,487	$279,896,204

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 26, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The key inputs into the Monte Carlo simulation model for the Public Warrants and the Black-Scholes model for the Private Placement Warrants were as follows at initial measurement:

As of October 26, 2020
Exercise price	$11.50
Stock price	$9.39
Term (in years)	6
Volatility	20%
Risk-free interest rate	0.46%
Dividend yield	—

On October 26, 2020, the fair value of the Public Warrants was determined to be $1.22 per warrant for an aggregate value of $14.4 million. The fair value of the Private Placement Warrants was determined to be $1.24 per warrant for an aggregate value of $8.4 million.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of December 31, 2020:

As of December 31, 2020
Exercise price	$11.50
Stock price	$10.83
Term (in years)	5.82
Volatility	22.68
Risk-free interest rate	0.48
Dividend yield	—

As of December 31, 2020, the derived fair value of the Private Placement Warrants was determined to be $2.30 per warrant for an aggregate value of $15.5 million. The observable fair value of the Public Warrants was $2.20 per warrant for an aggregate value of $27.0 million.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair Value as of September 3, 2020	$—		$—		$—
Initial measurement on October 26, 2020	$8,425,987	3	$14,435,020	3	$22,860,007
Change in fair value	$7,117,000		$12,611,480		$19,728,480
Fair Value as of December 31, 2020	$15,541,987	3	$27,046,500	1	$42,588,487

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $14.4 million during the period from October 26, 2020 through December 31, 2020.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

At October 26, 2020, at initial measurement, the private warrants value exceeded their cost by approximately $1,654,000. This amount is recognized as loss on issuance of private placement warrants for the period ending December 31, 2020.

Note 10 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from September 1, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following from September 1, 2020 (inception) through December 31, 2020:

Current
Federal	$—
State	—
Deferred
Federal	(68,168)
State	—
Change in valuation allowance	68,168
Income tax provision	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020:

Start-up/Organization costs	$61,173
Net operating loss carryforwards	6,995
Total deferred tax assets	68,168
Valuation allowance	(68,168)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income Taxes (cont.)

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows from September 1, 2020 (inception) through December 31, 2020:

Statutory Federal income tax rate	21.0%
Change in Valuation Allowance	(21.0)%
Income Taxes Benefit	0.0%

Note 11 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 13, 2021, the date the consolidated financial statements was available for issuance, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(In thousands of dollars)

	March 31 2021	December 31 2020
Assets
Current assets:
Cash and cash equivalents	$28,063	14,257
Accounts receivable	21,228	20,395
Inventory	8,100	7,770
Related party accounts receivable and advances (note 13)	452	332
Deposits	1,151	1,086
Prepaid expenses and other current assets	2,832	2,682
Assets held for sale	70,589	70,034
Total current assets	132,415	116,556

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $126,467 and $123,138 at March 31, 2021 and December 31, 2020, respectively (note 4)	68,072	70,759
Intangible assets – net of accumulated amortization of $129,177 and $125,922 at March 31, 2021 and December 31, 2020, respectively (note 5)	123,667	126,922
Investment in joint ventures (note 6)	78,946	77,993
Other noncurrent assets	659	689
Total noncurrent assets	271,344	276,363
Total assets	$403,759	392,919

Liabilities and Equity
Current liabilities:
Trade accounts payable	$1,862	1,570
Current portion of long-term debt, net of unamortized debt origination costs (note 7)	103,331	102,831
Accrued and other current liabilities	28,755	25,736
Liabilities held for sale	12,089	12,534
Total current liabilities	146,037	142,671

Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs (note 7)	136,338	136,593
Derivative liabilities (note 8)	955	1,268
Below market contracts (note 5)	5,157	5,769
Asset retirement obligations (note 9)	3,468	3,408
Post-retirement obligations (note 10)	3,749	3,750
Other long-term liabilities (note 6)	1,250	1,400
Total noncurrent liabilities	150,917	152,188
Total liabilities	296,954	294,859
Commitments and contingencies (note 15)

Equity:
Controlling interest:
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(210,247)	(218,957)
Accumulated other comprehensive loss	(1,322)	(1,349)
Total controlling interest	107,086	98,349
Noncontrolling interest	(281)	(289)
Total equity	106,805	98,060
Total liabilities and equity	$403,759	392,919

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands of dollars)

	For the three months ended March 31,
	2021	2020
Revenue:
Energy	$42,467	31,381
Construction	24	4,835
Amortization of intangibles and below-market contracts	(954)	(917)
Total revenue	41,537	35,299
Cost of revenue:
Cost of energy	21,100	18,438
Construction	23	4,605
Depreciation, amortization and accretion	5,693	7,793
Total cost of revenue	26,816	30,836
Gross profit	14,721	4,463
Impairment of assets	542	—
General and administrative expenses	7,106	5,237
Operating income (loss)	7,073	(774)
Other income (expense):
Equity in income of joint ventures	5,856	1,792
Interest expense, net	(4,321)	(5,112)
Gain (loss) on swap contracts	110	(343)
Total other expenses	1,645	(3,663)
Net income (loss)	8,718	(4,437)
Net income attributable to noncontrolling interest	8	19
Net income (loss) attributable to controlling interest	$8,710	(4,456)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Income

(In thousands of dollars)

	For the three months ended March 31,
	2021	2020
Net income (loss)	$8,718	(4,437)
Other comprehensive income:
Net actuarial income	27	25
Other comprehensive income (loss)	8,745	(4,412)
Comprehensive income attributable to noncontrolling interest	8	19
Comprehensive income (loss) attributable to controlling interest	$8,737	(4,431)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Equity

(In thousands of dollars)

	Controlling interest						Noncontrolling Interest	Total equity
	Class A units	Class B units	Class C units	Retained earnings (loss)	Accumulated other comprehensive (loss) income	Total controlling interest
Balance – December 31, 2019	$299,327	$19,327	$1	$(188,956)	$(1,304)	$128,395	$(266)	$128,129
Net income (loss)	—	—	—	(4,456)	—	(4,456)	19	(4,437)
Other comprehensive income (loss)	—	—	—	—	25	25	—	25
Distributions	—	—	—	—	—	—	(25)	(25)
Balance – March 31, 2020	$299,327	$19,327	$1	$(193,412)	$(1,279)	$123,964	$(272)	$123,692
Balance – December 31, 2020	$299,327	$19,327	$1	$(218,957)	$(1,349)	$98,349	$(289)	$98,060
Net income (loss)	—	—	—	8,710	—	8,710	8	8,718
Other comprehensive Income (loss)	—	—	—	—	27	27	—	27
Distributions	—	—	—	—	—	—	—	—
Balance – March 31, 2021	$299,327	$19,327	$1	$(210,247)	$(1,322)	$107,086	$(281)	$106,805

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands of dollars)

	For the three months ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$8,718	(4,437)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	3,332	3,900
Impairment of assets	542	—
Amortization of debt origination costs	245	351
Amortization of intangible assets	3,255	4,813
Amortization of below market contracts	(611)	(730)
Return on investment in joint venture	6,419	1,609
Equity in earnings of joint ventures	(5,856)	(1,792)
Equity in earnings construction revenue	1	230
Change in fair value of derivatives	(312)	29
Accretion of asset retirement obligation	60	115
Net periodic post-retirement benefit cost	27	34
Other noncurrent assets	30	39
Changes in operating assets and liabilities:
Accounts receivable	(1,226)	(3,409)
Inventory	(667)	(497)
Deposits	(65)	(4)
Prepaid expenses and other assets	(279)	196
Trade accounts payable	245	77
Accrued and other current liabilities	2,619	267
Net cash provided by operating activities	16,477	791
Cash flows from investing activities:
Purchase of property and equipment	(771)	(163)
Contributions to joint ventures	(1,900)	—
Net cash used in investing activities	(2,671)	(163)
Cash flows from financing activities:
Payments on note payable and revolving credit agreement	—	(1,500)
Distributions to non-controlling interest	—	(25)
Net cash used in financing activities	—	(1,525)
Net increase (decrease) in cash and cash equivalents	13,806	(897)
Cash and cash equivalents – beginning of period	14,257	7,081
Cash and cash equivalents – end of period	$28,063	6,184
Supplemental cash flow information:
Cash paid for interest	$2,193	3,417
Noncash investing transactions – purchase of property and equipment	155	175

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(1)     Organization and Description of Business

Aria Energy LLC and its subsidiaries (the Company) design, install, own, and operate long-lived energy projects. The Company was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. The Company generates its revenue from customers located throughout the United States from the production and sale of electrical energy from landfill gas fuel engines and renewable energy attributes, production and sale of renewable natural gas (RNG), operating and maintaining landfill gas projects owned by third parties, and constructing energy projects. The Company is currently investing in a project where the fuel source will be methane emanating from dairy herds.

Revenue is generated from the sale of commodities (power and gas), sale of capacity (power market) and also from the sale of attributes, i.e., RECs in the power market and RINs/LCFS in RNG market. RECs are Renewable Energy Credits; RINs are Renewable Identification Numbers; and LCFS is Low Carbon Fuel Standard, California Program.

The Company benefits from Federal and state renewable fuel standards and Federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC hold 94.35% of the ownership interests in the Company.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries and a 90% owned joint venture.

The impact of the pandemic caused by the novel coronavirus (“COVID-19”) and measures to prevent its spread have been impactful and continue to affect our business in several ways. In March 2020, Aria implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided. To date, the Company has not experienced any spread of the disease within its operating and management locations or any material interruptions to its business operations.

Recently, several vaccines have been authorized for use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local government have begun to ease the movement restrictions and initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, the uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

We remain uncertain of the ultimate effect COVID-19 could have on our business notwithstanding the distribution of several U.S. government approved vaccines and various federal, state and local governments having begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. This uncertainty as to the duration and severity of economic effects from the COVID-19 pandemic stems from the potential for, among other things, (i) continued rates of reported cases of COVID-19 and the potential for mutations of COVID-19 to result in increased rates of reported cases for which currently approved vaccines are not effective, (ii) unexpected disruptions to our operating projects and (iii) changes to customer demands.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(2)     Going Concern

We have prepared the accompanying consolidated financial statements on the basis that the Company will continue as a going concern. As disclosed in note 7, LES Project Holdings LLC (LESPH), a subsidiary of Aria Energy LLC has defaulted on a term note obligation by failing to meet its financial covenants. The contractual maturity of the debt was October 7, 2020. The Company has classified the debt principal amounts of $103,331 as a current long-term debt and associated unpaid interest obligations of $17,865 as accrued and other current liabilities as of March 31, 2021 in the unaudited consolidated balance sheet. The obligation is nonrecourse to Aria Energy LLC. On March 1, 2021, the Company entered into an agreement to sell its membership interests in LESPH, which closed June 2021. As part of that agreement, the Company and Lender Parties entered into a Mutual Release Agreement that becomes effective upon the sale of LESPH. The Mutual Release Agreement terminates the LESPH credit facility and discharges borrower’s obligation. The sale transaction closed on June 10, 2021.

Further, as discussed in note 7, the Company has a Term Loan B under its senior secured credit facility that matures on May 27, 2022. Currently, the Company does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business.

Accordingly, the circumstances of the Term Loan B raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity’s inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)     Summary of Significant Accounting Policies

(a)     Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of United States generally accepted accounting principles (U.S. GAAP).

(b)    Segment Reporting

The Company reports segment information in two segments: RNG and electric operations (landfill gas-to-energy, LFGTE). Landfill gas fuel source is a common element, though the Company has a new RNG plant that is under construction that will utilize waste from dairy cattle. The Company currently manages RNG and electric production as separate operating groups and measures production output in terms of megawatt hours (MWh) for LFGTE projects, and energy content is expressed as “millions of British thermal units” or MMBtu for RNG. Other segment reporting considerations include:

•        There are separate operating and leadership teams for RNG and LFGTE, each of whom have different skill sets. The processes for production are unique.

•        Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of commodity and RINs.

•        Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

•        The Company operates a small portfolio of LFGTE plants for third parties. Operationally these plants are the same as wholly owned projects.

•        The Company operates RNG plants for its joint-venture (JV) Mavrix LLC (Mavrix). These plants are operationally the same as wholly owned plants.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

•        Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

(c)     Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates. The areas most subject to estimation are the projected sale prices of RIN and LCFS attributes.

(d)    Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests.

(e)     Revenue Recognition

The Company generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of U.S. GAAP, a portion of revenue is accounted for under Accounting Standards Codification (ASC) 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized as accruable, generally upon delivery of electricity, gas, and their related renewable attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the power purchase agreements (PPAs), the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the three months ended March 31, 2021, approximately 39% of revenue was accounted for under ASC 606 and 61% under ASC 840. For the three months ended March 31, 2020, approximately 41% of revenue was accounted for under ASC 606 and 59% under ASC 840.

The following tables display the Company’s revenue by major source for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Major goods/services Line:
Gas commodity	$8,689	5,343
Gas renewable attributes	17,792	10,676
Gas service	339	239
Electric commodity	11,185	9,533
Electric service	1,830	2,096
Electric renewable attributes	2,632	3,494
Construction	24	4,835
	$42,491	36,216
Operating Segments
RNG	$26,844	21,093
LFGTE	15,647	15,123
	$42,491	36,216

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

Below is a description of accounting policies for each revenue stream:

(i)     Electricity

The Company sells a portion of the electricity it generates under the terms of power purchase agreements or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single offtaker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. The Company has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

Certain of the Company’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. The Company also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

(ii)    Gas

The Company sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single offtaker. These agreements have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

The Company also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

(iii)   Renewable Attributes

The Company also generates revenue through the sale of renewable attributes, which is included in energy revenue.

The Company’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of the Company’s RECs are generated by plants for which the Company has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

generated and delivered. For RECs not bundled with a PPA, the Company considers the RECs when held by the Company to be an inventory item, and outputs that are an economic benefit obtained directly through the operation of the plants. For these stand-alone sales, revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory. The value of RECs held in inventory is immaterial as the majority of RECs are either sold as part of a PPA or sold in an active market where a sales agreement exists for the credits at the time they are generated.

The Company generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of the Company’s RINs are generated by plants for which the Company has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

(iv)   Construction Type Contracts

The Company, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

(v)    Operation and Maintenance (O&M)

The Company provides O&M services at projects owned by third parties which are included in revenue from services. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity from the project.

(vi)   PPA and O&M Contract Amortization

Through acquisitions, the Company has both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below market value is being amortized to revenue over the remaining life of the underlying contract which is included in energy revenue.

The Company elected to recognize revenue using the right to invoice practical expedient. The Company determined that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

(f)     Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. The Company has not experienced any losses on such deposits.

(g)    Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at March 31, 2021 and December 31, 2020 based on the Company’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

(h)    Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

(i)     Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by the Company are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on the Company’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the three months ended March 31, 2021 and 2020.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Depreciable life – in years
Buildings	20 – 40
Machinery and equipment	10 – 20
Furniture and fixtures	5

(j)     Held for Sale

During 2020, the Company enacted a plan to sell LESPH, and accordingly, the business was classified held for sale at March 31, 2021. An agreement to sell the membership interests of the business subsequently occurred on March 1, 2021 for the purchase price of $58,500 (with $250 of estimated transaction expenses).

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

The assets and liabilities included in the consolidated balance sheet that are held for sale as of March 31, 2021 are as follows:

Current assets:
Accounts receivable	$2,313
Inventory	3,370
Related party accounts receivable and advances	140
Prepaid expenses and other current assets	815
Total current assets	6,638
Noncurrent assets:
Property and equipment	5,031
Intangible assets	82,179
Held for sale valuation allowance	(25,835)
Investment in joint ventures	2,576
Total noncurrent assets	63,951
Total assets classified as held for sale	$70,589

Current liabilities:
Trade accounts payable	$776
Accrued and other liabilities	1,669
Total current liabilities	2,445
Noncurrent liabilities:
Below-market contracts	6,060
Asset retirement obligations	3,584
Total noncurrent liabilities	9,644
Total liabilities classified as held for sale	$12,089
Net assets	$58,500

The net loss associated with LESPH included in the net loss on the Company’s consolidated statements of comprehensive income was $(1,944) and $(3,432) for the three months ended March 31, 2021 and 2020, respectively, of which $(1,952) and $(3,451), respectively, were attributable to the Company.

(k)    Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific to the project site and, if applicable, the power purchase agreement also specific to the project site), and liabilities associated with out of market contracts (out of market power purchase agreements, if applicable).

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

The Company recorded a valuation allowance in relation to its sale of LESPH’s assets and liabilities. A definitive Membership Interest Purchase Agreement (MIPA) with Energy Power Investment Company LLC was entered into in March 2021. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement, discussed in note 2.

There were no triggering events related to the Company’s projects in the Term Loan B portfolio in the three months ended March 31, 2021. Accordingly, no impairment charge was recognized in 2021 for this group of assets.

(l)     Other Noncurrent Assets

The other noncurrent asset as of March 31, 2021 and December 31, 2020 represents long-term deposits with transportation and utility companies.

(m)   Debt Origination Costs

Debt origination costs were incurred by the Company in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt.

(n)    Investments in Joint Ventures

Investments in joint ventures are reported on the equity method. Under this method, the Company records its proportional share of its income or losses of joint ventures as equity in income of joint ventures in the consolidated statements of operations.

(o)    Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings.

(p)    Asset Retirement Obligations

Asset retirement obligations (AROs) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial recognition of an obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See note 9 for further disclosures on AROs.

(q)    Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See note 10 for further disclosures on postretirement obligations.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

(r)     Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of the Company that are due more than one year in the future. Based on a contractual obligation under its Mavrix operating agreement, the Company estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1,250. The maximum earnout under the operating agreement is $9,500.

(s)     Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on the Company’s postretirement plan.

(t)     Income Taxes

Aria Energy LLC is a limited liability company taxed as a partnership and therefore no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

In 2016, Congress enacted the Bipartisan Budget Act of 2015 (the Act), which includes major changes in the way the IRS audit entities that are classified as partnerships. In the event the Company is audited by the taxing authority and assessed additional amounts due to the underpayment of tax in previous tax years, the Company intends to make the push-out election allowed by Treasury. That election allows the Company to notify its partners of their share of imputed underpayment amounts for including in their current tax returns. The Company has evaluated its tax position and believes it has no uncertain tax positions.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception; therefore there continues to be a full valuation allowance at March 31, 2021 and December 31, 2020 recorded against its net deferred tax asset. The entity has recorded no income tax expense for the periods ended March 31, 2021 and March 31, 2020.

(u)    Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

(v)    Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain Company owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

(w)    Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

(x)    Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 supersedes the previous leases standard, ASC Topic 840, Leases. This guidance is effective for annual periods beginning after December 15, 2021. Early application is permitted. The Company is currently evaluating the effect the standard will have on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses. The new guidance changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. The new standard is effective for fiscal years beginning after December 15, 2022, with early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)     Summary of Significant Accounting Policies (cont.)

In August 2020, the FASB issued ASU 2020-06, Debt: Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments and contracts in an entity’s own equity. This guidance is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those years, with early adoption permitted only as of annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact this standard will have on its consolidated financial statements or related financial statement disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions to the current guidance on contract modifications and hedging relationships to ease the financial reporting burdens of the expected market transition from London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance was effective upon issuance and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company does not currently anticipate this impact to have a material effect on its agreements, but is currently assessing the impact this standard may have on its consolidated financial statements or related financial statement disclosures.

(4)     Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

	March 31, 2021	December 31, 2020
Buildings	$25,213	25,186
Machinery and equipment	166,753	166,191
Furniture and fixtures	1,154	1,154
Construction in progress	1,419	1,366
Total cost	194,539	193,897
Accumulated depreciation	(126,467)	(123,138)
Net property, plant and equipment	$68,072	70,759

Depreciation expense was $3,332 and $3,900 for the three months ended March 31, 2021 and 2020, respectively.

(5)     Intangible Assets

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives.

The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangible Assets

	March 31, 2021
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	$217,285	105,246	112,039
Operations and maintenance contracts	3,500	2,537	963
Gas sales agreements	32,059	21,394	10,665
Total	$252,844	129,177	123,667

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(5)     Intangible Assets (cont.)

	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	$217,285	102,944	114,341
Operations and maintenance contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556
Total	$252,844	125,922	126,922

Details of the intangible assets are summarized below:

Type of contract	Amortization line item	Remaining lives	2021 expense	2020 expense
Gas rights	Depreciation, amortization and accretion	4 to 16 years	$2,301	3,777
Operation and maintenance	Amortization of intangibles and below-market contracts	5 years	63	145
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	891	891

Below-Market Contracts

Due to business acquisitions and asset acquisitions, the Company previously acquired certain below-market contracts, which are classified as noncurrent liabilities on the Company’s consolidated balance sheets. These include:

	March 31, 2021			December 31, 2020
	Gross liability	Accumulated amortization	Net	Gross liability	Accumulated amortization	Net
Gas purchase agreements	$19,828	14,671	5,157	$19,828	14,059	$5,769
Total	$19,828	14,671	$5,157	$19,828	14,059	$5,769

For intangibles and below-market contracts, depreciation, amortization and accretion was $2,644 and $4,083 for the three months ended March 31, 2021 and 2020 respectively. The liability of $19,828 relates to the purchase of gas, and they are amortized to cost of energy. Amortization was $611 and $730 for the three months ended March 31, 2021 and 2020, respectively, which was recorded as a decrease to cost of energy.

(6)     Investment in Joint Ventures

The Company holds 50% interests in six joint ventures accounted for using the equity method — Mavrix, LLC, Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC, Salt Lake Energy Systems LLC, and Sunshine Gas Producers, LLC.

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, the Company is required to make an Earn-Out Payment to its JV partner holding the other 50% membership (in Mavrix LLC) of an amount up to $9.5 million. As defined in the Contribution Agreement, the payment represents additional consideration for the Company’s equity interest in Mavrix, the Earn-Out Payment will be based on the performance of certain projects owned by Mavrix, through the Earn-Out Period which ends September 30, 2022. No Earn-Out Payment is made until after the Earn-Out Period. The Company has estimated the Earn-Out Payment to be $1,250 at March 31, 2021, $1,400 at December 31, 2020, and has recorded these amounts in other long-term liabilities in the respective periods.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(6)     Investment in Joint Ventures (cont.)

Summary information on the joint ventures is as follows:

	March 31, 2021	December 31, 2020
Assets	$172,331	171,288
Liabilities	12,427	13,570
Net assets	$159,904	157,718
Company’s share of equity in net assets	$78,946	77,993
	Three Months Ending March 31,
	2021	2020
Revenue	$23,599	12,658
Net income	11,368	3,692
Company’s share of net income	5,856	1,792

(7)     Long-Term Debt

	March 31, 2021	December 31, 2020
Notes payable – due October 7, 2020	$102,831	102,831
Term Loan B – due May 2022	137,978	137,978
Revolving Credit Facility	—	—
Debt origination costs – net of accumulated amortization of $6,453 and $6,208 at March 31, 2021 and December 31, 2020, respectively	(1,140)	(1,385)
Total	$239,669	239,424
Less:
Current portion of debt	103,331	102,831
Current portion of debt origination costs	—	—
Long-term portion	$136,338	136,593

Notes Payable

In October 2010, LESPH, a subsidiary of Aria Energy LLC entered into a credit agreement with a syndicate of bank lenders (the Banks) that provided for a term note and a working capital commitment (Line of Credit) which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. The working capital commitment expired in October 2015. The note is due in quarterly installments at prime rate plus 2.0% in 2021 and 2020 (6.0% and 6.0% as of March 31, 2021 and December 31, 2020, respectively). In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, however, balances were not paid as of March 31, 2021.

Under its credit agreement, LESPH is subject to various financial covenants, including maintaining a minimum debt service coverage ratio of 1.10 to 1.00. LESPH was not in compliance with these financial covenants at March 31, 2021 and December 31, 2020, having declared a default in November 2015. Accordingly, the amount outstanding under the term was classified as a current liability.

The Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(7)     Long-Term Debt (cont.)

of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

As discussed in note 16, the Company closed on the sale of LESPH on June 10, 2021.

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (Borrowers) entered into a senior secured credit facility that provides for a $200,000 secured term loan, and a $40,214 secured revolving credit facility, of which $40,000 can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan are due in quarterly installments of $500 that began on September 30, 2015 and will continue through March 31, 2022, with remaining amounts outstanding due and payable on May 27, 2022. Under the credit agreement, the Company is subject to a financial covenant that requires maintaining a maximum total debt to EBITDA (Total Secured Leverage) ratio of 6.0 to 1.0. The Company was in compliance with this covenant at March 31, 2021.

Interest on the term loan is paid quarterly at a rate of LIBOR minimum of 1.00% plus a spread of 4.00% (5.50% and 5.50% for 2021 and 2020, respectively). Interest on the revolver is paid at a variable rate; the Company has the option of a rate based on Eurodollar plus 3.75% to 4.00 depending on the Total Secured Leverage ratio, or a rate based on the Banks’ Prime Rate plus a margin of 2.75% to 3.00% depending on the Total Secured Leverage ratio. All spreads based on Eurodollar and the Banks’ Prime rate shall be increased by 0.50% (50 basis points) until such time that the Borrowers obtain both (1) a public corporate credit rating of B or higher with stable outlook from S&P and (2) a public corporate family rating of Ba3 or higher with stable outlook from Moody’s.

As of March 31, 2021, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of March 31, 2021, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

As of December 31, 2020, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of December 31, 2020, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

(8)     Derivative Instruments

The Company is exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows — e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

The Company has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007 MMBtu. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate which are considered level 2 inputs in the fair value hierarchy (see note 3(t)).

On April 6, 2020 the Company entered into an interest rate cap with a total notional amount of $110,000 and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and with a termination date of May 31, 2022. The market value at both March 31, 2021 and

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(8)     Derivative Instruments (cont.)

December 31, 2020 was valued at zero and all associated fees with this transaction were recorded. The Company made cash payments for the natural gas swap of $202 and $314 for the three months ended March 31, 2021 and March 31, 2020 respectively.

	March 31, 2021	December 31, 2020
Natural gas swap liability	$955	1,268
	Three Months Ending March 31,
	2021	2020
Natural gas swap – unrealized gain (loss)	$110	(343)

(9)     Asset Retirement Obligations

The following table presents the activity for the AROs for the year-to-date periods ended March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Balance at beginning of period	$3,408	6,536
Accretion expense	60	456
Revision to estimated cash flows	—	—
Transfer to liabilities classified as held for sale	—	(3,584)
Settlement of asset retirement obligation	—	—
Balance at end of period	$3,468	3,408

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

(10)     Benefit Plans

401(k) Plan

The Company maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions for the three months ended March 31, 2021 were $138 and for the year ended December 31, 2020 were $590.

Postretirement Obligations

The Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(10)     Benefit Plans (cont.)

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was:

	Three Months Ending March 31,
	2021	2020
Service cost	$10	12
Interest cost	20	26
Amortization of prior service cost	3	3
Recognition of net actuarial loss	24	22
Net periodic benefit cost	$57	63

(11)     Capital

The Company is authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests — voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. The Company is authorized to issue an unlimited number of Class A units and Class B units and have the following units outstanding (in thousands):

	March 31, 2021
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9
	December 31, 2020
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9

(12)     Earnings per Unit

Basic earnings per unit is computed using the “two-class” method which includes the weighted average number of units outstanding during the period and other securities that participate in dividends (a participating security) (if any). During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per unit applicable to unitholders is computed by dividing the net loss applicable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional units for the potential dilutive effects of a warrant, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per unit are the same, as any additional unit equivalents would be anti-dilutive.

Earnings per common unit	March 31, 2021	March 31, 2020
Net income (loss) attributable to the Company (thousands of $)	8,710	(4,456)
Weighted average number of common units outstanding (thousands of shares)	479,966	479,966
Earnings (loss) per common unit ($)	0.02	(0.01)

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(13)     Related Party Transactions

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. The Company provides operations and maintenance services, and administration and accounting services to their 50% owned joint ventures. The following is a summary of transactions and balances with these related parties:

	Three Months Ending March 31,
	2021	2020
Sales of construction services	$24	4,835
Sales of operations and maintenance services	395	431
Sales of administrative and other services	98	99
Accounts receivable	452	351

(14)     Segment Reporting

The Company has two reportable segments for the three months ending March 31, 2021 and 2020, Renewable Natural Gas (RNG) and Renewable Baseload Electricity. Renewable Baseload Electricity is the generation of power and Landfill Gas to Electricity (LFGTE) plant. The corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following tables are consistent with the manner in which the Chief Operating Decision Maker (CODM) evaluates the performance of each segment and allocates the Company’s resources.

2021 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$25,953	15,584	—	41,537
Net income (loss)	16,950	1,503	(9,743)	8,710
EBITDA	19,505	4,969	(5,407)	19,067
Adjusted EBITDA	19,318	5,949	(3,709)	21,558
Total assets	159,371	209,720	34,668	403,759
Capital expenditures and investment in joint ventures	2,393	218	60	2,671

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the three months ended March 31, 2021:

	RNG	LFGTE	Corporate	Total
Net income (loss)	$16,950	1,503	(9,743)	8,710
Depreciation, amortization and accretion	2,555	3,466	15	6,036
Interest expense	—	—	4,321	4,321
EBITDA	$19,505	4,969	(5,407)	19,067
Impairment of assets	—	542	—	542
Net derivative activity	(312)	—	—	(312)
Equity in income of joint ventures	(4,875)	(981)	—	(5,856)
Return on investment in joint ventures	5,000	1,419	—	6,419
Debt forbearance costs	—	—	932	932
Costs related to sale of equity	—	—	766	766
Adjusted EBITDA	$19,318	5,949	(3,709)	21,558

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(14)     Segment Reporting (cont.)

2020 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$20,202	15,097	—	35,299
Net income (loss)	4,947	(409)	(8,994)	(4,456)
EBITDA	7,454	5,164	(3,854)	8,764
Adjusted EBITDA	6,432	6,032	(3,413)	9,051
Total assets	149,986	255,040	15,295	420,321
Capital expenditures and investment in joint ventures	154	12	(3)	163

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the three months ended March 31, 2020:

	RNG	LFGTE	Corporate	Total
Net income (loss)	$4,947	(409)	(8,994)	(4,456)
Depreciation, amortization and accretion	2,507	5,573	18	8,098
Interest expense	—	—	5,122	5,122
EBITDA	$7,454	5,164	(3,854)	8,764
Impairment of assets	—	—	—	—
Net derivative activity	29	—	—	29
Equity in income of joint ventures	(1,051)	(741)	—	(1,792)
Return on investment in joint ventures	—	1,609	—	1,609
Debt forbearance costs	—	—	365	365
Costs related to sale of equity	—	—	76	76
Adjusted EBITDA	$6,432	6,032	(3,413)	9,051

(15)     Commitments and Contingencies

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(a)     Gas Rights Agreements

The Company has various gas rights agreements with Landfill owners that terminate from 2024 to 2036. In some cases these agreements are evergreen. The terms of the gas rights agreements generally require the payment of a royalty based on revenue generated from production.

(b)    Capital Commitments

The Company has $90 and $559 related to its construction projects at March 31, 2021 and December 31, 2020, respectively.

(c)     Leases

The Company leases office space in Novi, Michigan under a ten year term with monthly lease payments starting at $4. After the first year the monthly lease payment is increased by 2% annually. Monthly rent is now $5. On October 20, 2020 the Company signed a lease extension agreement for two additional years. The lease will expire on June 30, 2023. The total lease expense was $16 and $16 for the three months ended March 31, 2021 and 2020, respectively. Future minimum lease payments will be $48 for the remainder of 2021, $64 for fiscal year 2022 and $32 for fiscal year 2023.

ARIA ENERGY LLC AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(15)     Commitments and Contingencies (cont.)

(d)    Litigation

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(e)     Concentrations

A substantial portion of the Company’s energy revenues are generated from one customer who comprises 43% and 33% of total revenue for the three months ended March 31, 2021 and 2020, respectively.

(f)     Environmental

The Company is subject to a range of federal, state and local regulations governing the wellfields (on the associated landfill) and pipelines. The Company believes its operations currently comply in all material respects all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

(16)     Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through June 18, 2021, the date at which the consolidated financial statements were issued and determined that except for the transactions described below, there are no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Sale of LESPH

As noted in notes 3 and 7, the Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

Final regulatory approval of the sale was received on May 5, 2021; the transaction was closed on June 10, 2021.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with the Company and Archaea Energy LLC. The combined company will be named Archaea Energy, with an executive team comprised of leaders from the Company and Archaea Energy LLC.

The transaction is expected to close in the third quarter of 2021 and plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for approximately $680 million. Archaea Energy LLC is being acquired for $347 million.

KPMG LLP Suite 1900 150 West Jefferson Detroit, MI 48226

REPORT OF INDEPENDENT REGISTERED AUDITORS

To the Board of Directors
Aria Energy LLC.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aria Energy LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s subsidiary, LES Project Holdings LLC (LESPH), is in default on its debt obligations which are collateralized by certain assets of LESPH. As a result, LESPH’s debt obligations are reflected as a current liability in the balance sheet. Further, the Company’s Term Loan B secured credit facility matures May 27, 2022. The Company does not have the ability to satisfy these debt obligations in the normal course of business which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plan in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.
Detroit, Michigan

May 13, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the

KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands of dollars)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,257	7,081
Accounts receivable	20,395	16,773
Inventory	7,770	10,664
Related party accounts receivable and advances (note 13)	332	299
Deposits	1,086	1,003
Prepaid expenses and other current assets	2,682	2,485
Assets held for sale	70,034	—
Total current assets	116,556	38,305

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $123,138 and $153,079 at December 31, 2020 and 2019, respectively (note 4)	70,759	88,818
Intangible assets – net of accumulated amortization of $125,922 and $198,603 at December 31, 2020 and 2019, respectively (note 5)	126,922	227,855
Investment in joint ventures (note 6)	77,993	70,108
Other noncurrent assets	689	1,056
Total noncurrent assets	276,363	387,837
Total assets	$392,919	426,142

Liabilities and Equity
Current liabilities:
Trade accounts payable	$1,570	2,525
Current portion of long-term debt, net of unamortized debt origination costs (note 7)	102,831	106,372
Accrued and other current liabilities	25,736	21,679
Liabilities held for sale	12,534	—
Total current liabilities	142,671	130,576
Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs (note 7)	136,593	140,078
Derivative liabilities (note 8)	1,268	2,514
Below market contracts (note 5)	5,769	14,710
Asset retirement obligations (note 9)	3,408	6,536
Post-retirement obligations (note 10)	3,750	3,599
Other long-term liabilities (note 6)	1,400	—
Total noncurrent liabilities	152,188	167,437
Total liabilities	294,859	298,013
Commitments and contingencies (note 15)
Controlling interest:
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(218,957)	(188,956)
Accumulated other comprehensive loss	(1,349)	(1,304)
Total controlling interest	98,349	128,395
Noncontrolling interest	(289)	(266)
Total equity	98,060	128,129
Total liabilities and equity	$392,919	426,142

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Revenue:
Energy	$132,580	120,489	155,112
Construction	9,983	12,497	13,172
Amortization of intangibles and below-market contracts	(3,682)	(3,669)	(3,119)
Total revenue	138,881	129,317	165,165
Cost of revenue:
Cost of energy	72,519	73,537	79,899
Construction	9,507	11,902	12,596
Depreciation, amortization and accretion	30,564	32,092	34,154
Total cost of revenue	112,590	117,531	126,649
Gross profit	26,291	11,786	38,516
Impairment of assets	25,293	1,634	26,167
General and administrative expenses	20,782	18,810	21,049
Operating income	(19,784)	(8,658)	(8,700)
Other income (expense):
Equity in income of joint ventures	9,298	4,378	3,260
Interest expense, net	(19,305)	(22,053)	(20,431)
Gain (loss) on swap contracts	(135)	(619)	1,727
Loss on disposal of assets	—	—	(556)
Other income	3	5	9
Total other expenses	(10,139)	(18,289)	(15,991)
Net loss	(29,923)	(26,947)	(24,691)
Net income attributable to noncontrolling interest	78	84	67
Net loss attributable to controlling interest	$(30,001)	(27,031)	(24,758)

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Net loss	$(29,923)	(26,947)	(24,691)
Other comprehensive income (loss):
Net actuarial income (loss)	(45)	(723)	299
Comprehensive loss	(29,968)	(27,670)	(24,392)
Comprehensive income attributable to noncontrolling interest	78	84	67
Comprehensive loss attributable to controlling interest	$(30,046)	(27,754)	(24,459)

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Equity
(In thousands of dollars)

	Controlling interest
	Class A units	Class B units	Class C units	Retained loss	Accumulated other comprehensive (loss) income	Total controlling interest	Noncontrolling Interest	Total equity
Balance – December 31, 2017	$330,939	21,220	1	(137,167)	(880)	214,113	(233)	213,880
Net income (loss)	—	—	—	(24,758)	—	(24,758)	67	(24,691)
Other comprehensive income	—	—	—	—	299	299	—	299
Distributions	(21,331)	(1,277)	—	—	—	(22,608)	(83)	(22,691)
Balance – December 31, 2018	$309,608	19,943	1	(161,925)	(581)	167,046	(249)	166,797
Net income (loss)	—	—	—	(27,031)	—	(27,031)	84	(26,947)
Other comprehensive loss	—	—	—	—	(723)	(723)	—	(723)
Distributions	(10,281)	(616)	—	—	—	(10,897)	(101)	(10,998)
Balance – December 31, 2019	299,327	19,327	1	(188,956)	(1,304)	128,395	(266)	128,129
Net income (loss)	—	—	—	(30,001)	—	(30,001)	78	(29,923)
Other comprehensive loss	—	—	—	—	(45)	(45)	—	(45)
Distributions	—	—	—	—	—	—	(101)	(101)
Balance – December 31, 2020	$299,327	19,327	1	(218,957)	(1,349)	98,349	(289)	98,060

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(29,923)	(26,947)	(24,691)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation	15,473	15,620	16,196
Impairment of assets	25,293	1,634	26,167
Amortization of debt origination costs	1,382	1,503	1,619
Amortization of intangible assets	18,754	20,256	21,723
Amortization of below market contracts	(2,881)	(2,920)	(3,498)
Return on investment in joint venture	13,016	11,023	5,032
Equity in earnings of unconsolidated joint ventures	(8,823)	(3,783)	(2,601)
Change in fair value of interest rate and natural gas swap	(1,246)	(126)	(1,727)
Accretion of asset retirement obligation	456	361	407
Settlement of asset retirement obligation	—	(100)	—
Net periodic post-retirement benefit cost	106	80	132
Changes in operating assets and liabilities:
Accounts receivable	(5,835)	3,440	3,731
Costs in excess of billing	—	40	431
Other noncurrent assets	368	508	1,185
Deposits	(83)	(199)	(377)
Inventory	(140)	(592)	(893)
Prepaid expenses and other assets	(883)	(486)	(196)
Trade accounts payable	(131)	(1,512)	(857)
Accrued and other expenses	6,126	2,925	4,447
Net cash provided by operating activities	31,029	20,725	46,230

Cash flows from investing activities:
Purchase of property and equipment	(2,324)	(6,769)	(8,824)
Contributions to joint ventures	(13,020)	(8,674)	—
Payments on related party notes payable	—	(585)	(18,450)
Net cash used in investing activities	(15,344)	(16,028)	(27,274)

Cash flows from financing activities:
Payments on note payable and revolving credit agreement	(16,408)	(5,632)	(4,107)
Proceeds from revolving credit agreement	8,000	4,000	—
Distributions to controlling interest	—	(10,897)	(22,608)
Distributions to noncontrolling interest	(101)	(101)	(83)
Net cash used in financing activities	(8,509)	(12,630)	(26,798)
Net increase (decrease) in cash and cash equivalents	7,176	(7,933)	(7,842)
Cash and cash equivalents – beginning of year	7,081	15,014	22,856
Cash and cash equivalents – end of year	$14,257	7,081	15,014

Supplemental cash flow information:
Cash paid for interest	$11,617	13,230	13,230
Noncash investing transactions – purchase of property and equipment	151	298	298

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 1 — Organization and Description of Business

Aria Energy LLC and its subsidiaries (the Company) design, install, own, and operate long-lived energy projects. The Company was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. The Company generates its revenue from customers located throughout the United States from the production and sale of electrical energy from landfill gas fuel engines and renewable energy attributes, production and sale of renewable natural gas (RNG), operating and maintaining landfill gas projects owned by third parties, and constructing energy projects. The Company is currently investing in a project where the fuel source will be methane emanating from dairy herds.

Revenue is generated from the sale of commodities (power and gas), sale of capacity (power market) and also from the sale of attributes, i.e., RECs in the power market and RINs/LCFS in RNG market. RECs are Renewable Energy Credits; RINs are Renewable Identification Numbers; and LCFS is Low Carbon Fuel Standard, California Program.

The Company benefits from Federal and state renewable fuel standards and Federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC hold 94.35% of the ownership interests in the Company.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries and a 90% owned joint venture.

In March 2020, the World Health Organization classified the outbreak of COVID-19 as a pandemic and recommended containment and mitigation measures worldwide. In response to the COVID-19 pandemic, the Company implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect its workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, personal protective equipment (PPE) was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote-work environment, and the Company leveraged supplier networks to source COVID-19-specific PPE. Communications from senior leadership to all employees were enhanced; weekly updates were provided.

To date, the Company has not experienced any spread of the disease within its operating and management locations and has had no interruptions to its business operations.

The Company remains vigilant in protecting business operations from the potential effects of COVID-19. Safety protocols, including travel restrictions, remote work, masks, social distancing, daily health screenings and daily exposure reporting and notification, continue to be the cornerstone of the Company’s employee protection plan. The Company is encouraging all employees to seek vaccination against the virus and is providing resources to help locate available vaccines; the Company is also providing four hours of paid vacation for all employees who have been vaccinated.

The Company does not believe COVID-19 had any effect on RIN prices. RINs are based on a federal government program that is managed by Environmental Protection Agency. RIN prices began increasing in late 2019 and rose consistently throughout 2020.

Note 2 — Going Concern

We have prepared the accompanying consolidated financial statements on the basis that the Company will continue as a going concern. As disclosed in note 7, LES Project Holdings LLC (LESPH), a subsidiary of Aria Energy LLC has defaulted on a term note obligation by failing to meet its financial covenants. The contractual maturity of the debt was October 7, 2020. The Company has classified the debt principal amounts of $102,831 as a current long-term

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 2 — Going Concern (cont.)

debt and associated unpaid interest obligations of $16,008 as accrued and other current liabilities as of December 31, 2020 in the consolidated balance sheets. If the lenders were to require the payment of the LESPH’s debt, the Company does not have the ability to pay the obligation. The obligation is nonrecourse to Aria Energy LLC. On June 1, 2020, the Company entered into a Sale Support and Cooperation Agreement (the “Agreement”) with the Lender Parties. As part of the Agreement, the Company and Lender Parties entered into a Mutual Release Agreement that becomes effective upon the sale of LESPH. As noted in Note 16, the Company, in March 2021, entered into an agreement to sell its membership interests in LESPH, which is expected to close the week of May 17, 2021.

Further, as discussed in note 7, the Company has a Term Loan B under its senior secured credit facility that matures on May 27, 2022. Currently, the Company does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business.

Accordingly, these circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity’s inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The factors noted above raise substantial doubt about the Company’s ability to continue as a going concern, as the Company does not have the ability to satisfy the debt obligations in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Summary of Significant Accounting Policies

(a)    Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of United States generally accepted accounting principles (U.S. GAAP).

(b)    Segment Reporting

The Company reports segment information in two segments: RNG and electric operations (landfill gas-to-energy, LFGTE). Landfill gas fuel source is a common element, though the Company has a new RNG plant that is under construction that will utilize waste from dairy cattle. The Company currently manages RNG and electric production as separate operating groups and measures production output in terms of megawatt hours (MWh) for LFGTE projects, and energy content is expressed as “millions of British thermal units” or MMBtu for RNG. Other segment reporting considerations include:

•        There are separate operating and leadership teams for RNG and LFGTE, each of whom have different skill sets. The processes for production are unique.

•        Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of commodity and RINs.

•        Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

•        The Company operates a small portfolio of LFGTE plants for third parties. Operationally these plants are the same as wholly owned projects.

•        The Company operates RNG plants for its joint-venture (JV) Mavrix LLC (Mavrix). These plants are operationally the same as wholly owned plants.

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Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

•        Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

(c)     Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates. The areas most subject to estimation are the projected sale prices of RIN and LCFS attributes.

(d)    Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests.

(e)     Revenue Recognition

The Company generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of U.S. GAAP, a portion of revenue is accounted for under Accounting Standards Codification (ASC) 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized as accruable, generally upon delivery of electricity, gas, and their related renewable attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the power purchase agreements (PPAs), the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the year ended December 31, 2020, approximately 41% of revenue was accounted for under ASC 606 and 59% under ASC 840. For the year ended December 31, 2019, approximately 43% of revenue was accounted for under ASC 606 and 57% under ASC 840.

The following table’s display the Company’s revenue by major source for the year’s ended December 31, 2020, 2019, and 2018:

	Years Ended December 31,
Major goods/service Line:	2020	2019	2018
Gas commodity	$23,730	23,968	27,342
Gas renewable attributes	51,413	40,374	65,895
Electric commodity	35,359	38,503	44,007
Electric operations and maintenance	11,003	8,046	7,851
Electric renewable attributes	11,075	9,598	10,017
Construction	9,983	12,497	13,172
	$142,563	132,986	168,284

Operating Segments
RNG	$85,126	76,839	106,409
LFGTE	57,437	56,147	61,875
	$142,563	132,986	168,284

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

Below is a description of accounting policies for each revenue stream:

(i)     Electricity

The Company sells a portion of the electricity it generates under the terms of power purchase agreements or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single offtaker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. The Company has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

Certain of the Company’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. The Company also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

(ii)    Gas

The Company sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single offtaker. These agreements have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

The Company also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

(iii)   Renewable Attributes

The Company also generates revenue through the sale of renewable attributes, which is included in energy revenue.

The Company’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of the Company’s RECs are generated by plants for which the Company has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are generated and delivered. For RECs not bundled with a PPA, the Company considers the RECs when held by the Company to be an inventory item, and outputs that are an economic benefit obtained directly through the operation of the plants. For these stand-alone sales,

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory. The value of RECs held in inventory is immaterial as the majority of RECs are either sold as part of a PPA or sold in an active market where a sales agreement exists for the credits at the time they are generated.

The Company generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of the Company’s RINs are generated by plants for which the Company has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

(iv)    Construction Type Contracts

The Company, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

(v)     Operation and Maintenance (O&M)

The Company provides O&M services at projects owned by third parties which are included in revenue from services. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity from the project.

(vi)    PPA and O&M Contract Amortization

Through acquisitions, the Company has both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below market value is being amortized to revenue over the remaining life of the underlying contract which is included in energy revenue.

The Company elected to recognize revenue using the right to invoice practical expedient. The Company determine that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

(f)     Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. The Company has not experienced any losses on such deposits.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

(g)    Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at December 31, 2020 and 2019 based on the Company’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

(h)    Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

(i)     Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by the Company are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on the Company’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the years ended December 31, 2020 and 2019.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Depreciable life – in years
Buildings	20 – 40
Machinery and equipment	10 – 20
Furniture and fixtures	5

(j)     Held for Sale

During 2020, the Company enacted a plan to sell LESPH, and accordingly, the business was classified held for sale at December 31, 2020. An agreement to sell the membership interests of the business subsequently occurred on March 1, 2021 for the purchase price, net of $1,000 of estimated transaction expenses, of $57,500. An impairment of the net assets held for sale in the amount of $25,293 was recognized as of December 31, 2020.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

The assets and liabilities included in the consolidated balance sheet that are held for sale as of December 31 are as follows:

In $000s
Current assets:
Accounts receivable	2,092
Inventory	3,034
Related party accounts receivable and advances	88
Prepaid expenses and other current assets	686
Total current assets	5,900
Noncurrent assets:
Property and equipment	4,906
Intangible assets	82,179
Held for sale valuation allowance	(25,293)
Investment in joint ventures	2,342
Total noncurrent assets	64,134
Total assets held for sale	70,034

Current liabilities
Trade accounts payable	824
Accrued and other current liabilities	2,066
Total current liabilities	2,890
Noncurrent liabilities
Below market contracts	6,060
Asset retirement obligations	3,584
Total noncurrent liabilities	9,644
Total liabilities held for sale	12,534

The net loss associated with LESPH included in the net loss on the Company’s consolidated statements of comprehensive loss was $(38,367), $(15,161) and $(38,372) for the years ended December 31, 2020, 2019, and 2018, respectively, of which $(38,445), $(15,245) and $(38,439) respectively, were attributable to the Company.

(k)    Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific to the project site and, if applicable, the power purchase agreement also specific to the project site), and liabilities associated with out of market contracts (out of market power purchase agreements, if applicable).

The Company recorded a valuation allowance in relation to its sale of LESPH’s assets and liabilities. A definitive Membership Interest Purchase Agreement (MIPA) with Energy Power Investment Company LLC was entered into in March 2021. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement, discussed in note 2). Since the former will result in a loss, it is recognized as an impairment charge of $25,293 in 2020. The gain resulting from the settlement of the debt will be recognized in 2021 upon the sale of LESPH.

There were no triggering events related to the Company’s projects in the Term B Loan portfolio in 2020. Accordingly, no impairment charge was recognized in 2020 for this group of assets.

There were impairment charges recorded in 2019 of $1,634: $1,279 was charged to intangible assets and $355 was charged to property and equipment. An impairment charge of $26,167 was recognized in 2018 as a result of non-renewal of certain PPAs. Specifically, a $20,532 impairment was charged to intangible assets and $5,635 was charged to property and equipment.

(l)     Other Noncurrent Assets

The other noncurrent asset as of December 31, 2020 and 2019 represents long-term deposits with transportation and utility companies.

(m)   Debt Origination Costs

Debt origination costs were incurred by the Company in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt. Expected amortization expense in each year 2021 – 2022 is $993 and $391, respectively.

(n)    Investments in Joint Ventures

Investments in joint ventures are reported on the equity method. Under this method, the Company records its proportional share of its income or losses of joint ventures as equity in income of joint ventures in the consolidated statements of operations.

(o)    Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings.

(p)    Asset Retirement Obligations

Asset retirement obligations (AROs) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

recognition of an obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See note 9 for further disclosures on AROs.

(q)    Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See note 10 for further disclosures on postretirement obligations.

(r)     Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of the Company that are due more than one year in the future. Based on a contractual obligation under its Mavrix operating agreement, the Company estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1,400. The maximum earnout under the operating agreement is $9,500.

(s)     Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on the Company’s postretirement plan.

(t)     Income Taxes

Aria Energy LLC is a limited liability corporation taxed as a partnership and therefore no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

In 2016, Congress enacted the Bipartisan Budget Act of 2015 (the Act), which includes major changes in the way the IRS audit entities that are classified as partnerships. In the event the Company is audited by the taxing authority and assessed additional amounts due to the underpayment of tax in previous tax years, the Company intends to make the push-out election allowed by Treasury. That election allows the Company to notify its partners of their share of imputed underpayment amounts for including is their current tax returns. The Company has evaluated its tax position and believes it has no uncertain tax positions.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception, and there is a full valuation allowance of $605 and $504 at December 31, 2020 and 2019, respectively, recorded against its net deferred tax asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

(u)    Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

(v)     Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain Company owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

(w)    Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

(x)    Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 supersedes the previous leases standard, ASC Topic 840, Leases. This guidance is effective for annual periods beginning after December 15, 2021. Early application is permitted. The Company is currently evaluating the effect the standard will have on its consolidated financial statements and disclosures.

Note 4 — Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

	December 31
	2020	2019
Buildings	$25,186	33,003
Machinery and equipment	166,191	205,850
Furniture and fixtures	1,154	1,527
Construction in progress	1,366	1,517
Total cost	193,897	241,897
Accumulated depreciation	(123,138)	(153,079)
Net property, plant and equipment	$70,759	88,818

Depreciation expense was $15,473, $15,620, and $16,196 for the years ended December 31, 2020, 2019 and 2018, respectively.

Note 5 — Intangible Assets

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 5 — Intangible Assets (cont.)

Amortizable Intangible Assets

	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	217,285	102,944	114,341
Operations and maintenance contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556
Total	252,844	125,922	126,922
	December 31, 2019
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	384,700	175,497	209,203
Operations and maintenance contracts	9,699	6,169	3,530
Gas sales agreements	32,059	16,937	15,122
Total	426,458	198,603	227,855

Details of the intangible assets are summarized below:

Type of contract	Amortization line item	Remaining lives	2020 expense	2019 expense	2018 expense
Gas rights	Depreciation, amortization and accretion	4 to 16 years	$14,636	16,111	17,551
Operation and maintenance	Amortization of intangibles and below-market contracts	5 years	552	579	579
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	3,566	3,566	3,566
Power purchase	Amortization of intangibles and below-market contracts	None	—	—	27

Estimated amortization for the years ending December 31 are as follows:

2021	$12,724
2022	12,132
2023	11,220
2024	10,294
2025	10,025
Thereafter	70,527
Total	$126,922

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 5 — Intangible Assets (cont.)

Below-Market Contracts

Due to business acquisitions and asset acquisitions, the Company previously acquired certain below-market contracts, which are classified as noncurrent liabilities on the Company’s consolidated balance sheets. These include:

	December 31, 2020			December 31, 2019
	Gross liability	Accumulated amortization	Net	Gross liability	Accumulated amortization	Net
Power purchase agreements	$—	—	—	12,200	5,704	6,496
Gas purchase agreements	19,828	14,059	5,769	19,828	11,614	8,214
Total	19,828	14,059	5,769	32,028	17,318	14,710

Of these contracts, $12,200 was related to the sale of power by LESPH and was reclassified to held for sale in 2020. Amortization was $436 and $476 for the years ended December 31, 2020 and 2019 respectively, which is recorded as amortization of intangibles and below-market contracts. The remaining $19,828 relates to the purchase of gas, and they are amortized to cost of energy. Amortization was $2,445 for the three years ended December 31, 2020, 2019 and 2018, which was recorded as a decrease to cost of energy.

Estimated amortization for the years ending December 31 are as follows:

2021	$2,433
2022	2,409
2023	927
Thereafter	—
Total	$5,769

Note 6 — Investment in Joint Ventures

The Company holds 50% interests in six joint ventures accounted for using the equity method — Mavrix, LLC, Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC, Salt Lake Energy Systems LLC, and Sunshine Gas Producers, LLC.

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, the Company is required to make an Earn-Out Payment to its JV partner holding the other 50% membership (in Mavrix LLC) of an amount up to $9.5 million. As defined in the Contribution Agreement, the payment represents additional consideration for the Company’s equity interest in Mavrix, the Earn-Out Payment will be based on the performance of certain projects owned by Mavrix, through the Earn-Out Period which ends September 30, 2022. No Earn-Out Payment is made until after the Earn-Out Period. The Company has estimated the Earn-Out Payment to be $1,400, and has recorded that amount in other long-term liabilities.

Summary information on the joint ventures is as follows:

	December 31
	2020	2019
Assets	$171,288	150,390
Liabilities	13,570	9,745
Net assets	$157,718	140,645
Company’s share of equity in net assets	$77,993	70,108

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 6 — Investment in Joint Ventures (cont.)

	December 31
	2020	2019
Revenue	$60,459	45,298
Net income	18,801	9,358
Company’s share of net income	9,298	4,378

Note 7 — Long-Term Debt

	December 31
	2020	2019
Notes payable – due October 7, 2020	$102,831	102,831
Term Loan B – due May 2022	137,978	142,385
Revolving Credit Facility	—	4,000
Debt origination costs – net of accumulated amortization of $6,208 and $14,971 at December 31, 2020 and 2019, respectively	(1,385)	(2,766)
Total	239,424	246,450
Less:
Current portion of debt	102,831	106,738
Current portion of debt origination costs	—	(366)
Long-term portion	$136,593	140,078

Notes Payable

In October 2010, LESPH, a subsidiary of Aria Energy LLC entered into a credit agreement with a syndicate of bank lenders (the Banks) that provided for a term note and a working capital commitment (Line of Credit) which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. The working capital commitment expired in October 2015. The note is due in quarterly installments at prime rate plus 2.0% in 2020 and 2019 (6.0% and 7.5% as of December 31, 2020 and 2019, respectively). In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, however, balances were not paid as of December 31, 2020.

Under its credit agreement, LESPH is subject to various financial covenants, including maintaining a minimum debt service coverage ratio of 1.10 to 1.00. LESPH was not in compliance with these financial covenants at December 31, 2020 and 2019, having declared a default in November 2015. Subsequently, it was further determined that there were additional defaults around compliance reporting, and lack of proper notifications.

As discussed in note 2, the debt was due in full on October 7, 2020, and the amount outstanding under the term note has been classified as a current liability. On June 1, 2020 the Company signed a Sale Support and Cooperation Agreement with the lenders. As discussed in note 16, the Company has signed an agreement to sell LESPH, with closing expected for the week of May 17, 2021.

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (Borrowers) entered into a senior secured credit facility that provides for a $200,000 secured term loan, and a $40,214 secured revolving credit facility, of which $40,000 can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan are due in quarterly installments of $500 that began on September 30, 2015 and will continue through March 31, 2022, with remaining amounts outstanding due and payable on May 27, 2022. Mandatory Prepayments are to be made from Excess Cash Flows as defined in the credit agreement, following each fiscal year. There was a $0 mandatory prepayment made in 2020 and $3,632 mandatory prepayment made in 2019. Voluntary prepayments are permitted

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 7 — Long-Term Debt (cont.)

from time-to-time and at the Company’s option may be applied to remaining scheduled amortization payments or to the final payment at maturity. The Company made a $2,000 voluntary prepayment in 2020 executing the option to apply the payment to future principal installments, which fulfills the current obligation through 2021. Under the credit agreement, the Company is subject to a financial covenant that requires maintaining a maximum total debt to EBITDA (Total Secured Leverage) ratio of 6.0 to 1.0. The Company was in compliance with this covenant at December 31, 2020.

Interest on the term loan is paid quarterly at a rate of LIBOR minimum of 1.00% plus a spread of 4.00% (5.50% and 6.20% for 2020 and 2019, respectively). Interest on the revolver is paid at a variable rate; the Company has the option of a rate based on Eurodollar plus 3.75% to 4.00 depending on the Total Secured Leverage ratio, or a rate based on the Banks’ Prime Rate plus a margin of 2.75% to 3.00% depending on the Total Secured Leverage ratio., All spreads based on Eurodollar and the Banks’ Prime rate shall be increased by 0.50% (50 basis points) until such time that the Borrowers obtain both (1) a public corporate credit rating of B or higher with stable outlook from S&P and (2) a public corporate family rating of Ba3 or higher with stable outlook from Moody’s.

As of December 31, 2020, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of December 31, 2020, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

As of December 31, 2019, $142,385 was outstanding on the term loan at a 6.20% interest rate; and as of the same date, $4,000 was drawn on the revolver. As of December 31, 2019, the Company had $21,260 in letters of credit outstanding, which reduces the amount available under the revolving credit facility.

Note 8 — Derivative Instruments

The Company is exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows — e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

The Company has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007 MMBtu. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate which are considered level 2 inputs in the fair value hierarchy (see note 3(t)).

On April 6, 2020 the Company entered into an interest rate cap with a total notional amount of $110,000 and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and with a termination date of May 31, 2022. The market value at 12/31/2020 was valued at zero and all associated fees with this transaction were recorded. The Company made cash payments for the natural gas swap of $1,286, $745 and $494 for the years ended December 31, 2020, December 31, 2019, and December 31, 2018 respectively. In 2018 the Company received $539 in settlement of the interest rate swap.

	December 31
	2020	2019	2018
Natural gas swap liability	$1,268	2,514	2,640

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 8 — Derivative Instruments (cont.)

	December 31
	2020	2019	2018
Natural gas swap – unrealized loss	$(40)	(619)	875
Interest rate CAP – unrealized loss	(95)	—
Interest rate swaps – unrealized gain	—	—	852
Interest rate swaps – realized gain	—	—	539

Note 9 — Asset Retirement Obligations

The following table presents the activity for the AROs for the years ended December 31, 2020 and 2019:

	December 31
	2020	2019
Balance at beginning of year	$6,536	6,022
Accretion expense	456	361
Revision to estimated cash flows	—	253
Transfer to liabilities classified as held for sale	(3,584)	—
Settlement of asset retirement obligation	—	(100)
Balance at end of year	$3,408	6,536

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

Note 10 — Benefit Plans

401(k) Plan

The Company maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions in 2020 and 2019 were $590 and $544, respectively.

Postretirement Obligations

The Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements.

The following table sets forth changes in the plan’s benefit obligations:

	2020	2019
Benefit obligation at beginning of year	$3,599	2,796
Service cost	49	41
Interest cost	103	109
Plan amendments	—	186
Net actuarial loss (gain) for the prior year	144	566
Net benefits paid	(145)	(99)
Benefit obligation at end of year	$3,750	3,599

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 10 — Benefit Plans (cont.)

Amounts recognized in the consolidated balance sheets consist of:

	December 31
	2020	2019
Accrued benefit liability	$(3,750)	(3,599)
Unrecognized net actuarial loss	1,205	1,148
Unrecognized prior service benefit (cost)	144	156
Net amount recognized	$(2,401)	(2,295)

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was:

	December 31
	2020	2019	2018
Service cost	$49	41	45
Interest cost	103	109	98
Amortization of prior service cost	12	(9)	(9)
Recognition of net actuarial loss	87	38	65
Net periodic benefit cost	$251	179	199

Amounts recognized in other comprehensive loss consist of:

	December 31
	2020	2019	2018
Net actuarial (loss) gain	$(45)	(723)	290

Weighted average assumptions used to determine net benefit cost for 2020 and 2019 were as follows:

	2020	2019	2018
Discount rate:
a. Net periodic expense	3.03%	4.09%	3.46%
b. End of year disclosure	2.22	3.03	4.09
Healthcare cost trend rate:
a. Assumed for next year	N/A	N/A	N/A
b. Ultimate rate	N/A	N/A	N/A
c. Year of ultimate rate	N/A	N/A	N/A

One of the requirements of U.S. GAAP is to report the effect of increasing (decreasing) by one percentage point the assumed health care cost trend rate for future years on (1) the aggregate of the service and interest components of net periodic benefit cost, and (2) the accumulated postretirement benefit obligation. Due to the fact that HRA contribution caps are not anticipated to increase with medical trend, there is no impact to liabilities or plan expenses related to changes in the health care trend.

As this plan is not pre-funded, no contributions other than those necessary to cover benefit payments are anticipated. Estimated future benefit payments are as follows:

Year	Payments
2021	$193
2022	209
2023	165
2024	176
2025	168
2026 – 2030	946

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 10 — Benefit Plans (cont.)

Because benefits were assumed to be capped, the increase (decrease) of the assumed health care cost trend rate was not calculated. A change in the discount rate used to value plan liabilities by 1% would have the following effect:

	1% increase	1% decrease
Service cost	$42	57
Interest cost	121	79
Net period benefit cost	$163	136
Benefit obligation	$3,325	4,271
Discount rate	3.22%	1.22%

Note 11 — Capital

The Company is authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests — voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. The Company is authorized to issue an unlimited number of Class A units and Class B units and have the following units outstanding (in thousands):

	2020
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9
	2019
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9

Note 12 — Earnings per Unit

Basic earnings per unit is computed using the “two-class” method which includes the weighted average number of units outstanding during the period and other securities that participate in dividends (a participating security) (if any). During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per unit applicable to unitholders is computed by dividing the net loss applicable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional units for the potential dilutive effects of a warrant, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per unit are the same, as any additional unit equivalents would be anti-dilutive.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 12 — Earnings per Unit (cont.)

Earnings per common unit	December 31, 2020	December 31, 2019	December 31, 2018
Net loss attributable to the Company (thousands of $)	(30,001)	(27,031)	(24,758)
Weighted average number of common units outstanding (thousands of shares)	479,966	479,966	479,966
Earnings (loss) per common unit ($)	(0.06)	(0.06)	(0.05)

Note 13 — Related Party Transactions

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. The Company provides operations and maintenance services, and administration and accounting services to their 50% owned joint ventures. The following is a summary of transactions and balances with these related parties:

	December 31
	2020	2019
Sales of construction services	$9,983	12,497
Sales of operations and maintenance services	1,701	1,635
Sales of administrative and other services	409	382
Accounts receivable	332	299

Note 14 — Segment Reporting

The Company has two reportable segments for the years ending December 31, 2020, 2019, and 2018, Renewable Natural Gas (RNG) and Renewable Baseload Electricity. Renewable Baseload Electricity is the generation of power and Landfill Gas to Electricity (LFGTE) plant. The corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following tables are consistent with the manner in which the Chief Operating Decision Maker (CODM) evaluates the performance of each segment and allocates the Company’s resources.

2020 Segment Information

	RNG	LFGTE	Corporate	Total

Total revenue	$81,559	57,322	—	138,881
Net income (loss)	30,459	(26,126)	(34,334)	(30,001)
EBITDA	40,592	(4,531)	(14,941)	21,120
Adjusted EBITDA	38,784	25,137	(12,686)	51,235
Total assets	158,790	213,533	20,596	392,919
Capital expenditures and investment in joint ventures	14,364	980	—	15,344

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 14 — Segment Reporting (cont.)

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2020:

	RNG	LFGTE	Corporate	Total
Net income (loss)	$30,459	(26,126)	(34,334)	(30,001)
Depreciation, amortization and accretion	10,133	21,595	74	31,802
Interest expense	—	—	19,319	19,319
EBITDA	$40,592	(4,531)	(14,941)	21,120
Impairment of assets	—	25,293	—	25,293
Net derivative activity	(1,151)	—	—	(1,151)
Equity in income of joint ventures	(6,107)	(3,191)	—	(9,298)
Return on investment in joint ventures	5,450	7,566	—	13,016
Debt forbearance costs	—	—	1,815	1,815
Costs related to sale of equity	—	—	440	440
Adjusted EBITDA	$38,784	25,137	(12,686)	51,235

2019 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	56,044	—	129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investment in joint ventures	14,579	1,449	—	16,028

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2019:

	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	(5,966)	(35,379)	(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	$21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	24,596	(12,381)	37,308

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 14 — Segment Reporting (cont.)

2018 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$102,844	62,321	—	165,165
Net income (loss)	41,304	(30,975)	(35,087)	(24,758)
EBITDA	48,085	(2,980)	(14,401)	30,704
Adjusted EBITDA	47,139	25,586	(12,422)	60,303
Total assets	157,825	282,906	24,973	465,704
Capital expenditures and investment in joint ventures	26,325	949	—	27,274

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2018:

	RNG	Power	Corporate	Total
Net income (loss)	$41,304	(30,975)	(35,087)	(24,758)
Depreciation, amortization and accretion	6,781	27,995	52	34,828
Interest expense	—	—	20,634	20,634
EBITDA	$48,085	(2,980)	(14,401)	30,704
Impairment of assets	—	26,167	—	26,167
Net derivative activity	(875)	—	(852)	(1,727)
Equity in income of joint ventures	(2,427)	(833)	—	(3,260)
Return on investment in joint ventures	1,800	3,232	—	5,032
Loss on disposal of assets	556	—	—	556
Debt forbearance costs	—	—	1,792	1,792
Costs related to sale of equity	—	—	1,039	1,039
Adjusted EBITDA	$47,139	25,586	(12,422)	60,303

Note 15 — Commitments and Contingencies

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(a)    Gas Rights Agreements

The Company has various gas rights agreements with Landfill owners that terminate from 2024 to 2036. In some cases these agreements are evergreen. The terms of the gas rights agreements generally require the payment of a royalty based on revenue generated from production.

(b)    Capital Commitments

The Company has $559 and $7,584 related to its construction projects at December 31, 2020 and 2019, respectively.

(c)     Leases

The Company leases office space in Novi, Michigan under a ten year term with monthly lease payments starting at $4. After the first year the monthly lease payment is increased by 2% annually. Monthly rent is now $5. On October 20, 2020 the Company signed a lease extension agreement for two

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 15 — Commitments and Contingencies (cont.)

additional years. The lease will expire on June 30, 2023. The total lease expense was $63 and $62 for the years ended December 31, 2020 and 2019, respectively. Future minimum lease payments will be $64, $64 and $32 per year for 2021 - 2023, respectively.

(d)    Litigation

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(e)     Concentrations

A substantial portion of the Company’s energy revenues are generated from one customer who comprises 32% and 28% of total revenue for the years ended December 31, 2020 and 2019, respectively.

(f)     Environmental

The Company is subject to a range of federal, state and local regulations governing the wellfields (on the associated landfill) and pipelines. The Company believes its operations currently comply in all material respects all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

Note 16 — Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through May 13, 2021, the date at which the consolidated financial statements were issued and determined that except for the transactions described below, there are no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Sale of LESPH

As noted in notes 2(j), 2(k), and 7, the Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

Final regulatory approval of the sale was received on May 5, 2021; the transaction is expected to close the week of May 17, 2021.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with the Company and Archaea Energy LLC. The combined company will be named Archaea Energy, with an executive team comprised of leaders from the Company and Archaea Energy LLC.

The transaction is expected to close in the third quarter of 2021 and plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for approximately $680 million. Archaea Energy LLC is being acquired for $347 million.

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

March 31, 2021 (unaudited) and December 31, 2020

Assets	2021	2020
Current assets:
Cash and cash equivalents	$24,867,074	$1,495,844
Accounts receivable – net	1,788,535	1,780,110
Contract assets	—	48,234
Prepaid expenses and other current assets	9,626,343	4,682,125
Total current assets	36,281,952	8,006,313

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $60,933 and $37,183 at March 31, 2021 and December 31, 2020 respectively	438,803	441,024
Intangible assets – net of accumulated amortization of $125,000 and $100,000 at March 31, 2021 and December 31, 2020, respectively	8,667,745	8,692,745
Goodwill	2,754,438	2,754,438
Construction in progress	68,894,924	51,927,377
Other noncurrent assets	2,458,870	2,458,870
Total noncurrent assets	83,214,780	66,274,454

Total assets	$119,496,732	$74,280,767

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (CONTINUED)

March 31, 2021 (unaudited) and December 31, 2020

Liabilities and Members’ Equity	2021	2020
Current liabilities:
Line of credit	$1,512,117	$—
Trade accounts payable	6,920,414	14,845,004
Current portion of long-term debt, net of unamortized debt origination costs	3,990,841	1,302,384
Contract liabilities	1,416,838	1,422,685
Deferred acquisition costs	300,000	300,000
Accrued and other current liabilities	4,187,808	6,547,038
Total current liabilities	18,328,018	24,417,111

Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs	68,625,741	14,773,024
Deferred salaries	442,807	393,606
Deferred acquisition costs	2,700,000	2,700,000
Asset retirement obligations	305,865	305,865
Other long-term liabilities	—	200,500
Total noncurrent liabilities	72,074,413	18,372,995

Total liabilities	90,402,431	42,790,106
Members’ equity
Controlling interest:
Members’ equity	35,032,176	34,930,001
Accumulated deficit	(6,568,748)	(4,155,904)
Total controlling interest	28,463,428	30,774,097
Noncontrolling interest	630,873	716,564
Total members’ equity	29,094,301	31,490,661
Total liabilities and members’ equity	$119,496,732	74,280,767

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2021 (unaudited) and 2020 (unaudited)

	2021	2020

Revenue
Equipment sales	$1,525,944	$775,561
Services	127,985	13,578
Total revenue	1,653,929	789,139

Cost of operations:
Cost of operations	1,160,739	549,412
Depreciation and amortization	48,750	31,312
Total cost of operations	1,209,489	580,724

Gross profit	444,440	208,415
General and administrative expenses	3,158,310	1,091,920
Operating loss	(2,713,870)	(883,505)

Other income (expense):
Other income	220,999	22,701
Interest expense	(5,664)	—
Total other income (expense)	215,335	22,701

Net loss	(2,498,535)	(860,804)

Net loss attributable to noncontrolling interest	(85,691)	(31,407)

Net loss attributable to controlling interest	$(2,412,844)	$(829,397)

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Three Months Ended March 31, 2021 (unaudited) and 2020 (unaudited)

	Members’ Equity	Accumulated Deficit	Total controlling Interest	Noncontrolling Interest	Total Equity
Balance – December 31, 2019	$2,470,002	$(1,683,332)	$786,670	$—	$786,670
Net loss	—	(829,397)	(829,397)	(31,407)	(860,804)
Common stock	—	—	—	480,392	480,392
Contributions	11,500,000	—	11,500,000	—	11,500,000
Balance – March 31, 2020	$13,970,002	$(2,512,729)	$11,457,273	$448,985	$11,906,258

Balance – December 31, 2020	$34,930,001	$(4,155,904)	$30,774,097	$716,564	$31,490,661
Net loss	—	(2,412,844)	(2,412,844)	(85,691)	(2,498,535)
Share-based awards	32,176	—	32,176	—	32,176
Contributions	69,999	—	69,999	—	69,999
Balance – March 31, 2021	$35,032,176	$(6,568,748)	$28,463,428	$630,873	$29,094,301

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2021 (unaudited) and 2020 (unaudited)

	2021	2020
Cash flows from operating activities:
Net loss	$(2,412,844)	$(829,397)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	48,750	31,312
Bad debt expense	—	75,940
Non-controlling interest	(85,691)	(31,407)
Forgiveness of Paycheck Protection Loan	(200,500)	—
Compensation – Series A incentive units	32,176	—
Changes in operating assets and liabilities:
Accounts receivable	(8,427)	17,848
Contract assets	48,234	(162,723)
Prepaid expenses and other current assets	(480,565)	(44,200)
Trade accounts payable	951,214	(136,275)
Deferred salaries	49,201	49,203
Contract liabilities	(5,847)	(80,092)
Other liabilities	(13,186)	80,237
Accrued and other expenses	(280,791)	(69,247)
Net cash used in operating activities	(2,358,276)	(1,098,801)

Cash flows from investing activities:
Cash paid for acquisition of Gulf Coast Environmental Services, LLC	—	(500,000)
Cash paid for note receivable from Gulf Coast Environmental Services, LLC	—	(656,014)
Cash paid for purchase of property and equipment	(21,528)	(7,785)
Cash paid for biogas rights	—	(7,835,500)
Cash paid for construction in progress	(32,323,892)	(94,338)
Net cash used in investing activities	(32,345,420)	(9,093,637)

Cash flows from financing activities:
Borrowings on line of credit agreement	1,512,117	—
Borrowings on long-term debt	59,231,000	—
Cash paid for deferred financing costs	(2,735,285)	—
Repayment on long-term debt	(2,905)	—
Capital contributions	69,999	11,500,000
Net cash provided by financing activities	58,074,926	11,500,000
Net increase in cash and cash equivalents	23,371,230	1,307,562
Cash and cash equivalents – beginning	1,495,844	422,958
Cash and cash equivalents – ending	$24,867,074	$1,730,520
Supplemental cash flow information:
Cash paid for interest	$1,109,963	$—
Noncash investing transactions – purchase of construction in progress	$4,800,155	$—

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Archaea Energy LLC and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements (financial statements). The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the presentation of the consolidated financial statements.

Description of Business and Principles of Consolidation

Archaea Energy, LLC (the Company) was founded in November 2018. The Company aims to partner with landfill owners to harness the power of their biogas. The Company looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Through March 31, 2021, the Company has been primarily engaged in the development of high BTU biogas facilities aimed at providing a renewable fuel source expected to power truck and bus fleets across the United States. The Company has entered into various landfill biogas right agreements with certain landfill owners for the construction and operation of biogas facilities. By partnering with landfill owners, the Company expects to capture and convert landfill gases to generate renewable natural gas solutions.

The Company has not commenced principal operations within the biogas industry and has incurred significant expenditures for the design and development of several biogas facilities. The Company’s activities are subject to certain risks and uncertainties, including the ability to raise additional working capital to complete the biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

During the year ended December 31, 2020, the Company purchased 100% of Big Run Power Producers, LLC, a biogas facility located in Ashland, Kentucky. As of March 31, 2021, this facility was not operational.

During the year ended December 31, 2020, the Company purchased 72.2% of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems.

The consolidated financial statements of the Company include all wholly owned subsidiaries, as well as all variable interest entities that the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Segment Reporting

The Company reports segment information in two segments: renewable natural gas (RNG) and GCES. The company currently manages RNG as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. RNG has several projects under construction and had not yet generated revenue as of March 31, 2021. GCES was acquired by the Company in 2020 as a complimentary operation to provide cost savings in association with the construction of its plants due to their specialization in manufacturing customized pollution control systems. While RNG is a customer of GCES, GCES also has external third-party customers. See Note 20.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Noncontrolling Interest

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of the parent company. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests.

Fair Value Measurements

Fair value is the price at which an asset could be exchanged, or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value, as discussed below.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the three months ended March 31, 2021 or the year ended December 31, 2020.

As of the three months ended March 31, 2021 and year ended December 31, 2020, the fair value of other financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued and deferred expenses approximate the carrying values because of the short-term maturity of those items. The fair value of long-term debt approximates the carrying value due to the proximity of when it was entered into and March 31, 2021. There were no changes in the methods or assumptions used in the valuation techniques by the Company during the three months ended March 31, 2021 and year ended December 31, 2020.

Fair Value on a Nonrecurring Basis

Business Acquisitions

The Company records the identifiable assets acquired and liabilities assumed at fair value at the date of acquisition on a nonrecurring basis. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate. The Company’s acquisitions are discussed in Note 4.

Asset Retirement Obligations

The Company accounts for asset retirement obligations as required under ASC 410, Asset Retirement and Environmental Obligations, (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which the legal obligation arises, with the associated discounted asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset and the annual accretion expense recorded in operations. The Company has asset retirement obligations (AROs) arising from legal or regulatory requirements to perform certain asset retirement activities at the time that certain contracts terminate. The liability was initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows.

The fair value of asset retirement obligations (ARO) are measured using expected cash outflows associated with the ARO. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, the Company has designated these liabilities as Level 3 financial liabilities. The significant inputs to this fair value measurement include estimates of assets removal, site clean-up, transportation and remediation costs, inflation and credit-adjusted 20-years risk free rate. See Note 13 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations recorded in the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. See Note 3.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Business Acquisitions

The Company determines and allocates the purchase price of an acquired company to the tangible and intangible assets acquired and the liabilities assumed as of the date of acquisition. Results of operations and cash flows of the acquired companies are included in the Company’s operating results from the date of acquisition.

The purchase price allocation process requires the Company to use significant estimates and assumptions which may include estimated fair values of intangible assets, assumed from the acquiree under existing contractual obligations, estimated income taxes assumed from the acquiree and estimated fair value of any contingent consideration.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, these estimates and assumptions are inherently uncertain and subject to refinement. As a result, any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents at financial institutions, which may periodically exceed federally insured amounts. The Company has not experienced any losses on such accounts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are valued at the net present value of the consideration given and represents the amount management expects to collect from outstanding balances. Credit is extended to all qualified customers under various payment terms with no collateral required.

The carrying amount of accounts receivable is reduced by amounts that best reflect management’s estimate of the amounts that will not be collected. Management takes into consideration various credit factors including credit worthiness of the customers, the historical experience with the customer, the timeliness of payments on outstanding invoices and the existence of disputed charges. Receivables are written off against the allowance in the period they are determined to be uncollectible. The allowance for doubtful accounts was $132,920 at March 31, 2021 and December 31, 2020.

Prepaid Expenses

As of March 31, 2021 and December 31, 2020 prepaid expenses consisted primarily of prepaid property insurance premiums, prepaid EPC contract and prepaid royalty expenses related to biogas plants. The Company recognizes those costs over the term of the agreement.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by using the straight-line method at rates based on the estimated useful lives of the various classes of property and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation expense for the three months ended March 31, 2021 and 2020 was approximately $23,000 and $6,300, respectively.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The cost of assets sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the accounts and the resulting gain or loss is reflected in income. Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

Impairment of long-lived assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. If the Company determines that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business acquisition. The Company accounts for its goodwill pursuant to the provisions of FASB ASC Topic 350. In accordance with Topic 350, goodwill is not amortized, but rather tested for impairment annually, or earlier if an event occurs, or circumstances change, that indicate the fair value of a reporting unit may be below its carrying amount. The Company adopted ASU 2017-04, which eliminated Step 2 from the goodwill impairment test, and as such, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company tests goodwill for impairment at each fiscal year end.

Goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

In connection with the acquisition of Gulf Coast Environmental Systems, LLC in January 2020, the Company recognized $2,754,438 of goodwill for the year ended December 31, 2020. The Company will perform an annual impairment assessment by applying the methodology of ASU 2017-04, for the year ending December 31, 2021.

Leases

The Company accounts for is operating leases in accordance with ASC 840. The Company is expected to adopt the new lease standard, ASU 2016-02, also known as ASC 842 — Leases, in the fiscal year beginning January 1, 2022.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Archaea Energy LLC is organized as a limited liability company. Therefore, the Company’s net taxable income or expense is reported on the members’ income tax returns for the year.

Archaea Energy LLC is the sole member of Archaea Holding LLC and Archaea Operating LLC. These entities are disregarded entities for federal income tax purposes, therefore the taxable income of these entities for federal income tax purposes is reported in the federal income tax returns of the members of Archaea Energy LLC.

Archaea Holding LLC is the sole member of Assai Energy, LLC, AHMFLG, LLC, AH Medora LFG, LLC, AHJRLLFG, LLC, Biofuels San Bernardino Biogas, LLC, Archaea EPC, LLC, REA PEI, LLC, Archaea AD, LLC and Big Run Power Producers, LLC. These entities are disregarded for federal income tax purposes, therefore the taxable income from these entities is reported in the federal income tax returns of the members of Archaea Energy LLC.

Archaea Holding, LLC is the majority shareholder of GCES. GCES is consolidated for financial reporting purposes, but files its own income tax returns as a C-Corporation. Any income tax liabilities, benefits or deferred taxes included in these statements are related to GCES.

The Company accounts for its income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement caring amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Judgement is required in determining the provisions for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s various tax returns are subject to audit by various tax authorities. Although the company believes that is estimates are reasonable, actual results could differ from these estimates.

Debt Issuance Costs

Debt issuance costs include loan acquisition fees which are recorded at cost and are being amortized both on a straight-line basis over the term of the underlying loan as well as the effective yield method. The straight-line basis is not materially different from the effective yield method required by GAAP. The cost of the loan acquisition fees was $3,025,855 and $290,570 at March 31, 2021 and December 31, 2020, respectively. Amortization of the debt issuance costs for the three months ended March 31, 2021 was $48,364 and was capitalized as additional construction in progress. Future amortization is expected to be approximately $426,800 as of March 31, 2022; $454,700 as of March 31, 2023; $429,600 as of March 31, 2024; $380,800 as of March 31, 2025; $311,400 as of March 31, 2025 and $974,100 thereafter.

Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings. The Company’s offtake agreements were determined to

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

meet the normal purchase/normal sale criteria and were designated and documented as such. The offtake agreements pertain to the sale of natural gas generated from the Company’s biogas facilities that had not achieved COD as of March 31, 2021 and, therefore, did not generate any revenue during the three months ended March 31, 2021. Once the biogas facilities achieve COD and the offtake agreements take effect, the revenues associated with the offtake agreements will be recognized in accordance with ASC 606. These offtake agreements range from 20 to 25 years and commit the majority of the facilities natural gas production to the offtaker.

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Topic 605 “Revenue Recognition” (Topic 605) and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted Topic 606 as of January 1, 2019. The adoption of ASC 606 did not have any effects on the financial statements, as the Company had not yet commenced principal operations and has not generated revenue. ASC 606 has been implemented on the revenues associated with GCES. See Note 3.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous generally accepted accounting principles and the new requirements under Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous generally accepted accounting principles. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 with early adoption permitted.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019; early adoption is permitted. The Company adopted ASU 2017-04 as of January 1, 2020, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted the guidance as of January 1, 2019. The Series A incentive membership units issued have a weighted average grant date fair value of $235 and $0, per unit, for the three months ended March 31, 2021 and year ended December 31, 2020, respectively.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intra-period tax allocations, the methodology for calculating income taxes in an interim period, and recognition of the deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company adopted ASU No. 2019-12 as of January 1, 2021, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of sales of customized pollution control equipment (Equipment) and maintenance agreement services (Services) provided solely by the GCES operating segment. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract (either implicit or explicit) by transferring the promised product or service either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services.

The Company’s performance obligations related to the sales of Equipment are satisfied over time because the Company’s performance under each customer contract produces 1) an asset with no alternative future use to the entity, because each products solution is customized to the specific needs of each customer and 2) the Company has enforceable right to payment under the customer termination provisions for convenience. The Company measures progress under these arrangements using an input method based on costs incurred.

The Company’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the Company performs. The Company elected to recognize the sales of Services using the as-invoiced practical expedient. For the three months ended March 31, 2021 and 2020, 100% of the company’s revenues were recognized over time.

Contract Assets and Contract Liabilities

Accounts receivable are recognized in the period when the right to consideration is unconditional. Accounts receivable are recognized net of an allowance for doubtful accounts. A considerable amount of judgment is required in assessing the likelihood of realization of receivables.

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract.

In addition, many time and material arrangements, are billed in arrears pursuant to contract terms that are standard within the industry, resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings.

Also included in contract assets are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders or modifications in dispute or unapproved as to both scope and/or price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Contract assets do not include capitalized costs to obtain and fulfill a

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

contract. Contract assets are generally classified as current within the combined balance sheets. The Company has evaluated all unapproved change orders and has updated the related contract amount as necessary to properly reflect the estimated transaction price. As of March 31, 2021 and December 31, 2020 there were no claim amounts included within contract assets or accounts receivable.

For contracts in claim status, contractually billed amounts will generally not be paid by the customer to the Company until final resolution of related claims.

Contract liabilities from contracts arise when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from customers on certain contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon such revenue is expected to be recognized.

Contract assets from contracts arise when revenues received exceed amounts invoiced to customers under the cost-to-cost measure of progress.

Net contract liabilities consisted of the following at March 31, 2021 and December 31, 2020:

	2021	2020
Contract assets, current	$—	$48,234
Contract liabilities, current	(1,416,838)	(1,422,685)

Net contract liabilities	$(1,416,838)	$(1,374,451)

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

Remaining performance obligations at March 31, 2021 were $ 2,448,514.

Projects are included within remaining performance obligations at such time the project is awarded and agreement on contract terms has been reached. Remaining performance obligations include amounts related to contracts for which a fixed price contract value is not assigned only when a reasonable estimate of total transaction price can be made. Remaining performance obligations include unrecognized revenues to be realized from uncompleted contracts.

Although many of the Company’s contracts are subject to cancellation at the election of the customers, in accordance with industry practice, the Company does not limit the amount of unrecognized revenue included within remaining performance obligations due to the inherent substantial economic penalty that would be incurred by customers upon cancellation.

The Company believes the reported remaining performance obligations for construction contracts are firm and contract cancellations have not had a material adverse effect on operations of the Company.

Remaining performance obligations also include unrecognized revenues expected to be realized over the remaining term of service contracts. However, to the extent a service contract includes a cancellation clause which allows for the termination of such contract by either party without a substantive penalty, the remaining contract term, and therefore, the amount of unrecognized revenues included within remaining performance obligations, is limited to the notice period required for the termination.

Remaining performance obligations are comprised of: (a) original contract amounts, (b) change orders for which written confirmations from the customers have been received, (c) pending change orders for which confirmations, in the ordinary course of business, are expected to be received, (d) claim amounts made against customers for which the Company has determined to have a legal basis under existing contractual arrangements and

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

as to which the variable consideration constraint does not apply, and (e) other forms of variable consideration to the extent that such variable consideration has been included within the transaction price of the contracts. Such claim and other variable consideration amounts were immaterial for all periods presented.

Disaggregation of Revenues

Revenues are principally derived from the provision of engineering consulting and construction management services to a variety of industrial, commercial, and institutional customers and Original Equipment Manufacturing (OEM) of certain specialty process equipment to the biogas and natural gas industries. Such revenues are performance obligations satisfied exclusively over time and therefore a disaggregation between over time and at a point in time for revenue realization is not applicable.

NOTE 4 — BUSINESS ACQUISITIONS

Gulf Coast Environmental Systems, LLC

On January 14, 2020, the Company entered into a Membership Interest and Loan Purchase Agreement (“Agreement”) with Noble Environmental, Inc. (“Noble”) an environmental services company headquartered in Canonsburg, PA, providing innovative technologies and practices to solid waste management transforming waste to renewable natural gas. Per the Agreement, the Company purchased 51% of the Class A membership interests (5,100 of the 10,000 issued and outstanding Class A interests) of GCES for consideration of $500,000. The purchase of 51% of the Class A interest transferred control of GCES to Archaea. Additionally, as part of Agreement, the Company purchased a loan receivable from GCES (the Loan) that was held by Noble for consideration of $656,014.

The acquisition of GCES was accounted for using the acquisition method, whereby all of the assets acquired and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash consideration	$500,000
Gross-up for non-controlling interests	480,392
Total Purchase Price	$980,392

Accounts receivable	$471,283
Contract assets	60,226
PPE	103,410
Intangibles	500,000
Goodwill	2,754,438
Other assets	12,000
Assets Acquired	$3,901,357

Accounts payable	$1,640,994
Other current liabilities	99,247
Contract liabilities	509,757
Loan payable to Archaea	656,014
Other long-term liabilities	14,953
Liabilities Assumed	$2,920,965

Net Assets Acquired	$980,392

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — BUSINESS ACQUISITIONS (cont.)

After allocating the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, the Company recorded goodwill of approximately $2,700,000. Goodwill is attributed to the cost savings associated with acquiring one of the Company’s suppliers and its assembled workforce.

The fair values of intangible assets were based on valuations using the income approach. The preliminary fair value of intangible assets and their estimated useful lives are as follows:

Identified Intangible Assets	Fair Value	Remaining Useful Life
Customer relationships	$350,000	5 years
Trade names	150,000	5 years
Total	$500,000

Big Run Power Producers, LLC

On November 10, 2020, the Company acquired all of the outstanding membership interests of Big Run Power Producers LLC, a non-functioning, partially constructed landfill gas processing facility in Ashland, Kentucky, for a total base purchase consideration of $10,636,787, plus $3,000,000 contingent consideration in the form of a 10-year, $300,000 per year earnout provision based on the amount of production of renewable natural gas once the facility becomes commercially operational. Additionally, $1,255,000 in prepaid royalty fees were conveyed at purchase. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. There were additional liabilities assumed in the amount of $2,140,228 as part of the acquisition such that the total cost allocated to the assets acquired was $15,777,014, of which substantially all the value was attributable to the CIP Plant asset. The full amount of the $3,000,000 contingent consideration was recorded on the acquisition date as it was determined probable and reasonably estimable. This amount is recorded on the balance sheet as deferred acquisition costs.

PEI Power LLC

On December 21, 2020, Archaea Holdings, LLC (“Buyer”) entered into The Membership Interest Purchase and Sale Agreement (“Agreement”) with Energy Transfer Operating, L.P. (“Parent”), SemGroup LLC (“Seller”), and PEI Power LLC (“PEI”). Upon the terms and subject to the conditions contained in the Agreement, the Company will purchase and acquire all the membership interests of PEI at the closing. The aggregate consideration is $29,768,000 plus any repairs paid by PEI up to the closing date. Contemporaneously with the execution of this Agreement, the Company had delivered a $2,456,000 deposit to an escrow account in December 2020. Additionally, in association with this transaction the Company prepaid $2,830,000 in acquisition costs during 2020 that were contingent upon the successful closing of this transaction which did not occur until quarter two 2021. Since these funds were due back to the Company if the transaction did not successfully close, this amount was recorded in other current assets at March 31, 2021 and December 31, 2020.

As of March 31, 2021, the Company had not closed on this acquisition transaction and control of PEI Power LLC had not yet been transferred to the Company. The $2,456,000 deposit the Company delivered to the escrow account was included in other non-current assets in the Company’s consolidated balance sheet as of March 31, 2021 and December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at March 31, 2021 and December 31, 2020:

	2021	2020
PROPERTY AND EQUIPMENT

Machinery & Equipment	$346,834	$337,583
Furniture & Fixtures	25,313	13,035
Leasehold Improvements	87,500	87,500
Vehicles	38,864	38,864
Land	1,225	1,225

	499,736	478,207
Less Accumulated Depreciation	(60,933)	(37,183)

PROPERTY AND EQUIPMENT – NET	$438,803	$441,024

NOTE 6 — CONSTRUCTION IN PROGRESS

Costs associated with the construction of biogas facilities are capitalized as construction in progress during the construction period. Costs included in construction in progress consist of direct costs including, engineering, pipeline and plant construction, wages and fringe benefits, consulting, equipment, and other overhead costs.

When biogas plants are placed in service, the costs associated with each biogas plant will be transferred to property and equipment and depreciated over its expected useful life. As of March 31, 2021 and December 31, 2020, the consolidated balance of construction in progress totaled $68,894,924 and $51,927,377, respectively. No biogas plants have been put in service as of March 31, 2021.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangibles:

	March 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$8,292,745	$—	$8,292,745	20 years
Customer relationships	350,000	87,500	262,500	3 years
Trade names	150,000	37,500	112,500	3 years

Total	$8,792,745	$125,000	$8,667,745

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — INTANGIBLE ASSETS (cont.)

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$8,292,745	$—	$8,292,745	20 years
Customer relationships	350,000	70,000	280,000	4 years
Trade names	150,000	30,000	120,000	4 years

Total	$8,792,745	$100,000	$8,692,745

The only amortizing intangible assets during the three months ended March 31, 2021 and the year ended December 31, 2020 were associated with the GCES trade names and customer relationships. These intangible assets have a remaining useful life of three years and will amortize at a rate of $100,000 per year through 2024. The biogas rights agreements have useful lives of 20 years, which will start amortizing once their associated facilities reach COD.

NOTE 8 — DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

	2021	2020
PREPAID EXPENSES

Prepaid Royalties	$1,255,081	$1,255,081
Prepaid Insurance	506,369	112,397
Prepaid EPC contract	4,463,653	—
Other Prepaid Expenses	106,240	19,647
Other Current Assets	3,295,000	3,295,000

TOTAL PREPAID EXPENSES	$9,626,343	$4,682,125

ACCRUED EXPENSES

Accrued Expenses and Construction Costs	$2,742,815	$5,957,250
Accrued Interest	1,444,993	589,788

TOTAL ACCRUED EXPENSES	$4,187,808	$6,547,038

NOTE 9 — OPERATING LEASES

The Company evaluates each arrangement involving the use of property plant or equipment at inception to determine if it contains a lease under ASC 840.

Office Leases

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During the three months ended March 31, 2021, the Company paid $52,500 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month. The GCES facilities are owned by two minority owners of GCES, thereby causing this lease to be a related party transaction.

The Company entered into a warehouse lease in Dunmore, PA during 2020 for a 1-year term for $8,500 per month. During the three months ended March 31, 2021, the Company paid $25,500 under this lease. The lease expires in September 2021 and requires a monthly payment of $8,500.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — OPERATING LEASES (cont.)

The Company also entered into an office lease in Philadelphia, PA during 2021 for a 3-year term for approximately $6,600 per month. Although no amounts were included in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule below.

In March 2021, the Company has entered an office lease in Canonsburg, PA for a 1-year term for $8,100 per month. During the three months ended March 31, 2021, the Company paid approximately $10,700 under this lease. The lease expires in September 2021 and requires a monthly payment of $8,100.

Lease expense under these arrangements was for the three months ended March 31, 2021.

Future minimum lease payments under the above non-cancellable leases are as follows:

Year Ending March 31,
2022	$421,232
2023	164,827
2024	82,851
2025	—
2026	—
Thereafter	—

Total	$668,910

NOTE 10 — LINE OF CREDIT

The Company has in place a revolving line of credit agreement with Comerica Bank that provides for maximum borrowings of $3,000,000 as of March 31, 2021. The outstanding principal balance of each advance is subject to interest at a rate based on the one-month LIBOR rates quoted by the Bank plus 4.5%. At March 31, 2021 the outstanding balance on the line of credit was $1,512,117. On April 19, 2021 the maximum borrowings under this credit facility was increased to $8,000,000.

NOTE 11 — LONG TERM DEBT

Senior Secured Note

On January 15, 2021, Assai Energy, LLC (“Assai”), a wholly owned subsidiary of Archaea Energy, LLC, entered into a Senior Secured Note Purchase Agreement (“Note”) with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes. The Interests are payable quarterly in arrears on each payment date commencing on March 31, 2021. The Note is due September 30, 2031. Wilmington Trust, National Association is the Collateral Agent for the Secured Parties.

The note is secured by all plant assets, all plant revenues from each plant as well as all accounts holding any other plant revenues.

As of March 31, 2021, the Company received total proceeds of $58,556,000. The total interest expense incurred under this Note for the three months ended March 31, 2021 was $318,915. The interest related to this security agreement has been capitalized during the during the construction of the biogas facilities.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — LONG TERM DEBT (cont.)

Promissory Note

On November 10, 2020, Archaea Holdings, LLC (“Archaea Holdings”) and Big Run Power Producers, LLC (“BRPP”) entered into a Promissory Note with Comerica Bank (the “Bank”) and with Noble Environmental, Inc. (“Noble”) as the Guarantor, pursuant to that certain credit agreement by and between the Bank, as the lender, and Archaea Holdings and BRRP, as the borrowers. Due to Noble being a minority interest owner of the Company, this guarantee is a related party transaction.

Pursuant to the credit agreement, the Bank has made available to the borrowers $5,000,000 secured specific advance facility loan (the “SAF Loan”) and $12,000,000 secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%. In addition to the Term Loan and the SAF Loan, the Bank has also made available to the borrowers a corporate credit card account with a credit limit of $500,000 for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement is November 10, 2024.

As a condition precedent to and in consideration of Noble furnishing the Noble Guaranty, Noble has required that Archaea Holdings and BRPP pay Noble the guaranty fee, an amount equal to 20% of the face value of the guaranteed obligation, which shall accrue interest at the interest rate subject to adjustment as follows:

a)      Shall accrue from the effective date through the maturity date at the rate of 20% per annum, compounding monthly (the “PIK Interest Rate”).

b)      At such time that any portion of the guaranteed obligation has been reduced, decreased, or released by the Bank and Noble has received written verification thereof satisfactory to Noble and its legal counsel, then:

•        interest on the guaranteed obligation which remains in place and outstanding will continue to accrue interest at the PIK interest rate, and

•        interest accrued at the PIK interest rate through the date of any such reduction, decrease or release for that portion of the guaranteed obligation which has been reduced, decreased, or released shall thereafter accrue interest at the rate of 9% per annum, compounding monthly.

As of March 31, 2021, the Company received total proceeds of approximately $16,995,000. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $1,078,227. The interest has been capitalized during the construction period of the Big Run facility. The interest incurred as a result of the Noble Guaranty, which is indicative of a related party transaction due to the minority ownership interest Noble holds in Archaea, was $850,593. As of March 31, 2021, there was a minimal amount available for future withdrawal according to the Note Agreement.

As of December 31, 2020, the Company received total proceeds of approximately $16,319,000. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $633,322.  This interest has been capitalized during the construction period of the Big Run facility.  The interest incurred as a result of the Noble Guaranty is indicative of a related party transaction, due to the minority ownership stake Noble holds in Archaea.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — LONG TERM DEBT (cont.)

Other long-term debt

The Company has two utility vehicle loans, totaling approximately $43,500 and $46,400 at March 31, 2021 and December 31, 2020, respectively. The vehicle loans are within Assai Energy, LLC. These notes bear interest at 0% and the maturity date for both notes is December 16, 2024.

Long-term debt is summarized as follows at March 31, 2021 and December 31, 2020:

	2021	2020
Comerica Bank – Specific Advance Facility Note	$4,994,492	$4,319,492
Comerica Bank – Term Note	12,000,000	12,000,000
Wilmington Trust – Term Note	58,556,000	—
Kubota Corporation – Term Notes	43,581	46,486
	75,594,073	16,365,978
Less unamortized debt issuance costs	2,977,491	290,570
Long-term debt less debt issuance costs	72,616,582	16,075,408
Less current maturities	3,990,841	1,302,384
Long-term debt	$68,625,741	$14,773,024

Future maturities of long-term debt (exclusive of debt issuance costs) are as follows:

Year Ending March 31,	Amount
2022	$4,109,191
2023	8,624,191
2024	8,881,191
2025	15,376,500
2026	6,662,000
Thereafter	31,941,000
Total	$75,594,073

NOTE 12 — PAYCHECK PROTECTION PROGRAM LOAN

During 2020, the Company received a $200,500 loan from the Small Business Administration (SBA) as provided for under the Paycheck Protection Program (Program) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT) signed into law on March 27, 2020. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to the Company.

In March 2021, the Company had received notification from the lending institution that the full amount of the loan had been forgiven and the proceeds are recorded in other income in the March 31, 2021 income statement. The amount of the proceeds received under this loan at December 31, 2020 was reflected in the accompanying balance sheets as other long-term liability.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations (“ARO”) associated with the future environmental remediation responsibility to restore the land and remove biogas plants and related facilities within one year of the expiration of certain operating lease agreements. Pursuant to GAAP, an asset retirement obligation associated with the retirement of a tangible long-lived asset is required to be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The fair value of the ARO is measured using expected cash outflows associated with the ARO, discounted at the inflation and our credit-adjusted risk-free rate when the liability is initially recorded. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The revisions to the liability typically occur due to changes in the estimated retirement costs, biogas plant lives, and the changes in inflation and discount rate.

The following is a reconciliation of the ARO liability as of March 31, 2021 and December 31, 2020:

	2021	2020
Asset retirement obligation liabilities – beginning	305,865	$—
Liabilities incurred	—	305,865
Accretion expense	—	—
Asset retirement obligation liabilities – ending	$305,865	$305,865

NOTE 14 — EQUITY

Series B membership interests

Series B membership units represent “common interests” with preferential rights over Series A membership units “profits interest”. The Company’s operating agreement provides specified thresholds which outline the way Series B membership interest shall recover their initial investment. Series A membership interest shall only participate in profit distributions of the Company once the Series B membership interest have recovered their initial investment plus a predetermined rate of return as defined in the operating agreement.

A total of 35,000,000 Series B membership units have been issued and are outstanding as of March 31, 2021.

As of March 31, 2021 and December 31, 2020 no distributions have been made representing return of investments or profits.

Series A incentive plan

On November 13, 2018, The Company adopted a “Series A Incentive Plan” to provide economic incentives to selected employees and other service providers of the Company in order to align their interests with equity holders of the Company. As of March 31, 2021 and December 31, 2020, the Company’ common interest holders have authorized a total of 10,000 Series A units for awards.

As of March 31, 2021 and December 31, 2020, the Company has awarded a total of 10,000 and 8,500, respective Series A units to management, respectively. The units awarded vest over a four-year period. The holders of Series A units are eligible to receive distributions of the Company’s profits as outlined in the plan subject to secondary preference rights of Series B membership units. For the three months ended March 31, 2021 and year ended December 31, 2020, the Company did not distribute any profits to those issued units.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — EQUITY (cont.)

Series A plan activities during the three months ended March 31, 2020 was as follows:

	Series A Incentive Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	8,500	$—

Granted	1,500	$1,566
Exercised	—	$—
Forfeited	—	$—
Expired	—	$—
Outstanding at March 31, 2021	10,000	$235

Nonvested at December 31, 2020	4,500	$—

Granted	1,500	$1,566
Vested	(563)	$87
Forfeited	—	$—
Nonvested at March 31, 2021	5,437	$423

The Series A units awards were determined to be equity classified. As of March 31, 2021 and March 31, 2020 the Company recognized $32,176 and $0, respectively, of compensation costs related to vested Series A units awards.

NOTE 15 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan in compliance with Section 401(k) (the “401(k) Plan”) of the Internal Revenue Code (“IRC”), which covers all employees who meet the 401(k) Plan’s eligibility requirements. During the year ended December 31, 2020 and 2019, the Company’s matching contribution was 100% of each participant’s contribution up to a maximum of 5% of the participant’s eligible compensation, subject to limitations imposed by the IRC. The expenses relating to the 401(k) Plan were approximately $36,000 and $49,000 as of March 31, 2021 and December 31, 2020, respectively.

NOTE 16 — RISKS AND UNCERTAINTIES

The Company maintains at a financial institution cash and cash equivalents which may periodically exceed federally insured limits. It is the opinion of management that the solvency of the financial institution is not of particular concern currently. As such, management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

The coronavirus pandemic could materially and adversely impact the Company’s future revenues, along with impacting the Company’s customers and suppliers in the future. At this time, the impact on future operations of the Company cannot be predicted due to the uncertainty in any future operational disruptions due to the coronavirus pandemic and potential related restrictions.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — PROVISION FOR INCOME TAX

The Components of the provision for income taxes are as follows:

	March 31, 2021	March 31, 2020
Current:
Federal	$—	$—
State and local	—	—

Total current tax provision	—	—

Deferred:
Federal	—	—
State and local	—	—

Total deferred tax provision	—	—

Total	$—	$—

At March 31, 2021 included in other assets are net deferred income tax liabilities of $0. These amounts represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities consist of the following:

	March 31, 2021	March 31, 2020
Deferred tax assets
Bad debts	$27,960	$—
Accrued expenses	13,970	—
Section 163(j) carryforward	4,210	—
Federal net operating losses	249,910	111,260
Cash method to % of Completion	—	227,080
Valuation allowance	(164,500)	(211,430)

Deferred tax liabilities
Intangibles	(84,130)	(105,160)
Depreciation	(47,420)	(21,750)

Total	$—	$—

The Company assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets in each taxpaying jurisdiction. On the basis of this evaluation, as of March 31, 2021, it was determined that a full valuation allowance does need to be recorded as the Company does not believe the deferred tax assets in that jurisdiction are more likely than not to be realized; however, the amount of the deferred tax assets considered realizable could be adjusted if estimates of future taxable income during the carryforward period change of if objective negative evidence is no longer present.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — PROVISION FOR INCOME TAX (cont.)

The following table summarizes the reconciliation between effective income tax rate and the federal statutory rate:

	March 31, 2021	March 31, 2020
Federal statutory rate	21.00%	21.00%
State income tax rate, net of federal impact	0.00%	0.00%
Miscellaneous permanent items	0.00%	0.00%
Nontaxable Income from Flow-through entities	-18.83%	-18.45%
Valuation Allowance	-2.17%	-2.55%
	0.00%	0.00%

The March 31, 2021 effective tax rate is less than the statutory rate primarily due to the removal of non-taxable income from flow-through entities.

No uncertain tax benefits have been recorded in 2021.

On March 27, 2020 the “Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its income tax for the three months ended March 31, 2021.

Additionally, the Act is an economic emergency aid package to help mitigate the impact of the COVID-19 pandemic. The Company implemented certain provisions of the Act, specifically securing loans under the Paycheck Protection Program. Under the Act’s provisions all of the loans have been forgiven as of March 31, 2021.

NOTE 18 — NET EARNINGS PER SHARE DATA

Net earnings per share of common interest Series B membership unit is computed using the weighted average number of shares of Series B membership units outstanding. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of units of Series B units outstanding for the period. Unvested Series A membership units are the only potential dilutive share equivalents the Company had outstanding for the periods presented.

Weighted-average membership units outstanding

Series B (Preferential rights) – Earnings per unit	March 31, 2021	March 31, 2020
Net loss attributable to the Company	$(2,498,535)	$(860,804)
Common interests (number of units)	34,965,001	8,220,002
Earning per unit	$(0.07)	$(0.10)

The dilution from unvested Series A membership unit is also based on the treasury stock method. Proceeds equal to the unearned compensation and windfall tax benefits recognized, minus tax shortfalls recognized, related to the units are assumed to be used to repurchase shares on the open market at the average market price for the period. Since the Company is not a public traded company on the market yet, the unearned compensation for the unvested Series A units was zero, therefore the 5,437 nonvested Series A units outstanding as of March 31, 2021 were excluded from potential dilutive shares by the application of unearned compensation in the treasury stock method.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — CONTINGENCIES

Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. As of March 31, 2021 and December 31, 2020, based on the considerations of all relevant facts and circumstances, the Company does not believe the ultimate outcome of any currently pending lawsuit against GCES will have a material adverse effect upon the Company’s financial statements, and the liability is believed to be only reasonably possible or remote.

NOTE 20 — REPORTABLE SEGMENTS

The Company’s chief operating decision maker, evaluates the performance of its segments based on operational measures, including earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as net income/(loss) and net income/(loss) attributable to the controlling interest.

The Company had two customers in the GCES segment during the three months ended March 31, 2021 that comprised of 22% and 10% of the Company’s consolidated revenues. This does not represent a concentration of credit risk because the equipment sold to these customers is generally billed in advance.

The Company had two customers in the GCES segment during the three months ended March 31, 2020 that comprised of 38% and 36% of the Company’s consolidated revenues. This does not represent a concentration of credit risk because the equipment sold to these customers is generally billed in advance.

	For the three months ended March 31, 2021
	GCES	RNG	Eliminations	Total
Revenue	$1,907,036	$(0)	$(253,107)	$1,653,929
Cost of operations:
Cost of operations	1,384,282	—	(223,543)	1,160,739
Depreciation and amortization	35,644	13,106	—	48,750
Total cost of revenue	1,419,926	13,106	(223,543)	1,209,489
Gross profit (loss)	487,110	(13,107)	(29,564)	444,440
General and administrative expenses	815,849	2,342,461	—	3,158,310
Operating income (loss)	(328,739)	(2,355,568)	(29,564)	(2,713,870)
Other income (expense):
Other income	20,499	200,500	—	220,999
Interest expense	—	(5,664)	—	(5,664)
Total other income (expense)	20,499	194,836	—	215,335
Net loss	(308,240)	(2,160,732)	(29,564)	(2,498,535)
Net income attributable to noncontrolling interest	(85,691)	—	—	(85,691)
Net loss attributable to controlling interest	$(222,549)	$(2,160,732)	$(29,564)	$(2,412,844)

Balance Sheet
Total Cash Used in Investing Activities	$—	$32,345,420	$—	$32,345,420
Goodwill	$2,754,438	$—	$—	$2,754,438
Intangible Assets	$375,000	$8,292,745	$—	$8,667,745
Total Assets	$5,747,761	$114,795,006	$(1,046,035)	$119,496,732

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — REPORTABLE SEGMENTS (cont.)

	For the three months ended March 31, 2020
	GCES	RNG	Eliminations	Total
Revenue	$823,850	$—	$(34,711)	$789,139
Cost of operations:
Cost of operations	575,787	—	(26,375)	549,412
Depreciation and amortization	31,312	—	—	31,312
Total cost of revenue	607,099	—	(26,375)	580,724
Gross profit (loss)	216,751	—	(8,336)	208,415
General and administrative expenses	344,091	747,829	—	1,091,920
Operating income (loss)	(127,340)	(747,829)	(8,336)	(883,505)
Other income (expense):
Other income	22,701	—	—	22,701
Interest expense	—	—	—	—
Total other income (expense)	22,701	—	—	22,701
Net loss	(104,639)	(747,829)	(8,336)	(860,804)
Net income attributable to noncontrolling interest	(31,407)	—	—	(31,407)
Net loss attributable to controlling interest	$(73,232)	$(747,829)	$(8,336)	$(829,397)

Balance Sheet
Total Cash Used in Investing Activities	$—	$9,093,637	$—	$9,093,637
Goodwill	$2,754,438	$—	$—	$2,754,438
Intangible Assets	$475,000	$8,292,745	$—	$8,767,745
Total Assets	$3,948,055	$10,331,161	$(8,336)	$14,270,880

NOTE 21 — RELATED PARTY TRANSACTIONS

GCES Facility Lease

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During The three months ended March 31, 2021, the Company paid $52,500 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month.

Engineering, Procurement and Construction Contract

Assai Energy, LLC (a wholly owned subsidiary of the Company) entered into a construction services and project guarantee agreement with Noble Environmental Specialty Services, LLC (“NESS”) (a wholly owned subsidiary of NEI). NESS is responsible for the construction of a 15,000 standard cubic feet per minute (scfm) of landfill gas that will be converted into a RNG plant located at the Keystone Landfill, near Scranton, PA. The total contract price for the EPC contract is $14,632,000. As of March 31, 2021, there has been approximately $7,373,000 advanced to NESS for this project, of which approximately $4,500,000 has been included in prepaid expenses on the consolidated balance sheet. Additionally, there has been approximately $5,600,000 advanced after March 31, 2021. The Company has the right of first refusal to any additional landfill development projects or additional EPC contracts with NEI or NESS. This agreement is considered to be a related party transaction due to the minority interest owned by the shareholders of NEI in the Company.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — SUBSEQUENT EVENTS

Assai Energy Senior Secured Note

On April 5, 2021, Assai Energy, LLC entered into a Senior Secured Note Purchase Agreement (the “Note”) with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes. The interests are payable quarterly in arrears on each payment date and the Note is due on September 30, 2041.

The proceeds from the notes will be used to complete the acquisition of PEI Power LLC, (see disclosure below), and to continue to fund the development of the Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, PA. This facility is expected to produce over 12,000 MMBtu/day of RNG, making it the largest RNG project in the world.

PEI Power, LLC

On April 6, 2021, the Company completed the acquisition of PEI Power LLC (PEI), and upon the final closing, the Company paid an aggregate of approximately $29,768,000 (including $2,456,000 deposited to the escrow account), and assumed liabilities totaling approximately $460,000 for all of PEI’s assets. PEI is a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, PA.

Merger Agreements

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with Aria Energy LLC (“Aria”) and Archaea Energy LLC (“Archaea LLC”), which will create the industry-leading renewable natural gas (“RNG”) platform. The combined Company will be named Archaea Energy (the “combined Company”), with an experienced executive team comprised of leaders from Archaea LLC and Aria. The transaction is expected to close in the third quarter of 2021 and the combined Company plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for $347 million. Aria is being acquired for $680 million. This transaction is expected to close in the third quarter of 2021.

ARCHAEA ENERGY LLC AND SUBSIDIARIES INDEPENDENT AUDITORS’ REPORT

December 31, 2020 and 2019

The Board of Directors
Archaea Energy, LLC.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Archaea Energy, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Archaea Energy, LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, PA
May 12, 2021

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,495,844	$422,958
Accounts receivable – net	1,780,110	—
Contract assets	48,234	—
Prepaid expenses and other current assets	4,682,125	27,462
Total current assets	8,006,313	450,420

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $37,183 and $389 at December 31, 2020 and 2019 respectively	441,024	13,611
Intangible assets – net of accumulated amortization of $100,000 and $0 at December 31, 2020 and 2019, respectively	8,692,745	391,250
Goodwill	2,754,438	—
Construction in progress	51,927,377	187,235
Other noncurrent assets	2,458,870	—
Total noncurrent assets	66,274,454	592,096
Total assets	$74,280,767	$1,042,516

Liabilities and Members’ Equity
Current liabilities:
Trade accounts payable	$14,845,004	$24,203
Current portion of long-term debt, net of unamortized debt origination costs	1,302,384	30,000
Contract liabilities	1,422,685	—
Deferred acquisition costs	300,000	—
Accrued and other current liabilities	6,547,038	4,840
Total current liabilities	24,417,111	59,043

Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs	14,773,024	—
Deferred salaries	393,606	196,803
Deferred acquisition costs	2,700,000	—
Asset retirement obligations	305,865	—
Other long-term liabilities	200,500	—
Total noncurrent liabilities	18,372,995	196,803
Total liabilities	42,790,106	255,846

Members’ equity
Controlling interest:
Members’ equity	34,930,001	2,470,002
Accumulated deficit	(4,155,904)	(1,683,332)
Total controlling interest	30,774,097	786,670
Noncontrolling interest	716,564	—
Total members’ equity	31,490,661	786,670
Total liabilities and members’ equity	$74,280,767	$1,042,516

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2020, 2019, and 2018

	2020	2019		2018
Revenue
Equipment sales	$6,133,853	$		$
Services	389,393
Total revenue	6,523,246		—		—

Cost of operations:
Cost of operations	4,751,766		—		—
Depreciation and amortization	137,183		389		—
Total cost of operations	4,888,949		389		—
Gross profit (loss)	1,634,297		(389)		—
General and administrative expenses	4,372,003		1,562,941		120,002
Operating loss	(2,737,706)		(1,563,330)		(120,002)

Other income (expense):
Other income	521,071		—		—
Interest expense	(20,001)		—		—
Interest income	236		—		—
Total other income (expense)	501,306		—		—
Net loss	(2,236,400)		(1,563,330)		(120,002)
Net income attributable to noncontrolling interest	236,172		—		—
Net loss attributable to controlling interest	$(2,472,572)		$(1,563,330)		$(120,002)

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Years Ended December 31, 2020, 2019 and 2018

	Members’ Equity	Accumulated Deficit	Total controlling Interest	Noncontrolling Interest	Total Equity
Balance – January 1, 2018	$—	$—	$—	$—	$—
Net loss		(120,002)			(120,002)
Contributions	120,002				120,002
Balance – December 31, 2018	$120,002	$(120,002)	$—	$—	$—
Net loss	—	(1,563,330)	(1,563,330)	—	(1,563,330)
Contributions	2,350,000	—	2,350,000	—	2,350,000
Balance – December 31, 2019	2,470,002	(1,683,332)	786,670	—	786,670
Net (loss) income	—	(2,472,572)	(2,472,572)	236,172	(2,236,400)
Common stock	—	—	—	480,392	480,392
Contributions	32,459,999	—	32,459,999	—	32,459,999
Balance – December 31, 2020	$34,930,001	$(4,155,904)	$(1,685,902)	$716,564	$31,490,661

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Cash flows from operating activities:
Net loss	$(2,472,572)	$(1,563,330)	(120,002)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	137,183	389	—
Bad debt expense	75,940	—	—
Non-controlling interest	236,172	—	—
Forgiveness of Paycheck Protection Loan	(490,500)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,384,767)	—	—
Contract assets	11,992	—	—
Prepaid expenses and other current assets	(3,262,747)	(27,462)	—
Trade accounts payable	(246,830)	24,203	—
Deferred salaries	196,803	196,803	—
Contract liabilities	912,928	—	—
Other liabilities	(27,494)	4,840	—
Accrued and other expenses	479,950	30,000	—
Net cash used in operating activities	(5,833,942)	(1,334,557)	(120,002)

Cash flows from investing activities:
Deposit for pending acquisition of PEI Power LLC	(2,456,000)	—	—
Cash paid for acquisition of Gulf Coast Environmental Services, LLC	(500,000)	—	—
Cash paid for note receivable from Gulf Coast Environmental Services, LLC	(656,014)	—	—
Cash paid for purchase of property and equipment	(364,056)	(14,000)	—
Cash paid for acquisition of Big Run Power Producers, LLC	(10,636,787)	—	—
Cash paid for biogas rights	(7,901,495)	(391,250)	—
Cash paid for construction in progress	(19,805,227)	(187,235)	—
Net cash used in investing activities	(42,319,579)	(592,485)	—

Cash flows from financing activities:
Borrowing on long-term debt	16,365,978	—	—
Cash paid for deferred financing costs	(290,570)	—	—
Borrowings on Paycheck Protection Program loans	691,000	—	—
Capital contributions	32,459,999	2,350,000	120,002
Net cash provided by financing activities	49,226,407	2,350,000	120,002
Net increase in cash and cash equivalents	1,072,886	422,958	—
Cash and cash equivalents – beginning of year	422,958	—	—
Cash and cash equivalents – end of year	$1,495,844	$422,958	—
Supplemental cash flow information:
Cash paid for interest	$43,535	$—
Noncash investing transactions – purchase of construction in progress	$17,541,688	$—

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Archaea Energy LLC and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements (financial statements). The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the presentation of the consolidated financial statements.

Description of Business and Principles of Consolidation

Archaea Energy, LLC (the Company) was founded in November 2018. The Company aims to partner with landfill owners to harness the power of their biogas. The Company looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Through December 31, 2020, the Company has been primarily engaged in the development of high Btu biogas facilities aimed at providing a renewable fuel source expected to power truck and bus fleets across the United States. The Company has entered into various landfill biogas right agreements with certain landfill owners for the construction and operation of biogas facilities. By partnering with landfill owners, the Company expects to capture and convert landfill gases to generate renewable natural gas solutions.

The Company has not commenced principal operations within the biogas industry and has incurred significant expenditures for the design and development of several biogas facilities. The Company’s activities are subject to certain risks and uncertainties, including the ability to raise additional working capital to complete the biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

During the year ended December 31, 2020, the Company purchased 100% of Big Run Power Producers, LLC, a biogas facility located in Ashland, Kentucky. As of December 31, 2020, this facility was not operational.

During the year ended December 31, 2020, the Company purchased 72.2% of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, Gulf Coast is an original equipment manufacturer of air, water, and soil remediation pollution control systems.

The consolidated financial statements of the Company include all wholly owned subsidiaries, as well as all variable interest entities that the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Segment Reporting

The Company reports segment information in two segments: renewable natural gas (RNG) and GCES. The company currently manages RNG as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. RNG has several projects under construction and had not yet generated revenue as of December 31, 2020. GCES was acquired by the Company in 2020 as a complimentary operation to provide cost savings in association with the construction of its plants due to their specialization in manufacturing customized pollution control systems. While RNG is a customer of GCES, GCES also has external third-party customers. See note 19.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Noncontrolling Interest

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of the parent company. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests

Fair Value Measurements

Fair value is the price at which an asset could be exchanged, or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value, as discussed below.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the year ended December 31, 2020 and 2019.

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the year ended December 31, 2020 and 2019.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of the year ended December 31, 2020 and 2019, the fair value of other financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued and deferred expenses approximate the carrying values because of the short term maturity of those items. The fair value of long term debt approximates the carrying value due to the proximity of when it was entered into and December 31, 2020. There were no changes in the methods or assumptions used in the valuation techniques by the Company during the years ended December 31, 2020 or December 31, 2019.

Fair Value on a Nonrecurring Basis

Business Acquisitions

The Company records the identifiable assets acquired and liabilities assumed at fair value at the date of acquisition on a nonrecurring basis. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate. The Company’s acquisitions are discussed in Note 4.

Asset Retirement Obligations

The Company accounts for asset retirement obligations as required under ASC 410, Asset Retirement and Environmental Obligations, (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which the legal obligation arises, with the associated discounted asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset and the annual accretion expense recorded in operations. The Company has recorded in the consolidated financial statements estimates for asset retirement The Company has asset retirement obligations (AROs) arising from legal or regulatory requirements to perform certain asset retirement activities at the time that certain contracts terminate. The liability was initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows.

The fair value of asset retirement obligations (ARO) is measured using expected cash outflows associated with the ARO. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, the Company has designated these liabilities as Level 3 financial liabilities. The significant inputs to this fair value measurement include estimates of assets removal, site clean-up, transportation and remediation costs, inflation and credit-adjusted 20-years risk free rate. See Note 12 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. See Note 3.

Business Acquisitions

The Company determines and allocates the purchase price of an acquired company to the tangible and intangible assets acquired and the liabilities assumed as of the date of acquisition. Results of operations and cash flows of the acquired companies are included in the Company’s operating results from the date of acquisition.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The purchase price allocation process requires the Company to use significant estimates and assumptions which may include estimated fair values of intangible assets, assumed from the acquiree under existing contractual obligations, estimated income taxes assumed from the acquiree and estimated fair value of any contingent consideration.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, these estimates and assumptions are inherently uncertain and subject to refinement. As a result, any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents at financial institutions, which may periodically exceed federally insured amounts. The Company has not experienced any losses on such accounts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are valued at the net present value of the consideration given and represents the amount management expects to collect from outstanding balances. Credit is extended to all qualified customers under various payment terms with no collateral required.

The carrying amount of accounts receivable is reduced by amounts that best reflect management’s estimate of the amounts that will not be collected. Management takes into consideration various credit factors including credit worthiness of the customers, the historical experience with the customer, the timeliness of payments on outstanding invoices and the existence of disputed charges. Receivables are written off against the allowance in the period they are determined to be uncollectible. The allowance for doubtful accounts was $132,920 and $0 at December 31, 2020 and 2019, respectively.

Prepaid Expenses

As of December 31, 2020, and 2019, prepaid expenses consisted primarily of prepaid property insurance premiums and prepaid royalty expenses related to biogas plants. The Company recognizes those costs over the term of the agreement.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by using the straight-line method at rates based on the estimated useful lives of the various classes of property and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation expense for the year ended December 31, 2020 and 2019 was approximately $37,000 and $400, respectively.

The cost of assets sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the accounts and the resulting gain or loss is reflected in income. Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. If the Company determines that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business acquisition. The Company accounts for its goodwill pursuant to the provisions of FASB ASC Topic 350. In accordance with Topic 350, goodwill is not amortized, but rather tested for impairment annually, or earlier if an event occurs, or circumstances change, that indicate the fair value of a reporting unit may be below its carrying amount. The Company adopted ASU 2017-04, which eliminated Step 2 from the goodwill impairment test, and as such, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company tests goodwill for impairment at each fiscal year end.

Goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

In connection with the acquisition of Gulf Coast Environmental Systems, LLC in January 2020, the Company recognized $2,754,438 of goodwill for the year ended December 31, 2020. The Company will perform an annual impairment assessment by applying the methodology of ASU 2017-04, for the year ending December 31, 2021.

Leases

The Company accounts for its operating leases in accordance with ASC 840. The Company is expected to adopt new leases standard, ASU 2016-02, also known as ASC 842 — Leases, in the fiscal year beginning January 1, 2021.

Income Taxes

Archaea Energy LLC is organized as a limited liability company. Therefore, the Company’s net taxable income or expense is reported on the members’ income tax returns for the year.

Archaea Energy LLC is the sole member of Archaea Holding LLC and Archaea Operating LLC. These entities are disregarded entities for federal income tax purposes, therefore the taxable income of these entities for federal income tax purposes is reported in the federal income tax returns of the members of Archaea Energy LLC.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Archaea Holding LLC is the sole member of Assai Energy, LLC, AHMFLG, LLC, AH Medora LFG, LLC, AHJRLLFG, LLC, Biofuels San Bernardino Biogas, LLC, Archaea EPC, LLC, REA PEI, LLC, Archaea AD, LLC and Big Run Power Producers, LLC. These entities are disregarded for federal income tax purposes, therefore the taxable income from these entities is reported in the federal income tax returns of the members of Archaea Energy LLC.

Archaea Holding, LLC is the majority shareholder of GCES. GCES is consolidated for financial reporting purposes, but files its own income tax returns as a C-Corporation. Any income tax liabilities, benefits or deferred taxes included in these statements are related to Gulf Coast.

The Company accounts for its income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement caring amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Judgement is required in determining the provisions for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s various tax returns are subject to audit by various tax authorities. Although the company believes that is estimates are reasonable, actual results could differ from these estimates.

Debt Issuance Costs

Debt issuance costs include loan acquisition fees which are recorded at cost and will be amortized on a straight-line basis over the term of the underlying loans, which is not materially different from the effective yield method required by GAAP. The cost of the loan acquisition fees was $290,570 and $0 at December 31, 2020 and 2019, respectively. There was no amortization for the year ended December 31, 2020. Amortization of the debt issuance costs will begin January 1, 2021. Future amortization is expected to be $72,642 for the years ending December 31, 2021 through December 31, 2023 and $72,644 for the year ended December 31, 2024.

Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings. The Company’s offtake agreements were determined to meet the normal purchase/normal sale criteria and were designated and documented as such. The offtake agreements pertain to the sale of natural gas generated from the Company’s biogas facilities that had not achieved COD as of December 31, 2020 and, therefore, did not generate any revenue during the year ended December 31, 2020. Once the biogas facilities achieve COD and the offtake agreements take effect, the revenues associated with the offtake agreements will be recognized in accordance with ASC 606. These offtake agreements range from 20 to 25 years and commit the majority of the facilities natural gas production to the offtaker.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Topic 605 “Revenue Recognition” (Topic 605) and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted Topic 606 as of January 1, 2019. The adoption of ASC 606 did not have any effects on the financial statements, as the Company had not yet commenced principal operations and has not generated revenue. ASC 606 has been implemented on the revenues associated with Gulf Coast. See Note 3.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous generally accepted accounting principles and the new requirements under Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous generally accepted accounting principles. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 with early adoption permitted. The Company will adopt Topic 842 as of January 1, 2021, and the management is currently evaluating impact, if any, the adoption of this guidance will have on the financial condition, results of operations, cash flows or financial disclosures. The Company is still assessing the impact of adopting ASC 842 as of December 31, 2020.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.”

ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019; early adoption is permitted. The Company adopted ASU 2017-04 as of January 1, 2020, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted the guidance as of January 1, 2019, and there was no effect on the financial statements or financial statement disclosures as Series A incentive membership units issued have zero fair value for the year ended December 31, 2020 and 2019.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocations, the methodology for calculating income taxes in an interim period, and recognition of the deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company has not adopted this standard; upon adoption, the Company does not believe this guidance will have a material impact on it consolidated financial statements.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of sales of customized pollution control equipment (Equipment) and maintenance agreement services (Services) provided solely by the GCES operating segment. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract (either implicit or explicit) by transferring the promised product or service either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services.

The Company’s performance obligations related to the sales of Equipment are satisfied over time because the Company’s performance under each customer contract produces 1) an asset with no alternative future use to the entity, because each products solution is customized to the specific needs of each customer and 2) the Company has enforceable right to payment under the customer termination provisions for convenience. The Company measures progress under these arrangements using an input method based on costs incurred.

The Company’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the Company performs. The Company elected to recognize the sales of Services using the as-invoiced practical expedient. As of and for the year ended December 31, 2020, 100% of the company’s revenues were recognized over time.

Contract Assets and Contract Liabilities

Accounts receivable are recognized in the period when the right to consideration is unconditional. Accounts receivable are recognized net of an allowance for doubtful accounts. A considerable amount of judgment is required in assessing the likelihood of realization of receivables.

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract.

In addition, many time and material arrangements, are billed in arrears pursuant to contract terms that are standard within the industry, resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings.

Also included in contract assets are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders or modifications in dispute or unapproved as to both scope and/or price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Contract assets do not include capitalized costs to obtain and fulfill a contract. Contract assets are generally classified as current within the combined balance sheets. The Company has evaluated all unapproved change orders and has updated the related contract amount as necessary to properly reflect the estimated transaction price. As of December 31, 2020 and 2019, there were no claim amounts included within contract assets or accounts receivable. For contracts in claim status, contractually billed amounts will generally not be paid by the customer to the Company until final resolution of related claims.

Contract liabilities from contracts arise when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from customers on certain contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon such revenue is expected to be recognized.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

Contract assets from contracts arise when revenues received exceed amounts invoiced to customers under the cost-to-cost measure of progress.

Net contract liabilities consisted of the following at December 31:

	2020	2019
Contract assets, current	$48,234	$—
Contract liabilities, current	(1,422,685)	—
Net contract liabilities	$(1,374,451)	$—

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

Remaining performance obligations at December 31, 2020 were $3,434,900.

Projects are included within remaining performance obligations at such time the project is awarded and agreement on contract terms has been reached. Remaining performance obligations include amounts related to contracts for which a fixed price contract value is not assigned only when a reasonable estimate of total transaction price can be made. Remaining performance obligations include unrecognized revenues to be realized from uncompleted contracts.

Although many of the Company’s contracts are subject to cancellation at the election of the customers, in accordance with industry practice, the Company does not limit the amount of unrecognized revenue included within remaining performance obligations due to the inherent substantial economic penalty that would be incurred by customers upon cancellation.

The Company believes the reported remaining performance obligations for construction contracts are firm and contract cancellations have not had a material adverse effect on operations of the Company. Remaining performance obligations also include unrecognized revenues expected to be realized over the remaining term of service contracts. However, to the extent a service contract includes a cancellation clause which allows for the termination of such contract by either party without a substantive penalty, the remaining contract term, and therefore, the amount of unrecognized revenues included within remaining performance obligations, is limited to the notice period required for the termination.

Remaining performance obligations are comprised of: (a) original contract amounts, (b) change orders for which written confirmations from the customers have been received, (c) pending change orders for which confirmations, in the ordinary course of business, are expected to be received, (d) claim amounts made against customers for which the Company has determined to have a legal basis under existing contractual arrangements and as to which the variable consideration constraint does not apply, and (e) other forms of variable consideration to the extent that such variable consideration has been included within the transaction price of the contracts. Such claim and other variable consideration amounts were immaterial for all periods presented.

Disaggregation of Revenues

Revenues are principally derived from the provision of engineering consulting and construction management services to a variety of industrial, commercial, and institutional customers and Original Equipment Manufacturing (OEM) of certain specialty process equipment to the biogas and natural gas industries. Such revenues are performance obligations satisfied exclusively over time and therefore a disaggregation between over time and at a point in time for revenue realization is not applicable.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 4 — BUSINESS ACQUISITIONS

Gulf Coast Environmental Systems, LLC

On January 14, 2020, the Company entered into a Membership Interest and Loan Purchase Agreement (“Agreement”) with NEI, an environmental services company headquartered in Pittsburgh, PA, providing innovative technologies and practices to solid waste management transforming waste to renewable natural gas. Per the Agreement, the Company purchased 51% of the Class A membership interests (5,100 of the 10,000 issued and outstanding Class A interests) of GCES for consideration of $500,000. The purchase of 51% of the Class A interest transferred control of GCES to Archaea. Additionally, as part of Agreement, the Company purchased a loan receivable from GCES (the Loan) that was held by NEI for consideration of $656,014.

The acquisition of GCES was accounted for using the acquisition method, whereby all of the assets acquired and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash consideration	$500,000
Gross-up for non-controlling interests	480,392
Total Purchase Price	$980,392
Accounts receivable	$471,283
Contract assets	60,226
PPE	103,410
Intangibles	500,000
Goodwill	2,754,438
Other assets	12,000
Assets Acquired	$3,901,357
Accounts payable	$1,640,994
Other current liabilities	99,247
Contract liabilities	509,757
Loan payable to Archaea	656,014
Other long-term liabilities	14,953
Liabilities Assumed	$2,920,965
Net Assets Acquired	$980,392

After allocating the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, the Company recorded goodwill of approximately $2.7 million. Goodwill is attributed to the cost savings associated with acquiring one of the Company’s suppliers and its assembled workforce.

The fair values of intangible assets were based on valuations using the income approach. The preliminary fair value of intangible assets and their estimated useful lives are as follows:

Identified Intangible Assets	Fair Value	Remaining Useful Life
Customer relationships	$350,000	5 years
Trade names	150,000	5 years
Total	$500,000

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 4 — BUSINESS ACQUISITIONS (cont.)

Big Run Power Producers, LLC

On November 10, 2020, the Company acquired all of the outstanding membership interests of Big Run Power Producers LLC, a non-functioning, partially constructed landfill gas processing facility in Ashland, Kentucky, for a total base purchase consideration of $10,636,787, plus $3,000,000 contingent consideration in the form of a 10-year, $300,000 per year earnout provision based on the amount of production of renewable natural gas once the facility becomes commercially operational. Additionally, $1,255,000 in prepaid royalty fees were conveyed at purchase. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. There were additional liabilities assumed in the amount of $2,140,228 as part of the acquisition such that the total cost allocated to the assets acquired was $15,777,014, of which substantially all the value was attributable to the CIP Plant asset. The full amount of the $3,000,000 contingent consideration was recorded on the acquisition date as it was determined probable and reasonably estimable. This amount is recorded on the balance sheet as deferred acquisition costs.

Biofuels San Bernardino Biogas LLC

On September 14, 2019, Archaea Holding, LLC completed the purchase of substantially all the assets of BioFuels San Bernardino Biogas, LLC (“Bernie”) for cash consideration of $390,000. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50.

Bernie holds landfill gas rights agreements with two landfills located in San Bernardino County, California. In connection with these agreements, Bernie has also entered two leases for land use with San Bernardino County whereby it expects to construct and develop two biogas facilities as part of the Company’s strategic plan to convert landfill gases into renewable energy sources. See Note 17.

PEI Power LLC

On December 21, 2020, Archaea Holdings, LLC (“Buyer”) entered into The Membership Interest Purchase and Sale Agreement (“Agreement”) with Energy Transfer Operating, L.P. (“Parent”), SemGroup LLC (“Seller”), and PEI Power LLC (“PEI”). Upon the terms and subject to the conditions contained in the Agreement, the Company will purchase and acquire all the membership interests of PEI at the closing. The aggregate consideration is $29,768,000 plus any repairs paid by PEI up to the closing date. Contemporaneously with the execution of this Agreement, the Company had delivered $2,456,000 deposit to the escrow account in December 2020. Additionally, in association with this transaction the Company prepaid $2,830,000 in acquisition costs during 2020 that were contingent upon the successful closing of this transaction which did not occur until quarter two 2021. Since these funds were due back to the Company if the transaction did not successfully close, this amount was recorded in other current assets at December 31, 2020.

As of December 31, 2020, the Company did not close this acquisition transaction and control of PEI Power LLC had not yet been transferred to the Company. The $2,456,000 deposit the Company delivered to the escrow account was included in other non-current assets in the Company’s consolidated balance sheet as of December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at December 31:

	2020	2019
PROPERTY AND EQUIPMENT
Machinery & Equipment	$337,584	$—
Furniture & Fixtures	13,035	14,000
Leasehold Improvements	87,500	—
Vehicles	38,864	—
Land	1,225	—
	478,208	14,000
Less Accumulated Depreciation	(37,183)	(389)
PROPERTY AND EQUIPMENT – NET	$441,025	$13,611

NOTE 6 — CONSTRUCTION IN PROGRESS

Costs associated with the construction of biogas facilities are capitalized as Construction in Progress during the construction period. Costs included in construction in progress consist of direct costs including, engineering, pipeline and plant construction, wages and fringe benefits consulting, equipment, and other overhead costs.

When biogas plants are placed in service, the costs associated with each biogas plant will be transferred to property and equipment and depreciated over its expected useful life. As of December 31, 2020, and 2019, the consolidated balance of construction in progress totaled $51,927,377 and $187,235, respectively. No biogas plants have been put in service as of December 31, 2020.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangibles:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$8,292,745	$—	$8,292,745	20 years
Customer relationships	350,000	70,000	280,000	4 years
Trade names	150,000	30,000	120,000	4 years
Total	$8,792,745	$100,000	$8,692,745
	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$391,250	$—	$391,250	20 years
Customer relationships	—	—	—
Trade names	—	—	—
Total	$391,250	$—	$391,250

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 7 — INTANGIBLE ASSETS (cont.)

The only amortizing intangible assets during the year ended December 31, 2020 were associated with the GCES Trade names and Customer Relationships. These intangible assets have a remaining useful life of four years and will amortize at a rate of $100,000 per year through 2024. The biogas rights agreements have useful lives of 20 years, which will start amortizing once their associated facilities reach COD.

NOTE 8 — DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

	2020	2019
PREPAID EXPENSES
Prepaid Royalties	$1,255,081	$—
Prepaid Insurance	112,397	690
Other Prepaid Expenses	19,647	26,772
Other Current Assets	3,295,000	—
TOTAL PREPAID EXPENSES	$4,682,125	$27,462

ACCRUED EXPENSES
Accrued Expenses and Construction Costs	$5,957,250	$34,840
Accrued Interest	589,788	—
TOTAL ACCRUED EXPENSES	$6,547,038	$34,840

NOTE 9 — OPERATING LEASES

The Company evaluates each arrangement involving the use of property plant or equipment at inception to determine if it contains a lease under ASC 840.

Office Leases

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During 2020, the Company paid $210,000 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month. Lease expense under this arrangement was $210,000 during 2020. The GCES facilities are also owned by two minority owners of GCES, thereby causing this lease to be a related party transaction.

The Company entered into a warehouse lease in Dunmore, PA during 2020 for a 1-year term for $8,500 per month. During 2020, the Company paid $34,000 under this lease. The lease expires in September 2021 and requires a monthly payment of $8,500.

The Company also entered into an office in Philadelphia, PA during 2021 for a 3-year term for approximately $6,600 per month. Although no amounts were included in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule below.

In March 2021, the Company has entered an office lease in Canonsburg, PA for a 1-year term for $8,100 per month. Although no amounts were included in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule below.

Lease expense under these two arrangements was $378,974, $30,000 and $0 during the years ended December 31, 2020, 2019, and 2018, respectively.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 9 — OPERATING LEASES (cont.)

Future minimum lease payments under the above two non-cancellable capital leases as of December 31, 2020 are as follows:

Year Ending December 31,
2021	$434,584
2022	193,027
2023	82,851
2024	—
2025	—
Thereafter	—
Total	$710,462

NOTE 10 — LONG TERM DEBT

Promissory Note

On November 10, 2020, Archaea Holdings, LLC (“Archaea Holdings”) and Big Run Power Producers, LLC (“BRPP”) entered into a Promissory Note with Comerica Bank (the “Bank”) and with Noble Environmental, Inc. (“Noble”) as the Guarantor, pursuant to that certain credit agreement by and between the Bank, as the lender, and Archaea Holdings and BRRP, as the borrowers. Due to Noble being a minority interest owner of the Company, this guarantee is a related party transaction.

Pursuant to the credit agreement, the Bank has made available to the borrowers $5,000,000 secured specific advance facility loan (the “SAF Loan”) and $12,000,000 secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%, which was 5.5% as of December 31, 2020. In addition to the Term Loan and the SAF Loan, the Bank has also made available to the borrowers a corporate credit card account with a credit limit of $500,000 for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement is November 10, 2024.

As a condition precedent to and in consideration of Noble furnishing the Noble Guaranty, Noble has required that Archaea Holdings and BRPP pay Noble the guaranty fee, an amount equal to 20% of the face value of the guaranteed obligation, which shall accrue interest at the interest rate subject to adjustment as follows:

a)      Shall accrue from the effective date through the maturity date at the rate of 20% per annum, compounding monthly (the “PIK Interest Rate”).

b)      At such time that any portion of the guaranteed obligation has been reduced, decreased, or released by the Bank and Noble has received written verification thereof satisfactory to Noble and its legal counsel, then:

•        interest on the guaranteed obligation which remains in place and outstanding will continue to accrue interest at the PIK interest rate, and

•        interest accrued at the PIK interest rate through the date of any such reduction, decrease or release for that portion of the guaranteed obligation which has been reduced, decreased, or released shall thereafter accrue interest at the rate of 9% per annum, compounding monthly.

As of December 31, 2020, the Company received total proceeds of $16,365,978. As of December 31, 2020, the Company received total proceeds of approximately $16,365,978. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $633,322.  This interest has been capitalized during the construction period of the Big Run facility.  The interest incurred as a result of the Noble Guaranty is indicative of a related party transaction, due to the minority ownership stake Noble holds in Archaea.  As of December 31, 2020, there was approximately $700,000 available for future withdraw according to the Note Agreement.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 10 — LONG TERM DEBT (cont.)

Other long-term debt

The Company has two utility vehicle loans, totaling approximately $46,000, within Assai Energy, LLC. These notes bear interest at 0%, the maturity date is December 16, 2024.

Long-term debt is summarized as follows at December 31:

	2020	2019
Comerica Bank – Specific Advance Facility Note	$4,259,499	$—
Comerica Bank – Term Note	12,059,993	—
Kubota Corporation – Term Notes	46,486	—
	16,365,978	—
Less unamortized debt issuance costs	290,570	—
Long-term debt less debt issuance costs	16,075,408	—
Less current maturities	1,302,384	—
Long-term debt	$14,773,024	$—

Future maturities of long-term debt (exclusive of debt issuance costs) are as follows:

Year Ending December 31,	Amount
2021	$1,302,383
2022	2,577,691
2023	2,577,691
2024	9,908,213
Total	$16,365,978

NOTE 11 — PAYCHECK PROTECTION PROGRAM LOAN

During 2020, the Company received a $200,500 loan from the Small Business Administration (SBA) as provided for under the Paycheck Protection Program (Program) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT) signed into law on March 27, 2020. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to the Company.

In April 2021, the Company had received notification from the lending institution that the full amount of the loan had been forgiven. The amount of the proceeds received under this loan at December 31, 2020 is reflected in the accompanying balance sheets as other long-term liability.

Additionally, the Company received a separate loan for the benefit of GCES in the amount of $490,500 loan from the SBA under the Program. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan in December 2020. This loan was forgiven during the year ended December 31, 2020. The forgiveness of the loan was recorded through other income during the year ended December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 12 — ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations (“ARO”) associated with the future environmental remediation responsibility to restore the land and remove biogas plants and related facilities within one year of the expiration of certain operating lease agreements. Pursuant to GAAP, an asset retirement obligation associated with the retirement of a tangible long-lived asset is required to be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The fair value of the ARO is measured using expected cash outflows associated with the ARO, discounted at the inflation and our credit-adjusted risk-free rate when the liability is initially recorded. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The revisions to the liability typically occur due to changes in the estimated retirement costs, biogas plant lives, and the changes in inflation and discount rate.

The following is a reconciliation of our ARO liability as of December 31, 2020 and 2019:

	2020	2019
Asset retirement obligation liabilities – beginning	$—	$—
Liabilities incurred	305,865	—
Accretion expense	—	—
Asset retirement obligation liabilities – ending	$305,865	$—

NOTE 13 — EQUITY

Series B membership interests

Series B membership units represent “common interests” with preferential rights over Series A membership units “profits interest”. The Company’s operating agreement provides specified thresholds which outline the way Series B membership interest shall recover their initial investment. Series A membership interest shall only participate in profit distributions of the Company once the Series B membership interest have recovered their initial investment plus a predetermined rate of return as defined in the operating agreement.

During the years ended December 31, 2020, 2019 and 2018, the Company issued a total of 32,529,998, 2,350,000 and $120,002 of Series B membership units, respectively. A total of 35,000,000 Series B membership units have been issued and are outstanding as of December 31, 2020.

As of December 31, 2020, 2019 and 2018, no distributions have been made representing return of investments or profits.

Series A incentive plan

On November 13, 2018, The Company adopted a “Series A Incentive Plan” to provide economic incentives to selected employees and other service providers of the Company in order to align their interests with equity holders of the Company. As of December 31, 2020, the Company’ common interest holders have authorized a total of 10,000 Series A units for awards.

As of December 31, 2020, the Company has awarded a total of 8,500 Series A units to management. The units awarded vest over a four-year period. The holders of Series A units are eligible to receive distributions of the Company’s profits as outlined in the plan subject to secondary preference rights of Series B membership units. For the three years ended December 31, 2020, 2019 and 2018, the Company did not distribute any profits to those issued units.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 13 — EQUITY (cont.)

Series A plan activities during the year ended December 31, 2020 was as follows:

	Series A Incentive Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2019	9,000	$—
Granted	1,000	$—
Exercised	—	$—
Forfeited	(1,500)	$—
Expired	—	$—
Outstanding at December 31, 2020	8,500	$—
Nonvested at December 31, 2019	7,000	$—
Granted	1,000	$—
Vested	(2,000)	$—
Forfeited	(1,500)	$—
Nonvested at December 31, 2020	4,500	$—

The Series A units awards were determined to be equity classified. For the year ended December 31, 2020 and 2019, the Company did not recognize any compensation costs related to vested Series A units awards as the fair value of the units was zero on the grant date.

NOTE 14 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan in compliance with Section 401(k) (the “401(k) Plan”) of the Internal Revenue Code (“IRC”), which covers all employees who meet the 401(k) Plan’s eligibility requirements. During the year ended December 31, 2020 and 2019, the Company’s matching contribution was 100% of each participant’s contribution up to a maximum of 5% of the participant’s eligible compensation, subject to limitations imposed by the IRC. The expenses relating to the 401(k) Plan were approximately $49,000 for 2020, $15,000 for 2019, and $0 for 2018.

NOTE 15 — RISKS AND UNCERTAINTIES

The Company maintains at a financial institution cash and cash equivalents which may periodically exceed federally insured limits. It is the opinion of management that the solvency of the financial institution is not of particular concern currently. As such, management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

The coronavirus pandemic could materially and adversely impact the Company’s future revenues, along with impacting the Company’s customers and suppliers in the future. At this time, the impact on future operations of the Company cannot be predicted due to the uncertainty in any future operational disruptions due to the coronavirus pandemic and potential related restrictions.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 16 — PROVISION FOR INCOME TAX

The Components of the provision for income taxes are as follows for December 31:

2020
Current:
Federal	$—
State and local	—
Total current tax provision	—

Deferred:
Federal	—
State and local	—
Total deferred tax provision	—
Total	$—

At December 31, 2020, included in other assets are net deferred income tax liabilities of $0. These amounts represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities consist of the following as of December 31:

2020
Deferred tax assets
Bad debts	$27,960
Accrued expenses	13,970
Section 163(j) carryforward	4,210
Federal net operating losses	194,000
Valuation allowance	(108,590)

Deferred tax liabilities
Intangibles	(84,130)
Depreciation	(47,420)
Total	$—

The Company assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets in each taxpaying jurisdiction. On the basis of this evaluation, as of December 31, 2020, it was determined that a full valuation allowance does need to be recorded as the Company does not believe the deferred tax assets in that jurisdiction are more likely than not to be realized.

The following table summarizes the reconciliation between effective income tax rate and the federal statutory rate at December 31:

2020
Federal statutory rate	21.00%
State income tax rate, net of federal impact	-0.01%
Miscellaneous permanent items	-0.20%
PPP Loan Forgiveness – Non-Taxable	4.57%
Nontaxable Income from Flow-through entities	-28.98%
Valuation Allowance	3.61%
-0.01%

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 16 — PROVISION FOR INCOME TAX (cont.)

The 2020 effective tax rate is less than the statutory rate primarily due to the removal of non-taxable income from flow-through entities.

On March 27, 2020 the “Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its income tax for the year-ended December 31, 2020.

Additionally, the Act is an economic emergency aid package to help mitigate the impact of the COVID-19 pandemic. The Company implemented certain provisions of the Act, specifically securing loans under the Paycheck Protection Program. The Company believes all the loans will be forgiven under the Act’s provisions.

NOTE 17 — NET EARNINGS PER SHARE DATA

Net earnings per share of common interest Series B membership unit is computed using the weighted average number of shares of Series B membership units outstanding. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of units of Series B units outstanding for the period. Unvested Series A membership units are the only potential dilutive share equivalents the Company had outstanding for the periods presented

Weighted-average membership units outstanding

Series B (Preferential rights) – Earnings per unit	December 31, 2020	December 31, 2019	December 31, 2018
Net income (loss) attributable to the Company	$(2,472,572)	$(1,563,330)	$(120,002)
Common interests (number of units)	18,735,000	1,295,000	120,002
Earning per unit	$(0.13)	$(1.21)	$(1.00)

The dilution from unvested Series A membership unit is also based on the treasury stock method. Proceeds equal to the unearned compensation and windfall tax benefits recognized, minus tax shortfalls recognized, related to the units are assumed to be used to repurchase shares on the open market at the average market price for the period. Since the Company is not a public traded company on the market yet, the unearned compensation for the unvested Series A units was zero, therefore the 4,500 unvested Series A units outstanding as of December 31, 2020 were excluded from potential dilutive shares by the application of unearned compensation in the treasury stock method.

NOTE 18 — CONTINGENCIES

Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. As of December 31, 2020, based on the considerations of all relevant facts and circumstances, the Company does not believe the ultimate outcome of any currently pending lawsuit against Gulf Coast will have a material adverse effect upon the Company’s financial statements, and the liability is believed to be only reasonably possible or remote, therefore, no liability has been accrued on the Company’s consolidated financial statements as of December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 19 — REPORTABLE SEGMENTS

Prior to the acquisition of GCES in 2020, the Company managed its business with one reportable segment RNG. As a result, the reportable segment information below is only attributable to the year ended December 31, 2020. All information presented in the consolidated financial statements for the previous years is attributable to the RNG segment.

The Company’s chief operating decision maker, evaluates the performance of its segments based on operational measures, including earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as net income/(loss) and net income/(loss) attributable to the controlling interest.

The Company had two customers in the GCES segment during 2020 that comprised of 27% and 20% of the Company’s consolidated revenues during the year ended December 31, 2020. This does not represent a concentration of credit risk because the equipment sold to these customers is generally billed in advance. There were no such customers during the years ended December 31, 2019 and 2018.

	For the year ended December 31, 2020
	GCES	RNG	Eliminations	Total
Revenue
Equipment sales	$8,618,368	$—	(2,484,515)	6,133,853
Services	389,393	—	—	389,393
Amortization of intangibles and below-market contracts
Total revenue	9,007,761	—	(2,484,515)	6,523,246
Cost of operations:
Cost of operations	6,020,396	199,413	(1,468,044)	4,751,766
Depreciation and amortization	134,132	3,052	—	137,183
Total cost of revenue	6,154,528	202,465	(1,468,044)	4,888,950
Gross profit (loss)	2,853,233	(202,465)	(1,016,471)	1,634,296
General and administrative expenses	2,465,965	1,906,038	—	4,372,003
Operating income (loss)	387,269	(2,108,504)	(1,016,471)	(2,737,707)
Other income (expense):
Other income	521,307	—	—	521,307
Interest expense	(20,001)	—	—	(20,001)
Total other income (expense)	501,306	—	—	501,306
Net loss	888,575	(2,108,504)	(1,016,471)	(2,236,401)
Net income attributable to noncontrolling interest	236,172	—	—	236,172
Net loss attributable to controlling interest	$652,403	$(2,108,504)	(1,016,471)	$(2,472,573)

Balance Sheet
Total Cash Used in Investing Activities	$156,185	42,163,394	—	42,319,579
Goodwill	2,754,438	—	—	2,754,438
Intangible Assets	400,000	8,292,745	—	8,692,745
Total Assets	$6,026,243	69,270,996	(1,016,471)	74,280,767

NOTE 20 — RELATED PARTY TRANSACTIONS

GCES Facility Lease

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During 2020, the Company paid $210,000 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 21 — SUBSEQUENT EVENTS

Assai Energy Senior Secured Note

On January 15, 2021, Assai Energy, LLC (“Assai”), a wholly owned subsidiary of Archaea Energy LLC, entered into a Senior Secured Note Purchase Agreement (the “Note”) with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes. The interests are payable quarterly in arrears on each payment date and the Note is due on September 30, 2031.

On April 5, 2021, Assai Energy, LLC entered into a Senior Secured Note Purchase Agreement (the “Note”) with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes. The interests are payable quarterly in arrears on each payment date and the Note is due on September 30, 2041.

The proceeds from the notes will be used to complete the acquisition of PEI Power LLC (see disclosure below) and to continue to fund the development of the Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, PA. This facility is expected to produce over 12,000 MMBtu/day of RNG, making it the largest RNG project in the world.

PEI Power, LLC

On April 6, 2021, the Company completed the acquisition of PEI Power LLC (PEI), and upon the final closing, the Company paid an aggregate of approximately $29,768,000 (including $2,456,000 deposited to the escrow account), and assumed liabilities totaling approximately $460,000 for all of PEI’s assets. PEI is a biogas fuel combustion power generating facility with a combined of capacity approximately 85 MW located in Archbald, PA.

Merger Agreements

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with Aria Energy LLC (“Aria”) and Archaea Energy LLC (“Archaea LLC”), which will create the industry-leading renewable natural gas (“RNG”) platform. The combined Company will be named Archaea Energy (the “combined Company”), with an experienced executive team comprised of leaders from Archaea LLC and Aria. The transaction is expected to close in the third quarter of 2021 and the combined Company plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for $347 million. Aria is being acquired for $680 million. This transaction is expected to close in the third quarter of 2021.

Annex A

Execution Version

Business Combination AGREEMENT

by and among

RICE ACQUISITION HOLDINGS LLC

LFG Intermediate Co, LLC

LFG Buyer Co, LLC

ARIA ENERGY LLC,

ARIA RENEWABLE ENERGY SYSTEMS LLC,

Inigo Merger Sub, LLC

AND

solely for purposes of SECTion 2.2, Article IV, Article V, Article VI and Article XI

RICE ACQUISITION CORP.

Dated as of APRIL 7, 2021

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Rice Holdings A&R LLCA
Exhibit B	Company A&R LLCA
Exhibit C	Form of Stockholders Agreement
Exhibit D	Capital Expenditure Budget

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 7, 2021 (the “Execution Date”) by and among (i) LFG Buyer Co, LLC (the “Buyer”), (ii) Inigo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer (“Company Merger Sub”), (iii) LFG Intermediate Co, LLC, a Delaware limited liability company (“IntermediateCo”), (iv) Rice Acquisition Holdings LLC, a Delaware limited liability company (“Rice Holdings”, and together with the Buyer, Company Merger Sub, IntermediateCo and RAC, collectively, the “Buyer Parties”), (v) Aria Energy LLC, a Delaware limited liability company (the “Company”), (vi) Aria Renewable Energy Systems LLC, a Delaware limited liability company, solely in its capacity as representative of the Company Unitholders (the “Equityholder Representative”) and (vii) solely for purposes of Section 2.2(c), Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp., a Delaware corporation (“RAC”). Each of the Buyer, the Company Merger Sub, the Company, the Equityholder Representative and, solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, RAC, is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, (a) RAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination and (b) the Buyer, an indirect Subsidiary of RAC, has formed Company Merger Sub.

WHEREAS, prior to the Execution Date, RAC, Sponsor and Rice Holdings entered into a forward purchase agreement (as amended as of the date hereof and as it may be amended and/or restated further from time to time in accordance with its terms, the “Forward Purchase Agreement”) with Atlas Point Energy Infrastructure Fund, LLC (the “Forward Purchaser”), for an aggregate investment of up to $20,000,000 (the “Forward Purchase Amount”) by the Forward Purchaser in exchange for the Forward Purchase Securities, which investment shall close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement.

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Archaea Agreement has been executed pursuant to the terms thereof by the parties thereto.

WHEREAS, in connection with the transactions contemplated by this Agreement and the Archaea Agreement (collectively, the “Business Combination Transactions”), RAC has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of RAC Common Stock in an aggregate amount of $300,000,000 (the “PIPE Investment”).

WHEREAS, in connection with the Business Combination Transactions, the Buyer and certain Debt Financing Sources have entered into and delivered to the Company the Debt Commitment Letter on the terms and subject to the conditions set forth therein.

WHEREAS, in order to effect the Business Combination Transactions, on the Closing, Company Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Merger”), resulting in the Company becoming a wholly owned subsidiary of the Buyer.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of RAC, the Buyer, Company Merger Sub and the Company have approved and declared advisable entry into this Agreement, the Merger, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.

WHEREAS, simultaneously with the Closing, the Rice Holdings LLCA shall be amended and restated in the form attached hereto as Exhibit A (the “Rice Holdings A&R LLCA”) to, among other things, reflect the Business Combination Transactions.

WHEREAS, by virtue of the Merger, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit B (the “Company A&R LLCA”) to, among other things, reflect the Merger.

Annex A-1

WHEREAS, simultaneously with the Closing, the Sponsor, the Buyer, the Company Unitholders and certain other parties thereto will enter into the Stockholders Agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, RAC shall provide an opportunity to its stockholders to exercise their rights to participate in the RAC Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable RAC Governing Documents in conjunction with, inter alia, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional Cash Consideration” means (a) the amount of Cash and Cash Equivalents in an amount not to exceed $10,000,000, plus (b) the amount, if any, of the Specified Capital Expenditures.

“Additional RAC Filings” has the meaning set forth in Section 6.8(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement. Notwithstanding the foregoing, except with respect to Section 2.2(b), for purposes of this Agreement, Archaea shall in no respects be considered an “Affiliate” of the Buyer or RAC.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.21.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 8.1(e).

“Allocation Schedule” means a schedule dated as of the Closing Date, prepared by the Company and in a format reasonably acceptable to the Buyer, setting forth, for each Company Unitholder: (a) the name and payment instructions for such Company Unitholder, (b) the number and type of Company Units held as of the Closing Date by such Company Unitholder, (c) the Pro Rata Percentage for such Company Unitholder and (d) (i) for each Company Class A Unitholder, the Closing Company Class A Unitholder Merger Consideration for such Company Class A Unitholder and (ii) for each Company Class B Unitholder, the Closing Company Class B Unitholder Merger Consideration for such Company Class B Unitholder.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the Rice Holdings A&R LLCA, the Subscription Agreements, the Stockholders Agreement, the Forward Purchase Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

Annex A-2

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to the Company and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” has the meaning set forth in Section 6.7(c).

“Archaea” means, collectively, Archaea Energy LLC and its Subsidiaries.

“Archaea Agreement” means that certain Business Combination Agreement, dated as of the Execution Date, by and among the Buyer, RAC, Rice Holdings, Archaea Energy LLC, Archaea Energy II LLC and Fezzik Merger Sub, LLC, as such agreement may be amended and/or restated from time to time in accordance with its terms and Section 6.19.

“Archaea Closing” means the “Closing” defined in the Archaea Agreement.

“Assets” has the meaning set forth in Section 3.19(e).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the RAC Share Redemptions), plus (b) the amount of PIPE Proceeds, plus (c) the Forward Purchase Amount, plus (d) the Permitted Equity Financing Proceeds.

“Base Aggregate Cash Amount” means (a) $450,000,000 plus (b) the Additional Cash Consideration.

“Business Combination” has the meaning ascribed to such term in the RAC Governing Documents.

“Business Combination Transactions” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York; provided, however, that such commercial banks shall not be deemed to be authorized to be closed for purposes of this definition due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(c).

“Buyer Bring-Down Certificate” has the meaning set forth in Section 9.3(d).

“Buyer Cash Amount” has the meaning set forth in Section 2.2(c)(i)(A).

“Buyer Certificate of Formation” means the certificate of formation of the Buyer, as it may be amended and/or restated from time to time.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer (or any Affiliate or Subsidiary of the Buyer) and any party other than the Company or the Company Unitholders. Notwithstanding the foregoing, in no event shall any of the transactions contemplated by the Archaea Agreement be deemed a Buyer Competing Transaction.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-Contravention), Section 4.3 (Buyer Parties Capitalization), Section 4.5 (Brokerage), Section 4.6 (Business Activities), Section 4.8 (Organization of Buyer Parties), Section 4.14 (RAC Capitalization) and Section 6.2 (Trust Account).

Annex A-3

“Buyer Governing Documents” means the Buyer Certificate of Formation and the Buyer LLCA, as in effect at such time.

“Buyer LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of April 5, 2021, as it may be amended and/or restated from time to time in accordance with its terms.

“Buyer Member” means RAC, in its capacity as sole managing member of the Buyer.

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Post-Closing Representation” has the meaning set forth in Section 11.16(b)(i).

“Buyer Released Parties” has the meaning set forth in Section 6.20(b).

“Cancelled Equity Interests” has the meaning set forth in Section 2.1(b).

“Capital Expenditure Budget” means the budget setting forth the per project amount of Capital Expenditures that the Group Companies may make or pay or accrue during the Pre-Closing Period, as set forth on Exhibit D attached hereto.

“Capital Expenditures” means amounts capitalized, including amounts of cash spent or expenses otherwise accrued by any Group Company to acquire assets of the Group Companies that will be capitalized, on the Group Companies’ balance sheet as fixed assets by the Group Companies in furtherance of the construction, connection, development, completion, expansion, acquisition and/or useful life improvement of the assets of the Group Companies directly used for the provision of services by the Group Companies in accordance with, and not in excess of, the Capital Expenditure Budget.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible within 90 days (including marketable securities, bank deposits, checks or wires received but not cleared, and deposits in transit of the Group Companies and any restricted cash released to the Group Companies upon repayment of the amounts outstanding under the Credit Agreement on the Closing Date) of the Group Companies as of the Measurement Time, in each case, calculated in accordance with GAAP; provided, that Cash and Cash Equivalents shall exclude security deposits, and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time.

“CBA” has the meaning set forth in Section 3.9(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Class A Units” has the meaning set forth in the Company LLCA.

“Class B Units” has the meaning set forth in the Company LLCA.

“Class C Units” has the meaning set forth in the Company LLCA.

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.1(a)(ii).

“Closing Company Class A Unitholder Merger Consideration” means, with respect to each Company Class A Unitholder, (a) a number of Company Interests equal to (i) the Equity Consideration multiplied by (ii) such Company Class A Unitholder’s Pro Rata Percentage and (b) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, such Company Class A Unitholder’s Company Class A Unitholder Cash Consideration.

“Closing Company Class B Unitholder Merger Consideration” means, with respect to each Company Class B Unitholder, (a) a number of Company Interests equal to (i) the Equity Consideration multiplied by (ii) such Company Class B Unitholder’s Pro Rata Percentage and (b) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, such Company Class B Unitholder’s Company Class B Unitholder Cash Consideration.

Annex A-4

“Closing Company Indebtedness” means the Company Indebtedness as of the Measurement Time, calculated in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 2.1(a)(ii).

“Closing Form 8-K” has the meaning set forth in Section 6.8(g).

“Closing Press Release” has the meaning set forth in Section 6.8(g).

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 4.9.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in the Recitals.

“Company Accrued Income Taxes” means the sum of an amount determined with respect to each of the Group Companies equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities over the aggregate current income Tax assets of the Group Companies with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Company Accrued Income Taxes shall (a) exclude any deferred Tax liabilities or deferred Tax assets, (b) not take into account the effect of any transactions taken by the Group Companies outside the ordinary course of business during the portion of the Closing Date after the time of Closing, and (c) be determined in accordance with Section 8.1(b).

“Company Bring-Down Certificate” has the meaning set forth Section 9.2(c).

“Company Class A Unitholder” means each holder of Class A Units.

“Company Class A Unitholder Cash Consideration” means, with respect to each Company Class A Unitholder, an amount in cash equal to (a) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, the Base Aggregate Cash Amount multiplied by (b) such Company Class A Unitholder’s Pro Rata Percentage.

“Company Class B Unitholder” means each holder of Class B Units.

“Company Class B Unitholder Cash Consideration” means, with respect to each Company Class B Unitholder, an amount in cash equal to (a) as initially estimated pursuant to Section 2.2 and as may be adjusted pursuant to Section 2.4, the Base Aggregate Cash Amount multiplied by (b) such Company Class B Unitholder’s Pro Rata Percentage.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability.

“Company Equity Interests” has the meaning set forth in Section 3.3(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention), Section 3.3 (Capitalization) and Section 3.13 (Brokerage).

“Company Indebtedness” means, without duplication, with respect to the Group Companies, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business or Specified Capital Expenditures) or with respect to any conditional sale, title retention,

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consignment or similar arrangements, (d) any obligation for a lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) except as set forth in Schedule 1.1(a), for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all obligations with respect to any unpaid and accrued bonuses and severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price) with respect to 2020 plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, (k) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (l) all Company Accrued Income Taxes, (m) all unfunded retiree welfare Liabilities, (n) all costs and expenses of the LES Sale and (o) in the nature of guarantees of the obligations described in clauses (a) through (n) above. For the avoidance of doubt, Company Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue, and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Company Interest” means, collectively, one OpCo Class A Unit and one share of RAC Class B Common Stock (i.e., one Company Interest is equivalent to one OpCo Class A Unit and one share of RAC Class B Common Stock).

“Company LLCA” means the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of February 14, 2011 (as may be amended and/or restated from time to time in accordance with its terms).

“Company Merger Sub” has the meaning set forth in the Preamble.

“Company Post-Closing Representation” has the meaning set forth in Section 11.16(a)(i).

“Company Released Parties” has the meaning set forth in Section 6.20(a).

“Company Subsidiaries” means (a) the direct and indirect Subsidiaries of the Company and (b) Mavrix, LLC, Sunshine Gas Producers, L.L.C., RNG Moovers, LLC, but shall exclude LES Project Holdings, LLC and its Subsidiaries.

“Company Unitholder” means all holders of Company Units.

“Company Units” means the Class A Units, the Class B Units and the Class C Units.

“Company Written Consent” means a written consent of the Company Unitholders evidencing (a) the approval of this Agreement, the Merger and the transactions contemplated hereby, (b) the appointment of the Equityholder Representative pursuant to Section 12.1 and (c) an agreement to enter into, as applicable, (i) the Company A&R LLCA, (ii) the Stockholders Agreement, and (iii) any agreements or documentation reasonably required in connection with the obligations of the Company pursuant to the terms of this Agreement or required to be delivered at Closing hereunder.

“Competing Buyer” has the meaning set forth in Section 6.18(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Group Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution,

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merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Group Company, or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities or (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party, in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Unitholders, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing); provided that, for the avoidance of doubt, a Competing Transaction shall not include the LES Sale; provided that any such transaction would not result in a change of control of the Company. Notwithstanding anything in this Agreement to the contrary, any transaction, arrangement, Contract or understanding not involving a Group Company or any of the assets thereof, directly or indirectly, shall not be a “Competing Transaction” for purposes of this Agreement.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 4, 2021, by and between RAC and the Company as it may be amended and/or restated from time to time in accordance with its terms.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order or directive by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Agreement” means that certain Credit Agreement, dated May 27, 2015, among Aria Energy Operating LLC, the lenders party thereto, the issuing banks party thereto, Barclays Bank PLC, in its capacities as administrative agent and collateral agent and Comerica, as amended by that certain Limited Waiver and Amendment No. 1, dated June 28, 2016, as further amended by that certain Amendment No. 2 to Credit Agreement, dated September 29, 2017 and as further amended by that certain Amendment No. 3 to Credit Agreement, dated March 26, 2020.

“Credit Agreement Payoff Letter” has the meaning set forth in Section 2.2(c)(i)(B).

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 11.5.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Debt Commitment Letter” has the meaning set forth in Section 4.9.

“Debt Financing” has the meaning set forth in Section 4.9.

“Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements contemplated by or related to the Debt Financing their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives.

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“Debt Financing Sources” means the lenders, arrangers and bookrunners party from time to time to the Debt Commitment Letter, in each case in their capacities as such lenders, arrangers and bookrunners and not in any other capacity.

“Deficit Amount” has the meaning set forth in Section 2.4(d)(ii).

“Disclosure Schedules” means the Buyer Disclosure Schedules and the Company Disclosure Schedules.

“Dispute Notice” has the meaning set forth in Section 2.4(b).

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” mean an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enterprise Value” means $680,000,000.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Equity Consideration” means 23,000,000 Company Interests.

“Equity Financing” has the meaning set forth in the definition of “Equity Financing Sources”.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in the Buyer in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, any Permitted Equity Subscription Agreement or the Forward Purchase Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“Equityholder Materials” has the meaning set forth in Section 2.3.

“Equityholder Representative” has the meaning set forth in the Preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.2(a).

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excess Amount” has the meaning set forth in Section 2.4(d)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Executives” means Richard DiGia, Andrew Spence, Sheila Miller, Jay Hopper and Dennis Plaster.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FERC” means the Federal Energy Regulatory Commission and any successor.

“Final Closing Cash” has the meaning set forth in Section 2.4(a).

“Final Closing Company Indebtedness” has the meaning set forth in Section 2.4(a).

“Final Specified Capital Expenditures” has the meaning set forth in Section 2.4(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 4.9.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Forward Purchase Agreement” has the meaning set forth in the Recitals.

“Forward Purchase Amount” has the meaning set forth in the Recitals.

“Forward Purchase Securities” means 2,000,000 shares of RAC Common Stock and 666,666.67 warrants to purchase RAC Common Stock for $11.50 per share.

“Forward Purchaser” has the meaning set forth in the Recitals.

“FPA” means the Federal Power Act of 1935.

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or in any certificate or letter of transmittal delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or inaccurate when made, and (c) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement or consummate the transactions contemplated by this Agreement, as applicable. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Effective Time (but excluding, for the avoidance of doubt, the Class C Units), determined on a fully-diluted, as-if exercised basis, whether or not exercised, exercisable, settled, eligible for settlement or vested.

Annex A-9

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, lead, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.7(c).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software, and (g) all other similar proprietary rights.

“Interested Party” means the Company Unitholders, and any of their respective directors, executive officers or Affiliates (other than any Group Company).

“IntermediateCo” has the meaning set forth in the Preamble.

“IRS” has the meaning set forth in Section 3.15(a).

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, used in the operation of the Group Companies.

“JOBS Act” has the meaning set forth in Section 6.3(b).

“Kirkland” has the meaning set forth in Section 11.16(b)(i).

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“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Daniel Joseph Rice IV, J. Kyle Derham and James Wilmot Rogers, including after reasonable due inquiry.

“Latest Balance Sheet Date” means January 31, 2021.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders of a Governmental Entity, and common law relating to fiduciary duties.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto) but excluding all Permits.

“LES MIPA” means that certain Membership Interest Purchase Agreement, dated as of March 1, 2021, by and between LES Manager LLC and Energy Power Investment Company, LLC.

“LES Sale” means the sale of all of the assets and interests of LES pursuant to the LES MIPA.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“LLCA Amendment and Restatement” has the meaning set forth in Section 2.1(c).

“Lookback Date” means the date which is three years prior to the Execution Date.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect upon the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets, including increases in prices due to the increase of raw materials or product inputs or transportation costs; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action by a Party and that is expressly required by this Agreement, (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or

Annex A-11

any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, this Agreement or the transactions contemplated hereby or the identity of the Buyer or its Affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv) (iv), (v), (vi), (vii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a disproportionate effect on the Group Companies, taken as a whole, relative to other similarly situated entities operating in the industries or markets in which the Group Companies operate (in which case only the incremental disproportionate effect or effects may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Customer” has the meaning set forth in Section 3.9(c).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Material Suppliers” means the top 10 suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the 12 months ended December 31, 2020.

“MBR Authority” means (a) authorization by FERC pursuant to section 205 of the FPA to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) conferral by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the FPA to issue securities and assume liabilities.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) Enterprise Value, plus (b) the amount of Cash and Cash Equivalents, minus (c) the amount of Closing Company Indebtedness, plus (d) the amount, if any, of the Specified Capital Expenditures.

“Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Minimum Cash Amount” means $150,000,000 (after giving effect to the Merger and any borrowings set to occur on the Closing Date, but excluding, for the avoidance of doubt, any cash held at Assai Energy, LLC).

“MIP” means the Aria Energy Management Incentive Plan dated March 1, 2018.

“MIP Cancellation Agreement” means the cancellation agreement entered by each MIP Participant to establish the MIP Participant’s payout under the MIP in connection with the Business Combination Transactions and confirm the termination of any future rights under the MIP.

“MIP Participant” means an individual who is eligible for a payment under the MIP.

“NGA” means the Natural Gas Act of 1938.

“Non-Party Affiliate” has the meaning set forth in Section 11.14.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“OpCo Class A Units” means, collectively, the issued and outstanding Class A Units of Rice Holdings, in each case as issued and outstanding pursuant to the terms of the Rice Holdings LLCA.

“OpCo Class B Units” means, collectively, the issued and outstanding Class B Units of Rice Holdings, in each case as issued and outstanding pursuant to the terms of the Rice Holdings LLCA.

“OpCo Common Units” means, collectively, the OpCo Class A Units and OpCo Class B Units.

Annex A-12

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Orrick” has the meaning set forth in Section 11.16(a)(i).

“Outside Date” has the meaning set forth in Section 10.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Party” has the meaning set forth in the Preamble.

“Pass-Through Income Tax” means any income Tax with respect to which the Company Unitholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“Payoff Amount” has the meaning set forth in Section 2.2(c)(i)(B).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Equity Financing” means purchases of RAC Common Stock on or prior to the Closing by Equity Financing Sources pursuant to Section 6.13(c).

“Permitted Equity Financing Proceeds” has the meaning set forth in Section 6.13(c)(i).

“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash RAC Common Stock from RAC on or prior to the Closing pursuant to Section 6.13(c).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the underlying fee interest in the Leased Real Property or the applicable Group Company’s interests therein which do not materially impair the current use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies currently conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, or granted to a third party by the applicable Group Company pursuant to any sublease, license or other right to use or occupy its Leased Real Property or any portion thereof

Annex A-13

which do not materially impair the use or occupancy of such Leased Real Property in the operation of the business of such Group Company currently conducted thereon, (h) Securities Liens, (i) those Liens set forth on Schedule 1.6, (j) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business or (k) Liens or encroachments disclosed in policies, surveys and mineral rights reports provided to a Buyer Party.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means the same as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investor” has the meaning set forth in the Recitals.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Post-Closing Projection Materials” has the meaning set forth in Section 6.8(b).

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies: (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, and cybersecurity.

“Privacy Policies” means all written, external-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.

“Pro Rata Percentage” means, with respect to each Company Unitholder, the percentage equal to the product of (a) 100%, multiplied by (b) the quotient of (i) the aggregate number of Company Units held by such Company Unitholder, as applicable, as of immediately prior to the Effective Time but after giving effect to the Class C Unit Cancellation, divided by (ii) the Fully Diluted Number.

“Proceeding” means any claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means the collection, use or processing, of Personal Information (whether electronically or in any other form or medium).

“Profits Interest Units” means the Class C Units of the Company granted pursuant the applicable Profits Interest Unit grant agreement, subject to the terms of the Company LLCA.

“Proxy Statement” has the meaning set forth in Section 6.8(c).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Qualifying Facility” means a “qualifying small power production facility” as defined in Section 3(17)(C) of the FPA, 16 U.S.C. § 796(17)(C), and FERC’s implementing regulations at 18 C.F.R. §§ 292.203(a) and 292.204.

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“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy issued by Liberty Surplus Insurance Corporation and bound as of the Execution Date in favor of Rice Holdings as the named insured.

“RAC” has the meaning set forth in the Preamble.

“RAC Board” means the Board of Directors of RAC, including any special committee thereof formed and empowered to approve the Business Combination Transactions.

“RAC Bylaws” means the bylaws of RAC as amended and/or restated from time to time.

“RAC Certificate of Incorporation” means the certificate of incorporation of RAC as amended and/or restated from time to time.

“RAC Class B Common Stock” means Class B Common Stock of RAC, as issued pursuant to the RAC Governing Documents.

“RAC Common Stock” means the Class A common stock of RAC, authorized pursuant to the RAC Certificate of Incorporation.

“RAC Governing Documents” means the RAC Certificate of Incorporation and the RAC Bylaws, as in effect at such time.

“RAC Preferred Stock” means Preferred Stock of RAC, as issued pursuant to the RAC Governing Documents.

“RAC Public Securities” means the issued and outstanding RAC Stock and the RAC Warrants.

“RAC Record Date” has the meaning set forth in Section 6.8(c).

“RAC SEC Documents” has the meaning set forth in Section 4.17(a).

“RAC SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by RAC with the SEC, including the Proxy Statement, Additional RAC Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“RAC Share Redemption” means the election of an eligible holder of the RAC Common Stock (as determined in accordance with the applicable RAC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s RAC Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable RAC Governing Documents and the Trust Agreement) in connection with the RAC Stockholder Meeting.

“RAC Special Committee” means the special committee of the RAC Board, as designated by the RAC Board pursuant to the RAC Governing Documents.

“RAC Stock” means, collectively, RAC Common Stock, RAC Class B Common Stock and RAC Preferred Stock, in each case as issued and outstanding pursuant to the terms of the RAC Governing Documents.

“RAC Stockholder Meeting” means a meeting of the RAC Stockholders to vote on the RAC Stockholder Voting Matters.

“RAC Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval by the RAC Board, upon recommendation of the RAC Special Committee, of this Agreement, the Archaea Agreement and the Business Combination Transactions and (b) the adoption and approval of the issuance of shares of RAC Common Stock, including any RAC Common Stock to be issued in connection with the Business Combination Transactions, including the PIPE Investment and the Permitted Equity Financing, as may be required under the Stock Exchange listing requirements.

“RAC Stockholders” means the holders of RAC Stock.

“RAC Warrants” means the warrants to buy shares of RAC issued pursuant to the Warrant Agreement.

“Reference Price” means $10.00.

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“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Required Vote” means the affirmative vote of the holders of (a) a majority in voting power of the outstanding shares of RAC Stock, and (b) a majority in voting power of the outstanding shares of RAC Stock held by RAC Stockholders who are not Affiliates or associates of Rice Investment Group.

“Resolution Period” has the meaning set forth in Section 2.4(b).

“Retiree Welfare Plan” has the meaning set forth in Section 3.15(b).

“Review Period” has the meaning set forth in Section 2.4(b).

“Rice Holdings” has the meaning set forth in the Preamble.

“Rice Holdings A&R LLCA” has the meaning set forth in the Recitals.

“Rice Holdings LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of October 21, 2020 as it may be amended and/or restated from time to time in accordance with its terms.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets.

“Seller Advisor Fees” means those advisor fees set forth on Schedule 1.7.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.8(b).

“Signing Press Release” has the meaning set forth in Section 6.8(b).

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“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other documentation related to or associated with any of the foregoing.

“Specified Capital Expenditures” means the aggregate amount of Capital Expenditures determined as of the Measurement Time.

“Sponsor” means Rice Acquisition Sponsor LLC.

“Sponsor Related Person Transactions” has the meaning set forth in Section 6.8(b).

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Stock Exchange” means the New York Stock Exchange.

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tail Policy” has the meaning set forth in Section 6.12(b)(ii).

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Basis Balance Sheet” has the meaning set forth in Section 8.1(e).

“Tax Contest” has the meaning set forth in Section 8.1(i).

“Tax Positions” has the meaning set forth in Section 8.1(g).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

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“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Total Individual Company Class A Unitholder Merger Consideration” has the meaning set forth in Section 2.1(a)(iv)(A).

“Total Individual Company Class B Unitholder Merger Consideration” has the meaning set forth in Section 2.1(a)(iv)(B).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Expenses” means to the extent not paid as of the Closing by the Buyer, any Group Company, the Equityholder Representative, or any Company Unitholder (including the Seller Advisor Fees):

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including any deferred underwriting discount), or other advisors, service providers or Representatives) including brokerage fees and commissions, incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other Representatives), incurred or payable by the Group Companies, the Equityholder Representative or the Company Unitholders through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby;

(c) any fees, costs and expenses incurred or payable by the Buyer, the Sponsor or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d) any amounts incurred under or in connection with any retention, severance, transaction, change in control, phantom equity, and similar bonuses or arrangements that are owed by a Group Company to any current or former employee or other individual service provider and that will be triggered, as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto (including, to the extent not included in the computation of Company Indebtedness, all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, and all payroll or other employment Taxes deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), in each case, determined as though all such obligations were payable as of the Closing Date and other than severance payments that are triggered by a termination of employment that occurs following the Closing at the direction of any Buyer Party and any amounts payable in connection with any agreement or termination of employment entered into or effectuated at the direction of the Buyer Parties;

(e) all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(f) all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(g) all fees, costs and expenses paid or payable to the Transfer Agent;

(h) any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction;

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(i) all Transfer Taxes; and

(j) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers or Representatives) including original issue discount and brokerage fees and commissions, incurred or payable by any of the Buyer, the Sponsor, any of the Group Companies or any Company Unitholder in connection the negotiation, preparation or consummation of the Debt Financing.

“Transaction Expenses Amount” has the meaning set forth in Section 2.2(c)(i)(C).

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, the Buyer or the Sponsor or their relevant Affiliates), including (a) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (b) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; (c) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (a) of this definition paid by any Group Company on or prior to the Closing Date; and (d) the payment of any other Transaction Expenses not included in clauses (a) through (c). The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by RAC pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of October 23, 2020, by and between RAC and Continental Stock Transfer & Trust Company.

“Trust Amount” has the meaning set forth in Section 4.16.

“Trust Distributions” has the meaning set forth in Section 11.9.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Valuation Firm” has the meaning set forth in Section 2.4(b).

“Waived 280G Benefits” has the meaning set forth in Section 6.15.

“Waiving Parties” has the meaning set forth in Section 11.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 21, 2020, between RAC and the Transfer Agent as it may be amended and/or restated from time to time in accordance with its terms.

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Article II
THE MERGER; CLOSING

Section 2.1 Closing Transactions; Merger.

(a) Closing Transactions.

(i) Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”).

(ii) Closing; Effective Time. The closing of the Merger and the closing of the other transactions contemplated by or in connection with the Merger (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth Business Day after the conditions set forth in Article IX have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”); provided, however, that without the written consent of the Company and the Buyer, the Closing shall occur no earlier than the first Business Day that is at least 45 days after the Execution Date. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of the filing with the Secretary of State of the State of Delaware, or, if another later date and time is specified in such filing, such specified later date and time, being the “Effective Time”).

(iii) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Buyer Governing Documents, the RAC Governing Documents, the organizational documents of the Group Companies and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of any Party, all of the Merger Sub Interests shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding.

(iv) Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, all the Company Units that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive (and upon such conversion pursuant to this Section 2.1(a)(iv) shall have no further rights with respect thereto):

(A) With respect to any Class A Units held by a Company Unitholder: in the aggregate with respect to all such Class A Units held by such Company Unitholder, the right to receive the Closing Company Class A Unitholder Merger Consideration ( “Total Individual Company Class A Unitholder Merger Consideration”); and

(B) With respect to any Class B Units held by a Company Unitholder: in the aggregate with respect to all such Class B Units held by such Company Unitholder, the right to receive the Closing Company Class B Unitholder Merger Consideration (collectively, the “Total Individual Company Class B Unitholder Merger Consideration”).

(b) Class C Units and Equity Interests Held in Treasury or Owned. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, any Company Units that are denominated as Class C Units or held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof (the “Class C Unit Cancellation”), and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests or such Company Units, “Cancelled Equity Interests”). At the Effective Time, the Company

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shall have taken all actions necessary to (i) effectuate this Section 2.1(b) in accordance with the Company LLCA and applicable equity plans and award agreements, if any, and (ii) terminate any and all applicable equity plans under which the Class C Units were issued.

(c) Company Certificate of Formation and Company LLCA Amendment and Restatement. At the Effective Time, the certificate of formation of the Company (as previously amended and/or restated) shall be the certificate formation of the Surviving Company until thereafter amended in accordance with applicable law. At the Effective Time, by virtue of the Merger, the Company LLCA shall be amended and restated as set forth on Exhibit B hereto and shall thereafter be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law (the “LLCA Amendment and Restatement”).

(d) Directors and Officers. Effective as of the Closing, (i) the Sponsor, RAC and the Equityholder Representative shall cooperate and take any actions necessary so that the board of directors of RAC shall be composed as set forth in the Stockholders Agreement, to serve in accordance with the RAC Governing Documents, and (ii) the officers of RAC to be effective from and after the Closing shall be as set forth in the RAC Governing Documents. Immediately following the Closing, the Buyer (through the Buyer’s governing body), as sole member of the Surviving Company, shall appoint the officers of the Surviving Company, to be effective immediately after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be member-managed, and in connection with the LLCA Amendment and Restatement, the Buyer shall be admitted as a member and the managing member of the Company pursuant to the terms of the Company A&R LLCA.

Section 2.2 Estimated Merger Consideration.

(a) Estimated Merger Consideration. No later than five Business Days prior to the Closing, the Company shall deliver to the Buyer: (i) a good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”) pursuant to which the Company shall (A) use the Enterprise Value and (B) estimate (1) the amount of Cash and Cash Equivalents (which amount of Cash and Cash Equivalents shall not exceed $10,000,000), (2) the amount of Closing Company Indebtedness, (3) the amount of Specified Capital Expenditures and (4) the amount of Transaction Expenses and (ii) the Allocation Schedule as a schedule thereto ((i) and (ii) together, the “Estimated Closing Statement”). Following delivery of the Estimated Closing Statement, the Company will provide the Buyer, Archaea, and their respective accountants and other Representatives with a reasonable opportunity to review the Estimated Closing Statement. At least two Business Days prior to the Closing Date, the Buyer or Archaea may notify the Company of any comments or questions with respect to the Estimated Closing Statement and the Company shall (x) consider in good faith such comments or questions to the Estimated Closing Statement and (y) prepare and deliver an updated Estimated Closing Statement to the Company prior the Closing Date reflecting any agreed upon changes resulting from such comments or questions. Notwithstanding the foregoing, the Company’s estimates set forth in the Estimated Closing Statement delivered to the Buyer in accordance with this Agreement shall control and be binding for purposes of the Closing except to the extent adjustments thereto have been agreed to in writing by the Parties (including any adjustments thereto resulting from the comments or questions raised in the immediately preceding sentence). Each of the Company and the Equityholder Representative (on behalf of the Company Unitholders) hereby acknowledge and agree that the Buyer may rely upon the Allocation Schedule, and in no event will the Buyer or any of its Affiliates (including the Surviving Company) have any liability to any Company Unitholder or other Person with respect to the allocation of the Merger Consideration payable under this Agreement or pursuant to the Merger or on account of payments made in accordance with the terms hereof as set forth in the Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Allocation Schedule result in, or require the Buyer to issue or pay hereunder, an amount greater than the Merger Consideration.

(b) Payment of the Company Unitholder Merger Consideration. At the Effective Time, RAC shall, and shall cause Rice Holdings and the Buyer to, provide the Company Interest to the Company Unitholders pursuant to Section 2.1 and shall cause the Transfer Agent to provide to each Company Unitholder immediately prior to the Effective Time, evidence of book-entry shares representing the whole number of each component part of the Company Interests to which such Company Unitholder is entitled to, as applicable, pursuant to Section 2.1(a)(iv)(A) and Section 2.1(a)(iv)(B) receive in respect of such Equity Interests or Company Units held by such Company Unitholder. It is expressly understood and agreed that (x) the delivery of the Company Interests under this Section 2.2(b) and (y) payment of cash under Section 2.2(c) shall be in full satisfaction of Buyer’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Buyer and its Affiliates shall have no liability to the Equityholder Representative, any Company Unitholder or any other Person for any amounts in respect of the same.

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(c) Buyer Cash Amount; Payment of Other Amounts at Closing.

(i) Cash Amount. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time:

(A) RAC shall cause Rice Holdings to hold cash in the amount of Available Closing Date Cash (after reductions for the cash distributed to RAC to give effect to the RAC Share Redemptions and the cash payments contemplated by the Archaea Agreement), less the Base Aggregate Cash Amount (the “Buyer Cash Amount”).

(B) The Surviving Company shall pay or cause to be paid the amount set forth in the pay-off letter in respect of any Company Indebtedness as of the Measurement Time under the Credit Agreement (such amount the “Payoff Amount”), which pay-off letter shall be customary and reasonably acceptable to the Buyer, and provide that, if such aggregate amount so identified is paid on the Closing Date, such Company Indebtedness shall be repaid in full, that all Liens (except for Permitted Liens) affecting any property and/or proceeds of property of any Group Company will be released to the account(s) set forth therein and that the relevant lender and/or administrative agent shall forthwith execute and deliver to the Buyer all terminations and releases as reasonably requested necessary to evidence the foregoing termination (the “Credit Agreement Payoff Letter”);

(C) The Surviving Company shall pay or cause to be paid, out of the Buyer Cash Amount, the Transaction Expenses to the accounts provided by the Parties at least one (1) Business Day prior to the Closing Date (the “Transaction Expenses Amount”); and

(ii) Payment of Company Class A Unitholder Cash Consideration and Company Class B Unitholder Cash Consideration. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time, RAC shall cause the Buyer to pay to each Company Unitholder the Company Class A Unitholder Cash Consideration and Company Class B Unitholder Cash Consideration allocable to such Company Unitholder, in each case to an account designated by such Company Unitholder on the Allocation Schedule attached hereto.

(iii) Payment of Other Amounts at Closing. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time, RAC shall cause the Buyer to pay, on behalf of the Company Unitholders, the Seller Advisor Fees to the account or accounts provided to the Buyer by the Equityholder Representative (in good faith and with reasonable supporting documentation) at least three Business Days prior to the Closing Date.

Section 2.3 Procedures for Company Unitholders. Prior to the Closing Date, the Company shall request in writing that the Persons set forth on Schedule 1.2 deliver, or cause to be delivered, not less than five Business Days prior to the Closing Date, duly executed counterparts to the Stockholders Agreement, in each case, executed by such Persons (such materials, collectively, the “Equityholder Materials”).

Section 2.4 Post-Closing Adjustment to Merger Consideration.

(a) Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Equityholder Representative a statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s good faith calculation of (i) the amount of Cash and Cash Equivalents (the “Final Closing Cash”), (ii) the amount of Closing Company Indebtedness (the “Final Closing Company Indebtedness”), (iii) the amount of Specified Capital Expenditures (the “Final Specified Capital Expenditures”) and (iv) the Merger Consideration, in each case prepared in accordance with the definitions thereof and GAAP and including reasonably detailed calculations of the components thereof to enable a review thereof by the Equityholder Representative.

(b) The Equityholder Representative shall have 30 days after its receipt of the Closing Statement (the “Review Period”) within which to review the Closing Statement and to deliver to the Buyer written notice of the Equityholder Representative’s disagreement with any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and dollar amount of such dispute (to the extent possible) and attaching reasonable supporting details to enable a review thereof by the Buyer (a “Dispute Notice”). The Closing Statement shall become final, conclusive and binding on the Parties following the Review Period unless the Equityholder Representative delivers to the Buyer a Dispute Notice within the Review Period.

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If the Equityholder Representative timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Equityholder Representative in the Dispute Notice (or by the Buyer as a result of the items disputed by the Equityholder Representative in such Dispute Notice) shall be final, conclusive and binding on the Parties, and the Buyer and the Equityholder Representative shall, within 30 days following the Buyer’s receipt of such Dispute Notice (the “Resolution Period”), seek in good faith to resolve in writing their differences with respect to the items set forth in the Dispute Notice, and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of the Buyer and the Equityholder Representative shall promptly, and in any event, within 10 days, execute any reasonable engagement letter requested by the Valuation Firm and submit all items remaining in dispute to (i) with respect to all matters on the Closing Statement other than the Final Specified Capital Expenditures, an independent nationally recognized firm of independent certified public accountants and (ii) with respect to the Final Specified Capital Expenditures, an independent nationally recognized firm that has qualified expertise to assess the determination of the Final Specified Capital Expenditures, in each case, as determined mutually by the Parties (as applicable, the “Valuation Firm”) for resolution, acting as an accounting expert (and not as an arbitrator) and in accordance with the standards set forth in this Section 2.4(b), by delivering, within 10 days after engagement of the Valuation Firm, their written position with respect to such items remaining in dispute. The Valuation Firm’s determination shall be based on (x) one written presentation submitted by each of the Equityholder Representative and the Buyer (which the Valuation Firm shall be instructed to distribute to the Equityholder Representative and the Buyer upon receipt of both presentations) and (y) on one written response by each of the Equityholder Representative and the Buyer (which the Valuation Firm shall be instructed to distribute to the Equityholder Representative and the Buyer upon receipt of both such responses) (i.e., not on the basis of an independent review). The Buyer and the Equityholder Representative shall each cooperate fully with the Valuation Firm so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable; provided that no Party (or any of its Affiliates, advisors or Representatives) shall engage in any ex parte communications with the Valuation Firm. The Valuation Firm shall determine, based solely on the presentations and responses submitted by the Equityholder Representative and the Buyer, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by the Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by the Buyer and the Equityholder Representative in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all remaining disputed items in the Dispute Notice within 30 days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed items in the Dispute Notice submitted to the Valuation Firm shall be set forth in a written statement by the Valuation Firm delivered to the Equityholder Representative and the Buyer and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Valuation Firm incurred pursuant to this Section 2.4(b) shall be borne by Equityholder Representative, on the one hand, and the Buyer, on the other hand, in inverse proportion to the final allocation made by such Valuation Firm of any disputed items in the Dispute Notice submitted to the Valuation Firm such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if the Equityholder Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Valuation Firm ultimately resolves the dispute by awarding to the Equityholder Representative $700 of the $1,000 disputed, then the fees, costs and expenses of the Valuation Firm will be allocated 70% (i.e., 700 ÷ 1,000) to the Buyer and 30% (i.e., 300 ÷ 1,000) to the Equityholder Representative.

(c) From and after the Equityholder Representative’s receipt of the Closing Statement until the Final Closing Cash, Final Closing Company Indebtedness and the Final Specified Capital Expenditures are finally determined pursuant to this Section 2.4, the Equityholder Representative, its Affiliates and their auditors, accountants and other representatives shall be, upon reasonable advance notice to the Buyer, permitted reasonable access during normal business hours to the Company, its Subsidiaries and the Buyer and their respective auditors, accountants, personnel, books and records and any other documents or information reasonably requested by such Person relating to any item properly raised in a Dispute Notice (including the information, data and work papers used by the Buyer and/or the Company’s or its subsidiaries’ auditors or accountants to prepare and calculate the Final Closing Cash, Final Closing Company Indebtedness and the Final Specified Capital Expenditures, but excluding information the disclosure of which, Buyer has been advised by legal counsel in good faith, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) and, subject to such Person and their auditors, accountants and other Representatives entering into any such access letters reasonably required).

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(d) Adjustment to Merger Consideration.

(i) If the Merger Consideration, as finally determined pursuant to Section 2.4(b) exceeds the Estimated Merger Consideration (such excess amount, the “Excess Amount”) then, within five Business Days after the date on which the Merger Consideration is finally determined, the Buyer shall pay the Excess Amount to the Equityholder Representative in immediately available funds to an account designated in writing by the Equityholder Representative.

(ii) If the Estimated Merger Consideration exceeds the Merger Consideration as finally determined pursuant to Section 2.4(b) (such amount, the “Deficit Amount”) then, within five Business Days after the date on which the Merger Consideration is finally determined, the Equityholder Representative shall (x) pay the Deficit Amount to the Buyer in immediately available funds to an account designated by the Buyer; provided that, if the Equityholder Representative fails to deliver the Deficit Amount to the Buyer within five Business Days after the date on which the Merger Consideration is finally determined, the RAC shall, and shall cause Rice Holdings to cancel:

(A) a whole number of each component part of the Company Interests issued to each Company Class A Unitholder on the Closing Date such that the aggregate number of Company Interests issued to such Company Class A Unitholder pursuant to this Agreement and not so cancelled is equal to the sum of (1) the number of Company Interests such Company Class A Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class A Unitholder Merger Consideration, in each case as rounded down to the nearest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests to the extent of any fractional units (if any) plus (2) a number of Company Interests (rounded down to the lowest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests) equal to (x) the Company Class A Unitholder Cash Consideration such Company Class A Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class A Unitholder Merger Consideration divided by (y) the Reference Price;

(B) a whole number of each component part of the Company Interests issued to each Company Class B Unitholder on the Closing Date such that the aggregate number of Company Interests issued to such Company Class B Unitholder pursuant to this Agreement and not so cancelled is equal to the sum of (1) the number of Company Interests such Company Class B Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class B Unitholder Merger Consideration, in each case as rounded down to the nearest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests to the extent of any fractional units (if any) plus (2) a number of Company Interests (rounded down to the lowest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests) equal to (x) the Company Class B Unitholder Cash Consideration such Company Class B Unitholder would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Company Class B Unitholder Merger Consideration divided by (y) the Reference Price.

(e) Any such payments or surrender, as applicable, made pursuant to this Section 2.4 shall be deemed an adjustment to the Merger Consideration for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

(f) For the avoidance of doubt, the adjustments under Section 2.4(d)(i) and Section 2.4(d)(ii) shall be calculated in a manner such that the amount of Equity Interests issued or cancelled on a per share basis, as relevant, shall be equal to (i) the difference between (x) the Estimated Merger Consideration and (y) the Merger Consideration as finally determined in accordance with Section 2.4(b) divided by (ii) the Reference Price.

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Section 2.5 Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a) to the Buyer, duly executed counterparts of the Stockholders Agreement;

(b) to the Buyer, duly executed counterparts of each of the applicable Company Unitholders in respect of the Rice Holdings A&R LLCA, executed by each respective applicable Company Unitholders;

(c) to the Buyer, a duly executed copy of the Certificate of Merger;

(d) to the Buyer, written resignations, effective as of the Closing, of those directors and officers of the Company that the Buyer designates in writing to the Company at least two Business Days prior to the Closing;

(e) to the Buyer, (i) a properly completed IRS Form W-9, duly executed by each Company Unitholder and (ii) a certificate, duly executed and acknowledged by the Company, certifying that 50% or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents;

(f) to the Buyer evidence of the termination of the Affiliated Transactions pursuant to Section 6.14;

(g) to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of the Company; and

(h) to the Buyer at least three (3) Business Days prior to Closing, the Credit Agreement Payoff Letter.

Section 2.6 Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a) to the Company Unitholders, as applicable, the amounts payable to them pursuant to Section 2.2(c)(ii);

(b) to each Company Unitholder, evidence of the issuance of the whole Company Interests in book-entry form and not certificated, issuable to such Company Unitholder in respect of the Company Units held by such Company Unitholder pursuant to the Merger as provided in Section 2.1(a)(iv);

(c) to the Equityholder Representative, a duly executed counterpart from the Buyer and, to the extent applicable, RAC to each of (i) the Company A&R LLCA and (ii) the Stockholders Agreement; and

(d) to the Equityholder Representative, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer.

Section 2.7 Withholding and Wage Payments.

(a) The Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that such Person shall use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding are required under applicable Law and to use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity on behalf of the Person with respect to whom such withholding was made, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

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Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Group Company Disclosure Schedules, the Company represents and warrants to the Buyer Parties as follows that the following representations and warranties are true and correct as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability.

(a) The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable).

(b) Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) No Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e) Other than as set forth on Schedule 3.2, the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Other than as set forth on Schedule 3.2, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Group Companies have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company and are Enforceable against each applicable Group Company, assuming the approvals set forth on Schedule 3.2 are obtained.

Section 3.2 Non-contravention. Except as set forth on Schedule 3.2, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Group Company; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

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Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth the Equity Interests of the Company (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Schedule 3.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Company that are issued and outstanding, in each case, as of the Execution Date and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements.

(b) Except as set forth on Schedule 3.3(b) or for this Agreement or the Company LLCA:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests; and

(v) the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests.

(c) All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Company) or applicable Law. Neither the Group Companies nor any Company Unitholder has, or has had, any record and/or beneficial ownership of RAC Stock.

(d) Schedule 3.3(d)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Schedule 3.3(d)(ii), all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

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Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017, December 31, 2018 and December 31, 2019 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Latest Balance Sheet Date (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the one month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, except in each of clauses (ii) and (iii): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Audited Financial Statements and the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not, expected to be material, individually or in the aggregate, in amount or effect.

(c) The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e) Except for the Transaction Expenses, Liabilities incurred since the Latest Balance Sheet Date and Liabilities set forth on Schedule 3.4(e), (i) the Company (A) has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the limited liability company interests of the Company Subsidiaries, (B) has no Liabilities in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP and (ii) the Company (A) was formed solely for the purpose of holding 100% of the limited liability company interests of the Company Subsidiaries, (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the limited liability company interests of the Company Subsidiaries, (C) has never engaged in any other activities other than incident to its ownership of the Company Subsidiaries and (D) has no Liabilities in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP.

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(f) Except as set forth on Schedule 3.4(f), no Group Company has any Liabilities of any nature whatsoever in excess of $250,000 that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP, except (i) Liabilities expressly set forth in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder, other than those arising in compliance with Section 5.1; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(g) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 3.5 No Material Adverse Effect. Since December 31, 2020 through the Execution Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Since the Latest Balance Sheet Date, each Group Company has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Schedule 3.6, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the Buyer’s consent in accordance with Section 5.1.

Section 3.7 Real Property.

(a) As of the Execution Date, Schedule 3.7 sets forth a true, correct and complete list of all Leases with annual rental payments of over $100,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases together with any such Lease entered into during the Pre-Closing Period, the “Material Leases”). Except as set forth on Schedule 3.7, with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party (other than Permitted Liens); (ii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and there are no disputes with respect to such Material Lease; (iii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a material default by the Group Company under any Material Lease; (iv) to the Knowledge of the Group Company, no material default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a material default by any counterparty to any such Material Lease; and (v) except as set forth on Schedule 3.7, no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to the Buyer a true, correct and complete copy of all Material Leases. Except as set forth on Schedule 3.7, no Group Company owns fee title to any land.

(b) The Leased Real Property identified in Schedule 3.7 comprises all of the material real property used in the business of the Group Companies.

(c) To the Knowledge of the Company, the buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property are in good working condition and repair and sufficient for the operation of the business by each Group Company as currently conducted. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Leased Real Property. To the Knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property.

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Section 3.8 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b) No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to the Buyer reflect all of the jurisdictions in which the Group Companies are required to remit material income Tax.

(c) There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(d) No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(e) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f) The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 3.8(f). No election has been made (or is pending) to change any of the foregoing.

(g) No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting made under Code Section 481(c) (or any corresponding or similar provision of any applicable state or local tax law) with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used

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in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. No Group Company is party to or bound by any closing agreement or similar agreement with any Taxing Authority the terms of which would have an effect on any Group Company after the Latest Balance Sheet Date.

(h) There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable.

(i) No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j) The unpaid Taxes of the Group Companies (i) did not, as of the Latest Balance Sheet Date, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Group Companies in filing their Tax Returns.

(k) Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed income Tax Returns) or (ii) is or has been in the last five years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed income Tax Returns).

(l) No holder of Company Units is a “foreign person” within the meaning of Code Section 1445 or Code Section 1446(f).

(m) No Group Company has been, in the past two years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(n) No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company.

(o) No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

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Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), as of the Execution Date, no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i) collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii) Contract with any Material Customer or Material Supplier;

(iii) Contract providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby; Contracts pursuant to which the Company or any Company Subsidiary is obligated to pay or entitled to receive more than $500,000 in a calendar year or more than $2,000,000 in the aggregate over the life of the Contract;

(iv) any employment agreement with any employee of the Company or any Company Subsidiary that has future required scheduled payments in excess of $150,000 per annum and is not terminable by the Company or such Company Subsidiary, as applicable, upon notice of sixty (60) calendar days or less for a cost less than $150,000;

(v) Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company Indebtedness or guaranteed Company Indebtedness of others;

(vi) Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vii) (x) Contract entered into within the three year period preceding the Execution Date, for the settlement or avoidance of any material dispute regarding the ownership, use, validity or enforceability of material Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, (y) Contract that materially restricts the use or licensing of any Owned Intellectual Property or (z) license or royalty Contract under which the Group Companies license any material Intellectual Property with annual or one-time payments in excess of $50,000 and other than non-exclusive licenses of commercially-available Software;

(viii) Contract providing for any Group Company to make any capital contribution to, in, any Person;

(ix) Contract providing for aggregate future payments to or from any Group Company in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty by such Group Company upon 90 days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(x) joint venture, partnership, strategic alliance or similar Contract;

(xi) power of attorney in the Material Contracts;

(xii) Contract that limits or restricts, or purports to limit or restrict, any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person;

(xiii) Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xiv) Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

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(xv) Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since December 31, 2020, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xvi) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xvii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xviii) any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xix) Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xx) material interest rate, currency, or other hedging Contracts;

(xxi) Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business and is not material to any Group Company;

(xxii) Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of the Company or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxiii) Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after December 31, 2020, other than sales of inventory in the Ordinary Course of Business;

(xxiv) Contract involving the payment of any earn-out or similar contingent payment on or after the Execution Date; and

(xxv) Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.

(b) Except as disclosed on Schedule 3.9(b), each Contract listed on Section 3.9(a) (together with any such Contract entered into during the Pre-Closing Period, each, a “Material Contract”) is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. The Company has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract (including all exhibits thereto and all amendments, waivers or other changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last 12 months, no Group Company has received any written, claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last 12 months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c) Since December 31, 2020, (i) none of the ten (10) largest customers of the Group Companies (measured by aggregate billings) during the 12 months ended December 31, 2020 (each, a “Material Customer”) has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the

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Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Customer.

(d) Since December 31, 2020, (i) no Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (ii) there have been no material disputes between any Group Company and any Material Supplier.

Section 3.10 Intellectual Property.

(a) None of the Group Companies nor any of the former and current products, services or operation of the business of the Group Companies have since the Lookback Date infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 3.10(a), no Group Company has since the Lookback Date received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property.

(b) Each Group Company owns, or has a valid right to use, all material Intellectual Property that is used in or necessary for the business of such Group Company as currently conducted. As of the Execution Date, Schedule 3.10(b) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, in each case which is owned by or filed in the name of a Group Company. To the Knowledge of the Company, all the Intellectual Property disclosed in Schedule 3.10(b) and any of such Intellectual Property that comes into existence during the Pre-Closing Period is subsisting, valid and enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Owned Intellectual Property is not subject to any outstanding Order materially restricting the use or licensing thereof by such Group Company.

(c) Each Group Company has taken commercially reasonable measures to protect the confidentiality of all material trade secrets and any other material confidential information owned by such Group Company. Except as required by applicable Law, no such material trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such Person. Each Person who has developed any material Owned Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d) The IT Assets are sufficient in all material respects for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place reasonable security procedures and have taken commercially reasonable steps designed to safeguard the availability, security and integrity of the IT Assets and all Personal Information, material confidential data and other information stored thereon, including from unauthorized access.

(e) Except as set forth on Schedule 3.10(e), to the Knowledge of the Company, the Group Companies have not experienced any Security Breaches or material Security Incidents since the Lookback Date and none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(f) Except as set forth on Schedule 3.10(f), to the Knowledge of the Company, the Group Companies are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Privacy and Security Requirements. To the Knowledge of the Company, the Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information and material business data processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business.

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(g) No source code that constitutes a Trade Secret within the Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred that would require that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that, to the Knowledge of the Company, has or would require any public distribution of any material Software, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

Section 3.11 Information Supplied. The information supplied or to be supplied by the Group Companies or their respective Affiliates on behalf of any of the Group Companies for inclusion or incorporation by reference in the Proxy Statement, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Proxy Statement prior to the time the Proxy Statement is mailed to the RAC Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement is first mailed to the RAC Stockholders; (c) the time of the RAC Stockholder Meeting; or (d) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings); provided that for the avoidance of doubt, no warranty or representation is made by the Company or the Group Companies with respect to statements made or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) based on information supplied by the Buyer Parties, Archaea or any other party, or their respective Affiliates for inclusion therein.

Section 3.12 Litigation. Except as set forth on Schedule 3.12 or that has been fully resolved, there have been since the Lookback Date, and there are no, Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, or, to the Knowledge of the Company, any director, officer or employee of any Group Company related to the business of the Group Companies. Except as set forth on Schedule 3.12, there are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

Section 3.13 Brokerage. Except as set forth on Schedule 3.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.14 Labor Matters.

(a) The Company has delivered to the Buyer Parties a complete list of all employees, workers and individual consultants of each of the Group Companies as of April 5, 2021 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, job title, leave status (including type of leave and return date), employing entity and job location, and with respect to each employee, compensation (current annual base salary or wage rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as set forth on Schedule 3.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.

(b) No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. In the past three years, no labor union or other labor organization, or group of employees of any Group Company has made

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a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred in the past three years. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, material labor arbitrations, or other material labor disputes arising under a CBA or against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby.

(c) Except as set forth in Schedule 3.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. Except as set forth in Schedule 3.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d) Since the Lookback Date, no Group Company has been party to any Proceeding, Order or other dispute involving, or had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company.

(e) Except as would not reasonably be expected to result in material Liabilities to the Group Companies: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full (or properly accrued) to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f) Except as set forth on Schedule 3.14(f), no senior executive or employee with annualized base compensation at or above $150,000 of any Group Company has provided written notice, of any present intention to terminate his or her relationship with any Group Company within the first 12 months following the Closing.

(g) To the Knowledge of the Company, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to (i) any Group Company or (ii) any third party with respect to such person’s right to be employed or engaged by the Group Company.

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(h) To the Knowledge of the Company, except as would not reasonably be expected to result in material liability to the Company, no employee or individual independent contractor has filed a written complaint or allegation of sexual harassment in the last five years.

(i) Except as set forth on Schedule 3.14(i), no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment related liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Group Company related to COVID-19.

Section 3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) sets forth a list of each Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) the most recent actuarial valuation report, and (vi) all related insurance Contracts, trust agreements or other funding arrangements.

(b) Except as set forth on Schedule 3.15(b), (i) no Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post- termination health or life insurance or any other retiree, post-ownership or post- termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage (each, a “Retiree Welfare Plan”), (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person. With respect to each Retiree Welfare Plan, the Group Companies have reserved the right to amend, modify or terminate such plan at any time without Liability to any Group Company.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With

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respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d) Except as set forth on Schedule 3.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, (i) result in any compensation or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e) Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified or made whole for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 3.16 Insurance. As of the Execution Date, the Group Companies maintain property, casualty, workers compensation, professional lines, fidelity and other insurance with insurance carriers against operational risks and risks to the assets, properties, and employees of the Group Companies with respect to the policy year that includes the Execution Date (the “Insurance Policies”). Each Insurance Policy is Enforceable against the applicable Group Company and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the 12 months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.17(a) or that has been fully resolved, (i) each Group Company is and since the Lookback Date has been in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written or oral notice from any Person alleging a material violation of or noncompliance with any such Laws or Orders.

(b) Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required under Law for the ownership and use of its assets and properties or the conduct of its business as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be

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terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would be reasonably expected to constitute a default under such Permit, and no Proceeding is pending or threatened in writing, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business.

Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws and any Permits required by Environmental Law; (b) in the last three (3) years, (i) no Group Company has received any notice or Order regarding any material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved, and (ii) there are no pending, or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or would reasonably be expected to result in material Liability to any of the Group Companies under Environmental Laws; (c) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; and (d) except in the ordinary course pursuant to Material Contracts, no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments, reports and audits and all other material environmental, health, and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case are in the Group Companies’ possession or control.

Section 3.19 Regulatory Status.

(a) Each electric generating facility that is owned by a Group Company is a Qualifying Facility. Each Group Company that directly owns one or more electric generating facilities has filed with FERC a Form 556 notice of self-certification for each electric generating facility as a Qualifying Facility, and each such Form 556 self-certification is in full force and effect. Each Qualifying Facility qualifies for the exemptions from regulation that are set forth in 18 C.F.R. §§ 292.601(c), 292.602(b), and 292.602(c); however, Seneca Energy II, LLC does not qualify for exemption from regulation pursuant to 18 C.F.R. §§ 292.601(c), 292.602(b), or 292.602(c); and provided further that Innovative Energy Systems, LLC (i) is a “public utility” under the FPA, although not an “electric utility company” under PUHCA, (ii) does not directly own any Qualifying Facility, and (iii) holds no exemption from regulation pursuant to 18 C.F.R. §§ 292.601(c), 292.602(b), or 292.602(c). No Group Company is currently subject to, or not exempt from, regulation under PUHCA, except to the extent provided for under 18 C.F.R. § 366.3(a). To the extent any Group Company qualifies as a “holding company” pursuant to PUHCA or FERC’s implementing regulations thereunder, it is a “holding company” solely with respect to one or more Qualifying Facilities.

(b) For each Group Company that has MBR Authority, the Group Company’s MBR Authority is in full force and effect.

(c) No Group Company is subject to regulation as a “natural gas company” as defined in the NGA with respect to rates, terms and conditions of service, accounting and recordkeeping, or other matters.

(d) No Group Company is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

(e) Except for prior authorization under Section 203 of the FPA, required for the Business Combination Transactions taken together, no pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.20 Title to and Sufficiency of Assets. Each Group Company has sole and exclusive, good and marketable title to, or, in the case of leased or subleased assets, an Enforceable leasehold interest in, or, in the case

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of licensed assets, a valid license in, all of its material personal property assets, properties, rights and interests (whether real, personal, tangible or intangible) free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). Other than assets, properties, rights and interests necessary to develop, construct or maintain projects after the Execution Date, the Assets constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the 12 months prior to the Execution Date.

Section 3.21 Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) arrangements with Archaea or related to the Archaea Agreement, (c) arrangements related to the Class C Units pursuant to the Company LLCA, (d) arrangements with the portfolio companies of the Company Unitholders in the Ordinary Course of Business or (e) as disclosed on Schedule 3.21, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party (i) owes any amount to any Group Company, (ii) owns any property or right, tangible or intangible, that is used by any Group Company, or (iii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than 2% of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 3.22 Trade & Anti-Corruption Compliance.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, a Sanctioned Person. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company of any of its Subsidiaries, is or has been in the last five years: (i) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (ii) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iii) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b) In the last five years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of the Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe or any unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

(c) As of the Execution Date, there are no, and since the Lookback Date there have been no, Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 3.23 No Other Representations and Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING RAC AND THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS,

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NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, RAC, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING RAC AND THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF, INCLUDING ANY COMPANY UNITHOLDER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.23 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules or as disclosed in the RAC SEC Documents and publicly available prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such RAC SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a RAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in the Buyer Fundamental Representations), the Buyer Parties and RAC each hereby represent and warrant that the following representations and warranties are true and correct as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability.

(a) The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Company Merger Sub is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Rice Holdings is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. IntermediateCo is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. RAC is a corporation and is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Buyer Parties, other than RAC, have all the requisite limited liability company power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all material respects. RAC has all corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole.

(d) No Buyer Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e) Each Buyer Party, other than RAC, has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of this Agreement by the Buyer Member, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the receipt of the requisite approval of this Agreement by the Buyer Member, the consummation of the transactions contemplated hereby and thereby have been

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duly authorized by all necessary limited liability company and/or corporate actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party will be a party will be) duly executed and delivered by such Buyer Party and are or will be Enforceable against such Buyer Party. No other proceedings on the part of the Buyer, except for the Required Vote of the RAC Stockholders, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements. RAC has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholder Voting Matters, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been authorized by the special committee of independent directors of RAC and the board of directors of RAC and, subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholders Voting Matters, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions. No other vote of the equityholders of RAC, other than the Required Vote of the RAC Stockholders is necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated thereby.

(f) A correct and complete copy of the RAC Governing Documents, as in effect on the Execution Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on October 27, 2020 and Exhibit 3.3 to the Form S-1 filed with the SEC on October 6, 2020. RAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Non-contravention. Subject to the receipt of the requisite approval of this Agreement by the Buyer Member and except as set forth on Schedule 4.2, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Buyer Party; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Buyer Party, excluding from the foregoing clauses (b), (c), (d) such requirements, violations or defaults which would not reasonably be expected to be material to the Buyer Parties, taken as a whole, or materially affect any Buyer Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby.

Section 4.3 Buyer Parties Capitalization.

(a) As of the Execution Date, the authorized capitalization of the Buyer is as set forth on Schedule 4.3(a). All outstanding OpCo Common Units are (i) issued in compliance in all material respects with applicable Law and (ii) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case as set forth in the RAC Governing Documents, the Buyer Governing Documents, the Archaea Agreement, any Permitted Equity Subscription Agreement, the Subscription Agreements, this Agreement, or the RAC SEC Documents, there are no outstanding (A) outstanding Equity Interests of the Buyer, (B) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Buyer or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Buyer to acquire from any Person, and no obligation of the Buyer to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (C) obligations of the Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.3(a), as described in the Archaea Agreement and the Equity Interests the Buyer holds in Company Merger Sub, the Buyer

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does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) Company Merger Sub is wholly-owned by the Buyer, and Company Merger Sub does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. The Buyer is wholly-owned by IntermediateCo, and IntermediateCo does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. IntermediateCo is wholly-owned by Rice Holdings, and Rice Holdings does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. Rice Holdings is wholly-owned by RAC, and RAC does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c) The Company Interests to be issued to the Company Unitholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract, and (iv) be issued to the Company Unitholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the RAC Governing Documents, the Buyer Certificate of Formation, the Stockholders Agreement and the Rice Holdings A&R LLCA.

(d) Other than as set forth on Schedule 4.3(d), the Buyer Parties have no obligations with respect to or under any indebtedness for borrowed money.

Section 4.4 Litigation. There is no material Proceeding pending or, to the Knowledge of the Buyer, threatened against or affecting a Buyer Party or its properties or rights.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5, none of the Buyer Parties have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Buyer Party to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.6 Business Activities.

(a) Since its formation, no Buyer Party has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the RAC Governing Documents, Buyer Governing Documents, and the Archaea Agreement there is no Contract, commitment, or Order binding upon any Buyer Party or to which any Buyer Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer Parties or any acquisition of property by the Buyer Parties or the conduct of business by the Buyer Parties after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer Parties.

(b) Except for this Agreement, the Archaea Agreement and the Business Combination Transactions, no Buyer Party has any interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement and the Archaea Agreement, the Buyer Parties have not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) The Buyer Parties have no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheets of the respective Buyer Parties as of December 31, 2020 (as applicable, the “Buyer Balance Sheet”); (ii) Liabilities

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arising under this Agreement, the Ancillary Agreements or the performance by the Buyer Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer Parties or the Sponsor in connection with the Business Combination Transactions.

Section 4.7 Compliance with Laws. The Buyer Parties, and have been since their formation date, in compliance in all material respects with all Laws applicable to the conduct of the Buyer Parties and the Buyer Parties have not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 4.8 Organization of Buyer Parties. The Buyer Parties were formed solely for the purpose of engaging in the transactions contemplated hereby, other than entry into this Agreement or the Archaea Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.

Section 4.9 Financing. The Buyer has delivered to the Company true, correct and complete copies of (i) each of the Subscription Agreements entered into by the Buyer with the PIPE Investors and (ii) an executed debt commitment letter, dated as of the Execution Date (including all exhibits, schedules and annexes thereto, collectively, as amended, the “Debt Commitment Letter”, and together with the Subscription Agreements and Forward Purchase Agreement, the “Commitment Letters”), from the Debt Financing Sources and all fee letters associated therewith (the “Fee Letter”) (provided that provisions in the fee letters related solely to fees and economic terms and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)) to provide, subject to the terms and conditions therein, the amount of the financing set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, the “Financing”). To the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the applicable Debt Financing Sources and Equity Financing Source set forth in the Commitment Letters, with respect to the Debt Financing Sources and each Equity Financing Source, as applicable, as of the Execution Date, the Commitment Letters are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is currently contemplated by any party thereto. Each of the Commitment Letters is Enforceable against the Buyer and, to the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the applicable Debt Financing Source and Equity Financing Source set forth in the Commitment Letters, each Debt Financing Source and Equity Financing Source. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreement against the applicable Equity Financing Source, to the extent set forth therein. Other than the Fee Letter, there are no other agreements, side letters, or arrangements between the Buyer and (i) Debt Financing Source related to the Debt Financing or (ii) any Equity Financing Source relating to any Subscription Agreement or the Forward Purchase Agreement. As of the Execution Date, there are no facts or circumstances that (i) would reasonably be expected to constitute a default or a breach of the Commitment Letters by the Buyer or, to Buyer’s Knowledge, the other parties thereto or (ii) to Buyer’s Knowledge, would reasonably be expected to result in any of the conditions set forth in any Commitment Letter not being satisfied, or the aggregate amount of the Financing not being available to the Buyer, on the Closing Date. Except as set forth in the Commitment Letters there are no conditions precedent to the obligations of the Debt Financing Sources or the Equity Financing Sources to provide the Financing or any contingencies that would permit the Debt Financing Sources or the Equity Financing Sources, as applicable, to reduce the total amount of the Financing (including any condition or other contingency relating to the availability of the Financing pursuant to any “flex” provisions). As of the date of this Agreement, Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters or Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

Section 4.10 Buyer Parties. Company Merger Sub: (a) has been or will be formed solely for the purposes of executing and delivering this Agreement and/or the Ancillary Agreements and consummating the transactions contemplated by this Agreement or thereby (as applicable); (b) is, or when formed will be, and at all times prior to the Closing will be, directly or indirectly, wholly-owned by Buyer; (c) has not engaged, and prior to the Closing will not engage, in any business or activity other than the activities related to its organization and the execution of this Agreement and/or the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement or thereby (as applicable); (d) other than its Governing Documents, this Agreement and any Ancillary

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Agreement (as applicable) such Person is not, and at all times prior to the Closing will not be, party to or bound by any Contract, commitment or Order; or (e) other than the performance of its obligations under its Governing Documents, this Agreement and/or any Ancillary Agreement (as applicable), such Person, has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP.

Section 4.11 Tax Matters. Except as set forth on Schedule 4.11:

(a) Each of the Buyer Parties and RAC has filed all income Tax Returns and other material Tax Returns required to be filed by each such entity on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All income Tax Returns and other material Tax Returns filed by each of the Buyer Parties and RAC are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by any of the Buyer Parties or RAC (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) Each of the Buyer Parties and RAC has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by each such entity in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) None of the Buyer Parties nor RAC has received any written claim made by a Taxing Authority in a jurisdiction where any such entity does not file a particular type of Tax Return, or pay a particular type of Tax, that any such entity is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d) None of the Buyer Parties nor RAC is currently nor has been within the last five years the subject of any Tax proceeding with respect to any Taxes or Tax Returns of or with respect to such entity, no such Tax proceeding is pending, and to the Knowledge of any of the Buyer Parties or RAC, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. None of the Buyer Parties nor RAC has ever commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any of the Buyer Parties or RAC have been paid, settled or withdrawn, and, to the Knowledge of each such entity, no such deficiency has been threatened or proposed in writing against any of the Buyer Parties or RAC.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any of the Buyer Parties or RAC or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. None of the Buyer Parties nor RAC is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruing or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any of the Buyer Parties or RAC.

(f) None of the Buyer Parties nor RAC will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S Laws); (iii) any prepaid amounts received or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

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(g) None of the Buyer Parties nor RAC has deferred any “applicable employment taxes” under Section 2303 of the CARES Act, and each of the Buyer Parties and RAC has properly complied with all requirements for obtaining for all material credits that each such entity has claimed under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(h) There is no Lien for Taxes on any of the assets of the Buyer Parties or RAC, other than Permitted Liens.

(i) None of the Buyer Parties nor RAC has ever been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and none of such entities has any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). None of the Buyer Parties nor RAC is party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.

(j) The unpaid Taxes of each of the Buyer Parties and RAC does not materially exceed reserves for Tax liabilities maintained by each such entity in accordance with GAAP, as adjusted for the passage of time through the Closing Date in accordance with the past practices of each such entity in filing its Tax Returns.

(k) Since the date of its respective formation, other than RAC, each of the Buyer Parties has at all times been classified for all U.S. federal and applicable state and local tax purposes as a partnership or an entity which is disregarded as an entity separate from its owner (as described in Section 301.7701-3 of the Treasury Regulations). Since the date of its formation, RAC has at all times been classified for all U.S. federal and applicable state and local tax purposes as a domestic corporation (within the meaning of Section 7701 of the Code).

(l) None of the Buyer Parties nor RAC has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impeded the intended tax treatment of the transactions described in this Agreement.

Section 4.12 Non-contravention. Subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholder Voting Matters, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.1(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the RAC Governing Documents; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which RAC is a party or by which RAC or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of RAC; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to RAC, excluding from the foregoing clauses (b), (c), (d) and Section 4.13 such requirements, violations or defaults which would not reasonably be expected to be material to RAC, taken as a whole. The Required Vote is the only vote of the holders of any class or series of RAC capital stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements. RAC is in compliance in all material respects with the related party policies set forth in the RAC Governing Documents.

Section 4.14 RAC Capitalization.

(a) As of the Execution Date, the authorized share capital of RAC is as set forth on Schedule 4.14(a). All outstanding RAC Common Stock and RAC Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case (i) as set forth in the RAC Governing Documents, the Subscription Agreements, this Agreement, or the RAC SEC Documents and (ii) for RAC Common Stock and RAC Warrants, the Forward Purchase Securities and the RAC Share Redemption, there are no outstanding (x) outstanding Equity Interests of the Buyer, (y) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other

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equity-based compensation award or similar rights with respect to RAC or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of RAC to acquire from any Person, and no obligation of RAC to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (z) obligations of RAC to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.14(a) and the Equity Interests RAC holds in the Buyer and its Subsidiaries, RAC does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) Other than as set forth on Schedule 4.14(b), RAC has no obligations with respect to or under any indebtedness for borrowed money.

Section 4.15 Information Supplied; Proxy Statement. The information supplied or to be supplied by RAC or the Buyer Parties or their respective Affiliates on behalf of RAC or a Buyer Party for inclusion or incorporation by reference in the Proxy Statement, the Additional RAC Filings, any other RAC SEC Filing, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement prior to the time the Proxy Statement is mailed to the RAC Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement is first mailed to the RAC Stockholders; (c) the time of the RAC Stockholder Meeting; or (d) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Proxy Statement will, at the time it is mailed to the RAC Stockholders, comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 4.16 Trust Account. As of the Execution Date, the Buyer has at least $237,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against the Buyer. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the RAC SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the RAC Stockholders who shall have exercised their rights to participate in the RAC Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to a deferred underwriting discount and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 4.17 RAC SEC Documents; Financial Statements; Controls.

(a) RAC has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act, as applicable, since the consummation of the initial public offering of RAC’s securities (all such forms, reports, schedules, statements and other documents filed or furnished with the SEC together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein, the “RAC SEC Documents”). As of their respective dates, each of the RAC SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RAC

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SEC Documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the RAC SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other RAC SEC Filings, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) submitted after the Execution Date and prior to the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the RAC SEC Documents. To the Knowledge of the Buyer, as of the Execution Date, neither the SEC nor other Governmental Entity is conducting any investigation or review of any RAC SEC Document. No notice of any SEC review or investigation of the Buyer or the RAC SEC Documents has been received by the Buyer. Since the consummation of the initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(b) The RAC SEC Documents contain true and complete copies of RAC’s financial statements. Each of the financial statements of RAC included in the RAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC, the Securities Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of RAC, as of their respective dates and the results of operations and the cash flows of RAC, for the periods presented therein.

(c) The books of account and other financial records of RAC have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of RAC have been properly recorded therein in all material respects. RAC has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of RAC is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) RAC has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by RAC; (ii) any fraud, whether or not material, that involves RAC’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by RAC; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect RAC’s ability to record, process, summarize and report financial information.

(e) Since the consummation of the initial public offering of RAC’s securities, RAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any RAC SEC Document. Each such certification is correct and complete. RAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning RAC is made known on a timely basis to the individuals responsible for the preparation of RAC’s SEC filings. As used in this Section 4.17(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(f) RAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) As of their respective dates, all forms, reports, schedules, statements and other documents filed by RAC with the SEC during the Pre-Closing Period, under the Securities Act and the Securities Exchange Act, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), will have complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of such forms, reports, schedules, statements and other documents will contain, when filed or, if amended during the Pre-Closing Period, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.18 Listing. Since its initial public offering, RAC has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The classes of securities representing issued and outstanding shares of RAC Common Stock and RAC Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against RAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the RAC Public Securities or prohibit or terminate the listing of the RAC Public Securities on the Stock Exchange. RAC has taken no action that would reasonably be likely to result in the termination of the registration of the RAC Public Securities under the Securities Exchange Act. RAC has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the RAC Public Securities.

Section 4.19 Investment Company; Emerging Growth Company. RAC is not an “investment company” within the meaning of the Investment Company Act of 1940. RAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.20 Inspections; Buyer’s Representations. RAC is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. RAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). RAC agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Group Companies or their respective Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by the Group Companies pursuant to this Agreement.

Section 4.21 PIPE Investment Amount. RAC has delivered to the Company true, accurate and complete copies of each of the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing to RAC in the aggregate amount of the PIPE Investment. As of the Execution Date, to the Knowledge of the Buyer, with respect to each PIPE Investor, the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect. Each Subscription Agreement is (A) a legal, valid and binding obligation of RAC and, to the Knowledge of the Buyer, each PIPE Investor and (B) Enforceable against RAC and, to the Knowledge of the Buyer, each PIPE Investor. There are no other agreements, side letters, or arrangements between RAC and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to RAC the applicable portion of the PIPE Investment set forth in the Subscription Agreements and, as of the Execution Date, RAC does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to RAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of RAC under any material term or condition of any Subscription Agreement and, as of the Execution Date, RAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement.

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Section 4.22 Related Person Transactions. Except as set forth on Schedule Section 4.22 and other than the private placement of securities in connection with RAC’s initial public offering, there are no transactions or Contracts, or series of related transactions or Contracts (the “Sponsor Related Person Transactions”) between Sponsor or its Affiliates, on the one hand, and the Buyer, any officer, director, manager or Affiliate of the Buyer or, to the Knowledge of the Buyer, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed by RAC in the RAC SEC Filings.

Section 4.23 Employees. Other than any officers as described in the RAC SEC Reports, none of the Buyer Parties have any employees on their payroll, and have retained any contractors, other than consultants and advisors in the Ordinary Course of Business. Other than reimbursement of any out-of-pocket expenses incurred by RAC’s officers and directors in connection with activities on RAC’s behalf in an aggregate amount not in excess of the amount of cash held by RAC outside of the Trust Account, no Buyer Party has any unsatisfied material liability with respect to any employee, officer or director. No Buyer Party has never and does not currently maintain, sponsor, contribute to, have any obligation to contribute to or have any direct or indirect Liability under any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to Acquiror (other than salaries, wages, or bonuses payable in the ordinary course of business) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of Acquiror.

Section 4.24 Agreements, Contracts and Commitments.

(a) Schedule 4.24 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) of a Buyer Party, including contracts by and among a Buyer Party, on the one hand, and any director, officer, stockholder or Affiliate of such party (the “Buyer Party Material Contracts”), other than any such Buyer Party Material Contract that is listed as an exhibit to any RAC SEC Report.

(b) No Buyer Party nor, to the Knowledge of the Buyer Parties, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Buyer Party Material Contract.

Article V
COVENANTS RELATING TO THE CONDUCT
OF THE GROUP COMPANIES AND THE BUYER

Section 5.1 Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article X and the Closing Date (such period, the “Pre-Closing Period”):

(a) the Company shall, and the Company shall cause the other Group Companies to the extent the Company (directly or indirectly) has the right, authority, power, or is not otherwise prevented from doing so under its or its Subsidiaries’ Governing Documents, to: (i) conduct and operate their business in the Ordinary Course of Business and (ii) maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the Buyer; (y) as expressly required hereby; or (z) as set forth on Schedule 5.1(a); and

(b) without limiting Section 5.1(a), except (A) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (B) as expressly required hereby; (C) as set forth on Schedule 5.1(b) and (D) other than to the extent that any action is reasonably required to be taken in respect of any actual protocols or policies associated with any COVID-19 Measures, cause the Company Subsidiaries to:

(i) amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise);

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(ii) except as may be required by Law, GAAP or any Governmental Entity with competent jurisdiction, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii) except to the extent required by applicable Law, make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amendment of any material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax or material Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the intended tax treatment hereunder, or defer payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States);

(iv) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other Equity Interests;

(v) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time or to another Group Company;

(vi) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other Equity Interests, as applicable;

(vii) (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Company Indebtedness, as applicable; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Company Indebtedness other than, in each case, indebtedness under existing credit facilities incurred in the Ordinary Course of Business in an amounts not to exceed $1,000,000;

(viii) cancel or forgive any Company Indebtedness owed to any Group Company;

(ix) make any Capital Expenditure or incur any Liabilities in connection therewith, except for Capital Expenditures with respect to specific projects as set forth in and consistent with the Capital Expenditure Budget;

(x) make or effect any amendment or termination (other than an expiration in accordance with the terms thereof) of any Material Contract, enter into any Contract that if entered into prior to the Execution Date would be a Material Contract, in each case other than in the Ordinary Course of Business;

(xi) enter into, renew, modify or revise any Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii) sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are, with respect to the Company or any other Group Company, material to the businesses of the Group Companies, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof;

(xiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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(xiv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property;

(xv) fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

(xvi) make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required by applicable Law or pursuant to a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to Buyer prior to the Execution Date and set forth on Schedule 3.15(a); (B) annual base compensation increases made in the Ordinary Course of Business pursuant to clause (a) of the definition thereof for employees or individual independent contractors who are eligible to earn total annual compensation equal to or less than $150,000 both before and after any such increase, or (C) entering into any Company Employee Benefit Plan with any employee or independent contractor hired, engaged or promoted by any of the Group Companies following the Execution Date in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, providing for eligibility to earn total annual compensation equal to or less than $250,000, and only in the form of cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;

(xvii) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to a Company Employee benefit Plan as in effect on the Execution Date or applicable Law.

(xviii) establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date;

(xix) hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;

(xx) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xxi) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

(xxii) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Group Companies, as applicable;

(xxiii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(xxiv) take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (A) loss of Qualifying Facility status, (B) the loss (by any Group Company that directly owns a Qualifying Facility, other than Seneca Energy II, LLC) of any of the exemptions set forth in 18 C.F.R. §§ 292.601(c), 292.602(b), and 292.602(c), (C) loss of MBR Authority, or (D) financial, organizational or rate regulation under the Laws of any State Commission;

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(xxv) enter into any new line of business;

(xxvi) make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xxvii) make or effect any amendment to, waiver of, or termination (other than an expiration in accordance with the terms thereof) of, the LES MIPA; or

(xxviii) agree to, authorize or commit in writing to do any of the foregoing.

(c) From the Measurement Time until the Closing, the Company shall not, and the Company shall cause the other Group Companies not to, use any Cash and Cash Equivalents to pay any Transaction Expenses, make any distributions, repay any Company Indebtedness, as applicable, or make any payments in respect of Taxes or that may increase the amounts payable to the Company Unitholders at the Closing.

(d) Nothing contained herein shall be deemed to give the Buyer or Company Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations. In addition, nothing herein shall be deemed to prohibit or restrict any Group Company from making Capital Expenditures with respect to specific projects as set forth in and consistent with the Capital Expenditure Budget.

Section 5.2 Interim Operating Covenants of the Buyer.

(a) During the Pre-Closing Period, except (x) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required by this Agreement or pursuant to the Archaea Agreement or (z) as set forth on Schedule 5.2(a), RAC shall not, the Buyer shall not (and Buyer shall cause each Buyer Party not to):

(i) amend or otherwise modify any of the RAC Governing Documents, the Buyer Governing Documents or the Trust Agreement;

(ii) withdraw any of the Trust Amount, other than as permitted by the RAC Governing Documents, Buyer Governing Documents or the Trust Agreement;

(iii) other than in connection a RAC Share Redemption, the Forward Purchase Agreement, any Permitted Equity Financing, the repayment of any working capital loan under Section 5.2(a)(vii) in RAC Warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(iv) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(v) other than in connection with a RAC Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(vi) adjust, split, combine, redeem (other than a RAC Share Redemption) or reclassify any of its Equity Interests;

(vii) (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for borrowed money, other than indebtedness in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses), which indebtedness permits or allows all or any portion of such indebtedness to be converted into the number of RAC Warrants not to exceed $3,000,000 (with such RAC Warrants issued at $1.00 per RAC Warrant and at an exercise price of $11.50 per RAC Warrant) or which may be otherwise repaid in cash, (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any indebtedness for borrowed money;

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(viii) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(ix) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(x) reduce the exercise price of any RAC Warrants;

(xi) compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by the Buyer not covered by insurance in excess of $1,000,000 or in excess of $5,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against the Buyer, (C) which imposes any material restrictions on the operations of businesses of the Buyer or (D) by the public stockholders or any other third party Person which relates to the transactions contemplated by this Agreement;

(xii) except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (D) file any amended material Tax Return, (E) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement) or (H) surrender any right to claim any refund of a material amount of Taxes;

(xiii) enter into any new line of business; or

(xiv) agree or commit in writing to do any of the foregoing.

(b) Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions hereof, control over its business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and the Buyer shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby, by the Archaea Agreement or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice RAC shall

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provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the RAC Governing Documents, at the Closing, RAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to RAC Stockholders who shall have validly elected to redeem their RAC Stock and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3 Status Preservation.

(a) Listing. During the Pre-Closing Period, RAC shall use reasonable best efforts to ensure RAC remains listed as a public company, and to ensure the RAC Common Stock and RAC Warrants continue to be listed, on the Stock Exchange.

(b) Qualification as an Emerging Growth Company. RAC shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that in and of itself would cause RAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c) Public Filings. During the Pre-Closing Period, RAC will use reasonable best efforts to have timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, under the Securities Act and the Securities Exchange Act and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.4 Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein; provided that any restriction set forth in the Confidentiality Agreement which requires the consent of the Company to share Confidential Information (as defined in the Confidentiality Agreement) with potential debt or equity financing sources shall be waived, subject to customary obligations of confidentiality. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources) or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.5 Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of RAC and the Buyer reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable, and furnish to the representatives of RAC and the Buyer such additional financial and operating data and other information regarding the business of the Group Companies as RAC and the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Group Companies following the Closing; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, RAC and the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Contracts, Laws or regulations of any Governmental Entity (including the HSR Act).

Section 6.6 Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied.

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Section 6.7 Regulatory Approvals; Efforts.

(a) Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act and the joint application pursuant to Section 203 of the FPA with respect to the transactions contemplated hereby to be filed no later than 15 Business Days after the Execution Date; (ii) to the extent available, request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act or the FPA; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c) Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date.

Section 6.8 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, none of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party and (ii) each Company Unitholder or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Proxy Statement, Signing Form 8-K and Closing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

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(b) As promptly as practicable following the Execution Date (but in any event within four (4) Business Days thereafter), RAC shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Execution Date (the “Signing Form 8-K”), and RAC, the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, RAC will make available to the Company and the Equityholder Representative a draft of the Signing Form 8-K and the press release and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and RAC shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the RAC Stockholders to vote at the RAC Stockholder Meeting in favor of the RAC Stockholder Voting Matters. RAC shall file a definitive version of the Proxy Statement with the SEC and cause the same to be mailed to its stockholders of record, as of the record date (the “RAC Record Date”) to be established by the RAC Board as promptly as practicable after, but in any event within five (5) Business Days of, the SEC confirming that they have completed their review of the Proxy Statement. RAC shall promptly commence a “broker search” in accordance with Rule 14a-12 of the Securities Exchange Act. Those portions of the Proxy Statement filed by RAC in connection with the transactions contemplated hereby containing post-Closing twenty-four month financial forecasts of the Surviving Company (such portions, the “Post-Closing Projection Materials”) shall require the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to inclusion in the Proxy Statement. For the avoidance of doubt, the Company and its counsel shall have a reasonable opportunity to review the proxy statement and to comment on such drafts and RAC shall consider such comments in good faith; provided that other than with respect to the Post-Closing Projection Materials, the Company’s prior written consent shall not be required for any other portions of the Proxy Statement.

(d) Prior to filing with the SEC, RAC will make available to the Company and the Equityholder Representative drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Proxy Statement or such other document, including responses to any SEC comment letters, and will provide the Company and the Equityholder Representative with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RAC will advise the Company and the Equityholder Representative, promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Proxy Statement, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between RAC, the Buyer or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. In consultation with the Company, RAC shall promptly respond to any comments of the SEC on the Proxy Statement, and the Parties shall use their respective reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. RAC will advise the other Parties, promptly after RAC receives notice that the SEC has completed review of the Proxy Statement. For the avoidance of doubt, the Company and its counsel shall have a reasonable opportunity to review any amendments and supplements to the Proxy Statement and to comment on such drafts and RAC shall consider such comments in good faith.

(e) The Parties shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC and at each time at which it is amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the RAC Stockholders and at the time of the RAC Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the RAC Stockholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement,

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so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 6.8(c), RAC shall promptly file (and Buyer, RAC and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the RAC Stockholders such amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by RAC and the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional RAC Filings”) shall include disclosure regarding (i) the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies and (ii) RAC, the Buyer and the business of RAC and the management, operations and financial condition of RAC. Accordingly, the Company agrees to, and the Company agrees to cause the Group Companies to, as promptly as reasonably practicable, provide RAC and the Buyer with all information concerning the Company Unitholders, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement and/or any other RAC SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. The Buyer Parties agree to, as promptly as reasonably practicable, provide the Buyer Parties and the Group Companies with all information concerning such parties and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement and/or any other RAC SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. The Company shall, and the Company shall cause the Group Companies to, make and RAC and the Buyer shall make, and, with respect to each party, shall cause their respective directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, to make, available to RAC, the Buyer, the Company and the Group Companies, as applicable, and their respective counsel, auditors and other Representatives in connection with the drafting of the Proxy Statement, Additional RAC Filings and any other RAC SEC Filing as reasonably requested by the applicable party, and responding in a timely manner to comments thereto from the SEC all information concerning such party, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, such Additional RAC Filing or other RAC SEC Filing. RAC and the Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company and the Equityholder Representative with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Company shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, RAC shall be responsible, and the Company shall reasonably cooperate with RAC, in connection with (i) preparation for inclusion in the Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. The Company shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and RAC shall consider such comments in good faith.

(g) At least five days prior to Closing, RAC shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). The Buyer and RAC shall provide the Company with a reasonable opportunity to review and comment on the press release and the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Concurrently with the Closing, RAC and the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

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(h) The Company shall provide to RAC as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31. 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the three month period ended March 31, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) RAC shall provide to the Company as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of RAC and its Subsidiaries as of December 31, 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of RAC’s independent auditor (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of RAC and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the three month period ended March 31, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the RAC’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of RAC and any company or business units acquired by RAC, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

Section 6.9 RAC Stockholder Meeting. Each of the Buyer and RAC, acting through the RAC Board, upon recommendation of the RAC Special Committee, shall take all actions in accordance with applicable Law, and the RAC Governing Documents, and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the RAC Stockholder Meeting for the purpose of considering and voting upon the RAC Stockholder Voting Matters, which meeting shall be held not more than 25 days after the date on which RAC completes the mailing of the Proxy Statement to the RAC Stockholders pursuant to the terms of this Agreement. The RAC Board, upon recommendation of the RAC Special Committee, shall recommend adoption of this Agreement and approval of the RAC Stockholder Voting Matters and include such recommendation in the Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the RAC Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify the recommendation of the RAC Board that the RAC Stockholders vote in favor of the approval of the RAC Stockholder Voting Matters, (b) adopt, approve, endorse or recommend any Buyer Competing Transaction or (c) agree to take any of the foregoing actions. Notwithstanding the foregoing, the RAC Board, upon recommendation of the RAC Special Committee, may change, withdraw, withhold, qualify or modify, or publicly propose to or resolve to change, withdraw withhold, qualify, or modify the recommendation of the RAC Special Committee and the RAC Board that the RAC Stockholders vote in favor of the approval of the RAC Stockholder Voting Matters if the RAC Special Committee determines in good faith, after consultation with its legal counsel, that a take such action would constitute a breach by the RAC Special Committee and the RAC Board of its fiduciary obligations to RAC’s stockholders under applicable Law. Each of the Buyer and RAC agrees that its obligation to
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establish the RAC Record Date, duly call, give notice of, convene and hold the RAC Stockholder Meeting for the purpose of seeking approval of the RAC Stockholder Voting Matters shall not be affected by any change, withdrawal, or modification by the RAC Special Committee or the RAC Board of its recommendation to RAC stockholders, intervening event or other circumstance, and each of the Buyer and RAC agrees to establish the RAC Record Date, duly call, give notice of, convene and hold the RAC Stockholder Meeting and submit for the approval of the RAC Stockholders the RAC Stockholder Voting Matters, in each case as contemplated by this Section 6.9, regardless of whether there shall have occurred any such change, withdrawal, modification of recommendation, intervening event or other circumstance. Unless this Agreement has been duly terminated in accordance with the terms herein, RAC shall take all reasonable lawful action to solicit from the RAC Stockholders proxies in favor of the proposal to adopt this Agreement and approve the RAC Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the RAC Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, RAC may (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) adjourn or postpone the RAC Stockholder Meeting for a period of no longer than 15 calendar days: (i) after consultation with the Company, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the RAC Board has determined in good faith is required by applicable Law be provided to the RAC Stockholders; (ii), in each case, for one or more periods, (x) if as of the time for which the RAC Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient voting Equity Interests of RAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the RAC Stockholder Meeting or (y) in order to solicit additional proxies from the RAC Stockholders for purposes of obtaining approval of the Required Vote; (iii) to seek withdrawals of redemption requests from the RAC Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the RAC Stockholder Voting Matters; provided, that in the event of any such postponement or adjournment, the RAC Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 6.10 Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement, the Archaea Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Business Combination Transactions; provided, that if the Closing occurs, at and in connection therewith, RAC shall pay or reimburse each Party for all Transaction Expenses, which shall be paid: (a) first, from the cash released from the Trust Account; and (b) second, thereafter, if such cash is not sufficient to cover all Transaction Expenses, from other cash available to RAC. From and after the Closing, RAC shall, or shall cause its Subsidiaries to, promptly pay or reimburse each Party for all Transaction Expenses to the extent not previously paid.

Section 6.11 Financing; Financing Cooperation.

(a) Obligations of the Buyer.

(i) Prior to the Closing, the Buyer shall, assuming cooperation by the Company and its Subsidiaries in accordance with Section 6.11(b), use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries and controlled Affiliates to use reasonable best efforts to, and shall cause their respective officers, employees, advisors and other representatives to use its reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, customary or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including (w) maintaining in effect the Commitment Letters, (x) satisfying on a timely basis (or obtaining the waiver of) all conditions applicable to it and its Affiliates in the Commitment Letters, (y) consummating the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and Equity Financing Sources to fund the Debt Financing and Equity Financing at the Closing in accordance with the terms set forth in the respective Commitment Letter, and (z) complying with its covenants and other obligations under the Commitment Letters.

(ii) Buyer shall not, without the prior written consent of the Company, (A) terminate either Commitment Letter (other than in connection with a replacement of the Commitment Letter permitted pursuant to this Section 6.11) or (B) agree to or permit any amendment or modification to be made to, or grant any waiver of any provision under, either Commitment Letter (except for any amendments to the Commitment Letters that would not or would not reasonably be expected to (I) amend, modify or expand the conditions

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precedent, or impose new or additional conditions or contingencies, to the Debt Financing or the Equity Financing, (II) reduce the aggregate amount of the Financing below the amount required (after taking into account available cash of the Company and its Subsidiaries) to make the Closing Date payments, (III) prevent, impede or delay the availability of or consummation of the Financing or (IV) adversely impact the ability of Buyer or any of its Affiliates to enforce its right against the parties to the Commitment Letters or the definitive agreements with respect thereto).

(iii) Buyer shall give the Company prompt written notice of (A) any termination of either Commitment Letter, (B) any actual breach, default, termination or repudiation of any provisions of either Commitment Letter by any party thereto, (C) the receipt of any written notice or other written communication with respect to any actual breach, default, termination or repudiation of any provisions of either Commitment Letter by any party thereto and (D) the occurrence of any other event or development, in the case of this clause (D), solely to the extent that Buyer believes in good faith that such event or development would adversely impact the ability of Buyer to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters, in each case of the foregoing, with respect to the Debt Financing, solely to the extent the Debt Financing or a material portion thereof would reasonably be expected to become unavailable. Promptly after the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. Buyer shall promptly after execution thereof deliver to Company copies of any amendment, replacement, supplement, modification or waiver to either Commitment Letter.

(iv) For the avoidance of doubt, it is understood that, subject to the limitations set forth in this Section 6.11 and in the Debt Commitment Letter, Buyer may amend or replace the Debt Commitment Letter to (A) add or replace additional lenders, lead arrangers, syndication agents or similar entities or reallocate commitments or reassign titles so long as the aggregate amount of the Debt Financing is not reduced below the amount as is necessary to make the Closing Date payments and any such amendment or replacement would not reasonably be expected to delay or prevent the Closing or (B) modify pricing and implement or exercise any “flex” provisions as in effect on the date of this Agreement.

(b) Obligations of the Company. During the period from the Execution Date to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall use reasonable best efforts, and shall cause the Company’s Subsidiaries and its and their officers, directors and employees to use reasonable best efforts to provide, and shall use its reasonable best efforts to direct its and their accountants, legal counsel and other representatives to provide, all cooperation as may be reasonably requested by Buyer as necessary in connection with causing the conditions of the Debt Financing to be satisfied or otherwise in connection with the arrangement of the Debt Financing, including using reasonable best efforts to: (i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, in each case, that are customary for financings of a type similar to the Debt Financing and upon reasonable advance notice (provided that such participation may be over conference call or other electronic means, and need not be in person); (ii) furnish Buyer and its Debt Financing Sources with such financial and operating data and other relevant information with respect to the Company and its Subsidiaries that is readily available to the Company or can be prepared by the Company without unreasonable effort and as is required under the Debt Commitment Letter or as reasonably requested by Buyer or any of its Debt Financing Sources for the preparation of the confidential information memoranda, ratings agency presentations or the definitive documentation, in each case in connection with the Debt Financing (provided that, (A) the Buyer shall be solely responsible for the preparation of pro forma financial information (other than, for the avoidance of doubt, the Company’s historical financial statements required for Buyer to prepare the pro forma financial statements), including pro forma cost savings, synergies, capitalization or other adjustments desired to be incorporated into any financial information, (B) the Company shall not be required to provide any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” and (C) the Company shall not be required to provide projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing); (iii) assist Buyer and its Debt Financing Source, as may be reasonably requested by Buyer, in the preparation of (A) bank offering memoranda, (B) customary marketing material, confidential information memoranda and syndication materials to be used in a syndication of the Debt Financing and (C) materials for rating agency presentations; (iv) cooperate with the marketing efforts of Buyer and its Debt Financing Sources for any portion of the Debt Financing as reasonably requested by Buyer; (v) cooperate with Buyer’s legal counsel in connection with any customary legal opinions that such counsel may be required to deliver

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in connection with the Debt Financing, as may be reasonably requested by Buyer; (vi) execute and deliver (but not before and not to be effective until the Closing) any pledge and security documents, other definitive financing documents, or other related certificates or documents with respect to the Company and its Subsidiaries as may be reasonably requested by Buyer and customary for financings of a type similar to the Debt Financing and otherwise facilitate the pledging of collateral (including cooperation in connection with the pay-off of existing Company Indebtedness to the extent contemplated by this Agreement) and the release of related Liens and termination of security interests (including delivering prepayment or termination notices as required by the terms of any Company Indebtedness and delivering termination agreements and/or UCC-3 or equivalent financing statements or notices); (vii) assist Buyer in obtaining from the Company and/or its Subsidiaries’ auditors customary comfort letters (including as to negative assurances) reasonably requested by the Buyer in connection with the Debt Financing; (viii) inform Buyer if the chief executive officer, chief financial officer, treasurer or controller of the Company or any of its Subsidiaries or any member, director, manager or equivalent authorized entity, body or individual of the Company or any of its Subsidiaries shall have any knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration; and (ix) provide, at least five Business Days prior to the Closing, all documentation required by applicable “know your customer” and anti-money laundering laws, including the USA PATRIOT Act, to the extent requested in writing at least 10 Business Days prior to Closing; provided, in each case, that (A) neither the Company nor any of its Subsidiaries shall be required to incur or satisfy any liability (including the payment of any fees) in connection with the Debt Financing prior to the Effective Time that is not subject to reimbursement hereunder, (B) the pre-Closing Board of Directors of the Company and the directors and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that are not contingent on the Closing, (C) neither the Company nor any of its Subsidiaries shall be required to execute or deliver prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (other than authorization letters with respect to any bank information memoranda, offering memoranda or similar document), (D) except as expressly provided above, neither the Company nor any of its Subsidiaries shall be required to take any corporate or similar actions prior to the Effective Time to permit the consummation of the Debt Financing, (E) no Affiliate of the Company shall have any obligations under this Section 6.11 following the consummation of the transactions contemplated by this Agreement, and (F) neither the Company nor any of its Subsidiaries shall be required to provide any assistance or cooperation that would unreasonably interfere with its business operations, conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws or result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party. The Company hereby consents to the use of the logos of the Company solely as reasonably necessary in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not reasonably likely to harm, disparage or otherwise adversely affect the Company or its reputation or goodwill.

(c) Buyer shall (i) after the termination of this Agreement in connection with the Closing reasonably promptly upon request, reimburse the Group Companies for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorney’s fees and expenses) incurred by the Group Companies in connection with performing its obligations required under Section 7.11(b) and (ii) indemnify, defend and hold harmless the Group Companies and their respective representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information utilized (other than historical financial statements provided by the Group Companies or other information provided by the Group Companies and their respective representatives specifically for inclusion in the marketing materials for the Debt Financing) or any assistance or activities provided in connection therewith, except for the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are a result of the willful breach, bad faith, gross negligence or willful misconduct of the Group Companies or any of their respective representatives.

(d) No Recourse. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby, whether

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at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Company or any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby. For the avoidance of doubt, this Section 6.11(c) does not limit or affect any rights or remedies that the Buyer or any of its Subsidiaries may have against the parties to the Commitment Letter pursuant to the terms and conditions of the Commitment Letter.

Section 6.12 Directors and Officers.

(a) From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (and advance expenses in connection with the defense of any Proceeding to) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to (i) maintain, for a period of six years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b) Tail Policy.

(i) For a period of six years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 6.12.

Section 6.13 Subscription Agreements; Forward Purchase Agreement; Redemptions; Permitted Equity Financing.

(a) Subscription Agreements. The Buyer and RAC may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. The Buyer and RAC shall use their reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements

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on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer and RAC in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; (iv) enforce the Buyer’s and RAC’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms and (v) provide prompt notice to the Company if any counterparty to a Subscription Agreement notifies Buyer of any breach of any representation or other agreement contained in such Subscription Agreement by such counterparty.

(b) Forward Purchase Agreement. Unless otherwise approved in writing by the Company, the Sponsor and the Buyer Parties shall not (i) (A) permit any amendment or modification to be made to, (B) waive (in whole or in part) or (C) provide consent to modify or waive (including consent to termination, to the extent required), any provision or remedy under the Forward Purchase Agreement or (ii) permit any assignment of the Forward Purchase Agreement, other than assignments to Affiliates. The Buyer and RAC shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement at the Closing on the terms and subject to the conditions in the Forward Purchase Agreement, including maintaining in effect the Forward Purchase Agreement, and to: (i) satisfy on a timely basis all conditions and covenants applicable to Rice Holdings and RAC in the Forward Purchase Agreement and otherwise comply with their obligations thereunder, (ii) if all conditions in the Forward Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Forward Purchase Agreement at or prior to the Closing; (iii) deliver notices to counterparties to the Forward Purchase Agreement (if any) as required by and in the manner set forth in the Forward Purchase Agreement in order to cause timely funding in advance of the Closing; and (iv) enforce the Buyer Parties’ and Sponsor’s rights under the Forward Purchase Agreement, subject to the provisions thereof, if all conditions in the Forward Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied, to cause the Purchaser (as defined in the Forward Purchase Agreement) to fund the amount set forth in the Forward Purchase Agreement in accordance with its terms.

(c) Permitted Equity Financing.

(i) During the Pre-Closing Period, RAC may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Company, (A) each Permitted Equity Subscription Agreement shall not be in any form other than in substantially the form of the Subscription Agreement, (B) no such Permitted Equity Subscription Agreement shall provide for a purchase price of RAC Common Stock at a price per share of less than $10 per share (including of any discounts, rebates, equity kicker or promote), (C) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of RAC Common Stock in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of $50,000,000, and (D) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than RAC Common Stock. Notwithstanding the foregoing, RAC shall provide drafts of any Permitted Equity Subscription Agreement to the Company prior to its entry thereinto, with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RAC shall deliver to the Company true, accurate and complete copies of each of the Permitted Equity Subscription Agreements entered into promptly after such entry.

(ii) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (A) upon reasonable prior notice and

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during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) reasonably assisting with the preparation of customary materials, (C) providing the Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (D) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (1) none of (x) the Company Unitholders, the Company, any other Group Company or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (2) nothing in this Section 6.13(ii) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Unitholder, or Group Company to breach, waive or amend any terms of this Agreement, and (3) no Company Unitholder, or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(iii) At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

Section 6.14 Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement, the Archaea Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 6.15 280G. Prior to the Closing, the Company shall use reasonable best efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that could, individually or in the aggregate, constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its equityholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer at least seven (7) days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 6.15 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for the Buyer’s review and comment, and the Company shall incorporate all reasonable comments received from the Buyer on such documents at least two (2) days prior to the distribution to the intended recipients. Prior to the Closing, the Company shall deliver to the Buyer evidence of the results of such vote. Such equityholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such equityholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained. For the avoidance of doubt, with respect to any Buyer Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) of which the Company is aware prior to the Closing Date, the Company shall cooperate with Buyer in good faith to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, and incorporate such Buyer Arrangements (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) into its calculations and 280G equityholder approval process described above.

Section 6.16 No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 6.17 Name Change. In connection with the Closing, RAC shall change its name to “Archaea Energy Inc.”.

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Section 6.18 Exclusivity.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Buyer, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from the Buyer, the Sponsor, any Person or group of Persons other than the Company and the Company Unitholders that may constitute, or would reasonably be expected to lead to, a Buyer Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (d) approve, endorse or recommend any Buyer Competing Transaction; or (e) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 6.19 Archaea Agreement Efforts. Subject to the terms and conditions of this Agreement, RAC will, and will cause each of its Affiliates to, use the level of efforts set forth in the Archaea Agreement to consummate the transactions contemplated by the Archaea Agreement in the manner provided and on the terms and conditions described therein, including using the level of efforts set forth in the Archaea Agreement to (a) comply with its obligations under the Archaea Agreement, (b) satisfy all conditions applicable to RAC contained in the Archaea Agreement (and any other definitive agreements related to transactions contemplated by the Archaea Agreement the consummation of which is a condition thereto) within its control, and (c) upon satisfaction of such conditions, enforce all of its rights under the Archaea Agreement (or any other definitive agreements related thereto) in an attempt to consummate the transactions contemplated by the Archaea Agreement at or prior to the Outside Date (as it may be extended and as defined in the Archaea Agreement) of the Archaea Agreement. RAC will keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to consummate, and the status of, the transactions contemplated by the Archaea Agreement, and will provide the Company, as promptly as reasonably practicable upon request, with updates as to the status and timing of the transactions contemplated by the Archaea Agreement. RAC will notify the Company promptly and in any event within twenty-four hours upon having Knowledge (which definition of Knowledge shall, for purposes of this Section 6.19, not include an obligation of reasonable inquiry) of any notice of breach or of threatened breach (written or otherwise) received or delivered by RAC or any notice of termination or of threatened termination (written or otherwise) of the Archaea Agreement received or delivered by RAC. RAC will not amend, modify, supplement, agree to the termination of or waive any of the conditions to the Archaea Agreement or any other material provision of, or remedies under, the Archaea Agreement without Equityholder Representative’s consent, which shall not be unreasonably withheld. RAC shall be liable to the Company to the extent of any damages arising from the termination of this Agreement, in each case, solely to the extent (i) such termination resulted from Archaea’s Fraud or willful and material breach of the Archaea Agreement and (ii) such damages are recoverable by RAC against Archaea in accordance with the Archaea Agreement. Notwithstanding anything in this Agreement to the contrary, neither the Company’s nor the Equityholder Representative’s consent shall be required for Archaea to incur any capital expenditures approved by RAC in accordance with Section 5.1(d) of the Archaea Agreement.

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Section 6.20 Release.

(a) Effective upon and following the Closing, each Buyer Party on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Unitholder, each of their respective Affiliates, and each of their respective successors and assigns (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 6.20 shall release any Company Released Parties from: (i) their obligations under this Agreement or the other Ancillary Agreements; (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by the Company; or (iii) any claim based on Fraud.

(b) Effective upon and following the Closing, each Company Unitholder, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Buyer Party and the Company, each of their respective Affiliates, and each of their respective successors and assigns (collectively, the “Buyer Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 6.20 shall release the Buyer Released Parties from their obligations: (i) under this Agreement or the other Ancillary Agreements; (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice; or (iii) any claim based on Fraud.

Section 6.21 MIP Cancellation. Prior to the Effective Time, the Company shall cause each MIP Participant to enter into a MIP Cancellation Agreement. Prior to the Effective Time, the Company shall payout the amounts contemplated by the MIP Cancellation Agreements, such that all rights under the MIP shall be extinguished as of the Effective Time.

Section 6.22 R&W Insurance Policy. Rice Holdings shall not (and shall cause its Affiliates not to) modify the explicit subrogation provisions of the R&W Insurance Policy to the extent such modification would adversely impact the Unitholders without the prior written consent of the Equityholder Representative. The Equityholder Representative shall, and shall cause the Unitholders and their applicable Affiliates, to reasonably assist the Buyer Entities in the implementation of the R&W Insurance Policy, including by executing declarations and providing notices as may be required under the terms of the R&W Insurance Policy.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Equityholder Representative (at the Equityholder Representative’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of any Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Equityholder Representative or the Company arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or its Affiliates against the Equityholder Representative, any Group Company arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Equityholder Representative or their Affiliates against the Buyer or by the Buyer or its Affiliates against the Equityholder Representative relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period,

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as the same may be extended. Notwithstanding anything herein to the contrary, the Buyer shall not be required to provide any access or information to the Equityholder Representative or any of its respective representatives, which the Buyer reasonably believes constitutes information protected by attorney-client privilege or which could violate any obligation owed to a third party under Contract or Law. This Section 7.1 shall not apply to Taxes or Tax matters, which are the subject of Section 8.1.

Section 7.2 Stock Exchange Listing. Prior to the Closing, RAC shall use reasonable best efforts to cause the shares of RAC Common Stock to be issued in connection with the Business Combination Transactions to be approved for listing on the Stock Exchange, including by submitting prior to the Closing an initial listing application with the Stock Exchange (the “NYSE Listing Application”) with respect to such shares, subject to official notice of issuance. RAC and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other Parties and shall otherwise reasonably assist and cooperate with the other Parties in connection with the preparation, filing and distribution of the NYSE Listing Application. RAC will use its reasonable best efforts to (i) cause the NYSE Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the Stock Exchange or its staff concerning the NYSE Listing Application and (iii) have the NYSE Listing Application approved by the Stock Exchange as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NYSE Listing Application, or response to Stock Exchange comments with respect thereto, will be made by RAC without providing such other Parties a reasonable opportunity to review and comment thereon. RAC will promptly notify the Company and the Equityholder Representative upon the receipt of any comments from the Stock Exchange or any request from the Stock Exchange for amendments or supplements to the NYSE Listing Application and will, as promptly as practicable after receipt thereof, provide the Company and the Equityholder Representative with copies of all material correspondence between it, on the one hand, and the Stock Exchange, on the other hand, and all written comments with respect to the NYSE Listing Application received from the Stock Exchange and advise the other on any oral comments with respect to the NYSE Listing Application received from the Stock Exchange. RAC will advise the Company and the Equityholder Representative, promptly after RAC receives notice thereof, of the time of the approval of the NYSE Listing Application and the approval of the shares of RAC Common Stock to be issued in connection with the Business Combination Transactions for listing on the Stock Exchange, subject only to official notice of issuance.

Article VIII
TAX MATTERS

Section 8.1 Certain Tax Matters.

(a) Preparation of Tax Returns.

(i) The Buyer shall prepare, or cause to be prepared, at the cost and expense of the Company all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Group Companies’ past practice except to the extent not “more likely than not” to be upheld under applicable Law. Each such Tax Return shall be submitted to the Equityholder Representative for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Buyer shall incorporate, or cause to be incorporated, all reasonable comments received from the Equityholder Representative no later than 1) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and the Buyer will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to the Equityholder Representative.

(ii) Notwithstanding the foregoing, each Tax Return described in this Section 8.1(a) for a taxable period that includes the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (ii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election. Notwithstanding anything herein to the contrary, the Company Unitholders, as applicable, at their sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by the Company Unitholders, as applicable, and paying all of the Taxes due and owing by the Company Unitholders, as applicable (including to the extent attributable to income of any Group Company that flows up to the Company Unitholders).

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(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii) in the case of Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of an Group Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of an Group Company for a Pre-Closing Tax Period;

(iii) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes;

(iv) in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i)-(iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(v) all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(c) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 8.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company, the Company Unitholders shall (and the Company Unitholders shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Equityholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. The Company Unitholders shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow the Buyer or any Group Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 8.1(c) shall not apply to any dispute or threatened dispute among the Parties.

(d) The Buyer shall cause the Company, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Unitholders, the Company, and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

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(e) RAC and each of the Parties acknowledges and agrees that for U.S. federal and, as applicable, state and local Tax purposes, they each intend that (i) the Merger shall be treated as an “assets-over” partnership merger under Treasury Regulations Section 1.708-1(c)(3)(i) in which the Company is treated as a “terminated partnership,” and Rice Holdings is treated as the continuing partnership (ii) to the extent of cash consideration paid to the Company Unitholders, the transactions shall be treated as a taxable sale of Company Units by the Company Unitholders occurring immediately prior to such mergers in accordance with Treasury Regulations Section 1.708-1(c)(4), (which shall give rise to an adjustment to the basis in a portion of the direct and indirect assets of the Company and Archaea pursuant to Section 743 of the Code (and any comparable provisions of applicable state or local Tax law)), if an applicable election pursuant to Section 754 of the Code (and any comparable provision of applicable state or local tax law) has been made, (iii) the Company shall be treated as contributing all of its assets to Rice Holdings in exchange for partnership interests therein in a transaction described in Section 721(a) of the Code and then distributing such interests to its owners in liquidation and (iv) RAC Class B Common Stock to be issued by RAC in connection with the Business Combination Transactions shall be treated as having a fair market value of $0.00 as of the time of the Business Combination Transactions. RAC and each of the Parties hereto agrees that they will report the Business Combination Transactions for U.S. federal and applicable state and local tax purposes, and will each file all Tax Returns (and cause each of their affiliates to file all Tax Returns) in a manner consistent with the intentions described in this paragraph, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(f) Within 120 days following the Closing Date, (i) the Buyer will prepare, and deliver to the Equityholder Representative, an allocation statement allocating the Base Aggregate Cash Amount and any other amounts treated as consideration for U.S. federal income Tax purposes (A) among the equity interests of the Company Units acquired by Buyer pursuant to this Agreement and (B) with respect to the amount allocated to the Company Units pursuant to clause (A), among the assets of the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) which shall be based on a third-party valuation of the assets of the Company and the Company Subsidiaries by a nationally recognized independent valuation firm selected by RAC following reasonable consultation with the Equityholder Representative (the “Allocation”) and (ii) the Equityholder Representative will prepare, and deliver to the Buyer, a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company and the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”); provided that, the Parties agree that the allocation to accounts receivable, inventory and tangible personal property shall be based on the net book value of such assets. The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder.

(g) The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Tax Basis Balance Sheet, Allocation and intended tax treatment hereunder (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(h) Without the prior written consent of the Buyer, the Company Unitholders and the Company shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company. With respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company Unitholders and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with the Buyer and the Company to make, all such available elections in accordance with applicable Laws. The Company Unitholders and the Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

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(i) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes for any Pre-Closing Tax Period (a “Tax Contest”), the Buyer will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify the Equityholder Representative of such Tax Contest; provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of the Company Unitholders pursuant to this Agreement, except to the extent that the Company Unitholders are materially and adversely prejudiced as a result of such failure or delay. Buyer or the applicable Group Company shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. The Buyer will control the contest or resolution of any such Tax Contest; provided, the Buyer will obtain the prior consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided, further, the Equityholder Representative will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, in each case the fees and expenses of which will be borne solely by the Company Unitholders.

(j) After the Closing, the Buyer and its Affiliates (including the Group Companies) will not, without the consent of the Equityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed), (a) amend or otherwise modify any income Tax Return of any Group Company (including with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods), (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Group Company (including Pass-Through Income Taxes) for Pre-Closing Tax Periods, or (c) make or change any income election or accounting method or practice with respect to any Group Company (including Pass-Through Income Taxes) for Pre-Closing Tax Periods.

Article IX
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 9.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c) Required Vote. The Required Vote shall have been obtained.

(d) Archaea Agreement. The Archaea Closing shall occur contemporaneously with, or have occurred prior to, the Closing.

(e) RAC Share Redemption. The RAC Share Redemptions shall have been completed in accordance with the terms hereof, the applicable RAC Governing Documents and the Trust Agreement.

(f) Listing. The RAC Common Stock being issued in connection with the transactions contemplated by this Agreement, including the PIPE Investment, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(g) Federal Power Act. FERC has issued an order granting authorization pursuant to Section 203 of the FPA for the Business Combination Transactions taken together, and FERC shall not have stayed the effectiveness of such order.

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Section 9.2 Conditions to the Obligations of the Buyer and the Company Merger Sub. The obligations of the Buyer and the Company Merger Sub to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Group Companies set forth in Article III (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract” and in respect of Section 3.5), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

(ii) the Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b) Performance and Obligations of the Company, Equityholder Representative. The respective covenants and agreements of the Company and the Equityholder Representative to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officers Certificate. The Company shall deliver to the Buyer a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 9.2(a) and (b) have been satisfied.

(d) Company Deliverables. The Company shall have delivered to the Buyer the various certificates, instruments and documents referred to in Section 2.5.

(e) Minimum Cash Amount. Immediately following the Closing, the cash on the balance sheet of the Company shall be equal to or greater than the Minimum Cash Amount.

(f) LES Sale. The Company shall have consummated the LES Sale.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer.

(ii) The Buyer Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b) Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

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(c) Minimum Cash Amount. Immediately following the Closing, the cash on the balance sheet of the Company shall be equal to or greater than the Minimum Cash Amount.

(d) Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(e) Buyer Deliverables. Buyer shall have delivered to the Company the various certificates, instruments and documents referred to in Section 2.6.

Section 9.4 Frustration of Closing Conditions.

None of the Company or the Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

Section 9.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and the Buyer;

(b) by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or is the primary cause of such final, non-appealable Law or Order;

(c) by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before 150 days following the date of this Agreement, which date shall be extended automatically for up to 30 days to the extent the Expiration Date (as defined in the Debt Commitment Letter) is extended in accordance with its terms (as may be extended, the “Outside Date”); provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party or any of its applicable Affiliates (including, with respect to the Company, the Equityholder Representative) then in material breach of its representations, warranties, covenants or agreements under this Agreement or, with respect to Archaea, the Archaea Agreement, and such material breach is the primary cause of or has resulted in the failure of the closing of the transactions contemplated hereby on or before the Outside Date;

(d) by the Company by written notice to the Buyer, if any Buyer Party or RAC breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s to consummate the transactions set forth in Section 9.1 or Section 9.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if any Group Company or the Equityholder Representative is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e) by the Buyer by written notice to the Company, if any Group Company breaches in any material respect any of their representations or warranties contained herein or any Group Company or the Equityholder Representative breaches or fails to perform in any material respect any of its covenants contained herein, which

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breach or failure to perform (i) would render a condition precedent to the Buyer’s and Company Merger Sub’s obligations to consummate the transactions set forth in Section 9.1 or Section 9.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Equityholder Representative by the Buyer, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) 30 Business Days after the delivery of such written notice (in the case of clause (B), the Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Buyer if any Buyer Party or RAC is then in breach of any representation, warranty, covenant or agreement contained herein and such breach would give rise to a failure of any condition to the Company’s obligations to consummate the transactions set forth in Section 9.3.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.8(a), Section 6.10, this Section 10.2 and Article XI hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Equityholder Representative. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. No amendment or waiver to this Section 11.1, Section 11.3, Section 11.7 or Section 11.12 or defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is materially adverse in any respect to a Debt Financing Related Party shall be effective as to such Debt Financing Related Party without the written consent of such Debt Financing Related Party.

Section 11.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail (with confirmation of transmission requested or received) prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.2, notices, demands and communications to the Company, the Buyer, and Equityholder Representative shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties:

Rice Acquisition Corp.
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
Attention: Daniel Joseph Rice IV; J. Kyle Derham
E-mail: danny@teamrice.com;

kyle@riceinvestmentgroup.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10002
Attention: David B. Feirstein, P.C.
E-mail: david.feirstein@kirkland.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: Cyril V. Jones, P.C.
E-mail: cyril.jones@kirkland.com

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Notices to Equityholder Representative: Aria Renewable Energy Systems LLC c/o Ares Management LLC Three Charles River Place, Suite 101 63 Kendrick Street Needham, MA 02494 Attention: Legal Department	with copies to (which shall not constitute notice): Orrick Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 Attention: John Cook E-mail: jcook@orrick.com
Notices to the Surviving Company and, following the Closing, the Buyer: Archaea Energy Inc. Attention: Daniel Joseph Rice IV; J. Kyle Derham E-mail: danny@teamrice.com; kyle@riceinvestmentgroup.com with copies to (which shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention: David B. Feirstein, P.C.; Cyril V. Jones, P.C.
E-mail: david.feirstein@kirkland.com;

cyril.jones@kirkland.com

Section 11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer) without the prior written consent of the other Parties; provided that the Buyer may assign its rights under this Agreement to the Debt Financing Sources as collateral security. Any purported assignment or delegation not permitted under this Section 11.3 shall be null and void.

Section 11.4 Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

Section 11.5 Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or

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statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Opera” online data site hosted by Intralinks for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s Representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article III and Article IV, at least one Business Day prior to the Execution Date or the Closing Date.

Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including the letter of intent among RAC and the Company dated as of February 22, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement and the Ancillary Agreements exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 11.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the Confidentiality Agreements), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 11.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT (INCLUDING ANY proceeding against or involving any Debt Financing RELATED PARTY arising out of this Agreement or the Debt Financing), THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the Proceeding is vested exclusively in the federal courts of the United States of

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America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding anything to the contrary contained herein, each Party to this Agreement acknowledges and irrevocably agrees (a) any right or obligation of any Debt Financing Related Party in connection with this Agreement, the Debt Financing and the transactions and the performance contemplated hereby and thereby, and any Proceeding involving a Debt Financing Related Party relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles thereof, and subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the State of New York, and any appellate court from any thereof, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding against any Debt Financing Related Party in any other court and (c) to waive any right it may have to a trial by jury in respect to any Proceeding against any Debt Financing Related Party in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (d) the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby (A) waives any and all rights, claims and causes of action against any Debt Financing Related Party arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing or the performance hereunder or thereunder or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) agrees not to commence any action or proceeding against any Debt Financing Related Party in connection with this Agreement, the Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by any Person in connection with this Agreement, the Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Debt Financing Related Party to be dismissed or otherwise terminated.

Section 11.8 Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or letter of transmittal delivered hereunder including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 11.9 Trust Account Waiver. Each of the Company and the Equityholder Representative acknowledge that RAC has established the Trust Account for the benefit of its public RAC Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Equityholder Representative, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public RAC Stockholders upon the redemption of their shares and (b) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company’s Unitholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. The Company and the Equityholder Representative agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter into this Agreement, and

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the Company and the Equityholder Representative further intend and understand such waiver to be Enforceable against the Company, the Equityholder Representative and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company or the Equityholder Representative or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company and the Equityholder Representative hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Company or the Equityholder Representative or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 11.10 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 11.14, (y) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.13 and (z) the Debt Financing Sources, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.11). Notwithstanding the foregoing and anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 11.12, Section 11.1, Section 11.3, and Section 11.7 (and the definitions related thereto).

Section 11.13 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any

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standard of materiality or to define further the meaning of such terms for purposes hereof, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.4 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies or the Equityholder Representative or any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement or the Forward Purchase Agreement (other than pursuant to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein). Nothing in this Section 11.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements or the Forward Purchase Agreement, as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements and the Forward Purchase Agreement in accordance with their terms to the extent expressly set forth therein). Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14.

Section 11.15 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of OpCo Common Units or shares of Common Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Company to the extent required by this Agreement, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares or units of Company Interests will be appropriately adjusted to provide to the Company Unitholders and the RAC Stockholders the same economic effect as contemplated hereby prior to such event.

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Section 11.16 Legal Representation and Privilege.

(a) The Company.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Orrick, Herrington& Sutcliffe LLP (or any successor thereto) (“Orrick”) may represent the Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, the Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Orrick provides legal services to any Group Company after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Orrick (or any other counsel that represented any Group Company), the Group Companies and/or any director, manager, officer, owner, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but in all cases, for the avoidance of doubt, excluding any other Subsidiary of Buyer) and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Orrick (or any other counsel that represented the Group Companies), any Group Company and/or any director, manager, officer, owner, employee or Representative of any of the foregoing occurring prior to the Closing in connection with any the Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b) Buyer.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (“Kirkland”) (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary

Annex A-80

Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the Buyer), Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

Section 11.17 Acknowledgements.

(a) The Company. The Company specifically acknowledges and agrees to the Buyer’s and RAC’s disclaimers of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer or RAC pursuant to this Agreement, whether made by the Buyer Parties or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, its Affiliates or Representatives by either the Buyer Parties or any of their respective Affiliates or Representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer Parties pursuant to this Agreement. The Company (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer Parties pursuant to this Agreement, neither the Buyer Parties nor any of their respective Affiliates or Representatives has made, any other express or implied representation or warranty with respect to the Buyer Parties, their respective assets or Liabilities, their respective business or the transactions contemplated by this Agreement or the Ancillary Agreements and (ii) with respect to the Buyer Parties, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

(b) Buyer. The Buyer specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement, whether made by the Company or any of their respective Affiliates or Representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer Parties, their Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer Parties, their Affiliates or Representatives by the Company or any of their respective Affiliates or Representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement. The Buyer (i) specifically acknowledges and agrees that, except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its Affiliates or Representatives has made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, its business or the transactions contemplated by this Agreement or the Ancillary Agreements and (ii) with respect to the Group Companies, irrevocably and unconditionally waives and relinquishes any and all rights or Proceedings (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

Annex A-81

Article XII
AUTHORIZATION OF THE EQUITYHOLDER REPRESENTATIVE

Section 12.1 Authorization of Equityholder Representative.

(a) Appointment. By adoption of this Agreement, execution of the Company Written Consent or the acceptance of any portion of the Merger Consideration, each Company Unitholder hereby irrevocably constitutes and appoints the Equityholder Representative as his, her or its, agent and representative to, in addition to the other rights and authority granted to the Equityholder Representative elsewhere in this Agreement, to execute any and all instruments or other documents on behalf of such Company Unitholder, and to do any and all other acts or things on behalf of such Company Unitholder, which the Equityholder Representative may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the facilitation of the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including the exercise of the power to: (i) execute the Ancillary Agreements, instruments or certificates on behalf of each Company Unitholder; (ii) act for each Company Unitholder with respect to any adjustment to the Estimated Merger Consideration and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Buyer Parties relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Unitholder individually); (iv) administration of the provisions of this Agreement; (v) give or agree to, on behalf of all or any of the Company Unitholders, any and all consents, waivers, amendments or modifications deemed by the Equityholder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement, any Ancillary Agreement or any of the instruments to be delivered to the Buyer hereunder or thereunder; (vii) (A) dispute or refrain from disputing, on behalf of each Company Unitholder, any amounts to be received by such Company Unitholder under this Agreement or any claim made by the Buyer Parties under this Agreement, (B) negotiate and compromise, on behalf of each such Company Unitholder, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of each such Company Unitholder, any settlement agreement, release or other document with respect to such dispute or remedy; (viii) engage attorneys, accountants, agents or consultants on behalf of the Company Unitholders in connection with this Agreement or any Ancillary Agreement and pay any fees related thereto, and (ix) take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Equityholder Representative shall have authority and power to act on behalf of each Company Unitholder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising under this Agreement or thereunder. The Company Unitholders shall be bound by all actions taken and documents executed by the Equityholder Representative in connection with this Agreement and the Ancillary Agreements, and the Buyer Parties shall be entitled to rely on any action or decision of the Equityholder Representative. Notices or communications to or from the Equityholder Representative shall constitute notice to or from any Company Unitholder.

(b) Indemnification; Expenses. Each Company Unitholder shall severally (based on each such Company Unitholder’s Pro Rata Percentage), and not jointly, indemnify and hold harmless the Equityholder Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any expenses or taxable income incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Company Unitholders based on each such Company Unitholder’s Pro Rata Percentage. From and after the Closing, if the Equityholder Representative incurs any expenses or taxable income in connection with the performance of its duties under this Agreement or any Ancillary Agreement, it shall be entitled to withhold on a pro rata basis from amounts otherwise due to the Company Unitholders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such expenses or taxable income. The Equityholder Representative may also from time to time submit invoices to the Company Unitholders covering such expenses and liabilities, which shall be paid by the Company Unitholders promptly following the receipt thereof based on their respective Pro Rata Percentages. Upon the request of any Company Unitholder, the Equityholder Representative shall provide such Company Unitholder with an accounting of all material expenses and liabilities paid by the Equityholder Representative in its capacity as such.

* * * * *

Annex A-82

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:
LFG BUYER CO, LLC
By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person
INTERMEDIATE CO:
LFG Intermediate Co, LLC
By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person
RICE HOLDINGS:
RICE ACQUISITION HOLDINGS LLC
By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person
COMPANY MERGER SUB:
Inigo Merger Sub, LLC
By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person
COMPANY:
ARIA ENERGY LLC
By:	/s/ Richard DiGia
Name:	Richard DiGia
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

Annex A-83

EQUITYHOLDER REPRESENTATIVE:
ARIA RENEWABLE ENERGY SYSTEMS LLC
By:	/s/ Scott Parkes
Name:	Scott Parkes
Title:	Vice President
SOLELY FOR PURPOSES OF SECTION 2.2 Article IV, Article V, Article VI and Article XI
RAC:
RICE ACQUISITION CORP.
By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Chief Accounting Officer

Signature Page to Business Combination Agreement

Annex A-84

Annex B

Execution Version

Business Combination AGREEMENT

by and among

RICE ACQUISITION HOLDINGS LLC

LFG INTERMEDIATE CO, LLC

LFG Buyer co, llc

ARCHAEA ENERGY LLC,

ARCHAEA ENERGY II LLC,

FEZZIK MERGER SUB, LLC

AND

solely for purposes of section 2.2, Article IV, Article V, Article VI and Article XI

RICE ACQUISITION CORP.

Dated as of April 7, 2021

Annex B-i

Annex B-ii

EXHIBITS

Exhibit A	Rice Holdings A&R LLCA
Exhibit B	Company A&R LLCA
Exhibit C	Form of Stockholders Agreement
Exhibit D	Capital Expenditure Budget
Exhibit E	Pre-Closing Reorganization

Annex B-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 7, 2021 (the “Execution Date”) by and among (i) LFG BuyerCo LLC (the “Buyer”), (ii) Fezzik Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer (“Company Merger Sub”), (iii) LFG Intermediate Co, LLC (“IntermediateCo”), (iv) Rice Acquisition Holdings LLC (“Rice Holdings”, and together with the Buyer, Company Merger Sub, IntermediateCo and RAC, collectively, the “Buyer Parties”), (v) Archaea Energy LLC, a Delaware limited liability company (“Archaea”), (vi) Archaea Energy II LLC, a Delaware limited liability company (the “Company”), (vii) solely for purposes of Section 2.2(c), Article IV, Article V, Article VI and Article XI, Rice Acquisition Corp., a Delaware corporation (“RAC”). Each of the Buyer, the Company Merger Sub, the Company and, solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, RAC, is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

whereas, (a) RAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination and (b) the Buyer, an indirect Subsidiary of RAC, has formed Company Merger Sub.

WHEREAS, prior to the Execution Date, RAC entered into a forward purchase agreement (as amended as of the date hereof and as it may be amended and/or restated from time to time in accordance with its terms, the “Forward Purchase Agreement”) with Atlas Point Energy Infrastructure Fund, LLC (the “Forward Purchaser”), for an aggregate investment of up to $20,000,000 (the “Forward Purchase Amount”) by the Forward Purchaser in exchange for the Forward Purchase Securities, which investment shall close concurrently with the Closing in accordance with the terms and subject to the conditions of the Forward Purchase Agreement.

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Aria Agreement has been executed pursuant to the terms thereof by the parties thereto.

WHEREAS, in connection with the transactions contemplated by this Agreement and the Aria Agreement (collectively, the “Business Combination Transactions”), RAC has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of RAC Common Stock in an aggregate amount of $300,000,000 (the “PIPE Investment”).

WHEREAS, in connection with the Business Combination Transactions, the Buyer and certain Debt Financing Sources have entered into and delivered to Archaea the Debt Commitment Letter on the terms and subject to the conditions set forth therein.

WHEREAS, following the Pre-Closing Reorganization, but prior to the Closing, Archaea will own, collectively, 100% of the Company Units and the Company will own the interests in the Group Companies owned by Archaea immediately prior to the Pre-Closing Reorganization.

WHEREAS, in order to effect the Business Combination Transactions, on the Closing, Company Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Merger”), resulting in the Company becoming a wholly owned subsidiary of the Buyer.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of RAC, the Buyer, Company Merger Sub, Archaea and the Company have approved and declared advisable entry into this Agreement, the Merger, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable.

WHEREAS, simultaneously with the Closing, the Rice Holdings LLCA shall be amended and restated in the form attached hereto as Exhibit A (the “Rice Holdings A&R LLCA”) to, among other things, reflect the Business Combination Transactions.

WHEREAS, by virtue of the Merger, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit B (the “Company A&R LLCA”) to, among other things, reflect the Merger.

Annex B-1

WHEREAS, simultaneously with the Closing, the Sponsor, the Buyer, Archaea and certain other parties thereto will enter into the Stockholders Agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, RAC shall provide an opportunity to its stockholders to exercise their rights to participate in the RAC Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable RAC Governing Documents in conjunction with, inter alia, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional RAC Filings” has the meaning set forth in Section 6.8(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no portfolio company of a private equity fund or other investment fund that is an Affiliate of a Group Company shall be deemed an “Affiliate” for purposes of this Agreement. Notwithstanding the foregoing, except with respect to Section 2.2(b), for purposes of this Agreement, Archaea and the Company shall in no respects be considered an “Affiliate” of any of the Buyer Parties.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Affiliated Transactions” has the meaning set forth in Section 3.21.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 8.1(e).

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the Rice Holdings A&R LLCA, the Subscription Agreements, the Stockholders Agreement, the Forward Purchase Agreement, the Permitted Equity Subscription Agreements, the documents effecting the Pre-Closing Reorganization and, in each case, the documents entered in connection therewith, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, to the extent applicable to Archaea and its Subsidiaries, the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010 and the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” has the meaning set forth in Section 6.7(c).

“Aria” means, collectively, Aria Energy LLC and its Subsidiaries.

Annex B-2

“Aria Agreement” means that certain Business Combination Agreement, dated as of the Execution Date, by and among the Buyer, RAC, Aria Energy LLC and Inigo Merger Sub, LLC as such agreement may be amended and/or restated from time to time in accordance with its terms.

“Aria Closing” means the “Closing” defined in the Aria Agreement.

“Assets” has the meaning set forth in Section 3.19(a).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a)(i).

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the RAC Share Redemptions), plus (b) the amount of PIPE Proceeds, plus (c) the Forward Purchase Amount, plus (d) the Permitted Equity Financing Proceeds.

“Business Combination” has the meaning ascribed to such term in the RAC Governing Documents.

“Business Combination Transactions” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York; provided, however, that such commercial banks shall not be deemed to be authorized to be closed for purposes of this definition due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations.

“Buyer Balance Sheet” has the meaning set forth in Section 4.6(c).

“Buyer Bring-Down Certificate” has the meaning set forth in Section 9.3(d).

“Buyer Cash Amount” has the meaning set forth in Section 2.2(c)(i)(A).

“Buyer Certificate of Formation” means the certificate of formation of the Buyer, as it may be amended and/or restated from time to time.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of a material amount of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer (or any Affiliate or Subsidiary of the Buyer) and any party other than the Company or Archaea. Notwithstanding the foregoing, in no event shall any of the transactions contemplated by the Aria Agreement be deemed a Buyer Competing Transaction.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to Archaea concurrently with the execution and delivery of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2(a) (Non-Contravention), Section 4.3 (Buyer Parties Capitalization), Section 4.5 (Brokerage), Section 4.6 (Business Activities), Section 4.8 (Organization of Buyer Parties), Section 4.14 (RAC Capitalization) and Section 6.2 (Trust Account).

“Buyer Governing Documents” means the Buyer Certificate of Formation and the Buyer LLCA, as in effect at such time.

“Buyer LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of April 5, 2021, as it may be amended and/or restated from time to time in accordance with its terms.

“Buyer Member” means RAC, in its capacity as sole managing member of the Buyer.

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Post-Closing Representation” has the meaning set forth in Section 11.16(b)(i).

“Buyer Released Parties” has the meaning set forth in Section 6.20(b).

Annex B-3

“Capital Expenditure Budget” means the budget setting forth the per project amount of Capital Expenditures that the Group Companies may make or pay or accrue during the Pre-Closing Period, as set forth on Exhibit D attached hereto; provided that prior to paying or accruing any expenses with respect to those items noted with a “*” on the Capital Expenditure Budget, the Company shall first obtain the Buyer’s prior written consent.

“Capital Expenditures” means amounts capitalized, including amounts of cash spent or expenses otherwise accrued by any Group Company to acquire assets of the Group Companies that will be capitalized, on the Group Companies’ balance sheet as fixed assets by the Group Companies in furtherance of the construction, connection, development, completion, expansion, acquisition and/or useful life improvement of the assets of the Group Companies directly used for the provision of services by the Group Companies in accordance with, and not in excess of, the Capital Expenditure Budget, which amounts shall only constitute Capital Expenditures, if when paid or accrued, such amounts are Cash Capex Incurred or financed through the incurrence of Company Indebtedness.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash and Cash Equivalents” means the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible within 90 days (including marketable securities, bank deposits, checks or wires received but not cleared, and deposits in transit of the Group Companies) of the Group Companies as of the Measurement Time, in each case, calculated in accordance with GAAP; provided, that Cash and Cash Equivalents shall exclude security deposits, and shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time.

“Cash Capex Incurred” means Capital Expenditures (a) paid or accrued by the Group Companies, (b) financed by the Group Companies other than through the use of Company Indebtedness in an amount not to exceed $7,000,000 and (c) incurred otherwise in accordance with the Capital Expenditure Budget.

“CBA” has the meaning set forth in Section 3.9(a)(i).

“Certificate of Merger” has the meaning set forth in Section 2.1(a)(ii).

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.1(a)(ii).

“Closing Company Indebtedness” means the Company Indebtedness as of the Measurement Time, calculated in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 2.1(a)(ii).

“Closing Form 8-K” has the meaning set forth in Section 6.8(g).

“Closing Merger Consideration” means, with respect to Archaea, a number of Company Interests equal to (a) the Estimated Merger Consideration divided by (b) the Reference Price.

“Closing Press Release” has the meaning set forth in Section 6.8(g).

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 4.9.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in the Recitals.

“Company Accrued Income Taxes” means the sum of an amount determined with respect to each of the Group Companies equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities over the aggregate current income Tax assets of the Group Companies with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Company Accrued Income Taxes shall (a) exclude any deferred

Annex B-4

Tax liabilities or deferred Tax assets, (b) not take into account the effect of any transactions taken by the Group Companies outside the ordinary course of business during the portion of the Closing Date after the time of Closing, and (c) be determined in accordance with Section 8.1(b).

“Company Bring-Down Certificate” has the meaning set forth Section 9.2(c).

“Company Disclosure Schedules” means the Disclosure Schedules delivered by Archaea to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies or under or with respect to which any of the Group Companies has any Liability.

“Company Equity Interests” has the meaning set forth in Section 3.3(a).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention), Section 3.3 (Capitalization) and Section 3.13 (Brokerage).

“Company Indebtedness” means, without duplication, with respect to the Group Companies, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of the Group Companies (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or security, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables incurred in the Ordinary Course of Business or Specified Capital Expenditures) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation for a lease classified as a capital or finance Lease in the Financial Statements or any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which any Group Company assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all obligations with respect to any unpaid and accrued bonuses and severance and deferred compensation, whether or not accrued or funded (including deferred compensation payable as deferred purchase price) plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, (k) all Taxes (including withholding Taxes) deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States), (l) all Company Accrued Income Taxes, (m) all unfunded retiree welfare Liabilities, and (n) in the nature of guarantees of the obligations described in clauses (a) through (m) above. For the avoidance of doubt, Company Indebtedness will (x) be measured on a consolidated basis and exclude any intercompany Company Indebtedness among the Group Companies which are wholly-owned, (y) exclude deferred revenue, and (z) exclude any items included as a current liability in the calculation of Transaction Expenses.

“Company Interest” means, collectively, one OpCo Class A Unit and one share of RAC Class B Common Stock (i.e., one Company Interest is equivalent to one OpCo Class A Unit and one share of RAC Class B Common Stock).

“Company LLCA” means the Limited Liability Company Agreement of the Company, dated as of April 6, 2021 (as may be amended and/or restated from time to time in accordance with its terms).

“Company Merger Sub” has the meaning set forth in the Preamble.

“Company Post-Closing Representation” has the meaning set forth in Section 11.16(a)(i).

“Company Released Parties” has the meaning set forth in Section 6.20(a).

“Company Subsidiaries” means the direct and indirect Subsidiaries of Archaea.

Annex B-5

“Company Units” means the Equity Interests of the Company, which, as of the Execution Date are 100% owned by Archaea.

“Competing Buyer” has the meaning set forth in Section 6.18(a).

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Group Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities convertible into equity of any Group Company, or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities or (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course Of Business (but not the acquisition of a Person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third party, in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing). Notwithstanding anything in this Agreement to the contrary, any transaction, arrangement, Contract or understanding not involving a Group Company or any of the assets thereof, directly or indirectly, shall not be a “Competing Transaction” for purposes of this Agreement.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 8, 2020, by and between RAC and Archaea as it may be amended and/or restated from time to time in accordance with its terms.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, variants and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order or directive by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Credit Facilities” means, collectively, (a) that certain Credit Agreement, dated as of November 10, 2020, by and among Comerica Bank, Archaea Holdings, LLC and Big Run Power Producers, LLC, (b) that certain Noble Environmental, Inc. Lien on Big Run Power Producers, LLC’s Equity Interests and (c) that certain Master Revolving Note, dated as of February 16, 2021, by and between Archaea Holdings, LLC and Comerica Bank.

“Credit Facilities Payoff Letter” has the meaning set forth in Section 2.2(c)(i)(B).

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 11.5.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“Debt Commitment Letter” has the meaning set forth in Section 4.9.

Annex B-6

“Debt Financing” has the meaning set forth in Section 4.9.

“Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements contemplated by or related to the Debt Financing their Affiliates and their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives.

“Debt Financing Sources” means the lenders, arrangers and bookrunners party from time to time to the Debt Commitment Letter, in each case in their capacities as such lenders, arrangers and bookrunners and not in any other capacity.

“Deficit Amount” has the meaning set forth in Section 2.3(d)(ii).

“Disclosure Schedules” means the Buyer Disclosure Schedules and the Company Disclosure Schedules.

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.1(a)(ii).

“Employee Benefit Plan” mean an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract.

“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Enterprise Value” means $347,000,000.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Equity Financing” has the meaning set forth in the definition of “Equity Financing Sources”.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to subscribe for or acquire Equity Interests in the Buyer in exchange for cash prior to or in connection with the transactions contemplated hereby (the “Equity Financing”), including the parties named in any Subscription Agreement, any Permitted Equity Subscription Agreement or the Forward Purchase Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in such subscription or acquisition and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted equity awards, restricted equity units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein).

“ERISA” means the Employee Retirement Income Security Act of 1974.

Annex B-7

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.2(a).

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excess Amount” has the meaning set forth in Section 2.3(d)(i).

“Execution Date” has the meaning set forth in the Preamble.

“Executives” means Nick Stork, Rich Walton, Brian McCarthy, Chet Benham, Charlie Anderson, Ted Yowonske, Tom Kappelmeier, Chad Clark, Whit Martin and David Smith.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“FERC” means the Federal Energy Regulatory Commission.

“Final Closing Cash” has the meaning set forth in Section 2.3(a).

“Final Closing Company Indebtedness” has the meaning set forth in Section 2.3(a).

“Final Specified Capital Expenditures” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing” has the meaning set forth in Section 4.9.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Forward Purchase Agreement” has the meaning set forth in the Recitals.

“Forward Purchase Amount” has the meaning set forth in the Recitals.

“Forward Purchase Securities” means 2,000,000 shares of RAC Common Stock and 666,666.67 warrants to purchase RAC Common Stock for $11.50 per share.

“Forward Purchaser” has the meaning set forth in the Recitals.

“FPA” means the Federal Power Act of 1935.

“Fraud” means a knowing and intentional fraud committed by a Party in the making of a representation or warranty expressly set forth in this Agreement or any Ancillary Agreement or in any certificate or letter of transmittal delivered pursuant hereto or thereto, as applicable; provided that (a) such representation or warranty was false or inaccurate at the time such representation or warranty was made, (b) the Party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false or inaccurate when made, and (c) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement or consummate the transactions contemplated by this Agreement, as applicable. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness, and (y) only the Party to this Agreement who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

Annex B-8

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of association, in each case, as amended and/or restated from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement, in each case, as amended and/or restated from time to time, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, Archaea, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, lead, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 3.7(c).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (“Trade Secret”), (f) all Software, and (g) all other similar proprietary rights.

“Interested Party” means Archaea and any of its directors, executive officers or Affiliates (other than any Group Company).

“IntermediateCo” has the meaning set forth in the Preamble.

“IRS” has the meaning set forth in Section 3.15(a).

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, used in the operation of the Group Companies.

“JOBS Act” has the meaning set forth in Section 6.3(b).

“Kirkland” has the meaning set forth in Section 11.16(b)(i).

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct

Annex B-9

reports and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Daniel Joseph Rice IV, J. Kyle Derham and James Wilmot Rogers, including after reasonable due inquiry.

“Latest Balance Sheet Date” means December 31, 2020.

“Laws” means all laws, common law, acts, statutes, constitutions, ordinances, codes, rules, regulations, rulings and any Orders of a Governmental Entity, and common law relating to fiduciary duties.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto) but excluding all Permits.

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“LLCA Amendment and Restatement” has the meaning set forth in Section 2.1(b).

“Lookback Date” means the date which is three years prior to the Execution Date.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect upon the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) prevents or materially delays, or would be reasonably expected to prevent or materially delay, the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are generally applicable to the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent otherwise permitted to be taken into account); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets, including increases in prices due to the increase of raw materials or product inputs or transportation costs; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, including the COVID-19 pandemic; (vi) any national or international political conditions in any jurisdiction in which the Group Companies conduct business; (vii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (viii) any consequences arising from any action by a Party and that is expressly required by this Agreement, (ix) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or (x) effects, events, changes, occurrences or circumstances resulting from the announcement or the existence of, this Agreement or the transactions contemplated hereby or the identity of the Buyer or its Affiliates; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (ii), (iv) (iv), (v), (vi), (vii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred

Annex B-10

to the extent such event, circumstance or state of facts has a disproportionate effect on the Group Companies, taken as a whole, relative to other similarly situated entities operating in the industries or markets in which the Group Companies operate (in which case only the incremental disproportionate effect or effects may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Customer” has the meaning set forth in Section 3.9(c).

“Material Leases” has the meaning set forth in Section 3.7(a).

“Material Suppliers” means the top 10 suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased by the Group Companies) during the 12 months ended December 31, 2020.

“MBR Authority” means (a) authorization by FERC pursuant to section 205 of the FPA to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the FPA to issue securities and assume liabilities.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means (a) Enterprise Value, plus (b) the amount of Cash and Cash Equivalents, minus (c) the amount of Closing Company Indebtedness, plus (d) the amount, if any, of the Specified Capital Expenditures.

“Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Minimum Cash Amount” means $150,000,000 (after giving effect to the Merger and any borrowings set to occur on the Closing Date, but excluding, for the avoidance of doubt, any cash held at Assai Energy, LLC).

“NGA” means the Natural Gas Act of 1938.

“Non-Party Affiliate” has the meaning set forth in Section 11.14.

“OFAC” has the meaning set forth in the definition of “Sanctions”.

“OpCo Class A Units” means, collectively, the issued and outstanding Class A Units of Rice Holdings, in each case as issued and outstanding pursuant to the terms of the Rice Holdings LLCA.

“OpCo Class B Units” means, collectively, the issued and outstanding Class B Units of Rice Holdings, in each case as issued and outstanding pursuant to the terms of the Rice Holdings LLCA.

“OpCo Common Units” means, collectively, the OpCo Class A Units and OpCo Class B Units.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 10.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

Annex B-11

“Party” has the meaning set forth in the Preamble.

“Pass-Through Income Tax” means any income Tax with respect to which Archaea (or any of its direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“Payoff Amount” has the meaning set forth in Section 2.2(c)(i)(B).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning set forth in Section 3.17(b).

“Permitted Equity Financing” means purchases of RAC Common Stock on or prior to the Closing by Equity Financing Sources pursuant to Section 6.13(c).

“Permitted Equity Financing Proceeds” has the meaning set forth in Section 6.13(c)(i).

“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash RAC Common Stock from RAC on or prior to the Closing pursuant to Section 6.13(c).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the underlying fee interest in the Leased Real Property or the applicable Group Company’s interests therein which do not materially impair the current use or occupancy of such Leased Real Property in the operation of the business of any of the Group Companies currently conducted thereon, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith through appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (f) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, which do not materially impair the applicable Group Company’s current use or occupancy of the Leased Real Property, (g) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, or granted to a third party by the applicable Group Company pursuant to any sublease, license or other right to use or occupy its Leased Real Property or any portion thereof which do not materially impair the use or occupancy of such Leased Real Property in the operation of the business of such Group Company currently conducted thereon, (h) Securities Liens, (i) those Liens set forth on Schedule 1.6, (j) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business or (k) Liens or encroachments disclosed in policies, surveys and mineral rights reports provided to a Buyer Party.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means the same as “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“Pillsbury” has the meaning set forth in Section 11.16(a)(i).

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investor” has the meaning set forth in the Recitals.

Annex B-12

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Pre-Closing Period” has the meaning set forth in Section 5.1.

“Pre-Closing Reorganization” means the transactions set forth on Exhibit E.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or security breach notification requirements and applicable to the Group Companies: (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (c) all applicable Privacy Policies and (d) the Payment Card Industry Data Security Standard.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, and cybersecurity.

“Privacy Policies” means all written, external-facing policies of any Group Company governing the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means the collection, use or processing, of Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” has the meaning set forth in Section 6.8(c).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy issued by Liberty Surplus Insurance Corporation and bound as of the Execution Date in favor of Rice Holdings as the named insured.

“RAC” has the meaning set forth in the Preamble.

“RAC Board” means the Board of Directors of RAC, including any special committee thereof formed and empowered to approve the Business Combination Transactions.

“RAC Bylaws” means the bylaws of RAC as amended and/or restated from time to time.

“RAC Certificate of Incorporation” means the certificate of incorporation of RAC as amended and/or restated from time to time.

“RAC Class B Common Stock” means Class B Common Stock of RAC, as issued pursuant to the RAC Governing Documents.

“RAC Common Stock” means the Class A common stock of RAC, authorized pursuant to the RAC Certificate of Incorporation.

“RAC Governing Documents” means the RAC Certificate of Incorporation and the RAC Bylaws, as in effect at such time.

“RAC Preferred Stock” means Preferred Stock of RAC, as issued pursuant to the RAC Governing Documents.

“RAC Public Securities” means the issued and outstanding RAC Stock and the RAC Warrants.

“RAC Record Date” has the meaning set forth in Section 6.8(c).

Annex B-13

“RAC SEC Documents” has the meaning set forth in Section 4.17(a).

“RAC SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by RAC with the SEC, including the Proxy Statement, Additional RAC Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“RAC Share Redemption” means the election of an eligible holder of the RAC Common Stock (as determined in accordance with the applicable RAC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s RAC Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable RAC Governing Documents and the Trust Agreement) in connection with the RAC Stockholder Meeting.

“RAC Special Committee” means the special committee of the RAC Board, as designated by the RAC Board pursuant to the RAC Governing Documents.

“RAC Stock” means, collectively, RAC Common Stock, RAC Class B Common Stock and RAC Preferred Stock, in each case as issued and outstanding pursuant to the terms of the RAC Governing Documents.

“RAC Stockholder Meeting” means a meeting of the RAC Stockholders to vote on the RAC Stockholder Voting Matters.

“RAC Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval by the RAC Board, upon recommendation of the RAC Special Committee, of this Agreement, the Aria Agreement and the Business Combination Transactions and (b) the adoption and approval of the issuance of shares of RAC Common Stock, including any RAC Common Stock to be issued in connection with the Business Combination Transactions, including the PIPE Investment, as may be required under the Stock Exchange listing requirements.

“RAC Stockholders” means the holders of RAC Stock.

“RAC Warrants” means the warrants to buy shares of RAC issued pursuant to the Warrant Agreement.

“Reference Price” means $10.00.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers, engineers and other advisors or consultants) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Required Vote” means the affirmative vote of the holders of (a) a majority in voting power of the outstanding shares of RAC Stock, and (b) a majority in voting power of the outstanding shares of RAC Stock held by RAC Stockholders who are not Affiliates or associates of Rice Investment Group.

“Resolution Period” has the meaning set forth in Section 2.3(b).

“Retiree Welfare Plan” has the meaning set forth in Section 3.15(b).

“Review Period” has the meaning set forth in Section 2.3(b).

“Rice Holdings” has the meaning set forth in the Preamble.

“Rice Holdings A&R LLCA” has the meaning set forth in the Recitals.

“Rice Holdings LLCA” means the amended and restated limited liability company agreement of the Buyer, dated as of October 21, 2020 as it may be amended and/or restated from time to time in accordance with its terms.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions (including, Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List

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and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 6.8(b).

“Signing Press Release” has the meaning set forth in Section 6.8(b).

“Software” means all computer software programs and Databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other documentation related to or associated with any of the foregoing.

“Specified Capital Expenditures” means the aggregate amount of Capital Expenditures determined as of the Measurement Time.

“Sponsor” means Rice Acquisition Sponsor LLC.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Stock Exchange” means the New York Stock Exchange.

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in Section 2.1(a)(i).

“Tail Policy” has the meaning set forth in Section 6.12(b)(ii).

“Tax” or “Taxes” means (a) all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), unclaimed property, escheat, sales, use, transfer, value added, alternative or add-on minimum, capital gains, user,

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leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, (b) any Liability for, or in respect of the payment of, any amount of a type described in clause (a) of this definition as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of any Law) or being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes and (c) any Liability for, or in respect of the payment of, any amount described in clause (a) or (b) of this definition as a transferee or successor, by contract, by operation of Law, or otherwise.

“Tax Basis Balance Sheet” has the meaning set forth in Section 8.1(e).

“Tax Contest” has the meaning set forth in Section 8.1(h).

“Tax Positions” has the meaning set forth in Section 8.1(g).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Expenses” means to the extent not paid as of the Closing by the Buyer, any Group Company:

(a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including any deferred underwriting discount), or other advisors, service providers or Representatives) including brokerage fees and commissions, incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other Representatives), incurred or payable by the Group Companies through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby;

(c) any fees, costs and expenses incurred or payable by the Buyer, the Sponsor or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d) any amounts incurred under or in connection with any retention, severance, transaction, change in control, phantom equity, and similar bonuses or arrangements that are owed by a Group Company to any current or former employee or other individual service provider and that will be triggered, as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto

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(including, to the extent not included in the computation of Company Indebtedness, all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, and all payroll or other employment Taxes deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States)), in each case, determined as though all such obligations were payable as of the Closing Date and other than severance payments that are triggered by a termination of employment that occurs following the Closing at the direction of any Buyer Party and any amounts payable in connection with any agreement or termination of employment entered into or effectuated at the direction of the Buyer Parties;

(e) all fees, costs and expenses paid or payable pursuant to the Tail Policy;

(f) all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(g) all fees, costs and expenses paid or payable to the Transfer Agent;

(h) any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction;

(i) all Transfer Taxes; and

(j) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers or Representatives) including original issue discount and brokerage fees and commissions, incurred or payable by any of the Buyer, the Sponsor or any of the Group Companies in connection the negotiation, preparation or consummation of the Debt Financing.

“Transaction Expenses Amount” has the meaning set forth in Section 2.2(c)(i)(C).

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was an obligation of, or incurred or payable by, the Buyer or the Sponsor or their relevant Affiliates), including (a) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (b) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Company Indebtedness by (or for the benefit of) the Group Companies on or prior to the Closing Date; (c) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (a) of this definition paid by any Group Company on or prior to the Closing Date; and (d) the payment of any other Transaction Expenses not included in clauses (a) through (c). The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by RAC pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of October 23, 2020, by and between RAC and Continental Stock Transfer & Trust Company.

“Trust Amount” has the meaning set forth in Section 4.16.

“Trust Distributions” has the meaning set forth in Section 11.9.

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“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.4(a)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)(ii).

“Valuation Firm” has the meaning set forth in Section 2.3(b).

“Waived 280G Benefits” has the meaning set forth in Section 6.15.

“Waiving Parties” has the meaning set forth in Section 11.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 21, 2020, between RAC and the Transfer Agent as it may be amended and/or restated from time to time in accordance with its terms.

Article II
THE MERGER; CLOSING

Section 2.1 Closing Transactions; Merger.

(a) Closing Transactions.

(i) Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DLLCA, at the Effective Time, Company Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”).

(ii) Closing; Effective Time. The closing of the Merger and the closing of the other transactions contemplated by or in connection with the Merger (the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Eastern Time on (i) the fourth Business Day after the conditions set forth in Article IX have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”); provided, however, that without the written consent of Archaea and the Buyer, the Closing shall occur no earlier than the first Business Day that is at least 45 days after the Execution Date. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of the filing with the Secretary of State of the State of Delaware, or, if another later date and time is specified in such filing, such specified later date and time, being the “Effective Time”).

(iii) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Buyer Governing Documents, the RAC Governing Documents, the organizational documents of the Group Companies and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company. In addition, at the Effective Time, by virtue of the Merger and without any action on the part of any Party, all of the Merger Sub Interests shall be cancelled for no consideration, shall cease to exist and shall no longer be outstanding.

(iv) Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of any Party, all the Company Units that are issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled, shall cease to exist, shall no longer be outstanding and shall be converted into the right to receive (and upon such conversion pursuant to this Section 2.1(a)(iv) shall have no further rights with respect thereto) the Closing Merger Consideration.

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(b) Company Certificate of Formation and Company LLCA Amendment and Restatement. At the Effective Time, the certificate of formation of the Company (as previously amended and/or restated) shall be the certificate formation of the Surviving Company until thereafter amended in accordance with applicable law. At the Effective Time, by virtue of the Merger, the Company LLCA shall be amended and restated as set forth on Exhibit B hereto and shall thereafter be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable law (the “LLCA Amendment and Restatement”).

(c) Directors and Officers. Effective as of the Closing, (i) the Sponsor, RAC and Archaea shall cooperate and take any actions necessary so that the board of directors of RAC shall be composed as set forth in the Stockholders Agreement, to serve in accordance with the RAC Governing Documents, and (ii) the officers of RAC to be effective from and after the Closing shall be as set forth in the RAC Governing Documents. Immediately following the Closing, the Buyer (through the Buyer’s governing body), as sole member of the Surviving Company, shall appoint the officers of the Surviving Company, to be effective immediately after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be member-managed, and in connection with the LLCA Amendment and Restatement, the Buyer shall be admitted as a member and the managing member of the Company pursuant to the terms of the Company A&R LLCA.

Section 2.2 Estimated Merger Consideration.

(a) Estimated Merger Consideration. No later than five Business Days prior to the Closing, Archaea shall deliver to the Buyer: a good faith estimate of the Merger Consideration (the “Estimated Merger Consideration”) pursuant to which Archaea shall (i) use the Enterprise Value and (ii) estimate (A) the amount of Cash and Cash Equivalents, (B) the amount of Closing Company Indebtedness, (C) the amount of Specified Capital Expenditures and (D) the amount of Transaction Expenses (together, the “Estimated Closing Statement”). Following delivery of the Estimated Closing Statement, Archaea will provide the Buyer, Aria, and their respective accountants and other Representatives with a reasonable opportunity to review the Estimated Closing Statement. At least two Business Days prior to the Closing Date, the Buyer or Aria may notify Archaea of any comments or questions with respect to the Estimated Closing Statement and Archaea shall (x) consider in good faith such comments or questions to the Estimated Closing Statement and (y) prepare and deliver an updated Estimated Closing Statement to Archaea prior the Closing Date reflecting any agreed upon changes resulting from such comments or questions. Notwithstanding the foregoing, Archaea’s estimates set forth in the Estimated Closing Statement delivered to the Buyer in accordance with this Agreement shall control and be binding for purposes of the Closing except to the extent adjustments thereto have been agreed to in writing by the Parties (including any adjustments thereto resulting from the comments or questions raised in the immediately preceding sentence).

(b) Payment of the Merger Consideration. At the Effective Time, RAC shall, and shall cause Rice Holders and the Buyer to, cause the Transfer Agent to provide to Archaea immediately prior to the Effective Time, evidence of book-entry shares representing the whole number of each component part of the Company Interests to which Archaea is entitled to, as applicable, pursuant to Section 2.1(a)(iv) receive in respect of the Company Units. It is expressly understood and agreed that the delivery of the Company Interests under this Section 2.2(b) shall be in full satisfaction of Buyer’s obligation with respect to such amounts, and, once paid in accordance with the terms hereof, Buyer and its Affiliates shall have no liability to Archaea or any other Person for any amounts in respect of the same.

(c) Buyer Cash Amount; Payment of Other Amounts at Closing.

(i) Buyer Contribution. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time:

(A) RAC shall cause Rice Holdings to hold cash in the amount of Available Closing Date Cash (after reductions for the cash distributed to RAC to give effect to the RAC Share Redemptions and the cash payments contemplated by the Aria Agreement) (the “Buyer Cash Amount”).

(B) The Surviving Company shall pay or cause to be paid the amount set forth in the pay-off letter in respect of any Company Indebtedness as of the Measurement Time under the Credit Facilities (such amount the “Payoff Amount”), which pay-off letter shall be customary and reasonably acceptable to the Buyer, and provide that, if such aggregate amount so identified is paid on the Closing Date, such Company Indebtedness shall be repaid in full, that all Liens (except for Permitted Liens) affecting any

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property and/or proceeds of property of any Group Company will be released to the account(s) set forth therein and that the relevant lender and/or administrative agent shall forthwith execute and deliver to the Buyer all terminations and releases as reasonably requested necessary to evidence the foregoing termination (the “Credit Facilities Payoff Letter”); and

(C) The Surviving Company shall pay or cause to be paid, out of the Buyer Cash Amount, the Transaction Expenses to the accounts provided by the Parties at least one (1) Business Day prior to the Closing Date (the “Transaction Expenses Amount”).

(ii) Cash Capex Incurred. On the terms and subject to the conditions set forth herein, on the Closing Date, immediately after the Effective Time and notwithstanding anything to the contrary contained in this Agreement, if there is an aggregate upward adjustment to the Merger Consideration deliverable to Archaea after taking into account the applicable adjustments contemplated herein and a portion of such adjustment is attributable to Cash Capex Incurred, then RAC shall cause the Buyer to pay to Archaea in cash (and not, for the avoidance of doubt, in additional Company Interests), the amount of such upward adjustment to the extent attributable to Cash Capex Incurred after giving effect to the other applicable adjustments contemplated herein.

Section 2.3 Post-Closing Adjustment to Merger Consideration.

(a) Within 90 days after the Closing Date, the Buyer shall prepare and deliver to Archaea a statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s good faith calculation of (i) the amount of Cash and Cash Equivalents (the “Final Closing Cash”), (ii) the amount of Closing Company Indebtedness (the “Final Closing Company Indebtedness”), (iii) the amount of Specified Capital Expenditures (the “Final Specified Capital Expenditures”) and (iv) the Merger Consideration, in each case prepared in accordance with the definitions thereof and GAAP and including reasonably detailed calculations of the components thereof to enable a review thereof by Archaea.

(b) Archaea shall have 30 days after its receipt of the Closing Statement (the “Review Period”) within which to review the Closing Statement and to deliver to the Buyer written notice of Archaea’s disagreement with any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and dollar amount of such dispute (to the extent possible) and attaching reasonable supporting details to enable a review thereof by the Buyer (a “Dispute Notice”). The Closing Statement shall become final, conclusive and binding on the Parties following the Review Period unless Archaea delivers to the Buyer a Dispute Notice within the Review Period. If Archaea timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Archaea in the Dispute Notice (or by the Buyer as a result of the items disputed by Archaea in such Dispute Notice) shall be final, conclusive and binding on the Parties, and the Buyer and Archaea shall, within 30 days following the Buyer’s receipt of such Dispute Notice (the “Resolution Period”), seek in good faith to resolve in writing their differences with respect to the items set forth in the Dispute Notice, and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of the Buyer and Archaea shall promptly, and in any event, within 10 days, execute any reasonable engagement letter requested by the Valuation Firm and submit all items remaining in dispute to (i) with respect to all matters on the Closing Statement other than the Final Specified Capital Expenditures, an independent nationally recognized firm of independent certified public accountants and (ii) with respect to the Final Specified Capital Expenditures, an independent nationally recognized firm that has qualified expertise to assess the determination of the Final Specified Capital Expenditures, in each case, as determined mutually by the Parties (as applicable, the “Valuation Firm”) for resolution, acting as an accounting expert (and not as an arbitrator) and in accordance with the standards set forth in this Section 2.3(b), by delivering, within 10 days after engagement of the Valuation Firm, their written position with respect to such items remaining in dispute. The Valuation Firm’s determination shall be based on (x) one written presentation submitted by each of Archaea and the Buyer (which the Valuation Firm shall be instructed to distribute to Archaea and the Buyer upon receipt of both presentations) and (y) on one written response by each of Archaea and the Buyer (which the Valuation Firm shall be instructed to distribute to Archaea and the Buyer upon receipt of both such responses) (i.e., not on the basis of an independent review). The Buyer and Archaea shall each cooperate fully with the Valuation Firm so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable; provided that no Party (or any of its Affiliates, advisors or Representatives) shall engage in any ex parte communications with the Valuation Firm. The Valuation Firm shall determine, based solely on the presentations and responses submitted by Archaea and the Buyer, and not by independent review, only

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those issues set forth in the Dispute Notice (and those raised by the Buyer in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by the Buyer and Archaea in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all remaining disputed items in the Dispute Notice within 30 days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed items in the Dispute Notice submitted to the Valuation Firm shall be set forth in a written statement by the Valuation Firm delivered to Archaea and the Buyer and shall be final, conclusive and binding on the Parties, absent fraud or manifest error. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Valuation Firm incurred pursuant to this Section 2.3(b) shall be borne by Archaea, on the one hand, and the Buyer, on the other hand, in inverse proportion to the final allocation made by such Valuation Firm of any disputed items in the Dispute Notice submitted to the Valuation Firm such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if Archaea claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Valuation Firm ultimately resolves the dispute by awarding to Archaea $700 of the $1,000 disputed, then the fees, costs and expenses of the Valuation Firm will be allocated 70% (i.e., 700 ÷ 1,000) to the Buyer and 30% (i.e., 300 ÷ 1,000) to Archaea.

(c) From and after Archaea’s receipt of the Closing Statement until the Final Closing Cash, Final Closing Company Indebtedness and the Final Specified Capital Expenditures are finally determined pursuant to this Section 2.3, Archaea, its Affiliates and their auditors, accountants and other representatives shall be, upon reasonable advance notice to the Buyer, permitted reasonable access during normal business hours to Archaea and the Company Subsidiaries, and the Buyer and their respective auditors, accountants, personnel, books and records and any other documents or information reasonably requested by such Person relating to any item properly raised in a Dispute Notice (including the information, data and work papers used by the Buyer and/or Archaea’s auditors or accountants, to prepare and calculate the Final Closing Cash, Final Closing Company Indebtedness and the Final Specified Capital Expenditures, but excluding information the disclosure of which, Buyer has been advised by legal counsel in good faith, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) and, subject to such Person and their auditors, accountants and other Representatives entering into any such access letters reasonably required).

(d) Adjustment to Merger Consideration.

(i) If the Merger Consideration, as finally determined pursuant to Section 2.3(b) exceeds the Estimated Merger Consideration (such excess amount, the “Excess Amount”) then, within five Business Days after the date on which the Merger Consideration is finally determined, RAC shall, and shall cause Rice Holdings to, issue a whole number of the Company Interests issued to Archaea on the Closing Date such that the aggregate number of Company Interests issued to Archaea pursuant to this Agreement is equal to the number of Company Interests Archaea would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Merger Consideration, in each case as rounded down to the nearest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests to the extent of any fractional units (if any); and

(ii) If the Estimated Merger Consideration exceeds the Merger Consideration as finally determined pursuant to Section 2.3(b) (such amount, the “Deficit Amount”) then, within five Business Days after the date on which the Merger Consideration is finally determined, RAC shall, and shall cause Rice Holdings to, cancel a whole number of the Company Interests issued to Archaea on the Closing Date such that the aggregate number of Company Interests issued to Archaea pursuant to this Agreement and not so cancelled is equal to the number of Company Interests Archaea would have received on the Closing Date if the finally determined Merger Consideration, rather than the Estimated Merger Consideration, were used for purposes of determining the Closing Merger Consideration, in each case as rounded down to the nearest whole OpCo Class A Unit and share of RAC Class B Common Stock that comprise such Company Interests to the extent of any fractional units (if any).

(iii) Notwithstanding anything to the contrary contained in this Agreement but consistent with Section 2.2(c)(ii), to the extent any upward adjustment to the Merger Consideration is attributable to Cash Capex Incurred, such adjustment shall be paid to Archaea in cash to the extent of such Cash Capex Incurred and not, for the avoidance of doubt, in additional Company Interests.

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(e) Any such payments or surrender, as applicable, made pursuant to this Section 2.3 shall be deemed an adjustment to the Merger Consideration for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

(f) For the avoidance of doubt, the adjustments under Section 2.3(d)(i) and Section 2.3(d)(ii) shall be calculated in a manner such that the amount of Equity Interests issued or cancelled on a per share basis, as relevant, shall be equal to (i) the difference between (x) the Estimated Merger Consideration and (y) the Merger Consideration as finally determined in accordance with Section 2.3(b) divided by (ii) the Reference Price.

Section 2.4 Company Closing Deliveries. At the Closing, Archaea shall deliver, or shall cause to be delivered, the following:

(a) to the Buyer, a duly executed counterpart of the Stockholders Agreement;

(b) to the Buyer, a duly executed counterpart in respect of the Rice Holdings A&R LLCA;

(c) to the Buyer, a duly executed copy of the Certificate of Merger;

(d) to the Buyer, written resignations, effective as of the Closing, of those directors and officers of the Company that the Buyer designates in writing to Archaea at least two Business Days prior to the Closing;

(e) to the Buyer, (i) a properly completed IRS Form W-9 duly executed by Archaea and (ii) a certificate, duly executed and acknowledged by the Company, certifying that 50% or more of the value of the gross assets of the Company, after giving effect to the Pre-Closing Reorganization, does not consist of U.S. real property interests, or that 90% or more of the value of the gross assets of the Company, after giving effect to the Pre-Closing Reorganization, does not consist of U.S. real property interests plus cash or cash equivalents;

(f) to the Buyer evidence of the termination of the Affiliated Transactions pursuant to Section 6.14;

(g) to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of the Company; and

(h) to the Buyer at least three (3) Business Days prior to Closing, the Credit Facilities Payoff Letter.

Section 2.5 Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a) to Archaea, evidence of the issuance of the whole Company Interests in book-entry form and not certificated, issuable to Archaea in respect all of the Company Units held by Archaea pursuant to the Merger as provided in Section 2.1(a)(iv);

(b) to Archaea, a duly executed counterpart from the Buyer and, to the extent applicable, RAC to each of (i) the Company A&R LLCA and (ii) the Stockholders Agreement; and

(c) to Archaea, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer.

Section 2.6 Withholding and Wage Payments.

(a) The Buyer, the Company and Archaea shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that such Person shall, other than in the case of any compensatory payments due to any current or former employees, use commercially reasonable efforts to notify any applicable payee prior to the making of such deduction or withholding and shall reasonably cooperate with such payee to determine whether any such deduction or withholding are required under applicable Law and to use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity on behalf of the Person with respect to whom such withholding was made, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made. The Buyer, the Company and Archaea shall provide written notice as soon as is reasonably practicable after becoming aware of any required withholding to each person or entity with respect to

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whom such withholding is to be made under this Section 2.6(a) and agree to use commercially reasonable efforts to cooperate with each such person or entity to obtain reduction of or relief from such withholding and to resolve any disputes with respect to the requirement to withholding or the amount to be withheld.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the Group Company Disclosure Schedules, Archaea represents and warrants to the Buyer Parties as follows that the following representations and warranties are true and correct as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date, and except as to any representations and warranties that can only be true following the Pre-Closing Reorganization, in which case such representations and warranties would be true and correct as of the date of this Agreement if the Pre-Closing Reorganization were to occur as of the date of this Agreement):

Section 3.1 Organization; Authority; Enforceability.

(a) Archaea and the Company are each a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable).

(b) Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Group Company is duly qualified, licensed or registered to do business under the Laws of each jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) No Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than the Pre-Closing Reorganization and any internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(e) Other than as set forth on Schedule 3.2, the Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each Group Company has the requisite corporate, limited liability company or other business entity power and authority, as applicable, to execute and deliver the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Other than as set forth on Schedule 3.2, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been, and each of the Ancillary Agreements to which each Group Company will be a party will be, duly executed and delivered by such Group Company and are Enforceable against each applicable Group Company, assuming the approvals set forth on Schedule 3.2 are obtained.

Section 3.2 Non-contravention. Except for consents and approvals as set forth on Schedule 3.2 that will be obtained in connection with the Closing, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Group Company; (b) other than the filing of the Certificate of Merger with the Secretary of

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State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or Material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth the Equity Interests of the Group Companies (including the number and class or series (as applicable) of Equity Interests) (the “Company Equity Interests”) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Schedule 3.3(a) comprise all of the authorized capital stock, limited liability company interests or other Equity Interests of the Group Companies that are issued and outstanding, in each case, as of the Execution Date, after giving effect to the Pre-Closing Reorganization and immediately prior to giving effect to the transactions occurring on the Closing Date contemplated hereby and by the Ancillary Agreements.

(b) Except as set forth on Schedule 3.3(b) or for this Agreement, the Pre-Closing Reorganization or the Company LLCA:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Group Company is a party or which are binding upon any Group Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) no Group Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii) no Group Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Equity Interests; and

(v) no Group Company has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such Company is a party in connection with the offer, sale, issuance or allotment of any of the Company Equity Interests applicable to such Group Company.

(c) All of the Company Equity Interests have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Group Companies) or applicable Law.

(d) Schedule 3.3(d)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type and the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Schedule 3.3(d)(ii), and after giving effect to the Pre-Closing Reorganization, all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights,

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performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. Other than the Pre-Closing Reorganization, there are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheet of Archaea and its Subsidiaries as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Archaea’s independent auditors (which reports shall be unqualified) (the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of Archaea and its Subsidiaries as of December 31, 2020 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the 12 month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b) Except as set forth on Schedule 3.4(b), the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of Archaea and its Subsidiaries as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material (in nature or amount) individually or in the aggregate).

(c) The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d) Archaea has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e) Except for the Transaction Expenses, the transactions contemplated by the Pre-Closing Reorganization, Liabilities incurred since the Latest Balance Sheet Date and Liabilities set forth on Schedule 3.4(e), (i) (A) the Company has not conducted and does not conduct any material business or engage in any material activities other than those directly related to holding 100% of the limited liability company interests of the Company Subsidiaries, (B) the Group Companies have no Liabilities in excess of $250,000 in the aggregate that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP and (ii) the Company (A) was formed solely for the purpose of holding 100% of the limited liability company interests of the

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Company Subsidiaries, (B) has not conducted any material business or engaged in any material activities other than those directly related to holding 100% of the limited liability company interests of the Company Subsidiaries, (C) has never engaged in any other activities other than incident to its ownership of the Company Subsidiaries and (D) has no Liabilities in excess of $250,000 in the aggregate that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP.

(f) Except as set forth on Schedule 3.4(f), no Group Company has any Liabilities of any nature whatsoever in excess of $250,000 in the aggregate that would be required to be reflected on an Unaudited Financial Statement prepared in accordance with GAAP, except (i) Liabilities expressly set forth in or reserved against in the Financial Statements or identified in the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Group Companies of their respective obligations hereunder or thereunder, other than those arising in compliance with Section 5.1; or (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transaction contemplated by this Agreement.

(g) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 3.5 No Material Adverse Effect. Since December 31, 2020, through the Execution Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Since the Latest Balance Sheet Date and without giving effect to the Pre-Closing Reorganization, each Group Company (other than the Company) has conducted its business in the Ordinary Course of Business in all material respects. Except as set forth on Schedule 3.6, from the Latest Balance Sheet Date through the Execution Date, no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the Buyer’s consent in accordance with Section 5.1.

Section 3.7 Real Property.

(a) Schedule 3.7 sets forth a true, correct and complete list of all Leases with annual rental payments of over $100,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (such Leases, the “Material Leases”). Except as set forth on Schedule 3.7, with respect to each of the Material Leases: (i) no Group Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof to a third party; (ii) such Material Lease is legal, valid, binding, enforceable against the applicable Group Company and in full force and effect; (iii) the Group Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and there are no disputes with respect to such Material Lease; (iv) no Group Company is currently in default under, nor has any event occurred or, to the Knowledge of the Group Company, does any circumstance exist that, with notice or lapse of time or both would constitute a default by the Group Company under any Material Lease; (v) to the Knowledge of the Group Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Material Lease; and (vi) except as set forth on Schedule 3.7, no Group Company has collaterally assigned or granted any other security interest in such Material Lease or any interest therein. The Group Company has made available to the Buyer a true, correct and complete copy of all Material Leases. No Group Company owns any real property.

(b) The Leased Real Property identified in Schedule 3.7 comprises all of the material real property used in the business of the Group Companies.

(c) The buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) (collectively, the “Improvements”) included in the Leased Real Property are in good working condition and repair and sufficient for the operation of the business by each Group Company as currently conducted. No Group Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Leased Real Property; (ii) any special assessment or pending improvement liens to be made by any Governmental Entity affecting any parcel of Leased Real Property; or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants

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or restrictions affecting any Leased Real Property. There are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Group Companies as currently conducted on the Leased Real Property.

Section 3.8 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or with respect to each Group Company has been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has timely paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b) No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction. The income Tax Returns made available to the Buyer reflect all of the jurisdictions in which the Group Companies are required to remit material income Tax.

(c) There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. No Group Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Group Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against any Group Company.

(d) No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, request for a change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any Group Company. No power of attorney granted by any Group Company with respect to any Taxes is currently in force.

(e) No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f) Archaea is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. The Company and each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 3.8(f). No election has been made (or is pending) to change any of the foregoing.

(g) No Group Company will be required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing

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Date or deferred revenue realized, accrued or received on or prior to the Closing Date, in each case, outside of the Ordinary Course of Business; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) intercompany transaction occurring or any excess loss account existing on or prior to the Closing Date, in each case described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company uses the cash method of accounting for income Tax purposes or will be required to make any payment after the Latest Balance Sheet Date as a result of an election under Section 965 of the Code (or any similar provision of state, local, or non-U.S. Laws). No Group Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. No Group Company is party to or bound by any closing agreement or similar agreement with any Taxing Authority the terms of which would have an effect on any Group Company after the Latest Balance Sheet Date.

(h) There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable.

(i) No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any actual or potential liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(j) The unpaid Taxes of the Group Companies (i) did not, as of the Latest Balance Sheet Date, exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and (ii) do not exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Group Companies in filing their Tax Returns.

(k) Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed income Tax Returns) or (ii) is or has been in the last five years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization (other than such jurisdictions with respect to which such Group Company has filed income Tax Returns).

(l) No holder of Company Units is a “foreign person” within the meaning of Code Section 1445 or Code Section 1446(f).

(m) No Group Company has been, in the past two years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(n) No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any Group Company.

(o) No Group Company has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, (ii) deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

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Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), no Group Company is a party to, or bound by, and no asset of any Group Company is bound by, any:

(i) collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii) Contract with any Material Customer or Material Supplier;

(iii) Contract (A) governing the terms of, or otherwise related to, the employment or engagement of any former (to the extent of any ongoing Liability) or current directors, officers, employees or individual independent contractors providing for total annual compensation in excess of $250,000 (other than “at-will” Contracts that may be terminated upon 30 days’ or less notice without the payment of severance), or (B) providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby;

(iv) Contracts pursuant to which Archaea or any Company Subsidiary is obligated to pay or entitled to receive more than $250,000 in a calendar year or more than $2,000,000 in the aggregate over the life of the Contract;

(v) any employment agreement with any employee of Archaea or any Company Subsidiary or Contract with any individual independent contractor that has future required scheduled payments in excess of $250,000 per annum and is not terminable by Archaea or such Company Subsidiary, as applicable, upon notice of thirty (30) calendar days or less;

(vi) Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Company Indebtedness or guaranteed Company Indebtedness of others;

(vii) Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(viii) (x) Contract entered into within the five year period preceding the Execution Date, for the settlement or avoidance of any material dispute regarding the ownership, use, validity or enforceability of material Intellectual Property (including consent-to-use and similar contracts) with material ongoing obligations of any Group Company, (y) Contract that materially restricts the use or licensing of any Owned Intellectual Property or (z) license or royalty Contract under which the Group Companies license any material Intellectual Property with annual or one-time payments in excess of $25,000 and other than non-exclusive and user license of commercially-available Software;

(ix) Contract providing for any Group Company to make any capital contribution to, in, any Person;

(x) Contract providing for aggregate future payments to or from any Group Company in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty by such Group Company upon 90 days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(xi) joint venture, partnership, strategic alliance or similar Contract;

(xii) power of attorney;

(xiii) Contract that limits or restricts, or purports to limit or restrict, any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person;

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(xiv) Contract that binds any Group Company to any of the following restrictions or terms: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xv) Contract pursuant to which any Group Company has granted any sponsorship rights, exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xvi) Contract involving the settlement, conciliation or similar agreement (x) of any Proceeding or threatened Proceeding since December 31, 2020, (y) with any Governmental Entity or (z) pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xvii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xviii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $50,000;

(xix) any Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xx) Contract requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company;

(xxi) material interest rate, currency, or other hedging Contracts;

(xxii) Contracts providing for indemnification by any Group Company, except for any such Contract that is entered into in the Ordinary Course of Business and is not material to any Group Company;

(xxiii) Contract concerning confidentiality or non-solicitation obligations that are on-going (other than confidentiality and non-solicitation agreements with customers or prospective customers of the Group Companies or with any of the Group Company’s employees set forth in the applicable Group Company’s standard terms and conditions of sale or standard form of employment agreement, copies of which have previously been delivered to the Buyer, or non-disclosure agreements entered into by the Group Companies with respect to possible business transactions);

(xxiv) Contract that relates to the future disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties, except for (i) any agreement related to the transactions contemplated hereby, (ii) any non-disclosure or similar agreement entered into in connection with the potential sale of Archaea or (iii) any agreement for the purchase or sale of inventory in the Ordinary Course of Business;

(xxv) Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties in each case, entered into or consummated after December 31, 2020, other than sales of inventory in the Ordinary Course of Business;

(xxvi) Contract involving the payment of any earn-out or similar contingent payment on or after the Execution Date; and

(xxvii) Contracts between any of the Group Companies, on the one hand, and any of their respective Affiliates (except for any other Group Company), on the other hand.

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(b) Except as disclosed on Schedule 3.9(b), each Contract listed on Section 3.9(a) (each, a “Material Contract”) is in full force and effect and is Enforceable against the applicable Group Company party thereto and, to the Knowledge of the Company, against each other party thereto. Archaea has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract (including all exhibits thereto and all amendments, waivers or other changes thereto). With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a material breach or default thereunder by any Group Company thereunder or, to the Knowledge of the Company, any other party to such Material Contract. During the last 12 months, no Group Company has received any written, claim or notice of material breach of or material default under any such Material Contract. To the Knowledge of the Company, no event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last 12 months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c) Schedule 3.9(c) sets forth a complete and accurate list of the names of the ten (10) largest customers of the Group Companies (measured by aggregate billings) during the 12 months ended December 31, 2020 (each, a “Material Customer”) and the amount of revenue generated by such Material Customer during such 12 month period then ended. Since December 31, 2020, (x) no such Material Customer has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Customer.

(d) Schedule 3.9(d) sets forth a complete and accurate list of the names of the Material Suppliers and the amount paid by the Group Companies during such twelve (12) month period then ended. Since December 31, 2020, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or, to the Knowledge of the Company, threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 3.10 Intellectual Property.

(a) None of the Group Companies nor any of the former and current products, services or operation of the business of the Group Companies have since the Lookback Date infringed, misappropriated or otherwise violated, or currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. Except as set forth on Schedule 3.10(a), no Group Company has since the Lookback Date received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property.

(b) Each Group Company owns, or has a valid right to use, all material Intellectual Property that is used in or necessary for the business of such Group Company as currently conducted. Schedule 3.10(b) identifies each patented, issued or registered Intellectual Property and applications for the foregoing, in each case which is owned by or filed in the name of a Group Company. To the Knowledge of the Company, all the Intellectual Property disclosed in Schedule 3.10(b) is subsisting, valid and enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Owned Intellectual Property is not subject to any outstanding Order materially restricting the use or licensing thereof by such Group Company.

(c) Each Group Company has taken commercially reasonable measures to protect the confidentiality of all material trade secrets and any other material confidential information owned by such Group Company. Except as required by applicable Law, no such material trade secret or material confidential information has been disclosed by any Group Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or confidential information by such Person.

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Each Person who has developed any material Owned Intellectual Property for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement.

(d) The IT Assets are sufficient in all material respects for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place reasonable security procedures and have taken commercially reasonable steps designed to safeguard the availability, security and integrity of the IT Assets and all Personal Information, material confidential data and other information stored thereon, including from unauthorized access.

(e) Except as set forth on Schedule 3.10(e), to the Knowledge of the Company, the Group Companies have not experienced any Security Breaches or material Security Incidents since the Lookback Date and none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity regarding any of the Group Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(f) Except as set forth on Schedule 3.10(f), to the Knowledge of the Company, the Group Companies are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Privacy and Security Requirements. To the Knowledge of the Company, the Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all material Personal Information and material business data processed by or on behalf of the Group Companies in connection with the use and/or operation of its products, services and business.

(g) No source code that constitutes a Trade Secret within the Owned Intellectual Property has been disclosed, licensed, released, escrowed, or made available to any third party, other than an escrow agent or a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred that (whether with or without the passage of time, the giving of notice or both) would require that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software included in the Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that, to the Knowledge of the Company, has or would require any public distribution of any Software, or a requirement that any other licensee of such Software be permitted to modify, make derivative works of or reverse-engineer any such Software.

Section 3.11 Information Supplied. The information supplied or to be supplied by the Group Companies or their respective Affiliates on behalf of any of the Group Companies for inclusion or incorporation by reference in the Proxy Statement, any other document submitted or to be submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement prior to the time the Proxy Statement is mailed to the RAC Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement is first mailed to the RAC Stockholders; (c) the time of the RAC Stockholder Meeting; or (d) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).

Section 3.12 Litigation. Except as set forth on Schedule 3.12, there have been since the Lookback Date, and there are no Proceedings or Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, or any director, officer or employee of any Group Company. Except as set forth on Schedule 3.12, there are no Proceedings pending, initiated or threatened by any Group Company against any other Person, and since the Lookback Date there have not been any such Proceedings.

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Section 3.13 Brokerage. Except as set forth on Schedule 3.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.14 Labor Matters.

(a) Archaea has delivered to the Buyer Parties a complete list of all employees, workers and individual consultants of each of the Group Companies as of April 5, 2021 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, job title, leave status (including type of leave and return date), employing entity and job location, and with respect to each employee, compensation (current annual base salary or wage rate and current target bonus opportunity, if any). All employees of the Group Companies are legally permitted to be employed by the Group Companies in the United States. Except as set forth on Schedule 3.14(a) and except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.

(b) No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. In the past three years, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred in the past three years. Since the Lookback Date, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, material labor grievances, strikes, walkouts, work stoppages, slowdowns, picketing, hand billing, material labor arbitrations, or other material labor disputes arising under a CBA or against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby.

(c) Except as set forth in Schedule 3.14(c), the Group Companies are and, since the Lookback Date, have been in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. Except as set forth in Schedule 3.14(c), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company and (ii) since the Lookback Date, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act, and no such plant closings or employee layoffs are currently planned or announced.

(d) Since the Lookback Date, no Group Company has been party to any Proceeding, Order or other dispute involving, or had any material Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party and providing services to any Group Company.

(e) Except as would not reasonably be expected to result in material Liabilities to the Group Companies: since the Lookback Date, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company

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has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full (or properly accrued) to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other non-employee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f) Except as set forth on Schedule 3.14(f), no senior executive or employee with annualized base compensation at or above $250,000 of any Group Company has provided written notice, of any present intention to terminate his or her relationship with any Group Company within the first 12 months following the Closing.

(g) To the Knowledge of the Company, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to (i) any Group Company; or (ii) any third party with respect to such person’s right to be employed or engaged by any Group Company.

(h) To the Knowledge of the Company, except as would not reasonably be expected to result in material liability to the Company, no employee or individual independent contractor has filed a written complaint or allegation of sexual harassment in the last five years.

(i) Except as set forth on Schedule 3.14(i), no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. Archaea has not otherwise experienced any material employment related liability with respect to COVID-19. No current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Group Company related to COVID-19.

Section 3.15 Employee Benefit Plans.

(a) Schedule 3.15(a) sets forth a list of each Company Employee Benefit Plan. With respect to each Company Employee Benefit Plan, Archaea has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) the most recent actuarial valuation report, and (vi) all related insurance Contracts, trust agreements or other funding arrangements.

(b) Except as set forth on Schedule 3.15(b), (i) no Company Employee Benefit Plan provides, and no Group Company has any Liability to provide, retiree, post-ownership or post- termination health or life insurance or any other retiree, post-ownership or post- termination welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage (each, a “Retiree Welfare Plan”), (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account

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of being considered a single employer under Section 414 of the Code with any other Person. With respect to each Retiree Welfare Plan, the Group Companies have reserved the right to amend, modify or terminate such plan at any time without Liability to any Group Company.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no claim or Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d) Except as set forth on Schedule 3.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event could, directly or indirectly, (i) result in any compensation or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e) Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented, operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any current or contingent right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified or made whole for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other amount or benefit, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 3.16 Insurance. Schedule 3.16 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) and the scope of coverage of each such Insurance Policy. Each Insurance Policy is Enforceable against the applicable Group Company, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach

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or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the 12 months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.17 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.17(a), (i) each Group Company is and, since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the Group Companies and (ii) since the Lookback Date, no Group Company has received any written, or oral notice from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws or Orders.

(b) Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required or advisable for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, material to the business of the Group Companies. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. No Group Company is in default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Permit, and no Proceeding is pending or threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Group Company to use such Permit or conduct its business. Each such Permit will continue in full force and effect immediately following Closing.

Section 3.18 Environmental Matters. Except as set forth in Schedule 3.18, (a) each Group Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with all permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations required by Environmental Laws; (b) no Group Company has received any notice, report, Order, directive or other information regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved, and there are no pending, or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (c) no Group Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or would result in material Liability to any of the Group Companies under Environmental Laws; (d) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; and (e) except in the ordinary course pursuant to Material Contracts, no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments, reports and audits and all other material environmental, health, and safety documents relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case are in the Group Companies’ possession or control.

Section 3.19 Regulatory Status.

(a) To the extent any Group Company qualifies as a “holding company” pursuant to PUHCA or FERC’s implementing regulations thereunder, it is a “holding company” solely with respect to one or more “exempt wholesale generators,” as defined in PUHCA or FERC’s implementing regulations thereunder.

(b) Each Group Company that sells electric energy, capacity and/or ancillary services has MBR Authority, and such Group Company’s MBR Authority is in full force and effect.

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(c) No Group Company is subject to regulation as a “natural gas company” as defined in the NGA with respect to rates, terms and conditions of service, accounting and recordkeeping, or other matters.

(d) No Group Company is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

(e) Except for prior authorization under Section 203 of the FPA, required for the Business Combination Transactions taken together, no pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.20 Title to and Sufficiency of Assets. Each Group Company has sole and exclusive, good and marketable title to, or, in the case of leased or subleased assets, an Enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material personal property assets, properties, rights and interests (whether real, personal, tangible or intangible) free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). The Assets constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Group Companies after the Closing, in all material respects, as it has been operated for the 12 months prior to the Execution Date.

Section 3.21 Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, (b) arrangements with Aria or related to the Aria Agreement or (c) as disclosed on Schedule 3.21, (x) there are no Contracts (except for the Governing Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party (i) owes any amount to any Group Company, (ii) owns any property or right, tangible or intangible, that is used by any Group Company, or (iii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than 2% of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 3.22 Trade & Anti-Corruption Compliance.

(a) Neither the Company nor, after giving effect to the Pre-Closing Reorganization, any of the Company’s Subsidiaries, nor, to the Knowledge of the Company, any of its respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company, or after giving effect to the Pre-Closing Reorganization, of any of its Subsidiaries, a Sanctioned Person. Neither the Company nor, after giving effect to the Pre-Closing Reorganization, any of the Company’s Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company, or after giving effect to the Pre-Closing Reorganization, of any of the Company’s Subsidiaries, is or has been in the last five years: (i) operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Group Companies; (ii) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iii) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Group Companies.

(b) In the last five years, in connection with or relating to the business of the Group Companies, no Group Company, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of Archaea or any agent or third party representative acting on behalf of the Group Companies: (i) has made, authorized, solicited or received any bribe or any unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

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(c) As of the Execution Date, there are no, and since the Lookback Date there have been no, Proceedings or Orders alleging any such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company.

Section 3.23 Company Business Activities.

(a) Since its formation, the Company has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. There is no Contract, commitment, or Order binding upon the Company or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any acquisition of property by the Company or the conduct of business by the Company after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Company.

(b) Except for this Agreement, the Aria Agreement and the Business Combination Transactions, the Company has no interests, rights, obligations or Liabilities with respect to, and the Company is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement and the Aria Agreement, the Company has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) The Company has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Company of its obligations hereunder or thereunder; (ii) Liabilities which have arisen in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iii) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Company, including with respect to legal, accounting or other advisors incurred by the Company in connection with the Business Combination Transactions.

Section 3.24 No Other Representations and Warranties. EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, INCLUDING RAC AND THE SPONSOR, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ARCHAEA IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENT, NO GROUP COMPANY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES, RAC, THE SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION, WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) NONE OF THE BUYER PARTIES NOR THEIR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING RAC AND THE SPONSOR, RELIED ON ANY REPRESENTATION OR WARRANTY FROM OR ANY OTHER INFORMATION PROVIDED BY ANY GROUP COMPANY OR ANY AFFILIATE THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ARCHAEA IN THIS ARTICLE III OR IN ANY ANCILLARY AGREEMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY ARCHAEA. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.24 SHALL LIMIT ANY CLAIM OR CAUSE OF ACTION (OR RECOVERY IN CONNECTION THEREWITH) WITH RESPECT TO FRAUD.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Group Companies to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules or as disclosed in the RAC SEC Documents and publicly available prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such RAC SEC Documents, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they

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are of a predictive or cautionary nature or related to forward-looking statements), the Buyer Parties and RAC each hereby represent and warrant that the following representations and warranties are true and correct as of the Execution Date and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Company Merger Sub is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Rice Holdings is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. IntermediateCo is a limited liability company and is duly organized, validly existing and in good standing under the Laws of the State of Delaware. RAC is a corporation and is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Buyer Parties, other than RAC, have all the requisite limited liability company power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as presently conducted in all material respects. RAC has all corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c) Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Buyer Parties, taken as a whole.

(d) No Buyer Party is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(e) Each Buyer Party, other than RAC, has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the requisite approval of this Agreement by the Buyer Member, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and, subject to the receipt of the requisite approval of this Agreement by the Buyer Member, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company and/or corporate actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party will be a party will be) duly executed and delivered by such Buyer Party and are or will be Enforceable against such Buyer Party. No other proceedings on the part of the Buyer, except for the Required Vote of the RAC Stockholders, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements. RAC has the requisite corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and, subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholder Voting Matters, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements has been authorized by the special committee of independent directors of RAC and the board of directors of RAC and, subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholders Voting Matters, the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions. No other vote of the equityholders of RAC, other than the Required Vote of the RAC Stockholders is necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated thereby.

(f) A correct and complete copy of the RAC Governing Documents, as in effect on the Execution Date, are filed as Exhibit 3.1 to the Form 8-K filed with the SEC on October 27, 2020 and Exhibit 3.3 to the Form S-1 filed with the SEC on October 6, 2020. RAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Non-contravention. Subject to the receipt of the requisite approval of this Agreement by the Buyer Member and except as set forth on Schedule 4.2, and assuming the truth and accuracy of the Group Companies’ representations and warranties contained in Section 3.1(a), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Governing Documents of any Buyer

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Party; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which any Buyer Party is a party or by which any Buyer Party or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Buyer; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to any Buyer Party, excluding from the foregoing clauses (b), (c), (d) such requirements, violations or defaults which would not reasonably be expected to be material to the Buyer Parties, taken as a whole, or materially affect any Buyer Parties’ ability to perform its obligations under this Agreement and the Ancillary Agreements or to consummate the transactions hereby or thereby.

Section 4.3 Buyer Parties Capitalization.

(a) As of the Execution Date, the authorized capitalization of the Buyer is as set forth on Schedule 4.3(a). All outstanding OpCo Common Units are (i) issued in compliance in all material respects with applicable Law and (ii) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case as set forth in the RAC Governing Documents, the Buyer Governing Documents, the Aria Agreement, any Permitted Equity Subscription Agreement, the Subscription Agreements, this Agreement, or the RAC SEC Documents, there are no outstanding (A) outstanding Equity Interests of the Buyer, (B) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Buyer or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Buyer to acquire from any Person, and no obligation of the Buyer to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (C) obligations of the Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.3(a), as described in the Aria Agreement and the Equity Interests the Buyer holds in Company Merger Sub, the Buyer does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) Company Merger Sub is wholly-owned by the Buyer, and Company Merger Sub does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. The Buyer is wholly-owned by IntermediateCo, and IntermediateCo does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. IntermediateCo is wholly-owned by Rice Holdings, and Rice Holdings does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person. Rice Holdings is wholly-owned by RAC, and RAC does not hold any equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c) The Company Interests to be issued to Archaea pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights (or similar rights) created by Law, Governing Documents or Contract, and (iv) be issued to Archaea with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the RAC Governing Documents, the Buyer Certificate of Formation, the Stockholders Agreement and the Rice Holdings A&R LLCA.

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(d) Other than as set forth on Schedule 4.3(d), the Buyer Parties have no obligations with respect to or under any indebtedness for borrowed money.

Section 4.4 Litigation. There is no material Proceeding pending or, to the Knowledge of the Buyer, threatened against or affecting a Buyer Party or its properties or rights.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5, none of the Buyer Parties have incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Buyer Party to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.6 Business Activities.

(a) Since its formation, no Buyer Party has conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the RAC Governing Documents, Buyer Governing Documents, and the Aria Agreement there is no Contract, commitment, or Order binding upon any Buyer Party or to which any Buyer Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer Parties or any acquisition of property by the Buyer Parties or the conduct of business by the Buyer Parties after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer Parties.

(b) Except for this Agreement, the Aria Agreement and the Business Combination Transactions, no Buyer Party has any interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Other than as set forth in this Agreement and the Aria Agreement, the Buyer Parties have not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c) The Buyer Parties have no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheets of the respective Buyer Parties as of December 31, 2020 (as applicable, the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer Parties of their respective obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the applicable Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer Parties or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer Parties or the Sponsor in connection with the Business Combination Transactions.

Section 4.7 Compliance with Laws. The Buyer Parties, and have been since their formation date, in compliance in all material respects with all Laws applicable to the conduct of the Buyer Parties and the Buyer Parties have not received any written notices from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

Section 4.8 Organization of Buyer Parties. The Buyer Parties were formed solely for the purpose of engaging in the transactions contemplated hereby, other than entry into this Agreement or the Aria Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.

Section 4.9 Financing. The Buyer has delivered to Archaea true, correct and complete copies of (i) each of the Subscription Agreements entered into by the Buyer with the PIPE Investors and (ii) an executed debt commitment letter, dated as of the Execution Date (including all exhibits, schedules and annexes thereto, collectively, as amended, the “Debt Commitment Letter”, and together with the Subscription Agreements and Forward Purchase Agreement, the “Commitment Letters”), from the Debt Financing Sources and all fee letters associated therewith (the “Fee Letter”) (provided that provisions in the fee letters related solely to fees and economic terms and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)) to provide, subject to the terms and conditions therein, the amount of the financing set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, the “Financing”). To the Knowledge of the

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Buyer and assuming the accuracy of the representations and warranties of the applicable Debt Financing Sources and Equity Financing Source set forth in the Commitment Letters, with respect to the Debt Financing Sources and each Equity Financing Source, as applicable, as of the Execution Date, the Commitment Letters are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is currently contemplated by any party thereto. Each of the Commitment Letters is Enforceable against the Buyer and, to the Knowledge of the Buyer and assuming the accuracy of the representations and warranties of the applicable Debt Financing Source and Equity Financing Source set forth in the Commitment Letters, each Debt Financing Source and Equity Financing Source. Other than the Fee Letter, there are no other agreements, side letters, or arrangements between the Buyer and (i) Debt Financing Source related to the Debt Financing or (ii) any Equity Financing Source relating to any Subscription Agreement or the Forward Purchase Agreement. As of the Execution Date, there are no facts or circumstances that (i) would reasonably be expected to constitute a default or a breach of the Commitment Letters by the Buyer or, to Buyer’s Knowledge, the other parties thereto or (ii) to Buyer’s Knowledge, would reasonably be expected to result in any of the conditions set forth in any Commitment Letter not being satisfied, or the aggregate amount of the Financing not being available to the Buyer, on the Closing Date. Except as set forth in the Commitment Letters and the Fee Letter, there are no conditions precedent to the obligations of the Debt Financing Sources or the Equity Financing Sources to provide the Financing or any contingencies that would permit the Debt Financing Sources or the Equity Financing Sources, as applicable, to reduce the total amount of the Financing (including any condition or other contingency relating to the availability of the Financing pursuant to any “flex” provisions). As of the date of this Agreement, Buyer has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters or Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

Section 4.10 Buyer Parties. Company Merger Sub: (a) has been or will be formed solely for the purposes of executing and delivering this Agreement and/or the Ancillary Agreements and consummating the transactions contemplated by this Agreement or thereby (as applicable); (b) is, or when formed will be, and at all times prior to the Closing will be, directly or indirectly, wholly-owned by Buyer; (c) has not engaged, and prior to the Closing will not engage, in any business or activity other than the activities related to its organization and the execution of this Agreement and/or the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement or thereby (as applicable); (d) other than its Governing Documents, this Agreement and any Ancillary Agreement (as applicable) such Person is not, and at all times prior to the Closing will not be, party to or bound by any Contract, commitment or Order; or (e) other than the performance of its obligations under its Governing Documents, this Agreement and/or any Ancillary Agreement (as applicable), such Person, has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP.

Section 4.11 Tax Matters. Except as set forth on Schedule 4.11:

(a) Each of the Buyer Parties and RAC has filed all income Tax Returns and other material Tax Returns required to be filed by each such entity on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All income Tax Returns and other material Tax Returns filed by each of the Buyer Parties and RAC are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material amounts of Taxes due and payable by any of the Buyer Parties or RAC (taking into account applicable extensions) and for which the applicable statute of limitations remains open have been paid (whether or not shown as due and payable on any Tax Return).

(b) Each of the Buyer Parties and RAC has properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by each such entity in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and payment of such Taxes.

(c) None of the Buyer Parties nor RAC has received any written claim made by a Taxing Authority in a jurisdiction where any such entity does not file a particular type of Tax Return, or pay a particular type of Tax, that any such entity is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d) None of the Buyer Parties nor RAC is currently nor has been within the last five years the subject of any Tax proceeding with respect to any Taxes or Tax Returns of or with respect to such entity, no such Tax

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proceeding is pending, and to the Knowledge of any of the Buyer Parties or RAC, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. None of the Buyer Parties nor RAC has ever commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any of the Buyer Parties or RAC have been paid, settled or withdrawn, and, to the Knowledge of each such entity, no such deficiency has been threatened or proposed in writing against any of the Buyer Parties or RAC.

(e) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any of the Buyer Parties or RAC or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. None of the Buyer Parties nor RAC is the beneficiary of any extension of time (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Entity or other extension of time obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruing or request has been granted or issued by, or is pending with, any Governmental Entity that relates to the Taxes or Tax Returns of any of the Buyer Parties or RAC.

(f) None of the Buyer Parties nor RAC will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or deferred revenue realized, accrued or received, in each case, outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) as a result of application of Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(g) None of the Buyer Parties nor RAC has deferred any “applicable employment taxes” under Section 2303 of the CARES Act, and each of the Buyer Parties and RAC has properly complied with all requirements for obtaining for all material credits that each such entity has claimed under Section 2301 of the CARES Act or any similar provision of U.S. state or local or non-U.S. Tax Law.

(h) There is no Lien for Taxes on any of the assets of the Buyer Parties or RAC, other than Permitted Liens.

(i) None of the Buyer Parties nor RAC has ever been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and none of such entities has any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). None of the Buyer Parties nor RAC is party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.

(j) The unpaid Taxes of each of the Buyer Parties and RAC does not materially exceed reserves for Tax liabilities maintained by each such entity in accordance with GAAP, as adjusted for the passage of time through the Closing Date in accordance with the past practices of each such entity in filing its Tax Returns.

(k) Since the date of its respective formation, other than RAC, each of the Buyer Parties has at all times been classified for all U.S. federal and applicable state and local tax purposes as a partnership or an entity which is disregarded as an entity separate from its owner (as described in Section 301.7701-3 of the Treasury Regulations). Since the date of its formation, RAC has at all times been classified for all U.S. federal and applicable state and local tax purposes as a domestic corporation (within the meaning of Section 7701 of the Code).

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(l) None of the Buyer Parties nor RAC has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent, impair or impeded the intended tax treatment of the transactions described in this Agreement.

Section 4.12 Non-contravention. Subject to the receipt of the Required Vote of the RAC Stockholders with respect to the RAC Stockholder Voting Matters, and assuming the truth and accuracy of the Group Companies’ representations and warranties contained in Section 3.1(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the RAC Governing Documents; (b) other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, require any material filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license agreement, lease or other Contract to which RAC is a party or by which RAC or any of their respective assets may be bound; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of RAC; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any material respect any Law, Order, or Lien applicable to RAC, excluding from the foregoing clauses (b), (c), (d) and Section 4.13 such requirements, violations or defaults which would not reasonably be expected to be material to RAC, taken as a whole. The Required Vote is the only vote of the holders of any class or series of RAC capital stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements. RAC is in compliance in all material respects with the related party policies set forth in the RAC Governing Documents.

Section 4.14 RAC Capitalization.

(a) As of the Execution Date, the authorized share capital of RAC is as set forth on Schedule 4.14(a). All outstanding RAC Common Stock and RAC Warrants are (1) issued in compliance in all material respects with applicable Law and (2) not issued in breach or violation of preemptive rights, rights of first refusal, rights of first offer or Contract. As of the Execution Date, except in each case (i) as set forth in the RAC Governing Documents, the Subscription Agreements, this Agreement, or the RAC SEC Documents and (ii) for RAC Common Stock and RAC Warrants, the Forward Purchase Securities and the RAC Share Redemption, there are no outstanding (x) outstanding Equity Interests of the Buyer, (y) options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to RAC or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of RAC to acquire from any Person, and no obligation of RAC to issue or sell, or cause to be issued or sold, any Equity Interest of the Buyer, or (z) obligations of RAC to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, Equity Interests, securities convertible into or exchangeable for such Equity Interests, options, equity equivalents, interests or rights or to make any investment in any other Person (other than this Agreement). Except as set forth on Schedule 4.14(a) and the Equity Interests RAC holds in the Buyer and its Subsidiaries, RAC does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b) Other than as set forth on Schedule 4.14(b), RAC has no obligations with respect to or under any indebtedness for borrowed money.

Section 4.15 Information Supplied; Proxy Statement. The information supplied or to be supplied by RAC or the Buyer Parties or their respective Affiliates on behalf of RAC or a Buyer Party for inclusion or incorporation by reference in the Proxy Statement, the Additional RAC Filings, any other RAC SEC Filing, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated hereby (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Proxy Statement prior to the time the Proxy Statement is mailed to the RAC Stockholders, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement is first mailed to the RAC Stockholders; (c) the time of the RAC Stockholder Meeting; or (d) the Closing (subject to the qualifications and limitations

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set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Proxy Statement will, at the time it is mailed to the RAC Stockholders, comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 4.16 Trust Account. As of the Execution Date, the Buyer has at least $237,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is Enforceable against the Buyer. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the RAC SEC Documents to be inaccurate in any material respect or (b) entitle any Person (other than (i) the RAC Stockholders who shall have exercised their rights to participate in the RAC Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to a deferred underwriting discount and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 4.17 RAC SEC Documents; Financial Statements; Controls.

(a) RAC has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act, as applicable, since the consummation of the initial public offering of RAC’s securities (all such forms, reports, schedules, statements and other documents filed or furnished with the SEC together with any amendments, restatements, supplements, exhibits and schedules thereto and other information incorporated therein, the “RAC SEC Documents”). As of their respective dates, each of the RAC SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RAC SEC Documents (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder). None of (i) the RAC SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other RAC SEC Filings, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) submitted after the Execution Date and prior to the Closing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the RAC SEC Documents. To the Knowledge of the Buyer, as of the Execution Date, neither the SEC nor other Governmental Entity is conducting any investigation or review of any RAC SEC Document. No notice of any SEC review or investigation of the Buyer or the RAC SEC Documents has been received by the Buyer. Since the consummation of the initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(b) The RAC SEC Documents contain true and complete copies of RAC’s financial statements. Each of the financial statements of RAC included in the RAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC, the Securities Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation

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S-X of the Securities Exchange Act), in the case of audited financials, were audited in accordance with the standards of the PCAOB and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of RAC, as of their respective dates and the results of operations and the cash flows of RAC, for the periods presented therein.

(c) The books of account and other financial records of RAC have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of RAC have been properly recorded therein in all material respects. RAC has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of RAC is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(d) RAC has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by RAC; (ii) any fraud, whether or not material, that involves RAC’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by RAC; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect RAC’s ability to record, process, summarize and report financial information.

(e) Since the consummation of the initial public offering of RAC’s securities, RAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any RAC SEC Document. Each such certification is correct and complete. RAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning RAC is made known on a timely basis to the individuals responsible for the preparation of RAC’s SEC filings. As used in this Section 5.8(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) RAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.18 Listing. Since its initial public offering, RAC has complied, and is currently in compliance, in all material respects with all applicable listing and corporate governance rules and regulations of the Stock Exchange. The classes of securities representing issued and outstanding shares of RAC Common Stock and RAC Warrants are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of RAC, threatened against RAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the RAC Public Securities or prohibit or terminate the listing of the RAC Public Securities on the Stock Exchange. RAC has taken no action that would reasonably be likely to result in the termination of the registration of the RAC Public Securities under the Securities Exchange Act. RAC has not received any written or, to the Knowledge of RAC, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the RAC Public Securities.

Section 4.19 Investment Company; Emerging Growth Company. RAC is not an “investment company” within the meaning of the Investment Company Act of 1940. RAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.20 Inspections; Buyer’s Representations. RAC is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Group Companies’ business. RAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement (as applicable). RAC agrees to engage in the transactions contemplated by this Agreement based upon, and has relied on, its own inspection and examination of the Group Companies’ business and on the accuracy of the representations and warranties set forth in Article III and any

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Ancillary Agreement or certificate delivered by Archaea or the Company pursuant to this Agreement and disclaims reliance upon any express or implied representations or warranties of any nature made by the Group Companies or their respective Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by the Group Companies pursuant to this Agreement.

Section 4.21 PIPE Investment Amount. RAC has delivered to Archaea true, accurate and complete copies of each of the Subscription Agreements pursuant to which the PIPE Investors have committed to provide equity financing to RAC in the aggregate amount of the PIPE Investment. As of the Execution Date, to the Knowledge of RAC, with respect to each PIPE Investor, the Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect.

Article V
COVENANTS RELATING TO THE CONDUCT OF THE GROUP COMPANIES AND THE BUYER

Section 5.1 Interim Operating Covenants of the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article X and the Closing Date (such period, the “Pre-Closing Period”):

(a) Archaea shall, and Archaea shall cause the other Group Companies to the extent Archaea (directly or indirectly) has the right, authority, power, or is not otherwise prevented from doing so under its or its Subsidiaries’ Governing Documents, to: (i) conduct and operate their business in the Ordinary Course of Business, including with respect to the making of any Capital Expenditures and (ii) maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Group Company has a material business relationship, except, in each case, (x) with the prior written consent of the Buyer; (y) as expressly required hereby; or (z) as set forth on Schedule 5.1(a); and

(b) without limiting Section 5.1(a), except (A) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (B) as expressly required hereby; (C) as set forth on Schedule 5.1(b) and (D) other than to the extent that any action is reasonably required to be taken in respect of any actual protocols or policies associated with any COVID-19 Measures, cause the Company Subsidiaries to:

(i) amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise);

(ii) except as may be required by Law, GAAP or any Governmental Entity with competent jurisdiction, make any material change in the financial or tax accounting methods, principles or practices (or change an annual accounting period);

(iii) except to the extent required by applicable Law, make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, abandon or fail to diligently conduct any material audit, examination or other Proceeding in respect of a material Tax or material Tax Return, make any request for a private letter ruling, administrative relief, technical advice, change of any method of accounting or other similar request with a Taxing Authority, file any amended material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, file any Tax Return in a manner inconsistent with the past practices of the Group Companies, fail to pay any material amount of Tax as it becomes due, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), adopt or change a method of accounting with respect to Taxes, change an accounting period with respect to Taxes, surrender any right to claim any refund of material Taxes, take any action, or fail to take any action, which action or failure to act prevents, impairs or impedes, or could reasonably be expected to prevent, impair or impede, the intended tax treatment hereunder, or defer payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States);

(iv) issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests, as applicable, or issue or sell, or authorize to issue or sell, any securities

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convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other Equity Interests;

(v) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time or to another Group Company;

(vi) split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other Equity Interests, as applicable;

(vii) (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Company Indebtedness (other than under the Credit Facilities), as applicable; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Company Indebtedness other than indebtedness under existing credit facilities incurred in the Ordinary Course of Business in an amounts not to exceed $1,000,000;

(viii) cancel or forgive any Company Indebtedness owed to any Group Company;

(ix) make any Capital Expenditure or incur any Liabilities in connection therewith, except for Capital Expenditures with respect to specific projects as set forth in and consistent with the Capital Expenditure Budget;

(x) make or effect any amendment or termination (other than an expiration in accordance with the terms thereof) of any Material Contract, enter into any Contract that if entered into prior to the Execution Date would be a Material Contract, in each case other than in the Ordinary Course of Business;

(xi) enter into, renew, modify or revise any Affiliated Transaction, as applicable, other than those that will be terminated at Closing;

(xii) sell, lease, license, assign, transfer, permit to lapse, abandon, or otherwise dispose of any of its properties or assets that are, with respect to Archaea or any other Group Company, material to the businesses of the Group Companies, except in the Ordinary Course of Business pursuant to clause (a) of the definition thereof;

(xiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Property;

(xv) fail to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

(xvi) make, increase, decrease, accelerate (with respect to funding, payment or vesting) or grant any base salary, base wages, bonus opportunity, equity or equity-based award or other compensation or employee benefits other than (A) as required by applicable Law or pursuant to a Company Employee Benefit Plan as in effect on the Execution Date that has been provided to Buyer prior to the Execution Date and set forth on Schedule 3.15(a); (B) annual base compensation increases made in the Ordinary Course of Business for employees or individual independent contractors who are holding management positions, or (C) entering into any Company Employee Benefit Plan with any employee or independent contractor hired, engaged or promoted by any of the Group Companies following the Execution Date in the Ordinary Course of Business pursuant to clause (a) of the definition thereof, providing for eligibility to earn total annual compensation equal to or less than $250,000, and only in the form of cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) for such individuals that are substantially similar to the cash compensation and benefits (other than equity or equity-based compensation, retention or transaction bonuses, severance and/or deferred compensation) made available to other similarly situated employees and service providers of the Group Companies;

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(xvii) pay or promise to pay, grant or fund, accelerate (with respect to payment or vesting) or announce the grant or award of any equity or equity-based incentive awards, retention, sale, change-in-control or other discretionary bonus, severance or similar compensation or benefits; in each case, other than as required pursuant to a Company Employee benefit Plan as in effect on the Execution Date or applicable Law.

(xviii) establish, modify, amend (other than as required by applicable Law or as required for the annual insurance renewal for health and/or welfare benefits), terminate, enter into, commence participation in, or adopt any Company Employee Benefit Plan or any benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Employee Benefit Plan if in effect on the Execution Date;

(xix) hire, engage, furlough, temporarily lay off or terminate (other than for cause) any individual with total annual compensation in excess of $250,000;

(xx) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xxi) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions affecting any group of three or more employees or contractors;

(xxii) waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor or enter into any agreement that restricts the ability of the Group Companies, as applicable, to engage or compete in any line of business in any respect material to any business of the Group Companies, as applicable;

(xxiii) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed $5,000,000 in the aggregate;

(xxiv) take any action, or fail to take any action, which action or failure to act could reasonably be expected to result in (A) loss of “exempt wholesale generator” status pursuant to PUHCA or FERC’s implementing regulations thereunder or otherwise cause Archaea or any other Group Company to become subject to, or not exempt from, PUHCA or FERC’s implementing regulations thereunder, (B) loss of MBR Authority, or (C) financial, organizational or rate regulation by any State Commission;

(xxv) enter into any new line of business;

(xxvi) make any material change to any of the cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; or

(xxvii) agree to, authorize or commit in writing to do any of the foregoing.

(c) From the Measurement Time until the Closing, Archaea shall not, and Archaea shall cause the other Group Companies not to, use any Cash and Cash Equivalents to pay any Transaction Expenses, make any distributions, repay any Company Indebtedness, as applicable, or make any payments in respect of Taxes or that may increase the amounts payable to Archaea at the Closing.

(d) Nothing contained herein shall be deemed to give the Buyer or Company Merger Sub, directly or indirectly, the right to control or direct Archaea or any operations of any Group Company prior to the Closing. Prior to the Closing, the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations. In addition, nothing herein shall be deemed to prohibit or restrict any Group Company from (i) making Capital Expenditures (A) in the Ordinary Course of Business with respect to specific projects as set forth in and consistent with the Capital Expenditure Budget, (B) in accordance with Schedule 5.1(d) or (C) with the prior written consent of the RAC Special Committee or (ii) consummating the Pre-Closing Reorganization in accordance with Section 6.21.

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Section 5.2 Interim Operating Covenants of the Buyer.

(a) During the Pre-Closing Period, except (x) with the prior written consent of Archaea (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required by this Agreement or pursuant to the Aria Agreement or (z) as set forth on Schedule 5.2(a), RAC shall not, the Buyer shall not (and Buyer shall cause each Buyer Party not to):

(i) amend or otherwise modify any of the RAC Governing Documents, the Buyer Governing Documents or the Trust Agreement;

(ii) withdraw any of the Trust Amount, other than as permitted by the RAC Governing Documents, Buyer Governing Documents or the Trust Agreement;

(iii) other than in connection a RAC Share Redemption, the Forward Purchase Agreement, any Permitted Equity Financing, the repayment of any working capital loan under Section 5.2(a)(vii) in RAC Warrants, or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(iv) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(v) other than in connection with a RAC Share Redemption, declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(vi) adjust, split, combine, redeem (other than a RAC Share Redemption) or reclassify any of its Equity Interests;

(vii) (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for borrowed money, other than indebtedness in order to finance working capital needs (including to pay amounts which would be treated as a Transaction Expense if unpaid as of the Closing Date and any ordinary course operating expenses), which indebtedness permits or allows all or any portion of such indebtedness to be converted into the number of RAC Warrants not to exceed $3,000,000 (with such RAC Warrants issued at $1.00 per RAC Warrant and at an exercise price of $11.50 per RAC Warrant) or which may be otherwise repaid in cash, (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any indebtedness for borrowed money;

(viii) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(ix) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(x) reduce the exercise price of any RAC Warrants;

(xi) compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by the Buyer not covered by insurance in excess of $1,000,000 or in excess of $5,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against the Buyer, or (C) which imposes any material restrictions on the operations of businesses of the Buyer;

(xii) except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter (other than extensions resulting from the extension of the time to file any applicable Tax Return), (D) file any amended material Tax Return, (E) fail to timely file

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(taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement) or (H) surrender any right to claim any refund of a material amount of Taxes;

(xiii) enter into any new line of business; or

(xiv) agree or commit in writing to do any of the foregoing.

(b) Nothing contained herein shall be deemed to give any Group Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions hereof, control over its business.

Article VI
PRE-CLOSING AGREEMENTS

Section 6.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and the Group Companies shall use reasonable best efforts, and the Buyer shall cooperate in all reasonable respects with the Group Companies, to solicit and obtain any consents of any Persons that may be required in connection with the transactions contemplated hereby, by the Aria Agreement or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Subject to the terms set forth herein, each Party shall take such further actions (including the execution and delivery of such further instruments and documents) as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice RAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the RAC Governing Documents, at the Closing, RAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its best efforts to cause the Trustee to pay as and when due all amounts payable to RAC Stockholders who shall have validly elected to redeem their RAC Stock and use its best efforts to cause the Trustee to pay as and when due the amounts due pursuant to the terms of the Trust Agreement.

Section 6.3 Status Preservation.

(a) Listing. During the Pre-Closing Period, RAC shall use reasonable best efforts to ensure RAC remains listed as a public company, and to ensure the RAC Common Stock and RAC Warrants continue to be listed, on the Stock Exchange.

(b) Qualification as an Emerging Growth Company. RAC shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that in and of itself would cause RAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c) Public Filings. During the Pre-Closing Period, RAC will use reasonable best efforts to have timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, under the Securities Act and the Securities Exchange Act and will otherwise comply in all material respects with its reporting obligations under applicable Laws.

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Section 6.4 Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein; provided that any restriction set forth in the Confidentiality Agreement which requires the consent of Archaea to share Confidential Information (as defined in the Confidentiality Agreement) with potential debt or equity financing sources shall be waived, subject to customary obligations of confidentiality. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources) or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.5 Access to Information. During the Pre-Closing Period, upon reasonable prior notice, Archaea shall, and Archaea shall cause the other Group Companies to, afford the representatives of RAC and the Buyer reasonable access, during normal business hours, to the properties, employees, books and records of the Group Companies, as applicable, and furnish to the representatives of RAC and the Buyer such additional financial and operating data and other information regarding the business of the Group Companies as RAC and the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Group Companies following the Closing; provided, nothing herein shall require any Group Company to provide access to, or to disclose any information to, RAC and the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of Archaea, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Contracts, Laws or regulations of any Governmental Entity (including the HSR Act).

Section 6.6 Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 9.1 or Section 9.2 to be satisfied.

Section 6.7 Regulatory Approvals; Efforts.

(a) Each Party shall use commercially reasonable efforts to promptly file all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act and the joint application pursuant to Section 203 of the FPA with respect to the transactions contemplated hereby to be filed no later than 15 Business Days after the Execution Date; (ii) to the extent available, request early termination of the waiting period relating to such HSR Act filings; (iii) make an appropriate response to any requests for additional information and documentary material made by a Governmental Entity pursuant to the HSR Act or the FPA; and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. All filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other

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Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated hereby, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby.

(c) Each Party shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7(c), each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date.

Section 6.8 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, none of the Parties shall and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of each of the Parties, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law or which is required by the requirements of any national securities exchange applicable to such Party and (ii) any Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential financing sources, including direct or indirect limited partners and members (whether current or prospective) solely to the extent that such disclosures do not constitute material nonpublic information and are subject to customary obligations of confidentiality (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated by this Agreement consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement (including, for the avoidance of doubt, the Proxy Statement, Signing Form 8-K and Closing Form 8-K) to their directors, officers, employees, service providers, other material business relationships and other interested parties without the consent of the other Parties.

(b) As promptly as practicable following the Execution Date (but in any event within four (4) Business Days thereafter), RAC shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements, and make public all material nonpublic information provided to potential PIPE Investors prior to the Execution Date (the “Signing Form 8-K”), and RAC, the Buyer and Archaea shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, RAC will make available to Archaea a draft of the Signing Form 8-K and the press release and will provide Archaea with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and RAC shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from the RAC Stockholders to vote at the RAC Stockholder Meeting in favor of the RAC Stockholder Voting Matters. RAC shall file a definitive version of the Proxy Statement with the SEC and cause the same to be mailed to its stockholders of record, as of the record date (the “RAC Record Date”) to be established by the RAC Board as promptly as practicable after, but in any event within five (5) Business Days of, the SEC confirming that they have completed their review of the Proxy Statement. RAC shall promptly commence a “broker search” in accordance with Rule 14a-12 of the Securities Exchange Act.

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(d) Prior to filing with the SEC, RAC will make available to Archaea drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final or definitive, and drafts of any amendment or supplement to the Proxy Statement or such other document, including responses to any SEC comment letters, and will provide Archaea with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. RAC will advise Archaea, promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Proxy Statement; (iv) any request by the SEC for amendment of, or supplements to, the Proxy Statement; (v) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information in connection with the Proxy Statement, and shall consult with Archaea regarding, and supply Archaea with copies of, all material correspondence between RAC, the Buyer or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. In consultation with Archaea, RAC shall promptly respond to any comments of the SEC on the Proxy Statement, and the Parties shall use their respective reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. RAC will advise the other Parties, promptly after RAC receives notice that the SEC has completed review of the Proxy Statement.

(e) The Parties shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC and at each time at which it is amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the RAC Stockholders and at the time of the RAC Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the RAC Stockholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 6.8(c), RAC shall promptly file (and Buyer, RAC and Archaea shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the RAC Stockholders such amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by RAC and the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional RAC Filings”) shall include disclosure regarding (i) the Group Companies and the business of the Group Companies and the management, operations and financial condition of the Group Companies and (ii) RAC, the Buyer and the business of RAC and the management, operations and financial condition of RAC. Accordingly, Archaea agrees to, and Archaea agrees to cause the Group Companies to, as promptly as reasonably practicable, provide RAC and the Buyer with all information concerning Archaea and the other Group Companies, and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement and/or any other RAC SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. The Buyer Parties agree to, as promptly as reasonably practicable, provide the Buyer Parties and the Group Companies with all information concerning such parties and their respective business, management, operations and financial condition, in each case, that if not disclosed therein, would cause the Proxy Statement and/or any other RAC SEC Filing to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances, under which they were made, not misleading. Archaea shall, and Archaea shall cause the other Group Companies to, make and RAC and the Buyer shall make, and, with respect to each Party, shall cause their respective directors, officers, managers and employees, in each case during normal business hours and upon reasonable advanced notice, to make, available to RAC, the Buyer, Archaea and the other Group Companies, as applicable, and their respective counsel, auditors and other Representatives in connection with the drafting of the Proxy Statement, Additional RAC Filings and any other RAC SEC Filing as reasonably requested by the applicable party, and responding in a timely manner to comments thereto from the SEC all information concerning such party, their respective businesses, management, operations and

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financial condition, in each case, that is reasonably required to be included in the Proxy Statement, such Additional RAC Filing or other RAC SEC Filing. RAC and the Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide Archaea with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and Archaea shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, RAC shall be responsible, and Archaea shall reasonably cooperate with RAC, in connection with (i) preparation for inclusion in the Proxy Statement and the Closing Form 8-K of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Proxy Statement or the Closing Form 8-K and (ii) obtaining the consents of their respective auditors as required in connection with the Proxy Statement, the Closing Form 8-K, the transactions set forth under this Agreement or applicable Law. Archaea shall have a reasonable opportunity to review the pro forma financial statements described in the foregoing sentence and to comment on such drafts and RAC shall consider such comments in good faith.

(g) At least five days prior to Closing, RAC shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). The Buyer and RAC shall provide Archaea with a reasonable opportunity to review and comment on the press release and the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Concurrently with the Closing, RAC and the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h) Archaea shall provide to RAC as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of Archaea as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Archaea’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of Archaea including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the three month period ended March 31, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by Archaea’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) RAC shall provide to Archaea as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of RAC and its Subsidiaries as of December 31, 2020, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such date, together with all related notes and schedules thereto, accompanied by the reports thereon of RAC’s independent auditor (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB; (ii) unaudited consolidated financial statements of RAC and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the three month period ended March 31, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the RAC’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of RAC and any company or business units acquired by RAC, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including

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pro forma financial information); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

Section 6.9 RAC Stockholder Meeting. Each of the Buyer and RAC, acting through the RAC Board, upon recommendation of the RAC Special Committee, shall take all actions in accordance with applicable Law, and the RAC Governing Documents, and the rules of the Stock Exchange to duly call, give notice of, convene and promptly hold the RAC Stockholder Meeting for the purpose of considering and voting upon the RAC Stockholder Voting Matters, which meeting shall be held not more than 25 days after the date on which RAC completes the mailing of the Proxy Statement to the RAC Stockholders pursuant to the terms of this Agreement. The RAC Board, upon recommendation of the RAC Special Committee, shall recommend adoption of this Agreement and approval of the RAC Stockholder Voting Matters and include such recommendation in the Proxy Statement, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the RAC Board nor any committee thereof shall (a) change, withdraw, withhold, qualify or modify, or publicly propose or resolve to change, withdraw, withhold, qualify or modify the recommendation of the RAC Board that the RAC Stockholders vote in favor of the approval of the RAC Stockholder Voting Matters, (b) adopt, approve, endorse or recommend any Buyer Competing Transaction or (c) agree to take any of the foregoing actions. Notwithstanding the foregoing, the RAC Board, upon recommendation of the RAC Special Committee, may change, withdraw, withhold, qualify or modify, or publicly propose to or resolve to change, withdraw withhold, qualify, or modify the recommendation of the RAC Special Committee and the RAC Board that the RAC Stockholders vote in favor of the approval of the RAC Stockholder Voting Matters if the RAC Special Committee determines in good faith, after consultation with its legal counsel, that a take such action would constitute a breach by the RAC Special Committee and the RAC Board of its fiduciary obligations to RAC’s stockholders under applicable Law. Each of the Buyer and RAC agrees that its obligation to establish the RAC Record Date, duly call, give notice of, convene and hold the RAC Stockholder Meeting for the purpose of seeking approval of the RAC Stockholder Voting Matters shall not be affected by any change, withdrawal, or modification by the RAC Special Committee or the RAC Board of its recommendation to RAC stockholders, intervening event or other circumstance, and each of the Buyer and RAC agrees to establish the RAC Record Date, duly call, give notice of, convene and hold the RAC Stockholder Meeting and submit for the approval of the RAC Stockholders the RAC Stockholder Voting Matters, in each case as contemplated by this Section 6.9 regardless of whether there shall have occurred any such change, withdrawal, modification of recommendation, intervening event or other circumstance. Unless this Agreement has been duly terminated in accordance with the terms herein, RAC shall take all reasonable lawful action to solicit from the RAC Stockholders proxies in favor of the proposal to adopt this Agreement and approve the RAC Stockholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the approval of the RAC Stockholder Voting Matters. Notwithstanding anything to the contrary contained in this Agreement, RAC may (and in the case of the following clauses (ii) and (iv), at the request of Archaea, shall) adjourn or postpone the RAC Stockholder Meeting for a period of no longer than 15 calendar days: (i) after consultation with Archaea, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the RAC Board has determined in good faith is required by applicable Law be provided to the RAC Stockholders; (ii), in each case, for one or more periods, (x) if as of the time for which the RAC Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient voting Equity Interests of RAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the RAC Stockholder Meeting or (y) in order to solicit additional proxies from the RAC Stockholders for purposes of obtaining approval of the Required Vote; (iii) to seek withdrawals of redemption requests from the RAC Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the RAC Stockholder Voting Matters; provided, that in the event of any such postponement or adjournment, the RAC Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 6.10 Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement, the Aria Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the Business Combination Transactions; provided, that if the Closing occurs, at and in connection therewith, RAC shall pay or reimburse each Party for all Transaction Expenses, which shall be paid: (a) first, from the cash released from the Trust Account; and (b) second, thereafter, if such cash

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is not sufficient to cover all Transaction Expenses, from other cash available to RAC. From and after the Closing, RAC shall, or shall cause its Subsidiaries to, promptly pay or reimburse each Party for all Transaction Expenses to the extent not previously paid.

Section 6.11 Financing; Financing Cooperation.

(a) Obligations of the Buyer.

(i) Prior to the Closing, the Buyer shall, assuming cooperation by Archaea in accordance with Section 6.11(b), use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries and controlled Affiliates to use reasonable best efforts to, and shall cause their respective officers, employees, advisors and other representatives to use its reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, customary or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters, including (w) maintaining in effect the Commitment Letters, (x) satisfying on a timely basis (or obtaining the waiver of) all conditions applicable to it and its Affiliates in the Commitment Letters, (y) consummating the Financing at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Sources and Equity Financing Sources to fund the Debt Financing and Equity Financing at the Closing in accordance with the terms set forth in the respective Commitment Letter, and (z) complying with its covenants and other obligations under the Commitment Letters.

(ii) Buyer shall not, without the prior written consent of Archaea, (A) terminate either Commitment Letter (other than in accordance with its terms or in connection with a replacement of the Commitment Letter permitted pursuant to this Section 6.11) or (B) agree to or permit any amendment or modification to be made to, or grant any waiver of any provision under, either Commitment Letter (except for any amendments to the Commitment Letters that would not or would not reasonably be expected to (I) amend, modify or expand the conditions precedent, or impose new or additional conditions or contingencies, to the Debt Financing or the Equity Financing, (II) reduce the aggregate amount of the Financing below the amount required (after taking into account available cash of Archaea) to make the Closing Date payments, (III) prevent, impede or delay the availability of or consummation of the Financing or (IV) adversely impact the ability of Buyer or any of its Affiliates to enforce its right against the parties to the Commitment Letters or the definitive agreements with respect thereto).

(iii) Buyer shall give Archaea prompt written notice of (A) any termination of either Commitment Letter, (B) any actual breach, default, termination or repudiation of any provisions of either Commitment Letter by any party thereto, (C) the receipt of any written notice or other written communication with respect to any actual breach, default, termination or repudiation of any provisions of either Commitment Letter by any party thereto and (D) the occurrence of any other event or development, in the case of this clause (D), solely to the extent that Buyer believes in good faith that such event or development would adversely impact the ability of Buyer to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters, in each case of the foregoing, with respect to the Debt Financing, solely to the extent the Debt Financing or a material portion thereof would reasonably be expected to become unavailable. Promptly after Archaea delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Archaea relating to any circumstance referred to in the immediately preceding sentence. Buyer shall promptly after execution thereof deliver to Company copies of any amendment, replacement, supplement, modification or waiver to either Commitment Letter.

(iv) For the avoidance of doubt, it is understood that, subject to the limitations set forth in this Section 6.11 and in the Debt Commitment Letter, Buyer may amend or replace the Debt Commitment Letter to (A) add or replace additional lenders, lead arrangers, syndication agents or similar entities or reallocate commitments or reassign titles so long as the aggregate amount of the Debt Financing is not reduced below the amount as is necessary to make the Closing Date payments and any such amendment or replacement would not reasonably be expected to delay or prevent the Closing or (B) modify pricing and implement or exercise any “flex” provisions as in effect on the date of this Agreement.

(b) Obligations of the Company. During the period from the Execution Date to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Archaea shall use reasonable best efforts, and shall, after giving effect to the Pre-Closing Reorganization, cause the other Group Companies and its and their officers, directors and employees to use reasonable best efforts to provide, and shall use its reasonable best efforts to direct its and their accountants, legal counsel and other representatives to provide, all cooperation as may be

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reasonably requested by Buyer as necessary in connection with causing the conditions of the Debt Financing to be satisfied or otherwise in connection with the arrangement of the Debt Financing, including using reasonable best efforts to: (i) participate at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, in each case, that are customary for financings of a type similar to the Debt Financing and upon reasonable advance notice (provided that such participation may be over conference call or other electronic means, and need not be in person); (ii) furnish Buyer and its Debt Financing Sources with such financial and operating data and other relevant information with respect to the Group Companies that is readily available to the Group Companies or can be prepared by the Group Companies without unreasonable effort and as is required under the Debt Commitment Letter or as reasonably requested by Buyer or any of its Debt Financing Sources for the preparation of the confidential information memoranda, ratings agency presentations or the definitive documentation, in each case in connection with the Debt Financing (provided that, (A) the Buyer shall be solely responsible for the preparation of pro forma financial information (other than, for the avoidance of doubt, Archaea’s historical financial statements required for Buyer to prepare the pro forma financial statements), including pro forma cost savings, synergies, capitalization or other adjustments desired to be incorporated into any financial information, (B) the Group Companies shall not be required to provide any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” and (C) the Group Companies shall not be required to provide projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing); (iii) assist Buyer and its Debt Financing Source, as may be reasonably requested by Buyer, in the preparation of (A) bank offering memoranda, (B) customary marketing material, confidential information memoranda and syndication materials to be used in a syndication of the Debt Financing and (C) materials for rating agency presentations; (iv) cooperate with the marketing efforts of Buyer and its Debt Financing Sources for any portion of the Debt Financing as reasonably requested by Buyer; (v) cooperate with Buyer’s legal counsel in connection with any customary legal opinions that such counsel may be required to deliver in connection with the Debt Financing, as may be reasonably requested by Buyer; (vi) execute and deliver (but not before and not to be effective until the Closing) any pledge and security documents, other definitive financing documents, or other related certificates or documents with respect to the Group Companies as may be reasonably requested by Buyer and customary for financings of a type similar to the Debt Financing and otherwise facilitate the pledging of collateral (including cooperation in connection with the pay-off of existing Company Indebtedness to the extent contemplated by this Agreement) and the release of related Liens and termination of security interests (including delivering prepayment or termination notices as required by the terms of any Company Indebtedness and delivering termination agreements and/or UCC-3 or equivalent financing statements or notices); (vii) assist Buyer in obtaining from Archaea’s auditors customary comfort letters (including as to negative assurances) reasonably requested by the Buyer in connection with the Debt Financing; (viii) inform Buyer if the chief executive officer, chief financial officer, treasurer or controller of Archaea or any of the Company Subsidiaries or any member, director, manager or equivalent authorized entity, body or individual of Archaea or any of the Company Subsidiaries shall have any knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration; and (ix) provide, at least five Business Days prior to the Closing, all documentation required by applicable “know your customer” and anti-money laundering laws, including the USA PATRIOT Act, to the extent requested in writing at least 10 Business Days prior to Closing; provided, in each case, that (A) neither Archaea nor any of the Company Subsidiaries shall be required to incur or satisfy any liability (including the payment of any fees) in connection with the Debt Financing prior to the Effective Time that is not subject to reimbursement hereunder, (B) the pre-Closing Board of Directors of Archaea and the directors and managers of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that are not contingent on the Closing, (C) neither Archaea nor any of the Company Subsidiaries shall be required to execute or deliver prior to the Effective Time any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (other than authorization letters with respect to any bank information memoranda, offering memoranda or similar document), (D) except as expressly provided above, neither Archaea nor any of the Company Subsidiaries shall be required to take any corporate or similar actions prior to the Effective Time to permit the consummation of the Debt Financing, (E) no Affiliate of Archaea or any Company Subsidiary shall have any obligations under this Section 6.11 following the consummation of the transactions contemplated by this Agreement, and (F) neither Archaea nor any of the Company Subsidiaries shall be required to provide any assistance or cooperation that would unreasonably interfere with its business operations, conflict with the organizational documents of Archaea or any of the Company Subsidiaries or any Laws or result in a violation or breach of, or a default under, any contract to which Archaea or any of the Company Subsidiaries is a party. The Company, and after giving effect to the Pre-Closing Reorganization

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on behalf of the Group Companies, hereby consents to the use of the logos of Archaea and the Company Subsidiaries solely as reasonably necessary in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not reasonably likely to harm, disparage or otherwise adversely affect Archaea, the Company Subsidiaries or their respective reputation or goodwill.

(c) Buyer shall (i) after the termination of this Agreement in connection with the Closing reasonably promptly upon request, reimburse the Group Companies for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorney’s fees and expenses) incurred by the Group Companies in connection with performing its obligations required under Section 7.11(b) and (ii) indemnify, defend and hold harmless the Group Companies’ respective representatives from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Debt Financing and any information utilized (other than historical financial statements provided by the Group Companies or other information provided by the Group Companies and their respective representatives specifically for inclusion in the marketing materials for the Debt Financing) or any assistance or activities provided in connection therewith, except for the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are a result of the willful breach, bad faith, gross negligence or willful misconduct of the Group Companies or any of their respective representatives.

(d) No Recourse. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof and, after giving effect to the Pre-Closing Reorganization, the other Company Subsidiaries) (i) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of the Group Companies or any of their respective Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing and the transactions and performance contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Group Companies in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby. For the avoidance of doubt, this Section 6.11(c) does not limit or affect any rights or remedies that the Buyer or any of its Subsidiaries may have against the parties to the Commitment Letter pursuant to the terms and conditions of the Commitment Letter.

Section 6.12 Directors and Officers.

(a) From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (and advance expenses in connection with the defense of any Proceeding to) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to (i) maintain, for a period of six years following the Closing Date, provisions in its Governing Documents concerning the indemnification, advancement of expenses and exculpation of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

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(b) Tail Policy.

(i) For a period of six years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, Archaea shall cause the Company to purchase and maintain in effect for a period of six years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 6.12.

Section 6.13 Subscription Agreements; Forward Purchase Agreement; Redemptions; Permitted Equity Financing.

(a) Subscription Agreements. The Buyer and RAC may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of Archaea; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of Archaea. The Buyer and RAC shall use their reasonable best efforts to take, or cause to be taken, all actions and take reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer and RAC in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; (iv) enforce the Buyer’s and RAC’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms and (v) provide prompt notice to Archaea if any counterparty to a Subscription Agreement notifies Buyer of any breach of any representation contained in such Subscription Agreement by such counterparty.

(b) Forward Purchase Agreement. Unless otherwise approved in writing by Archaea and the Buyer Parties shall not (i) (A) permit any amendment or modification to be made to, (B) waive (in whole or in part) or (C) provide consent to modify or waive (including consent to termination, to the extent required), any provision or remedy under the Forward Purchase Agreement or (ii) permit any assignment of the Forward Purchase Agreement, other than assignments to Affiliates. The Buyer and RAC shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement at the Closing on the terms and subject to the conditions in the Forward Purchase Agreement, including maintaining in effect the Forward Purchase Agreement, and to: (i) satisfy on a timely basis all conditions and covenants applicable to Rice Holdings and RAC in the Forward Purchase Agreement and otherwise comply with their obligations thereunder, (ii) if all conditions in the Forward Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Forward Purchase Agreement at or prior to the Closing; (iii) deliver notices to counterparties to the Forward Purchase Agreement (if any) as required by and in the manner set forth in the Forward Purchase Agreement in order to cause timely funding in advance of the Closing; and (iv) enforce the Buyer Parties’ and Sponsor’s rights

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under the Forward Purchase Agreement, subject to the provisions thereof, if all conditions in the Forward Purchase Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied), have been satisfied, to cause the Purchaser (as defined in the Forward Purchase Agreement) to fund the amount set forth in the Forward Purchase Agreement in accordance with its terms.

(c) Permitted Equity Financing

(i) During the Pre-Closing Period, RAC may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, without the prior written consent of Archaea, (A) each Permitted Equity Subscription Agreement shall not be in any form other than in substantially the form of the Subscription Agreement, (B) no such Permitted Equity Subscription Agreement shall provide for a purchase price of RAC Common Stock at a price per share of less than $10 per share (including of any discounts, rebates, equity kicker or promote), (C) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of RAC Common Stock in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of $50,000,000, and (D) no such Permitted Equity Subscription Agreement shall provide for the issuance of any security other than RAC Common Stock and/or RAC Warrants.

(ii) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 10.1, the Company agrees, and shall cause (or direct Archaea to cause) the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (A) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (B) reasonably assisting with the preparation of customary materials, (C) providing the Financial Statements and such other financial information regarding the Group Companies readily available to Archaea as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to Archaea and (D) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (1) none of (x) Archaea, the Company, any other Group Company or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (2) nothing in this Section 6.13(c)(ii) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any or Group Company to breach, waive or amend any terms of this Agreement, and (3) neither Archaea, nor any of its Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(iii) At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements.

Section 6.14 Affiliate Obligations. On or before the Closing Date, except as provided for in this Agreement, the Aria Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the Group Companies under any Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 6.15 280G. Prior to the Closing, the Company shall use reasonable best efforts to (i) obtain an executed waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that could, individually or in the aggregate, constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its equityholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer at least seven days prior to distribution to the intended recipients, copies of all documents prepared by the Company in connection with this Section 6.15 (including supporting analysis and calculations, form of waiver agreement, equityholder consent and disclosure statement) for the Buyer’s review and comment, and the Company shall incorporate all reasonable comments received from the Buyer on such documents

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at least two days prior to the distribution to the intended recipients. Prior to the Closing, Archaea shall deliver to the Buyer evidence of the results of such vote. Such equityholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Benefits, such that if such equityholder approval is not obtained, no portion of the Waived 280G Benefits shall be paid, payable, received or retained. For the avoidance of doubt, with respect to any Buyer Arrangement (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) of which the Company is aware prior to the Closing Date, the Company shall cooperate with Buyer in good faith to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein that could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code, and incorporate such Buyer Arrangements (defined as any arrangement agreed upon or entered into by, or at the direction of, Buyer and/or its Affiliates, on the one hand, and a “disqualified individual,” on the other hand, on or prior to the Closing Date) into its calculations and 280G equityholder approval process described above.

Section 6.16 No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated by this Agreement, neither Archaea nor any of its respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 6.17 Name Change. In connection with the Closing, RAC shall change its name to “Archaea Energy Inc.”.

Section 6.18 Exclusivity.

(a) From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Company and its Affiliates shall not, and shall cause their Subsidiaries and their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b) From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Buyer, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from the Buyer, the Sponsor, any Person or group of Persons other than the Company and Archaea that may constitute, or would reasonably be expected to lead to, a Buyer Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (d) approve, endorse or recommend any Buyer Competing Transaction; or (e) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 6.19 Aria Agreement Efforts. Subject to the terms and conditions of this Agreement, RAC will, and will cause each of its Affiliates to, use the level of efforts set forth in the Aria Agreement to consummate the transactions contemplated by the Aria Agreement in the manner provided and on the terms and conditions described therein, including using the level of efforts set forth in the Aria Agreement to (a) comply with its obligations under the Aria Agreement, (b) satisfy all conditions applicable to RAC contained in the Aria Agreement (and any other definitive agreements related to transactions contemplated by the Aria Agreement the consummation of which is a condition thereto) within its control, and (c) upon satisfaction of such conditions, enforce all of its rights under the

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Aria Agreement (or any other definitive agreements related thereto) in an attempt to consummate the transactions contemplated by the Aria Agreement at or prior to the Outside Date (as it may be extended and as defined in the Aria Agreement) of the Aria Agreement. RAC will keep Archaea informed on a reasonable basis and in reasonable detail of the status of its efforts to consummate, and the status of, the transactions contemplated by the Aria Agreement, and will provide Archaea, as promptly as reasonably practicable upon request, with updates as to the status and timing of the transactions contemplated by the Aria Agreement. RAC will notify Archaea promptly and in any event within twenty-four hours upon having Knowledge (which definition of Knowledge shall, for purposes of this Section 6.19, not include an obligation of reasonable inquiry) of any notice of breach or of threatened breach (written or otherwise) received or delivered by RAC or any notice of termination or of threatened termination (written or otherwise) of the Aria Agreement received or delivered by RAC. RAC will not amend, modify, supplement, agree to the termination of or waive any of the conditions to the Aria Agreement or any other material provision of, or remedies under, the Aria Agreement without Archaea’s consent, which shall not be unreasonably withheld. Archaea shall indemnify RAC to the extent of any damages of RAC arising from the last sentence of Section 6.20 of the Aria Agreement.

Section 6.20 Release.

(a) Effective upon and following the Closing, each Buyer Party on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Archaea, each of its respective Affiliates, and each of their respective successors and assigns (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Group Companies occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 6.20 shall release any Company Released Parties from: (i) their obligations under this Agreement or the other Ancillary Agreements; (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Released Party’s employment by Archaea; or (iii) any claim based on Fraud.

(b) Effective upon and following the Closing, Archaea, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Buyer Party and the Group Companies, each of their respective Affiliates, and each of their respective successors and assigns (collectively, the “Buyer Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Group Companies occurring prior to the Closing Date (other than as contemplated by this Agreement); provided, however, that nothing in this Section 6.20 shall release the Buyer Released Parties from their obligations: (i) under this Agreement or the other Ancillary Agreements; (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement and consistent with past practice; or (iii) any claim based on Fraud.

Section 6.21 Pre-Closing Reorganization. Prior to the Closing, the Company shall, and shall direct Archaea to, cause the Pre-Closing Reorganization to occur in accordance with and pursuant to the steps set forth in Exhibit E attached hereto. Archaea shall keep Buyer informed of the status of the Pre-Closing Reorganization, including from time to time upon request by Buyer. With respect to each transaction in the Pre-Closing Reorganization, prior to the Closing, Archaea shall, and shall cause the other Group Companies to, (a) provide Buyer with a reasonable opportunity to review and comment on the documents intended by the Archaea to effect the Pre-Closing Reorganization, (b) consider in good faith revising such documents to reflect reasonable comments from Buyer, (c) bear all costs and expenses of the Pre-Closing Reorganization (except costs and expenses incurred by the Buyer Parties in reviewing and commenting on the Pre-Closing Reorganization process prior to Closing), (d) ensure that the Pre-Closing Reorganization, and the documents entered into in connection therewith, will not (i) include any representations, warranties, covenants or agreements of the Group Companies that survive the Closing (whether or not any claim has been made thereunder at or prior to the Closing), (ii) otherwise provide for the payment or incurrence of any Liability by any Group Company of consideration that is not paid or otherwise satisfied in full prior to the Closing or as a Liability in Closing Company Indebtedness, and (e) effect the Pre-Closing Reorganization without any Liability, including Taxes, to Buyer or any of its controlled Affiliates (including the

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Group Companies after Closing), other than any Liability that is specifically included as a Liability in Closing Company Indebtedness, in each case, as finally determined in accordance with Section 2.3 and the estimates thereof reflected in the Estimated Merger Consideration. Prior to the Closing, Archaea shall deliver to Buyer reasonable evidence that the Pre-Closing Reorganization has been completed in accordance with Exhibit E and this Section 6.21.

Section 6.22 R&W Insurance Policy. Rice Holdings shall not (and shall cause its Affiliates not to) modify the explicit subrogation provisions of the R&W Insurance Policy to the extent such modification would adversely impact Archaea without the prior written consent of Archaea. Archaea shall, and shall cause its applicable Affiliates, to reasonably assist the Buyer Entities in the implementation of the R&W Insurance Policy, including by executing declarations and providing notices as may be required under the terms of the R&W Insurance Policy.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to Archaea (at Archaea’s sole expense) all books, records, and documents relating to periods prior to the Closing Date of any other Group Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by Archaea or the Company arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or its Affiliates against Archaea, any other Group Company arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by Archaea or its Affiliates against the Buyer or by the Buyer or its Affiliates against Archaea relating to or arising out of this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each Group Company to maintain and preserve all such books, records and other documents in the possession of the Group Companies as of the Closing Date for the greater of (x) six years after the Closing Date and (y) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, the Buyer shall not be required to provide any access or information to Archaea or any of its representatives, which the Buyer reasonably believes constitutes information protected by attorney-client privilege or which could violate any obligation owed to a third party under Contract or Law. This Section 7.1 shall not apply to Taxes or Tax matters, which are the subject of Section 8.1.

Article VIII
TAX MATTERS

Section 8.1 Certain Tax Matters.

(a) Preparation of Tax Returns. The Buyer shall prepare, or cause to be prepared, at the cost and expense of the Company all income Tax Returns with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or before the Closing Date and any Straddle Period, in each case, that are due after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared in a manner consistent with the Group Companies’ past practice except to the extent not “more likely than not” to be upheld under applicable Law. Each such Tax Return shall be submitted to Archaea for review no later than 30 days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Buyer shall incorporate, or cause to be incorporated, all reasonable comments received from Archaea no later than 1 day prior to the due date for filing any such Tax Return (taking into account applicable extensions) and the Buyer will cause such Tax Returns to be timely filed and will provide a copy of such filed Tax Returns to Archaea.

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar periodic Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

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(ii) in the case of Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of an Group Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of an Group Company for a Pre-Closing Tax Period;

(iii) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes;

(iv) in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i)-(iii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(v) all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(c) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 8.1(a) and any examination or other Proceeding with respect to Taxes or Tax Returns of any Group Company. Such cooperation shall include the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Company and Archaea shall (and Archaea shall cause its Affiliates to) retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. Archaea shall (and shall cause its Affiliates to) provide any information reasonably requested to allow the Buyer or any Group Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. For the avoidance of doubt, this Section 8.1(c) shall not apply to any dispute or threatened dispute among the Parties.

(d) The Buyer shall cause the Company, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, Archaea, the Company, and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e) RAC and each of the Parties acknowledges and agrees that for U.S. federal and, as applicable, state and local Tax purposes, they each intend that (i) the acquisition of the Company shall be treated in part a tax-deferred contribution of assets under Section 721(a) of the Code and in part a taxable sale of assets and (ii) RAC Class B Common Stock to be issued by RAC in connection with the Business Combination Transactions shall be treated as having a fair market value of $0.00 as of the time of the Business Combination Transactions. RAC and each of the Parties hereto agrees that they will report the Business Combination Transactions for U.S. federal and applicable state and local tax purposes, and will each file all Tax Returns (and cause each of their affiliates to file all Tax Returns) in a manner consistent with the intentions described in this paragraph, unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code.

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(f) Within 120 days following the Closing Date, (i) the Buyer will prepare, and deliver to Archaea, an allocation statement allocating any amounts treated as consideration for U.S. federal income Tax purposes (A) among the equity interests of the Company Units acquired by Buyer pursuant to this Agreement and (B) with respect to the amount allocated to the Company Units pursuant to clause (A), among the assets of the Company and the Company Subsidiaries that, after giving effect to the Pre-Closing Reorganization, are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) which shall be based on a third-party valuation of the assets of the Group Companies by a nationally recognized independent valuation firm selected by RAC (the “Allocation”) and (ii) Archaea will prepare, and deliver to the Buyer, a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company and the Company Subsidiaries that are classified as entities that, after giving effect to the Pre-Closing Reorganization, are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”); provided that, the parties agree that the allocation to accounts receivable, inventory and tangible personal property shall be based on net book value of such assets. The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder.

(g) The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Tax Basis Balance Sheet, Allocation and intended tax treatment hereunder (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(h) In the event of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding relating to Pass-Through Income Taxes for any Pre-Closing Tax Period (a “Tax Contest”), the Buyer will, or will cause the applicable Group Company to, within 15 days of becoming aware of such Tax Contest, notify Archaea of such Tax Contest; provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of Archaea pursuant to this Agreement, except to the extent that Archaea are materially and adversely prejudiced as a result of such failure or delay. Buyer or the applicable Group Company shall endeavor in good faith to include, to the extent reasonably practicable, in such notice any written notice or other documents received from any Governmental Entity with respect to such Tax Contest. The Buyer will control the contest or resolution of any such Tax Contest; provided, the Buyer will obtain the prior consent of Archaea (which consent will not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; provided, further, Archaea will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, in each case the fees and expenses of which will be borne solely by Archaea.

(i) After the Closing, the Buyer and its Affiliates (including the Group Companies) will not, without the consent of Archaea (which consent will not be unreasonably withheld, conditioned or delayed), (a) amend or otherwise modify any income Tax Return of any Group Company (including with respect to Pass-Through Income Taxes for Pre-Closing Tax Periods), (b) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Group Company (including Pass-Through Income Taxes) for Pre-Closing Tax Periods, or (c) make or change any income election or accounting method or practice with respect to any Group Company (including Pass-Through Income Taxes) for Pre-Closing Tax Periods.

Article IX
CONDITIONS TO OBLIGATIONS OF PARTIES

Section 9.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(a) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

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(b) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(c) Required Vote. The Required Vote shall have been obtained.

(d) Aria Agreement. The Aria Closing shall occur contemporaneously with, or have occurred prior to, the Closing.

(e) RAC Share Redemption. The RAC Share Redemptions shall have been completed in accordance with the terms hereof, the applicable RAC Governing Documents and the Trust Agreement.

(f) Listing. The RAC Common Stock being issued in connection with the transactions contemplated by this Agreement, including the PIPE Investment, shall have been approved for listing on the NYSE, subject only to official notice of issuance.

(g) Federal Power Act. FERC has issued an order granting authorization pursuant to Section 203 of the FPA for the Business Combination Transactions taken together, and such order shall not be subject to stay.

Section 9.2 Conditions to the Obligations of the Buyer and the Company Merger Sub. The obligations of the Buyer and the Company Merger Sub to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Group Companies set forth in Article III (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract” and in respect of Section 3.5), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and

(ii) the Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b) Performance and Obligations of the Company. The respective covenants and agreements of the Company and Archaea to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officers Certificate. Archaea shall deliver or cause to be delivered to the Buyer a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), in each case, dated as of the Closing Date, certifying, with respect to the Company, that the conditions set forth in Section 9.2(a) and (b) have been satisfied.

(d) Company Deliverables. Archaea shall have delivered to the Buyer the various certificates, instruments and documents referred to in Section 2.4.

(e) Minimum Cash Amount. Immediately following the Closing, the cash on the balance sheet of the Company shall be equal to or greater than the Minimum Cash Amount.

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Section 9.3 Conditions to the Obligations of the Company. The obligations of the Company and Archaea to consummate the transactions to be performed by the Company, as applicable, in connection with the Closing are subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer.

(ii) The Buyer Fundamental Representations in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than, in each case, de minimis inaccuracies.

(b) Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Minimum Cash Amount. Immediately following the Closing, the cash on the balance sheet of the Company shall be equal to or greater than the Minimum Cash Amount.

(d) Officers Certificate. The Buyer shall deliver to Archaea, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(e) Buyer Deliverables. Buyer shall have delivered to Archaea the various certificates, instruments and documents referred to in Section 2.5.

Section 9.4 Frustration of Closing Conditions. None of the Company, Archaea or the Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing conditions of each such other Party to be satisfied.

Section 9.5 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article X
TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of Archaea and the Buyer;

(b) by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or is the primary cause of such final, non-appealable Law or Order;

(c) by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before 150 days following the date of this Agreement, which date shall be extended automatically for up to 30 days to the extent the Expiration Date (as defined in the Debt Commitment Letter) is extended in accordance with its terms (as may be extended, the “Outside

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Date”); provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party or any of its applicable Affiliates (excluding, with respect to the Buyer, Aria) then in material breach of its representations, warranties, covenants or agreements under this Agreement or, with respect to Aria, the Aria Agreement, and such material breach is the primary cause of or has resulted in the failure of the closing of the transactions contemplated hereby on or before the Outside Date;

(d) by the Company by written notice to the Buyer, if any Buyer Party or RAC breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s to consummate the transactions set forth in Section 9.1 or Section 9.3 hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) 30 Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if any Group Company is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e) by the Buyer by written notice to the Company, if any Group Company breaches in any material respect any of their representations or warranties contained herein or any Group Company breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Company Merger Sub’s obligations to consummate the transactions set forth in Section 9.1 or Section 9.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the later of (x) the Outside Date and (y) 30 Business Days after the delivery of such written notice (in the case of clause (B), the Outside Date, as applicable, shall automatically be extended until the end of such 30 Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Buyer if any Buyer Party or RAC is then in breach of any representation, warranty, covenant or agreement contained herein and such breach would give rise to a failure of any condition to the Company’s obligations to consummate the transactions set forth in Section 9.3.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.8(a), Section 6.10, this Section 10.2 and Article XI hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. No amendment or waiver to this Section 11.1, Section 11.3, Section 11.7 or Section 11.12 or defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is materially adverse in any respect to a Debt Financing Related Party shall be effective as to such Debt Financing Related Party without the written consent of such Debt Financing Related Party.

Section 11.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail (with confirmation of transmission requested or received) prior to 5:00 p.m. Eastern Time on a Business Day, and, if

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otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.2, notices, demands and communications to the Company and the Buyer shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties:		with copies to (which shall not constitute notice):
Rice Acquisition Corp.		Kirkland & Ellis LLP
102 East Main Street, Second Story		601 Lexington Avenue
Carnegie, Pennsylvania 15106		New York, New York 10002
Attention:	Daniel Joseph Rice IV; J. Kyle Derham	Attention:	David B. Feirstein, P.C.
E-mail:	danny@teamrice.com; kyle@riceinvestmentgroup.com	E-mail:	david.feirstein@kirkland.com

and

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
		Attention:	Cyril V. Jones, P.C.
		E-mail:	cyril.jones@kirkland.com
with copies to (which shall not constitute notice):
Archaea Energy LLC
500 Technology Drive
Second Floor
Canonsburg, PA 15317
		Attention:	Nicholas Stork
Andrew Eastman
		Email:	nstork@archaea.energy
aeastman@archaea.energy

and

Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York, NY 10019
		Attention:	Mona Dajani, Esq.
		Email:	mona.dajani@pillsburylaw.com

Notices to the Surviving Company and, following the Closing, the Buyer:		with copies to (which shall not constitute notice):

Archaea Energy Inc.		Kirkland & Ellis LLP
Attention:	Daniel Joseph Rice IV; J. Kyle Derham	609 Main Street
E-mail:	danny@teamrice.com; kyle@riceinvestmentgroup.com	Houston, Texas 77002
		Attention:	David B. Feirstein, P.C.; Cyril V. Jones, P.C.
		E-mail:	david.feirstein@kirkland.com; cyril.jones@kirkland.com

Section 11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law, including in connection with a merger or consolidation or conversion of the Buyer) without the

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prior written consent of the other Parties; provided that the Buyer may assign its rights under this Agreement to the Debt Financing Sources as collateral security. Any purported assignment or delegation not permitted under this Section 11.3 shall be null and void.

Section 11.4 Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

Section 11.5 Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by Archaea and its financial advisor on the “Project Rally” online data site hosted by Archaea for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s Representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article III and Article IV, at least one Business Day prior to the Execution Date or the Closing Date.

Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and

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discussions (including the letter of intent among RAC and Archaea dated as of January 23, 2021 (as amended)), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement and the Ancillary Agreements exclusively pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement and the Ancillary Agreements. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. Notwithstanding anything to the contrary in this Section 11.6, in the event the Closing is not consummated pursuant to this Agreement, nothing set forth in this Agreement shall in any way amend, alter, terminate, supersede or otherwise effect the Parties’ or their respective Affiliates’ Equity Interests or any Contract to which the Parties or their respective Affiliates are party or are bound (other than (x) this Agreement and (y) the Confidentiality Agreements), including the certificates of incorporation, formation or limited partnership, bylaws, limited liability company agreements, limited partnership agreements and/or other similar governing documents of any of the Parties or their respective Subsidiaries.

Section 11.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT (INCLUDING ANY proceeding against or involving any Debt Financing RELATED PARTY arising out of this Agreement or the Debt Financing), THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding anything to the contrary contained herein, each Party to this Agreement acknowledges and irrevocably agrees (a) any right or obligation of any Debt Financing Related Party in connection with this Agreement, the Debt Financing and the transactions and the performance contemplated hereby and thereby, and any Proceeding involving a Debt Financing Related Party relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles thereof, and subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the State of New York, and any appellate court from any thereof, (b) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Proceeding against any Debt Financing Related Party in any other court and (c) to waive any right it may have to a trial by jury in respect to any Proceeding against any Debt Financing Related Party in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (d) the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby (A) waives any and all rights, claims and causes of action against any Debt Financing Related Party arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing or the performance hereunder or thereunder or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to

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the Debt Financing or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) agrees not to commence any action or proceeding against any Debt Financing Related Party in connection with this Agreement, the Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by any Person in connection with this Agreement, the Commitment Letter, the Debt Financing, the definitive financing agreements or in respect of any other document or theory of law or equity against any Debt Financing Related Party to be dismissed or otherwise terminated.

Section 11.8 Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that none of the representations, warranties, covenants or agreements set forth in this Agreement or in any Ancillary Agreement or any certificate or letter of transmittal delivered hereunder including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to the period following the Closing (including any breaches occurring after the Closing), which shall survive until 30 days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 11.9 Trust Account Waiver. The Company acknowledges that RAC has established the Trust Account for the benefit of its public RAC Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (a) the public RAC Stockholders upon the redemption of their shares and (b) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter into this Agreement, and the Company further intends and understands such waiver to be Enforceable against the Company and its Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company or any of its Affiliates or Persons that they have the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company hereby acknowledges and agrees that its Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 11.10 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this

Annex B-73

Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (x) Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the provisions of Section 11.14, (y) the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.13 and (z) the Debt Financing Sources, each of whom is an express third-party beneficiary hereunder to the provisions of Section 6.11). Notwithstanding the foregoing and anything to the contrary contained herein, each Debt Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 11.12, Section 11.1, Section 11.3, and Section 11.7 (and the definitions related thereto).

Section 11.13 Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. Moreover, in disclosing the information in the Schedules, the Parties, to the fullest extent permitted by law, expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential in accordance with Section 6.4 by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable

Annex B-74

Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14. Notwithstanding any provision hereof to the contrary, in no event shall the Group Companies or any of their respective Affiliates or representatives seek to recover monetary damages from any Equity Financing Source in connection with the obligations of the Equity Financing Sources for the Equity Financing under the applicable Subscription Agreement or the Forward Purchase Agreement (other than pursuant to the Subscription Agreements in accordance with their terms to the extent expressly set forth therein). Nothing in this Section 11.14 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Equity Financing and the other parties to the Subscription Agreements or the Forward Purchase Agreement, as applicable, to each other thereunder or in connection therewith (including the Company’s rights as a third party beneficiary to the Subscription Agreements and the Forward Purchase Agreement in accordance with their terms to the extent expressly set forth therein). Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14.

Section 11.15 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of OpCo Common Units or shares of RAC Common Stock shall have been changed into a different number of shares or a different class, with the prior written consent of Archaea to the extent required by this Agreement, by reason of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares or units of Company Interests will be appropriately adjusted to provide to Archaea and the RAC Stockholders the same economic effect as contemplated hereby prior to such event.

Section 11.16 Legal Representation and Privilege.

(a) The Company.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Pillsbury Winthrop Shaw Pittman LLP (or any successor thereto) (“Pillsbury”) may represent Archaea, the Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof (other than, following the Closing, the Buyer or any of its Subsidiaries), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Archaea or the Company in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Pillsbury provides legal services to any Group Company after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Pillsbury (or any other counsel that represented any Group Company), the Group Companies and/or any director, manager, officer, owner, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable Group Company (but in all cases, for the avoidance of doubt, excluding any other Subsidiary of Buyer)

Annex B-75

and is exclusively controlled by such member, and shall not pass to or be claimed by Buyer, any Subsidiary of Buyer or any other Party or Waiving Party, other than Archaea or the Company. From and after the Closing, each Party (other than Archaea or the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Archaea or the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Pillsbury (or any other counsel that represented the Group Companies), any Group Company and/or any director, manager, officer, owner, employee or Representative of any of the foregoing occurring prior to the Closing in connection with any the Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b) Buyer.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (“Kirkland”) (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Parties acknowledges that the foregoing provision applies whether or not Kirkland provides legal services to Buyer after the Closing Date. Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented the Buyer), the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belongs solely to Buyer and is exclusively controlled by such member, and shall not pass to or be claimed by any other Party or Waiving Party, other than Buyer. From and after the Closing, each Party (other than Buyer) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Buyer), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented the Buyer), Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Buyer.

Section 11.17 Acknowledgements.

(a) The Company. The Company specifically acknowledges and agrees to the Buyer’s and RAC’s disclaimers of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer or RAC pursuant to this Agreement, whether made by the Buyer Parties or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Archaea, the Company, its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Archaea, the Company, its Affiliates or Representatives by either the

Annex B-76

Buyer Parties or any of their respective Affiliates or Representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer Parties pursuant to this Agreement. The Company (i) specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer Parties pursuant to this Agreement, neither the Buyer Parties nor any of their respective Affiliates or Representatives has made, any other express or implied representation or warranty with respect to the Buyer Parties, their respective assets or Liabilities, their respective business or the transactions contemplated by this Agreement or the Ancillary Agreements and (ii) with respect to the Buyer Parties, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

(b) Buyer. The Buyer specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by Archaea or the Company pursuant to this Agreement, whether made by the Company or any of their respective Affiliates or Representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer Parties, their Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer Parties, their Affiliates or Representatives by the Company or any of their respective Affiliates or Representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by Archaea or the Company pursuant to this Agreement. The Buyer (i) specifically acknowledges and agrees that, except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its Affiliates or Representatives has made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, its business or the transactions contemplated by this Agreement or the Ancillary Agreements and (ii) with respect to the Group Companies, irrevocably and unconditionally waives and relinquishes any and all rights or Proceedings (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

* * * * *

Annex B-77

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

LFG BUYER CO, LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

INTERMEDIATECO:

LFG INTERMEDIATE CO, LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

RICE HOLDINGS:

RICE ACQUISITION HOLDINGS LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

COMPANY MERGER SUB:

FEZZIK MERGER SUB, LLC

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Person

COMPANY:

ARCHAEA ENERGY LLC

By:	/s/ Richard Walton
Name:	Richard Walton
Title:	Authorized Signatory

Signature Page to Business Combination Agreement

Annex B-78

COMPANY:
ARCHAEA ENERGY II LLC

By:	/s/ Richard Walton
Name:	Richard Walton
Title:	Authorized Signatory

SOLELY FOR PURPOSES OF SECTION 2.2, Article IV, Article V, Article VI and Article XI

RAC:

RICE ACQUISITION CORP.

By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Chief Accounting Officer

Signature Page to Business Combination Agreement

Annex B-79

Annex C

FORM OF STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of [•], 2021, by and among (a) [BuyerCo LLC] (the “Buyer”); (b) the stockholders listed on Schedule I hereto1 (together with their respective Affiliates and their respective Permitted Transferees hereunder, the “Aria Holders”); (c) Archaea Energy, LLC (“Archaea” and together with its Permitted Transferees hereunder, the “Archaea Holders”); (d) Rice Acquisition Holdings LLC (“OpCo”); (e) Rice Acquisition Sponsor LLC (“RAC Sponsor” and together with the Aria Holders and the Archaea Holders, the “Stockholder Parties”) and (f) Rice Acquisition Corp. (including any of its successors by merger, acquisition, reorganization, conversion or otherwise, the “Company”).2

RECITALS

WHEREAS, Buyer has entered into that certain Business Combination Agreement, dated as of April [•], 2021 (as it may be amended or supplemented from time to time, the “Aria Agreement”), by and among (a) Buyer, (b) [•] Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of the Buyer, (c) Aria Energy LLC, (d) OpCo, (e) [•], a [•], solely in its capacity as representative of the Company Unitholders (as defined in the Aria Agreement) and (f) solely for purposes of [Article V, Article VI, Article VII and Article XIII] thereof, the Company;

WHEREAS, Buyer has entered into that certain Business Combination Agreement, dated as of April [•], 2021 (as it may be amended or supplemented from time to time, the “Archaea Agreement” and, together with the Aria Agreement, the “Business Combination Agreements,” and the transactions contemplated by the Business Combination Agreements, collectively, the “Transaction”), by and among (a) Buyer, (b) [•] Merger Sub, LLC, a Delaware limited liability company, (c) Archaea Energy, LLC, (d) OpCo, (e) [TargetCo], a Delaware limited liability company, and (f) solely for purposes of [Article V, Article VI, Article VII and Article XIII] thereof, the Company;

WHEREAS, on October 21, 2020, the Company and RAC Sponsor entered into that certain Private Placement Warrants and Warrant Rights Purchase Agreement, pursuant to which RAC Sponsor committed to purchase 5,693,400 warrants in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering (the “Private Placement Warrants”);

WHEREAS, among other things, (a) pursuant to the Aria Agreement, OpCo issued a number of [Class A Units (as defined below)] to the Aria Holders in accordance with the terms thereof, (b) pursuant to the Archaea Agreement, OpCo issued a number of [Class A Units] to Archaea in accordance with the terms thereof, and (c) the Company issued certain shares of Class B Common Stock (as defined below) to the Aria Holders and Archaea;

WHEREAS, as of immediately following the closing of the Transaction (the “Closing”), each of the Stockholder Parties Beneficially Owns the respective number of Class A Units of OpCo (the “Class A Units”) and Class B Common Stock, par value $0.0001 per share of the Company (the “Class B Common Stock,” and together with the Class A Units, collectively, the “Company Interests”), set forth on Exhibit A hereto; and

WHEREAS, the number of Company Interests Beneficially Owned by each Stockholder Party may change from time to time, in accordance with the terms of (a) the Business Combination Agreements, (b) the Amended and Restated Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (c) the by-laws of the Company, as they may be amended, supplemented and/or restated from time to time (the “By-laws”) and (d) the OpCo A&R LLCA (as defined below), which changes shall be reported by each Stockholder Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, in connection with the Transaction, the Stockholder Parties have agreed to execute and deliver this Agreement.

____________

1        Note to Draft: Final stockholder information, including notice information to be populated in connection with Closing along with director information.

2        Note to Draft: Description/parties to the BCA subject to finalization based on transaction structuring.

Annex C-1

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions.3 In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the Stockholder Parties or any of their respective Affiliates and (ii) neither portfolio companies in which any Stockholder Party or any of their respective Affiliates has an investment (whether as debt or equity) nor limited partners, non-managing members or other similar direct or indirect investors in a Stockholder Party or its respective Affiliates shall be deemed to be Affiliates of the Stockholder Party or the Stockholder Party’s Affiliates. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Ares Investor” shall mean [ ] and [ ] and their respective Affiliates, and in each case their Permitted Transferees.

“Beneficially Own” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Class A Common Stock” shall mean Class A Common Stock, par value $0.0001 per share of the Company.

“Class A Common Units” shall mean the “Class A Common Units” of OpCo as defined in the OpCo A&R LLCA.

“Class B Common Units” shall mean the “Class B Common Units” of OpCo as defined in the OpCo A&R LLCA.

“Closing Date” shall mean the later of (a) the Closing Date as defined in the Archaea Agreement and (b) the Closing Date as defined in the Aria Agreement.

“Common Stock” shall mean Class A Common Stock, Class B Common Stock and any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock or Class B Common Stock, in each case by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transaction.

“Competitor” shall mean a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, other entity, joint venture or similar arrangement (whether now existing or formed hereafter)), in the provision or development of renewable natural gas (or power derived therefrom) (excluding the Ares Investor and any financial investment firm or collective investment vehicle that holds less than [20]% of the outstanding equity of any Competitor).

____________

3        Note to Draft: Defined terms to correspond with finalized defined terms in the Archaea Agreement and Aria Agreement, as applicable.

Annex C-2

“Confidential Information” shall mean all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or any of its Subsidiaries, or a Stockholder Party, as the case may be, in the performance of duties for, or on behalf of, the Company or any of its Subsidiaries, including, without limitation: (a) internal business information of the Company and its Subsidiaries (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company or any of its Subsidiaries, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any of its Subsidiaries has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company or any of its Subsidiaries, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company or any of its Subsidiaries; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s intellectual property and updates of any of the foregoing; provided that, “Confidential Information” shall not include any information that has (i) become generally known and widely available for use other than as a result of the acts or omissions of such Stockholder Party or any Person over which such Stockholder Party has control to the extent such acts or omissions are not authorized by such Stockholder Party in the performance of such Person’s assigned duties for such Stockholder Party, (ii) was independently developed by such Stockholder Party or its representatives without the use of any other Confidential Information or (iii) is or has been made known or disclosed to such Stockholder Party by a third party (other than an Affiliate of such Stockholder Party) without a breach of any obligation of confidentiality such third party may have.

“Contract” shall mean any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Economic Interests” shall mean (a) the issued and outstanding shares of Class A Common Stock, (b) the issued and outstanding Class A Common Units and (c) any other equity security of (i) the Company issued or issuable with respect to the shares of Class A Common Stock referenced in clauses (a) or (ii) OpCo issued or issuable with respect to Class A Common Units referenced in clauses (b), in each case by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transaction.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Existing Investors” shall mean any holders of Founder Interests or Private Placement Warrants immediately prior to the Closing that is a party hereto or any such holder’s Permitted Transferees.

“Existing Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of October 21, 2020, as may be amended from time to time, by and among the Company, Rice Energy Sponsor LLC, a Delaware limited liability company, Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company, and the undersigned parties listed under Holder on the signature page thereto.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Founder Interests” shall mean those Class B Common Units granted to the Existing Investors prior to the date hereof and shall be deemed to include the Company Interests issued upon conversion thereof.

“Governmental Entity” shall mean any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions

Annex C-3

of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Law” shall mean any federal, state, local or foreign law, regulation or rule or any decree, judgment, permit or order.

“Lease” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any Subsidiaries holds any leased real property (along with all amendments, modifications and supplements thereto).

“Liabilities” shall mean any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” shall mean, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lock-up Period” shall mean (a) with respect to the Aria Holders, subject to Section 7(d), the period beginning on the Closing Date and ending on the date that is 180 days following the Closing Date and (b) with respect to the Archaea Holders, the period beginning on the Closing Date and ending on the date that is [•]4 days following the Closing Date.

“Lock-up Shares” shall mean (a) the Company Interests received by the Aria Holders and (b) the Company Interests received by the Archaea Holders, in each case in connection with the Transaction and as of the Closing Date. For all purposes under this Agreement, any securities owned by RAC Sponsor and its Affiliates (other than the Archaea Holders) as of the date of this Agreement, shall not constitute Lock-up Shares of the Archaea Holders.

“Necessary Action” shall mean, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Business Combination Agreements, the Charter or the By-laws) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (a) calling special meetings of the Board and the stockholders of the Company, (b) voting or providing a proxy with respect to the Company Interests Beneficially Owned by such party, (c) voting in favor of the adoption of stockholders’ resolutions in connection with the Transaction and any amendments to the Charter or the By-laws, (d) requesting members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner and voting or providing a proxy with respect to the Company Interests Beneficially Owned by such party to remove any such director that does not act in such a manner and (e) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“OpCo A&R LLCA” shall mean that certain amended and restated limited liability company agreement of OpCo, dated as of the date hereof, as may be amended from time to time in accordance with its terms.

“Permanent Incapacity” shall mean, with respect to any Person, when a competent medical authority who is treating such Person has given a written opinion to the Company stating that such Person has become permanently incapable of carrying out his or her functions as an officer or member of the Board, as applicable.

“Permitted Transferees” shall mean, with respect to any Stockholder Party or any of their respective Permitted Transferees: (a) the Company, Buyer, or any of their Subsidiaries; (b) any Person approved in writing by the Board, in its sole discretion (such consent not to be unreasonably withheld, conditioned or delayed); (c) in the case of the Archaea Holders, the Aria Holders and RAC Sponsor or any of their respective Permitted Transferees,

____________

4        Note to Draft: The lockup arrangements for the Archaea stockholders will be finalized as soon as practicable following the deal announcement and will be generally consistent with the framework provided in the letter of intent dated as of February 22, 2021. Without limiting the foregoing, in no event will the lockup obligations on any Archaea stockholder be more favorable than the terms of the Aria/Ares lockup.

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in each case, each of their respective equityholders and Affiliates (including any partner, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle); (d) any passive Person, vehicle, account or fund that is managed, sponsored or advised by, any Stockholder Party, a Permitted Transferee or any respective Affiliate thereof, so long as the decision-making control with respect to such interests after such Transfer to such passive Person, vehicle, account or fund remains with such Stockholder Party, Permitted Transferee or any respective Affiliate thereof; or (e) if a Stockholder Party or their Permitted Transferee is a natural Person, any of such Stockholder Party’s and Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Stockholder Party or Permitted Transferee, as applicable, and for the sole benefit of such Stockholder Party and/or such Stockholder Party’s and such Permitted Transferee and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (a) through (e), only if such transferee becomes a party to this Agreement and only for so long as such party continues to qualify as a Permitted Transferee.

“Person” shall mean individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a governmental authority.

“Proceeding” shall mean any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, inquiry, or other proceeding at Law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“RAC Sponsor Holders” shall mean RAC Sponsor and its Permitted Transferees.

“Registrable Securities” shall mean (a) the shares of Class A Common Stock issuable upon the exchange of Company Interests held by a Registration Rights Party (as defined below) immediately after the Closing in accordance with the terms of the OpCo A&R LLCA, (b) any outstanding shares of Class A Common Stock and any shares of Class A Common Stock issuable upon the exercise of any other equity securities of the Company held by a Registration Rights Party as of the date of this Agreement and (c) any other equity security of the Company issued or issuable with respect to the shares of Class A Common Stock referenced in clauses (a) through (b) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or other similar transaction; provided, however, that as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged pursuant to such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further Transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission (as defined below)) within 90 days with no volume, manner of sale or other restrictions or limitations provided that any such security that ceases to be a Registrable Security under this clause (iv) will again be deemed a Registrable Security if a subsequent decrease in trading volume results in the holder thereof not being able to sell such securities during such period without restriction as to volume or manner of sale pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission (as defined below).

“Registration Statement” shall mean a registration statement filed by the Company or its successor with the Commission (as defined below) in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity), including any related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shelf Registration Statement” shall mean a registration statement filed with the Commission (as defined below) for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

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“Stockholder Designating Party” shall mean the Aria Holders and/or RAC Sponsor, as applicable.

“Stockholder Shares” shall mean all securities of the Company and OpCo registered in the name of, or Beneficially Owned by the Stockholder Parties, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof. For all purposes under this Agreement, any securities owned by RAC Sponsor and its Affiliates (other than the Archaea Holders) as of the date of this Agreement, shall not constitute Stockholder Shares of the Archaea Holders.

“Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form) in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Voting Shares” shall mean all securities of the Company that may be voted in the election of the Directors (as defined below) registered in the name of, or Beneficially Owned by any Person, including any and all securities of the Company acquired and held by such Person subsequent to the date hereof, which as of the date hereof, shall include the Class A Common Stock and Class B Common Stock.

2. Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities.

(i) Within 30 calendar days after the Closing Date, the Company will file with the Securities and Exchange Commission (the “Commission”) (at its sole cost and expense) a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time or its successor form (“Form S-3”), or, if the Company is ineligible to use Form S-3, a Registration Statement on Form S-1 or any similar long-form registration that may be available at such time or its successor form (“Form S-1”), for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Aria Holders and the Archaea Holders (each, a “Registration Rights Party” and, collectively, the “Registration Rights Parties”) of all of the Registrable Securities then held by the Registration Rights Parties pursuant to any method or combination of methods legally available to, and requested by any Registration Rights Party (the “Resale Shelf Registration Statement”) (it being agreed that the Resale Shelf Registration Statement shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company for the resale of the Registrable Securities). The Company shall use its commercially reasonable efforts to have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) 60 calendar days after the filing thereof (or, if the Commission reviews and has written comments to the Resale Shelf Registration Statement, the 90th calendar day following the filing thereof) and (B) the seventh Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (the earlier of (A) and (B), the “Effectiveness Deadline”); provided, that if such deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company agrees to cause such Resale Shelf Registration Statement, or another shelf registration statement that includes the Registration Rights Parties’

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Registrable Securities, to remain effective until the earliest of (x) the fifth anniversary of the later of (i) the date the initial Resale Shelf Registration Statement hereunder is declared effective and (ii) the date on which the Lock-up Period has expired with respect to the Aria Holders and (y) the date on which none of the Registration Rights Parties hold any Registrable Securities (the “Effectiveness Period”). If the Company files a Form S-1 pursuant to this Section 2(a)(i), the Company shall use its commercially reasonable efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3 (it being agreed that the Company shall file an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company for the resale of the Registrable Securities).

(ii) Notification and Distribution of Materials. The Company shall notify the Registration Rights Parties in writing of the effectiveness of the Resale Shelf Registration Statement promptly and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Registration Rights Parties may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(iii) Amendments and Supplements; Subsequent Shelf Registration. Subject to the provisions of Section 2(a)(i) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith or any document that is to be incorporated by reference into such Resale Shelf Registration Statement or prospectus as may be reasonably requested by a Registration Rights Party, as may be necessary to keep the Resale Shelf Registration Statement effective or as may be required by the rules, regulations or instructions applicable to the form used by the Company or by the Securities Act or rules and regulations thereunder with respect to the disposition of all Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason during the Effectiveness Period, the Company shall use its reasonable best efforts to as promptly as practicable cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as practicable amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Registration Rights Party; provided that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered under an effective Resale Shelf Registration Statement. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, in compliance with the provisions of the Securities Act and available for use during the Effectiveness Period. Any references herein to Resale Shelf Registration Statement shall include any Subsequent Shelf Registration.

(iv) Suspensions. The Registration Rights Parties acknowledge and agree that upon receipt of written notice from the Company, the Company may suspend the use of the Resale Shelf Registration Statement if it determines that in order for such registration statement not to contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required to be disclosed in a current, quarterly or annual report under the Exchange Act and the Company has a bona fide business purpose for not making such information public, provided, that, (i) the Company shall suspend the use of the Resale Shelf Registration Statement for the shortest period of time, but in no event for a period of more than 60 consecutive days or more than a total of 120 calendar days in any 360-day period; provided, however, that the Company shall not defer its obligations in this manner more than three times in any 360-day period; (ii) the Company shall suspend the use of any other Registration Statement and prospectus and shall not sell any securities for its own account or that of any other stockholder, in each case during such time as the Resale Shelf Registration Statement is suspended pursuant to this Section 2.1(a)(iv); and (iii) the Company shall use commercially reasonable efforts to make such Resale Shelf Registration Statement available for the sale by the Registration Rights Parties of such securities promptly thereafter. The Company shall immediately notify the Registration Rights Parties in writing of (i) the date on which such

Annex C-7

suspension will begin pursuant to this Section 2(a)(iv) and (ii) the date on which such suspension period will end pursuant to this Section 2(a)(iv). The Effectiveness Period shall be extended by the amount of time during which the use of any Registration Statement is suspended pursuant to this Section 2(a)(iv).

(v) Registration of Additional Registrable Securities. If a Resale Shelf Registration Statement is then effective, within seven Business Days after the Company has received a written request from a Permitted Transferee holding Registrable Securities not covered by an effective Resale Shelf Registration Statement, the Company shall file a prospectus supplement or amendment to the Resale Shelf Registration Statement to add such Permitted Transferee as a selling stockholder in such Resale Shelf Registration Statement to the extent permitted under the rules and regulations promulgated by the Commission.

(vi) Shelf Takedown. Subject to the other applicable provisions of this Agreement, at any time that any Resale Shelf Registration Statement is effective, if a Registration Rights Party delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Resale Shelf Registration Statement (a “Shelf Offering”) and stating the number of Registrable Securities to be included in such Shelf Offering, then, subject to the other applicable provisions of this Agreement, the Company shall, as promptly as practicable, amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

(b) Underwritten Takedown.

(i) At any time and from time to time after the Resale Shelf Registration Statement has been declared effective by the Commission, the Registration Rights Parties may request (such requesting Person, the “Demanding Holder”) to sell all or any portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if (A) such offering shall include securities with a total offering price (before deduction of underwriting discounts and commissions) reasonably expected to exceed, in the aggregate, $25,000,000 or (B) if the Ares Investor is the Demanding Holder, such request shall be made with respect to all of the then outstanding Registrable Securities of the Ares Investor (clauses (A) and (B) are referred to herein as the “Underwritten Shelf Takedown Conditions”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown (an “Underwritten Demand”). Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three Underwritten Offerings pursuant to Section 2(b) in any 12-month period and is not obligated to effect an Underwritten Offering pursuant to this Section 2(b) within 90 days after the closing of any Underwritten Offering (the “Underwritten Offering Limitations”); provided, that an Underwritten Offering shall not be considered made for purposes of this Section 2(b)(i) unless it has resulted in the disposition by the Demanding Holder of at least 75% of the amount of Registrable Securities requested to be included. For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades. No securities other than the Registrable Securities of the Registration Rights Parties may be included in any block trade initiated by a Demanding Holder without the prior written consent of the Demanding Holder.

(ii) The Company shall, within three Business Days of the Company’s receipt of an Underwritten Demand (one Business Day if such offering is a block trade or a “bought deal” or “overnight transaction” (a “Bought Deal”)), notify, in writing, all other Registration Rights Parties of such demand, and each Registration Rights Party who thereafter wishes to include all or a portion of such Registration Rights Party’s Registrable Securities in such Underwritten Offering (a “Requesting Holder”) shall so notify the Company, in writing, within three Business Days (one Business Day if such offering is a block trade or a Bought Deal) after the receipt by the Registration Rights Party of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder, such Requesting Holder shall be entitled to have its Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand, subject to compliance with Section 2(b)(iii).

(iii) The Demanding Holder shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks and which selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed) and to agree to the pricing and other terms of such offering. In connection with an Underwritten Shelf Takedown, the Company and all Requesting Holders proposing to distribute their Registrable Securities through an

Annex C-8

Underwritten Offering under this Section 2(b) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering, and the Company shall take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Shelf Takedown.

(iv) If the managing Underwriter for an Underwritten Shelf Takedown advises the Demanding Holder that in its opinion the inclusion of all securities requested to be included in the Underwritten Shelf Takedown (whether by the Demanding Holder, the Requesting Holders, the Company or any other Person) may materially and adversely affect the price, timing, distribution or success of the offering (a “Negative Impact”), then all such securities to be included in such Underwritten Shelf Takedown shall be limited to the securities that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows: (A) first, the Registrable Securities of the Demanding Holder and the Requesting Holders (on a pro rata basis based on the number of shares of Registrable Securities properly requested by such Demanding Holder and Requesting Holders to be included in the Underwritten Shelf Takedown), (B) second, to the extent that any additional securities can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to such agreement in accordance with the terms of such agreement, (C) third, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company and (D) fourth, to the extent that any additional securities can, in the opinion of the managing Underwriter, be sold without a Negative Impact, to the Company’s other securityholders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

(v) Withdrawal Rights. Any Demanding Holder initiating an Underwritten Shelf Takedown for any or no reason whatsoever may withdraw from such Underwritten Shelf Takedown by giving written notice to the Company prior to the public announcement of the Underwritten Shelf Takedown by the Company; provided that a Registration Rights Party not so withdrawing may elect to have the Company continue an Underwritten Shelf Takedown if the Underwritten Shelf Takedown Conditions would still be satisfied. Following the receipt of any withdrawal notice, the Company shall promptly forward such notice to any other Registration Rights Party that had elected to participate in such Underwritten Shelf Takedown. A withdrawn Underwritten Shelf Takedown will be considered as an Underwritten Offering for purposes of the Underwritten Offering Limitations unless (i) the Demanding Holder pays all Registration Expenses in connection with such withdrawn Underwritten Shelf Takedown, (ii) subsequent to the delivery of the Underwritten Demand to the Company, material adverse information regarding the Company is disclosed that was not known by the Demanding Holder at the time the Underwritten Demand was made, (iii) subsequent to the delivery of the Underwritten Demand to the Company, the Company suspends the use of the Resale Shelf Registration Statement pursuant to Section 2(a)(iv) hereto, or (iv) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal.

(c) Piggyback Rights.

(i) Piggyback Rights. Subject to Section 7, at any time and from time to time after the Closing Date, if the Company proposes to (A) file a registration statement under the Securities Act with respect to an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company (other than a form not available for registering the resale of the Registrable Securities to the public), for its own account or for the account of a stockholder of the Company that is not a party to this Agreement, or (B) conduct an offering of Equity Securities of the Company or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of the Company, for its own account or for the account of a stockholder that is not a party to this Agreement (such offering referred to in clause (A) or (B), a “Piggyback Offering”), the Company shall promptly give written notice (the “Piggyback Notice”) of such Piggyback Offering to the Registration Rights Parties. The Piggyback Notice shall include the amount and type of securities to be included in such offering, the expected date of commencement of marketing efforts and any proposed managing underwriter and shall offer the Registration Rights Parties the opportunity to include in such Piggyback Offering such amount of Registrable Securities as each Registration Rights Party may request. Subject to Section 2(c)(ii) and Section 2(c)(iv), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within ten days after the date the Piggyback Notice is given (provided that, in the case of a block trade or a Bought Deal, such written requests for inclusion must

Annex C-9

be received within one Business Day after the date the Piggyback Notice is given); provided, however, that, in the case of a Piggyback Offering in the form of a “takedown” under a Shelf Registration Statement, such Registrable Securities are covered by an existing and effective Shelf Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered. All Registration Rights Parties proposing to distribute their securities through a Piggyback Offering, as a condition for inclusion of their Registrable Securities therein, shall agree to enter into an underwriting agreement with the Underwriters for such Piggyback Offering; provided, however, that the underwriting agreement is in customary form.

(ii) Company Right to Abandon or Delay. If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason not to register or delay the Piggyback Offering, the Company may, at its election, give notice of its determination to all Registration Rights Parties, and in the case of such a determination, will be relieved of its obligation set forth in Section 2(c) in connection with the abandoned or delayed Piggyback Offering, without prejudice. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggyback Offering as provided in Section 2(d)(xi).

(iii) Withdrawal Rights. Any Registration Rights Party requesting to be included in a Piggyback Offering may withdraw its request for inclusion by giving written notice to the Company, (A) at least three Business Days prior to the anticipated effective date of the registration statement filed in connection with such Piggyback Offering if the registration statement requires acceleration of effectiveness or (B) in all other cases, one Business Day prior to the anticipated date of the filing by the Company under Rule 424 of a supplemental prospectus (which shall be the preliminary supplemental prospectus, if one is used in the “takedown”) with respect to such offering; provided, however, that the withdrawal will be irrevocable and, after making the withdrawal, a Registration Rights Party will no longer have any right to include its Registrable Securities in that Piggyback Offering.

(iv) Unlimited Piggyback Registration Rights. For the avoidance of doubt, any Registration or Underwritten Offering pursuant to Section 2(c) of this Agreement shall not be counted as an Underwritten Offering under Section 2(b) of this Agreement.

(v) Reduction of Offering. If the managing Underwriter for a Piggyback Offering advises the Company that in its opinion the inclusion of all securities requested to be included in such Piggyback Offering (whether by the Company, the Registration Rights Parties or any other Person) may have a Negative Impact, then all such shares to be included therein shall be limited to the shares that the managing Underwriter believes can be sold without a Negative Impact and shall be allocated as follows:

(A) If the Piggyback Offering is initiated by the Company for its own account: (1) first, to the Company, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Piggyback Offering pursuant to such agreement in accordance with the terms of such agreement, (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), and (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement; and

(B) If the Piggyback Offering is initiated by the Company for the account of a Person pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights: (1) first, to such Person, (2) second, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the parties to the Existing Registration Rights Agreement who properly requested to include their securities in such Piggyback Offering pursuant to such agreement in accordance with the terms of such agreement, (3) third, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Registration Rights Parties who properly requested to include their Registrable

Annex C-10

Securities in such Piggyback Offering (on a pro rata basis based on the number of Registrable Securities properly requested by such Persons to be included in the Piggyback Offering), (4) fourth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to the Company, and (5) fifth, to the extent that any additional shares can, in the opinion of such managing Underwriter, be sold without a Negative Impact, to other securityholders who properly requested to include their securities in such Piggyback Offering pursuant to an agreement, other than this Agreement and other than the Existing Registration Rights Agreement, with the Company that provides for registration rights in accordance with the terms of such agreement.

(d) Registration and Offering Procedures.

(i) Notification. After the effectiveness of the Resale Shelf Registration Statement, the Company shall promptly notify the Registration Rights Parties with Registrable Securities included in such Registration Statement: (A) when the Resale Shelf Registration Statement becomes effective; (B) when any post-effective amendment to the Resale Shelf Registration Statement becomes effective; (C) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (D) any request by the Commission for any amendment or supplement to the Resale Shelf Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by the Resale Shelf Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in the Resale Shelf Registration Statement any such supplement or amendment. Prior to filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including all exhibits thereto and documents incorporated by reference therein, the Company shall furnish to the Underwriters, if any, the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed and such other documents as the Underwriters or such holders or their counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holders sufficiently in advance, but in no event later than at least three calendar days in advance, of filing to provide such Underwriters, such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.

(ii) In no event shall any Registration Rights Party be identified as a statutory underwriter in a Registration Statement unless in response to a comment or request from the staff of the Commission; provided, however, that if the Commission requests that any Registration Rights Party be identified as a statutory underwriter in a Registration Statement, the Registration Rights Party will have an opportunity to withdraw from the Registration Statement.

(iii) If the Commission prevents the Company from including any or all of the Registrable Securities in the Resale Shelf Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable shareholders or otherwise, (A) such Registration Statement shall register for resale such number of Registrable Securities that is equal to the maximum number as is permitted by the Commission, (B) the number of Registrable Securities to be registered for each Registration Rights Party shall be reduced pro rata among all securities registered thereunder, and (C) promptly inform each of the Registration Rights Parties and as expeditiously as possible after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Resale Shelf Registration Statement or file a new Resale Shelf Registration Statement to register such additional Registrable Securities and cause such amendment or new Resale Shelf Registration Statement to become effective as expeditiously as possible; provided, however, that prior to filing such amendment or new Resale Shelf Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29; provided further that the Effectiveness Period shall be extended by the amount of time during which any of the Registrable Securities of the Registration Parties are not registered as a result of the foregoing.

Annex C-11

(iv) Securities Laws Compliance and FINRA. The Company shall use its reasonable best efforts to (A) register or qualify the Registrable Securities covered by the Resale Shelf Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the holders of Registrable Securities included in the Resale Shelf Registration Statement (in light of their intended plan of distribution) may reasonably request and (B) take such action necessary to cause such Registrable Securities covered by the Resale Shelf Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction where it is not then otherwise so subject. The Company shall cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s) participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

(v) Cooperation. The Company shall (A) enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Registration Rights Parties included in a Registration Statement or the Underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification, and (B) provide reasonable cooperation, including taking such actions as may be reasonably requested by the holders of the Registrable Securities in connection with such Registration and causing at least one executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the Underwriters, if any, or with attorneys, accountants or potential investors, in each case as reasonably requested; provided, however, that the Company shall have no obligation to participate in more than three “road shows” in any 12-month period and such participation shall not unreasonably interfere with the business operations of the Company. The Company shall cooperate with the holders of the Registrable Securities and the Underwriters, if any, or agent(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement and enable such securities to be in such denominations and registered in such names as the Underwriters, or agent, if any, or the holders of such Registrable Securities may request.

(vi) Opinions and Comfort Letters. The Company shall use its reasonable best efforts to obtain and, if obtained, furnish an opinion and negative assurances letter of outside counsel for the Company, dated as of a date reasonably requested by a Registration Rights Party, to the extent such opinions or letters are customary, or, in the event of an Underwritten Public Offering, as of the date of the closing under the underwriting agreement, and addressed to the holders of Registrable Securities participating in such offering (to the extent required or customary in such offering), the placement agent, sales agent or Underwriter, if any, reasonably satisfactory in form and substance to such party, covering such legal matters as are customarily included in such opinions and negative assurances letters. With respect to any Underwritten Offering pursuant to this Agreement, the Company shall use its reasonable best efforts to obtain and, if obtained, furnish a “comfort” letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the Underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in the applicable Registration Statement, reasonably satisfactory in form and substance to such Underwriters.

(vii) Transfer Agent. The Company shall provide and maintain a transfer agent and registrar for the Registrable Securities.

(viii) Records. Upon execution of confidentiality agreements, the Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, Directors (as defined below) and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.

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(ix) Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of 12 months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission).

(x) Listing. The Company shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated.

(xi) Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to Section 2(a), any Resale Shelf Takedown pursuant to Section 2(a), any Underwritten Shelf Takedown pursuant to Section 2(b), any Piggyback Offering pursuant to Section 2(c), and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Resale Shelf Registration Statement becomes effective, including, without limitation: (A) all registration and filing fees; (B) fees and expenses of compliance with securities or “blue sky” Laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (C) printing, messenger and delivery expenses; (D) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (E) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by the terms hereof; (F) FINRA fees; (G) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company; (H) the fees and expenses of any special experts retained by the Company in connection with such registration; (I) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration or Transfer and (J) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with such registration and/or marketing of the Registrable Securities (collectively, the “Registration Expenses”). The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but the Company shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.

(xii) Information. The holders of Registrable Securities shall promptly provide such customary information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with the Company’s obligation to comply with Federal and applicable state securities laws; provided that the Company may exclude a Registration Rights Party from the Resale Shelf Registration Statement if following the Company’s request for such information at least five Business Days prior to the anticipated filing date of the Resale Shelf Registration Statement, such Registration Rights Party unreasonably fails to furnish such information that is, in the opinion of the Company’s counsel, necessary to effect the registration under the Resale Shelf Registration Statement; provided further that the Company shall use commercially reasonable efforts to include such Registration Rights Party in the Resale Shelf Registration Statement when such Registration Statement is next amended or supplemented or a Subsequent Shelf Registration is filed if the Registration Rights Party has then timely provided such necessary information.

(xiii) Other Obligations. At any time and from time to time after the expiration of any lock-up period to which such shares are subject, if any, in connection with a sale or Transfer of Registrable Securities exempt from registration under the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, the Company shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith and subject to applicable securities and other laws, (A) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (B) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (A). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or Transfers.

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(xiv) Legend Removal Obligations. If any Registration Rights Party (A) proposes to sell or Transfer any Registrable Securities exempt from Section 5 of the Securities Act, pursuant to an effective Registration Statement, or pursuant to Rule 144, including in each case in connection with any trading program under Rule 10b5-1 of the Exchange Act, (B) holds Registrable Securities that are eligible for resale pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares or (C) holds Registrable Securities which do not require a legend under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by nationally recognized counsel to the Registration Rights Party, then the Company shall, at the sole expense of the Company, promptly, and in any event no later than within two trading days, take any and all actions necessary or reasonably requested by such Registration Rights Party to facilitate and permit the removal of any restrictive legends from such Registrable Securities, including, without limitation, the delivery of any opinions of counsel or instruction letters to the transfer agent as are requested by the same. Each Registration Rights Party agrees to provide the Company, its counsel or the transfer agent with the evidence reasonably requested by it to cause the removal of such legends, including, as may be appropriate, any information the Company reasonably deems necessary to determine that such legend is no longer required under the Securities Act or applicable state Laws.

(xv) Rule 144. With a view to making available to the Registration Rights Parties the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Registration Rights Parties to sell securities of the Company to the public without registration, the Company agrees to: (A) make and keep public information available, as those terms are understood and defined in Rule 144, for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the Commission; (B) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (C) furnish to each Registration Rights Party so long as such Registration Rights Party owns Registrable Securities, within two Business Days following its receipt of a written request, (I) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (II) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company (it being understood that the availability of such report on the Commission’s EDGAR system shall satisfy this requirement) and (III) such other information as may be reasonably requested in writing to permit the Registration Rights Party to sell such securities pursuant to Rule 144 without registration.

(xvi) In Kind Distributions. If any holder of Registrable Securities seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will reasonably cooperate with and assist such holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Registrable Securities without restrictive legends, to the extent no longer applicable).

(xvii) No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its Subsidiaries shall hereafter enter into, and neither the Company nor any of its Subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement. Without the prior written consent of each Registration Rights Party, neither the Company nor any of its Subsidiaries shall grant to any Person or agree to otherwise become obligated in respect of the rights of registration in the nature or substantially in the nature of those set forth in Section 2 of this Agreement that would have priority over or parity with the Registrable Securities with respect to the inclusion of such securities in any registration, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement, the Existing Registration Rights Agreement and the Subscription Agreements (as defined in the Business Combination Agreements); provided that, without the prior written consent of each Registration Rights Party, neither the Existing Registration Rights Agreement nor the Subscription Agreements may be amended in a way that would result in such agreements being inconsistent with or violating the rights granted to the Registration Rights Parties by this Agreement or resulting

Annex C-14

in the holders thereunder having rights that are more favorable to such holders or prospective holders than the rights granted to the Registration Rights Parties hereunder; provided further that no additional parties shall be granted registration rights under the Existing Registration Rights Agreement (other than “Permitted Transferees” as defined therein) without the prior written consent of the Registration Rights Parties. For the avoidance of doubt, the Registration Rights Party acknowledge and agree that the Company may include securities of the parties to the Existing Registration Rights Agreement and the Subscription Agreement on the Resale Shelf Registration Statement.

(xviii) 10b5-1 Plan. In no event shall the Company or any officer unreasonably withhold, condition or delay approval of any trading plan under Rule 10b5-1 of the Exchange Act presented by a Registration Rights Party; and for the avoidance of doubt, within five calendar days of receipt of any such Rule 10b5-1 plan, the Company shall review and approve such plan or, after consulting with legal counsel, notify the Registration Rights Party of the reasons counsel believes it cannot approve such plan.

(e) Indemnification.

(i) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Registration Rights Party, its directors, and officers, employees, and agents, and each person who controls the Registration Rights Party (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Registration Rights Party (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement filed pursuant to the terms of this Agreement, prospectus included in any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any violation or alleged violation by the Company of any federal, state, common or other law, rule or regulation applicable to the Company in connection with such registration, including the Securities Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Registration Rights Party expressly for use therein.

(ii) Each Registration Rights Party agrees, severally and not jointly with the other parties to this Agreement, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in any Registration Statement filed pursuant to the terms of this Agreement, prospectus included in any such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Registration Rights Party expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Registration Rights Parties. In no event shall the liability of the Registration Rights Party be greater in amount than the dollar amount of the net proceeds received by the Registration Rights Party upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified

Annex C-15

party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Registrable Securities.

(v) If the indemnification provided under this Section 2(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2(e)(v) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 2(e)(v) by any Registration Rights Party shall be limited in amount to the amount of net proceeds received by such Registration Rights Party from the sale of Registrable Securities pursuant to a Registration Statement filed pursuant to the terms of this Agreement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

3. Board of Directors.

(a) Board Representation. The Board shall initially consist of seven directors designated by the Stockholder Parties and the Company pursuant to and in accordance with the terms hereof (each, a “Director”). Subject to the terms and conditions of this Agreement, from and after the date of this Agreement, the Company and each Stockholder Party shall take all Necessary Action to cause, effective beginning immediately following the Closing Date, the Board to be comprised of seven Directors (including three independent Directors as so designated on Exhibit B hereto) who, initially, shall be the Persons identified on Exhibit B hereto. From and after the Closing Date, until the earlier of [•]’s retirement or resignation from the Board, each Stockholder Party shall take all Necessary Action to cause [•] to be the chairperson of the Board.

(b) Company Directors.

(i) [During the term of this Agreement], in advance of each annual meeting of stockholders (or other election of Directors), the Board shall be entitled to designate, nominate and include on the Company’s slate of director nominees three independent Directors (the “Company Directors” and each a “Company Director”) to serve on the Board, who shall initially be the Persons designated as the Company Directors on Exhibit B hereto. Prior to the Aria Fall-Away Date, the Board shall consult with the Aria Holders concerning the Persons to be designated by the Board as the Company Directors for such annual meeting or other election of Directors.

(c) Aria Directors.

(i) Prior to the Aria Fall-Away Date, in advance of each annual meeting of stockholders (or other election of Directors), subject to Section 3(c)(ii) and Section 3(g), the holders of a majority of the Common Stock held by the Ares Investor, shall have the right to designate, and the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, one Director (the “Aria Director”), who shall initially be the Person designated as the Aria Director on Exhibit B

Annex C-16

hereto. Any such Aria Director shall in no event be considered to be an Affiliate of the Ares Investor based solely on its status as a Director and the Ares Investor shall in no event be imputed or deemed to have material non-public information, including under the Company’s insider trading policy, as a result of its rights under Section 3 of this Agreement.

(ii) Notwithstanding the foregoing, on the first date (the “Aria Fall-Away Date”) after the Closing Date that (A) the Ares Investor, collectively, fails to hold at least 50% of the Registrable Securities held by it on the Closing Date, the right of the Ares Investor to designate the Aria Director shall cease, the term of the then current Aria Director shall thereupon automatically end. The parties hereto will take all Necessary Action such that the Person formerly serving as the Aria Director is no longer a Director from and after the Aria Fall-Away Date.

(d) RAC Sponsor Directors.

(i) [During the term of this Agreement], in advance of each annual meeting of stockholders (or other election of Directors), subject to Section 3(g), the holders of a majority of the Company Interests held by the RAC Sponsor Holders, shall have the right to designate, and the Board will take all Necessary Actions to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, two Directors (the “RAC Sponsor Directors”), who shall initially be the Persons designated as such on Exhibit B hereto.

(e) Chief Executive Officer. During the term of this Agreement, prior to each annual meeting (or other election of Directors), the Board will take all Necessary Action to nominate and include on the Company’s slate of director nominees for such annual meeting or other election of Directors, the Person then serving as the Company’s chief executive officer, who shall initially be Nicholas Stork (such Person, the “CEO Director”).

(f) Expansion of the Board to Maintain Independent Majority. Notwithstanding the foregoing, if neither of the RAC Sponsor Directors are reasonably determined, based on the advice of the Company’s counsel, to be “independent directors” for purposes of the applicable stock exchange listing standards, the Board shall be permitted in its sole discretion to increase the size of the Board to nine total Directors, and to fill the two additional directorships with two additional independent Directors nominated by the Board.

(g) Additional Lapse of Designation Rights. Notwithstanding anything to the contrary set forth in this Agreement, the right of any Stockholder Designating Party to designate nominees for appointment to the Board as set forth in Sections 3(b)-(d) shall terminate if at any time (i) such Stockholder Designating Party or any of its Affiliates becomes a Competitor of the Company, (ii) such Stockholder Designating Party or any of its Affiliates commences any legal Proceeding against the Company, its Subsidiaries, any other member of the Board of Directors or any officer of the Company; or (iii) such Stockholder Designating Party or any of its Affiliates exercises the right to designate or appoint a member of or observer to the board of directors (or similar governing body) of any Competitor.

(h) Resignation; Removal; Vacancies. Any member of the Board designated pursuant to Sections 3(b)-(d) may resign at any time as provided in the Bylaws. The parties hereto agree to not vote any Company Interests held by them to remove any member of the Board designated pursuant to Sections 3(b)-(d) except (i) at the direction of the Stockholder Designating Party who designated such member of the Board, or (ii) upon the affirmative written vote or written consent of a majority of the remaining Directors upon death, disability, Permanent Incapacity or disqualification of such Director. The Stockholder Designating Party who designated the Director who resigned or who was so removed (or such Stockholder Designating Party’s successors or Permitted Transferees) shall, for so long as such Stockholder Designating Party (or such Stockholder Designating Party’s successors Permitted Transferees) is entitled to designate such nominee pursuant to such sections, have the exclusive right to designate a replacement director to fill the vacancy created by such resignation or removal, and the Board shall take all Necessary Actions to cause such individual to be appointed by the Board to fill the vacancy resulting from such removal or resignation.

(i) Voting. Each of the Company, RAC Sponsor, RAC Sponsor Holders and the Ares Investor agree not to take, directly or indirectly, any actions (including, in their capacities as stockholders of the Company, removing Directors in a manner inconsistent with this Agreement) that would knowingly frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each of the RAC Sponsor Holders, the Archaea Holders and the Ares Investor (i) shall vote all Voting Shares held by such holder in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and

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(ii) further agrees until the Aria Fall-Away Date not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of such holders’ equity securities of the Company that would prohibit such holder from casting such votes in accordance with this Section 3. From and after the lapse or termination of a Board designation rights set forth in Sections 3(b)-(d) in accordance with the terms of this Agreement, the Board seat that would have been designated pursuant to such designation right had such right not lapsed or terminated will be filled in accordance with the Charter and the By-laws.

4. Director Requirements.

(a) The Company’s and the Stockholder Parties’ obligations with respect to the designation and nomination of Directors pursuant to this Agreement shall in each case be subject to each Director’s satisfaction of all requirements set forth in this Section 4. Each of the Stockholder Designating Parties agrees that they shall designate only Directors that satisfy, and shall cause each of the Directors nominated by them to, at all times satisfy, the requirements set forth in this Section 4.

(b) Each Director (other than the CEO Director) shall, at all times, (i) satisfy all requirements regarding service as a Director under applicable Law and the listing rules of New York Stock Exchange (the “NYSE Rules”), regardless of whether the NYSE Rules then apply to the Company, solely to the extent as has been or will be applicable to all other non-executive Directors, and all other criteria and qualifications for service as a Director applicable to all non-executive Directors and (ii) satisfy any other requirements for Director qualification adopted by the Board and generally applicable to non-employee Directors.

(c) Each Stockholder Designating Party shall cause each Director designated by it: (i) to make himself or herself reasonably available for interviews; (ii) to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such Director meets the requirements to serve as a Director, solely to the extent such checks or investigations have been or will be required from all other non-executive Directors, and (iii) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the Company to its other Directors in the ordinary course of business.

(d) No Director (or any replacement thereof designated by a Stockholder Designating Party) shall be eligible to serve as a Director if he or she (i) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K of the Securities Act, (ii) has been or could be disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act or (iii) is subject to any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority prohibiting service as a director of any public company. If a Director no longer satisfies all the requirements set forth in (A) the immediately preceding sentence and (B) Section 4(b), such Director shall automatically cease to be a Director and his or her term of office shall immediately terminate in accordance with the Charter and the By-laws, and the vacancy resulting from the termination of such Director’s term of office may be filled as provided by this Agreement and the Charter and the By-laws. Each Stockholder Designating Party agrees that, in the event a Director designated by it no longer satisfies the requirements set forth in the immediately preceding sentence, it shall take all Necessary Action to cause such Director to resign from the Board or vote its Voting Shares in favor of such Director’s removal from the Board.

(e) As a condition to a Director’s designation or election to the Board, pursuant to Section 3, such Director must provide to the Company:

(i) all information reasonably requested by the Company that is required to be or is customarily disclosed for Directors, candidates for Directors and their respective Affiliates and representatives in a proxy statement or other filings in accordance with applicable Law, the NYSE Rules or the Charter, the By-laws or other corporate governance guidelines;

(ii) all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to Directors or satisfying compliance and legal or regulatory obligations, solely to the extent such information has been or will be required from all other non-executive Directors; and

Annex C-18

(iii) an undertaking in writing by such Director:

(A) to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to all other non-executive Directors; and

(B) at the request of the Board, to recuse himself or herself from any deliberations or discussions of the Board or any committee thereof regarding matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company or other matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company.

5. Representations and Warranties of Each Stockholder Party. Each Stockholder Party on its own behalf hereby represents and warrants to the Company and each other Stockholder Party, severally and not jointly, with respect to such Stockholder Party and such Stockholder Party’s ownership of his, her or its Stockholder Shares set forth on Exhibit A, as of the Closing Date:

(a) Organization; Authority. If Stockholder Party is a legal entity, Stockholder Party (i) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Stockholder Party. This Agreement constitutes a valid and binding obligation of Stockholder Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a Proceeding in equity or at Law).

(b) No Consent. Except as provided in this Agreement and for filing requirements under applicable securities laws, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement. If Stockholder Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c) No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or violate any provision of the organizational documents of Stockholder Party, or (ii) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, Lease or other agreement, instrument, concession, franchise, license, notice or Law, applicable to a Stockholder Party or to a Stockholder Party’s property or assets, except, in the case of clause (ii), that would not reasonably be expected to impair, individually or in the aggregate, Stockholder Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of a Stockholder Party, threatened, against such Stockholder Party or any of Stockholder Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Stockholder Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated hereby.

(d) Ownership of Shares. Each Stockholder Party Beneficially Owns his, her or its Stockholder Shares free and clear of all Liens. Except pursuant to this Agreement and the Business Combination Agreements, there are no Options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Stockholder Shares and there are no voting trusts or voting agreements with respect to the Stockholder Shares. Each Stockholder Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Stockholder Shares set forth on Exhibit A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Exhibit A (collectively, “Options”).

Annex C-19

6. Covenants of the Company. The Company shall take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties hereto with respect to the terms of this Agreement.

(b) The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, and (ii) cause the Charter and the By-laws to at all times provide for the indemnification, exculpation and advancement of expenses of all Directors to the fullest extent permitted under applicable Law.

(c) The Company shall pay all reasonable and documented out-of-pocket expenses incurred by the members of the Board in connection with the performance of his or her duties as a Director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each member of the Board and each officer of the Company from time to time.

7. Lock-up.

(a) Subject to Sections 7(b) and 7(c), each Stockholder Party agrees that it, he or she shall not Transfer any Lock-up Shares of such Stockholder Party (if any and to the extent applicable) until the end of the applicable Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 7(a), any Stockholder Party or its Permitted Transferees may Transfer the Lock-up Shares of such Stockholder Party (if any and to the extent applicable) during the Lock-up Period (i) to any of such Stockholder Party’s Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock (including any Company Interests exchangeable for shares of Common Stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

(c) Notwithstanding the provisions set forth in Section 7(a), (i) to the extent applicable, any Company Interests or shares of Common Stock issued to any Stockholder Party upon exercise of any of such Stockholder Party’s warrants to purchase Company Interests or shares of Common Stock shall be deemed to be Company Interests or shares of Common Stock, as the case may be, Beneficially Owned by such Stockholder Party as of the Closing and such exercise shall not be deemed a Transfer for purposes of this Section 7 and (ii) the retirement of shares of Class B Common Stock pursuant to Section [•] of the [Charter] shall not be deemed a Transfer for purposes of this Section 7.

(d) Notwithstanding anything contained herein to the contrary, if, following the Closing, the last sale price of the Class A Common Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the New York Stock Exchange, for any 10 trading days within any 15 trading-day period commencing 15 days after the Closing, exceeds (i) $13.50 per share, then the Aria Holders, together with their Permitted Transferees, may Transfer their applicable Lock-up Shares during the Lock-up Period without restriction under this Section 7 in an amount up to one-third of the Lock-up Shares Beneficially Owned by the Aria Holders and their respective Permitted Transferees, in each case, in the aggregate as of immediately following the Closing (the aggregate Lock-up Shares, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the “Closing Shares”), (ii) $16.00 per share, then the Aria Holders, together with their Permitted Transferees, may Transfer up to an additional one-third of the Closing Shares in excess of the Closing Shares described in the foregoing clause (i) (i.e., up to two-thirds of the Closing Shares in the aggregate) without restriction under this Section 7, and (iii) $19.00 per share, then the Aria Holders, together with their Permitted Transferees, may Transfer any of the Closing Shares without restriction under this Section 7. For the avoidance of doubt, this Section 7 shall in no way limit any restrictions on or requirements relating to the Transfer of Closing Shares under applicable securities Laws or as otherwise set forth in this Agreement or the governing documents of the Company and OpCo as of the date hereof.

8. [Reserved].

9. Additional Shares. Each Ares Investor agrees that all securities of the Company that may vote in the election of the Directors that such Ares Investor purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for Company Interests) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

Annex C-20

10. No Agreement as Director or Officer. Each Stockholder Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Stockholder Party makes any agreement or understanding in this Agreement in such Stockholder Party’s capacity as a Director or officer of the Company or any of its Subsidiaries (if Stockholder Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder Party in his, her or its capacity as a Director or officer of the Company, and no actions or omissions taken in such Stockholder Party’s capacity as a Director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder Party from exercising his or her fiduciary duties as an officer or Director to the Company or its stockholders.

11. Confidentiality. Each Stockholder Party agrees, and agrees to cause its Affiliates, to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any Confidential Information; provided, however, that a Stockholder Party may disclose Confidential Information to (a) its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any Affiliate, partner, member, equityholder or wholly-owned Subsidiary of such Stockholder Party in the ordinary course of business; provided, further, that, such Stockholder Party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information or (c) as may otherwise be required by law, regulation, rule, court order or subpoena or by obligations pursuant to any listing agreement with any securities exchange or securities quotation system; provided that, such Stockholder Party promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

12. Specific Enforcement. Each party hereto acknowledges that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party hereto would have no adequate remedy at Law) and the non-breaching party hereto would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereto shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement to the extent expressly contemplated herein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 12 shall not be required to provide any bond or other security in connection with any such injunction.

13. Termination.

(a) Following the Closing, with respect to each Stockholder Party, except as set forth in Section 13(b), (i) Section 3 (Board of Directors) and Section 4 (Director Requirements) shall terminate with respect to the Aria Holders automatically (without any action by any party hereto) on the first date on which the Aria Holders no longer have the right to designate a Director under this Agreement; and (ii) the remainder of this Agreement shall terminate automatically (without any action by any party hereto or any other Person) as to each Stockholder Party when such Stockholder Party ceases to Beneficially Own any Stockholder Shares.

(b) Notwithstanding the foregoing, the obligations set forth in Section 11 (Confidentiality), Section 12 (Specific Enforcement), Section 13 (Termination), Section 14 (Amendments and Waivers), Section 16 (Assignment), Section 18 (Severability) and Section 19 (Governing Law; Jurisdiction; Waiver of Jury Trial) shall survive termination of this Agreement.

14. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Stockholder Party that (a) remains a party to this Agreement at such time and (b) (i) in the case of any amendment to the rights of any Stockholder Party hereunder, has such right at the time of such amendment and (ii) in the case of an amendment to any obligation of a Stockholder Party hereunder, remains subject to such obligation at the time of such amendment; provided that for the avoidance of doubt, no amendment or waiver that may adversely affect a Registration Rights Party may be entered into without the prior written consent of such Registration Rights Party. No failure or delay by any party in exercising any right,

Annex C-21

power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

15. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or similar transaction, any securities issued with respect to Voting Shares held by the Stockholder Parties shall become Voting Shares for purposes of this Agreement (and any securities issued with respect to Lock-up Shares held by Stockholder Parties shall become Lock-up Shares for purposes of this Agreement). During the term of this Agreement, all dividends paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Voting Shares (and all dividends on Lock-up Shares paid to the Stockholder Parties in Company Interests or other equity or securities convertible into equity shall become Lock-up Shares) for purposes of this Agreement.

16. Assignment.

(a) Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

(b) No Stockholder Party may assign or delegate such Stockholder Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a Transfer of Stockholder Shares by such Stockholder Party to a Permitted Transferee in accordance with the terms of this Agreement and this Section 16.

(c) This Agreement and the provisions hereof shall, subject to Section 16(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of each Stockholder Party, as applicable, including with respect to any of such Stockholder Party’s Stockholder Shares that are Transferred to a Permitted Transferee in accordance with the terms of this Agreement.

(d) No assignment in accordance with this Section 16 by any party hereto (including pursuant to a Transfer of any Stockholder Party’s Stockholder Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 21 and (ii) the executed written agreement, in a form reasonably satisfactory to the Company, of the assignee to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Stockholder Party shall not permit the Transfer of any such Stockholder Party’s Stockholder Shares to a Permitted Transferee unless and until the Person to whom such securities are to be Transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

(e) Any Transfer or assignment made other than as provided in this Section 16 shall be null and void.

(f) Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by each Stockholder Party, the aggregate number of shares so held by such Stockholder Party shall include any shares of capital stock of the Company Transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 16; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 16(d).

17. Other Rights. Except as provided by this Agreement, each Stockholder Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Stockholder Shares, including the right to vote the Stockholder Shares subject to this Agreement.

18. Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

Annex C-22

19. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTION AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or, in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 19, however, shall affect the right of any party hereto to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

20. Counterparts. This Agreement and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a Contract and each party hereto forever waives any such defense.

21. Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when received by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 21, notices, demands and communications to the Stockholder Parties shall be sent to the addresses indicated on Exhibit A (or to such other address or addresses as the Stockholder Parties may from time to time designate in writing).

22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The parties hereto have voluntarily agreed to define their rights and Liabilities with respect to the Transaction exclusively pursuant to the express terms and provisions hereof, and the parties hereto disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary Person in an arm’s-length transaction.

23. Effectiveness. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be effective upon the Closing. If the Business Combination Agreements are terminated in accordance with their respective terms, this Agreement shall terminate on concurrently therewith and shall be of no further force and effect.

[Remainder of page intentionally left blank; signature pages follow]

Annex C-23

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

[Aria Holders]
By:
Name:
Title:
[Archaea Holders]
By:
Name:
Title:
Rice Acquisition Sponsor LLC
By:
Name:
Title:
Rice Acquisition Corporation
By:
Name:
Title:
Rice Acquisition Holdings LLC
By:
Name:
Title:

Exhibit C to Business Combination Agreement

Annex C-24

Schedule I

Initial Aria Holders

Annex C-25

Exhibit A

Stockholder Shares

Holder	Address	Class A Units	Class B Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities

Annex C-26

Exhibit B

Initial Board DIRECTORS

1.      [COMPANY DIRECTOR]

2.      [COMPANY DIRECTOR]

3.      [COMPANY DIRECTOR]

4.      [ARIA DIRECTOR]

5.      [RAC SPONSOR DIRECTOR]

6.      [RAC SPONSOR DIRECTOR]

7.      [RAC SPONSOR DIRECTOR]

Annex C-27

Annex D

Final Form

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARCHAEA ENERGY INC.

[•], 2021

Archaea Energy Inc., a corporation organized and existing under the laws of the State of Delaware
(the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Archaea Energy Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 1, 2020 under the name “Rice Acquisition Corp.” (the “Original Certificate”).

2.This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which both restates, integrates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3.      The text of the Original Certificate is hereby restated, integrated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Archaea Energy Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1.    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [•] shares, consisting of (a) [•]shares of common stock, par value $0.0001 per share (the “Common Stock”), including (i) [•] shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) [•]shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and (b) [•] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2.    Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Annex D-1

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.3.    Common Stock.

(a)    Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the stockholders generally are entitled to vote.

(b)

(i)    Shares of Class A Common Stock shall be issuable, on the terms and subject to the conditions set forth in the Second Amended and Restated Limited Liability Agreement of Rice Acquisition Holdings LLC (“Opco”) dated as of [•], 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”), upon the redemption or exchange of Class A Units of Opco pursuant to the Redemption Right or Call Right (as each such term is defined in the LLC Agreement). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the redemption or exchange of the outstanding Class A Units of Opco for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption or exchange pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Class A Units of Opco pursuant to the LLC Agreement by delivering to Opco or the holder of Class A Units of Opco, as applicable, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such exchange shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. In connection with any such exchange or redemption of Class A Units of Opco pursuant to the LLC Agreement, an equal number of shares of Class B Common Stock shall be forfeited by the holder of such Class A Units of Opco and cancelled.

(ii)    [To the extent the number of Class A Units of Opco into which the Class B Units of Opco will convert pursuant to the LLC Agreement is adjusted (whether through an adjustment to the conversion ratio of such Class B Units or to the number of Class B Units of Opco outstanding), the number of outstanding shares of Class B Common Stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B Common Stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by the Corporation and any of its wholly owned subsidiaries) plus the total number of Class A Units of Opco into which the Class B Units of Opco are entitled to convert pursuant to the LLC Agreement.]1

(c)    Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(d)    Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Class A Common Stock shall be entitled to receive such dividends (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends. Dividends shall not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock.

____________

1        Note to Draft: Subject to removal if all Class B Units are converted into Class A Units at Closing.

Annex D-2

(e)    Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(f)    Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1.    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 5.2.    Number, Election and Term.

(a)    The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws of the Corporation (the “Bylaws”) and that certain Stockholders Agreement, dated [•], 2021, by and among BuyerCo LLC (“Buyer”), the Stockholder Parties as defined therein, and Opco (as it may be amended and/or restated from time to time in accordance with its terms, the “Stockholders Agreement”).

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following October 21, 2020; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following October 21, 2020; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the October 21, 2020. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following October 21, 2020, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of Common Stock.

(c)    Subject to Sections ٥.٥ and 5.6 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3.    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the Stockholders Agreement, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Annex D-3

Section 5.4.    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5.    Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6.    Director Qualifications.2

(a)    If any director (i) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Item 401(f), other than Item 401(f)(1), of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), (ii) has been or could be disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act or (iii) is subject to any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority prohibiting service as a director of any public company, then such director shall automatically cease to be a director and such director’s term of office shall immediately terminate.

(b)    On the first date after the closing of the merger pursuant to the Business Combination Agreement, dated as of April 7, 2021 (as it may be amended or supplemented from time to time, the “Aria Agreement”), by and among Opco, Buyer, Merger Sub, LLC, IntermediateCo LLC, and Aria Energy LLC, that the Aria Holders (as such term is defined in the Stockholder Agreement), collectively, fail to hold at least 10% of the (i) the issued and outstanding shares of Class A Common Stock, (ii) the issued and outstanding Class A Units of Opco and (iii) any other equity security of (A) the Corporation issued or issuable with respect to the shares of Class A Common Stock referenced in clauses (i) or (B) Opco issued or issuable with respect to Class A Units referenced in clause (ii), in each case by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or similar transaction (without regard to the Lock-up (as defined in the Stockholders Agreement) or any other restriction on exchange), the term of any director then serving as the Aria Director (as defined in the Stockholders Agreement), who shall be designated as a Class I director, pursuant to the Stockholders Agreement shall thereupon automatically cease and such Aria Director shall no longer be a director.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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2        Note to Draft: This Section 5.6 incorporates the qualifications that immediately end a director’s term in the stockholders agreement. If any changes to these qualifications are made to the stockholders agreement, then this section will need to be revised to be consistent.

Annex D-4

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1.    Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board then in office, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2.    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3.    Action by Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by consent of the stockholders, other than with respect to Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII
LIMITED LIABILITY

Section 8.1.    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless he or she violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

Section 9.1.    Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1.    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine.

Annex D-5

Section 10.2.    Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 10.3.    Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Section 10.4.    Severability. If any provision or provisions (or parts thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions (or parts thereof) in any other circumstance and of the remaining provisions (or parts thereof) of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision (or part thereof) to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI
APPLICATION OF DGCL SECTION 203

Section 11.1.    Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 11.2.    Limitation on 203 Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any 203 Business Combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)    prior to such time, the Board approved either the 203 Business Combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the Corporation’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)    at or subsequent to that time, the 203 Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 11.3.    Certain Exceptions. The restrictions contained in Section 11.2 shall not apply if:

(a)    a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership, or

(b)    the 203 Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 11.3(b), (ii) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such

Annex D-6

directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation ) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 11.3(b).

Section 11.4.    Certain Definitions. Solely for purposes of this Article XI, references to:

(a)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)    “203 Business Combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 11.2 is not applicable to the surviving entity;

(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation

(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); or

(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder.

Annex D-7

(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)    “Exempted Person” means Rice Acquisition Sponsor LLC and its affiliates, any of their direct or indirect transferees of at least 20% of the Corporation’s outstanding Common Stock and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.

(f)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (A) any Exempted Person, or (B) any person whose ownership of shares in excess of the twenty percent (20%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (B) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)    beneficially owns such stock, directly or indirectly; or

(ii)    has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock

(h)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Annex D-8

IN WITNESS WHEREOF, Archaea Energy Inc. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the ___day of ________, 2021.

ARCHAEA ENERGY INC.

Name:
Title:

Annex D-9

Annex E

Final Form

BYLAWS
OF
ARCHAEA ENERGY INC.
(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.1 Registered Office.    The registered office of the Corporation within the State of Delaware shall located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices.    The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II
STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings.    The annual meeting of stockholders of the Corporation shall be held at such place if any, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect directors in accordance with the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings.    Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”) and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices.    Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a special meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed or rescheduled, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum.    Except as otherwise provided by applicable law, the Certificate of Incorporation, or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is

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to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a)    Voting Lists.    The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b)    Manner of Voting.    At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)    Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted.

(d)    Required Vote.    Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)    Inspectors of Election.    The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors

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to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments.    Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a)    Annual Meetings of Stockholders.    No business (other than nominations) may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director pursuant to Section 3.2 will be considered for election at such meeting.

(i)    In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders which date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to have occurred on October 21, 2020); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii)    To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text

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of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (F) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (G) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, (H) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal and (I) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

(iii)    The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a). If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation. For purposes of this Section 2.7 and Article III, Section 3.2, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv)    In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

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(c)    Public Announcement.    For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings.    The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer or, in the absence (or inability or refusal to act) of the Chief Executive Officer, the President or, in the absence (or inability or refusal to act) of the President, such other person as shall be appointed by the Board. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Delivery to the Corporation.    Whenever Section 2.7 of this Article II or Article III, Section 3.2 of these Bylaws requires one or more persons (including a record or beneficial owner of stock of the Corporation) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the Corporation’s capital stock pursuant to Section 2.7 of this Article II or Article III, Section 3.2 of these Bylaws, to the fullest extent permitted by law, the Corporation expressly opts out of Section 116 of the DGCL.

ARTICLE III
DIRECTORS

Section 3.1 Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Unless otherwise provided by the Certificate of Incorporation and subject to the Stockholders Agreement, dated [•], 2021 by and among [BuyerCo LLC], the Stockholder Parties as defined therein, Rice Acquisition Holdings LLC and the Corporation (as it may be amended and/or restated from time to time in accordance with its terms, the “Stockholders Agreement”), the Board shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board. any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board shall be filled as set forth in the Certificate of Incorporation and the Stockholders Agreement.

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Section 3.2 Advance Notice for Nomination of Directors.

(a)    Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board, (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2 or (iii) pursuant to the terms of the Stockholders Agreement. For the avoidance of doubt, any stockholder who is entitled to nominate persons for election to the Board pursuant to the Stockholders Agreement and makes a nomination in accordance with the terms of the Stockholders Agreement shall not be required to comply with the notice procedures set forth in this Section 3.2.

(b)    In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders which date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to have occurred on October 21, 2020); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2. The number of nominees a stockholder may nominate for election at an annual or special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual or special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual or special meeting.

(c)    Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (b) and there is no public announcement by the Corporation naming all of the nominees for the additional directorships at least one hundred (100) days prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)    To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person, (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice and the

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beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (E) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such nomination, and (G) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(e)    If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f)    In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Compensation.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as a director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV
BOARD MEETINGS

Section 4.1 Annual Meetings.    The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

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Section 4.2 Regular Meetings.    Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have such duties as from time to time may be conferred by the Board. The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

Section 4.3 Special Meetings.    Special meetings of the Board (a) may be called by the Chairman of the Board or Chief Executive Officer and (b) shall be called by the Chairman of the Board, Chief Executive Officer or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

Section 4.4 Quorum; Required Vote.    A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization.    The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V
COMMITTEES OF DIRECTORS

Section 5.1 Establishment.    The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2 Available Powers.    Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

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Section 5.3 Alternate Members.    The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures.    Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

ARTICLE VI
OFFICERS

Section 6.1 Officers.    The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Chief Accounting Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)    Chief Executive Officer.    The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer shall preside when present at all meetings of the stockholders and, if he or she shall be a director, the Board. The position of Chief Executive Officer and President may be held by the same person.

(b)    President.    The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President shall preside when present at all meetings of the stockholders and, if he or she shall be director, the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c)    Vice Presidents.    In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function. Each Vice President shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer or the President.

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(d)    Secretary.

(i)    The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)    The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e)    Assistant Secretaries.    The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary. Each Assistant Secretary shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer, the President or the Secretary.

(f)    Chief Financial Officer.    The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize). The Chief Financial Officer shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer or the President.

(g)    Treasurer.    The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer. The Treasurer shall also perform such duties and have such powers as shall be designated by the Board, the Chief Executive Officer, the President or the Chief Financial Officer.

(i)    Chief Accounting Officer.    The Chief Accounting Officer shall have authority over and custody of the financial and property books and records of the Corporation, shall maintain adequate records of all assets, liabilities and transactions of the Corporation and shall have such additional powers and duties as he or she may from time to time be assigned or directed to perform by these Bylaws or by the Board, the Chief Executive Officer, the President or the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies.    The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers.    The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove the same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers.    Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

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ARTICLE VII
SHARES

Section 7.1 Certificated and Uncertificated Shares.    The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Signatures.    Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by two authorized officers of the Corporation (it being understood that each of the Chairman of the Board, the Chief Executive Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary shall be an authorized officer for such purpose). Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.3 Lost, Destroyed or Stolen Certificates.

The Corporation may issue a new certificate or shares in uncertificated form in place of any certificate theretofore issued by it, alleged to be haven been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.4 Transfer of Stock.

(a) Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 7.6 Registered Stockholders.    Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.6 Regulations.    The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirements of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Right to Indemnification.    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is

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alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses.    In addition to the right to indemnification conferred in Section 8.1 an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit.    If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights.    The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons.    This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of

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the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7 Amendments.    Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.8 Certain Definitions.    For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights.    The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10 Severability.    If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Place of Meetings.    If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

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(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a)    Notice to Directors.    Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by electronic mail, facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders.    Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

(c)    Notice to Stockholders Sharing Same Address.    Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

Section 9.4 Waiver of Notice.    Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with

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the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a)    Stockholder Meetings.    If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)    participate in a meeting of stockholders; and

(ii)    be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)    Board Meetings.    Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends.    The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves.    The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments.    Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year.    The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal.    The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

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Section 9.11 Books and Records.    The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation.    Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Securities of Other Corporations.    Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities, or to consent, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.14 Amendments.    The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

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Annex F

ARCHAEA ENERGY INC.

2021 OMNIBUS INCENTIVE PLAN

Article I
PURPOSE

The purpose of this Archaea Energy Inc. 2021 Omnibus Incentive Plan is to promote the success of the Company’s business for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain, and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.

Article II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1    “Affiliate” means a corporation or other entity controlled by, controlling, or under control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting or other securities, by contract or otherwise.

2.2    “Applicable Law” means the requirements relating to the administration of equity-based awards and the related shares under U.S. state corporate law, U.S. federal and state securities laws, the rules of any stock exchange or quotation system on which the shares are listed or quoted, and any other applicable laws, including tax laws, of any U.S. or non-U.S. jurisdictions where Awards are, or will be, granted under the Plan.

2.3    “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Performance Award, Other Stock-Based Award, or Cash Award. All Awards shall be granted by, confirmed by, and subject to the terms of a written or electronic agreement executed by the Company and the Participant.

2.4    “Award Agreement” means the written or electronic agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cash Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.7    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, the following: (a) in the case where there is no employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such agreement in effect but it does not define “cause” (or words of like import)), the Participant’s (i) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) substantial and repeated failure to perform duties as reasonably directed by the person to whom the Participant reports; (iii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iv) gross negligence or willful misconduct with respect to the

Annex F-1

Company or an Affiliate; (v) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct; or (vi) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or an Affiliate; or (b) in the case where there is an employment agreement, offer letter, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control (as defined in such agreement) actually takes place and then only with regard to a termination thereafter.

2.8    “Change in Control” means and includes each of the following, unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee:

(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control as defined in Section 2.8(b);

(b)    a merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its direct or indirect Parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, a direct or indirect Parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.8(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(c)    during the period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2.8(a) or (b)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

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Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.9    “Change in Control Price” means the highest price per Share paid in any transaction related to a Change in Control of the Company.

2.10    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. Any reference to any section of the Code shall also be a reference to any successor provision and any guidance and treasury regulation promulgated thereunder.

2.11    “Committee” means any committee of the Board duly authorized by the Board to administer the Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan. The Board may abolish any Committee or re-vest in itself any previously delegated authority from time to time, and will retain the right to exercise the authority of the Committee to the extent consistent with Applicable Law.

2.12    “Common Stock” means the common stock, $0.0001 par value per share, of the Company.

2.13    “Company” means Archaea Energy Inc., a Delaware corporation, and its successors by operation of law.

2.14    “Consultant” means any natural person who is an advisor or consultant to the Company or any of its Affiliates.

2.15    “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Service, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, provided, however, for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Committee, and the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or any Affiliate.

2.16    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

2.17    “Effective Date” means the effective date of the Plan as defined in Article XV.

2.18    “Eligible Employees” means each employee of the Company or any of its Affiliates. An employee on a leave of absence may be an Eligible Employee.

2.19    “Eligible Individual” means an Eligible Employee, Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.

2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

2.21    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed, or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the

Annex F-3

Committee or, if not a date on which the applicable market is open, the next day that it is open. Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.

2.22    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8.

2.23    “Incentive Stock Option” means any Stock Option that is awarded to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any) under the Plan and that is intended to be, and designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.24    “Non-Employee Director” means a director or a member of the Board of the Company who is not an employee of the Company.

2.25    “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.26    “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Shares.

2.27    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.28    “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.29    “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.

2.30    “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable.

2.31    “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.32    “Plan” means this Archaea Energy Inc. 2021 Omnibus Incentive Plan, as amended from time to time.

2.33    “Qualified Member” means a member of the Board who is (a) a “non-employee director” within the meaning of Rule 16b-3(b)(3), and (b) “independent” under the listing standards or rules of the securities exchange upon which the Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

2.34    “Restricted Stock” means an Award of Shares under the Plan that is subject to restrictions under Article VIII.

2.35    “Restricted Stock Units” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.36    “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.37    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.38     “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.39    “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

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2.40    “Shares” means shares of Common Stock.

2.41    “Stock Appreciation Right” shall mean the right granted pursuant to an Award granted under Article VII.

2.42    “Stock Option” or “Option” means any option to purchase Shares granted to Eligible Individuals granted pursuant to Article VI.

2.43    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.44    “Ten Percent Stockholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.45    “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and its Affiliates. Unless otherwise determined by the Committee, (a) if a Participant’s employment or services with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service with the Company and its Affiliates and (b) a Participant employed by, or performing services for an Affiliate that ceases to be an Affiliate shall also be deemed to have incurred a Termination of Service provided the Participant does not immediately thereafter become an employee of the Company or another Affiliate. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

Article III
ADMINISTRATION

3.1    Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and Applicable Law, the Committee shall have full authority to grant Awards to Eligible Individuals under the Plan. In particular, the Committee shall have the authority to:

(a)    determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(b)    determine the number of Shares to be covered by each Award granted hereunder;

(c)    determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the Shares relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(d)    determine the amount of cash to be covered by each Award granted hereunder;

(e)    determine whether, to what extent, and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(f)    determine whether and under what circumstances an Award may be settled in cash, Shares, other property, or a combination of the foregoing;

(g)    determine whether, to what extent and under what circumstances cash, Shares, or other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant;

(h)    modify, waive, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals;

(i)    determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

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(j)    determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of Shares acquired pursuant to the exercise or vesting of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award or Shares; and

(k)    modify, extend, or renew an Award, subject to Article XII and Section 6.3(l).

3.2    Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by Applicable Law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements or sub-plans relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

3.3    Decisions Final. Any decision, interpretation, or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding, and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors, and assigns.

3.4    Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the by-laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by Applicable Law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the by-laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.5    Designation of Consultants/Liability; Delegation of Authority.

(a)    The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by Applicable Law) may grant authority to officers of the Company to grant Awards and/or execute agreements or other documents on behalf of the Committee.

(b)    The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant, or agent shall be paid by the Company. The Committee, its members, and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by Applicable Law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

(c)    The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, that such delegation does not (i) violate Applicable Law, or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or

Annex F-6

an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Shares.

3.6    Indemnification. To the maximum extent permitted by Applicable Law and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any of its Affiliates and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors, or members or former officers, directors, or members may have under Applicable Law or under the by-laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

Article IV
SHARE LIMITATION

4.1    Shares. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed [•]1 Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall be subject to an annual increase on the first day of each calendar year beginning January 1, 2022, and ending and including January 1, 2031, equal to the lesser of (a) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed [•] Shares (subject to any increase or decrease pursuant to Section 4.1). Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall again be made available for issuance or delivery under the Plan if such Shares are (A) tendered in payment of an Option, (B) delivered or withheld by the Company to satisfy any tax withholding obligation or (C) subject to an Award that expires or is canceled, forfeited, surrendered, exchanged or terminated without issuance of the full number of Shares to which the Award related.

4.2    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its Affiliate (“Substitute Awards”). Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the overall share limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grants pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Employees or Non-Employee Directors prior to such acquisition or combination.
____________

1         Note to Draft: To be equal to 10% of shares of common stock outstanding at closing.

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4.3    Adjustments.

(a)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, or preferred or prior preference stock ahead of or affecting the Shares, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, or (vi) any other corporate act or proceeding.

(b)    Subject to the provisions of Section 11.1:

(i)    If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Shares into a greater number of Shares, or combines (by reverse split, combination, or otherwise) its outstanding Shares into a lesser number of Shares, then the respective exercise prices for outstanding Awards that provide for a Participant-elected exercise and the number of Shares covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(ii)    Excepting transactions covered by Section 4.3(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding Shares are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity, then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), or (C) the exercise or purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iii)    If there shall occur any change in the capital structure of the Company other than those covered by Section 4.3(b)(i) or 4.3(b)(ii), any conversion, any adjustment, or any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee shall adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iv)    The Committee may adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Company public filing.

(v)    Any such adjustment determined by the Committee pursuant to this Section 4.3(b) shall be final, binding, and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors, and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.3(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.3 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.3.

4.4    Annual Limit on Non-Employee Director Compensation. In each calendar year during any part of which the Plan is in effect, a Non-Employee Director may not receive Awards for such individual’s service on the Board that, taken together with any cash fees paid to such Non-Employee Director during such calendar year for such individual’s service on the Board, have a value in excess of $500,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that for any calendar year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or non-executive chair of the Board, additional compensation may be provided to such Non-Employee Director in excess of such limit; provided, further, that the limit set forth in this Section 4.4 shall be applied without regard to Awards or other compensation, if any, provided to a Non-Employee

Annex F-8

Director during any period in which such individual was an employee of the Company or any Affiliate or was otherwise providing services to the Company or to any Affiliate other than in the capacity as a Non-Employee Director.

Article V
ELIGIBILITY

5.1    General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2    Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees who are employees of the Company, its Subsidiaries, or its Parents (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3    General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant, or Non-Employee Director, as applicable.

Article VI
STOCK OPTIONS

6.1    Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2    Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options; provided, however, that Incentive Stock Options may only be granted to an Eligible Employee who is an employee of the Company, its Subsidiaries, or its Parents (if any). The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3    Terms of Options. Options granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Exercise Price. The exercise price per Share subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value at the time of grant.

(b)    Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) after the date the Option is granted.

(c)    Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.3, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

(d)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.3(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise (which may be electronic) to the Company specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price (which shall equal the product of such number of Shares to be purchased multiplied by the applicable exercise price). The

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exercise price for the Stock Options may be paid upon such terms and conditions as shall be established by the Committee and set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of the Stock Option having a Fair Market Value on the date of exercise equal to the exercise price, or that permit the Participant to deliver cash or Shares with a Fair Market Value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of Shares acquired on exercise, all as permitted by Applicable Law. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination of Service to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of the Plan and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(e)    Non-Transferability of Options. No Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not transferable pursuant to this Section is transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any Shares acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f)    Termination by Death or Disability. Unless otherwise provided in the applicable Award Agreement, or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination of Service by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one (1) year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g)    Involuntary Termination Without Cause. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.

(h)    Voluntary Resignation. Unless otherwise provided in the applicable Award Agreement or otherwise determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service is voluntary (other than a voluntary termination described in Section 6.3(i) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination of Service may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Options.

(i)    Termination for Cause. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination of Service (x) is for Cause or (y) is a voluntary Termination of Service (as provided in

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Section 6.3(h)) after the occurrence of an event that would be grounds for a Termination of Service for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon immediately terminate and expire as of the date of such Termination of Service.

(j)    Unvested Stock Options. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at the time of grant or, if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service.

(k)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary, or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary, or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by Applicable Law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l)    Modification, Extension and Renewal of Stock Options. The Committee may (i) modify, extend, or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided, further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Article IV), unless such action is approved by the stockholders of the Company.

(m)    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the Shares underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

Article VII
STOCK APPRECIATION RIGHTS

7.1    Stock Appreciation Rights. Stock Appreciation Rights shall be subject to the terms and conditions, not inconsistent with the Plan, determined by the Committee, and the following:

(a)    Exercise Price. The exercise price per Share subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value at the time of grant.

(b)    Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than ten (10) years after the date the right is granted.

(c)    Exercisability. Unless otherwise provided by the Committee, Stock Appreciation Rights granted under the Plan shall be exercised at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides that any such right is exercisable subject to certain terms and conditions, the Committee may waive those terms and conditions on the exercisability at any time at or after grant in whole or in part.

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(d)    Method of Exercise. Subject to whatever installment and waiting period provisions applied under Section 7.1(c), Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by given written notice of exercise (which may be electronic) to the Company specifying the number of Stock Appreciation Rights being exercised.

(e)    Payment. Upon the exercise of a Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one (1) Share on the date that the right is exercised over the Fair Market Value of one (1) Share on the date that the right was awarded to the Participant.

(f)    Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination of Service for any reason, Stock Appreciation Rights may remain exercisable following a Participant’s Termination of Service on the same basis as Stock Options would be exercisable following a Participant’s Termination of Service in accordance with the provisions of Sections 6.3(f) through 6.3(j).

(g)    Non-Transferability. No Stock Appreciation Rights shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.2    Automatic Exercise. The Committee may include a term or condition in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of the Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the Shares underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4.

Article VIII
RESTRICTED STOCK; RESTRICTED STOCK UNITS

8.1    Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be granted alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units shall be made, the number of shares of Restricted Stock or Restricted Stock Units to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee shall determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan, including any vesting or forfeiture conditions during the applicable restriction period.

The Committee may condition the grant or vesting of Restricted Stock and Restricted Stock Units upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion.

8.2    Awards and Certificates. Restricted Stock and Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Restricted Stock:

(i)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. The purchase price for shares of Restricted Stock may be zero to the extent permitted by Applicable Law, and, to the extent not so permitted, such purchase price may not be less than par value.

(ii)    Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by Applicable Law, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

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(iii)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

(iv)    Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.2(a) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of Shares, including, without limitation, the right to receive dividends, the right to vote such shares, and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares; provided that the Award Agreement shall specify on what terms and conditions the applicable Participant shall be entitled to dividends payable on the Shares.

(v)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such Shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by Applicable Law or other limitations imposed by the Committee.

(b)    Restricted Stock Units:

(i)    Settlement. The Committee may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practical after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A of the Code.

(ii)    Right as a Stockholder. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until Shares are delivered in settlement of the Restricted Stock Units.

(iii)    Dividend Equivalents. If the Committee so provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares, and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.

8.3    Restrictions and Conditions.

(a)    Restriction Period. (i) The Participant shall not be permitted to transfer shares of Restricted Stock awarded under the Plan or vest in Restricted Stock Units during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the applicable Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the Restricted Stock and/or Restricted Stock Units. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii), and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award or Restricted Stock Unit and/or waive the deferral limitations for all or any part of any Award.

(ii)    If the grant of shares of Restricted Stock or Restricted Stock Units or the lapse of restrictions or vesting schedule is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage applicable to each Participant or class of Participants in the applicable Award Agreement prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions), and other similar types of events or circumstances.

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(b)    Termination. Unless otherwise provided in the applicable Award Agreement or determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, upon a Participant’s Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock or Restricted Stock Units still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

Article IX
PERFORMANCE AWARDS

9.1    Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals either alone or in addition to other Awards granted under the Plan. The Performance Goals to be achieved during the Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The conditions for grant or vesting and the other provisions of Performance Awards (including, without limitation, any applicable Performance Goals) need not be the same with respect to each Participant. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement.

Article X
OTHER STOCK-BASED AND CASH AWARDS

10.1    Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company, stock equivalent units, and Awards valued by reference to book value of Shares. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of Shares to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Shares under such Awards upon the completion of a specified Performance Period. The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion.

10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be evidenced by an Award Agreement and subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Shares subject to Awards made under this Article X may not be transferred prior to the date on which the Shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(b)    Dividends. Unless otherwise determined by the Committee at the time of the grant of an Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents in respect of the number of Shares covered by the Award.

(c)    Vesting. Any Award under this Article X and any Shares covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)    Price. Shares under this Article X may be issued for no cash consideration. Shares purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.

10.3    Cash Awards. The Committee may from time to time grant Cash Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as it shall determine in its sole discretion. Cash Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to

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restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of a Cash Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

Article XI
CHANGE IN CONTROL PROVISIONS

11.1    Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Awards shall not vest automatically and a Participant’s Awards shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a)    Awards, whether or not then vested, shall be continued, be assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Shares on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b)    The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company for an amount of cash equal to the excess (if any) of the Change in Control Price of the Shares covered by such Awards, over the aggregate exercise price of such Awards; provided, however, that if the exercise price of an Option or Stock Appreciation Right exceeds the Change in Control Price, such Award may be cancelled for no consideration.

(c)    The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant-elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d)    Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

Article XII
TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any Applicable Law), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by Applicable Law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension, or termination may not be impaired without the consent of such Participant and, provided, further, that without the approval of the holders of the Shares entitled to vote in accordance with Applicable Law, no amendment may be made that would (i) increase the aggregate number of Shares that may be issued under the Plan (except by operation of Section 4.1); (ii) change the classification of individuals eligible to receive Awards under the Plan; (iii) reduce the exercise price of any Stock Option or Stock Appreciation Right; (iv) grant a new Stock Option, Stock Appreciation Right, or other Award in substitution for, or upon the cancellation of, any previously granted Stock Option or Stock Appreciation Right that has the effect of reducing the exercise price thereof; (v) exchange any Stock Option or Stock Appreciation Right for Common Stock, cash, or other consideration when the exercise price per Share under such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share; or (vi) take any other action

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that would be considered a “repricing” of a Stock Option or Stock Appreciation Right under the applicable listing standards of the national exchange on which the Common Stock is listed (if any). Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with Applicable Law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

Article XIII
UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which is not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

Article XIV
GENERAL PROVISIONS

14.1    Legend. The Committee may require each person receiving Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any Applicable Law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Shares are held in book-entry form, then the book-entry will indicate any restrictions on such Shares.

14.2    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

14.3    No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy, or directorship at any time.

14.4    Withholding of Taxes. A Participant shall be required to pay to the Company or one of its Affiliates, as applicable, or make arrangements satisfactory to the Company regarding the payment of, any income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an Award. The Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an Award by (a) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such withholding liability (or portion thereof); (b) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting, or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to the amount of such withholding liability; or (c) by any other means specified in the applicable Award Agreement or otherwise determined by the Committee.

14.5    Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards, or other securities or property shall be used or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

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14.6    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner, and any attempt to transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.7    Clawback Provisions. All Awards (including any proceeds, gains, or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company clawback policy, including any claw-back policy adopted to comply with Applicable Law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such clawback policy or the Award Agreement.

14.8    Listing and Other Conditions.

(a)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to issue such Shares unless and until such Shares are so listed, and the right to exercise any Option or other Award with respect to such Shares shall be suspended until such listing has been effected.

(b)    If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under Applicable Law, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to Shares or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c)    Upon termination of any period of suspension under this Section 14.8, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to Shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)    A Participant shall be required to supply the Company with certificates, representations, and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent, or approval the Company deems necessary or appropriate.

14.9    Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

14.10    Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

14.11    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or affect any benefit or compensation under any other plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.12    Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Shares pursuant to Awards hereunder.

14.13    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

Annex F-17

14.14    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.15    Section 16(b) of the Exchange Act. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.15, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.16    Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules, and procedures that the Committee deems advisable for the administration of any such deferral program.

14.17    Section 409A of the Code. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

14.18    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator, or trustee of such estate.

14.19    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.20    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Annex F-18

Article XV
EFFECTIVE DATE OF PLAN

The Plan shall become effective on [•], 2021, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

Article XVI
TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth (10th) anniversary may extend beyond that date.

Annex F-19

Annex G

Final Form

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[RICE ACQUISITION HOLDINGS LLC]1

DATED AS OF [•], 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN [RICE ACQUISITION HOLDINGS LLC] HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

____________

1         Note to Draft: Name to be updated based on renaming conventions for entities prior to Closing.

Annex G-i

Annex G-ii

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[RICE ACQUISITION HOLDINGS LLC]

This Second Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [•], 2021, by and among [Rice Acquisition Holdings LLC], a Delaware limited liability company (the “Company”), Archaea Energy Inc., a Delaware corporation (“PubCo”), Rice Acquisition Sponsor LLC, a Delaware limited liability company (“Rice Sponsor”), [•] (the “Archaea Holders”), [•] (the “Aria Holders”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act or who acquires a Company Warrant (as defined herein). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Amended and Restated Limited Liability Company Agreement, dated as of
October 21, 2020 (the “Existing LLC Agreement”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of April 7, 2021 (as it may be amended or supplemented from time to time, the “Archaea Agreement”), by and among (a) LFG Buyer Co, LLC, (b) Fezzik Merger Sub, LLC, (c) LFG Intermediate Co, LLC, (d) the Company, (e) Archaea Energy LLC, (f) Archaea Energy II LLC and (g) solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI thereof, PubCo;

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of April 7, 2021 (as it may be amended or supplemented from time to time, the “Aria Agreement” and, together with the Archaea Agreement, the “Business Combination Agreements,” and the transactions contemplated by the Business Combination Agreements, collectively, the “Business Combination”), by and among (a) LFG Buyer Co, LLC, (b) Inigo Merger Sub, LLC, (c) LFG Intermediate Co, LLC, (d) the Company, (e) Aria Energy LLC, (f) Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (as defined therein) and (g) solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI thereof, PubCo;

WHEREAS, among other things, (a) pursuant to the Aria Agreement, the Company issued a number of Class A Units (as defined below) to the Aria Holders in accordance with the terms thereof and hereof, (b) pursuant to the Archaea Agreement, the Company issued a number of Class A Units to the Archaea Holders in accordance with the terms thereof and hereof, and (c) PubCo issued certain Class B Shares (as defined below) to the Aria Holders and the Archaea Holders;

WHEREAS, the Members of the Company desire that PubCo continue as the sole managing member of the Company (in its capacity as managing member as well as in any other capacity, the “Managing Member”);

WHEREAS, the Company and the Managing Member desire to admit the Archaea Holders and the Aria Holders as Members in accordance with the terms of the Business Combination Agreements and the terms hereof;

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement and adopt this Agreement; and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

Annex G-1

NOW THEREFORE,    in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Existing LLC Agreement is hereby amended and restated in its entirety and the parties hereto hereby agree as follows:

Article I
Definitions

Section 1.1    Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act”    means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding Law).

“Action”    means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis”    has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account”    means, with respect to any Member, (a) the Capital Account balance of such Member, plus (b) such Member’s share of Member Minimum Gain or Company Minimum Gain (after reduction to reflect the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)).

“Adjusted Capital Account Deficit”    means, with respect to any Member the deficit balance, if any, in such Member’s Adjusted Capital Account at the end of any Fiscal Year or other taxable period, after crediting such Member’s Adjusted Capital Account for any amount such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Conversion Ratio”    means that ratio having:

(a)    a numerator equal to the sum of (i) a number of units equal to 25% of all Class A Shares issued or deemed issued in connection with the Business Combination (or issuable upon the conversion or exercise of any Equity-Linked Securities issued or deemed issued in connection with the Business Combination), but excluding (x) any Equity Securities issued or issuable to any seller in the Business Combination and (y) for the avoidance of doubt, any Class A Shares or Equity-Linked Securities outstanding as of the close of the IPO, plus (ii) the number of Class B Units issued and outstanding immediately prior to the Business Combination (and, for the avoidance of doubt, prior to any conversion of Class B Units pursuant to Section 3.2(b)); and

(b)    a denominator equal to the number of Class B Units issued and outstanding immediately prior to the closing of the Business Combination (and, for the avoidance of doubt, prior to any conversion of Class B Units pursuant to Section 3.2(b)).

“Affiliate”    means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries [or any other Member] and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement”    is defined in the preamble to this Agreement.

“Archaea Agreement”    is defined in the recitals to this Agreement.

“Archaea Holders”    is defined in the preamble to this Agreement.

“Aria Agreement”    is defined in the recitals to this Agreement.

“Aria Holders”    is defined in the preamble to this Agreement.

Annex G-2

“beneficially own” and “beneficial owner”    shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Block Redemption Date”    is defined in Section 3.7(b)(ii).

“Business Combination”    is defined in the preamble of this Agreement.

“Business Combination Agreements”    is defined in the preamble of this Agreement.

“Business Day”    means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Business Opportunities Exempt Party”    is defined in Section 7.4.

“Call Right”    is defined in Section 3.7(f).

“Capital Account”    means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.5.

“Capital Contribution”    means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election”    means an election by the Company to redeem Class A Units or Company Warrants for cash pursuant to Section 3.7(e)(ii) or an election by PubCo (or such designated member(s) of the PubCo Holdings Group) to purchase Class A Units or Company Warrants for cash pursuant to an exercise of its Call Right set forth in Section 3.7(f).

“Cash Election Amount”    means with respect to a particular Redemption of Class A Shares or Company Warrants, as applicable, for which a Cash Election has been made, (a) other than in the case of clause (b), if the Class A Shares or PubCo Warrants, as applicable, trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares or PubCo Warrants, as applicable, that would have been received in such Redemption if a Cash Election had not been made and (ii) the average of the volume-weighted closing price for a Class A Share or PubCo Warrant, as applicable, on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Shares or PubCo Warrants, as applicable, trade, as reported by Bloomberg, L.P., or its successor, for each of the 5 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Shares or PubCo Warrants, as applicable; (b) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Holder in connection with a Registered Offering, an amount of cash equal to the product of (i) the number of Class A Shares or PubCo Warrants, as applicable, that would have been received in such Redemption if a Cash Election had not been made and (ii) the price per Class A Share or PubCo Warrant, as applicable, sold to the public in such Registered Offering (reduced by the amount of any Discount associated with such Class A Share or PubCo Warrant, as applicable); and (c) if the Class A Shares or PubCo Warrants, as applicable, no longer trade on a securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of Class A Shares or PubCo Warrants, as applicable, that would have been received in such Redemption if a Cash Election had not been made and (ii) the Fair Market Value of one Class A Share or PubCo Warrant, as applicable.

“Certificate of Formation”    means that certain Certificate of Formation of the Company dated as of September 1, 2020.

“Chief Executive Officer”    means the Person appointed as the Chief Executive Officer of the Company by the Managing Member pursuant to Section 6.2(a).

“Class A Capital Account”    means, with respect to any Member holding Class A Units, (a) the total number of Class A Units held by such Member, multiplied by (b) the Class A Per Unit Balance.

Annex G-3

“Class A Per Unit Balance”    means, as of any relevant date, the quotient of (a) PubCo’s Adjusted Capital Account balance, to the extent attributable to such PubCo’s ownership of Class A Units and computed on a hypothetical basis after all allocations have been tentatively made pursuant to Section 4.1 and Section 4.2, based on an interim closing of the books pursuant to Section 706 of the Code as of such date, divided by (b) the total number of Class A Units held by PubCo on such date.

“Class A Shares”    means, as applicable, (a) the Class A Common Stock of PubCo, par value $0.0001 per share, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Shares or into which the Class A Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A Units”    means the Class A Units of the Company issued hereunder and shall also include any Equity Security of the Company issued in respect of or in exchange for Class A Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

[“Class B Automatic Conversion Date”    means any date after the closing of the Business Combination (a) on which there is a Redemption, primary offering of PubCo Equity Securities, exercise of Company Warrants, or other issuance or redemption of Units or (b) which is otherwise designated as such by the Managing Member.

“Class B Capital Account”    means, as of any relevant date, with respect to any Member holding Class B Units, (a) such Member’s Adjusted Capital Account minus (b) such Member’s Class A Capital Account (if any), in each case, computed on a hypothetical basis after all allocations have been tentatively made pursuant to Section 4.1 and Section 4.2, based on an interim closing of the books pursuant to Section 706 of the Code as of such date.

“Class B Conversion Date”    means any Class B Automatic Conversion Date and any other date on which Class B Units are converted into Class A Units in accordance with Section 3.2(b).

“Class B Fungibility Target Balance”    means, as of any relevant date, with respect to any Member holding Class B Units, the product of (a) the Class A Per Unit Balance, multiplied by (b) the number of Class B Units held by such Member.]2

“Class B Shares”    means, as applicable, (a) the Class B Common Stock of PubCo, par value $0.0001 per share, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Shares or into which the Class B Shares are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

[“Class B Units”    means the Class B Units of the Company issued hereunder and shall also include any Equity Security of the Company issued in respect of or in exchange for Class B Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.]

“Code”    means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding Law).

“Commission”    means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Company”    is defined in the preamble to this Agreement.

“Company Level Taxes”    means any federal, state or local taxes, additions to tax, penalties and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

____________

2         Note to Draft: Treatment of Class B Units and mechanics in this Agreement related thereto to be finalized prior to the Closing based upon the pre-Closing Class B conversion analysis closer to Closing. If it is determined that all Class B Units are to be converted into Class A Units in connection with the Closing of the transactions contemplated by the Business Combination Agreements, then the Class B Unit mechanics will be removed entirely and this agreement conformed accordingly.

Annex G-4

“Company Minimum Gain” has the meaning of “partnership minimum gain”    set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative”    has the meaning assigned to the term “partnership representative” (including any “designated individual,” if applicable) in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder, as appointed pursuant to Section 9.4.

“Company Warrantholder”    means any holder of Company Warrants.

“Company Warrants”    means the warrants issued by the Company and exercisable for Class A Units.

“Contract”    means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control”    (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Covered Audit Adjustment”    means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person”    is defined in Section 6.4.

“Debt Securities”    means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation”    means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL”    means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding Law).

“Discount”    is defined in Section 3.7(e)(iii).

[“Equalization Date”    means the date on which all Class B Units have been converted into Class A Units pursuant to Section 3.2(b).]

“Equity Securities”    means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests,

Annex G-5

participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Equity-Linked Securities”    means any Equity Securities of PubCo, the Company or any of their Subsidiaries which are convertible into, or exchangeable or exercisable for, any other Equity Securities of PubCo, the Company or any of their Subsidiaries, including Class A Units and any Equity Securities issued by PubCo, the Company or any of their Subsidiaries which are pledged to secure any obligation of any holder to purchase from PubCo, the Company or any of their Subsidiaries any Equity Securities of such entities.

“ERISA”    means the Employee Retirement Security Act of 1974, as amended.

“Excess Tax Amount”    is defined in Section 9.5(c).

“Exchange Act”    means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding Law).

“Existing LLC Agreement”    is defined in the recitals to this Agreement.

“Fair Market Value”    means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Federal Bankruptcy Code”    means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year”    means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

[“Fungible Class B Units”    means, for any Member holding Class B Units, as of any relevant date, a number of such Class B Units equal to the quotient, rounded down to the nearest whole unit, of (a) such Member’s Class B Capital Account, divided by (b) the Class A Per Unit Balance; provided that, solely in the case of a conversion pursuant to Section 3.2(b) using the Adjusted Conversion Ratio, the number of Fungible Class B Units for purposes of such conversion shall be determined by further dividing the foregoing amount by the Adjusted Conversion Ratio; provided further that, for the avoidance of doubt, the number of Fungible Class B Units shall never exceed the total number of Class B Units held by such Member.]

“GAAP”    means U.S. generally accepted accounting principles at the time.

“Good Faith”    means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and the PubCo Holdings Group and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity”    means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Gross Asset Value”    means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a Company Warrant or other noncompensatory option in accordance with

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Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in connection with a Redemption; or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall not be made if the Managing Member reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Company Warrants or other noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties to properly reflect any change in the Fair Market Value of such Company Warrants or other noncompensatory options in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)    the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 4.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines in Good Faith that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)    if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article IV.

“Indebtedness”    means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Initial LLC Agreement”    means that certain Limited Liability Company Agreement of the Company, dated as of September 1, 2020.

“Interest”    means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act”    is defined in Section 7.1(b).

“IPO”    means the initial issuance of PubCo Units, comprised of Class A Shares and PubCo Warrants, to the public for cash in the initial underwritten public offering of PubCo Units.

“Law”    means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action”    is defined in Section 11.8.

“Liability”    means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event”    is defined in Section 10.1.

“Managing Member”    is defined in the recitals to this Agreement.

“Member”    means any Person that executes this Agreement as a Member and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest and in each case, in its capacity as a member of the Company.

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“Member Minimum Gain”    has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt”    has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions”    has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange”    means an exchange registered with the Commission under the Exchange Act.

“NCO Target Balance”    means (a) with respect to a Class A Unit received upon the exercise of a Company Warrant, the Class A Per Unit Balance and (b) with respect to any interest in the Company received upon the exercise of any other noncompensatory option, such other amount determined in the Managing Member’s reasonable discretion that reflects the economic intent of such interest in the Company.

[“Non-Fungible Class B Units”    means, for any holder of Class B Units as of any relevant date, the number of any such Class B Units outstanding in excess of the number of such Class B Units that are Fungible Class B Units.]

“Nonrecourse Deductions”    has the meaning assigned that term in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability”    is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer”    means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2.

“Partnership Tax Audit Rules”    means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings and case Law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Person”    means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations”    means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Profits”    or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    any income or gain of the Company that is exempt from U.S. federal income tax or otherwise described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)    in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;

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(d)    gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)    any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Property”    means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo”    is defined in the preamble to this Agreement.

“PubCo Holdings Group”    means PubCo and each other Subsidiary of PubCo (other than the Company and its Subsidiaries).

“PubCo Shares”    means all classes and series of common stock of PubCo, including the Class A Shares and the Class B Shares.

“PubCo Tax-Related Liabilities”    means any U.S. federal, state and local and non-U.S. tax obligations (including any Company Level Taxes for which the PubCo Holdings Group is liable hereunder) owed by the PubCo Holdings Group (other than any franchise taxes and any obligations to remit any taxes withheld from payments to third parties).

“PubCo Warrants”    means the warrants issued by PubCo and exercisable for Class A Shares.

“Quarterly Redemption Date”    means a date within each fiscal quarter specified by PubCo from time to time, which will generally be set so that the corresponding Redemption Notice Date falls within a window after PubCo’s earnings announcement for the prior fiscal quarter or in connection with a Registered Offering.

“Reclassification Event”    means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.1(e)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redeeming Holder”    is defined in Section 3.7(a).

“Redemption”    means any redemption of Class A Units or Company Warrants pursuant to Section 3.7.

“Redemption Contingency”    is defined in Section 3.7(c)(iii).

“Redemption Date”    means a Quarterly Redemption Date, a Special Redemption Date, or a Block Redemption Date.

“Redemption Notice”    is defined in Section 3.7(c).

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“Redemption Notice Date”    means, with respect to any Redemption Date, the date that is 10 Business Days before such Redemption Date (or such other date specified by PubCo that is not later than 10 Business Days before such Redemption Date); provided that if such date falls on a weekend or holiday, the Redemption Notice Date shall be on the preceding Business Day.

“Redemption Right”    is defined in Section 3.7(a).

“Registered Offering”    means any secondary securities offering (which may include a “bought deal” or “overnight” offering), and any primary securities offering for which piggyback rights are offered, pursuant to the Registration Rights Agreement.

“Registration Rights Agreement”    means the Registration Rights Agreement, by and among PubCo and the Members, to be entered into concurrently with the closing of the IPO.

“Regulatory Allocations”    is defined in Section 4.2(i).

“Rice Sponsor”    is defined in the preamble to this Agreement.

“Securities Act”    means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding Law).

“Special Redemption Date”    means a date specified by PubCo in addition to or in lieu of the Quarterly Redemption Date during the same fiscal quarter. PubCo must specify a Special Redemption Date effective with any Registered Offering.

“Stockholders Agreement”    means that certain Stockholders Agreement, dated as of [•], 2021, by and among (a) [•]; (b) the Archaea Holders; (c) the Aria Holders, (d) the Company, (e) Rice Sponsor and (f) PubCo.

“Subsidiary”    means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Contribution Obligation”    is defined in Section 9.5(c).

“Tax Offset”    is defined in Section 9.5(c).

“Trading Day”    means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Documents”    means this Agreement, the Business Combination Agreements, and each agreement attached as an exhibit to this Agreement or the Business Combination Agreements (including any exhibit, schedule or other attachment to any exhibit attached hereto or thereto).

“Transfer”    means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations”    means pronouncements, as amended from time to time, or their successor pronouncements, that clarify, interpret and apply the provisions of the Code, and that are designated as “Treasury Regulations” by the United States Department of the Treasury.

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“Trust Account”    means the trust account established for the benefit of the public stockholders of PubCo and the holders (other than the PubCo Holdings Group) of Class A Units of the Company pursuant to the Trust Agreement.

“Trust Agreement”    means the Investment Management Trust Agreement, dated October 21, 2020, by and among Continental Stock Transfer & Trust Company, PubCo and the Company.

“Uniform Commercial Code”    means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units”    means the Class A Units [and the Class B Units] issued hereunder.

“Warrant Agreement”    means the Warrant Agreement, dated as of October 21, 2020, by and among PubCo, the Company, and a warrant agent, as may be amended from time to time in accordance with its terms.

“Winding-Up Member”    is defined in Section 10.3(a).

Section 1.2    Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)    all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)    all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)    “or” is not exclusive;

(g)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1    Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2    Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business. The Managing Member and each Officer is hereby designated an “authorized person” of the Company within the meaning of the Act.

Section 2.3    Name. The name of the Company is “[Rice Acquisition Holdings LLC]” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

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Section 2.4    Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its registered office address.

Section 2.5    Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6    Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.

Section 2.8    Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Article III
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1    Authorized Units; General Provisions With Respect to Units.

(a)    Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.4. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)    The Units shall be initially divided into [one // two (2)] class[es] of Units referred to as “Class A Units” [and “Class B Units.”] The number and class of Units issued to each Member shall be set forth opposite such Member’s name on Exhibit A. Each outstanding Unit shall be identical except as otherwise provided hereunder.

(c)    Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended by the Managing Member without the consent of any other Member as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)    The Members as of the date hereof are set forth on Exhibit B. The Persons listed on Exhibit B as members of the Company as of the date hereof are hereby admitted to the Company, or shall continue, as applicable, as Members upon their execution of this Agreement. The total number of Units issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests, the issuance of additional Units or Equity Securities and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(f), in each case, in accordance with the terms of this Agreement.

(e)    If, at any time after the date hereof, PubCo issues a Class A Share or any other Equity Security of PubCo (other than Class B Shares), (i) one or more member(s) of the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo

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for such Class A Share or other Equity Security and (ii) the Company shall concurrently issue to such member(s) of the PubCo Holdings Group, in accordance with the contributions made by each such member pursuant to clause (i), one Class A Unit (if PubCo issues a Class A Share), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Shares) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued. Notwithstanding the foregoing:

(i)    If PubCo issues any Class A Shares in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Units (and Class B Shares) equal to the number of Class A Shares so issued, then the Company shall not issue any new Units in connection therewith and, where such Class A Shares have been issued for cash to fund such an acquisition by any member of the PubCo Holdings Group pursuant to a Cash Election, the PubCo Holdings Group shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred by such member of the PubCo Holdings Group to such Member as consideration for such acquisition. For the avoidance of doubt, if PubCo issues any Class A Shares or other Equity Security for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person, then PubCo shall not be required to transfer such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute such Person or the assets and Liabilities of such Person to the Company or any of its Subsidiaries.

(ii)    This Section 3.1(e) shall not apply to the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Class A Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(iii)    Except pursuant to Section 3.7, (x) the Company may not issue any additional Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith a member of the PubCo Holdings Group issues or Transfers an equal number of newly-issued Class A Shares of PubCo to another Person (other than another member of the PubCo Holdings Group), and (y) the Company may not issue any other Equity Securities of the Company to any member of the PubCo Holdings Group unless substantially simultaneously a member of the PubCo Holdings Group issues or Transfers, to another Person (other than another member of the PubCo Holdings Group), an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company.

(iv)    If at any time any member of the PubCo Holdings Group issues Debt Securities (other than to another member of the PubCo Holdings Group), such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

(v)    In the event any Pubco Warrant or other Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of PubCo are issued, (a) the corresponding Company Warrant or other Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Class A Units or other Equity Securities of the Company shall be issued to the PubCo Holdings Group as contemplated by the first sentence of this Section 3.1(e), and (b) the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds received by the PubCo Holdings Group from any such exercise.

(vi)    No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (a) any Class A Shares (including upon forfeiture of any unvested Class A Shares) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Class A Units for the same price per security or (b) any other Equity Securities of PubCo (other than Class B Shares), unless substantially simultaneously the

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Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 3.7, any Class A Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of Class A Shares for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences as a result of any tax or other Liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any Class A Shares or other Equity Securities of the PubCo Holdings Group consists (in whole or in part) of Class A Shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Class A Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(f)    The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 3.1(h), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(g)    Notwithstanding any other provision of this Agreement (including Section 3.1(e)), the Company may redeem Class A Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person, provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and Liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Class A Units equal to the number of Class A Units so redeemed.

(h)    Notwithstanding any other provision of this Agreement (including Section 3.1(e)), if the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.2 for any period in excess of the PubCo Tax-Related Liabilities for such period), PubCo may, in its sole discretion, use such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of PubCo and the Company, as PubCo (including in its capacity as the Managing Member) in Good Faith determines to be fair and reasonable to the holders of PubCo Shares and to the Members and to preserve the intended economic effect of this Section 3.1, Section 3.7 and the other provisions hereof.

Section 3.2    [Class B Units.

(a)    Profits Interest Treatment. It is intended that (and all provisions of this Agreement shall be interpreted consistent with the intent that) for U.S. federal (and conforming state and local) income tax purposes: (i) the Class B Units (and any Class A Units into which such Class B Units convert pursuant to Section 3.2(b)) constitute “profits interests” issued to the holders thereof for the provision of services to or for the benefit of the Company in their capacity as partners of the Company within the meaning of IRS Revenue Procedure 93-27; (ii) consistent with IRS Revenue Procedure 2001-43, the Company and holders of any Class B Units will treat such holders as the owners of a partnership interest in the Company from the date of the grant of the Class B Units (including that such holders will take into account their distributive share of Company income, gain, loss, deduction, and credit associated with such Class B Units and that neither the Company nor any Member will deduct any amount

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as wages, compensation or otherwise for the Fair Market Value of any Class B Unit at the time of grant of such Class B Unit or upon such Class B Unit becoming substantially vested); and (iii) the Class B Units have an initial capital account of zero dollars. Each Member who acquires Class B Units that are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code shall make a timely election under Code Section 83(b) with respect to such Class B Units.

(b)    Conversion into Class A Units.

(i)    Each Member holding Class B Units shall be entitled to cause the Company to convert all or a portion of such Member’s Class B Units into an equal number of Class A Units (the “Class B Conversion Right”), subject to the provisions of this Section 3.2(b)(i). Upon the exercise by any Member of the Class B Conversion Right, all Fungible Class B Units held by all Members shall be so converted. A Member may exercise the Class B Conversion Right to the extent that (A) such conversion is in connection with a valid exercise of a Redemption Right and (B) on or prior to the relevant Redemption Date, the Class B Units to be converted are Fungible Class B Units (taking into account, for such purpose, any allocations that may be made with respect to such Member pursuant to Section 4.2(l)). In order to exercise its Class B Conversion Right, a Member shall provide written notice to the Company and PubCo, in a reasonable form as the Company may provide from time to time, as a part of such Member’s Redemption Notice for the Class A Units received upon the conversion of such Class B Units. Upon the request of such Member, the Company will use commercially reasonable efforts to provide an estimate of the amount of any allocations that the Company expects may be made with respect to such Member pursuant to Section 4.2(l) as a result of the exercise of the Class B Conversion Right. A Redemption Notice for a number of Class A Units in excess of the number of Class A Units then held by a Member shall be deemed to be an exercise of the Class B Conversion Right to the extent of such excess number of Units. In addition to the terms and requirements set forth in Section 3.7, such Redemption Notice will, with respect to such Class B Units, be contingent on the Managing Member’s determination that such Class B Units meet the requirements of this Section 3.2(b)(i).

(ii)    Any conversion of Class B Units pursuant to this Section 3.2(b) shall occur automatically after the close of business on the applicable Class B Conversion Date, as of which time the Member holding any converted Class B Units shall be credited on the books and records of the Company with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion.

(iii)    The Members and the Company agree to treat the conversion of Class B Units into Class A Units (for the avoidance of doubt, not including any allocations that may be made pursuant to Section 4.2(l)) as disregarded for U.S. federal (and applicable state and local) income tax purposes.]

Section 3.3    Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 3.4    Capital Contributions; Unit Ownership.

(a)    Capital Contributions. Except as otherwise set forth in Section 3.1(e) with respect to the obligations of the PubCo Holdings Group, no Member shall be required to make additional Capital Contributions.

(b)    Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (including with respect to any issuances of Class A Units that are required pursuant to the respective terms of Section 2.3(d)(i) of the Archaea Agreement and Section 2.4(d)(i) of the Aria Agreement), subject to the limitations of Section 3.1, (i) additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person

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shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. Subject to Section 11.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Units or other Equity Securities in the Company pursuant to this Section 3.4(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (other than Section 11.1(a)(ii) or Section 11.1(a)(iii)) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

(c)    Cancellation of Units pursuant to Business Combination Agreements. Notwithstanding anything to the contrary, the Company shall be entitled to without any further action by any Person cancel Class A Units of the Archaea Holders or the Aria Holders to the extent required pursuant to the respective terms of Section 2.3(d)(ii) of the Archaea Agreement and Section 2.4(d)(ii) of the Aria Agreement, as applicable.

Section 3.5    Capital Accounts.

(a)    A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv).

(b)    A Member that has more than one class or series of Units shall have a single Capital Account that reflects all such Units[; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate a determination of the portion of each Capital Account attributable to each class or series of Units, including for purposes of determining any Member’s Class B Capital Account and the Class A Per Unit Balance].

(c)    In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.7(e)(iv)) the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 3.6    Other Matters.

(a)    No Member shall demand or receive a return on or of its Capital Contributions or resign from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)    No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 6.9 or as otherwise contemplated by this Agreement.

(c)    The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company or any other third party, for any debt or Liability of the Company, whether arising in Contract, tort or otherwise, solely by reason of being a Member of the Company.

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(d)    Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)    The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 3.7    Redemption of Class A Units and Company Warrants.

(a)    Redemptions Generally. Each Member and each Company Warrantholder, other than the PubCo Holdings Group (a “Redeeming Holder”) shall be entitled to cause the Company to redeem all or a portion of (i) such Member’s Class A Units in exchange for an equal number of Class A Shares or (ii) such Company Warrantholder’s Company Warrants in exchange for an equal number of PubCo Warrants, or in each case, at the Company’s election under certain circumstances, cash in accordance with Section 3.7(e)(ii) (referred to herein as the “Redemption Right”), upon the terms and subject to the conditions set forth in this Section 3.7 and subject to PubCo’s (or such designated member(s) of the PubCo Holdings Group’s) Call Right as set forth in Section 3.7(f). Upon the Redemption of any Class A Units, an equal number of Class B Shares held by the Redeeming Holder shall be cancelled.

(b)    Permitted Redemptions; Limitations.

(i)    Quarterly and Special Redemptions. Each Redeeming Holder may effect Redemptions on each Quarterly Redemption Date and/or any Special Redemption Date designated by the Managing Member; provided that, with respect to a Redemption of Class A Units, absent the prior written consent of the Managing Member to the contrary, on each Quarterly Redemption Date or Special Redemption Date, a Redeeming Holder shall only be permitted to redeem less than all of its Class A Units if (A) after such Redemption it would continue to hold at least [50,000] Units and (B) it redeems not less than [50,000] Class A Units in such Redemption.

(ii)    Block Redemptions. Each Redeeming Holder may effect Redemptions on any date designated by such Redeeming Holder in a timely Redemption Notice (a “Block Redemption Date”); provided that, with respect to a Redemption of Class A Units, absent the prior written consent of the Managing Member to the contrary, on each Block Redemption Date a Redeeming Holder shall not be permitted to redeem less than 500,000 Class A Units.

(iii)    Additional Limitations. Each Member’s and Company Warrantholder’s Redemption Right shall be subject to the following additional limitations and qualifications: Any Redemption of Class A Units or Company Warrants issued after the date hereof (other than in connection with any recapitalization), including such Class A Units issued to Members as of the date hereof, may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of the Managing Member.

(A)    The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in Good Faith, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Furthermore, the Managing Member may require any Member or Company Warrantholder to redeem all of their Class A Units and/or Company Warrants to the extent it determines, in Good Faith, that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Managing Member to such Member or Company Warrantholder requiring such Redemption, such Member or Company Warrantholder shall exchange, subject to exercise by PubCo (or such designated member(s) of the PubCo Holdings Group) of the Call Right pursuant to Section 3.7(f), all of their Class A Units and/or Company Warrants effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 3.7 and otherwise in accordance with the requirements set forth in such notice.

(c)    Notice Requirements for Redeeming Holders. In order to exercise its Redemption Right, each Redeeming Holder shall provide written notice in a reasonable form as the Company may provide from time to time (the “Redemption Notice”) to the Company and PubCo, on or before the applicable Redemption Notice Date, stating:

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(i)    the number of Class A Units (which may include Class A Units to be received [upon the Redeeming Holder’s simultaneous exercise of its Class B Conversion Right or] upon the Redeeming Holder’s exercise of its Company Warrants) and/or Company Warrants that the Redeeming Holder elects to have the Company redeem in accordance with Section 3.7(b)(i) or 3.7(b)(ii);

(ii)    if the Class A Shares or PubCo Warrants to be received are to be issued other than in the name of the Redeeming Holder, the name(s) of the Person(s) in whose name or on whose order the Class A Shares or PubCo Warrants are to be issued;

(iii)    whether the Redemption is to be contingent (including as to timing) upon the closing of a Registered Offering of the Class A Shares or PubCo Warrants for which the Class A Units or Company Warrants will be redeemed or the closing of an announced merger, consolidation or other transaction or event to which PubCo is a party in which the Class A Shares or PubCo Warrants would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property (such contingency, a “Redemption Contingency”); and

(iv)    pursuant to which section of this Agreement the Redemption Right is being exercised.

Notwithstanding the foregoing, any notice by any Member pursuant to the Registration Rights Agreement to demand or participate in any Registered Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date.

(d)    Revocation; Redemption Contingencies. A Redeeming Holder may not revoke or rescind a Redemption Notice after the applicable Redemption Notice Date. Any Redemption Notice delivered for a Redemption on a Quarterly Redemption Date may not be contingent. Any Redemption Notice delivered for a Redemption on a Special Redemption Date or Block Redemption Date may be subject to a Redemption Contingency.

(e)    Procedure; Cash Election.

(i)    On any Redemption Date for which any Redeeming Holder has delivered a Redemption Notice with respect to Class A Units or Company Warrants, unless the Company elects to pay cash in accordance with Section 3.7(e)(ii) or a member of the PubCo Holdings Group exercises its Call Right pursuant to Section 3.7(f), on such Redemption Date: (x) such number of Class A Units shall be redeemed for an equal number of Class A Shares and an equal number of Class B Shares shall be surrendered by such Redeeming Holder and cancelled and (y) such number of Company Warrants shall be redeemed for an equal number of PubCo Warrants.

(ii)    The Company shall be entitled to elect to settle any Redemption by delivering to the Redeeming Holder, in lieu of the applicable number of Class A Shares or PubCo Warrants that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption.

(iii)    Unless a member of the PubCo Holdings Group has elected its Call Right pursuant to Section 3.7(f) with respect to any Redemption, on the relevant Redemption Date and immediately prior to such Redemption, (i) PubCo (or such other member(s) of the PubCo Holdings Group) shall contribute to the Company the consideration the Redeeming Holder is entitled to receive under Section 3.7(e)(i) (including in the event the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.7(e)(ii)) and the Company shall issue to PubCo (or such other member(s) of the PubCo Holdings Group) a number of Class A Units or Company Warrants, as applicable, or, pursuant to Section 3.1(e), other Equity Securities of the Company as consideration for such contribution, (ii) the Company shall (A) cancel the redeemed Class A Units or Company Warrants, as applicable, and (B) transfer to the Redeeming Holder the consideration the Redeeming Holder is entitled to receive under Section 3.7(e)(i) (including in the event the Company exercises its right to deliver the Cash Election Amount pursuant to Section 3.7(e)(ii)), and (iii) PubCo shall cancel the surrendered Class B Shares, as applicable. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a Cash Election that is funded with proceeds from a primary offering of PubCo Equity Securities, the PubCo Holdings Group shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such Registered Offering)) (such difference, the “Discount”) from the sale by PubCo of a number of Class A Shares or PubCo Warrants, as applicable, equal to the number of Class A Units or Company Warrants, as applicable, to be redeemed with such cash or from the sale of other PubCo Equity Securities used to

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fund the Cash Election Amount; provided that PubCo’s Capital Account (or the Capital Account(s) of the other member(s) of the PubCo Holdings Group, as applicable) shall be increased by the amount of such Discount in accordance with Section 6.9; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Holder’s right to receive the Cash Election Amount.

(iv)    Each Redemption shall be deemed to have been effected on the applicable Redemption Date. Any Redeeming Holder redeeming Class A Units or Company Warrants in accordance with this Agreement may request that the Class A Shares or PubCo Warrants, as applicable, to be issued upon such Redemption be issued in a name other than such Redeeming Holder. Any Person or Persons in whose name or names any Class A Shares or PubCo Warrants, as applicable, are issuable on any Redemption Date shall be deemed to have become, on such Redemption Date, the holder or holders of record of such shares or warrants.

(v)    PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Redemption of all outstanding Class A Units (other than those Class A Units held by any member of the PubCo Holdings Group); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or Class A Shares that are held in the treasury of PubCo. PubCo covenants that all Class A Shares that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the Class A Shares are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all Class A Shares issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance.

(f)    Call Right. Notwithstanding anything to the contrary in this Section 3.7, a Redeeming Holder shall be deemed to have offered to sell its Class A Units and/or Company Warrants as described in any Redemption Notice to each member of the PubCo Holdings Group, and PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) may, in its sole discretion, in accordance with this Section 3.7(f), elect to purchase directly and acquire such Class A Units and/or Company Warrants on the Redemption Date by paying to the Redeeming Holder that number of Class A Shares or PubCo Warrants, as applicable, the Redeeming Holder would otherwise receive pursuant to Section 3.7(e) or, if PubCo (or such designated member(s) of the PubCo Holdings Group ) makes a Cash Election, the Cash Election Amount for such Class A Shares or PubCo Warrants (the “Call Right”), whereupon PubCo (or such designated member(s) of the PubCo Holdings Group) shall acquire the Class A Units and/or Company Warrants offered for redemption by the Redeeming Holder and shall become the owner thereof.

(g)    Tax Matters.

(i)    For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Holder, the Company and PubCo (and any other member of the PubCo Holding Group), as the case may be, agree to treat each Redemption and, in the event PubCo (or another member of the PubCo Holdings Group) exercises its Call Right, each transaction between the Redeeming Holder and PubCo (or such other member of the PubCo Holdings Group), as a sale of such Redeeming Holder’s Class A Units (together with the same number Class B Shares) or Company Warrants, as applicable, to PubCo (or such other member of the PubCo Holdings Group) in exchange for Class A Shares, PubCo Warrants or cash, as applicable.

(ii)    The issuance of Class A Shares or PubCo Warrants upon a Redemption shall be made without charge to the Redeeming Holder for any stamp or other similar tax in respect of such issuance, except that if any such Class A Shares or PubCo Warrants are to be issued in a name other than that of the Redeeming Holder, then the Person or Persons in whose names such shares are to be issued shall pay to PubCo the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of PubCo that such tax has been paid or is not payable.

(iii)    Each of the Company and PubCo shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption (and the Redeeming Holder agrees to indemnify the Company and PubCo with respect to) such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares or PubCo Warrants. Prior to making such deduction or withholding, the Company shall use commercially reasonable efforts to give written notice to the Redeeming Holder and reasonably cooperate with such Redeeming Holder to reduce or avoid any such withholding. To the extent such

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amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Holder, and, if withholding is taken in Class A Shares or PubCo Warrants, the relevant withholding party shall be treated as having sold such Class A Shares or PubCo Warrants, as applicable, on behalf of such Redeeming Holder for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate governmental authority.

(h)    If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the Class A Shares or PubCo Warrants are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 3.1(f)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 3.1(h), PubCo, by dividend or otherwise, distributes to all holders of the Class A Shares or PubCo Warrants evidences of its Indebtedness or assets, including securities (including Class A Shares and any rights, options or warrants to all holders of the Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, redeemable for or exercisable for Class A Shares) but excluding (A) any cash dividend or distribution, (B) any such distribution of Indebtedness or assets received by PubCo, in either case (A) or (B) received by PubCo from the Company in respect of the Class A Units or Company Warrants, and (C) any exercise or redemption of PubCo Warrants pursuant to the terms of the Warrant Agreement, then upon any subsequent Redemption, in addition to the Class A Shares, PubCo Warrants or the Cash Election Amount, as applicable, each Redeeming Holder shall be entitled to receive the amount of such security, securities or other property that such Redeeming Holder would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares or PubCo Warrants are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above in clauses (A), (B) or (C)), this Section 3.7 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(i)    No Redemption shall impair the right of the Redeeming Holder to receive any distributions payable on the Class A Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Holder, or a Person designated by a Redeeming Holder to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Units redeemed by the Company from such Redeeming Holder and on Class A Shares received by such Redeeming Holder, or other Person so designated, if applicable, in such Redemption.

Article IV
ALLOCATIONS OF PROFITS AND LOSSES

Section 4.1    Profits and Losses.

(a)    Pre-Equalization. For any Fiscal Year or other allocation period ending on or prior to the Equalization Date, except as set forth in Section 4.2 or Section 4.4, Profit and Loss of the Company for such Fiscal Year or other allocation period shall be allocated to the Members pro rata in accordance with the number of Units held by each such Member.

(b)    Post-Equalization. For any Fiscal Year or other allocation period beginning after the Equalization Date, subject to Section 4.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other allocation period shall be allocated among the Members during such Fiscal Year or other allocation period in a manner such that, after giving effect to the special allocations set forth in Section 4.2 and all distributions through the end of such Fiscal Year or other allocation period, the Capital Account balance of each Member, immediately

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after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.3(c) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all Liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 10.3(c), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.2    Special Allocations.

(a)    Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)    Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)    Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)    Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)    Notwithstanding any provision hereof to the contrary except Section 4.2(a) and Section 4.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 4.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts (as adjusted pursuant to clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit”) but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)    Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro

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rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(f) were not in this Agreement. This Section 4.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)    If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year or other taxable period, that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(g) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(f) and this Section 4.2(g) were not in this Agreement.

(h)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)    The allocations set forth in Sections 4.2(a) through 4.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j)    Items of income, gain, loss, deduction or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

(k)    [For any Fiscal Year in which distributions are actually made to holders of Class B Units if necessary, after all other allocations have been tentatively made pursuant to Section 4.1 and this Section 4.2, to cause the Capital Accounts relating to any Class B Units to be equal (immediately before such distributions and so as to avoid negative Capital Accounts) to the amounts distributed to the holders of the Class B Units, the Managing Member, in its discretion, may allocate appropriate items of gross income that are accrued and realized following the issuance of the relevant Class B Units to the holders of such Class B Units. If there are insufficient items of gross income to be allocated to the holders of the Class B Units, then such distributions shall, to the extent of such excess, be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code.]

(l)    [Special Fungibility Allocations.

(i)    Notwithstanding the provisions of Section 4.1, but subject to and after taking into account any allocations or other adjustments pursuant to Section 4.2(m), if any Non-Fungible Class B Units are outstanding at the time of any adjustment to the Gross Asset Values of Company assets pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and clause (b) of the definition of “Gross Asset Value”:

(A)    any items of gain included in clause (c) of the definition of “Profits” or “Losses” realized in connection with such adjustment shall first be allocated to the Members holding Class B Units, pro

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rata in accordance with the number of Non-Fungible Class B Units held by each such Member or as otherwise reasonably determined by the Managing Member, until each Member’s Class B Capital Account equals its Class B Fungibility Target Balance; and

(B)    any items of loss included in clause (c) of the definition of “Profits” or “Losses” realized in connection with such adjustment shall first be allocated to the Members, pro rata in accordance with the number of Class A Units and Fungible Class B Units held by each such Member until each Member’s Class B Capital Account equals its Class B Fungibility Target Balance.

(ii)    For any Fiscal Year in which any Member elects, pursuant to Section 3.2(b), to convert a number of Class B Units that, but for this Section 4.2(l)(ii), would be in excess of such Member’s Fungible Class B Units, after all other allocations have been tentatively made pursuant to Section 4.1 and this Section 4.2 (including, for the avoidance of doubt, allocations pursuant to Section 4.2(l)(i) in connection with such conversion), based on an interim closing of the books pursuant to Section 706 of the Code as of the applicable Class B Conversion Date, the Managing Member shall, to the maximum extent possible and to the extent required to cause such Member to have a number of Fungible Class B Units equal to the number of Class B Units to be so converted, allocate to such Member appropriate items of gross income. In the event that the Company has insufficient items of gross income to make allocations to all Members making such election, the available items of gross income shall be allocated to such Members as reasonably determined by the Managing Member.

(iii)    The Members agree that the intent of this Section 4.2(l) is to cause, to the greatest extent possible, the Capital Account balance associated with each Class B Unit equivalent to the Capital Account balance associated with each Class A Unit (and, to the greatest extent possible, for such equivalency to be achieved through allocations of book gains and losses). The Managing Member shall be permitted to interpret or amend this Section 4.2(l) as necessary and consistent with such intention and to make allocations in any manner as reasonably necessary to implement such intent.]

(m)    Special Allocations Regarding Company Warrants and Other Noncompensatory Options. Upon an exercise of a Company Warrant or other noncompensatory option to acquire a Class A Unit or other interest in the Company:

(i)    An adjustment shall be made to the Gross Asset Value of Company assets in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(s)(1) and clause (b) of the definition of “Gross Asset Value” as of immediately after the exercise of such option.

(ii)    The Capital Account of the holder of the Class A Unit (or other interest in the Company) acquired upon the exercise of such option will be credited with the amount paid for the option and the exercise price of the option in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(b) and 1.704-1(b)(2)(iv)(d)(4) and Section 4.5(a)(ii).

(iii)    To the extent that, after crediting such holder’s Capital Account in accordance with Section 4.2(m)(ii), such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, is not equal to the NCO Target Balance, (A) such holder shall be allocated any unrealized income, gain or loss in Company assets (that has not been reflected in the Members’ Capital Accounts previously) to the extent necessary to cause such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, to equal the NCO Target Balance, and (B) thereafter, any remaining amounts of such unrealized income, gain or loss shall be allocated in accordance with the other provisions of Section 4.1 and this Section 4.2, in each case, accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).

(iv)    If after making the foregoing allocations, such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, is still not equal to the NCO Target Balance, the Members’ Capital Accounts shall be reallocated to the extent to the extent necessary to cause such holder’s Capital Account balance, to the extent attributable to such Class A Unit (or other interest in the Company) received upon the exercise of such option, to equal the NCO Target Balance, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3)[; provided that, for the avoidance of doubt,

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any such reallocation shall be made, to the greatest extent possible, consistent with the intentions of Section 4.2(l) of causing the Capital Account balance associated with each Class B Unit to be (and remain) equivalent to the Capital Account balance associated with each Class A Unit, as determined by the Managing Member].

Section 4.3    Allocations for Tax Purposes in General.

(a)    Except as otherwise provided in this Section 4.3, each item of income, gain, loss, deduction, and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Section 4.1 and 4.2.

(b)    In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods as determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable law.

(d)    Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)    Allocations pursuant to this Section 4.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(f)    If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including any Company Warrant), a Capital Account reallocation is required under Section 4.2(m)(iv) or Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 4.4    Other Allocation Rules.

(a)    The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.

(b)    The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 3.5 and the allocations set forth in Sections 4.1, 4.2 and 4.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, that the application of the provisions in Sections 3.5, 4.1, 4.2 or 4.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)    All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee in accordance with a method determined by the Managing Member and permissible under Code Section 706 and the Treasury Regulations thereunder.

(d)    The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member.

(e)    The Managing Member shall amend this Article IV from time to time to reflect the allocation of Profit and Loss in connection with priority distributions on any preferred units or other Equity Securities that may be issued by the Company (other than Units).

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(f)    The Managing Member may amend or interpret the provisions of this Article IV as, in the Managing Member’s reasonable discretion, may be necessary or appropriate to comply with the applicable Treasury Regulations or other legal requirements and to properly reflect the economic intent of this Agreement.

Article V
DISTRIBUTIONS

Section 5.1    Distributions.

(a)    To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 5.2 and Section 10.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate. Any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with the number of Units held by each such Member. For the avoidance of doubt, repurchases or Redemptions made in accordance with Section 3.1(e)(vi), Section 3.7 or payments made in accordance with Sections 6.4 or 6.9 need not be on a pro rata basis. Notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act or other applicable Law. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)    Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)    Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property).

Section 5.2    Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make distributions out of legally available funds, at such times and in such amounts as the Managing Member reasonably determines to be necessary to cause a distribution to the PubCo Holdings Group, in the aggregate, sufficient to enable the PubCo Holdings Group to timely satisfy any PubCo Tax-Related Liabilities, to all of the Members, pro rata in accordance with the number of Units held by each such Member.

Section 5.3    Distribution Upon Resignation. No resigning Member shall be entitled to receive any distribution or the value of such Member’s Interest as a result of resigning as a member of the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Section 5.4    Issuance of Additional Equity Securities. This Article V shall be subject to and, to the extent necessary, amended to reflect the issuance by the Company of any additional Equity Securities.

Article VI
MANAGEMENT

Section 6.1    The Managing Member; Fiduciary Duties.

(a)    PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law or expressly provided by this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion

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without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b)    In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 6.2    Officers.

(a)    The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)    Except as otherwise set forth herein, the Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other Contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(c)    Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other Officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(d)    Subject to this Agreement and to the rights, if any, of an Officer under a Contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)    The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the DGCL.

Section 6.3    Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)    one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

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(b)    any attorney, public accountant or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 6.4    Indemnification.

(a)    The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed Action, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a Manager (as defined in the Initial LLC Agreement) entitled to indemnification under the Initial LLC Agreement, a Member, an Officer, the Managing Member or the Company Representative or is or was serving at the request of the Company as a member, director, Officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such Action is alleged action in an official capacity as a member, director, Officer, trustee, employee or agent, or in any other capacity while serving as a member, director, Officer, trustee, employee or agent, against all expenses, Liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Action, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, (x) such Covered Person engaged in fraud or a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith violation of this Agreement or (y) such Covered Person would not be so entitled to be indemnified and held harmless if the Company were a corporation organized under the Laws of the State of Delaware that indemnified and held harmless its directors, Officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL as in effect on the date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment except to the extent required by a non-waivable and non-modifiable provision of applicable Law), pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Action in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Action shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 6.4 or otherwise. The rights to indemnification and advancement of expenses under this Section 6.4 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, Officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.4, except for Actions to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with an Action (or part thereof) initiated by such Covered Person only if such Action (or part thereof) was authorized by the Managing Member.

(b)    Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.4 shall (i) limit or waive any claims against, Actions, rights to sue, other remedies or other recourse the Company or any of its Subsidiaries, any Member or any other Person may have against any Covered Person for a breach of contract claim relating to any binding agreement to which such Covered Person is a party (including, where applicable, this Agreement or any other Transaction Document) or (ii) entitle any such Covered Person to be indemnified or advanced expenses with respect to such a breach.

Section 6.5    Maintenance of Insurance or Other Financial Arrangements. To the extent permitted by applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, Officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

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Section 6.6    Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.6. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 3.7) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 6.7    No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 6.8    Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 11.1, and enter into any necessary supplementary or additional agreements, to ensure that following the effective date of the Reclassification Event: (i) the Redemption Rights of holders of Class A Units set forth in Section 3.7 provide that each Class A Unit (together with the surrender and delivery of one Class B Share) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one Class A Share becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such Redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 6.9    Certain Costs and Expenses. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) in the Good Faith discretion of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its Good Faith discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member or any other member of the PubCo Holdings Group), the Managing Member may cause the Company to pay or bear all expenses of the PubCo Holdings Group, including, without limitation, franchise taxes, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to stockholders of PubCo, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of any member of the PubCo Holdings Group (but the Company shall be entitled to make distributions in respect of these obligations pursuant to Article V). In the event that (i) Class A Shares or other Equity Securities of PubCo were sold to underwriters in any public offering (including the IPO) after the date hereof, in each case, at a price per share that is lower than the price per share for which such Class A Shares or other Equity Securities of PubCo are sold to the public in such public offering after taking into account any Discounts and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the applicable member of the PubCo Holdings Group for such Discount by treating such Discount as an additional Capital Contribution made by such member of the PubCo Holdings Group to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 3.7(e)(ii), and increasing the Capital Account of such member of the PubCo Holdings Group by the amount of such Discount. For

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the avoidance of doubt, any payments made to or on behalf of any member of the PubCo Holdings Group pursuant to this Section 6.9 shall not be treated as a distribution pursuant to Section 5.1(a) but shall instead be treated as an expense of the Company.

Article VII
ROLE OF MEMBERS

Section 7.1    Rights or Powers.

(a)    Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)    The Company shall promptly (but in any event within three Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act of 1940 (the “Investment Company Act”), as amended, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

Section 7.2    Voting.

(a)    Meetings of the Members may be called upon the written request of Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement or the Act, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b)    Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)    Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 7.3    Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

Section 7.4    Investment Opportunities. To the fullest extent permitted by applicable law and notwithstanding any other provision of this Agreement (including Section 6.1), the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member (other than Members who are Officers or employees of the Company, PubCo or any of their respective Subsidiaries), any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), or any of their respective officers, directors, agents, shareholders, members, managers and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt

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Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its Subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 7.4 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 7.4. Neither the alteration, amendment or repeal of this Section 7.4, nor the adoption of any provision of this Agreement inconsistent with this Section 7.4, shall eliminate or reduce the effect of this Section 7.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 7.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article VIII
TRANSFERS OF INTERESTS

Section 8.1    Restrictions on Transfer.

(a)    Except as provided in Section 3.7 and Section 8.1(c), no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of PubCo; provided that no Class B Shares may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

(b)    In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be classified as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding Law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(b) shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever.

(c)    Notwithstanding any of the provisions in Section 8.1(a), but subject to all other provisions in this Article VIII, (i) Rice Sponsor may Transfer all or a portion of its Units to any of its members as of the date hereof without the consent of any other Member or Person and (ii) any Person may Transfer all or a portion of its Units in accordance with a Transfer consummated in accordance with the express terms of the Stockholders Agreement.

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(d)    Notwithstanding the foregoing but subject to Section 8.1(b), the parties hereto agree that the Managing Member shall not unreasonably withhold consent to any Transfer of Units (i) by will or intestacy; (ii) as a bona fide gift or gifts; (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the holder or the immediate family of such holder; (iv) to any immediate family member or other dependent of the holder; (v) as a distribution to limited partners, members or stockholders of the holder; (vi) to the holder’s Affiliates or to any investment fund or other entity controlled or managed by the holder; (vii) to a nominee or custodian of a Person to whom a disposition or Transfer would be permissible under the foregoing clauses (i) through (vi); or (viii) pursuant to an order of a court or regulatory agency.

Section 8.2    Notice of Transfer.

(a)    Other than in connection with Transfers made pursuant to Section 3.7, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

(b)    A Member making a Transfer (including a deemed Transfer for U.S. federal income tax purposes as described in Section 3.7(e)(iv)) permitted by this Agreement shall, unless otherwise determined by the Managing Member, (i) have delivered to the Company an affidavit of non-foreign status with respect to such Transferor that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (ii) contemporaneously with the Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

Section 8.3    Transferee Members.

(a)    A Transferee of Interests pursuant to this Article VIII shall have the right to become a Member only if (a) the requirements of this Article VIII are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (e) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

(b)    A Transferee of Interests pursuant to this Article VIII shall be deemed admitted to the Company as a substitute Member at the time as the Managing Member determines that the conditions in this Article VIII are satisfied and such Person is listed as a member of the Company on Schedule B hereto.

Section 8.4    Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

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THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RICE ACQUISITION HOLDINGS LLC (THE ISSUER OF THESE SECURITIES) AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Article IX
ACCOUNTING; Certain Tax Matters

Section 9.1    Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 9.2    Tax Elections.

(a)    The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code for the first taxable year for which the Company (or such eligible Subsidiary) is permitted to make such election and shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable law:

(i)     to adopt the calendar year as the Company’s Fiscal Year;

(ii)     to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)     to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv)     except as otherwise provided herein, any other election the Managing Member may in Good Faith deem appropriate and in the best interests of the Company.

(b)    Upon request of the Managing Member, each Member shall cooperate in Good Faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 9.2.

Section 9.3    Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules (including Schedule K-1), or other information that a Member may require and reasonably request in connection with such Member’s own tax affairs, as soon as practicable after the end of each Fiscal Year. The Members agree to (a) take all actions reasonably requested by the Company or the Company Representative to comply with the Partnership Tax Audit Rules, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative and (b) furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including without limitation an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 9.4    Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law. The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as the Company Representative, the Managing Member is hereby authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are permitted or required by the Partnership Tax Audit Rules (including a “push-out”

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election under Section 6226 of the Code or any analogous election under state or local tax law) or in connection with any other tax proceeding. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 9.5    Withholding Tax Payments and Obligations.

(a)    Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)    Other Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax (including any Company Level Tax) relates to one or more specific Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 9.5. Any determinations made by the Managing Member pursuant to this Section 9.5 shall be binding on the Members.

(c)    Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 9.5(a) or (b) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 5.1 or Section 10.3(c)(iii) at the time such Tax Offset is made. To the extent that (i) there is a payment of Company Level Taxes relating to a Member or (ii) the amount of such Tax Offset exceeds the distributions to which such Member is entitled during the same Fiscal Year as such withholding or payment (“Excess Tax Amount”), the amount of such (i) Company Level Taxes or (ii) Excess Tax Amount, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a Capital Contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. In the event a Member defaults with respect to its obligation under the prior sentence, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions, and any such offset shall not reduce such Member’s Capital Account. Any contribution by a Member with respect to a Tax Contribution Obligation shall increase such Member’s Capital Account but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 9.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any Liability (including any Liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

(d)    Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 9.5, and the obligations of a Member pursuant to this Section 9.5 shall survive until 60 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member; provided, however, that if the Managing Member determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification has failed, then, in either case, the Managing Member may, in its sole discretion, (A) recover any Liability for Company Level Taxes from the Transferee that acquired directly or indirectly the applicable interest in the Company from such former Member (unless such Transferee is a member of the PubCo Holdings Group) or (B) treat such Liability for Company Level Taxes as a Company expense.

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(e)    Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 9.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts, if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

Article X
DISSOLUTION AND TERMINATION

Section 10.1    Liquidating Events.

(a)    The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(i)     The election of the Managing Member upon the sale of all or substantially all of the assets of the Company;

(ii)     the determination of the Managing Member to dissolve the Company;

(iii)     the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; and

(iv)     the entry of a decree of judicial dissolution of the Company under Section 18‒802 of the Act.

(b)    The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in clauses (a)(i) and (a)(ii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without dissolution or a winding up or liquidation of the Company. In the event of a dissolution pursuant to Section 10.1(a)(i), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 10.2    Bankruptcy. The “bankruptcy” (as defined in Sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 10.3    Procedure.

(a)    In the event of the dissolution of the Company for any reason, the Managing Member shall commence to wind up the affairs of the Company and to liquidate the Company’s investments (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

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(b)    In the event that holders of Class A Shares are entitled to have their Class A Shares redeemed by PubCo in exchange for any amounts in the Trust Account in accordance with Section 8.2 or Section 9.7 of PubCo’s Amended and Restated Certificate of Incorporation, the Company shall use funds available pursuant to the Trust Agreement in order to redeem an equivalent number of Class A Units from PubCo prior to such redemption of any Class A Shares; provided, further, funds from the Trust Account may only be used to redeem Class A Units owned by Rice Sponsor in the event of a liquidation of PubCo in accordance with its Amended and Restated Certificate of Incorporation.

(c)    The proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)    First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts, whether by payment or by the making of reasonable provision for payment thereof by setting up such cash reserves that the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 10.3(c)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (ii) below); and

(ii)    Second, the balance to the Members, as follows:

(A)    prior to the Equalization Date, in accordance with their respective positive Capital Account balances, as determined after making all adjustments thereto in accordance with Section 4.1 and Section 4.2 resulting from the Company’s operations and from all sales or dispositions of all or any part of the Company’s assets; or

(B)    after the Equalization Date, pro rata in accordance with the number of Units owned by each Member.

(d)    No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(e)    Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute, record and file with the Secretary of State of the State of Delaware a certificate of cancellation of the Certificate of Formation Company which shall terminate the Company, as well as any and all other documents required to effectuate the termination of the Company.

Section 10.4    Rights of Members.

(a)    Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)    Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 10.5    Notices of Dissolution. In the event a Liquidating Event occurs the Company shall, within 30 days thereafter, comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 10.6    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.7    No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

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Article XI
GENERAL

Section 11.1    Amendments; Waivers

(a)    The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of (y) the Managing Member and (z) if at such time the Members (other than the PubCo Holdings Group) beneficially own, in the aggregate, more than 2.5% of the then-outstanding Units, the holders of at least 66 2/3% of the outstanding Units held by Members other than the PubCo Holdings Group; provided that no waiver, modification or amendment shall be effective until at least 5 Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may:

(i)     modify the limited liability of any Member, or increase the Liabilities or obligations of any Member, in each case, without the consent of each such affected Member;

(ii)     materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner; or

(iii)     materially alter or change any rights, preferences or privileges of either the Class A Units [or the Class B Units] in a manner that is different or prejudicial (or that would have a different or prejudicial effect) relative to the other class of Units, without the approval of the Members holding such class of Units that are affected in a different or prejudicial manner.

(b)    Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit B, (i) to reflect the admission of new Members, as provided by the terms of this Agreement, (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 11.2    Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 11.3    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 11.4    Certain Representations by Members. Each Member, by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes) is either: (i) not a partnership, grantor trust or Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or Subchapter C corporation), or (ii) is a partnership, grantor trust or Subchapter S corporation for U.S. federal income tax purposes, but (A) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member, (B) such Member was formed for business purposes prior to or in connection with the investment by such Member

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in the Company or for estate planning purposes, and (C) no beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 3.7.

Section 11.5    Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto, the Transaction Documents and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and there are no warranties, representations or other agreements between the parties hereto in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 11.6    Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 11.7    Governing Law. This Agreement, the legal relations between the parties hereto and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such state and without regard to conflicts of Law doctrines.

Section 11.8    Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement or in the records of the Company, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 11.9    Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 11.10    Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts any may delivered by email or other electronic means. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 11.11    Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by electronic mail or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Archaea Energy Inc.

[•]

[•]

Attention:    [•]

E-mail: [•]

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With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10002

Attention: David B. Feirstein, P.C.

E-mail:  david.feirstein@kirkland.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: Cyril V. Jones, P.C.

E-mail:  cyril.jones@kirkland.com

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by electronic mail, when transmitted to the applicable email address so specified in (or pursuant to) this Section 11.11 or, if transmitted after 5:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 11.12    Representation By Counsel; Interpretation. The parties hereto acknowledge that each party hereto to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application, to the fullest extent permitted by Law, and is expressly waived.

Section 11.13    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 11.14    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 11.15    Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 11.16    No Third Party Beneficiaries. Except as expressly provided in Section 6.4, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signature Pages Follow]

Annex G-38

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

[RICE ACQUISITION HOLDINGS LLC]

By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings LLC]

Annex G-39

MANAGING MEMBER:

ARCHAEA ENERGY INC.

By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings LLC]

Annex G-40

PUBCO:

ARCHAEA ENERGY INC.

By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings LLC]

Annex G-41

MEMBERS:

By:
[•]

ARCHAEA ENERGY INC.

By:
Name:
Title:

[ARCHAEA HOLDERS]

By:
Name:
Title:
[ARIA HOLDERS]

By:
Name:
Title:

Signature Page to
Second Amended and Restated Limited Liability Company Agreement of
[Rice Acquisition Holdings LLC]

Annex G-42

Annex H

Special Committee of the Board of Directors
Rice Acquisition Corp.
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106

April 7, 2021

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to Rice Acquisition Corp., a Delaware Corporation (the “Company”), of the Aggregate Consideration (as defined below) to be paid pursuant to (a) the Business Combination Agreement to be entered into by and among (i) LFG Buyer Co, LLC (the “Buyer”), (ii) Inigo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer (“Aria Company Merger Sub”), (iii) LFG Intermediate Co, LLC, a Delaware limited liability company (“IntermediateCo”), (iv) Rice Acquisition Holdings, LLC, a Delaware limited liability company (“Rice Holdings”, and together with the Buyer, Aria Company Merger Sub, IntermediateCo and the Company, collectively, the “Aria Buyer Parties”), (v) Aria Energy LLC, a Delaware limited liability company (“Aria”), (vi) Aria Renewable Energy Systems LLC, a Delaware limited liability company, solely in its capacity as representative of the Company Unitholders (as defined in the Aria Agreement) and (vii) solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, the Company (the “Aria Agreement”) and (b) the Business Combination Agreement to be entered into by and among (i) the Buyer, (ii) Fezzik Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Buyer (“Archaea Company Merger Sub”), (iii) IntermediateCo, (iv) Rice Holdings (together with Buyer, Archaea Company Merger Sub, IntermediateCo and the Company, collectively, the “Archaea Buyer Parties”), (v) Archaea Energy LLC, a Delaware limited liability company (“Archaea”), (vi) Archaea Energy II, LLC, a Delaware limited liability company (“Archaea TargetCo”), and (vii) solely for purposes of Section 2.2, Article IV, Article V, Article VI and Article XI, the Company (the “Archaea Agreement”). We understand that each of Rice Holdings, the Buyer, Aria Company Merger Sub, Archaea Company Merger Sub, and IntermediateCo is a direct or indirect wholly-owned subsidiary of the Company. As more fully described in the Aria Agreement, at the closing of the transactions contemplated by the Aria Agreement, the Aria Buyer Parties will (a) issue 23,000,000 interests (the “Company Interests”), deemed under the Aria Agreement to have a value of $10.00 per Company Interest, consisting of one Class A Unit of Rice Holdings (each, an “OpCo Class A Unit”) and one share of Class B common stock (the “RAC Class B Common Stock”) of the Company with an aggregate value of $230 million (based on a value of $10.00 per Company Interest) and (b) pay an aggregate of $450 million in cash, subject to adjustment (as to which we express no opinion) in respect of, Cash and Cash Equivalents (as defined in the Aria Agreement), Closing Company Indebtedness (as defined in the Aria Agreement) and Specified Capital Expenditures (as defined in the

Annex H-1

Aria Agreement) to the current holders of Aria’s equity interests (collectively, the “Aria Consideration”) to acquire Aria (the “Aria Transaction”). As more fully described in the Archaea Agreement, at the closing of the transactions contemplated by the Archaea Agreement, the Archaea Buyer Parties will issue Company Interests deemed under the Archaea Agreement to have a value of $10.00 per Company Interest with an aggregate value of $347 million (based on a value of $10.00 per Company Interest), subject to adjustment (as to which we express no opinion) in respect of Cash and Cash Equivalents (as defined in the Archaea Agreement), Closing Company Indebtedness (as defined in the Archaea Agreement) and Specified Capital Expenditures (as defined in the Archaea Agreement) (the “Archaea Consideration” and, together with the Aria Consideration, the “Aggregate Consideration”) to Archaea (as sole holder of the equity interests of Archaea TargetCo following the Pre-Closing Reorganization (as defined in the Archaea Agreement) to acquire Archaea TargetCo (the “Archaea Transaction” and, together with the Aria Transaction, the “Transaction”).

In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the businesses, earnings, cash flow, assets, liabilities and prospects for the pro forma entity resulting from the combination of the Company, Aria and Archaea (the “Pro Forma Entity”) furnished to us by the Company, including financial and other forecasts provided to, or discussed with, us by the management of the Company, including estimates of the expected timeline and sequencing for development projects and capital expenditures for the Pro Forma Entity, the useful life of the Pro Forma Entity’s current and development projects, the pricing of long-term contracts for the sale of renewable natural gas, certain commodity and other price assumptions, and the tax impacts of such financial forecasts and the Transaction prepared by management of the Company; (ii) reviewed certain internal information relating to the expenses expected to result from the Transaction; (iii) conducted discussions with members of management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of the Pro Forma Entity generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed the “Execution Version”, dated April 7, 2021, of the Aria Agreement and the “Execution Version”, dated April 7, 2021, of the Archaea Agreement; (vi) reviewed the capital structures, both pre-Transaction and post-Transaction, of Aria, Archaea and the Company; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of (and have not independently verified) any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial and other forecasts and other information relating to the Pro Forma Entity, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Pro Forma Entity. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With your consent, we have assumed that, following the consummation of the Transaction and payment of related expenses, the Pro Forma Entity will have pro forma cash of $364 million on its balance sheet. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Aria, Archaea or the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Aria Agreement, the Archaea Agreement, any other agreement or instrument (including the terms of

Annex H-2

the Company Interests, which we have assumed, with your consent, have a value of $10.00 per Company Interest) entered into or to be entered into in connection with the Transaction, or any aspect or implication of the Transaction, except for the fairness of Aggregate Consideration from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the Company Interests, the OpCo Class A Units or the RAC Class B Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Company Interests, the OpCo Class A Units, the RAC Class B Common Stock any other securities may trade at any time. We express no opinion with respect to the allocation of the Aggregate Consideration between the Aria Consideration and the Archaea Consideration or the separate fairness of the Aria Consideration or the Archaea Consideration, respectively. We are not expressing any opinion as to fair value or the solvency of the Pro Forma Entity following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Aria Agreement and Archaea Agreement will not differ in any material respect from the drafts that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Aria Agreement and the Archaea Agreement will comply with all the material terms of such Agreements. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, Aria and Archaea. In the past two years prior to the date hereof, we have provided, and are currently providing, investment banking and other services to Ares Management, L.P. and Ares Management, LLC (collectively, “Ares”), affiliates of Aria, or their affiliates (other than Aria) unrelated to the Transaction and have received and may receive compensation for such services. In addition, in the future we may provide such services to the Company, Ares and their respective affiliates and may receive compensation for such services. In the past three years prior to the date hereof, we acted as a financial advisor to Ares or its affiliates (other than Aria) on seven engagements.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, Aria or Archaea. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Aggregate Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Aggregate Consideration to be paid in the Transaction is fair from a financial point of view to the Company.

Very truly yours,
/s/ MOELIS & COMPANY LLC
MOELIS & COMPANY LLC

Annex H-3

Annex I

Execution Version

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of May 12, 2021 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of April 7, 2021, by and among (a) LFG Buyer Co, LLC (the “Buyer”), (b) Inigo Merger Sub, LLC, a direct wholly owned Subsidiary of the Buyer, (c) LFG Intermediate Co, LLC, (d) Aria Energy LLC (the “Company”), (e) Rice Acquisition Holdings LLC, (f) Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (the “Equityholder Representative”) and (g) solely for purposes of Section 2.2, Article IV, Article V, Article VI, and Article XI thereof, Rice Acquisition Corp. (“RAC”), is entered into by and among the Buyer, the Company and the Equityholder Representative. The Buyer, the Company and the Equityholder Representative shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 11.1 of the Agreement, the Agreement may be amended or modified only by a written agreement executed and delivered by the Buyer, the Company and the Equityholder Representative; and

WHEREAS, the Buyer, the Company and the Equityholder Representative desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1.     Amendments to the Agreement.

(A)     Section 1.1 of the Agreement is hereby amended and restated by replacing the definition of “Pro Rata Percentage” in its entirety as follows:

“Pro Rata Percentage” means, with respect to each Company Unitholder, the percentage equal to the product of (a) 100%, multiplied by (b) the quotient of (i) the aggregate number of Company Units held by such Company Unitholder, as applicable, as of immediately prior to the Effective Time but after giving effect to the Class C Consideration Matters and the Cancelled Equity Interests divided by (ii) the Fully Diluted Number.

(B)     Section 1.1 of the Agreement is hereby amended and restated by replacing the first phrase of the definition of “Transaction Expenses” to say: “means to the extent incurred as of the Closing by the Buyer (excluding amounts paid by or on behalf of Buyer prior to the Closing), any Group Company, the Equityholder Representative, or any Company Unitholder (including the Seller Advisor Fees):”

(C)     Section 2.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b)     Class C Units and Equity Interests Held in Treasury or Owned.    Notwithstanding anything in this Agreement to the contrary, any Company Units that are denominated as Class C Units immediately prior to the Effective Time shall receive no consideration from the Buyer Parties or the Company on account of the Merger and shall not have any right, title, interest or claim of any kind in the Surviving Company or any of its Subsidiaries, Affiliates or assets (the “Class C Consideration Matters”). Any Company Units that are held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such limited liability company interests or other Equity Interests, the “Cancelled Equity Interests”).

Annex I-1

(D)     Section 9.2(e) to the Agreement is hereby amended and restated in its entirety as follows:

“(e)     Minimum Cash Amount.    After giving effect to the Closing, the cash on the consolidated balance sheet of RAC and its direct and indirect Subsidiaries, collectively, shall be equal to or greater than the Minimum Cash Amount.”

(E)     Schedule 4.5 to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

Section 2.     No Other Amendments.    Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, refer to the Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.

Section 3.     Miscellaneous Provisions.    Article XI of the Agreement shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

Annex I-2

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

BUYER:
LFG BUYER CO, LLC
By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Signatory
COMPANY:
ARIA ENERGY LLC
By:	/s/ Richard DiGia
Name:	Richard DiGia
Title:	Authorized Signatory
EQUITYHOLDER REPRESENTATIVE:
ARIA RENEWABLE ENERGY SYSTEMS LLC
By:	/s/ Scott Parkes
Name:	Scott Parkes
Title:	Vice President

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex I-3

Annex J

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT, dated as of June 11, 2021 (this “Amendment”), to the BUSINESS COMBINATION AGREEMENT (as amended, the “Agreement”), dated as of April 7, 2021, by and among (a) LFG Buyer Co, LLC (the “Buyer”), (b) Inigo Merger Sub, LLC, a direct wholly owned Subsidiary of the Buyer, (c) LFG Intermediate Co, LLC, (d) Aria Energy LLC (the “Company”), (e) Rice Acquisition Holdings LLC, (f) Aria Renewable Energy Systems LLC, solely in its capacity as representative of the Company Unitholders (the “Equityholder Representative”) and (g) solely for purposes of Section 2.2, Article IV, Article V, Article VI, and Article XI thereof, Rice Acquisition Corp. (“RAC”), is entered into by and among the Buyer, the Company and the Equityholder Representative. The Buyer, the Company and the Equityholder Representative shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 11.1 of the Agreement, the Agreement may be amended or modified only by a written agreement executed and delivered by the Buyer, the Company and the Equityholder Representative; and

WHEREAS, the Buyer, the Company and the Equityholder Representative desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1.1    Amendments to the Agreement.    Exhibit D to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

Section 1.2    No Other Amendments.    Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, refer to the Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement.

Section 1.3    Miscellaneous Provisions.    Article XI of the Agreement shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

Annex J-1

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

BUYER:
LFG BUYER CO, LLC
By:	/s/ Jamie Rogers
Name:	Jamie Rogers
Title:	Authorized Signatory
COMPANY:
ARIA ENERGY LLC
By:	/s/ Richard DiGia
Name:	Richard DiGia
Title:	Authorized Signatory
EQUITYHOLDER REPRESENTATIVE:
ARIA RENEWABLE ENERGY SYSTEMS LLC
By:	/s/ Scott Parkes
Name:	Scott Parkes
Title:	Vice President

[Signature Page to Amendment No. 2 to Business Combination Agreement]

Annex J-2